As filed with the Securities and Exchange Commission on May 19, 2003

Registration No. 333-103848

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	2321	59-1162998
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PERRY ELLIS INTERNATIONAL, INC.

3000 N.W. 107th Avenue

Miami, Florida 33172

(305) 592-2830

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy B. Page

Chief Financial Officer

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(305) 592-2830

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Clifford E. Neimeth, Esq. Anthony J. Marsico, Esq. Greenberg Traurig, LLP The MetLife Building 200 Park Avenue New York, NY 10166 (212) 801-9200	Blake Hornick, Esq. John J. Crowe, Esq. Pryor Cashman Sherman & Flynn LLP 410 Park Avenue New York, NY 10022 (212) 421-4100

Approximate date of commencement of proposed sale to the public:    Upon consummation of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This joint proxy statement-prospectus and the information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement-prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

May 19, 2003

3000 N.W. 107th Avenue

Miami, Florida 33172

Dear Perry Ellis Shareholder:

You are cordially invited to attend the 2003 annual meeting of shareholders of Perry Ellis International, Inc., to be held at Le Parker Meridien Hotel, 119 West 56th Street, New York, New York 10019, on Tuesday, June 17, 2003, at 11:00 a.m., New York City time.

As you know, on February 3, 2003 we entered into a merger agreement with Salant Corporation which provides for the merger of a wholly owned Perry Ellis subsidiary into Salant. If the merger is completed, Salant will become a wholly owned subsidiary of Perry Ellis. We are very excited about this transaction. We believe the merger enables us to consolidate control of the Perry Ellis brands’ major product categories. We also expect the merger to be accretive from an earnings perspective, add significant revenue and earnings growth and strengthen our balance sheet. The merger is subject to customary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of Salant’s common stock. If all of the conditions to the merger are satisfied, we anticipate completing the merger within two business days after the annual meeting.

The aggregate consideration to be paid by Perry Ellis in the merger will be $91.0 million, comprised of approximately $52.0 million in cash and approximately $39.0 million worth of Perry Ellis’ common stock. The precise fraction of a share of Perry Ellis’ common stock that we will issue in the merger for each Salant share will be determined by dividing $39.0 million by the average closing price of our common stock for the 20-trading day period ending three trading days before the merger closing date. The maximum number of shares of Perry Ellis’ common stock that we will issue is limited to 3,250,000. Assuming that all 3,250,000 shares of Perry Ellis’ common stock are issued, following the merger former holders of Salant’s common stock and Salant’s stock options will own approximately 33.6% of the outstanding shares of Perry Ellis’ common stock. This will have the effect of reducing your percentage ownership of our common stock. Of such 3,250,000 newly issued shares of Perry Ellis’ common stock, a maximum of 2,238,548 shares also are being registered for resale by certain selling shareholders of Salant named in the accompanying joint proxy statement-prospectus.

At the annual meeting, you will be asked to vote on a proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger. You are not being asked to adopt the merger agreement. At the annual meeting, you will also be asked to vote on certain other separate and independent proposals set forth in the accompanying notice of annual meeting and described in detail in the accompanying joint proxy statement-prospectus.

In considering the proposed merger your board of directors consulted with our senior management team and Perry Ellis’ legal and financial advisors. In addition, the board received the written opinion of Sawaya Segalas & Co., LLC that, as of February 1, 2003, the proposed cash and stock consideration to be paid by us to Salant’s shareholders in the merger was fair to Perry Ellis, from a financial point of view. A copy of Sawaya Segalas’ opinion is included as Annex C to the accompanying joint proxy statement-prospectus and we encourage you to read it carefully and in its entirety.

After careful consideration, your board of directors unanimously determined that the merger is in the best interests of Perry Ellis and its shareholders and adopted the merger agreement. Your board unanimously recommends that you vote “FOR” approval of Perry Ellis’ issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger and “FOR” each of the other separate proposals to be voted on at the annual meeting.

The accompanying joint proxy statement-prospectus describes in detail information about Perry Ellis, Salant, the merger and other important separate proposals you are being asked to vote on at the annual meeting. We encourage you to read the entire joint proxy statement-prospectus and the annexes thereto carefully. In particular, you should read and consider carefully the risks discussed under the caption titled “Risk Factors” beginning on page I-18 of the accompanying joint proxy statement-prospectus before completing your proxy card. In addition, you may obtain additional information about Perry Ellis and Salant from documents filed with the Securities and Exchange Commission at the locations and in the manner described in the accompanying joint proxy statement-prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the shares of Perry Ellis’ common stock to be issued in the merger or determined whether the joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should know that your chairman and chief executive officer, your president and chief operating officer, and certain of their affiliates, have agreed with Salant to vote all of their Perry Ellis shares, representing 49.6% of the outstanding shares of Perry Ellis’ common stock, in favor of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger. In addition, each of Perry Ellis’ directors and executive officers has indicated his or her intention to vote all shares of Perry Ellis’ common stock he or she owns in favor of each of the proposals to be voted on at the annual meeting . On May 14, 2003, the record date established for the annual meeting, Perry Ellis’ directors and executive officers beneficially owned in the aggregate approximately 56.0% of Perry Ellis’ outstanding common stock. Perry Ellis’ common stock is listed on The Nasdaq Stock Market under the symbol “PERY”. On May 16, 2003, the last trading day prior to the date of the accompanying joint proxy statement–prospectus, the closing sale price of a share of Perry Ellis’ common stock was $20.07.

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it to us in the enclosed envelope. Your prompt cooperation will be greatly appreciated. Your proxy may be revoked at any time before votes at the annual meeting are tabulated by delivering to Perry Ellis’ corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Perry Ellis’ corporate secretary at the annual meeting.

Thank you very much for your continued support.

Sincerely,

George Feldenkreis

Chairman of the Board and

Chief Executive Officer

The accompanying joint proxy statement-prospectus is dated May 19, 2003 and is first being mailed to shareholders of Perry Ellis and Salant on or about May 20, 2003.

3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING

OF

PERRY ELLIS SHAREHOLDERS

TO BE HELD ON JUNE 17, 2003

To All Shareholders of Perry Ellis International, Inc.:

NOTICE IS HEREBY GIVEN that the 2003 annual meeting of shareholders of Perry Ellis International, Inc. will be held on Tuesday, June 17, 2003, at 11:00 a.m., New York City time, at Le Parker Meridien Hotel, 119 W. 56th Street, New York, New York 10019, for the following important purposes:

1.	To consider and vote on a proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders under the agreement and plan of merger dated February 3, 2003, among Perry Ellis, Salant Corporation and Connor Acquisition Corp., a wholly owned subsidiary of Perry Ellis.

In the merger, Salant will become a direct wholly owned subsidiary of Perry Ellis and all outstanding shares of Salant’s common stock, other than shares held by shareholders who perfect their statutory appraisal rights under Delaware law, will be converted into the right to receive cash and a fraction of a share of Perry Ellis’ common stock. The fraction will be determined based on the average closing price of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending three trading days before the merger closing date.

2.	To elect three directors of Perry Ellis to serve for a three-year term expiring in 2006.

3.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000.

4.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000.

5.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to eliminate the ability to take shareholder action by written consent in lieu of a shareholder meeting.

6.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to require advance notice and disclosure procedures for shareholders seeking to nominate Perry Ellis’ directors.

7.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to require the affirmative vote of 66 2/3% of the outstanding common stock of Perry Ellis to effect certain future amendments to the articles.

8.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ 2002 stock option plan to allow restricted stock awards to be granted to participants in the plan and to increase the shares of common stock reserved for issuance under the plan from 1,000,000 to 1,500,000.

9.	To consider and vote on a proposal to ratify our audit committee’s appointment of Deloitte & Touche LLP to serve as Perry Ellis’ independent auditors for the fiscal year ending January 31, 2004.

10.	To consider and act on any other matters that properly may be presented at the annual meeting or any adjournment or postponement of the annual meeting, including proposals to adjourn the annual meeting to permit further solicitation of proxies by the board of directors of Perry Ellis in the event there are not sufficient votes to approve any of the proposals above at the time of the annual meeting; provided that no proxy which is voted against Proposal 1 above will be voted in favor of adjournment to solicit further proxies for that proposal.

Each of the proposals below are entirely independent of each other and will be voted on separately, and the effectiveness of any one of these proposals is not conditioned upon the approval by Perry Ellis’ shareholders of any of the other proposals to be voted on at the annual meeting.

These proposals, as well as information about the proposed merger, Perry Ellis and Salant, are described in detail in the accompanying joint proxy statement-prospectus. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only Perry Ellis’ shareholders of record on May 14, 2003 are entitled to notice of and to vote at the annual meeting or any postponements or adjournments of the annual meeting. A list of shareholders entitled to vote at our annual meeting will be available for inspection during normal business hours for 10 days prior to the annual meeting at Perry Ellis’ executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172.

Your vote is very important, regardless of the number of shares of Perry Ellis’ common stock you own! Please vote as soon as possible to ensure that your shares are represented at the annual meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a record holder, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

Even if you plan to attend the annual meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you chose to approve a proposal, you will need to check the box indicating a vote “FOR” the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” the approval of Proposals 1-9 above. Your proxy may be revoked at any time before votes at the annual meeting are tabulated by delivering to Perry Ellis’ corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Perry Ellis’ corporate secretary at the annual meeting.

After careful consideration, your board of directors unanimously determined that the merger is in the best interests of Perry Ellis and its shareholders and adopted the merger agreement. Your board of directors unanimously recommends that you vote “FOR” approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger and “FOR” each of the other separate proposals to be considered and voted on at the annual meeting.

By Order of the Board of Directors,

Fanny Hanono

Secretary

Miami, Florida

May 19, 2003

Please do not send us any of your stock certificates with your proxy card.

SALANT CORPORATION

1114 Avenue of the Americas

New York, New York 10036

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Salant Corporation, a Delaware corporation, to be held on Tuesday, June 17, 2003, at 9:30 a.m., New York City time, at Salant’s offices located at 1114 Avenue of the Americas, 36th Floor, New York, New York 10036 to vote on the proposed merger with Perry Ellis International, Inc.

As we previously announced, we are pleased to inform you that on February 3, 2003 we entered into a merger agreement with Perry Ellis. At the special meeting you will be asked to consider and vote on a proposal to adopt the merger agreement. If the merger is completed Salant will become a direct wholly owned subsidiary of Perry Ellis. In the merger, each outstanding share of Salant’s common stock will be converted into the right to receive approximately $9.37 in total value, comprised of not less than $5.35 of cash and not more than approximately $4.02 worth of Perry Ellis’ common stock. Perry Ellis’ common stock is listed on The Nasdaq Stock Market under the symbol “PERY”. The exact fraction of a share of Perry Ellis’ common stock that you will receive in the merger for each Salant share you own will be determined based on the average closing price of Perry Ellis’ common stock as reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending three trading days prior to the merger closing date. If Perry Ellis’ 20-day average price is $12.00 per share or less, you will receive 0.3346 of a Perry Ellis share for each of your Salant shares and, if such average price is less than $12.00, the cash portion of the merger consideration will be increased as necessary so that the total value you receive in the merger for each of your Salant shares is always approximately $9.37. Because the exchange ratio will be computed based on the average closing price of Perry Ellis’ common stock for the 20-trading days ending on the third trading day prior to the closing, if you are voting by proxy you may not know the precise number of shares of Perry Ellis’ common stock you will receive in the merger at the time you vote. Generally, for U.S. federal income tax purposes, the merger will be a fully taxable transaction to you. You should consult your own tax advisor about this.

On February 3, 2003, Stone Ridge Partners LLC, the investment banking firm engaged by Salant’s board of directors, issued a fairness opinion stating that the merger consideration to be received by Salant’s shareholders in the merger, is fair to Salant and its shareholders, from a financial point of view. A copy of Stone Ridge’s opinion is included as Annex D to the accompanying joint proxy statement-prospectus and we encourage you to read it carefully and in its entirety. After careful consideration, your board of directors unanimously determined that the merger with Perry Ellis is fair to and in the best interests of Salant and its shareholders and that the merger agreement is advisable. Therefore, Salant’s board of directors recommends that you vote “FOR” adoption of the merger agreement.

The accompanying joint proxy statement-prospectus provides you with detailed information about Perry Ellis, Salant and the proposed merger. In addition, you may obtain other information about Perry Ellis and Salant from documents filed with the Securities and Exchange Commission at the locations and in the manner described in the accompanying joint proxy statement-prospectus. We encourage you to read the entire joint proxy statement-prospectus and its annexes carefully and in its entirety. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page I-18 of the accompanying joint proxy statement-prospectus.

Your vote is very important! Whether or not you plan to attend the special meeting, if you are a holder of Salant’s common stock, please take the time to vote by completing and mailing the enclosed proxy card to us as described in the instructions accompanying the enclosed proxy card. Your proxy may be revoked at any time before the votes at the special meeting are tabulated by delivering to Salant’s corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Salant’s corporate secretary at the special meeting.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the shares of Perry Ellis’s common stock to be issued in the merger or determined whether the joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Perry Ellis’ common stock offered by the joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

You are entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law. If the merger agreement is approved at the special meeting, those who elect to demand appraisal of your shares will be entitled to receive the judicially determined “fair value” of your shares if you comply with the provisions of Section 262. We have attached a copy of Section 262 of the Delaware General Corporation Law as Annex E to the accompanying joint proxy statement-prospectus, and a summary of its provisions is provided under “Chapter III—The Merger—Appraisal Rights” in the accompanying joint proxy statement-prospectus. We encourage you to read Annex E carefully and in its entirety.

The accompanying joint proxy statement-prospectus is dated May 19, 2003 and is first being mailed to shareholders of Salant and Perry Ellis on or about May 20, 2003.

Sincerely,

Michael J. Setola

Chairman of the Board and

Chief Executive Officer

SALANT CORPORATION

1114 Avenue of the Americas

New York, New York 10036

NOTICE OF SPECIAL MEETING

OF

SALANT SHAREHOLDERS

TO BE HELD ON JUNE 17, 2003

To the Shareholders of Salant Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Salant Corporation will be held on Tuesday, June 17, 2003, at 9:30 a.m., New York City time, at Salant’s offices located at 1114 Avenue of the Americas, 36th Floor, New York, New York 10036, for the following very important purposes:

•	To consider and vote on a proposal to adopt the agreement and plan of merger dated February 3, 2003, among Salant, Perry Ellis International, Inc. and Connor Acquisition Corp., a wholly owned subsidiary of Perry Ellis.

In the merger, Salant will become a direct wholly owned subsidiary of Perry Ellis and all outstanding shares of Salant’s common stock, other than shares held by shareholders who perfect their statutory appraisal rights under Delaware law, will be converted into the right to receive cash and a fraction of a share of Perry Ellis’ common stock. The fraction will be determined based on the average closing price of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending three trading days before the merger closing date.

•	To consider and act on any other matters that properly may be presented at the special meeting that are incidental to the special meeting or any adjournment or postponement of the special meeting, including proposals to adjourn the special meeting to permit further solicitation of proxies by the board of directors of Salant in the event there are not sufficient votes to approve the proposal to adopt the merger agreement at the time of the special meeting; provided that no proxy which is voted against the proposal to adopt the merger agreement will be voted in favor of adjournment to solicit further proxies for that proposal.

These proposals are described in detail in the accompanying joint proxy statement-prospectus. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only Salant’s shareholders of record on May 14, 2003 are entitled to notice of and to vote at the special meeting or any postponement or adjournment of the special meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection during normal business hours for 10 days prior to the special meeting at Salant’s executive offices at 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

Your vote is very important regardless of the number of shares you own! We cannot complete the proposed merger unless the holders of a majority of the outstanding shares of Salant’s common stock vote affirmatively to adopt the merger agreement. Please vote as soon as possible to ensure that your shares are counted at the special meeting. If your shares are held in an account at a brokerage firm or bank, you need to instruct them on how to vote your shares.

        Even if you plan to attend the special meeting in person, please sign, date and return as soon as possible the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you choose to adopt the merger agreement, you will need to check the box indicating a vote “FOR” the merger by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” the adoption of the merger agreement. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Salant’s corporate secretary at the special meeting. If you do not return your proxy card, it will have the same effect as voting against the adoption of the merger agreement.

Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors,

Michael J. Setola

Chairman of the Board and Chief Executive Officer

New York, New York

May 19, 2003

If you do not wish to accept and receive the combined cash and shares of Perry Ellis’ common stock provided in the merger, you have the right to exercise appraisal rights and obtain the judicially determined fair value of your shares of Salant’s common stock, provided that you comply with the conditions established under applicable Delaware law. For a discussion regarding your appraisal rights, see the section titled: “Chapter III—The Merger—Appraisal Rights” in the accompanying Joint Proxy Statement-Prospectus and Annex E thereto which you should read carefully and in its entirety.

Please do not send us any of your stock certificates with your proxy card.

CHAPTER I	I-1

SUMMARY AND OVERVIEW	I-1

QUESTIONS AND ANSWERS ABOUT THE MEETINGS	I-1

SUMMARY	I-5
The Companies	I-5
Historical Business Relationship of Perry Ellis and Salant	I-6

THE MERGER	I-6
The Merger	I-6
Consideration to be Received by Salant’s Shareholders in the Merger	I-6
Treatment of Salant Stock Options	I-7
Market Price and Dividend Information	I-7
Perry Ellis’ Annual Meeting	I-7
Vote Required for Perry Ellis’ Shareholders to Approve Issuance of Perry Ellis’ Common Stock in the Merger	I-8
Perry Ellis’ Reasons for the Merger	I-8
Recommendation of Perry Ellis’ Directors	I-8
Opinion of Perry Ellis’ Financial Advisor	I-8
Salant’s Special Meeting	I-8
Vote Required for Salant’s Shareholders to Adopt the Merger Agreement	I-9
Salant’s Reasons for the Merger	I-9
Recommendation of Salant’s Directors	I-9
Opinion of Stone Ridge Partners LLC	I-9
Appraisal Rights	I-9
Interests of a Certain Director and Salant’s Executive Officers in the Merger	I-9
Limitations on Salant’s Ability to Consider and Enter Into Other Acquisition Proposals	I-10
Conditions to the Merger	I-11
Termination of the Merger Agreement	I-11
Termination Fee	I-12
Representations and Warranties	I-12
U.S. Federal Income Tax Consequences to Salant’s Shareholders	I-12
Regulatory Approvals	I-12
Financing of the Cash Portion of Merger Consideration	I-12
Effective Time of the Merger	I-13
Comparison of Rights of Perry Ellis’ and Salant’s Shareholders	I-13
Accounting Treatment	I-13

IMPORTANT NON-MERGER PROPOSALS WHICH PERRY ELLIS’ SHAREHOLDERS WILL BE ASKED TO VOTE ON AT PERRY ELLIS’ ANNUAL MEETING	I-14
Election of Directors of Perry Ellis	I-14
Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Shares of Perry Ellis’ Common Stock	I-14
Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Shares of Perry Ellis’ Preferred Stock	I-15
Amendment of Perry Ellis’ Articles of Incorporation to Eliminate Shareholder Action by Written Consent	I-15
Amendment of Perry Ellis’ Articles of Incorporation to Require Advance Notice and Disclosure Procedures for Nomination of Perry Ellis’ Directors	I-15
Amendment of Perry Ellis’ Articles of Incorporation to Provide for 66 2/3% Voting Requirements for Certain Future Article Amendments	I-15

(i)

Amendment of Perry Ellis’ 2002 Stock Option Plan	I-16
Ratification of Appointment of Independent Auditors	I-16
Risk Factors	I-17
Where You Can Find More Information	I-17

RISK FACTORS	I-18

Salant’s Shareholders	I-18
Risks Related to the Merger	I-18
Risks Related to Perry Ellis	I-20

Perry Ellis’ Shareholders	I-24
Risks Related to the Merger	I-24
Risks Related to Perry Ellis	I-26

MARKET PRICE AND DIVIDEND INFORMATION	I-27
Comparative Market Price Information	I-28

PERRY ELLIS SELECTED HISTORICAL FINANCIAL DATA	I-29

SALANT SELECTED CONSOLIDATED FINANCIAL DATA	I-31

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	I-33

COMPARATIVE PER SHARE DATA	I-34

CHAPTER II	II-1

INFORMATION ABOUT THE MEETINGS	II-1

PERRY ELLIS’ ANNUAL MEETING	II-1
General	II-1
Date, Time and Place of the Annual Meeting	II-1
Purpose of the Annual Meeting	II-1
Record Date For The Annual Meeting	II-2
Vote Required For Adoption of Proposals	II-2
Proxies	II-3
Solicitation of Proxies	II-4
People with Disabilities	II-5
Stock Certificates	II-5

Proposal No. 1	II-5
Approval of the Issuance of up to 3,250,000 Shares of Perry Ellis’ Common Stock to Salant’s Shareholders in the Merger	II-5

SALANT’S SPECIAL MEETING	II-6
General	II-6
Date, Time and Place of the Special Meeting	II-6
Purpose of the Special Meeting	II-6
Recommendation of Salant’s Directors	II-6
Record Date For the Special Meeting	II-6
Vote Required	II-6
Proxies	II-7
Solicitation of Proxies	II-8
People with Disabilities	II-8
Stock Certificates	II-8

CHAPTER III	III-1

THE MERGER	III-1
History	III-1
The Perry Ellis License	III-2

(ii)

Background of the Merger	III-3
Perry Ellis’ Reasons for the Merger and Factors Considered by Perry Ellis’ Board	III-17
Recommendation of the Perry Ellis Board of Directors	III-18
Opinion of Sawaya Segalas & Co., LLC	III-19
Salant’s Reasons for the Merger and Factors Considered by Salant’s Board	III-28
Recommendation of Salant’s Board of Directors	III-31
Opinion of Stone Ridge Partners LLC	III-31
Certain Financial Forecasts	III-40
Shareholder Approval in Connection With the Merger	III-42
Interests of a Certain Director and Executive Officers of Salant in the Merger	III-42
Effective Time of the Merger	III-50
Structure of the Merger and Conversion of Salant’s Common Stock	III-50
Fractional Shares	III-52
Certain Adjustments	III-52
Exchange of Salant Stock Certificates for Perry Ellis Stock Certificates	III-53
Treatment of Salant Stock Options	III-53
Material U.S. Federal Income Tax Consequences of the Merger	III-54
Accounting Treatment	III-55
Appraisal Rights	III-56
Financing of Cash Portion of Merger Consideration	III-59
Management of Perry Ellis after the Merger	III-59
Conduct of Salant’s Business if the Merger is not Completed	III-59
Regulatory Approvals	III-60
Antitrust	III-60
Relationships between Perry Ellis and Salant	IIII-60
Other Effects of the Merger	IIII-60
Shares Eligible for Future Sale	IIII-61

CHAPTER IV	IV-1
DESCRIPTION OF THE TRANSACTION AGREEMENTS	IV-1

TERMS OF THE MERGER AGREEMENT	IV-1
General	IV-1
Representations and Warranties	IV-1
Certain Covenants	IV-4
Limitations on Salant’s Ability to Consider and Enter Into Other Acquisition Proposals	IV-6
Additional Covenants	IV-9
Indemnification and Insurance	IV-10
Conditions to Completion of the Merger	IV-10
Termination of the Merger Agreement	IV-11
Termination Fee	IV-12
Amendment, Extension and Waiver	IV-12
Related Matters After the Merger	IV-13

THE VOTING AGREEMENT	IV-14

THE ANCILLARY AGREEMENTS	IV-15
Affiliate Agreements	IV-15
No-Solicitation/No-Hire Agreements	IV-15
Letter Agreements	IV-16
Rights Agreement Amendment	IV-16

(iii)

CHAPTER V	V-1

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA	V-1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET	V-2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS	V-3

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	V-4

CHAPTER VI	VI-1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	VI-1

Perry Ellis	VI-1
Overview	VI-1
Recent Developments	VI-2
Recent Accounting Pronouncements	VI-3
Critical Accounting Policies	VI-6
Items Affecting Comparability of Fiscal 2002 Period	VI-7
Results of Operations	VI-8
Liquidity and Capital Resources	VI-10
Contractual Obligations and Commercial Commitments	VI-14
Derivatives Financial Instruments	VI-14
Effects of Inflation and Foreign Currency Fluctuations	VI-15
Forward Looking Statements	VI-15
Quantitative and Qualitative Disclosures About Market Risk	VI-15

Salant	VI-18
Overview	VI-18
Results of Operations	VI-18
Liquidity and Capital Resources	VI-21
Critical Accounting Policies and Estimates	VI-25
New Accounting Standards	VI-26
Seasonality	VI-27
Backlog	VI-28
Factors that May Affect Future Results and Financial Condition	VI-28
Quantitative and Qualitative Disclosures About Market Risk	VI-29

CHAPTER VII	VII-1

BUSINESS	VII-1

Perry Ellis	VII-1
Overview	VII-1
Recent Developments	VII-2
Competitive Strengths	VII-3
Business Strategy	VII-5
Brands	VII-8
Other Markets	VII-9
Products and Product Design	VII-10
Marketing and Distribution	VII-11
Licensing Operations	VII-12
Customers	VII-13
Seasonality and Backlog	VII-13
Supply of Products and Quality Control	VII-14
Import and Import Restrictions	VII-15
Competition	VII-15
Trademarks	VII-16
Employees	VII-16

(iv)

Properties	VII-16
Legal Proceedings	VII-17
Management	VII-17
Corporate Governance	VII-18
Meetings and Committees of the Board of Directors	VII-19
Executive Compensation	VII-20
Summary Compensation Table	VII-20
Option Grants in Last Fiscal Year	VII-21
Stock Options Held at End of Fiscal 2003	VII-21
Equity Compensation Plan Information for Fiscal 2003	VII-22
Compensation of Directors	VII-22
Employment Agreements	VII-23
Compensation Committee Report on Executive Compensation	VII-23
Compensation Committee Interlocks and Insider Participation	VII-24
Performance Graph	VII-25
Report of the Audit Committee of the Board of Directors	VII-25
Audit and Non-Audit Fees	VII-26
Certain Transactions	VII-26
Compliance with Section 16(a) of the Securities Exchange Act of 1934	VII-27

Salant	VII-27
Introduction	VII-27
Men’s Apparel—Wholesale	VII-28
Retail Outlet Operations	VII-28
Significant Customers	VII-28
Trademarks	VII-28
Trademarks Licensed to Salant	VII-29
Design and Production	VII-29
Raw Materials	VII-29
Working Capital	VII-30
Competition	VII-30
Environmental Regulations	VII-30
Seasonality of Business and Backlog of Orders	VII-30
Employees	VII-30
Properties	VII-30
Legal Proceedings	VII-31
Management	VII-31
Executive Compensation	VII-32
Employment Contracts; Termination of Employment and Change-of-Control Arrangements	VII-32

CHAPTER VIII	VIII-1

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT	VIII-1
Perry Ellis	VIII-1
Salant	VIII-4
Perry Ellis (Immediately Following the Merger)	VIII-6

CHAPTER IX	IX-1

DESCRIPTION OF PERRY ELLIS’ CAPITAL STOCK	IX-1
Florida Statutory Anti-Takeover Provisions	IX-2
Anti-Takeover Provisions of Perry Ellis’ Articles of Incorporation	IX-4
Indemnification Provisions	IX-5

CHAPTER X	X-1

SELLING SHAREHOLDERS	X-1

(v)

CHAPTER XI	XI-1

COMPARISON OF RIGHTS OF PERRY ELLIS’ AND SALANT’S SHAREHOLDERS	XI-1

CHAPTER XII	XII-1

IMPORTANT PROPOSALS FOR APPROVAL BY PERRY ELLIS’ SHAREHOLDERS AT PERRY ELLIS’ ANNUAL MEETING NOT RELATING TO THE MERGER	XII-1

Proposal No. 2	XII-1
Election of Directors	XII-1

Proposed Amendments to Perry Ellis’ Articles of Incorporation	XII-2

Proposal No. 3	XII-3
Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Common Stock	XII-3

Proposal No. 4	XII-4
Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Preferred Stock	XII-4

Proposal No. 5	XII-5
Amendment of Perry Ellis’ Articles of Incorporation to Eliminate Shareholder Action By Written Consent	XII-5

Proposal No. 6	XII-6
Amendment of Perry Ellis’ Articles of Incorporation to Require Advance Notice and Disclosure Procedures for Nomination of Directors	XII-6

Proposal No. 7	XII-8
Amendment of Perry Ellis’ Articles of Incorporation to Provide for 66 2/3% Voting Requirements to Effect Certain Future Article Amendments	XII-8

Proposal No. 8	XII-9
Amendment of Perry Ellis’ 2002 Stock Option Plan	XII-9

Proposal No. 9	XII-15
Ratification Appointment of Independent Auditors	XII-15
Other Matters	XII-15

CHAPTER XIII	XIII-1

CERTAIN LEGAL INFORMATION AND ADDITIONAL INFORMATION FOR SHAREHOLDERS	XIII-1
Legal Matters	XIII-1
Experts	XIII-1
Shareholder Proposals	XIII-1
Where You Can Find More Information	XIII-2
Special Note Regarding Forward-Looking Statements	XIII-2

INDEX TO FINANCIAL STATEMENTS	F-1

(vi)

CHAPTER I

SUMMARY AND OVERVIEW

QUESTIONS AND ANSWERS ABOUT THE MEETINGS

1. Q:	What is the proposed merger?

A:	On February 3, 2003, Perry Ellis and Salant signed a merger agreement which provides for the merger of a wholly owned Perry Ellis subsidiary into Salant. Upon completion of the merger Salant will become a direct wholly owned subsidiary of Perry Ellis. In the merger, Perry Ellis will issue a combination of cash and shares of Perry Ellis’ common stock in exchange for all outstanding shares of Salant’s common stock and options to purchase Salant’s common stock.

2. Q:	Can Salant’s shareholders elect the form of merger consideration they receive in the merger?

A:	No, you will receive a fixed amount of cash and shares of Perry Ellis’ common stock having a total value of approximately $9.37 as provided in the merger agreement.

3. Q:	How and when will Salant’s shareholders find out how many shares of Perry Ellis’ common stock and how much cash they will receive in the merger?

A:	Perry Ellis and Salant intend to hold their respective shareholder meetings on June 17, 2003, and intend to close the proposed merger within two business days after that date. Accordingly, Perry Ellis and Salant intend to calculate and publicly announce the exchange ratio as of the close of business on June 16, 2003, the trading day immediately prior to the date of Perry Ellis’ and Salant’s shareholder meetings. Perry Ellis and Salant also intend to announce the exchange ratio at their respective shareholder meetings prior to the taking of any votes—to enable you to determine how many shares of Perry Ellis’ common stock and how much cash you will receive in the merger.

Therefore, if you submit a proxy before June 16, 2003, you may not know the precise number of shares of Perry Ellis’ common stock you will receive in the merger at the time you vote.

4. Q:	What steps must I follow to vote?

A:	Perry Ellis’ shareholders. You may vote in person at Perry Ellis’ annual meeting or by proxy without attending the annual meeting.

Salant’s shareholders. You may vote in person at Salant’s special meeting or by proxy without attending the special meeting.

5. Q:	What should I do now?

A:	Perry Ellis’ shareholders. After you have carefully read this document and whether or not you plan to attend Perry Ellis’ annual meeting, complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at Perry Ellis’ annual meeting.

Salant’s shareholders. After you have carefully read this document and whether or not you plan to attend Salant’s special meeting, complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at Salant’s special meeting.

6. Q:	What if my shares are held in “street name”?

A:

Shares held in “street name” are shares held in brokerage accounts or held by other nominees on your behalf. If your shares are held in “street name”, you will receive a voter information form from your broker or nominee. You should follow the instructions provided on the voter information form regarding how to instruct your broker or nominee to vote your shares.

7. Q:	Can I change my vote after I mail my signed proxy?

A:	Perry Ellis’ shareholders. Yes, you can revoke your proxy at any time before votes at the annual meeting are tabulated by sending a written notice revoking the proxy or completing and submitting a new proxy having a later date to Perry Ellis at its address set forth in question 17 below, or by attending Perry Ellis’ annual meeting and voting in person.

Attendance at Perry Ellis’ annual meeting will not in and of itself constitute revocation of a proxy.

Salant’s shareholders. Yes, you can revoke your proxy at any time before votes at the special meeting are tabulated by sending a written notice revoking the proxy or completing and submitting a new proxy having a later date to Salant at its address set forth in question 17 below, or attending Salant’s special meeting and voting in person.

Attendance at Salant’s special meeting will not in and of itself constitute revocation of a proxy.

8. Q:	How will votes be counted at Perry Ellis’ annual meeting?

A:	Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by Perry Ellis to act as inspectors of election. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Perry Ellis’ common stock entitled to vote at the annual meeting is necessary to constitute a quorum.

If you send back a proxy card but withhold authority to vote for a nominee for election as a director by marking the appropriate box, your shares will be counted for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” the election of such nominee. If you send back a proxy card but abstain from voting on any proposal by marking the abstention box, your shares will be counted in determining whether a quorum is present, but will not be counted as votes cast “FOR” or “AGAINST” such proposal.

If your shares are held in “street name”, and you do not instruct your broker or nominee how to vote your shares, your broker or nominee has discretionary authority to vote only on matters that are determined to be “routine,” such as the election of directors and ratification of independent auditors, but not on any other proposal (so-called “broker non-votes”). Broker non-votes will be counted in determining whether a quorum is present, but would not be considered entitled to vote on any of the proposals to be voted on at Perry Ellis’ annual meeting except the election of Perry Ellis’ three directors and the ratification of the appointment of Deloitte & Touche LLP as Perry Ellis’ independent auditors.

Abstentions and broker non-votes will have no effect for purposes of determining whether the separate proposals to be voted on at Perry Ellis’ annual meeting have received sufficient votes for approval with one exception: both abstentions and broker-non votes will have the same effect as votes cast “AGAINST” the proposal to amend Perry Ellis’ articles of incorporation to require the affirmative vote of the holders of 66 2/3% of Perry Ellis’ outstanding common stock to effect certain future potential amendments to the articles.

9. Q:	How will votes be counted at Salant’s special meeting?

A:	Votes cast by proxy or in person at the special meeting will be counted by the persons appointed by Salant to act as inspectors of election. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Salant’s common stock entitled to vote at the special meeting is necessary to constitute a quorum.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

10. Q:	What if I do not vote at all?

A:	Perry Ellis’ shareholders. If you fail to send back a proxy card or vote at the annual meeting, your shares will not be counted for any purpose, including in determining whether a quorum is present.

If you send back a proxy card and do not check any of the voting choice boxes, your shares will be voted “FOR” the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger and “FOR” each of the other separate proposals to be voted on at the annual meeting.

Salant’s shareholders. If you fail to send back a proxy card or vote at the special meeting, your shares will not be counted for any purpose, including in determining whether a quorum is present.

If you send back a proxy card and do not check any of the voting choice boxes, your proxy will be counted as a vote “FOR” adoption of the merger agreement.

11. Q:	Should Salant’s shareholders send in their stock certificates now?

A:	No, please do not send us your stock certificates now. Perry Ellis’ exchange agent, Continental Stock Transfer & Trust Company, will send you written instructions on how to surrender your stock certificates for exchange after the merger is completed.

12. Q:	Will Perry Ellis’ common stock received by Salant’s shareholders be listed?

A:	Yes. The shares of Perry Ellis’ common stock received by Salant’s shareholders will be listed on The Nasdaq Stock Market under the symbol “PERY”.

13. Q:	I am a shareholder of Salant. If the merger occurs, when will I receive my cash and shares of Perry Ellis’ common stock?

A:	If the merger is completed, you will receive cash and shares of Perry Ellis’ common stock promptly after Continental Stock Transfer & Trust Company receives from you a properly completed letter of transmittal together with your Salant stock certificates or, if you do not own any physical Salant stock certificates, promptly after Perry Ellis receives your completed letter of transmittal and electronic transfer of your shares of Salant’s common stock to Perry Ellis’ account.

14. Q:	How and when will I know whether the merger has been completed?

A:	If the merger is completed, Perry Ellis and Salant will issue a press release immediately after the closing indicating this and you will receive notice by mail.

Perry Ellis and Salant anticipate that if the required shareholder approvals are obtained and the other conditions to the merger are satisfied or, where legally permitted, waived, the merger will close within two business days after June 17, 2003, the date of Perry Ellis’ annual meeting and Salant’s special meeting.

15. Q:	Who is paying for the costs of this solicitation and the preparation of this document?

A:	Perry Ellis and Salant are paying the costs of this solicitation, and Salant and Perry Ellis are sharing equally the fees and expenses associated with the preparation, filing and mailing of this document.

16. Q:	Are there any important risks about the merger transaction that we should be aware of?

A:	Yes. There are very important risks involved. Before making any decision on whether and how to vote, we urge you to read very carefully and in its entirety “Chapter I—Risk Factors” beginning on page I-18.

17. Q:	Who should I contact if I have more questions about the merger?

A:	Shareholders of both Perry Ellis and Salant may contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Call toll free: 800-769-7666
Fax: 212-809-8839
Attention: Richard Grubaugh

Please refer to the “Perry Ellis-Salant merger” when making any oral or written request to D.F. King.

Additionally, shareholders of Perry Ellis may contact:

Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172
(305) 592-2830 (phone)
(305) 406-0505 (fax)
Attention: Rosemary Trudeau

Shareholders of Salant may contact:

Salant Corporation
1114 Avenue of the Americas
New York, New York 10036
(212) 221-7500 (phone)
(212) 536-5870 (fax)
Attention: Awadhesh K. Sinha

18. Q:	Where can I learn more information about Perry Ellis and Salant?

A:	To learn more information about Perry Ellis and Salant see “Chapter XIII—Certain Legal Information and Additional Information for Shareholders—Where You Can Find More Information,” on page XIII-2 of this document.

SUMMARY

This summary highlights the information contained elsewhere in this document but may not contain in this section all of the information that is important to you. Therefore, you should read this entire document and the other documents referred to herein very carefully to understand fully the proposed merger transaction and all of the other important matters described in this document.

The merger agreement is attached as Annex A to this document. Perry Ellis and Salant encourage you to read the merger agreement carefully and in its entirety because it is the document that contains and governs all of the legal terms and conditions of the merger and the transactions contemplated thereby.

Page references included in the parentheses below refer you to the more detailed descriptions of topics presented in this summary which are contained elsewhere in this document.

References in this document to Perry Ellis include its consolidated subsidiaries, and references in this document to Salant include its consolidated subsidiaries.

Unless otherwise stated, certain information concerning beneficial ownership of Perry Ellis’ shareholders after completion of the merger gives effect to the issuance of a maximum of 3,250,000 shares of Perry Ellis’ common stock in the merger, and assumes that the 20-consecutive trading day average closing price of Perry Ellis’ common stock will be $12.00 per share and that the exchange ratio in the merger will be 0.3346.

The Companies (Page VII-1)

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(305) 592-2830

Perry Ellis is a leading designer, marketer and licensor of a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, sweaters, casual dress pants and shorts, jeanswear, activewear and swimwear to all levels of retail distribution. In fiscal 2003, Perry Ellis began designing, marketing and licensing women’s and junior’s swimwear. Perry Ellis licenses its trademark portfolio domestically and internationally to third parties for apparel and various other products that it does not sell, including men’s and women’s footwear and men’s suits, underwear, loungewear, activewear, outerwear, fragrances and accessories. Perry Ellis has built its broad portfolio of brands through selective acquisitions and establishing its own brands over its 36-year operating history. Its distribution channels include regional, national and international upscale department stores, national and regional chain stores, mass merchants, specialty stores and corporate wear distributors throughout the U.S., Puerto Rico and Canada.

Salant Corporation

1114 Avenue of the Americas

New York, New York 10036

(212) 221-7500

Salant was incorporated in Delaware in 1987, is the successor to a business founded in 1893 and was incorporated in New York in 1919. Salant designs, produces, imports and markets to retailers throughout the U.S. brand name and private label menswear apparel products. Salant currently sells its products to department stores, specialty stores, major discounters and national chains throughout the U.S. Salant also operates 38 retail outlet stores in various parts of the U.S. Salant operates in the men’s apparel wholesale and the retail outlet operations segments.

On May 11, 1999, the U.S. Bankruptcy Court confirmed Salant’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code to implement the restructuring of Salant’s 10 1/2% senior secured notes due December 31, 1998 and to establish the capitalization, management structure and equity ownership of Salant.

Previously, Salant had filed two voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code: one in February 1985, with a plan of reorganization confirmed by the U.S. Bankruptcy Court in March 1987, and the other in June 1990, with a plan of reorganization confirmed by the U.S. Bankruptcy Court in July 1993.

Connor Acquisition Corp.

c/o Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(305) 592-2830

Connor Acquisition Corp. is a direct wholly owned subsidiary of Perry Ellis that was incorporated in Delaware on December 16, 2002 for the sole purpose of effecting the proposed merger with Salant. Connor Acquisition Corp. has not conducted any operations other than in connection with the proposed merger. Because of this, when we discuss the merger in this document, we generally refer only to Perry Ellis.

Historical Business Relationship of Perry Ellis and Salant (Page III-1)

Perry Ellis licenses the Perry Ellis trademarks to Salant covering men’s sportswear, dress shirts, bottoms, belts, suspenders and outlet stores in the U.S. under exclusive license agreements expiring on December 31, 2015, if the licenses are effective for their maximum terms (collectively, the “Perry Ellis Licenses”). Approximately 65% of Salant’s net sales for its 2002 fiscal year, and approximately 55% of Salant’s net sales for its fiscal quarter ended March 29, 2003, were attributable to products sold under the licensed Perry Ellis trademarks. Approximately 19.9% of Perry Ellis’ licensing revenue for its 2003 fiscal year was attributable to royalty payments made by Salant under the Perry Ellis Licenses. Salant is Perry Ellis’ largest licensee.

THE MERGER

This section of the summary highlights all of the important information relating to the merger. It also describes the proposals relating to the merger to be voted on at Perry Ellis’ annual meeting and Salant’s special meeting. The other separate and independent proposals to be voted on at Perry Ellis’ annual meeting are described in a separate section of this summary under the heading “Important Non-Merger Proposals Which Perry Ellis’ Shareholders Will be Asked to Vote on at Perry Ellis’ Annual Meeting.”

The Merger (Page III-1)

Perry Ellis, Salant and Connor Acquisition Corp. signed a merger agreement on February 3, 2003 providing for the merger. In the merger, Connor Acquisition Corp. will merge into Salant, Salant will become a direct wholly owned subsidiary of Perry Ellis, and Salant’s shareholders will become shareholders of Perry Ellis.

Consideration to be Received by Salant’s Shareholders in the Merger (Page III-50)

The aggregate consideration to be paid by Perry Ellis in the merger will be $91.0 million, comprised of approximately $52.0 million in cash and approximately $39.0 million worth of Perry Ellis’ common stock.

Each share of Salant’s common stock will be converted in the merger into the right to receive approximately $9.37 in total value, comprised of not less than $5.35 in cash and not more than approximately $4.02 worth of Perry Ellis’ common stock.

The precise fraction of a share of Perry Ellis’ common stock that you will receive in the merger for each share of Salant’s common stock that you own will be determined based on the average closing price of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading days ending on the third full trading day prior to the merger closing date.

If you submit a proxy before that time, you may not know the precise number of shares of Perry Ellis’ common stock you will receive in the merger at the time you vote. However, you will always receive approximately $9.37 in total value for each share of Salant’s common stock you own, no matter what the 20-day average closing price of the Perry Ellis common stock is and irrespective of the fraction of a share of Perry Ellis’ common stock issued to you.

Salant’s shareholders are urged to calculate the 20-day average closing price of Perry Ellis’ common stock by obtaining current market quotations of Perry Ellis’ common stock on Nasdaq prior to making any decision whether and how to vote their shares to determine the number of shares that would be issued in the merger as of the time you submit your proxy.

If Perry Ellis’ 20-day average price is $12.00 or less, you will receive 0.3346 of a share of Perry Ellis’ common stock, and if such average price is less than $12.00, the cash portion of the merger consideration will be increased as necessary to provide the approximately $9.37 total per share value you are entitled to receive in the merger.

On May 16, 2003, the last trading day before the date of this joint proxy statement–prospectus, Perry Ellis’ common stock closed at $20.07 per share on The Nasdaq Stock Market. If, hypothetically, this were the average closing price of Perry Ellis’ common stock for the 20-day period described above, you would be entitled to receive 0.2001 of a share of Perry Ellis’ common stock plus approximately $5.35 in cash for each share of Salant’s common stock you own.

Please see “Chapter III—The Merger—Structure of the Merger and Conversion of Salant’s Common Stock” on page III-50 of this document for a table that illustrates how the merger consideration would be issued assuming various hypothetical Perry Ellis 20-day average closing prices. Please see “Chapter II—Information About the Meetings—Perry Ellis’ Annual Meeting—Proxies” and “—Salant’s Special Meeting—Proxies” for a discussion on how to revoke your proxies.

Treatment of Salant Stock Options (Page III-53)

Salant has obtained option cancellation agreements from each holder of outstanding “in-the-money” options to purchase Salant’s common stock under which, at the effective time of the merger, (a) all such options will vest and become immediately exercisable, (b) the options will be surrendered for cancellation, and (c) such holder will receive for each surrendered option an amount equal to the excess of approximately $9.37 over the then applicable exercise price of the surrendered options, multiplied by the number of shares of Salant’s common stock subject to each surrendered option. This amount will be paid in cash and shares of Perry Ellis’ common stock ratably and in the same proportion in which the merger consideration is paid to Salant’s shareholders in the merger.

In addition, each optionholder will have the option to pay withholding taxes payable with respect to the surrender and cancellation of his or her options by surrendering shares of Perry Ellis’ common stock of a value equal to the withholding tax.

As of May 14, 2003, options to purchase 915,277 shares of Salant’s common stock were outstanding under Salant’s 1999 Stock Award and Incentive Plan, exercisable at prices ranging from $1.64 per share to $4.125 per share. Accordingly, all of these options were “in the money” in relation to the approximately $9.37 per share of merger consideration.

Market Price and Dividend Information  (Page I-28)

Perry Ellis’ common stock is listed on The Nasdaq Stock Market under the symbol “PERY”, and Salant’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SLNT.” On May 16, 2003, the closing price of Perry Ellis’ common stock was $20.07, and the closing price of Salant’s common stock was $9.22. Neither Perry Ellis nor Salant pays dividends and neither contemplate doing so in the near future. Each of Perry Ellis’ and Salant’s existing credit facilities prohibit each from paying cash dividends.

Perry Ellis’ Annual Meeting (Page II-1)

Perry Ellis’ annual meeting will be held at  Le Parker Meridien Hotel, 119 W. 56th Street, New York, New York 10019, on June 17, 2003, at 11:00 a.m., New York City time. The record date for Perry Ellis’ annual meeting is the close of business on  May 14, 2003. Only Perry Ellis’ shareholders of record on that date are entitled to notice of and to vote at Perry Ellis’ annual meeting.

At the annual meeting, Perry Ellis’ shareholders will be asked to vote to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger.

        See “Important Non-Merger Proposals Which Perry Ellis’ Shareholders Will be Asked to Vote on at Perry Ellis’ Annual Meeting” below in this summary for a description of the other important separate proposals to be voted on at Perry Ellis’ annual meeting.

Perry Ellis’ annual meeting may be adjourned or postponed to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger, or permitting further solicitation of proxies by Perry Ellis’ board of directors. If Perry Ellis’ shareholders are asked to vote on a proposal to adjourn or postpone the annual meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy. However, no proxy which is voted against the proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger will be voted to adjourn or postpone the annual meeting to permit further solicitation of proxies for that proposal.

Vote Required for Perry Ellis’ Shareholders to Approve Issuance of Perry Ellis’ Common Stock in the Merger (Page III-42)

Approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger requires the affirmative vote of a majority of the votes cast on that proposal at Perry Ellis’ annual meeting in person or by proxy.

Perry Ellis’ chairman and chief executive officer, its president and chief operating officer, and certain of their affiliates, have agreed with Salant to vote all of their shares of Perry Ellis’ common stock in favor of the issuance of Perry Ellis’ common stock in the merger. On May 14, 2003, these shares represented in the aggregate approximately 49.6% of Perry Ellis’ outstanding common stock.

In addition, each of the other directors and executive officers of Perry Ellis has indicated his or her intent to vote all shares of Perry Ellis’ common stock he or she holds in favor of the issuance of Perry Ellis’ common stock in the merger. On May 14, 2003, Perry Ellis’ directors and executive officers collectively beneficially owned approximately 56.0% of Perry Ellis’ outstanding common stock.

Perry Ellis’ Reasons for the Merger (Page III-17)

As described in “Chapter III—The Merger—Perry Ellis’ Reasons for the Merger and Factors Considered by Perry Ellis’ Board,” beginning on page III-17 of this document, Perry Ellis’ board of directors considered a variety of factors in determining whether to adopt the merger agreement. No particular weight or rank was assigned to any one of these factors, and Perry Ellis’ board considered all factors as an entirety.

Recommendation of Perry Ellis’ Directors

(Page III-18)

After careful consideration, Perry Ellis’ board unanimously determined that the merger is in the best interests of Perry Ellis and its shareholders, adopted the merger agreement and unanimously recommends that Perry Ellis’ shareholders vote “FOR” approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger.

Opinion of Perry Ellis’ Financial Advisor

(Page III-19)

On December 17, 2002, Perry Ellis’ board engaged Sawaya Segalas & Co., LLC as its financial advisor to evaluate the financial terms of the merger. Sawaya Segalas delivered its written opinion to Perry Ellis’ board stating that, as of February 1, 2003, the proposed consideration to be paid by Perry Ellis in the merger was fair to Perry Ellis, from a financial point of view.

The full text of the written opinion of Sawaya Segalas dated February 1, 2003 is attached as  Annex C to this document. You are encouraged to read this opinion carefully and in its entirety.

Salant’s Special Meeting (Page II-6)

Salant’s special meeting will be held at Salant’s executive offices located at 1114 Avenue of the Americas, 36th Floor, New York, New York 10036, on Tuesday, June 17, 2003, at 9:30 a.m., New York City time. The record date for Salant’s special meeting is the close of business on May 14, 2003. Only Salant’s shareholders of record on that date are entitled to notice of and to vote at Salant’s special meeting.

At the special meeting, Salant’s shareholders will be asked to vote to adopt the merger agreement.

Salant’s special meeting may be adjourned or postponed to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger, or permitting further solicitation of proxies by Salant’s board of directors. If Salant’s shareholders are asked to vote on a proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the shares of Salant’s common stock present in person or represented by proxy at the special meeting. However, no proxy which is voted against the proposal to adopt the merger agreement will be voted to adjourn or postpone the special meeting to permit further solicitation of proxies for that proposal.

Vote Required for Salant’s Shareholders to Adopt the Merger Agreement (Page III-42)

The affirmative vote of the holders of a majority of the outstanding shares of Salant’s common stock is required for Salant’s shareholders to adopt the merger agreement.

On May 14, 2003, Salant’s directors and executive officers beneficially owned in the aggregate approximately 6.9% of Salant’s outstanding common stock, and they have indicated their intention to vote all of their shares for adoption of the merger agreement.

Salant’s Reasons for the Merger (Page III-28)

As described in “Chapter III—The Merger—Salant’s Reasons for the Merger and Factors

Considered by Salant’s Board,” beginning on page III-28 of this document, Salant’s board of directors considered a variety of factors in determining whether to approve the merger agreement. No particular weight or rank was assigned to any one of these factors, and Salant’s board considered all factors as an entirety.

Recommendation of Salant’s Directors  (Page III-31)

After careful consideration, Salant’s board unanimously determined that the merger is fair to and in the best interests of Salant and its shareholders and that the merger agreement is advisable, approved the merger agreement, and unanimously recommends that Salant’s shareholders vote “FOR” adoption of the merger agreement.

Opinion of Stone Ridge Partners LLC  (Page III-31)

On October 8, 2002, Salant’s board engaged Stone Ridge Partners LLC as its financial advisor to provide certain financial advisory services and evaluate the financial terms of the merger. Stone Ridge delivered its written opinion to Salant’s board stating that, as of February 3, 2003, the consideration to be received in the merger by the holders of Salant’s common stock, was fair to Salant and such holders, from a financial point of view.

The full text of the written opinion of Stone Ridge Partners LLC dated February 3, 2003 is attached as Annex D to this document. You are encouraged to read this opinion carefully and in its entirety.

Salant has paid $100,000 to Stone Ridge to date and has agreed to pay Stone Ridge a “success fee” of $1,261,100 upon completion of the merger.

Appraisal Rights (Page III-56)

Perry Ellis’ shareholders have no appraisal rights in the merger.

Under Delaware law, if a Salant shareholder complies with certain statutory procedures he or she will be entitled to appraisal rights and to receive a judicially determined payment in cash for the fair value of his or her shares. A Salant shareholder must vote against or abstain from voting on adoption of the merger agreement to be entitled to appraisal rights.

Please see Annex E for the full text of Section 262 of the Delaware General Corporation Law, as amended, which governs the appraisal rights of Salant’s shareholders in the merger.

Interests of a Certain Director and Salant’s Executive Officers in the Merger (Page III-42)

When considering the recommendation of Salant’s board, Salant’s shareholders should be aware that a certain director and Salant’s executive officers have interests in the transaction that are materially different from, or that are in addition to, the interests of Salant’s shareholders. These interests include the following:

•	Michael J. Setola, Salant’s chairman and chief executive officer, and Awadhesh K. Sinha, Salant’s chief operating officer and chief financial officer, will receive a cash change-in-control payment of approximately $2.5 million and $630,000, respectively, at the effective time of the merger under the terms of amendments to their respective employment agreements entered into on November 25, 2002 and December 27, 2002, respectively.

•	Certain officers and other employees of Salant, including its chief financial officer, are eligible to receive certain retention bonuses aggregating approximately $1.5 million if they remain employed by Salant for, or if their employment is terminated under certain circumstances within, six months after the closing of the merger.

•	Certain officers and other employees of Salant also may become entitled to receive “enhanced” severance payments aggregating approximately $1.2 million if their employment is terminated under certain circumstances within six months after the closing of the merger.

•	Certain officers and other employees of Salant also may become entitled to receive contractual severance payments aggregating up to approximately $3.7 million if their employment is terminated under certain circumstances either before or after the merger.

•	Unvested options to purchase an aggregate of 30,831 shares of Salant’s common stock held by directors and executive officers of Salant (as well as all other outstanding unvested options) will become fully vested and immediately exercisable at the closing of the merger.

•	Each of Salant’s directors and executive officers will be entitled to continued indemnification by Perry Ellis for five years after completion of the merger to the extent provided in Salant’s existing charter, by-laws and other contractual arrangements. Perry Ellis has agreed to pay for continued directors’ and officers’ liability insurance for three years after completion of the merger for these persons as well.

The non-management directors of Salant will not receive any change-in-control, retention, “enhanced” severance or other severance payments by virtue of the merger, and they do not hold any unvested options.

Upon completion of the merger, the non-competition covenants contained in Mr. Setola’s current employment agreement with Salant will terminate and the non-solicitation covenants contained therein will become effective. In addition, Perry Ellis entered into a no-solicitation/no-hire agreement with each of Messrs. Setola and Sinha under which:

•	Mr. Setola has agreed, among other things, not to (a) solicit or hire certain employees of Salant in connection with any wholesale or retail manufacturing, distribution, sale or licensing of apparel goods or services for a period of 21 months beginning on the closing date of the merger and (b) take certain actions that may negatively affect Salant’s licensee-licensor relationship with Ocean Pacific Apparel Corp.

•	Mr. Sinha has agreed not to solicit or hire certain employees of Salant in connection with any wholesale or retail manufacturing, distribution, sale or licensing of apparel goods or services for a period of nine months beginning on the closing date of the merger.

Limitations on Salant’s Ability to Consider and Enter Into Other Acquisition Proposals  (Page IV-6)

The merger agreement prohibits Salant from initiating, soliciting or facilitating the receipt or submission of an alternative acquisition proposal. Salant, however, can provide non-public information and enter into discussions and negotiations in response to unsolicited acquisition proposals from third parties who sign a confidentiality agreement, if Salant’s board, in good faith after consultation with its outside counsel and financial advisor, reasonably believes that failing to do so would violate the board’s fiduciary duties under applicable law, and that by doing so there would be a substantial likelihood that Salant would obtain an alternative acquisition proposal having terms superior to the merger with Perry Ellis.

Prior to Salant’s special meeting, Salant’s board can change or withdraw its recommendation that Salant’s shareholders vote to adopt the merger agreement if Salant receives an unsolicited third party acquisition proposal which the board determines, in good faith after consultation with its outside counsel and financial advisor, is financially superior to the merger with Perry Ellis. However, Salant’s directors may do this only if Perry Ellis does not match the terms of the superior deal within seven business days. If Salant’s board changes or withdraws its recommendation and, as a result, Perry Ellis elects to terminate the merger agreement, Salant must pay Perry Ellis the $3,680,000 termination fee described below in “Termination Fee.”

After, and only after, Salant’s special meeting, Salant can terminate the merger agreement and enter into a definitive agreement for an unsolicited third party acquisition proposal that Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is financially superior to the merger with Perry Ellis. However, Salant’s directors may do this only if Perry Ellis does not match the terms of the superior deal within seven business days and provided that Salant first pays Perry Ellis the $3,680,000 termination fee described below in “Termination Fee.”

The merger agreement also provides that notwithstanding any change or withdrawal of Salant’s recommendation under the circumstances permitted by the merger agreement, Salant must submit the merger agreement to Salant’s shareholders for their adoption at Salant’s special meeting and cannot terminate the merger agreement because of such changed or withdrawn recommendation.

Conditions to the Merger (Page IV-10)

The obligations of Perry Ellis and Salant to complete the merger are subject to the satisfaction of a number of mutual and unilateral conditions which are customary for cash and stock acquisitions of  public companies such as the merger. Neither Perry Ellis nor Salant presently anticipates waiving any of the conditions to the merger.

Termination of the Merger Agreement  (Page IV-11)

The merger may be terminated at any time prior to the completion of the merger, whether or not  Salant’s shareholders have adopted the merger agreement or Perry Ellis’ shareholders have approved the issuance of Perry Ellis’ common stock in the merger:

•	by the mutual written consent of Perry Ellis and Salant,

•	by either Perry Ellis or Salant, if:

—	the merger is not completed by July 31, 2003 (other than because of a breach of the merger agreement caused by the terminating party),

—	the merger agreement is not adopted by Salant’s shareholders,

—	the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger is not approved by Perry Ellis’ shareholders,

—	a final and nonappealable legal restraint on consummation of the merger is issued, or

—	the consent to the merger of a required governmental entity is denied on a final and nonappealable basis,

•	by Perry Ellis, if Salant’s board changes or withdraws its recommendation or Salant fails to call or convene Salant’s special meeting,

•	by Perry Ellis, if Salant breaches any of its representations, warranties, covenants or other agreements in the merger agreement and the breach would result in the failure of a closing condition to be satisfied and is not remedied within 15 days of notice of the breach,

•	by Salant after, and only after, its special meeting, if it previously received an unsolicited third party acquisition proposal that Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is financially superior to the merger with Perry Ellis, provided Perry Ellis does not match the terms of the superior proposal within seven business days and Salant first pays Perry Ellis the $3,680,000 termination fee described below in “Termination Fee”, or

•	by Salant, if Perry Ellis breaches any of its representations, warranties, covenants or other agreements in the merger agreement and the breach would result in the failure of a closing condition to be satisfied and is not remedied within 15 days of notice of the breach.

Termination Fee (Page IV-12)

Salant must pay Perry Ellis a $3,680,000 termination fee if any of the following events occurs:

•	Perry Ellis terminates the merger agreement because, prior to Salant’s special meeting and under the circumstances permitted by the merger agreement, Salant’s board changes or withdraws its recommendation for Salant’s shareholders to adopt the merger agreement after receiving an unsolicited third party acquisition proposal which Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is financially superior to the merger with Perry Ellis, and Perry Ellis does not match within seven business days the terms of the superior proposal,

•	an unsolicited third party acquisition proposal is made or publicly announced prior to Salant’s special meeting and either Salant or Perry Ellis terminates the merger agreement because Salant’s shareholders do not adopt the merger agreement at the special meeting and, within 12 months after the merger agreement is terminated, such third party consummates a takeover proposal for Salant or Salant enters into or publicly announces an agreement to consummate a takeover proposal, or

•	after, and only after, Salant’s special meeting has occurred, Salant terminates the merger agreement with Perry Ellis and enters into or announces a third party acquisition agreement after previously receiving an unsolicited proposal from such third party which Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is financially superior to the merger with Perry Ellis, and Perry Ellis does not match within seven business days the terms of the superior proposal.

If the events described in either the first or third bullet-point above occur, the $3,680,000 termination fee is payable by Salant upon termination of the merger agreement. If the event described in the second bullet-point above occurs, the $3,680,000 termination fee is payable on the earliest to occur of the date the third party takeover proposal is consummated or the date the agreement to consummate a takeover proposal is entered into or publicly announced.

In addition, Salant must pay Perry Ellis a termination fee of $1,840,000, without duplication of the event described in the second bullet-point above, if either Salant or Perry Ellis terminates the merger agreement because Salant’s shareholders do not adopt the merger agreement for any reason whatsoever. In this case, the $1,840,000 termination fee is payable not later than the second business day after termination of the merger agreement.

Representations and Warranties (Page IV-1)

The merger agreement contains various representations, warranties and covenants of the parties customary for cash and stock acquisitions of public companies such as the merger.

U.S. Federal Income Tax Consequences to Salant’s Shareholders (Page III-55)

In general, for U.S. federal income tax purposes:

•	You will recognize gain or loss equal to the difference between the fair market value of the shares of Perry Ellis’ common stock at the time of the merger plus the amount of cash you receive, and your aggregate adjusted tax basis in the shares of Salant’s common stock surrendered in exchange for the merger consideration.

•	Your tax basis of the shares of Perry Ellis’ common stock you receive in the merger will be equal to the fair market value of Perry Ellis’ common stock at the time of the merger.

•	Your holding period of the shares of Perry Ellis’ common stock you receive in the merger will begin at the time of the merger.

The U.S. federal income tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Regulatory Approvals (Page III-60)

Perry Ellis and Salant each filed the required information and forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Act on March 14, 2003 and requested an early termination of the statutory waiting period.

On April 1, 2003, Perry Ellis and Salant received notification of early termination of the 30-day statutory waiting period from the U.S. Federal Trade Commission.

Financing of the Cash Portion of Merger Consideration (Page III-59)

        Perry Ellis anticipates that the cash portion of the merger consideration to be paid in the merger will be funded from its existing cash reserves and through borrowings under an amended senior credit facility.

Perry Ellis obtained a commitment letter from Congress Financial Corp., a senior lender participant in Perry Ellis’ senior credit facility, to increase the facility to $110.0 million, subject to inventory and accounts receivable borrowing base limitations.

Effective Time of the Merger (Page III-50)

The merger will be completed only if and when all the conditions to completion of the merger are satisfied or, if allowed by law, waived. The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State. Perry Ellis and Salant intend that if the required shareholder approvals are obtained and the other conditions to the merger are satisfied or, where legally permitted, waived, the merger will close within two business days after June 17, 2003, the date on which Perry Ellis’ annual meeting and Salant’s special meeting are held.

Comparison of Rights of Perry Ellis’ and Salant’s Shareholders (Page XI-1)

There are very important differences between the rights of Perry Ellis’ shareholders under Florida corporate law and Perry Ellis’ articles of incorporation and by-laws, and the rights of Salant’s shareholders under Delaware corporate law and Salant’s certificate of incorporation and by-laws. When the merger is completed, Salant’s shareholders will become shareholders of Perry Ellis, and their rights will be governed by Florida corporate law and Perry Ellis’ articles of incorporation and by-laws (instead of Delaware corporate law and Salant’s certificate of incorporation and by-laws).

Accounting Treatment (Page III-55)

For financial reporting purposes, the merger will be accounted for by Perry Ellis as a purchase of Salant.

IMPORTANT NON-MERGER PROPOSALS WHICH PERRY ELLIS’ SHAREHOLDERS WILL BE ASKED TO VOTE ON  AT PERRY ELLIS’ ANNUAL MEETING

This section discusses the non-merger proposals to be voted on at Perry Ellis’ annual meeting. These proposals are being submitted only to Perry Ellis’ shareholders at Perry Ellis’ annual meting and do not apply to Salant’s shareholders or Salant’s special meeting.

As discussed above, because Perry Ellis’ meeting is an annual meeting, Perry Ellis’ shareholders are also being asked to vote upon the following important additional proposals.

Each of the proposals discussed below will be presented and voted on separately, and the effectiveness of any one of these proposals is not conditioned upon the approval by Perry Ellis’ shareholders of any of the other proposals.

Each of Perry Ellis’ directors and executive officers has indicated his or her intent to vote all shares of Perry Ellis’ common stock he or she holds in favor of each of the proposals discussed below. On May 14, 2003, Perry Ellis’ directors and executive officers beneficially owned in the aggregate approximately 56.0% of the outstanding shares of Perry Ellis’ common stock.

After careful consideration, Perry Ellis’ board of directors has unanimously approved each of the separate proposals discussed below and recommends that Perry Ellis’ shareholders vote “FOR” each of these separate proposals.

Election of Directors of Perry Ellis (Page XII-1)

Perry Ellis’ shareholders are being asked to vote to elect three directors of Perry Ellis, each to serve for a term expiring at Perry Ellis’ 2006 annual meeting of shareholders. Your board of directors has nominated for election: Messrs. Oscar Feldenkreis, Joseph P. Lacher and Allan Zwerner.

A plurality of the votes cast at Perry Ellis’ annual meeting in person or by proxy is required to elect each of the nominees above for election as directors of Perry Ellis.

By “plurality” we mean that the directors who receive the most votes cast “FOR” election to fill the available director seats, even if not a majority of all votes cast, will be elected.

Proposed Amendments to Perry Ellis’

Articles of Incorporation

Each of the following separate proposals may have the effect of maintaining in office current management and may make it more difficult and time consuming for shareholders or third parties to influence the management, policies or affairs of Perry Ellis, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the-then prevailing market price of Perry Ellis’ common stock. These provisions could also discourage proxy contests and make it more difficult for Perry Ellis’ shareholders to elect new or replacement directors and to cause Perry Ellis to take extraordinary corporate actions. As a result, Perry Ellis may be less likely to receive unsolicited acquisition and other proposals that some of Perry Ellis’ shareholders might consider beneficial.

Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Shares of Perry Ellis’ Common Stock
(Page XII-3)

Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000.

If adopted, this proposal would provide Perry Ellis with the flexibility to issue common stock as dividends or in “splits,” to reserve additional shares under stock option and other incentive plans, to issue common stock in potential future equity or convertible debt financings, to issue common stock as total or partial consideration in connection with future acquisitions, and for other corporate purposes identified by Perry Ellis’ board in its business judgment. Perry Ellis does not have any definitive plans, proposals, commitments or agreements to do any of the foregoing.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Shares of Perry Ellis’ Preferred Stock
(Page XII-4)

Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000.

If adopted, this proposal would provide Perry Ellis with the flexibility to issue preferred stock as dividends or in “splits,” to issue preferred stock in potential future equity or convertible debt financings and for other corporate purposes identified by Perry Ellis’ board in its business judgment. Perry Ellis believes that being able to issue preferred stock will provide it with greater financial flexibility, and enable it to avoid diluting the earnings per common share and voting power of holders of Perry Ellis’ common stock.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Amendment of Perry Ellis’ Articles of Incorporation to Eliminate Shareholder Action by Written Consent (Page XII-5)

Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to eliminate the ability of Perry Ellis’ shareholders to take action by written consent in lieu of a shareholder meeting.

Perry Ellis believes that, if adopted, this proposal would provide all of Perry Ellis’ shareholders, including shareholders who are opposed to a specific action, an opportunity to review in advance any proposed action, to express their views to other shareholders at a duly called and convened meeting, and to vote on such action.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Amendment of Perry Ellis’ Articles of Incorporation to Require Advance Notice and Disclosure Procedures for Nomination of Perry Ellis’ Directors (Page XII-7)

Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to require shareholders seeking to nominate directors for election to Perry Ellis’ board to first comply with certain advance notice and disclosure procedures.

Perry Ellis believes that this proposal, if adopted, would provide for the more orderly conduct of shareholder meetings at which directors are to be elected.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Amendment of Perry Ellis’ Articles of Incorporation to Provide for 66 2/3% Voting Requirements for Certain Future Article Amendments (Page XII-8)

Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to require the affirmative vote of 66 2/3% of Perry Ellis’ outstanding common stock to effect future amendments to:

(a) the provisions of the articles that

•	require advance notice and disclosure procedures for shareholder proposals,

•	require the written request of the holders of 50% or more of the votes entitled to be cast on a proposal to call a special meeting, and

•	classify Perry Ellis’ board into three separate classes with staggered three-year terms,

(b) certain proposed new articles which, if approved at Perry Ellis’ annual meeting, would

•	require advance notice and disclosure procedures for director nominations, and

•	eliminate the ability to take shareholder action by written consent in lieu of a shareholder meeting,

and (c) this provision, if approved at Perry Ellis’ annual meeting.

Perry Ellis believes that establishing a higher voting threshold for amendment of these articles will help ensure continuity of these provisions and not subject Perry Ellis to the instability of having its corporate governance arrangements and policies regularly altered by amendments to its articles of incorporation.

Approval of this proposal requires the affirmative vote cast at the annual meeting in person or by proxy of the holders of not less than 66 2/3% of the outstanding shares of Perry Ellis’ common stock.

Other Proposals

Amendment of Perry Ellis’ 2002 Stock Option Plan (Page XII-9)

Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ 2002 stock option plan to allow restricted stock awards to be granted to participants in the plan and to increase the number of shares reserved for issuance under the plan from 1,000,000 to 1,500,000.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Ratification of Appointment of Independent Auditors (Page XII-15)

Perry Ellis’ shareholders are being asked to ratify the appointment by Perry Ellis’ audit committee of Deloitte & Touche LLP as Perry Ellis’ independent auditors for its fiscal year ending January 31, 2004.

The affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy is required to ratify the appointment of Deloitte & Touche LLP.

Risk Factors (Page I-18)

There are very important risks relating to the merger which you should consider before deciding whether and how to vote. We urge you to read very carefully and in its entirety the “Risk Factors” section of this document that begins on page I-18.

Where You Can Find More Information (Page XIII-2)

If you would like more information about Perry Ellis or Salant, you can find it in documents filed by Perry Ellis and Salant with the SEC. For instructions on how you can obtain copies of these documents, see “Chapter XIII—Certain Legal Information and Additional Information for Shareholders—Where You Can Find More Information” on page XIII-2 of this document.

RISK FACTORS

Salant’s Shareholders

In addition to the other information contained in this document, Salant’s shareholders should carefully consider the following risk factors in deciding whether and how to vote.

Risks Related to the Merger

The exchange ratio will not be determined until the close of business on June 16, 2003; Salant’s shareholders who send in a proxy before then may be voting on the adoption of the merger agreement without knowing the precise number of shares they will receive.

Because the exchange ratio will not be determined until the close of business June 16, 2003, Salant’s shareholders who send in a proxy before then may be voting on adoption of the merger agreement without knowing the precise number of shares they will receive. In the merger, each outstanding share of Salant’s common stock will be converted into the right to receive cash and a fraction of a share of Perry Ellis’ common stock equal to the exchange ratio. The exchange ratio will be based on the average closing price of a share of Perry Ellis’s common stock as reported on The Nasdaq Stock Market for the 20-consecutive trading days ending three trading days prior to the merger closing date. Perry Ellis and Salant intend to hold their respective shareholder meetings on June 17, 2003, and intend to close the proposed merger within two business days after that date. Therefore, Salant’s shareholders will not know the exact fraction of a share that will be issued by Perry Ellis in the merger until the close of business on June 16, 2003.

The market value of Perry Ellis’ common stock on the date on which the merger is completed may be different than the 20-day average price of Perry Ellis’ common stock used in determining the exchange ratio. As a result, the market value of Perry Ellis’ common stock you receive pursuant to the merger agreement may be more or less than the value attributed to Perry Ellis’ common stock in calculating the exchange ratio.

The price of Perry Ellis’ common stock may be affected by factors different from those affecting the price of Salant’s common stock.

Upon completion of the merger, holders of Salant’s common stock will become holders of Perry Ellis’ common stock. Perry Ellis’ business differs from that of Salant in certain respects, and Perry Ellis’ results of operations, as well as the price of Perry Ellis’ common stock, may be affected by factors different from those affecting Salant’s results of operations and the price of Salant’s common stock, including those identified in this section. For a discussion of Perry Ellis’ and Salant’s businesses and certain other factors to consider in connection with such businesses, we refer you to “Risks Related to Perry Ellis” in this section, and  “Chapter VI—Management’s Discussion and Analysis of Financial Condition and Results of Operations”  and “Chapter VII—Business” contained elsewhere in this document.

The opinion obtained by Salant from its financial advisor does not address the fairness, from a financial point of view, of the merger consideration at any time other than February 3, 2003 and will not reflect changes in circumstances prior to the merger closing date.

        On February 3, 2003, Stone Ridge delivered to Salant’s board its opinion as to the fairness of the consideration proposed to be paid by Perry Ellis in the merger to Salant’s shareholders, from a financial point of view. Salant’s shareholders should be aware that Stone Ridge’s opinion does not address the fairness, from a financial point of view, of the merger consideration at any time other than at February 3, 2003. Salant’s board relied upon Stone Ridge’s opinion when it determined to approve the merger agreement and recommend that Salant’s shareholders vote at Salant’s special meeting to adopt the merger agreement. Salant’s shareholders should also be aware that this opinion did not reflect changes after February 3, 2003 that may occur or may have occurred to the operations, businesses, financial condition or prospects of Perry Ellis or Salant, general market and economic conditions, and other factors. Moreover, Salant does not intend to request an updated opinion from Stone Ridge.

A certain director and the executive officers of Salant have interests in the merger that are different from or in addition to Salant’s shareholders generally, which interests could have influenced the decision of such director to approve the merger agreement and to support or recommend that Salant’s shareholders vote to adopt the merger agreement at Salant’s special meeting, and which could influence such director and such executive officers, in their capacities as shareholders, to vote to adopt the merger agreement at Salant’s special meeting.

A certain director and the executive officers of Salant have interests in the merger and participate in certain economic arrangements that are different from, or are in addition to, those of Salant’s shareholders generally. These interests could have influenced such director, in his capacity as such, to vote to approve the merger agreement and to support and recommend that Salant’s shareholders vote to adopt the merger agreement at Salant’s special meeting, and could also influence such director and such executive officers, in their capacities as shareholders, to vote to adopt the merger agreement at Salant’s special meeting.

These include the following interests that arise from the merger:

•	Salant’s chairman of the board and chief executive officer, and its chief operating officer and chief financial officer, will receive a cash change-in-control payment of approximately $2.5 million and $630,000, respectively, on the merger closing date under the terms of amendments to their employment agreements entered into on November 25, 2002 and December 27, 2002, respectively,

•	certain executive officers and other employees of Salant, including its chief financial officer, are eligible to receive certain retention bonuses aggregating approximately $1.5 million if they remain employed by Salant for, or if their employment is terminated under certain circumstances within, six months after the closing of the merger,

•	certain executive officers and other employees of Salant also may become entitled to receive “enhanced” severance payments aggregating approximately $1.2 million if their employment is terminated under certain circumstances within six months after the closing of the merger,

•	certain executive officers and employees of Salant also may become entitled to receive their contractual severance payments aggregating up to approximately $3.7 million if their employment is terminated under certain circumstances either before or after the merger, and

•	unvested options to purchase an aggregate of 30,831 shares of Salant’s common stock held by directors and executive officers of Salant (as well as all other outstanding unvested options) will become fully vested and immediately exercisable at the closing of the merger.

Moreover, each of Salant’s directors and executive officers will be entitled to continued indemnification by Perry Ellis for five years after completion of the merger to the extent provided in Salant’s existing charter, by-laws and other contractual arrangements. Perry Ellis has agreed to pay for continued directors’ and officers’ liability insurance for three years after completion of the merger for these persons as well.

Certain non-public business and financial information relating to Perry Ellis and Salant reviewed by  Stone Ridge and Sawaya Segalas in connection with furnishing their respective fairness opinions included financial forecasts based upon a variety of assumptions, many of which are beyond Perry Ellis’ and Salant’s control.

        Certain non-public business and financial information relating to Perry Ellis and Salant reviewed by Stone Ridge and Sawaya Segalas in connection with furnishing their respective fairness opinions included forecasts of the anticipated, potential operating performance of both Perry Ellis and Salant. Forecasts of this nature are inherently imprecise, and they may not be realized or may differ significantly from those disclosed publicly.

The forecasts were prepared by management for internal use only and were not prepared for public disclosure purposes or in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and financial forecasts. Neither the independent auditors of Perry Ellis or the independent auditors of Salant, nor any other independent accountants, have audited, reviewed, examined, compiled or performed any procedures with respect to these financial forecasts, nor have they expressed any opinion or any other form of assurance or assumed any responsibility with respect to such information or its achievability.

The forecasts involve risks and inherent uncertainties and are based upon a variety of assumptions relating to Perry Ellis’ and Salant’s business, results of operations, industry performance, general business and economic conditions and other matters and are subject to significant contingencies, many of which are beyond Perry Ellis’ and Salant’s control. These forecasts are subjective in many respects and are susceptible to interpretations and periodic revision based on actual experience and business developments. The assumptions made in preparing the forecasts may not prove to be accurate.

It is expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the forecasts. None of Perry Ellis, Salant or any of their respective affiliates or representatives has updated or otherwise revised or intends to update or otherwise revise the forecasts contained in this document to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Risks Related to Perry Ellis

Perry Ellis has a significant amount of debt, which could have important negative consequences to Perry Ellis and the value of its common stock.

Perry Ellis currently has a significant amount of debt. Perry Ellis’ substantial indebtedness could have important negative consequences to Perry Ellis, including:

•	making it more difficult for Perry Ellis to satisfy its obligations with respect to its senior credit facility, senior secured notes, senior subordinated notes, letter of credit facilities and mortgage,

•	increasing Perry Ellis’ vulnerability to adverse general economic and industry conditions,

•	limiting Perry Ellis’ ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements,

•	requiring Perry Ellis to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of Perry Ellis’ cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes,

•	limiting Perry Ellis’ flexibility in planning for, or reacting to, changes in its business and the industry in which it operates, and

•	placing Perry Ellis at a competitive disadvantage compared to its less leveraged competitors.

The following chart shows certain important credit information as of January 31, 2003 after giving effect to the merger on a pro forma basis, an increase in Perry Ellis’ senior credit facility to $110.0 million and assuming the 20-day average price of Perry Ellis’ common stock used to determine the stock portion of the merger consideration was $12.00.

Total debt (a)	$258.4 million
Shareholders’ equity	$138.2 million

(a)	The amount represents $54.9 million in outstanding borrowings under Perry Ellis’ senior credit facility, $32.0 million in outstanding borrowings under Perry Ellis’ letter of credit facilities, $60.7 million in Perry Ellis’ outstanding senior secured notes, $99.2 million in Perry Ellis’ outstanding subordinated notes, and a $11.6 million balance on Perry Ellis’ mortgage on its main office, warehouse and distribution facility.

Perry Ellis’ ability to pay interest on and satisfy its indebtedness will depend upon, among other things, Perry Ellis’ future operating performance and its ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond its control. If, in the future, Perry Ellis cannot generate sufficient cash from operations to make scheduled payments on its indebtedness, it will need to refinance its existing indebtedness, obtain additional financing or sell assets which Perry Ellis may not be able to accomplish on favorable terms, if at all.

Perry Ellis is dependent upon the revenue generated by its licensing alliances and the loss or inability to renew certain licenses could reduce its royalty income and consequently its net income.

A portion of Perry Ellis’ net income is derived from licensing income received from its licensing partners. The interruption of the business of several of its licensing partners at any one time could adversely affect Perry Ellis’ royalty income and net income.

Licensing income accounted for $28.8 million or 9.4% of total revenue for fiscal 2003. Of the $28.8 million in licensing income, approximately 56.4% was derived from seven licensing partners. Of the 56.4%, Salant, Perry Ellis’ largest licensee, accounted for 19.9% of the total licensing income. Upon completion of the merger, however, Perry Ellis will no longer recognize royalty income from Salant but will recognize net sales. Perry Ellis had no other licensing partner which accounted for more than 5% of its licensing income for fiscal 2003.

Perry Ellis currently licenses the PING®, Nike®, Tommy Hilfiger® and Nautica® brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three years with automatic renewals depending upon whether licensees achieve certain targeted sales goals. Perry Ellis may not be able to renew or extend any of these licenses, on favorable terms, if at all. If Perry Ellis is unable to renew or extend any of these licenses, it could experience a decrease in net sales.

Perry Ellis is subject to certain restrictions imposed by its indebtedness that may limit its ability to implement its business strategy successfully.

The indenture governing Perry Ellis’ senior secured notes and subordinated notes contain covenants that, among other things, restrict Perry Ellis’ ability and the ability of its subsidiaries to:

•	incur additional indebtedness,

•	pay dividends on, redeem or repurchase our capital stock,

•	make certain investments,

•	issue or sell capital stock of restricted subsidiaries,

•	create certain liens,

•	sell assets,

•	sell or transfer any collateral,

•	in the case of our restricted subsidiaries, make dividends or other payments,

•	in the case of its restricted subsidiaries, guarantee indebtedness,

•	engage in transactions with affiliates, and

•	consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries on a consolidated basis.

In addition, Perry Ellis’ senior credit facility and mortgage contains covenants which are generally more restrictive than those contained in both indentures. If Perry Ellis breaches any covenants, the lenders under the senior credit facility or the lender under the mortgage could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If Perry Ellis is unable to repay those amounts, the lenders could proceed against Perry Ellis’ assets granted as collateral to secure that indebtedness. Perry Ellis’ assets may not be sufficient to repay in full its indebtedness.

In addition, if Perry Ellis defaults under either indenture, the senior credit facility or the mortgage, that default could constitute a cross-default under the indentures, the senior credit facility or the mortgage, as applicable. If a cross-default were to occur, as of May 14, 2003, approximately $195.4 million of Perry Ellis’ long- and short-term debt obligations would become immediately due and payable, which Perry Ellis might not be able to repay. If Perry Ellis were unable to repay such debt obligations, the value and market price of your Perry Ellis shares could be significantly reduced.

Perry Ellis’ business could be negatively impacted by the financial instability of its customers.

During the past several years, various retailers, including some of Perry Ellis’ customers, have experienced significant difficulties, including bankruptcies, liquidations, consolidation of ownership, and increased centralization of buying decisions. For example, both K-Mart and Casual Male filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code. These and other financial problems of some of Perry Ellis’ customers increase the risk of extending credit to these retailers. Consistent with industry practices, Perry Ellis sells products primarily on open account after completing an appropriate credit review. A significant adverse change in a customer or its financial position could cause Perry Ellis to limit or discontinue business with that customer, require Perry Ellis to assume more credit risk relating to that customer’s receivables or limit Perry Ellis’ ability to collect amounts related to previous purchases by that customer, all of which could harm Perry Ellis’ business, financial condition and results of operation by causing a significant decline in revenues attributable to such customers.

Perry Ellis may not be able to anticipate consumer preferences and fashion trends which could negatively affect acceptance of its products by retailers and consumers and result in a significant decrease in net sales.

Any failure by Perry Ellis to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of its products by retailers and consumers and result in a significant decrease in net sales or leave Perry Ellis with a substantial amount of unsold inventory. Perry Ellis believes that its success depends on its ability to anticipate, identify and respond to changing fashion trends in a timely manner. Perry Ellis’ products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. Perry Ellis may not be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, any new products or brands that Perry Ellis introduces may not be successfully received by retailers and consumers. Due to the fact that Perry Ellis began marketing women’s apparel with the acquisition of the Jantzen swimwear business in fiscal 2003, Perry Ellis may be more subject to additional changes in fashion trends as women’s fashion trends have historically changed more rapidly than men’s. If Perry Ellis’ products are not successfully received by retailers and consumers and it is left with a substantial amount of unsold inventory, Perry Ellis may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, Perry Ellis’ business, financial condition, results of operations and prospects may be harmed.

Perry Ellis relies on a few key customers, and the loss of any one key customer would substantially reduce Perry Ellis’ revenue.

Perry Ellis derives a significant amount of its revenues from a few major customers. A significant decrease in business from or loss of any of Perry Ellis’ major customers could harm Perry Ellis’ financial condition by causing a significant decline in revenues attributable to such customers.

Net sales to Perry Ellis’ five largest customers totaled approximately 40% of net sales during fiscal 2003, 47% of net sales during fiscal 2002, and 42% of net sales during fiscal 2001. Perry Ellis’ largest customers include Wal-Mart, J.C. Penney, Kohl’s, Sears and Mervyn’s. Sales to Wal-Mart accounted for approximately 11% of net sales during fiscal 2003. Sales to Target, Wal-Mart, and J.C. Penney accounted for approximately 12%, 11% and 11% of net sales during fiscal 2002, respectively. Sales to Wal-Mart and J.C. Penney accounted for approximately 14% and 11% of net sales during fiscal 2001, respectively. No other single customer accounted for more than 10% of Perry Ellis’ net sales during these fiscal years.

Although Perry Ellis has long-established relationships with many of its customers, Perry Ellis does not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. Perry Ellis believes that purchasing decisions are generally made independently by individual department stores within a company controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to Perry Ellis of such concentration increases. If Perry Ellis’ customers were to curtail or cease their purchase orders with Perry Ellis, Perry Ellis’ revenues could significantly decrease and Perry Ellis’ financial condition could be significantly harmed.

Perry Ellis needs significant working capital to fund its operations, a substantial portion of which is financed, and its inability to continue to finance such working capital could significantly affect Perry Ellis’ marketing and sales effort because Perry Ellis’ ability to purchase inventory would be significantly curtailed.

Perry Ellis needs significant working capital to purchase inventory and is often required to post letters of credit when placing an order with one of its foreign manufacturers. Perry Ellis meets its working capital needs through its operating cash flow and its senior credit facility and letter of credit facilities. Perry Ellis has obtained a commitment letter to increase its senior credit facility to $110.0 million, subject to inventory and accounts receivable borrowing base limitations. If Perry Ellis is unable to extend or renew either its senior credit facility or letter of credit facilities on satisfactory terms or in the event borrowings thereunder were unavailable to it as a result of any noncompliance with any covenants contained therein, Perry Ellis’ ability to purchase inventory would be curtailed or eliminated which would significantly affect Perry Ellis’ marketing and sales efforts thus harming Perry Ellis’ business.

Perry Ellis is controlled by a few principal shareholders who presently have and after the Salant merger will continue to have the ability to significantly influence the election of Perry Ellis’ directors and the outcome of all other issues submitted to Perry Ellis’ shareholders.

As of May 14, 2003, George Feldenkreis, Perry Ellis’ chairman of the board and chief executive officer, his children, Oscar Feldenkreis, Perry Ellis’ president and chief operating officer, and Fanny Hanono, Perry Ellis’ secretary and treasurer, and their respective affiliates, beneficially owned approximately 53.8% of Perry Ellis’ outstanding common stock. As a result, such persons presently have the ability to determine the election of Perry Ellis’ directors and the outcome of all other issues submitted to Perry Ellis’ shareholders.

Assuming the issuance of a maximum of 3,250,000 shares of Perry Ellis’ common stock in the merger, these shareholders would beneficially own approximately 37.3% of Perry Ellis’ outstanding common stock immediately following the merger and, therefore, will still have the ability to significantly influence the election of Perry Ellis’ directors and the outcome of all other issues submitted to Perry Ellis’ shareholders. Moreover, these and other principal shareholders of Perry Ellis, together with Salant’s current principal shareholders, would own approximately 61.8% of Perry Ellis’ outstanding common stock, assuming the issuance of a maximum of 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger. Collectively, Perry Ellis’ and Salant’s current principal shareholders would have sufficient combined voting power to determine the election of Perry Ellis’ directors and the outcome of all other issues submitted to Perry Ellis’ shareholders. Assuming the issuance of 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger, former shareholders and exercising optionholders of Salant, as a group, would own approximately 33.6% of the outstanding shares of Perry Ellis’ common stock.

Perry Ellis operates in a highly competitive and fragmented industry and its failure to successfully compete could result in a loss of one or more significant customers.

The retail apparel industry is highly competitive and fragmented. Perry Ellis’ competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than Perry Ellis. Perry Ellis believes that the principal competitive factors in the apparel industry are:

•	brand name and brand identity;

•	timeliness, reliability and quality of services provided;

•	market share and visibility;

•	price; and

•	the ability to anticipate customer demands and maintain appeal of products to customers.

The level of competition and the nature of Perry Ellis’ competitors varies by product segment with low-margin, mass-market manufacturers being its main competitors in the less expensive segment of the market and American and foreign designers and licensors competing with it in the more upscale segment of the market. If Perry Ellis does not maintain its brand name and identity and continue to provide high quality and reliable services on a timely basis at competitive prices, it may not be able to continue to compete in its highly competitive industry. If Perry Ellis is unable to compete successfully, it could lose one or more of its significant customers to competitors which, if not replaced, could negatively impact Perry Ellis’ sales and financial performance.

Perry Ellis depends on certain key personnel the loss of which could significantly negatively impact its ability to manage its business.

Perry Ellis’ future success depends to a significant extent on retaining the services of certain executive officers and directors, in particular George Feldenkreis, its chairman of the board and chief executive officer, and Oscar Feldenkreis, its president and chief operating officer. They are each party to an employment agreement, which was renewed in December 2002 for an additional two-year period expiring in May 2005. The loss of the services of either Messrs. George and Oscar Feldenkreis, or any other key member of management, could have a material adverse effect on Perry Ellis’ ability to manage its business. Perry Ellis’ continued success is dependent upon its ability to attract and retain qualified management, administrative and sales personnel to support its future growth and its inability to do so may have a significant negative impact on its ability to manage its business.

Perry Ellis’ Shareholders

In addition to the other information contained in this document, Perry Ellis’ shareholders should carefully consider the following risk factors in deciding whether and how to vote.

Risks Related to the Merger

Perry Ellis may not uncover all risks associated with the Salant merger or any future acquisitions and a significant liability may arise after closing.

There may be risks that Perry Ellis fails or is unable to discover in the course of performing its due diligence investigations related to the Salant merger and any future acquisitions which could result in significant liabilities arising after the consummation of such transactions. In connection with the proposed Salant merger, Perry Ellis will assume all of Salant’s liabilities, whether pre-existing or contingent, as a matter of law. Moreover, as in the proposed merger with Salant, to the extent Perry Ellis acquires all of the capital stock of potential future sellers, it will assume all of the seller’s liabilities as a matter of law. As is customary in transactions similar to the merger, the merger agreement does not provide for any indemnification of Perry Ellis against any of Salant’s liabilities should they arise or become known to Perry Ellis after the closing. Such liabilities could include those arising from the trademarks, employee benefits and pension contribution obligations of a prior owner, accounting and financial reporting matters, tax matters and noncompliance with applicable federal, state or local environmental requirements by prior owners for which Perry Ellis, as a successor owner, may potentially be responsible. While Perry Ellis has tried to minimize these risks by conducting such due diligence, including trademark, employee benefits and environmental reviews, that it deems appropriate under the circumstances it may not have identified all existing or potential risks. Any significant liability that may arise after the closing may harm Perry Ellis’ business, financial condition, results of operations and prospects by requiring Perry Ellis to expend significant funds to satisfy such liability.

Perry Ellis’ existing shareholders may be substantially diluted by the issuance of shares of Perry Ellis’ common stock in the merger and the issuance of up to 3,250,000 additional shares of Perry Ellis’ common stock may depress the market price of Perry Ellis’ common stock.

Perry Ellis’ existing shareholders will have rights which are equal to those of the holders of the newly-issued shares of Perry Ellis’ common stock in the merger. In determining whether to vote in favor of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock in the merger, Perry Ellis’ shareholders should consider that they are subject to the risk of substantial dilution to their interests which will result from the issuance of such shares, and that as a result of such issuance, Salant’s former shareholders and exercising optionholders would own approximately 33.6% and Perry Ellis’ current shareholders would own approximately 66.4% of Perry Ellis’ outstanding common stock, respectively. Perry Ellis’ current shareholders’ ownership interest would decrease by approximately 33.6%. This economic ownership dilution could reduce the market price of Perry Ellis’ common stock unless and until Perry Ellis achieves revenue growth or cost savings and other business economies of scale sufficient to offset the effect of this issuance. Perry Ellis may never achieve such revenue growth, cost savings or other business economies of scale. See “Chapter VIII—Security Ownership of Certain Principal Beneficial Owners and Management—Perry Ellis (Immediately Following the Merger)” on page VIII-6 of this document.

Salant relies on a few key customers, the loss of any one key customer would substantially reduce the revenues of the surviving corporation.

Salant derives a significant amount of its revenues from a few major customers. A significant decrease in business from or loss of any of Salant’s major customers could harm the surviving corporation’s financial condition by causing a significant decline in revenues attributable to such customers.

Sales to Salant’s five largest customers totaled approximately 52% of sales during fiscal 2002, 57% of sales during fiscal 2001, and 67% of sales during fiscal 2000. Salant’s current largest customers include The May Department Stores Company, Federated Department Stores, Inc., Dillards, Inc. and J.C. Penney Company, Inc. Sales to The May Department Stores Company accounted for approximately 16%, 12% and 17% of sales during fiscal 2002, 2001 and 2000, respectively. Sales to Federated Department Stores, Inc. accounted for approximately 14%, 15% and 19% of sales during fiscal 2002, 2001 and 2000, respectively. Sales to Dillard, Inc. accounted for approximately 12%, 18% and 18% of sales during fiscal 2002, 2001 and 2000, respectively. In 2002, approximately 10% of the Salant’s sales were made to J.C. Penney Company, Inc. and in 2001 and 2000, approximately 12% and 13% of Salant’s sales were made to the TJX Companies, Inc., respectively.

Although Salant has long-established relationships with many of its customers, Salant does not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. If Salant’s customers were to curtail or cease their purchase orders with Salant, Salant’s revenues could significantly decrease and Salant’s financial condition could be significantly harmed.

Risks Related to Perry Ellis

Certain features of Perry Ellis’ articles of incorporation may have anti-takeover effects that could discourage or prevent a change in control of Perry Ellis, which may suppress Perry Ellis’ stock price or cause it to decline.

Current provisions of Perry Ellis’ articles of incorporation:

•	prohibit cumulative voting in the election of Perry Ellis’ directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of Perry Ellis’ shareholders, and

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of Perry Ellis’ shareholders.

Additionally, at Perry Ellis’ annual meeting, Perry Ellis’ shareholders are being asked to vote on proposals to amend Perry Ellis’ articles of incorporation, among other things, to:

•	increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000,
•	increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000,

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting,

•	require shareholders seeking to nominate directors for election to Perry Ellis’ board to first comply with certain advance notice and disclosure procedures, and

•	require the affirmative vote of 66 2/3% of Perry Ellis’ outstanding common stock to effect certain future amendments to the articles.

        These provisions may have the effect of maintaining in office current management and may make it more difficult and time consuming for shareholders or third parties to influence the management, policies or affairs of Perry Ellis, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the current market price of Perry Ellis’ common stock. These provisions could also discourage proxy contests and make it more difficult for Perry Ellis’ shareholders to elect new or replacement directors and to cause Perry Ellis to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with Perry Ellis’ board. As a result, Perry Ellis may be less likely to receive unsolicited acquisition and other proposals that some of Perry Ellis’ shareholders might consider beneficial. These anti-takeover effects may suppress Perry Ellis’ stock price or cause it to decline.

MARKET PRICE AND DIVIDEND INFORMATION

The following table shows, for the periods indicated, the reported high and low sale prices for shares of Perry Ellis’ common stock on The Nasdaq Stock Market and the high and low sale prices for shares of Salant’s common stock on the Over-the-Counter Bulletin Board for the quarters indicated. Neither Perry Ellis nor Salant has paid any cash dividends on their common stock during the periods presented. According to Perry Ellis, there were, as of May 14, 2003, approximately 6,500,076 shares of Perry Ellis’ common stock issued and outstanding, held by approximately 49 shareholders of record. According to Salant, there were, as of May 14, 2003, approximately 8,797,532 shares of Salant’s common stock issued and outstanding, held by approximately 282 shareholders of record.

	Perry Ellis’ Common Stock
	Low	High
Fiscal Year 2002
First Quarter	$5.69	$7.38
Second Quarter	6.26	9.00
Third Quarter	5.11	8.60
Fourth Quarter	5.30	9.50

Fiscal Year 2003
First Quarter	$6.65	$12.25
Second Quarter	11.50	17.85
Third Quarter	9.40	15.00
Fourth Quarter	11.65	17.80

Fiscal Year 2004
First Quarter	$17.54	$20.95
Second Quarter (through May 16, 2003)	$18.55	$21.14

	Salant’s Common Stock
	Low	High
Fiscal Year 2001
First Quarter	$2.62	$3.25
Second Quarter	2.65	4.00
Third Quarter	1.60	2.59
Fourth Quarter	1.64	2.05

Fiscal Year 2002
First Quarter	$1.75	$2.70
Second Quarter	2.65	3.10
Third Quarter	2.15	2.80
Fourth Quarter	2.14	4.99

Fiscal Year 2003
First Quarter	$3.75	$9.00
Second Quarter (through May 16, 2003)	$8.96	$9.22

Comparative Market Price Information

On February 3, 2003, the last full trading day prior to the public announcement of the merger, and on May 16, 2003, the last full trading day for which such information could practicably be calculated prior to the date of this document, the following table presents:

•	the closing sale price of Perry Ellis’ common stock, as reported on The Nasdaq Stock Market,

•	the closing sale price of Salant’s common stock, as reported on the OTC Bulletin Board, and

•	the market value based on the closing sale price on the dates specified below of shares of Perry Ellis’ common stock to be received in the merger for one share of Salant’s common stock in the merger, based on an exchange ratio of 0.2001share of Perry Ellis’ common stock for each share of Salant’s common stock.

Date	Closing Price of Perry Ellis’ Common Stock	Closing Price of Salant’s Common Stock	Equivalent Price Per Share of Salant’s Common Stock
February 3, 2003	$17.54	$4.92	$8.99
May 16, 2003	$20.07	$9.22	$9.37

The actual value of the shares of Perry Ellis’ common stock that Salant’s shareholders will receive in the merger may be higher or lower than the equivalent prices shown in the table above.

Because the exchange ratio will be based on the average closing sale prices of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading days ending on the third full trading day next preceding the closing date of the merger, Salant’s shareholders are urged to calculate the average Perry Ellis’ stock price by obtaining current market quotations before making any decision as to how to vote their shares of Salant’s common stock at Salant’s special meeting to determine the number of shares that would be issued in the merger as of the time you submit your proxy.

Perry Ellis’ annual meeting and Salant’s special meeting will be held on the same day. Perry Ellis and Salant anticipate closing the proposed merger within two business days after the date of Perry Ellis’ annual meeting and Salant’s special meeting. Accordingly, Perry Ellis and Salant intend to calculate and publicly announce the exchange ratio as of the close of business on the trading day immediately preceding the date of their respective shareholder meetings. Perry Ellis and Salant also intend to announce the exchange ratio at their respective shareholder meetings prior to the taking of any votes—to enable you to determine how many shares of Perry Ellis’ common stock and how much cash you will receive in the merger.

Therefore, if you submit a proxy before that date, you may not know the precise number of shares of Perry Ellis’ common stock you will receive in the merger at the time you vote.

Neither Perry Ellis nor Salant currently pays cash dividends in respect of their common stock. Each of Perry Ellis and Salant is prohibited from paying cash dividends in respect of its common stock under the terms of its senior credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Perry Ellis” and “—Salant.”

PERRY ELLIS SELECTED HISTORICAL FINANCIAL DATA

The following selected financial data is qualified by reference to, and should be read in conjunction with, the consolidated financial statements of Perry Ellis and related notes included in this document beginning on page F-1. Certain amounts in prior fiscal years have been reclassified to conform to the 2003 presentation.

(in thousands, except for per share data)

	Fiscal Year Ended January 31,
	1999	2000	2001	2002	2003
	(in thousands, except per share amounts)
Income Statement Data:
Net sales	$219,966	$227,732	$258,888	$251,310	$277,028
Net royalty income	3,057	22,840	25,790	26,681	28,813

Total revenues	223,023	250,572	284,678	277,991	305,841
Cost of sales	166,198	171,413	200,884	191,601	205,001

Gross profit	56,825	79,159	83,794	86,390	100,840
Selling, general and administrative expenses	38,097	42,663	49,408	55,447	63,850
Depreciation and amortization	2,161	5,181	6,130	6,662	3,583

Operating income	16,567	31,315	28,255	24,281	33,407
Interest expense	3,494	13,905	15,766	13,550	15,795

Income before minority interest and income taxes	13,073	17,410	12,489	10,731	17,612
Minority interest	—	—	—	83	89
Income taxes	4,491	6,530	4,663	4,040	6,726

Net income	$8,582	$10,880	$7,826	$6,608	$10,797

Net income per share:
Basic	$1.29	$1.62	$1.17	$1.01	$1.69
Diluted	$1.27	$1.59	$1.16	$1.01	$1.65
Weighted average number of shares outstanding
Basic	6,674	6,726	6,689	6,517	6,387
Diluted	6,770	6,857	6,745	6,535	6,550

Other Financial Data and Ratios:
EBITDA (a)	18,728	36,496	34,385	30,860	36,901
Cash flows from operations	14,341	14,047	(2,112)	22,375	(16,795)
Cash flows from investing	(10,240)	(104,091)	(5,434)	(3,021)	(47,349)
Cash flows from financing	(4,938)	90,097	7,665	(18,319)	67,479
Capital expenditures	4,005	2,332	2,712	2,922	22,076

Balance Sheet Data (at year end):
Working capital	71,300	70,651	88,879	60,932	119,898
Total assets	108,958	224,873	243,113	234,061	331,237
Total debt (b)	33,511	128,270	137,066	120,828	194,432
Total stockholders’ equity	64,946	76,020	82,879	87,204	99,402

a)

EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation expense, and amortization expense as outlined below in tabular format. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, do not regard this figure as an alternative to cash flows as a measure of liquidity. We believe that EBITDA provides some indication of Perry Ellis’ ability to satisfy its debt obligations but is not necessarily comparable with similarly titled measures for other companies. See “Statements of Cash Flows” in our consolidated financial statements.

	Fiscal Year Ended January 31,
	1999	2000	2001	2002	2003
	(In thousands)
Net income	$8,582	$10,880	$7,826	$6,608	$10,797
Depreciation and amortization	2,161	5,181	6,130	6,662	3,583
Interest expense	3,494	13,905	15,766	13,550	15,795
Income taxes	4,491	6,530	4,663	4,040	6,726

EBITDA	$18,728	$36,496	$34,385	$30,860	$36,901

b)	Total debt includes balances outstanding under Perry Ellis’ senior credit facility, senior secured notes, senior subordinated notes, and real estate mortgage.

SALANT SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of and for the three months ended March 29, 2003 and March 30, 2002, as of December 28, 2002 and December 29, 2001 and for each of the fiscal years in the three year period ended December 28, 2002 have been derived from the consolidated financial statements of Salant. The selected consolidated balance sheet data for fiscal years 1998 through 2000 and statement of operations data for fiscal years 1998 and 1999 have been derived from Salant’s audited consolidated financial statements, which are not included herein. The consolidated financial data for the three months as of and ended March 29, 2003 and March 30, 2002 is derived from Salant’s unaudited consolidated condensed quarterly financial statements which in the opinion of management include all adjustments of a normal recurring nature which are necessary to present fairly such financial statements. Such consolidated financial data should be read in conjunction with Chapter VI— “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Salant” and with the consolidated financial statements, including the related notes thereto, included in this document beginning on page VI-18.

(Amounts in thousands except share, per share and ratio data)

	Mar. 29, 2003	Mar. 30, 2002	Dec. 28, 2002	Dec. 29, 2001	Dec. 30, 2000	Jan. 01, 2000	Jan. 02, 1999
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)	(52 Weeks)	(52 Weeks)	(52 Weeks)
For The Period Ended:	(unaudited)
Continuing Operations:
Net sales	$67,187	$60,275	$251,903	$207,773	$208,303	$248,730	$300,586
Restructuring reversal / (costs) (a)	—	—	—	100	629	(4,039)	(24,825)
Income/(loss) from continuing operations before discontinued operations and extraordinary gain	2,222	463	19,522	(2,149)	12,711	(2,148)	(56,775)
Discontinued Operations:
Income/(loss) from operations, net of income taxes	—	—	31	273	569	(1,955)	(10,163)
Loss on disposal, net of income taxes	—	—	—	—	—	—	(5,724)
Extraordinary gain (b)	—	—	—	—	—	24,703	—
Net income/(loss)(a)	2,222	463	19,553	(1,876)	13,280	20,600	(72,662)
Basic earnings/(loss) per share (d):
Earnings/(loss) per share from continuing operations before discontinued operations and extraordinary gain (a)	$.25	$.05	$2.08	$(0.22)	$1.28	$(0.21)	$(5.68)
Earnings/(loss) per share from discontinued operations	—	—	.00	.03	.06	(0.20)	(1.59)
Earnings per share from extraordinary gain (b)	—	—	—	—	—	2.47	—
Basic earnings/(loss) per share (a)	.25	.05	2.08	(0.19)	1.34	2.06	(7.27)
Diluted earnings/(loss) per share (d):
Earnings/(loss) per share from continuing operations before discontinued operations and extraordinary gain (a)	$.24	$.05	$2.06	$(0.22)	$1.28	$(0.21)	$(5.68)
Earnings/(loss) per share from discontinued operations	—	—	.00	.03	.06	(0.20)	(1.59)
Earnings per share from extraordinary gain (b)	—	—	—	—	—	2.47	—
Diluted earnings/(loss) per share (a)	.24	.05	2.06	(0.19)	1.34	2.06	(7.27)
Cash dividends per share	—	—	—	—	—	—	—
At Period End:
Current assets	$99,139	$73,679	$104,506	$86,757	$102,859	$93,331	$149,697
Total assets	136,440	116,548	142,529	117,732	130,548	121,803	176,129
Current liabilities (c)	23,002	16,583	31,336	18,272	27,533	32,069	201,766
Deferred liabilities	10,116	4,417	10,105	4,377	5,642	4,133	5,273
Working capital/(deficiency)	76,137	57,096	73,170	68,485	75,326	61,262	(52,069)
Current ratio	4.3:1	4.4:1	3.3:1	4.7:1	3.7:1	2.9:1	0.7:1
Shareholders’ equity/(deficiency)	$103,322	$95,548	$101,065	$95,083	$97,373	$85,601	$(30,910)
Book value per share	$11.76	$9.65	$11.51	$9.60	$9.83	$8.65	$(2.04)
Number of shares outstanding	8,783	9,901	8,782	9,901	9,901	9,901	15,171
Pro forma book value per share	—	—	—	—	—	—	$(3.09)
Pro forma number of shares outstanding	—	—	—	—	—	—	10,000

(a)	Includes, for the year ended December 29, 2001 a reversal of $100 ($0.01 per share; tax benefit not available) related primarily to better than anticipated recovery on certain assets. For the year ended December 30, 2000 a reversal of $629 ($0.06 per share; tax benefit not available) related primarily to better than anticipated recovery on the sale of assets and settlement of previously recorded liabilities. For the year ended January 1, 2000, a provision for $4,039 ($0.40 per pro forma share; tax benefit not available) for restructuring costs related primarily to severance for employees terminated in connection with the Company’s restructuring and exit from its non-Perry Ellis businesses. For the year ended January 2, 1999, a provision of $24,825 ($2.48 per pro forma share; tax benefit not available) for restructuring costs primarily related to the Company’s intention to focus solely on its Perry Ellis men’s apparel business and, as a result, exit its non-Perry Ellis menswear divisions. See Note 3. Restructuring Costs to the consolidated financial statements for additional discussion regarding years 2000-2002.
(b)	Includes, for the year ended January 1, 2000, a gain of $24,703 ($2.47 per pro forma share) related to the conversion of all the Senior Notes and the related unpaid interest into equity
(c)	At January 1, 2000 the Senior Notes had been converted into equity. At January 2, 1999, long term debt of $104,879 was classified as liabilities subject to compromise and as a current liability, respectively. See Note 1. Financial Reorganization to the consolidated financial statements.
(d)	Pro forma basic income/(loss) per share is based on the weighted average number of common shares as if the new common stock had been issued at the beginning of the earliest period presented for fiscal 1999 and 1998.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The “Pro Forma Condensed Combined Financial Data” set forth below gives effect to the proposed merger transaction with Salant, as if it had been consummated on February 1, 2002.

The data presented below has been derived from our consolidated financial statements and the financial statements of Salant. This data does not purport to present what our operating results or financial condition would actually have been had the Salant merger actually occurred as of the date indicated above or to project our financial condition for any future period. The data presented below should be read in conjunction with our consolidated financial statements and notes thereto, “Unaudited Pro Forma Condensed Combined Financial Data” and notes thereto, Chapter VI—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto of Perry Ellis and Salant included elsewhere herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

Pro Forma as of January 31, 2003
(dollars in millions)
Assets
Total current assets	$242,126
Total long-term assets	207,926

Total Assets	$450,052

Total current liabilities	$ 63,756
Total long-term debt	226,433
Other long-term liabilities and minority interest	21,711
Stockholders’ Equity	138,152

Total Liabilities and Stockholders’ Equity	$450,052

Unaudited Pro Forma Condensed Combined Statement of Operations

Pro Forma Fiscal Year Ended January 31, 2003
(dollars in millions, except per share data)

Total revenues	$552.6
Operating income	50.8
Interest expense	16.2
Net income	21.3
Earnings per share:
Basic	$ 2.21

Diluted	$ 2.17

COMPARATIVE PER SHARE DATA

The following table shows (1) the historical net income and book value per share of Perry Ellis’ common stock as of and for the fiscal year ended January 31, 2003 and the historical net income and book value per share of Salant’s common stock as of and for the fiscal year ended December 28, 2002 in comparison with the unaudited pro forma combined net income and book value per share after giving effect to Perry Ellis’ proposed merger with Salant and (2) the equivalent historical net income and book value per share of Perry Ellis’ common stock and of Salant’s common stock, for the above-mentioned periods, attributable to 0.3346 of a share of Perry Ellis’ common stock, which is the maximum fraction of a share of Perry Ellis’ common stock that would be received for each share of the Salant’s common stock, assuming the 20-day average price of Perry Ellis’ common stock was $12.00 or less.

The historical book value per share data is computed by dividing stockholders’ equity by the number of shares of Perry Ellis’ common stock or Salant’s common stock in each case outstanding at the end of each period. The pro forma book value per share data is computed by dividing pro forma stockholder’s equity by the pro forma number of shares of Perry Ellis’ common stock outstanding at the end of each period. Salant’s equivalent pro forma combined net income per share and book value per share amounts are calculated by multiplying Perry Ellis’ pro forma combined net income per share and book value by 0.3346, the exchange ratio discussed above.

The following information should be read in conjunction with (1) the separate historical consolidated financial statements (including Salant’s unaudited consolidated condensed quarterly financial data for the first quarter 2003) and related notes of Perry Ellis and Salant included in this joint proxy statement-prospectus and (2) the unaudited pro forma combined condensed financial information and related notes of the combined company commencing on page V-1 of this joint proxy statement-prospectus and the selected consolidated financial data of each of Perry Ellis and Salant commencing on pages I-29 and I-31, respectively, of this joint proxy statement-prospectus. The pro forma information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger with Salant had been completed as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. No cash dividends have been declared or paid on Perry Ellis’ common stock or Salant’s common stock for the last five fiscal years of each company.

	Perry Ellis	Perry Ellis Pro Forma Combined
Net income per common (fiscal year ended January 31, 2003)
Basic:	$ 1.69	$ 2.21
Diluted:	$ 1.65	$ 2.17
Book value common share	$15.47	$14.28

	Salant	Salant Equivalent Pro Forma Combined
Net income per common (fiscal year ended December 28, 2002)
Basic:	$ 2.08	$ 0.74
Diluted:	$ 2.06	$ 0.73
Book value common share	$11.51	$ 4.78

CHAPTER II

INFORMATION ABOUT THE MEETINGS

PERRY ELLIS’ ANNUAL MEETING

General

This joint proxy statement-prospectus is being furnished to Perry Ellis’ shareholders in connection with the solicitation of proxies by Perry Ellis’ board of directors for use at Perry Ellis’ 2003 annual meeting of shareholders.

This joint proxy statement-prospectus is first being furnished to Perry Ellis’ shareholders on or about May 20, 2003.

Date, Time and Place of the Annual Meeting

Perry Ellis’ annual meeting is scheduled to be held at 11:00 a.m., New York City time, on Tuesday,  June 17, 2003, at Le Parker Meridien Hotel, 119 W. 56th Street, New York, New York 10019.

Purpose of the Annual Meeting

At Perry Ellis’ annual meting, or any adjournment or postponement of the annual meeting, Perry Ellis’ shareholders will be asked:

1.	To consider and vote on a proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger.

2.	To elect three directors of Perry Ellis to serve for a three-year term expiring in 2006 and until the election and qualification of his successor.

3.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000.

4.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000.

5.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to eliminate the ability to take shareholder action by written consent in lieu of a shareholder meeting.

6.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to require advance notice and disclosure procedures for shareholders seeking to nominate Perry Ellis’ directors.

7.	To consider and vote on a proposal to approve an amendment to Perry Ellis’ articles of incorporation to require the affirmative vote of 66 2/3% of the outstanding common stock of Perry Ellis to effect certain future amendments to the articles.

8.	To consider and vote upon a proposal to approve an amendment to Perry Ellis’ 2002 Stock Option Plan to allow restricted stock awards to be granted to participants in the plan and to increase the shares of common stock reserved for issuance under the plan from 1,000,000 to 1,500,000.

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9.	To consider and vote upon a proposal to ratify the appointment by Perry Ellis’ audit committee of Deloitte & Touche LLP as Perry Ellis’ independent auditors for the fiscal year ending January 31, 2004.

10.	To consider and act on any other matters that properly may be presented at the annual meeting or any adjournment or postponement of the annual meeting, including proposals to adjourn the annual meeting to permit further solicitation of proxies by the board of directors of Perry Ellis in the event there are not sufficient votes to approve any of the proposals above at the time of the annual meeting; provided that no proxy which is voted against Proposal 1 above will be voted in favor of adjournment to solicit further proxies for that proposal.

Each of these proposals are entirely independent of each other and will be voted on separately, and the effectiveness of any one of these proposals is not conditioned upon the approval by Perry Ellis’ shareholders of any of the other proposals to be voted on at the annual meeting.

Record Date For The Annual Meeting

Perry Ellis’ board of directors has fixed the close of business on May 14, 2003 as the record date for determining which shareholders of Perry Ellis are entitled to notice of and to vote at Perry Ellis’ annual meeting. On this date, there were 6,500,076 shares of Perry Ellis’ common stock outstanding, held by approximately 49 holders of record.

Vote Required For Adoption of Proposals

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Perry Ellis’ common stock entitled to vote at the annual meeting is necessary to constitute a quorum for each proposal presented at Perry Ellis’ annual meeting. If less than a majority of the outstanding shares of Perry Ellis’ common stock entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the annual meeting before an adjournment is taken.

The only outstanding voting securities of Perry Ellis are shares of Perry Ellis’ common stock. Only holders of record of Perry Ellis’ common stock on the record date for Perry Ellis’ annual meeting are entitled to notice of and to vote at Perry Ellis’ annual meeting. Each share of Perry Ellis’ common stock is entitled to one vote on all matters properly submitted to Perry Ellis’ shareholders.

•	Approval of Proposal Nos. 1, 3, 4, 5, 6, 8 and 9 listed above requires the affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy.

•	A plurality of the votes cast in person or by proxy at the annual meeting is required to elect Perry Ellis’ three directors.

•	Approval of Proposal No. 7 above requires the affirmative vote cast at the annual meeting in person or by proxy of the holders of not less than 66 2/3% of Perry Ellis’ outstanding common stock.

Perry Ellis’ chairman and chief executive officer, and its president and chief operating officer, and certain of their affiliates have agreed with Salant to vote all of their outstanding shares of Perry Ellis’ common stock in favor of Proposal No. 1 listed above. On May 14, 2003, these shares represented in the aggregate approximately 49.6% of the outstanding shares of Perry Ellis’ common stock.

On May 14, 2003, Perry Ellis’ directors and executive officers and their affiliates beneficially owned in the aggregate approximately 56.0% of the outstanding shares of Perry Ellis’ common stock. Each of Perry Ellis’ directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Perry Ellis’ common stock he or she holds in favor of each of the proposals to be considered and voted on a Perry Ellis’ annual meeting.

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Proxies

All shares of Perry Ellis’ common stock represented by properly executed proxies received before or at Perry Ellis’ annual meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted:

•	“FOR” the proposal to approve the issuance of shares of Perry Ellis’ common stock in the merger,

•	“FOR” the election of each of the three directors nominated by Perry Ellis’ board of directors,

•	“FOR” the proposal to approve the amendment to Perry Ellis’ articles of incorporation to increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000,

•	“FOR” the proposal to approve the amendment to Perry Ellis’ articles of incorporation to increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000,

•	“FOR” the proposal to approve the amendment to Perry Ellis’ articles of incorporation to eliminate the ability to take shareholder action by written consent in lieu of a shareholder meeting,

•	“FOR” the proposal to approve the amendment to Perry Ellis’ articles of incorporation to require advance notice and disclosure procedures for shareholders seeking to nominate Perry Ellis’ directors,

•	“FOR” the proposal to approve the amendment to Perry Ellis’ articles of incorporation to require the affirmative vote of 66 2/3% of the outstanding common stock of Perry Ellis to effect certain future amendments to the articles,

•	“FOR” the proposal to approve the amendment to Perry Ellis’ 2002 Stock Option Plan to allow restricted stock awards to be granted to participants in the plan and to increase the shares of common stock reserved for issuance under the plan from 1,000,000 to 1,500,000, and

•	“FOR” the proposal to ratify the appointment by Perry Ellis’ audit committee of Deloitte & Touche LLP as Perry Ellis’ independent auditors for the fiscal year ending January 31, 2004.

We urge you to mark the box on the proxy card to indicate how to vote your shares.

Prior to the annual meeting, Perry Ellis will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Perry Ellis’ common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and will receive, count and tabulate ballots and votes and determine the results thereof.

If you fail to send back a proxy card or vote in person at the annual meeting, your shares will not be counted for any purpose, including in determining whether a quorum is present. If you send back a proxy card but withhold authority to vote for a nominee for election as a director by marking the appropriate box, your shares will be counted for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” the election of such nominee.

If you send back a proxy card but abstain from voting on any proposal by marking the abstention box, your shares will be considered present and entitled to vote at the annual meeting and will be counted in determining whether a quorum is present. However, these shares will not be counted as votes cast “FOR” or “AGAINST” any proposal with respect to which you have abstained.

If your shares are held in “street name”, and you do not tell your broker or nominee how to vote your shares, the broker or nominee can vote them as it sees fit only on matters that are determined to be “routine,” such as the election of directors and ratification of independent auditors, but not on any other proposal. If a broker has discretionary authority to vote shares that are not voted by its customers for or against a proposal, these shares

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will be considered present and entitled to vote on such proposal at the annual meeting and will count toward determining whether or not a quorum is present. These shares will also be taken into account in determining the outcome of each proposal on which the broker has discretionary authority to vote.

If a broker does not have discretionary authority to vote shares that are not voted by its customers for or against a proposal (i.e., a “broker non-vote”), these shares will be considered present but would not be considered entitled to vote on such proposal at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares would not be taken into account in determining the outcome of the proposals on which the broker does not have discretionary authority to vote.

Abstentions and broker non-votes have the same effect as votes cast “AGAINST” proposals requiring the affirmative vote of a majority or greater percentage of the outstanding shares of Perry Ellis’ common stock, but do not have any effect on proposals requiring the affirmative vote of a majority or a plurality of the votes cast. Therefore, abstentions and broker non-votes will have no effect for purposes of determining whether any of the separate proposals to be considered and voted on at Perry Ellis’ annual meeting have received sufficient votes for approval, except that both abstentions and broker-non votes will have the same effect as votes cast “AGAINST” Proposal No. 7 above.

It is Perry Ellis’ policy to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Perry Ellis’ annual meeting may be adjourned or postponed to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger, or permitting further solicitation of proxies by Perry Ellis’ board of directors. If Perry Ellis’ shareholders are asked to vote on a proposal to adjourn or postpone the annual meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy. However, no proxy which is voted against the proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger will be voted to adjourn or postpone the annual meeting to permit further solicitation of proxies for that proposal.

Perry Ellis does not expect that any matter other than the proposals listed above will be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will have the discretion to vote in accordance with their judgment on those matters, unless authority to do so is withheld on the proxy card.

Perry Ellis’ shareholders may revoke their proxies at any time before they are voted by:

•	notifying in writing the secretary of Perry Ellis at 3000 N.W. 107th Avenue, Miami, Florida 33172,

•	granting a subsequently dated proxy, or

•	appearing in person and voting at the annual meeting.

Attendance at Perry Ellis’ annual meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

Perry Ellis has retained D.F. King & Co., Inc. to solicit proxies from Perry Ellis’ shareholders in connection with the annual meeting. D.F. King may contact you and other shareholders of Perry Ellis by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the merger to beneficial owners of shares of Perry Ellis’ common stock. Perry Ellis has agreed to pay D.F. King reasonable and customary compensation for these services in addition to reimbursing D.F. King for its reasonable out-of-pocket expenses. Perry Ellis anticipates that such fees and expenses, in the aggregate, will not exceed $15,000. Perry Ellis has agreed to indemnify D.F. King against certain liabilities and expenses D.F. King may incur in soliciting proxies in connection with the annual meeting, including certain liabilities under the U.S. federal securities laws.

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The cost of solicitation of proxies from Perry Ellis’ shareholders will be paid by Perry Ellis. In addition to solicitation by D.F. King and by use of the mails, proxies may be solicited from Perry Ellis’ shareholders by Perry Ellis’ directors, officers and employees in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Perry Ellis will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

People with Disabilities

We can provide you with reasonable assistance to help you attend Perry Ellis’ annual meeting in person if you inform us about your physical incapacitation or disability requirements.

If you have a physical disability and plan to attend Perry Ellis’ annual meeting in person, please call or write to Perry Ellis’ secretary at least 10 days before Perry Ellis’ annual meeting at Perry Ellis’ telephone number and address stated above.

Stock Certificates

You should not send in any stock certificates with your proxy card. Perry Ellis shareholders will not receive any new shares in the merger.

Proposal No. 1

Approval of the Issuance of up to 3,250,000 Shares of Perry Ellis’ Common Stock to  Salant’s Shareholders in the Merger

At Perry Ellis’ annual meeting, holders of record at May 14, 2003 of Perry Ellis’ common stock will be asked to consider and vote to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger.

This vote is a condition to completion of the merger and is required by Nasdaq Marketplace Rule 4350(i)(1)(C)(ii). To approve such issuance, the affirmative vote of a majority of the votes cast at Perry Ellis’ annual meeting “FOR” Proposal No. 1 will be required.

Perry Ellis’ chairman and chief executive officer, its president and chief operating officer, and certain of their affiliates, have agreed with Salant to vote all of their shares of Perry Ellis’ common stock in favor of the above-described share issuance. On May 14, 2003, these shares represented in the aggregate approximately 49.6% of Perry Ellis’ outstanding common stock.

After careful consideration, Perry Ellis’ board of directors unanimously determined that the merger is in the best interests of Perry Ellis and its shareholders and adopted the merger agreement. Your board unanimously recommends that you vote “FOR” approval of the issuance of up to 3,250,000 shares of Perry Ellis common stock to Salant’s shareholders in the merger.

Please see “Chapter XII—Important Proposals for Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting not Relating to the Merger” for a detailed discussion of the other separate and independent proposals to be voted on at Perry Ellis’ Annual Meeting.

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SALANT’S SPECIAL MEETING

General

This joint proxy statement-prospectus is being furnished to Salant’s shareholders in connection with the solicitation of proxies by Salant’s board.

This joint proxy statement-prospectus is first being furnished to Salant’s shareholders on or about May 20, 2003.

Date, Time and Place of the Special Meeting

Salant’s special meeting is scheduled to be held at 9:30 a.m., New York City time, on Tuesday, June 17, 2003 at Salant’s offices, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

Purpose of the Special Meeting

At Salant’s special meeting or any adjournment or postponement of the meeting, Salant’s shareholders will be asked:

•	To consider and vote upon a proposal to adopt the merger agreement.

•	To transact any other business as may properly come before the special meeting that is incidental to the special meeting, including proposals to adjourn the special meeting to permit further solicitation of proxies by the board of directors of Salant if sufficient votes to adopt the merger agreement at the time of the special meeting have not been obtained; provided that no proxy which is voted against the proposal to adopt the merger agreement will be voted in favor of adjournment to solicit further proxies for that proposal.

Recommendation of Salant’s Directors

After careful consideration, Salant’s board unanimously determined that the merger is fair to and in the best interests of Salant and its shareholders and that the merger agreement is advisable, approved the merger agreement, and unanimously recommends that Salant’s shareholders vote “FOR” adoption of the merger agreement.

Record Date for the Special Meeting

Salant’s board has fixed the close of business on May 14, 2003 as the record date for determination of Salant’s shareholders entitled to notice of and to vote at the special meeting. On this date, there were 8,797,532 shares of Salant’s common stock outstanding, held by approximately 282 holders of record.

Vote Required

Quorum

A majority of the outstanding shares of Salant’s common stock must be represented, either in person or by proxy, to constitute a quorum at Salant’s special meeting. At Salant’s special meeting, each share of Salant’s common stock is entitled to one vote on all matters properly submitted to Salant’s shareholders. As of May 14, 2003, Salant’s directors and executive officers and their affiliates beneficially owned approximately 6.9% of the outstanding shares of Salant’s common stock (including shares issuable upon exercise of outstanding options).

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Adoption of Merger Agreement

The affirmative vote of the holders of a majority of the outstanding shares of Salant’s common stock outstanding on May 14, 2003 is required to adopt the merger agreement.

Proxies

All shares of Salant’s common stock represented by properly executed proxies received before or at Salant’s special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” adoption of the merger agreement. We urge you to mark the box on the proxy card to indicate how to vote your shares.

Prior to the special meeting, Salant will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Salant’s common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and will receive, count and tabulate ballots and votes and determine the results thereof.

If you fail to send back a proxy card or vote in person at the special meeting, your shares will not be counted for any purpose, including in determining whether a quorum is present. If a properly executed proxy card is returned and the shareholder has abstained from voting on any proposal by marking the abstention box, the shares of Salant’s common stock represented by the proxy will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the proposal on which the shareholder abstained. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your Salant shares are held in an account at a brokerage firm or bank, you must instruct them as to how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on a proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted at the special meeting. This will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Salant believes that your broker or bank does not have discretionary authority to vote shares on which they have not received instructions on any matter to be considered and voted on at the special meeting. Your broker or bank will vote your shares on that proposal only if you provide instructions on how to vote by following the information provided to you by your broker.

Salant’s special meeting may be adjourned or postponed to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger, or permitting further solicitation of proxies by Salant’s board of directors. If Salant’s shareholders are asked to vote on proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the shares of Salant’s common stock present in person or represented by proxy at the special meeting. However, no proxy which is voted against the proposal to adopt the merger agreement will be voted to adjourn or postpone the special meeting to permit further solicitation of proxies for that proposal.

Salant does not believe that any matter other than adoption of the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will have the discretion to vote in accordance with their judgment on those matters, unless authority to do so is withheld on the proxy card.

Salant’s shareholders may revoke their proxies at any time before they are voted by:

•	notifying in writing the secretary of Salant at 1114 Avenue of the Americas, New York, New York 10036.

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•	granting a subsequently dated proxy; or

•	appearing in person and voting at the special meeting.

Attendance at Salant’s special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

Salant has retained D.F. King & Co., Inc. to solicit proxies from Salant’s shareholders in connection with the special meeting. D.F. King may contact you and other shareholders of Salant by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the merger to beneficial owners of shares of Salant’s common stock. Salant has agreed to pay D.F. King reasonable and customary compensation for these services in addition to reimbursing D.F. King for its reasonable out-of-pocket expenses. Salant anticipates that such fees and expenses, in the aggregate, will not exceed $15,000. Salant has agreed to indemnify D.F. King against certain liabilities and expenses D.F. King may incur in soliciting proxies in connection with the special meeting, including certain liabilities under the U.S. federal securities laws.

The cost of solicitation of proxies from Salant’s shareholders will be paid by Salant. In addition to solicitation by D.F. King and by use of the mails, proxies may be solicited from Salant’s shareholders by Salant’s directors, officers and employees in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Salant will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

People with Disabilities

We can provide you with reasonable assistance to help you attend Salant’s special meeting in person if you inform us about your physical incapacitation or disability requirements.

If you have a physical disability and plan to attend Salant’s special meeting in person, please call or write to Salant’s secretary at least 10 days before Salant’s special meeting at Salant’s telephone number and address stated above.

Stock Certificates

You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of Salant stock certificates will be mailed to you as soon as practicable after completion of the merger.

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CHAPTER III

THE MERGER

This Chapter of this document describes the material aspects of the proposed merger, including, among others, the merger agreement, the history and background of the merger, Perry Ellis’ and Salant’s reasons for the merger, the opinions of the respective investment advisors, and the interests of certain directors and executive officers of Salant in the merger. You should read this entire joint proxy statement-prospectus and the documents annexed to this document carefully for a more complete understanding of the merger.

History

Set forth below is a summary of the material aspects of the history of the relationship of Perry Ellis and Salant and the background of the process and negotiations which resulted in the signing of the merger agreement on February 3, 2003. The timing, structure, terms and conditions of the merger and the merger agreement were the result of extensive arms’-length negotiations between Perry Ellis and Salant and their respective advisors and representatives.

During the Summer of 1998, Supreme International Corporation (the predecessor-by-name to Perry Ellis International, Inc.) sought to acquire the exclusive right from Perry Ellis International, Inc., a privately held New York corporation (“Old Perry Ellis”), to design and market in the U.S. and Canada certain men’s apparel and sportswear under the “Perry Ellis”, “Perry Ellis Portfolio” and “Perry Ellis America” licensed trademarks. Old Perry Ellis owned and licensed the “Perry Ellis” trademarks and other assorted brands, and reportedly held licenses which generated retail sales of approximately $900 million in 39 different product categories. Salant, at that time, was the exclusive licensee of Old Perry Ellis with respect to such products in the U.S. and Canada. In July and August of 1998, senior executives of Supreme held discussions with senior representatives of Salant relating to the potential acquisition of Salant’s outstanding capital stock by Supreme by means of statutory merger or other similar transaction. It was understood by the parties that the consent of Old Perry Ellis would be required for Supreme to become the successor-licensee to Salant. Draft term sheets were exchanged and transaction documentation was prepared in conjunction with a business and legal due diligence investigation conducted by Supreme. Although advanced discussions ensued and the purchase price, timing and transaction structure was negotiated by Supreme and Salant, the parties were unable to agree on final definitive terms after several weeks of good faith efforts to reach an agreement on these and other matters. All negotiations and discussions between Supreme and Salant concerning a potential business combination were terminated in late August of 1998. During this period, Salant also had engaged in preliminary discussions with Old Perry Ellis concerning a possible transaction, although no definitive offers, plans, proposals, commitments, understandings or agreements were ever submitted or reached by the parties.

Management of Supreme continued to believe that acquiring the capability to design and market the “Perry Ellis” brand in the U.S. and Canada was strategically important to the continued growth, future profitability and overall success of Supreme. In late December 1998, senior executives of Supreme undertook a preliminary analysis of the potential acquisition of Old Perry Ellis.

On December 29, 1998, Salant filed a plan of reorganization under chapter 11 of the United States Bankruptcy Code to implement a restructuring of its 10 1/2% senior secured notes due December 31, 1998 and to establish the capitalization, management structure and equity ownership of Salant.

Discussions between senior representatives of Supreme and Old Perry Ellis began shortly after the 1998 December holiday season and Supreme commenced its legal and financial due diligence investigation of Old Perry Ellis in early January of 1999, including an in-depth review of all intellectual property owned, used and licensed by Old Perry Ellis. Substantive negotiations of price and deal structure followed, and Supreme prepared a draft stock purchase agreement for Old Perry Ellis’ review. After Supreme completed to its satisfaction its due

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diligence review and following negotiated revisions to the deal terms and documentation, on January 29, 1999 Supreme and Old Perry Ellis entered into a definitive stock purchase agreement providing for the acquisition of Old Perry Ellis for approximately $75 million in cash. The transaction was scheduled to close in approximately 60 days and was, in fact, consummated on April 6, 1999. As a result of the transaction, Old Perry Ellis became a wholly owned subsidiary of Supreme, and Supreme changed its name to Perry Ellis International, Inc. in June 1999.

At or about the same time as Supreme’s management was studying the feasibility of acquiring Old Perry Ellis in late December 1998, Supreme and Salant (which was then operating as a debtor-in-possession under chapter 11 of the U.S. Bankruptcy Code) entered into an asset purchase agreement providing for the purchase from Salant of the “John Henry”, “Manhattan” and “Lady Manhattan” trade names and certain related inventory, equipment and leasehold interests, for $27.0 million in cash, plus approximately $17.2 million of Salant’s dress shirt inventory. The Bankruptcy Court presiding over Salant’s bankruptcy reorganization case approved the asset purchase agreement on February 24, 1999 and the acquisition was completed on March 29, 1999. Supreme concurrently sold to Phillips-Van Huesen Corporation the dress shirt inventory and licensed to Phillips-Van Huesen the John Henry and Manhattan men’s dress shirt brands acquired from Salant.

On April 16, 1999, the Bankruptcy Court issued an order confirming Salant’s plan of reorganization and the plan became effective on May 11, 1999. As part of Salant’s plan of reorganization, its outstanding 10 1/2% of senior secured notes, plus all accrued and unpaid interest thereon, was converted into 95% of Salant’s reorganized common stock, and all of Salant’s previously outstanding common stock was converted into 5% of Salant’s reorganized common stock. Salant’s general unsecured creditors, including trade creditors, were unimpaired under Salant’s plan of reorganization and were paid in full. Salant remained a licensee of various categories of Perry Ellis branded products, which included men’s sportswear, dress shirts, bottoms, belts, suspenders and outlet stores in the U.S. Upon its emergence from bankruptcy, approximately 96.0% of Salant’s revenue from such emergence through January 2, 2000 was attributable to products sold under the licensed Perry Ellis trademarks. Approximately 2.4% of Perry Ellis’ revenues were attributable to royalty payments made by Salant under the Perry Ellis Licenses from Salant’s emergence from bankruptcy through Perry Ellis’ fiscal year ended January 31, 2000. Prior to December 1998, Salant had filed two voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code: one in February 1985, with a plan of reorganization confirmed in March 1987, and the other in June 1990, with a plan of reorganization confirmed in July 1993.

The Perry Ellis Licenses

There are three license agreements in effect between Salant and Perry Ellis with regard to the manufacture and sale of apparel, as well as one license agreement regarding use of the Perry Ellis brand and the distribution of Perry Ellis products in outlet stores. If Salant exercises all available renewal options and meets all its required net sales targets, the license agreements would expire in 2015. The Perry Ellis Licenses include the following product categories: men’s sportswear, dress shirts, bottoms, belts, suspenders and outlet stores in the U.S. and Canada.

The Perry Ellis Licenses require the payment of a royalty based upon net sales, which royalty rate fluctuates based upon both option periods and whether the net sales are at “full price” or at “off price”. Moreover, the Perry Ellis Licenses provide for minimum guaranteed royalties on an annual basis. The aggregate minimum guaranteed royalties payable by Salant to Perry Ellis under the terms of the Perry Ellis Licenses in Perry Ellis’ last three fiscal years were approximately $4.3 million in fiscal 2001, approximately $4.7 million in fiscal 2002 and approximately $4.9 million in fiscal 2003. The actual royalties contributions paid by Salant to Perry Ellis in Perry Ellis’ last three fiscal years were approximately:

•	$5.8 million in fiscal 2001, or 22.4% of Perry Ellis’ fiscal 2001 royalty income,

•	$6.2 million in fiscal 2002, or 23.2% of Perry Ellis’ fiscal 2002 royalty income, and

•	$5.7 million in fiscal 2003, or 19.8% of Perry Ellis’ fiscal 2003 royalty income.

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The Perry Ellis Licenses restrict the type of retail stores to which Salant can sell the licensed products. Specifically, other than “close out” sales, sales can only be made to retail stores that are known as “upstairs” stores and specialty store chains as opposed to mass merchandisers. The license agreement between Perry Ellis and Salant regarding Salant’s rights to operate “Perry Ellis” retail outlet stores also requires the payment of a royalty, which fluctuates based upon the level of retail sales.

In March 1992, Salant and Old Perry Ellis entered into an agreement which provided, in part, that in the event any person or group of persons acquires, directly or indirectly, an aggregate equity interest in or voting control of 40% or more of the outstanding equity of Salant, Old Perry Ellis could terminate the license agreements by written notice to Salant within two years of the date of such change-in-control.

Background of the Merger

At various times after Salant emerged from bankruptcy in May 1999 until approximately June 2002, George Feldenkreis, Perry Ellis’ chairman and chief executive officer, and Oscar Feldenkreis, Perry Ellis’ president and chief operating officer, held periodic discussions with Michael J. Setola, Salant’s chairman and chief executive officer, about the business conducted between the two companies; quality control issues and cross-selling initiatives; the manufacture, sale and distribution by Salant of Perry Ellis’ licensed products; and potential opportunities to expand Perry Ellis’ product categories. From time to time, such persons also discussed potential strategies to consolidate Perry Ellis’ brand, increase market penetration and compete more cost-effectively in the retail and wholesale licensed men’s apparel industry.

In this connection, Messrs. George and Oscar Feldenkreis and Mr. Setola intermittently discussed whether a joint venture, business combination or other form of strategic partnering arrangement was viable and in the best interests of their respective shareholder constituents. Although several preliminary proposals and draft term sheets were exchanged from time to time, substantive discussions about value, price and deal structure never developed because no outline or basis for discussion of these matters was introduced by the parties and no definitive offers, plans, proposals, commitments, understandings or agreements were ever submitted or reached by the parties.

On May 17, 2002, Salant entered into a rights agreement with Mellon Investor Services LLC to adopt a shareholders’ right plan (or “poison pill”). See Chapter XI—“Comparison of Rights of Perry Ellis’ and Salant’s Shareholders—Shareholder Rights Plan.” During this time, the public filings of Magten Asset Management Corporation (“Magten”), an investment advisory firm, indicated that Magten had commenced the process of distributing to its investment advisory clients substantially all of the approximately 60% of Salant’s outstanding common stock it then held on their behalf. Salant’s board adopted the poison pill for general anti-takeover protection in view of the distribution by Magten of a previous 60% “control block” and because it believed that the resulting distribution of the shares beneficially held by Magten could increase the risk of a “change-in-control” under the Perry Ellis Licenses. The Perry Ellis Licenses grant Perry Ellis the right to terminate the license if a third party acquires 40% or more of Salant’s outstanding common stock or increases its equity or voting interest above 40%. Absent adoption of the poison pill, Salant’s board believed that the distribution by Magten potentially increased the chances of an investor or cohesive group accumulating a 40% position and triggering Perry Ellis’ termination right. The adoption of the poison pill was unrelated to the preliminary discussions between Salant and Perry Ellis regarding a potential strategic transaction. Prior to entering into the merger agreement, Salant’s board amended the rights agreement to ensure that the rights would not be triggered by the announcement, signing, pendency or completion of the merger agreement or any of the transactions contemplated thereby.

In early June 2002, senior representatives of Perry Ellis notified Salant about their continuing interest in discussing a potential strategic transaction and proposed to Mr. Setola a meeting to renew the exploration of such possibility. In mid-June 2002, George Feldenkreis met with Mr. Setola and Salant’s counsel to discuss the possible strategic combination of the two companies, the rationale of such transaction and other related matters. Such discussions focused primarily on potential synergies, economies of scale and cross-selling opportunities, as

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well as the non-Perry Ellis segments of Salant’s business and Salant’s recent acquisitions of the Tricots St. Raphael and Axis apparel brands and businesses. Price ranges, equity and enterprise values, and transaction structures were not discussed at this time. Following the meeting, Mr. Feldenkreis informed Mr. Setola that he would report the substance of these initial discussions to Perry Ellis’ senior management team and that it would be productive to pursue further discussions with Salant in a couple of weeks. After Mr. Feldenkreis consulted with Perry Ellis’ senior management, Perry Ellis determined that a preliminary diligence request list should be submitted to Salant and that discussions should ensue. Perry Ellis’ senior management next began a review of all of Salant’s publicly available information, including Salant’s periodic SEC reports, earnings releases, website materials and public announcements issued during the prior 12 months.

On June 25, 2002, Perry Ellis executed a confidentiality agreement whereby it agreed to keep confidential all non-public materials supplied to Perry Ellis by Salant in connection with Perry Ellis’ review of a proposed transaction with Salant. On or about June 30, 2002, Perry Ellis received certain financial, operating and business- related information from Salant and, during the course of the next several weeks, representatives of Perry Ellis began to review customer information concerning Salant and its subsidiaries with an emphasis on Salant’s Tricots St. Raphael and Axis businesses. During June and July 2002, Mr. Setola, from time to time, updated Salant’s executive management and outside directors as to the discussions pending with Perry Ellis. During the same period, Perry Ellis’ executive management informed Perry Ellis’ directors of the pending discussions with Salant. Also at this time, Perry Ellis’ representatives began to focus its diligence review on Salant’s customer relationships with respect to “Perry Ellis” licensed goods. Perry Ellis’ board of directors did not consider whether to constitute a special committee because it was the purchaser in the proposed transaction, Perry Ellis’ shareholders were not selling their shares in the merger and were not voting on the merger as a matter of Florida corporate law, and the interests of Perry Ellis’ directors and affiliate shareholders were not different from the interests of Perry Ellis’ non-affiliate shareholders. Furthermore, Perry Ellis’ board undertook that prior to making any determination as to whether the proposed merger would be in the best interests of Perry Ellis and its shareholders and whether to adopt the merger agreement and recommend to Perry Ellis’ shareholders that they approve the issuance of Perry Ellis’ common stock in the merger, the board would become fully informed of all relevant facts, issues and circumstances relating to the proposed merger by Perry Ellis’ senior management and its outside legal, financial and other advisors and that the board would exercise its independent business judgment to determine whether the merger was fair and in the best interests of Perry Ellis and all of its shareholders.

Perry Ellis did consider the need for, and did later engage Sawaya Segalas & Co., LLC to provide to the board, an opinion as to the fairness of the proposed merger consideration to be paid to Salant’s shareholders.

On July 15, 2002, Salant purchased 1,118,942 shares of its common stock from Hughes Investment Management Company in an arm’s-length transaction for $2,797,355 in cash. At that time, these purchased shares represented approximately 11.3% of Salant’s outstanding common stock. Hughes had engaged Magten to manage Hughes’ investment in Salant. Talton R. Embry, the sole shareholder of Magten, was then a member of Salant’s board of directors. During this time, Magten’s public filings indicated that it was in the process of completing the distribution to its investment advisory clients of substantially all of the approximately 60% of Salant’s outstanding common stock it then held on their behalf. Salant purchased these shares below the prevailing market price which was accretive to Salant’s shareholders and increased shareholder value and, in light of the Magten distribution, to reduce the risk of a third party or cohesive group potentially acquiring 40% of its stock which would trigger Perry Ellis’ termination rights under the Perry Ellis Licenses. The purchase of the Hughes shares was not related to the on-going preliminary discussions with Perry Ellis regarding a potential strategic transaction.

In early August 2002, Perry Ellis provided Salant with a draft term sheet for discussion purposes, which outlined the terms and conditions of a proposed acquisition by Perry Ellis of Salant’s Perry Ellis branded business. The term sheet described a proposed aggregate purchase price of approximately $65.0 million, comprised of 3.0 million shares of newly created Class B non-voting common stock of Perry Ellis and

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$30.0 million in cash. New Class-B non-voting common stock was contemplated by Perry Ellis as a component of the proposed acquisition consideration primarily due to Perry Ellis’ desire to minimize dilution of the voting power of the holders of Perry Ellis’ then outstanding voting common stock.

On or about August 8, 2002, George Feldenkreis and Mr. Setola (together with counsel) met to discuss the draft term sheet, as well as financial, operating and cost aspects of a possible acquisition of Salant by Perry Ellis. Customer, vendor and employee issues were discussed at this time and the need to keep the deal group working on the transaction as “tight knit” as possible. During the course of continuing discussions and preliminary due diligence, Perry Ellis proposed to acquire all of Salant’s businesses and to increase the aggregate purchase price from approximately $65.0 million to approximately $83.0 million, and the parties began to discuss in greater detail the components of the proposed purchase price and the other terms and conditions of a potential transaction. The increase in the proposed aggregate purchase price was a result of Perry Ellis’ valuation of Salant’s non-Perry Ellis branded businesses at approximately $18.0 million. Consistent with these discussions, on August 14, 2002, representatives of Perry Ellis provided Mr. Setola with a revised draft term sheet which included a proposed aggregate purchase price of approximately $83.0 million, to be comprised of 4.2 million shares of newly created Class B non-voting common stock of Perry Ellis, $20.0 million in cash, and warrants to purchase up to an additional 1.0 million shares of Class B non-voting common stock of Perry Ellis. Perry Ellis believed that warrants offered Salant’s shareholders an opportunity to participate in the “upside” of the combined companies.

In late August, Salant advised Perry Ellis that the August 14, 2002 proposal was below what Salant believed to be fair value for its shareholders because a significant component of the proposed consideration was non-voting common stock of Perry Ellis and was, therefore, subject to a discount from then-current market prices for Perry Ellis’ common stock, and because the cash portion of the proposed consideration was approximately the same as Salant’s cash-on-hand at such time. Salant also advised Perry Ellis that warrants would not be an acceptable form of consideration because it believed that its shareholders desired cash and, to the extent that a portion of the consideration was to consist of Perry Ellis equity, Salant’s shareholders desired marketable shares of Perry Ellis’ common stock. Notwithstanding such view, the parties agreed to continue their discussions and from mid-August to early October 2002, Salant provided Perry Ellis with additional business and financial due diligence materials, which were reviewed by senior management of Perry Ellis.

The continued discussions and due diligence process with Perry Ellis and the increased risk, due to Magten’s distribution of its shares of Salant’s common stock to its investment advisory clients, that an investor or cohesive group could acquire 40% of Salant’s common stock and trigger the termination of the Perry Ellis Licenses caused Salant to increase its focus on enhancing shareholder value and consider the engagement of a qualified financial advisor. On or about September 5, 2002, Salant’s non-management directors began interviewing qualified financial advisory firms to help Salant identify potential strategic financial alternatives to enhance shareholder value, review Salant’s short-term and long-term prospects, and to conduct a valuation of Salant. Messrs. Ben Evans and G. Raymond Empson, and Ms. Rose Peabody Lynch, all of whom were members of Salant’s audit committee, led this process (“Salant’s independent directors”). Salant’s independent directors interviewed five financial advisory firms, including Stone Ridge Partners LLC. After presentations by each such advisory firm candidate and a review of their qualifications by Salant’s independent directors, the choice of candidates was narrowed to two. Thereafter, the two remaining candidates each made a second presentation to Salant’s independent directors regarding their views as to Salant’s value and strategic alternatives and how they potentially could be achieved. Subsequently, Salant’s independent directors recommended the engagement of Stone Ridge because it believed that Stone Ridge, as a boutique investment banking firm, would be able to devote significant managing director and other senior personnel time and resources to Salant and any potential strategic transaction, and that Stone Ridge’s experience in mergers and acquisitions in the consumer and retailing sectors, especially apparel manufacturers and wholesalers, would be an asset in the valuation process and the negotiation of any potential transaction.

On October 8, 2002, Salant and Stone Ridge entered into an engagement letter whereby Stone Ridge was engaged by Salant. Stone Ridge’s engagement initially was limited to providing valuation services to Salant and assessing strategic alternatives. On October 18, 2002, Stone Ridge met with Salant’s independent directors and

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presented a comprehensive valuation of Salant and a detailed description of strategic alternatives, including a sale of the Perry Ellis Licenses to Perry Ellis, an orderly liquidation of Salant’s assets, a sale of Salant to a third party, a merger with Perry Ellis, and Salant’s continued operation as an independent entity. A similar presentation was made by Stone Ridge on October 24, 2002 to Mr. Embry, who resigned as a director of Salant on November 6, 2002.

Subsequently, at the end of October 2002, Salant’s independent directors requested Stone Ridge to expand the scope of its engagement to include advising and assisting Salant in negotiating and executing a strategic transaction and to provide a fairness opinion, if requested, as part of its financial advisory services in connection with such transaction. Due to the belief of Stone Ridge and Salant that a sale to a third party other than Perry Ellis was unlikely because of the transferability restrictions in the Perry Ellis Licenses and the belief that Perry Ellis would not likely consent to a transfer of the Perry Ellis Licenses, Stone Ridge did not engage in a market check or consider an auction process. Salant’s board did not believe a market check or auction process was appropriate because of the non-transferable nature of the Perry Ellis Licenses which it viewed as an expiring long-term asset due to its finite term and the risk that the Perry Ellis License could be terminated by Perry Ellis upon a change-in-control of Salant. In addition, Salant’s board did not consider relevant the lack of formal market check or auction process in making its favorable recommendation to its shareholders because despite public disclosure in November 2002 that it had engaged a financial advisor to help identify and pursue strategic financial alternatives, no viable expressions of interests or offers were received.

Throughout October 2002, Perry Ellis continued various due diligence analyses of Salant’s businesses and Messrs. George Feldenkreis, Timothy B. Page, Perry Ellis’ chief financial officer, Michael Setola and Awadhesh Sinha, Salant’s chief operating officer and chief financial officer, continued to discuss various aspects of a potential business combination. As a result of Salant’s rejection of Perry Ellis’ August 14, 2002 proposal based upon Salant’s belief that the value of Perry Ellis’ offer was too low, Perry Ellis indicated at this time that it was important to await Salant’s public announcement of and to analyze Salant’s forthcoming third fiscal quarter results expected to be announced in mid-November 2002.

On or about November 8, 2002, Mr. Setola and a representative of Stone Ridge met with Messrs. George and Oscar Feldenkreis to discuss the results of operations, financial condition, cash position and prospects of Salant. During the meeting, Stone Ridge presented to Perry Ellis a valuation analysis which suggested an implied enterprise value for Salant and its consolidated subsidiaries of approximately $100.0 million. Stone Ridge also reiterated that Salant believed its value to be approximately $100.0 million, that voting stock of Perry Ellis would be an acceptable form of consideration but that non-voting stock would not be, and that Salant desired a “fixed price” for Salant’s shareholders.

On November 12, 2002, Salant filed its Quarterly Report on Form 10-Q for its fiscal quarter ended September 28, 2002, in which it disclosed that it had retained an investment banking firm to provide financial advisory services to Salant and to assess Salant’s strategic alternatives. On November 13, 2002, Perry Ellis received additional due diligence materials from Salant, which were reviewed by Mr. Page and his financial team.

Based on its review of additional due diligence materials from Salant and its analysis of Salant’s recently-announced 2002 third fiscal quarter results, which had exceeded the projections previously provided by Salant to Perry Ellis, on November 15, 2002, Perry Ellis provided Salant with a revised draft term sheet proposing the acquisition of Salant for an aggregate purchase price of approximately $85.0 million, comprised of the greater of $40.0 million worth or 2.0 million shares of Perry Ellis’ voting common stock, and approximately $45.0 million in cash. In addition, Perry Ellis submitted to Salant a preliminary analysis of Perry Ellis’ operating performance prepared by Mr. Page. During the course of approximately the next two weeks, senior representatives of Salant met with senior representatives of Perry Ellis and additional due diligence materials were submitted to and reviewed by senior financial personnel of Perry Ellis.

On November 25, 2002, Salant and Mr. Setola executed an amendment to Mr. Setola’s employment agreement whereby, among other things, Mr. Setola would be entitled to receive a cash payment of

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approximately $2.5 million upon a change-in-control of Salant. Mr. Setola’s employment agreement was amended because Salant’s compensation committee believed that Mr. Setola’s employment agreement, which was entered into several years earlier in connection with Salant’s most recent bankruptcy, did not provide for any payments to Mr. Setola upon a change-in-control (including the continuation of his base salary for the remainder of the renewable one-year term of his employment agreement in the event of a termination of Mr. Setola’s employment following a change-in-control), and because Salant’s compensation committee believed Mr. Setola’s employment agreement was not typical of similar employment agreements for chief executive officers in similarly situated companies. Salant’s compensation committee also believed that Mr. Setola’s employment agreement did not properly reflect Mr. Setola’s contribution to Salant with respect to exploring with Stone Ridge potential strategic financial alternatives to enhance shareholder value and Mr. Setola’s efforts to ensure the viability and success of Salant as a going concern if none of the strategic financial alternatives ultimately were found to be beneficial. In evaluating potential changes to Mr. Setola’s compensation arrangements, Salant’s compensation committee analyzed, with the advice of Stone Ridge and legal counsel to Salant, comparable compensation arrangements and prevailing market standards. Accordingly, Salant’s compensation committee authorized the amendments to Mr. Setola’s employment agreement to provide Mr. Setola with appropriate incentives and to properly compensate him for his contribution to Salant with respect to the exploration of potential strategic financial alternatives for Salant to enhance shareholder value.

Also on November 25, 2002, Salant provided Perry Ellis with a schedule of certain change-in-control and retention arrangements in addition to Mr. Setola’s that Salant was anticipating adopting with respect to certain executive officers and other employees of Salant in contemplation of a potential change-in-control of Salant and which were scheduled to be entered into over a period of time to preserve employee relations. Subsequently, in early December 2002, change-in-control, retention and enhanced severance arrangements were entered into with those employees at Salant with knowledge of the proposed transaction who would be assisting in the diligence process; the remaining arrangements were entered into immediately after the signing and public announcement of the merger agreement. The schedule indicated that these payments would be payable under certain circumstances following an acquisition of Salant by Perry Ellis. The schedule also listed contractual severance arrangements which were in existence in the ordinary course that would become payable to certain Salant executives upon termination of their employment without regard to when such termination occurred and other “enhanced” severance arrangements which would become payable to certain Salant executives under certain circumstances upon termination of their employment during the six-month period following a change-in-control of Salant.

From late November to early December 2002, substantive discussions continued between senior executives of Perry Ellis and Salant regarding the potential purchase price, as well as the results of operations, financial condition, cash position and prospects of Salant. Perry Ellis requested at this time certain back-up information regarding Salant’s net operating loss carryforwards and certain tax, property, rent, employee and payroll information. During the course of these discussions, Perry Ellis agreed to increase its proposed purchase price to approximately $90.0 million (by means of increasing the proposed cash consideration from $45.0 million to $50.0 million). The decision to increase the proposed purchase price was due primarily to the anticipated working capital Salant would have at closing. Salant, based on Stone Ridge’s preliminary enterprise valuation, suggested that a $100.0 million purchase price would be more appropriate.

On or about December 4, 2002, Mr. Setola met with representatives of Stone Ridge and Pryor Cashman Sherman & Flynn LLP, Salant’s outside counsel, to review the revised transaction term sheet and to discuss more specifically the proposed purchase price and transaction structure, as well as perceived deal risks (including the risk of termination of the Perry Ellis Licenses due to a change-in-control, the risk of remaining independent and the risk of not maximizing shareholder value) and benefits and the approximate time frame of signing and closing the proposed transaction. At that meeting, based upon its recent discussions with Perry Ellis and its belief that Perry Ellis would not pay as a purchase price Stone Ridge’s implied $100 million enterprise value, Salant authorized Stone Ridge to submit to Perry Ellis a $95.0 million purchase price counterproposal, comprised of $50.0 million in cash and $45.0 million worth of Perry Ellis’ common stock (which, based on previous requirements communicated to Stone Ridge by Mr. Page, included a maximum exchange ratio (or “cap”) to

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protect Perry Ellis from open-ended share issuance dilution and to provide an earnings accretion threshold for Perry Ellis). On December 6, 2002, Stone Ridge contacted Mr. Page by telephone and advised him of Salant’s counterproposal.

On December 5, 2002, Salant and William O. Manzer, president of the Perry Ellis Division of Salant, executed an amendment to Mr. Manzer’s employment agreement whereby, among other things, Mr. Manzer would be entitled to receive approximately $447,000 in retention and $129,000 in “enhanced” severance payments under certain circumstances following a change-in-control of Salant. Salant’s compensation committee believed that Mr. Manzer’s employment agreement should be amended because it did not properly reflect Mr. Manzer’s contribution to Salant. Accordingly, Salant’s compensation committee authorized the amendments to Mr. Manzer’s employment agreement to provide him with appropriate incentives for his contribution.

On December 6, 2002, Messrs. Feldenkreis and Page contacted Stone Ridge and proposed to acquire Salant for $92.0 million, comprised of $52.0 million in cash and $40.0 million worth of Perry Ellis’ common stock, subject to the results of full legal, financial and business due diligence investigations of Salant. Perry Ellis’ decision to increase its proposed purchase price was due primarily to its anticipated ability to use a limited portion of Salant’s net operating loss carryforwards to offset future taxable income of the combined companies. The parties contemplated a reverse merger transaction in which an acquisition subsidiary of Perry Ellis would be merged into Salant and Salant would become a direct, wholly owned subsidiary of Perry Ellis. Mr. Page advised that the merger exchange ratio (i.e., the fraction of a share of Perry Ellis’ common stock to be issued in exchange for each share of Salant’s common stock) would be determined by dividing the $40.0 million aggregate common stock value being proposed in the transaction by the average closing sale prices of Perry Ellis’ common stock over a 15 or 20-day pre-closing measurement period. It was further proposed that if the Perry Ellis average stock price was equal to or less than $12.00 as determined over such period, the exchange ratio would become “fixed” using an implied $12.00 reference price such that Perry Ellis would not issue in the aggregate more than 3,333,333 shares of its common stock. Mr. Page further advised that there would be no minimum exchange ratio (or “floor”) based on potential open-ended increases in Perry Ellis’ common stock price after the public announcement of the transaction and prior to closing. To ensure the payment to Salant’s shareholders of a fixed aggregate value of $92.0 million, it was further proposed that to the extent the implied exchange ratio in the case of a $12.00 (or lower) average stock price resulted in the issuance of Perry Ellis’s common stock having an actual market value at closing of less than $40.0 million, the cash portion of the consideration would be increased correspondingly. Therefore, Perry Ellis’ purchase price proposal included a minimum of $52.0 million in cash and a maximum of $40.0 million worth of Perry Ellis’ common stock, with a fixed blended consideration of $92.0 million in aggregate value. It was understood by the parties that such mix of consideration would result in a transaction fully taxable to Salant’s shareholders.

Later on December 6, Salant’s board of directors informally met by telephone conference, together with Stone Ridge and Pryor Cashman, to discuss Perry Ellis’ revised proposal and the discussions that had transpired between Perry Ellis and Salant in the previous weeks. Mr. Setola reviewed with Salant’s board the premium being paid by Perry Ellis over the current trading price of Salant’s stock, the uniqueness of Perry Ellis as a potential acquiror because Perry Ellis licensed its brand name to Salant, and the opportunity for Salant’s stockholders to obtain cash liquidity. Mr. Setola also reviewed with the board the risks of remaining independent because of the non-transferable nature of the Perry Ellis Licenses. Mr. Setola also reviewed the proposed terms and conditions of the merger. Following these discussions, Salant’s board of directors directed Mr. Setola to pursue negotiations with Perry Ellis on all aspects of the proposed transaction, and without taking formal action, determined that the most recent purchase price proposal and structure offered by Perry Ellis was attractive, subject to the completion of satisfactory due diligence and the negotiation of satisfactory definitive documentation. Stone Ridge then contacted Mr. Page and communicated the substance of Salant’s board determination. At this time, Salant’s board considered whether the formation of a special committee of independent directors would be prudent to handle the negotiations for the merger on behalf of Salant’s non-affiliate shareholders. Salant’s board of directors determined that it was unnecessary to form a special committee of independent directors because Salant’s board of directors was composed of a majority of outside, independent

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directors, and any arrangements relating to the merger presenting potential conflicts of interests for Mr. Setola (the only non-independent Salant board member) would be thoroughly reviewed, considered and passed upon by all of the independent directors on Salant’s board in their independent business judgment.

On the morning of December 10, 2002, representatives of Perry Ellis, Salant, Stone Ridge, Pryor Cashman and Greenberg Traurig, LLP, Perry Ellis’ M&A counsel, held a meeting at Pryor Cashman’s offices in New York City to review the most recent transaction term sheet and to more specifically discuss the proposed deal structure, perceived significant business and legal issues, the proposed timing of the transaction, the required documentation therefor, and overall deal strategies. At that meeting, it was suggested that the parties proceed expeditiously with full legal due diligence and work in good faith towards the preparation and negotiation of all transaction documentation. The general parameters of a proposed merger agreement were then discussed, with specific attention to Perry Ellis’ $92.0 million deal valuation, Salant’s equity capitalization, the nature of Salant’s indebtedness, regulatory approval requirements and third-party consents, shareholder approval requirements (under Delaware state law with respect to Salant’s shareholders and under applicable Nasdaq corporate governance listing standards with respect to Perry Ellis’ shareholders), and executive employment arrangements. Representatives of Salant indicated that Salant desired an agreement from Messrs. George and Oscar Feldenkreis to vote their shares of Perry Ellis’ common stock in favor of the issuance of Perry Ellis’ common stock in the merger at any annual or special meeting of Perry Ellis’ shareholders called for that purpose. Representatives of Greenberg Traurig and Pryor Cashman then discussed the need for Salant to execute a confidentiality agreement for due diligence purposes; certain matters relating to Salant’s May 1999 plan of reorganization (including the nature and scope of Salant’s obligations and liabilities discharged in the bankruptcy and those obligations which were not expressly discharged in the bankruptcy, including any pension funding and ERISA obligations, environmental compliance laws and regulations and certain then-pending litigation matters involving Salant); the due diligence timetables and expectations of the parties; the role of financial advisors; the Hart-Scott-Rodino requirements; the joint merger proxy and registration statement requirements; accounting and year-end audit issues; matters relating to Perry Ellis’ and Salant’s current common stock ownership and public float; and various procedural and disclosure issues.

At the conclusion of the meeting, representatives of Greenberg Traurig and Pryor Cashman discussed in further detail the transaction structure and documentation issues. Greenberg Traurig specifically indicated that it would begin the preparation of the draft merger agreement. Messrs. Clifford E. Neimeth, the senior M&A partner leading the transaction for Greenberg Traurig and Perry Ellis, and Blake Hornick, the senior corporate partner leading the transaction for Pryor Cashman and Salant, agreed to speak and meet frequently to expedite the negotiation and drafting process and to be the principal “point persons” for all communications between Perry Ellis and Salant throughout the course of the transaction.

The following week, Greenberg Traurig provided Pryor Cashman and Salant with Perry Ellis’ business and legal due diligence request lists; Perry Ellis provided Salant with a financial due diligence request list; and Pryor Cashman provided Greenberg Traurig with Salant’s legal due diligence request list. On December 11, 2002, Perry Ellis retained PricewaterhouseCoopers LLP to assist Perry Ellis in conducting a due diligence investigation with respect to qualified pension plan and related actuarial matters. On December 12, 2002, Perry Ellis retained Deloitte & Touche LLP to assist in certain aspects of Perry Ellis’ financial due diligence investigation of Salant. On December 13, 2002, Perry Ellis retained KPMG LLP to assist it in conducting due diligence with respect to certain tax matters, and also retained Bennett, Aiello, Henry & McGuiness, LLP as special labor law counsel with respect to specific collective bargaining and union employee issues in connection with the proposed transaction. During this time, each of the outside advisors retained by Perry Ellis provided Pryor Cashman and Salant with separate due diligence request lists relating to pension, tax, ERISA and labor law matters.

On December 16, 2002, Salant executed agreements providing for “stay-put” bonuses and severance payments for certain of its executive and non-executive officers consistent with the schedule provided to Perry Ellis on November 25, 2002. On the same day, Salant executed a confidentiality agreement whereby it agreed to keep confidential all non-public materials supplied to Salant by Perry Ellis in connection with the proposed merger.

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On December 17, 2002, Salant held a meeting of its board of directors to review the status of the pending negotiations with Perry Ellis. Mr. Setola described the pricing of the merger and the need for shareholder approval. Mr. Setola discussed Perry Ellis’ due diligence process and Salant’s responses thereto, and Salant’s due diligence with respect to Perry Ellis because a portion of the merger consideration would consist of Perry Ellis’ common stock. Stone Ridge presented a preliminary valuation and exchange ratio analysis, together with a business overview of Perry Ellis and Salant. Stone Ridge thereafter addressed the strategic alternatives available to Salant, including a sale of the Perry Ellis Licenses to Perry Ellis, an orderly liquidation of Salant’s assets, a sale of Salant to a third party, a merger with Perry Ellis and Salant’s continued operation as an independent entity. Stone Ridge concluded that it was unlikely that other strategic acquirors would make a bona fide offer proposing a transaction resulting in shareholder value greater than that being offered by Perry Ellis. Discussions also focused on Salant’s cash position and overall financial condition, the license with Perry Ellis, and the proposed transaction structure and its fully taxable nature.

Also, on December 17, 2002, Perry Ellis engaged Sawaya Segalas & Co., LLC to provide to Perry Ellis’ board an opinion as to the fairness of the consideration proposed to be paid by Perry Ellis in the merger, from a financial point of view.

Also on December 17, 2002, Greenberg Traurig delivered to Salant, Pryor Cashman and Stone Ridge a draft merger agreement for the transaction and certain related documentation. On that date, members of Perry Ellis’ senior management met with representatives of Congress Financial Corporation, the agent under Perry Ellis’ existing senior credit facility, and the other members of the senior credit facility syndicate and commenced discussions relating to a proposed amendment of Perry Ellis’ credit facility to increase the maximum revolving borrowing availability thereunder to $110.0 million, subject to inventory and accounts receivable borrowing base limitations. During this meeting, Mr. Page presented a summary of the transaction structure and financial terms of the proposed merger transaction, as well as an analysis of both Perry Ellis’ and Salant’s respective financial condition, cash position and results of operations. After the meeting, Congress Financial commenced a preliminary due diligence investigation of Perry Ellis and Salant.

From approximately December 19 through December 23, 2002, negotiations between representatives of Perry Ellis, Greenberg Traurig, Salant and Pryor Cashman began regarding the terms of the draft merger agreement and related transaction agreements. Also during this time, members of Perry Ellis’ and Salant’s board of directors were kept informed of material developments by management of each company and by counsel, and representatives of each company produced and made available for review by all parties all relevant data and documentation pursuant to the diligence request lists. On December 23, 2002, Pryor Cashman delivered a consolidated mark-up of the merger agreement to Greenberg Traurig, reflecting Salant’s and Pryor Cashman’s initial comments thereto.

On December 26, 2002, Messrs. Neimeth and Hornick spoke several times telephonically to address numerous aspects of the draft merger agreement. It was agreed that the per share merger consideration would be payable in a fixed cash/stock form, certain price and adjustment mechanics were agreed to, and it was further agreed that the exchange ratio for the stock portion of the merger consideration would be determined based on the 20-consecutive trading day period ending three trading days prior to closing instead of a blended pre-signing and pre-closing measurement period. Extensive discussion then ensued between Messrs. Neimeth and Hornick with respect to the circumstances under which a “break-up fee” would be payable to Perry Ellis and the amount of such fee; the no solicitation covenant and the exceptions thereto; the conditions to each party’s obligation to close the merger and the definition of a “material adverse change” (enabling each party to terminate the merger agreement); the scope of directors’ and officers’ indemnification and liability insurance; the ability of Salant’s board to change or withdraw its recommendation of the merger; the merger agreement termination provisions; the treatment of options granted pursuant to Salant’s 1999 Stock Award and Incentive Plan; the scope and tenor of Salant’s operating covenants between signing and closing; Salant’s financial statement representations and warranties; Salant’s representation and warranty regarding financial projections and underlying assumptions provided to Perry Ellis by Salant; the amendments required to make Salant’s shareholder rights plan (or “poison

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pill”) inapplicable to the merger agreement, the merger and all related transactions; the “cap” on appraisal rights under Delaware law suggested by Greenberg Traurig’s draft; certain tax, labor, environmental and ERISA matters; and various other deal process issues.

Mr. Neimeth also advised Mr. Hornick of Perry Ellis’ position that in the absence of voting or “support” agreements from Salant’s institutional shareholders (who collectively owned approximately 68% of Salant’s outstanding common stock), that to obtain additional deal certainty Perry Ellis insisted that the merger agreement be submitted to a vote of Salant’s shareholders irrespective of whether, to the extent permitted by the merger agreement, Salant’s board changed or withdrew its deal recommendation or received an unsolicited superior offer at any time prior to Salant’s special meeting. Because the proposed merger consideration represented a substantial premium over the then-prevailing market price of Salant’s common stock and the unique synergies obtainable in a combination of Perry Ellis and Salant, Perry Ellis believed that there would be a high likelihood that Salant’s shareholders would vote to adopt the merger agreement and that the prospect of a competing bidder offering superior value was unlikely. Further detailed discussion ensued about the proposed break-up fees in this regard and Perry Ellis’ rationale for the entire package of deal protections Mr. Neimeth explained that Perry Ellis required increased deal certainty by placing the decision whether to consummate the proposed merger in the hands of Salant’s shareholders and that Perry Ellis would not permit Salant’s board to prematurely terminate the merger agreement (prior to Salant’s special meeting), and that Perry Ellis further required reasonable break-up fees to cover Perry Ellis’ fees and expenses in connection with the proposed merger if the merger agreement were to be terminated under the circumstances permitted in the merger agreement. Lastly, Mr. Neimeth stated that, due to the absence of support agreements, Perry Ellis would not assume any risk of a failed vote on the part of Salant’s shareholders and therefore, Perry Ellis required a modest break-up fee if Salant’s shareholders failed to adopt the merger agreement for any reason at Salant’s special meeting. Messrs. Neimeth and Hornick agreed to report the substance of their discussions and negotiations to the management and directors of Perry Ellis and Salant, respectively.

On December 27, 2002, Salant and Mr. Sinha executed an amendment to Mr. Sinha’s employment agreement whereby, among other things, Mr. Sinha would be entitled to receive a cash payment of approximately $630,000 upon a change-in-control of Salant, in addition to approximately $252,000 as a retention (or so-called “stay-put”) payment under certain circumstances following a change-in-control of Salant. Salant’s compensation committee noted that Mr. Sinha’s employment agreement, entered into several years earlier in connection with Salant’s most recent bankruptcy, did not provide for any payments to Mr. Sinha upon a change-in-control and such committee believed that Mr. Sinha’s agreement was not typical of similar employment agreements for chief operating officers in similarly situated companies and did not properly compensate Mr. Sinha for his contribution to Salant. Accordingly, Salant’s compensation committee authorized the amendments to Mr. Sinha’s employment agreement to provide him with appropriate compensation.

On December 29, 2002, Greenberg Traurig delivered to Salant and Pryor Cashman a revised draft of the merger agreement. On January 3, 2003, Pryor Cashman delivered to Greenberg Traurig a consolidated mark-up of the revised merger agreement reflecting its comments and Salant’s comments. From late December 2002 through mid-January 2003, negotiations continued between Greenberg Traurig and Pryor Cashman regarding break-up fees, the treatment of stock options, the merger agreement closing conditions, the so-called “MAC” out, the representations and warranties of the parties and the schedules thereto (with particular attention to representations and warranties relating to historical financial statements and Salant’s unaudited fiscal 2002 financial statements, Salant’s financial projections for 2002 and 2003, customers and suppliers, inventory and accounts receivable, and ERISA, environmental and labor matters), and the covenants relating to the conduct of Salant’s business prior to closing. During this time, additional mark-ups and comments regarding the most recent version of the merger agreement were exchanged by Greenberg Traurig and Pryor Cashman. Following several telephone conferences and correspondence among the parties, it was agreed that outstanding Salant stock options would be settled at the effective time of the merger in exchange for the “spread,” payable in a combination of cash and Perry Ellis common stock ratably in the same proportion that the merger consideration would be paid to holders of Salant common stock, and that Salant would submit the merger agreement to its shareholders at the

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Salant special meeting (notwithstanding any change or withdrawal of its deal recommendation and irrespective of the potential receipt by Salant prior to its special shareholders’ meeting of an unsolicited superior proposal). During this time it was also agreed by the parties to target the end of January 2003 as the time to finalize, execute and publicly announce the merger agreement to enable Perry Ellis to examine Salant’s “market week” results, to examine and consider Salant’s draft unaudited fiscal 2002 financial statements and to assess Salant’s year-end inventory adjustments, vendor margin arrangements and customer chargebacks, if any. Also during this time, members of Perry Ellis’ and Salant’s board of directors received periodic updates with respect to the status of the negotiations, and representatives of Perry Ellis and its financial, legal, pension, tax and labor advisors continued to assist Perry Ellis in their due diligence review of Salant, and representatives of Salant and its professional advisors continued their due diligence review of Perry Ellis.

On January 8, 2003, Salant’s board of directors met with its senior management, Stone Ridge and Pryor Cashman to review the current status of the merger negotiations and due diligence issues. Stone Ridge presented to the board the status of the negotiations, to date, and addressed certain outstanding issues with respect to the merger agreement. Stone Ridge next explained to Salant’s board that representatives of Salant, Stone Ridge and Pryor Cashman, as well as Salant’s actuary, were examining at Perry Ellis’ request whether there existed an underfunding of Salant’s qualified defined benefit pension plans based on various actuarial and accounting computations and assumptions and due to prevailing interest rates among other matters, and a discussion of these issues ensued. Stone Ridge discussed Salant’s results of operations and projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal 2002. In addition, Stone Ridge noted that Salant and Perry Ellis agreed to target late-January 2003 as the signing and public announcement date of the merger agreement to enable Perry Ellis to review Salant’s “market week” results, to enable Salant to finalize all customer chargebacks and inventory adjustments prior to announcement of the merger, and to provide Perry Ellis with a draft of its unaudited and unreported fiscal 2002 financial statements and updated projection assumptions. Pryor Cashman then discussed the revisions made to the merger agreement as a result of negotiations with Greenberg Traurig and Perry Ellis. Pryor Cashman identified certain matters that were still being negotiated by the parties, including Salant’s draft schedules to various representations and warranties, the “MAC” out definition, D&O insurance coverage and indemnification issues, the requirement of a representation and warranty in the merger agreement regarding Salant’s financial projections for 2002 and 2003, the 5% “cap” on appraisal rights under Delaware law as a closing condition, certain covenants of the parties, and Salant’s financial statement representations. Pryor Cashman also discussed the status of its legal due diligence investigation of Perry Ellis, as well as the status of certain pending and recently settled litigation matters involving Salant. Following those presentations and the board’s review, Salant’s board determined to continue negotiations with a view to finalizing agreements on the terms outlined by its advisors and management. Following the meeting, Pryor Cashman delivered to Salant’s board its legal due diligence memorandum with respect to Perry Ellis.

Following that meeting, management of Perry Ellis, with the assistance of its outside advisors, worked to finalize their due diligence investigations of Salant; management of Salant, with the assistance of its outside advisors, worked to finalize their due diligence investigations of Perry Ellis; and negotiations regarding the terms of the merger agreement, the voting agreement and certain other ancillary agreements continued among the parties. Management of Perry Ellis, with the assistance of its outside advisors, continued reviewing documents provided in response to Perry Ellis’ due diligence request lists, conducted interviews with certain members of Salant’s senior management, and completed tours of certain Salant facilities in New York City and Winnsboro, South Carolina.

On January 9, 2003, Mr. Sinha met with Messrs. George Feldenkreis and Timothy Page and with representatives of Stone Ridge and Perry Ellis’ outside advisors to discuss certain financial due diligence questions regarding Salant. Also on that date, Messrs. Setola and Sinha met with representatives from Sawaya Segalas to discuss certain financial due diligence questions regarding Salant.

On January 10, 2003, Messrs. Setola and Sinha met with Messrs. George Feldenkreis, Timothy Page and other members of Perry Ellis’ management, together with Stone Ridge, to discuss Salant’s anticipated discounts,

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allowances and chargebacks for fiscal 2002, and the settlement of Salant’s inventory mark-downs for Fall 2002. At this meeting, Perry Ellis proposed that it would seek a no-solicitation/no-hire agreement from Mr. Setola. Mr. Setola indicated he was not inclined to enter into such an agreement but would consider the request further after receipt of a draft of such agreement from Perry Ellis. Subsequently, Perry Ellis proposed a similar no-solicitation/no-hire agreement from Mr. Sinha. Also, Messrs. Feldenkreis and Page indicated that Perry Ellis would likely seek a reduction of the $92.0 million aggregate merger consideration based largely on their concerns regarding the current underfunding of Salant’s qualified pension plans based on various actuarial computations and assumptions and due to prevailing discount rates among other matters. Mr. Setola responded that Salant did not believe a reduction was warranted.

On January 13, 2003, Mr. Neimeth met with Mr. Page to discuss the status of the negotiations of the merger agreement and the legal due diligence investigation of Salant. At that meeting, Mr. Neimeth advised Mr. Page that based on the legal due diligence to date and the materials provided by Salant and its outside advisors, there remained certain open issues relating to ERISA, pension, environmental and litigation matters that should be considered by Perry Ellis prior to reaching an agreement on final price and deal terms. These open issues included the apparent underfunding of Salant’s qualified defined benefit pension plans based on various actuarial and accounting computations and assumptions and due to prevailing interest rates, and the status of requests for additional information with respect to Salant’s compliance with certain environmental laws and the status of certain pending litigation involving Salant. Greenberg Traurig also advised Perry Ellis at this time that, based on its due diligence analysis to date, including its review and negotiation of the draft schedules to Salant’s representations and warranties in the merger agreement, a maximum of approximately $9.2 million could become payable to certain senior executives and other eligible employees of Salant under certain circumstances pursuant to Salant’s then-existing employee severance arrangements and certain existing and pending retention (or “stay-put”) and enhanced severance arrangements being finalized for Salant’s sales, marketing and financial non-management executives. Mr. Neimeth observed that approximately $2.5 million and $630,000, respectively, would be payable to Messrs. Setola and Sinha upon a change-in-control of Salant, and that the $9.2 million maximum number assumed the non-retention of virtually all covered employees and, therefore, was a “worst case scenario”.

From January 13 to January 23, 2003, negotiations continued between Greenberg Traurig and Pryor Cashman on open issues, negotiations with respect to the completion of schedules to the draft merger agreement occurred, and revised documents were exchanged by the parties.

On January 24, 2003, at a telephonic meeting of Perry Ellis’ board of directors at which Perry Ellis’ management team, Mr. Neimeth and representatives of Sawaya Segalas were present, Perry Ellis’ board evaluated the transaction contemplated by the most recent draft of the merger agreement and related deal documents and considered and analyzed Greenberg Traurig’s presentations on the timing, structure, terms, conditions and legal aspects of the proposed merger; the fiduciary duties and role of Perry Ellis’ directors; and the status of all legal due diligence. The board also received and considered the reports and presentations of Perry Ellis’ senior management as to the financial metrics of the transaction and Salant’s value, prospects and financial condition, as well as its due diligence findings with respect to certain tax matters; certain qualified pension and actuarial matters and certain accounting, internal controls and financial matters. At the meeting, Perry Ellis’ board questioned the litigation, ERISA, pension and environmental matters addressed in Greenberg Traurig’s diligence presentation and directed that these matters should be addressed with Salant’s executives and advisors by Mr. Page and Mr. Neimeth. After carefully considering all of these factors, the board also instructed Mr. Page to continue discussing with Salant’s executives a proposed reduction of the $92.0 million aggregate merger consideration. The board next instructed Mr. Neimeth to inform Salant of Perry Ellis’ requirement that Messrs. Setola and Sinha enter into, simultaneously with the execution of a definitive merger agreement, no-solicitation/no-hire agreements consistent with the terms of such agreements previously proposed by Mr. Page to Salant and its advisors. Following those presentations and the board’s review, the board determined to proceed to finalize agreements on the terms outlined at the meeting and authorized management and Greenberg Traurig to seek to conclude all negotiations.

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On January 24, 2003, at a meeting of Salant’s board of directors, at which members of Pryor Cashman and Stone Ridge were present, Pryor Cashman presented to Salant’s board a written summary of the terms of the merger agreement and a description of the fiduciary duties owed to Salant shareholders, and the board received presentations from Stone Ridge regarding the proposed merger and from Salant’s senior management as to Salant’s value, prospects, cash flows and financial condition. Stone Ridge also delivered to the full board a draft of its fairness opinion. Management and Pryor Cashman then discussed the results of Salant’s due diligence investigation of Perry Ellis. Stone Ridge explained in detail the components of the proposed merger consideration to be received by Salant’s shareholders and the history of the negotiations thereof. Stone Ridge further explained the financial due diligence process undertaken and the timeline of transaction events and substantive deal discussions to date with Perry Ellis. In addition, Stone Ridge explained the various financial ratios used to compare the proposed financial terms of the merger with comparable transactions in the same industry and with recent transactions in general, and indicated that Stone Ridge’s analysis implied that the financial terms of the proposed merger consideration compared favorably to the other referenced transactions. As described more fully in “Opinion of Stone Ridge Partners LLC,” Stone Ridge specifically presented to Salant’s board its Comparable Company Equity Trading Analysis, Selected Precedent Transaction Analysis, Discounted Cash Flow Analysis and Precedent Transaction Premium Analysis. Pryor Cashman then explained the status of the transaction document negotiations and the terms and conditions of the most recent draft of the merger agreement. Pryor Cashman observed that certain issues remained open concerning the underfunding of Salant’s qualified pension plans based on various actuarial computations and assumptions and due to prevailing discount rates, the necessity of obtaining lender consent to the merger, and Perry Ellis’ requirement that Mr. Setola and Mr. Sinha execute no-solicitation/no-hire agreements not later than the time the merger agreement would be signed. It was also noted that Greenberg Traurig and Pryor Cashman agreed to the scope of and exceptions to the “MAC” out definition and agreed to the content of Salant’s representation and warranty in the merger agreement with respect to the fiscal 2003 financial projections and underlying assumptions provided by Salant to Perry Ellis.

Pryor Cashman explained to the board that Salant needed to further amend the employment agreements of Messrs. Sinha and Manzer to clarify (to coincide with the board’s understanding) the circumstances under which certain payments would be due to each of them upon a change-in-control of Salant. After a full discussion, the board resolved to adopt and approve such clarifying amendments. The board next discussed the “stay-put” bonuses and severance payment arrangements for certain employees that had been granted by the compensation committee of Salant’s board including those which had been entered into on December 16, 2002, and those which remained to be implemented in favor of various non-executive officers. After discussions ensued, Salant’s board ratified all grants and authorized certain clarifications (to coincide with the board’s understanding) to the arrangements that had been entered into on December 16, 2002 consistent with the terms presented to the board by management and counsel. Next, the board was presented with a proposed form of amendment to Salant’s shareholder rights plan required by Greenberg Traurig to render the rights agreement inapplicable to the merger agreement, the merger and the transactions contemplated by the merger agreement. After discussions concerning the terms of the proposed amendment to Salant’s shareholder rights plan, Salant’s board approved and adopted the amendment in the form presented to the board. Following those presentations and the board’s review, the Salant board determined to proceed to finalize all transaction agreements on the terms outlined at the meeting and authorized management and Pryor Cashman to seek to conclude all negotiations.

On January 27, 2003, a telephonic conference was held among members of Perry Ellis’ senior financial management, the members of the audit committee of Salant, Pryor Cashman and Greenberg Traurig. During the conference, Mr. Neimeth and members of Perry Ellis’ senior financial management interviewed the members of Salant’s audit committee with respect to compliance with the requirements of Sarbanes-Oxley, Salant’s internal controls and disclosure controls and procedures, the frequency, duration and substance of meetings of the audit committee during the past fiscal year, the relationship among members of the audit committee, Salant’s financial officers and Salant’s independent auditors, and a variety of related corporate governance matters.

From January 27 to January 28, 2003, negotiations continued between Greenberg Traurig and Pryor Cashman regarding the merger agreement, representation and warranty disclosure schedules, and related issues.

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Also during this time, representatives of Perry Ellis, with the assistance of its outside advisors, finalized their due diligence review of Salant, with specific attention to the questions raised at Perry Ellis’ January 24 board meeting, and representatives of Salant, with the assistance of its outside advisors, finalized their due diligence review of Perry Ellis.

On January 29, 2003, Salant provided Perry Ellis with its unaudited fiscal 2002 financial statements and management of Perry Ellis reviewed the same.

On January 30, 2003, Mr. Page met with Mr. Sinha to discuss Salant’s unaudited fiscal 2002 financial statements and various matters resulting from Perry Ellis’ due diligence investigation of Salant.

On January 31, 2003, Salant executed agreements providing certain clarifications of the “stay-put” bonuses and severance payment arrangements previously granted on December 16, 2002 to certain non-executive officers in accordance with the board’s approval and authorization thereof on January 24, 2003.

On January 31, 2003, Mr. Page reviewed specifically with Messrs. Setola and Sinha and Stone Ridge the qualified pension underfunding issue and certain ERISA matters, environmental matters and litigation matters. As a result of Perry Ellis’ concerns on these issues, Mr. Page proposed up to a $5.0 million reduction of the aggregate merger consideration. Messrs. Setola and Sinha discussed at length with Mr. Page Salant’s unaudited year-end results for fiscal 2002 and noted that Salant’s projected EBITDA for 2002 materially exceeded the projections previously provided by Salant to Perry Ellis. Messrs. Setola and Page then agreed, after considerable discussion and Salant’s agreement to include a representation in the merger agreement as to its attainment in fiscal 2002 of minimum consolidated EBITDA of $19.25 million and minimum consolidated net sales of $210.2 million, that the aggregate merger consideration would be reduced from $92.0 million to $91.0 million, and that such reduction would apply only to the stock portion of the merger consideration (resulting in total stock consideration of $39.0 million worth of Perry Ellis’ common stock). Among the factors considered by Messrs. Setola and Page in determining the amount of the reduction was the fact that Salant’s consolidated net sales and consolidated EBITDA as reflected in its unaudited fiscal 2002 financial statements were higher than the projected amounts of Salant’s consolidated net sales and consolidated EBITDA previously furnished to Perry Ellis. It was also agreed that Messrs. Setola and Sinha would sign no-solicitation/no-hire agreements on substantially the terms outlined by Mr. Page at that meeting, and that the parties would work to finalize all outstanding issues in the next 72 hours.

On February 1, 2003, at a meeting of Perry Ellis’ board of directors, at which Mr. Page and senior members of Perry Ellis’ management team were present, Mr. Neimeth and other members of Greenberg Traurig were present telephonically, and representatives of Sawaya Segalas were present, the board considered the transactions contemplated by the merger agreement. At the meeting, Mr. Neimeth provided a detailed discussion of the board’s fiduciary duties under applicable law and recounted in detail the history of the negotiations leading to the most current draft of the merger agreement and other transaction documents, as well as a discussion of all of the material terms and conditions thereof. Mr. Page next presented management’s financial assessment of the benefits and risks of the proposed merger, with a particular emphasis on the merger premium being offered; the anticipated accretive impact of the transaction; the proposed integration strategies and anticipated cost synergies; the proposed amended Congress Financial Corporation revolving credit facility and matters relating to merger financing; Salant’s unaudited fiscal 2002 financial statements and Salant’s overall cash position, accrued expenses and liabilities and preliminary sales expectations; as well as a general assessment of Salant’s fiscal strengths and weaknesses and the relative risks and benefits of the proposed merger. Mr. Neimeth then provided the board with certain updated due diligence information in response to specific inquiries in respect of the ERISA, environmental and litigation questions raised at the January 24 meeting of Perry Ellis’ board. Messrs. Page and Neimeth next presented various matters relating to the proposed merger exchange ratio and Mr. Neimeth addressed the SEC filing and review process. Certain legal matters relating to the public announcement of the merger, analysts’ and media conferences and disclosure requirements were addressed with the board.

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Sawaya Segalas next provided a detailed presentation to the board as to certain financial elements of the proposed transaction and an overview of Salant’s revenues for each operating segment; quarterly operating performance with respect to net sales, gross profits, EBITDA and net income (loss); Salant’s latest 12-month stock price performance; and Salant’s shareholder profile and ownership concentration. As described more fully in “Opinion of Sawaya Segalas”, Sawaya Segalas then presented, with respect to Salant, its selected publicly traded comparable companies analysis, selected comparable transactions analysis, discounted cash flows analysis, and premiums paid analysis and other observations.

Following a lengthy question and answer period and in response to board inquiries regarding the proposed merger consideration and further financial due diligence clarifications, Sawaya Segalas presented to the board its written opinion, a copy of which is attached to this document as Annex C, to the effect that, subject to the assumptions and limitations set forth therein, at February 1, 2003, the consideration proposed to be paid by Perry Ellis in the merger to Salant’s shareholders, was fair to Perry Ellis, from a financial point of view.

Discussions next ensued about transition and integration strategies, corporate governance issues and related matters. After further deliberation as to the fairness and advisability of entering into the proposed merger agreement on the terms and conditions reviewed by and outlined to the board by Perry Ellis’ management, with the assistance of its outside advisors and on the express condition precedent that Messrs. Setola and Sinha enter into no-solicitation/no-hire agreements having certain terms and conditions in addition to those previously outlined by the board and communicated to Salant’s advisors, the board unanimously determined that the merger was in the best interests of Perry Ellis and its shareholders, adopted the merger agreement substantially in the form of the January 30, 2003 draft presented to and reviewed by the board with Perry Ellis management and Greenberg Traurig (but with such final non-material changes thereto as Greenberg Traurig may further negotiate), and resolved unanimously to recommend that the holders of Perry Ellis common stock vote affirmatively to approve the issuance of up to a maximum of 3,250,000 shares of Perry Ellis common stock pursuant to the merger agreement.

Immediately after the meeting, Perry Ellis and Congress Financial executed a commitment letter relating to the proposed amendment of Perry Ellis’ revolving credit facility to increase the maximum available credit to $110.0 million, subject to borrowing base limitations. Also immediately following the board meeting, Mr. Neimeth notified Stone Ridge and Pryor Cashman that Perry Ellis’ board had resolved to adopt the merger agreement on the express condition that Messrs. Setola and Sinha execute no-solicitation/no-hire agreements concurrently with the execution of the merger agreement.

Later that evening, Greenberg Traurig and Pryor Cashman discussed Perry Ellis’ requirement with respect to the no-solicitation/no-hire agreements. Mr. Neimeth advised Mr. Hornick that Perry Ellis’ board was requiring certain features in addition to those previously suggested by Mr. Page on January 31, 2003 to Salant and its advisors. As a result, Mr. Hornick advised Mr. Setola that it would be prudent for him to engage separate legal counsel to represent him in his individual capacity with respect to the proposed no-solicitation/no-hire agreement. Mr. Setola promptly retained separate counsel to advise him in this matter. Late in the afternoon on February 2, 2003, Greenberg Traurig delivered a draft agreement to Mr. Setola’s counsel, and the two firms proceeded to negotiate the terms and conditions of such agreement over the next 24 hours.

On the morning of February 3, 2003, at a meeting of the Salant board of directors, at which members of Pryor Cashman and Stone Ridge were present, the board considered the transaction contemplated by the merger agreement. At the meeting, Pryor Cashman provided an update on the final stages of the negotiation with Perry Ellis and the recent changes to the merger agreement. Stone Ridge then provided a brief summary of its presentation to the board on January 24, 2003 (see “Opinion of Stone Ridge Partners LLC”) and discussed the recent negotiations regarding the reduction of the aggregate merger consideration from $92.0 million to $91.0 million. Stone Ridge advised the board that such reduction did not alter its conclusion on January 24, 2003 that the proposed merger consideration was fair to Salant’s shareholders, from a financial point of view. Following a question and answer period, Stone Ridge presented to the board its written opinion, a copy of which

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is attached to this document as Annex D, to the effect that, subject to the assumptions and limitations set forth therein, at February 3, 2003, the merger consideration proposed to be paid by Perry Ellis in the merger to Salant’s shareholders was fair to Salant’s shareholders, from a financial point of view. Mr. Hornick then reviewed the various resolutions for approval and after a brief question and answer period, Salant’s board unanimously resolved that the merger was fair to, and in the best interests of Salant’s shareholders, that the merger agreement was advisable, and unanimously resolved to recommend to Salant’s shareholders that they vote for adoption of the merger agreement at a special meeting to be convened for such purpose.

In the afternoon on February 3, after the exchange of several drafts and telephone conversations between Greenberg Traurig and Mr. Setola’s counsel, the parties agreed to the terms of Mr. Setola’s no-solicitation/no- hire agreement consistent with the requirements related to Salant’s advisors by Mr. Neimeth on behalf of Perry Ellis’ board and a definitive agreement was executed by Mr. Setola and Perry Ellis that evening.

In the late evening of February 3, 2003, Perry Ellis and Salant finalized the draft deal announcements, resolved all open issues, delivered final schedules to the merger agreement, and the parties executed and delivered the merger agreement. Messrs. George Feldenkreis and Oscar Feldenkreis and Salant also executed and delivered the voting agreement, and Mr. Sinha executed and delivered his no-solicitation/no-hire agreement.

Prior to the commencement of trading on The Nasdaq Stock Market and the OTC Bulletin Board, respectively, on February 4, 2003, Perry Ellis and Salant issued a joint press release announcing the execution of the merger agreement.

On February 5, 2003, Salant and Perry Ellis filed with the SEC their respective Current Reports on Form 8-K reporting the transaction and making publicly available all material deal documentation.

Perry Ellis’ Reasons for the Merger and Factors Considered by Perry Ellis’ Board

In reaching its decision to adopt the merger agreement and to unanimously recommend that Perry Ellis’ shareholders vote to approve the issuance to Salant’s shareholders of up to 3,250,000 shares of Perry Ellis’ common stock in the merger, Perry Ellis’ board of directors consulted with its financial and legal advisors and with senior management and considered a number of factors, including the following principal factors:

•	the merger enables Perry Ellis to consolidate control of its major product categories which, in turn, is expected to enable Perry Ellis to deliver a clear and consistent brand image to retailers, consumers and licensees,

•	the merger is expected to be accretive from an earnings perspective and add approximately $0.25 to $0.30 to Perry Ellis’ earnings per share (assuming, on a pro forma basis, that the transaction was completed at January 31, 2003), before the realization of any cost savings or post-integration operating synergies,

•	the merger is expected to add between $230 to $250 million to Perry Ellis’ top-line revenue on an annual basis and is further expected to add significant potential earnings growth (however, there can be no assurance with respect to the amount and timing of future earnings and revenue enhancements),

•	the merger is expected to strengthen Perry Ellis’ balance sheet despite the incurrence of additional acquisition indebtedness because the merger will increase Perry Ellis’ shareholders’ equity with the issuance of up to an additional 3,250,000 shares of its common stock, and will increase working capital with the addition of Salant’s cash, accounts receivables and inventory,

•	the merger is expected to increase the public float of Perry Ellis’ common stock resulting in greater liquidity for Perry Ellis shareholders,

•

its belief that the $91.0 million of total consideration to be paid to Salant’s shareholders is fair to Perry Ellis, based on the book value of Salant’s assets, the anticipated working capital Salant will have at

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closing, and Perry Ellis’ ability to use a certain portion of Salant’s net operating loss carryforwards to offset future taxable income of the combined companies after the merger,

•	the merger is expected to strengthen Perry Ellis’ sales and marketing management team because Perry Ellis anticipates retaining many members of Salant’s experienced sales and marketing management team,

•	the merger is expected to provide Perry Ellis with a platform for future synergistic acquisitions as and when attractive opportunities arise, although Perry Ellis does not have any plans, proposals, commitments or agreements to make any acquisitions at this time,

•	the merger is expected to enhance Perry Ellis’ efforts to build a stronger domestic and international men’s apparel licensing business because to the extent Perry Ellis increases its market penetration and delivers a clear and consistent marketing and design direction, it should become more attractive to licensees,

•	the merger is expected to provide post-integration operating cost efficiencies for the combined company, including cost savings in the sourcing of product, the distribution of product, and elimination of certain back office functions and administrative redundancies, and

•	the presentation to Perry Ellis’ board made by Sawaya Segalas, including Sawaya Segalas’ opinion that the proposed cash and stock consideration to be paid by Perry Ellis to Salant’s shareholders in the merger was fair to Perry Ellis, from a financial point of view. See “Opinion of Sawaya Segalas & Co. LLC” below for more information on Sawaya Segalas’ opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken. This opinion is included as Annex C to this joint proxy statement-prospectus.

Perry Ellis’ board believes that the benefits of the merger will be realized based on the relatively extensive level of due diligence performed by Perry Ellis’ senior management with respect to Salant and the merger and the board’s past business experience and informed business judgment.

Perry Ellis’ board also considered the following potentially negative factors associated with the merger in connection with its deliberations of the proposed transaction:

•	Ocean Pacific Apparel Corporation, a licensor of certain of Salant’s non-Perry Ellis products, may not consent to the merger and may terminate its license agreement with Salant,

•	the potential loss of key customers of Salant, which could potentially harm the surviving corporation’s financial condition by causing a significant decline in revenues attributable to such customers,

•	potential undisclosed liabilities that may not have been discovered during the course of Perry Ellis’ due diligence investigation of Salant, which could potentially result in liabilities arising after the consummation of the merger, and

•	the time and effort involved in integrating Salant’s businesses, operations and workforce with those of Perry Ellis, which would require Perry Ellis’ management to devote significant time and resources.

For a discussion of the risks related to the merger, please see “Chapter I—Risk Factors—Risks Related to the Merger” on page I-18.

Perry Ellis’ board of directors concluded, however, that, on balance, the merger’s potential benefits to Perry Ellis and its shareholders outweighed the counterveiling potential risks. In view of the variety of material factors considered in connection with its evaluation of the merger, Perry Ellis’ board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of Perry Ellis’ board of directors may have given different weight to different factors.

Recommendation of the Perry Ellis Board of Directors

At the annual meeting, among the other separate proposals that Perry Ellis’ shareholders will be asked to consider and vote upon, as described in “Chapter XII—Important Proposals for Approval by Perry Ellis’

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Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger,” Perry Ellis’ shareholders will be asked to vote to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger. After taking into account all of the factors described above, Perry Ellis’ board of directors unanimously determined that the merger is in the best interests of Perry Ellis and its shareholders and adopted the merger agreement. Perry Ellis’ board of directors unanimously recommends that Perry Ellis’ shareholders vote “FOR” approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger.

Opinion of Sawaya Segalas & Co., LLC

On December 17, 2002, Perry Ellis engaged Sawaya Segalas & Co., LLC as its financial advisor with respect to the merger. Perry Ellis selected Sawaya Segalas because of its reputation, experience and expertise in the consumer and apparel industries. As part of Sawaya Segalas’ investment banking business, it is regularly engaged in the valuation of businesses and securities in connection with acquisitions and mergers. Sawaya Segalas is a New York-based investment bank that specializes in providing financial advisory services to companies in the consumer products sector.

At a meeting of Perry Ellis’ board on February 1, 2003, Sawaya Segalas delivered its opinion, that at that date and based on and subject to the assumptions made, matters considered and limitations set forth in the opinion and summarized below, the consideration proposed to be paid by Perry Ellis in the merger, was fair to Perry Ellis, from a financial point of view. Sawaya Segalas did not recommend the merger consideration.

The full text of Sawaya Segalas’ opinion, which sets forth the scope of its review and assumptions it made and the matters it considered, is attached to this document as Annex C. No limitations were imposed by Perry Ellis’ board on Sawaya Segalas with respect to the investigations made or the procedures followed by Sawaya Segalas in deriving the conclusion set forth in its opinion. Sawaya Segalas’ opinion was for the use of Perry Ellis’ board only in connection with its decision to adopt the merger agreement and addressed only the fairness to Perry Ellis of the consideration proposed to be paid by Perry Ellis in the merger, from a financial point of view. Shareholders are encouraged to read Sawaya Segalas’ opinion carefully and in its entirety. The description of Sawaya Segalas’ opinion set forth below is qualified in its entirety by reference to the full text of Annex C.

In arriving at its opinion, Sawaya Segalas:

•	reviewed Salant’s Annual Reports, Form 10-K and related financial information for the three years ended December 29, 2001, Salant’s Form 10-Q and related unaudited financial information for the nine months ended September 30, 2002, and Salant’s unaudited and unreported financial information for its fiscal year ended December 28, 2002,

•	reviewed Perry Ellis’ Annual Reports, Form 10-K and related financial information for the three years ended January 31, 2002, and Perry Ellis’ Form 10-Q and related unaudited financial information for the nine months ended October 31, 2002,

•	reviewed financial forecasts relating to the business, earnings, cash flow, assets, pension reserves, availability of net operating loss carryforwards, and potential synergies and prospects of Perry Ellis and Salant, furnished to Sawaya Segalas by management of Perry Ellis and Salant, respectively,

•	conducted discussions with members of senior management of Salant and Perry Ellis, respectively, concerning the businesses and financial prospects of Salant and Perry Ellis,

•	reviewed the historical market prices and trading activity for Salant’s and Perry Ellis’ common stock and compared such prices and trading histories with those of certain publicly traded companies,

•	compared the financial position and operating results of Salant with that of certain publicly traded companies,

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•	compared the proposed financial terms of the merger with the financial terms of certain other publicly announced business combinations,

•	considered the potential pro forma financial effects of the merger on Perry Ellis,

•	reviewed a draft of the merger agreement dated January 30, 2003, and

•	reviewed such other financial studies and analyses and performed such other investigations and considered such other matters as Sawaya Segalas deemed necessary, including an assessment of regulatory, general economic, market and monetary conditions.

In preparing its opinion, Sawaya Segalas relied on, with the consent of Perry Ellis, the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to Sawaya Segalas by Perry Ellis and Salant. Sawaya Segalas did not assume any responsibility to independently verify any of this information. Sawaya Segalas assumed that the financial forecasts it was provided and which it examined were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of Perry Ellis and Salant, respectively, as to the future performance of Perry Ellis and Salant. Sawaya Segalas also relied upon the assurances of the management of Perry Ellis and Salant that they were unaware of any facts that would have made the information or financial forecasts provided incomplete or misleading. Sawaya Segalas did not perform an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Perry Ellis or Salant, nor was Sawaya Segalas furnished with any such evaluations or appraisals. Sawaya Segalas expressed no opinion as to the price or trading range at which the common stock of Perry Ellis may trade from the date of its opinion.

In conducting its review and analyses, Sawaya Segalas utilized such accepted financial, investment banking and valuation methodologies, procedures and considerations as it deemed relevant and customary under the circumstances. Sawaya Segalas has not made, and its opinion does not address, any legal, tax, financial reporting or accounting matters with respect to Perry Ellis or Salant.

In furnishing its opinion, Sawaya Segalas assumed, with the consent of Perry Ellis, that the final executed form of the merger agreement would not differ in any material respect from the January 30, 2003 draft thereof which Sawaya Segalas reviewed. Sawaya Segalas assumed that the merger will be consummated in accordance with the terms and subject to the conditions set forth in the merger agreement, without any amendments thereto or modifications thereof, and without the waiver by any party of any of the conditions to its obligations thereunder. Sawaya Segalas further assumed that all requisite consents and approvals for consummation of the merger will be timely obtained in a manner which will not affect the merger consideration in any way.

The financial forecasts and forward-looking financial data of Perry Ellis and Salant which were furnished to Sawaya Segalas, and the unaudited and unreported fiscal 2002 financial results of Salant which were furnished to Sawaya Segalas, were not prepared with a view to public disclosure or in accordance with any AICPA or other prescribed accounting guidelines or published best practices for public company financial forecasts or projections. Sawaya Segalas was specifically informed by management of Perry Ellis and Salant, respectively, that these financial forecasts and forward-looking financial data were necessarily based on numerous variables and assumptions developed and applied in good faith by such management. These variables and assumptions are inherently uncertain and premised upon a variety of factors relating to prevailing and anticipated general economic, market and competitive conditions. Accordingly, Sawaya Segalas was informed that actual results could vary materially from those implied by management’s financial forecasts and forward-looking financial data.

Sawaya Segalas was engaged by Perry Ellis to provide financial advisory services with respect to the merger and to deliver to Perry Ellis’ board its opinion as to the fairness of the merger consideration proposed to be paid by Perry Ellis in the merger. Sawaya Segalas’ opinion did not address the relative risks and merits of the merger and other transactions or business strategies discussed by Perry Ellis’ board as alternatives to the merger or the

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decision of Perry Ellis’ board to proceed with the merger, and does not constitute a recommendation to any shareholder as to whether or how a shareholder should vote at Perry Ellis’ annual meeting or at Salant’s special meeting.

Sawaya Segalas’ opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to it at, January 29, 2003. Sawaya Segalas assumes no obligation to update, revise or reaffirm its opinion, and Perry Ellis has not requested Sawaya Segalas to do so.

The following is a summary of the material analyses underlying Sawaya Segalas’ opinion, as presented to Perry Ellis’ board on February 1, 2003:

Selected publicly traded comparable companies analysis

Sawaya Segalas reviewed and compared operating, financial and stock market data for Salant with the following publicly traded licensed apparel and branded apparel companies which it considered generally comparable, based on their participation in one or more product segments in which Salant competes. These product segments include, but are not limited to, branded and licensed apparel for dress shirts, slacks, sportswear, men’s accessories and knitwear.

Licensed Apparel Companies	Branded Apparel Companies
• G-III Apparel Group, Ltd.	• Columbia Sportswear Company
• Hampshire Group, Limited	• Guess?, Inc.
• Oxford Industries, Inc.	• Haggar Corp.
• Tropical Sportswear Int’l Corporation	• Hartmarx Corporation
• Jones Apparel Group, Inc.
• Kellwood Company
• Liz Claiborne, Inc.
• Nautica Enterprises, Inc.
• Perry Ellis International, Inc.
• Phillips-Van Heusen Corp.
• Polo Ralph Lauren Corporation
• Quiksilver, Inc.
• Tommy Hilfiger Corporation
• V. F. Corporation

Sawaya Segalas reviewed enterprise values (calculated as total market capitalization, plus outstanding debt, less cash proceeds from option exercises, and cash and cash equivalents) as multiples of such performance measures as earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) for the latest 12 months (“LTM”) ended September 30, 2002 and for projected fiscal years 2002 and 2003 for the branded apparel and licensed apparel companies listed above. Accordingly, enterprise value reflects the value of each company assuming an unlevered capital structure. Sawaya Segalas also reviewed equity values as a multiple of net income for the LTM ended September 30, 2002 and for projected fiscal years 2002 and 2003 for the branded apparel and licensed apparel companies listed above. All of these multiples were based on closing stock prices on January 29, 2003. Projected financial and operating data for Salant were based on internal estimates prepared and utilized by Salant’s management.

Sawaya Segalas then applied a range of selected multiples it derived for the companies listed above of EBITDA and revenues, respectively, for the LTM ended September 30, 2002 and for projected fiscal years 2002 and 2003, and net income for the LTM ended September 30, 2002 and for projected fiscal years 2002 and 2003, to corresponding financial data of Salant. This analysis indicated an implied equity value range for Salant of $2.31 to $10.86 per share in relation to the licensed apparel companies listed above and $3.78 to $24.13 per share in relation to the branded apparel companies listed above, as compared to the merger consideration of approximately $9.37 per share value comprised of cash and Perry Ellis common stock value. The table below shows a summary of this analysis.

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Selected Publicly Traded Comparable Company Analysis—Summary Valuation

		Licensed Apparel Companies		Branded Apparel Companies
	Merger Consideration Multiples	Median Multiple	Implied Price Per Share	Median Multiple	Implied Price Per Share
Enterprise Value as a Multiple of:

LTM Revenues	0.32x	0.38x	$10.86	0.66x	$17.65
2002P Revenues	0.29x	0.27x	$8.68	0.86x	$24.10
2003P Revenues	0.26x	0.26x	$9.44	0.76x	$24.13

LTM EBITDA	7.8x	5.1x	$6.74	6.9x	$8.57
2002P EBITDA	3.7x	3.2x	$8.30	6.3x	$14.79
2003P EBITDA	3.7x	3.3x	$8.52	5.2x	$12.62

Equity Value as a Multiple of:

LTM Net Income	35.2x	8.7x	$2.31	14.2x	$3.78
2002P Net Income	10.2x	4.5x	$4.15	11.5x	$10.51
2003P Net Income	10.4x	5.0x	$4.48	10.1x	$9.12

For purposes of its selected publicly traded comparable companies analyses, Sawaya Segalas relied on various publicly available research analysts’ reports prepared, with and without issuer guidance, by securities firms and/or Thomson Financial-First Call, with respect to the projected fiscal 2002 and 2003 estimated financial performance of the comparable companies.

However, because of the inherent differences in the business operations, financial condition and prospects of Salant, and the business operations and financial condition of the comparable companies, Sawaya Segalas did not rely solely on the quantitative results of the comparable companies analysis. Sawaya Segalas also made non-mathematical, qualitative and subjective judgments concerning differences between the characteristics of the comparable companies and Salant which, in its judgment, could affect the values of such companies. The non-mathematical qualitative and subjective judgments made by Sawaya Sagalas included an evaluation of the different stages of maturity and the industry cycle of each comparable company.

Selected comparable transactions analysis

Using publicly available information (including Securities Act and Exchange Act filings with the SEC, press releases and other forms of public announcement), Sawaya Segalas reviewed the respective purchase prices and multiples paid in selected merger and acquisition transactions involving companies in the branded and licensed apparel industries which it deemed relevant in reviewing the financial terms of the proposed merger. Sawaya Segalas applied a methodology similar to the one it used in its selected publicly traded comparable companies analysis described above, but relied on multiples derived from merger and acquisition transactions involving target companies in industries similar, although not identical, based on their participation in one or more product segments in which Salant competes. These product segments include, but are not limited to, branded and licensed apparel for dress shirts, slacks, sportswear, men’s accessories and knitwear. For purposes of its analysis, Sawaya Segalas analyzed merger and acquisition transactions with financial terms publicly announced between December 1, 1998 and September 30, 2002 with respect to the branded apparel industry transactions, and between February 1, 1998 and May 15, 2002 with respect to the licensed apparel industry transactions.

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The following selected comparable merger and acquisition transactions were reviewed by Sawaya Segalas:

Selected Licensed Apparel Transactions

Acquiror	Target	Date Announced
Kellwood Company	Gerber Childrenswear, Inc. (Producer of children’s apparel under various licensed brand names)	May 15, 2002

Tommy Hillfiger Corporation	T.H. International N.V. (Distributor of Tommy Hilfiger apparel)	June 29, 2001

LVMH Moet Hennessey Louis Vuitton, Inc.	Donna Karan International, Inc. (Designs and distributes men’s and women’s apparel under a license)	December 18, 2000

Polo Ralph Lauren Corporation	Poloco SAS (Distributor of certain Polo apparel for men and women under a license)	November 23, 1999

H.I.G. Capital, LLC	Happy Kids, Inc. (Designs and markets custom-designed, licensed and branded children’s apparel)	September 17, 1999

Jones Apparel Group, Inc.	Sun Apparel, Inc. (Designs, markets and distributes apparel for men and women under licensed, private label and owned brands)	September 10, 1998

Tommy Hilfiger Corporation	Pepe Jeans USA (Markets Tommy Hilfiger womenswear and Tommy jeans in the US under a license)	February 1, 1998

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Selected Branded Apparel Transactions

Acquiror	Target	Date Announced
Liz Claiborne, Inc.	Ellen Tracy, Inc. (Designs, wholesales and markets women’s sportswear)	September 30, 2002

Jones Apparel Group, Inc.	Gloria Vanderbilt Apparel Corp. (Designs, markets and distributes women’s stretch and twill jeanswear)	March 19, 2002

Liz Claiborne, Inc.	Mexx Group B.V. (Designs and markets men’s, women’s and children’s products)	May 16, 2001

Nautica Enterprises, Inc.	Earl Jean, Inc. (Designs and markets luxury denim products)	April 24, 2001

Jones Apparel Group, Inc.	McNaughton Apparel Group, Inc. (Designs, markets and distributes women’s and junior’s casual clothing)	April 16, 2001

Jones Apparel Group, Inc.	Nine West Group, Inc. (Designs, markets and manufactures women’s footwear and accessories)	March 21, 1999

Pyramid Partners	Gant Company (Designs and markets menswear and related products)	February 26, 1999

Vestar Capital Partners	St. John Knits, Inc. (Designs, markets and manufactures women’s clothing and accessories)	December 8, 1998

Kellwood Company	Koret of California, Inc. (Designs, manufactures, distributes women’s sportswear)	December 1, 1998

Sawaya Segalas compared transaction values in the selected transactions listed above as multiples of LTM revenues, EBITDA and equity purchase prices, as a multiple of LTM net income. All multiples were based on financial information available at the time the transaction was announced.

Sawaya Segalas then applied a range of selected multiples derived for these transactions of LTM revenues, EBITDA and net income to the corresponding financial data of Salant. This analysis indicated an implied equity value range for Salant of approximately $2.84 to $35.00 per share in relation to the selected licensed apparel companies, and $3.97 to $27.54 per share in relation to the selected branded apparel companies, as compared with the merger consideration of approximately $9.37 per share of total value, comprised of cash and Perry Ellis common stock. The table below shows a summary of this analysis.

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Selected Comparable Transactions Analysis—Summary Valuation(1)(2)

		Licensed Apparel Companies		Branded Apparel Companies
	Merger Consideration Multiples	Median Multiple	Implied Price Per Share	Median Multiple	Implied Price Per Share
Enterprise Value as a Multiple of:

LTM Revenue	0.32x	1.28x	$32.49	0.99x	$25.60
2002A Revenue	0.29x	1.28x	$35.00	0.99x	$27.54
LTM EBITDA	7.8x	5.4x	$ 7.07	7.4x	$ 9.06
2002A EBITDA	3.7x	5.4x	$12.90	7.4x	$17.07

Equity Value as a Multiple of:

LTM Net Income	35.2x	10.7x	$ 2.84	14.9x	$ 3.97
2002A Net Income	10.2x	10.7x	$12.32	14.9x	$13.69

(1)	Salant LTM data as per financial information for the period ended September 28, 2002.
(2)	Salant 2002 actual data as per unaudited and unreported financial information for the period ended December 28, 2002.

Discounted Cash Flow Analysis

In performing its discounted cash flow analysis Sawaya Segalas considered Salant’s two business segments: (i) the Perry Ellis business (the “PEI licensed business”); and (ii) the non-Perry Ellis business (the “non-PEI business”). Salant operates the PEI licensed business under an exclusive license agreement from Perry Ellis which expires by its terms in December 2015. Sawaya Segalas assumed for purposes of its analysis, with the consent of Perry Ellis, that such license agreement would not be renewed.

Sawaya Segalas selected the range of discount rates used for this analysis by calculating Salant’s implied weighted average cost of capital (“WACC”). Salant’s WACC was calculated by using Salant’s (i) cost of equity, by using the Capital Asset Pricing Model (“CAPM”) and (ii) cost of debt, which was derived from the comparable companies’ weighted average cost of debt. The WACC calculation resulted in an approximate 12% discount rate for Salant which was used as a midpoint for the 11%-13% discount rate range.

Sawaya Segalas performed a discounted cash flow analysis to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that the PEI licensed business and non-PEI business were projected to generate over the calendar years 2003 through 2015, based on internal estimates provided by Salant’s management. These cash flows were discounted to a present value using discount rates ranging from 11.0% to 13.0%. Because Sawaya Segalas assumed for purposes of its analysis that the license agreement would not be renewed by Perry Ellis, Sawaya Segalas attributed no material going-concern value to the PEI licensed business of Salant after December 2015. To calculate the implied enterprise value range for Salant, the discounted cash flows for the PEI licensed business and non-PEI business were added to a range of estimated terminal values for the non-PEI business, which was calculated by using the following two methods:

(i) EBITDA Exit Multiple Methodology.    This method calculates the “terminal” value by applying multiples ranging from 4.5x to 6.5x, based on EBITDA multiples paid as per the comparable transactions analysis, to the projected 2015 EBITDA of the non-PEI business. The implied terminal values were then discounted to present value using 11.0% to 13.0% discount rates. The present values of the implied terminal values of the non-PEI business were then added to the present value of the after-tax free cash flows of the PEI licensed business and non-PEI business to arrive at a range of enterprise values. This analysis indicated an implied equity value range for Salant of approximately $11.31 to $13.70 per share, as compared to the merger consideration of approximately $9.37 per share in total value, comprised of cash and Perry Ellis common stock.

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(ii) Perpetual Growth Rate Methodology.    This method calculates the terminal value by applying perpetual free cash flows growth rates of 2.0% to 4.0% to the non-PEI business. The perpetual free cash flows growth rates were based upon long term growth expectations for the U.S. Gross Domestic Product (“GDP”). The implied terminal values were then discounted to present value using 11.0% to 13.0% discount rates. The present values of the implied terminal values of the non-PEI business were then added to the present value of the after-tax free cash flows of the PEI licensed business and non-PEI business, respectively, to arrive at a range of enterprise values. This analysis indicated an implied equity value range for Salant of approximately $10.70 to $12.77 per share, as compared with the merger consideration of approximately $9.37 per share in total value, comprised of cash and Perry Ellis common stock.

Although the Discounted Cash Flow analysis produced values above the merger consideration, Sawaya Segalas believes that the analyses described in its opinion must be considered as a whole and not on an individual basis, and that to consider it otherwise than as an entirety could potentially present an inaccurate or misleading description of such analyses.

Premiums Paid Analysis

Sawaya Segalas reviewed the premiums paid over market value to the extent publicly available, in selected publicly traded U.S. domestic transactions, across all industries, announced between January 1, 1988 and December 31, 2002. Additionally, Sawaya Segalas reviewed the premiums paid for selected 349 publicly announced U.S. domestic transactions announced between January 1, 2000 and December 31, 2002 having transaction values of between $50 million and $250 million. Sawaya Segalas then applied the median premiums of these transactions based on per share market prices of the target company at reference points of one week prior to transaction announcement and one month prior to transaction announcement, respectively, and at the date of the 52-week high and the 52-week low of the target company’s stock, to the respective share price of Salant common stock at the applicable reference points by using the “unaffected” Salant common stock price of $2.50, as of November 12, 2002 as the announcement date. This analysis indicated an implied equity value range for Salant of approximately $2.87 to $3.91 per share versus the merger consideration of approximately $9.37 per share in total value, comprised of cash and Perry Ellis common stock. The following table shows the median premiums of the above mentioned transactions and the implied stock price.

(Dollars in milions, except for Price Per Share)	Salant Price Per Share	Median Transactions Premiums	Implied Equity Value	Implied Price Per Share
“Unaffected” Share Price as of November 12, 2002	$2.50

1-Week Prior to Announcement	2.35	34%	$30.6	$3.15

1-Month Prior to Announcement	2.25	37%	$30.0	$3.09

52-Week High Prior to Announcement	3.10	–7%	$27.9	$2.87

52-Week Low Prior to Announcement	1.55	152%	$37.9	$3.91

In performing this analysis, Sawaya Segalas observed the following:

(i) The use of an “unaffected” stock price.    When choosing the announcement date for Salant, rather than using Salant’s then-current stock price of $4.45 at January 29, 2003, Sawaya Segalas used Salant’s “unaffected” common stock price of $2.50 at November 12, 2002, the date on which Salant filed with the SEC its Form 10-Q for the three-month period ended September 28, 2002 announcing that it had engaged Stone Ridge to explore strategic financial alternatives for Salant. This disclosure by Salant may have contributed to the significant increase in Salant’s stock price in the days following the announcement.

(ii) Substantially better than expected fourth quarter financial results.    Salant’s unaudited and unreported financial performance for its three months ended December 28, 2002 was substantially better than its financial

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performance for the corresponding period in fiscal 2001. Furthermore, because these financial results had not yet been publicly reported by Salant, the market prices prior to the announcement on February 4, 2003 of the merger were assumed not to have reflected Salant’s improved financial performance. Sawaya Segalas calculated a hypothetical impact on Salant’s common stock price as a result of Salant’s public disclosure of its fourth quarter 2002 and full fiscal 2002 information. This hypothetical analysis assumed that the only variable which would impact Salant’s common stock trading price would be the earnings per share (“EPS ”) increase and that Salant’s projected common stock would trade at the same price-to-earnings multiple it was trading at before it engaged Stone Ridge and publicly announced such engagement to explore strategic financial alternatives for Salant (e.g., on an “unaffected” basis). Based on these assumptions, Sawaya Segalas calculated a theoretical common stock price for Salant of $9.01 per share as compared to the “unaffected” stock price of $2.50. This analysis was performed for illustrative purposes only and not intended to imply a prediction regarding Salant’s future common stock price.

Pro Forma Merger Analysis

Sawaya Segalas prepared a pro forma analysis of the potential financial impact of the merger on Perry Ellis. Using financial information received from Perry Ellis, Sawaya Segalas compared the EPS estimates of Perry Ellis on a standalone basis to the EPS estimates of the combined company on a pro forma basis. Based on such estimates, Sawaya Segalas determined that the proposed transaction would be accretive to Perry Ellis’ shareholders on an EPS basis, before realization of management’s anticipated cost and operating synergies of the merger, in each of Perry Ellis’ fiscal years 2003 and 2004.

Net Operating Loss Carryforwards (“NOLs”)

Sawaya Segalas analyzed the potential value of Salant’s net operating loss carryforwards to Perry Ellis. Perry Ellis and its tax advisors estimated that there will be approximately $58 million of Salant’s NOLs available to Perry Ellis immediately following the deemed change-in-control for U.S. federal income tax purposes resulting from the merger. Sawaya Segalas estimated the present value of these NOLs to be approximately $10.8 million of which it is estimated that approximately $1.5 million will be utilized per year.

The summary set forth above does not purport to be a complete description of the opinion of Sawaya Segalas and the financial analyses performed and factors considered by Sawaya Segalas in connection with its opinion. The preparation of a fairness opinion is a complex analytical process, not subject to mathematical or quantitative certainty, involving the application of subjective business judgments in various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, Sawaya Segalas’ opinion is not readily susceptible to summary description. Sawaya Segalas believes that its analyses and the description of its opinion set forth above must be considered as a whole and that selecting portions of its analyses in their entirety, without considering all analyses, or selecting only portions of the above description, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion.

In performing its analyses and arriving at its opinion, Sawaya Segalas utilized a variety of generally accepted valuation methods and procedures. These analyses were undertaken solely to enable Sawaya Segalas to provide its opinion to Perry Ellis’ board as to the fairness to Perry Ellis, of the merger consideration proposed to be paid by Perry Ellis in the merger, from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold in the future, which are inherently subject to uncertainty. In its analyses, Sawaya Segalas made, and was provided by management of Perry Ellis and Salant with, numerous assumptions and estimates with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Perry Ellis and Salant, and such assumptions and estimates are inherently subject to uncertainty. Any assumptions and estimates contained in such analyses, and the ranges of value resulting from any particular analysis based upon such assumptions and estimates, are not necessarily indicative of actual historical values or future results, which may be significantly more or less favorable than those suggested by such analyses.

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Pursuant to the terms of an engagement letter between Sawaya Segalas and Perry Ellis dated December 17, 2002, Perry Ellis paid $50,000 to Sawaya Segalas upon its engagement and $200,000 on February 1, 2003 when its opinion was delivered to the Perry Ellis board. In addition, Perry Ellis agreed to reimburse Sawaya Segalas for its reasonable travel and other out-of-pocket expenses, and to indemnify Sawaya Segalas against certain liabilities, including liabilities under the U.S. federal securities laws, arising out of its engagement. Neither the engagement fee nor the opinion fee is contingent upon consummation of the merger.

In accordance with the engagement letter, Sawaya Segalas’ opinion is addressed solely to Perry Ellis’ board for its use in connection with its review and evaluation of the merger consideration proposed to be paid by Perry Ellis in the merger. Neither Sawaya Segalas’ opinion nor its underlying financial analyses may be relied on by any person or entity other than Perry Ellis’ directors, in their capacity as such, without the prior written consent of Sawaya Segalas. In accordance with the engagement letter, no shareholder of Perry Ellis or Salant, no lender, independent auditor or any other person or entity can rely or assert reliance on Sawaya Segalas’ opinion or underlying financial analyses in connection with any voting, credit extension, audit or other consideration or assessment of the relative merits, risks or financial reporting requirements of the merger, or otherwise. It is, therefore, Sawaya Segalas’ view that its duties in connection with its fairness opinion extend solely to Perry Ellis’ board of directors and that it has no legal responsibilities in respect thereof to any other person or entity under the laws of the State of New York—the laws which have been selected by Perry Ellis and Sawaya Segalas as governing the engagement letter. Sawaya Segalas would likely assert the substance of this view and the disclaimer described above as a defense to claims and allegations, if any, that might hypothetically be brought or asserted against it by any persons or entities other than Perry Ellis’ board of directors with respect to Sawaya Segalas’ fairness opinion and its financial analyses thereunder. However, because no court has definitely ruled to date on the availability of this defense to a financial advisor who furnished to its client for its exclusive use a fairness opinion, this issue necessarily would have to be judicially resolved on the merits in a final and non-appealable judgment of a court of competent jurisdiction. Furthermore, there can be no assurance that such a court would apply the laws of the state of New York to the analyses and ultimate resolution of this issue if it were to be properly briefed by the relevant litigants and presented to the court. In all cases, the hypothetical assertion or availability of such a defense would have absolutely no effect on Sawaya Segalas’ rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of Perry Ellis’ board of directors under applicable state law or under U.S. federal securities laws.

Salant’s Reasons for the Merger and Factors Considered by Salant’s Board

In its evaluation of the merger and the merger agreement, Salant’s board of directors consulted with Salant’s senior management, as well as its legal and financial advisors. The decision of Salant’s board of directors to approve the merger and the merger agreement was based upon, among other things, several potential benefits of the merger to Salant and its shareholders compared to Salant continuing to operate as an independent business. Salant’s management also considered a number of other alternatives, including an orderly liquidation of its assets, a sale of the Perry Ellis License to Perry Ellis, a sale to a third party and remaining an independent entity.

In addition to the potential benefits described under “Perry Ellis’ Reasons for the Merger and Factors Considered by Perry Ellis’ Board” that would be applicable to Salant’s shareholders, Salant’s board believes that the merger will be beneficial to Salant and its shareholders for the following reasons:

•	the merger provides Salant’s shareholders with a premium of $4.45 over the $4.92 closing price for Salant’s common stock on February 3, 2003, the last trading day before the date the merger agreement was publicly announced, and a premium of approximately $7.37 over the closing price per share from the same time one year prior to the announcement of the merger,

•	its belief that the historical business relationship between Perry Ellis and Salant and the unique synergies inherent in a combination of a licensor and its exclusive licensee enabled Perry Ellis to offer higher merger consideration than likely would be offered to Salant’s shareholders by any alternative purchaser,

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•	the non-transferable nature of the Perry Ellis Licenses made a sale to a third party unlikely, the sale value of Salant would very likely decline as the Perry Ellis Licenses near expiration, and remaining independent is a less attractive option given the finite nature of the Perry Ellis Licenses,

•	because the majority of the merger consideration will be paid in cash, the merger allows Salant’s shareholders to receive immediate liquidity for a portion of their investment,

•	because a significant portion of the merger consideration will be paid in the form of Perry Ellis’ common stock, the merger allows Salant’s shareholders to participate in the future growth and earnings potential of a larger, more diversified Nasdaq Stock Market company in the wholesale men’s apparel industry,

•	the merger consideration is fixed at approximately $9.37 in total cash and Perry Ellis common stock, so Salant’s shareholders are not at deal value risk before closing, and

•	the merger provides greater value to Salant’s shareholders than a sale of the Perry Ellis Licenses or Salant’s assets because the proceeds of such sale would first be applied to pay Salant’s indebtedness before any remaining net proceeds could be distributed to shareholders.

Salant’s board of directors reviewed the following factors in evaluating the merger which the board of directors believed supported its decision to recommend the merger:

•	the favorable views and reports of Salant’s senior management relating to the business, management, competitive position, financial condition, operating performance and prospects of each of Salant and Perry Ellis, before and after giving effect to the merger,

•	the current environment in the wholesale men’s apparel industry, including the continued trend of consolidation and increasing domestic and global competition, as well as economic and financial market conditions and historical market prices, volatility and trading information for Salant’s common stock and Perry Ellis’ common stock,

•	the consideration that Perry Ellis will pay or issue in the merger in light of comparable merger transactions,

•	the belief that the terms of the merger agreement and related agreements are reasonable,

•	the concentrated ownership of approximately 69% of Salant’s outstanding common stock by three institutional shareholders and Salant’s belief that its shareholders were seeking greater liquidity,

•	the belief that the Perry Ellis Licenses which were the source of approximately 89% of Salant’s revenue for 2001 and approximately 65% for 2002 was an expiring long-term asset for Salant due to its ultimately limited term and the risk that if any person or entity acquired beneficial ownership of more than 40% of Salant’s common stock, a “change in control” under the Perry Ellis Licenses might be deemed to occur which would give Perry Ellis the option to terminate the Perry Ellis Licenses subject to certain royalty payments,

•	the distribution by Magten Asset Management Corp., an investment adviser, to its investment advisory clients of its approximately 60% block of Salant’s common stock, which created greater shareholder demand for liquidity and increased the risk of a change-in-control under, and possible termination of, the Perry Ellis Licenses,

•	the belief that Perry Ellis would be able to utilize a certain limited portion of Salant’s net operating loss carryforwards to offset future taxable income of the combined companies after the merger,

•	the fact that despite public disclosures by Salant that it had engaged a financial advisor to help identify and pursue strategic financial alternatives for Salant, no viable expressions of interest or offers relating to a business combination transaction, merger or strategic joint venture have been received to date from any alternate candidate,

•	the due diligence investigation of Perry Ellis conducted by Salant’s management, accountants and legal and financial advisors did not reveal any significant undisclosed legal or business issues,

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•	the relative simplicity of a statutory (one-step) merger transaction, opposed to a more complex acquisition structure and the benefits of a merger in relation to an asset sale or other transaction not involving the assumption, by operation of law, of all of Salant’s liabilities at closing,

•	the absence of any burdensome government or regulatory approvals necessary to complete the merger and the amount of the termination fee and the circumstances in which it would become payable, and

•	the presentation of Stone Ridge, including its opinion that the consideration to be paid by Perry Ellis to Salant’s shareholders in the merger is fair to such shareholders, from a financial point of view. See “Opinion of Stone Ridge Partners LLC ” below for more information on Stone Ridge’s fairness opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken. This opinion is included as Annex D to this joint proxy statement-prospectus.

Salant’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger and the merger agreement, including the following:

•	the risk that the merger may not be completed, for among other reasons, the failure of Salant or Perry Ellis to satisfy certain covenants or closing conditions contained in the merger agreement, and the potential adverse impact this would have on Salant’s ongoing business,

•	the significant cost involved in connection with the merger, the substantial management time and effort required to effectuate the merger and integrate the business of Salant and Perry Ellis and the related disruptions of Salant’s business,

•	the potential negative effect of the public announcement of the merger on Salant’s sales, its relations with its customers, licensors and suppliers, its ability to retain employees and its operating results,

•	Salant’s limited ability under the merger agreement to provide non-public information to and enter into discussions and negotiations with third parties who present unsolicited proposals which could lead to superior offers,

•	the fact Salant cannot terminate the merger agreement and enter into a superior alternative transaction prior to the Salant special meeting could reduce the likelihood of third parties presenting unsolicited proposals which could lead to superior offers,

•	the amount and scope of the termination fee which could become payable to Perry Ellis under certain circumstances and the consequences of, Salant’s board withdrawing or changing its recommendation to Salant’s shareholders to adopt the merger agreement,

•	the taxable nature of the proceeds of the merger to Salant’s shareholders for U.S. federal income tax purposes,

•	the interests of a certain director and the executive officers of Salant in the merger—which are described in “Interests of a Certain Director and Executive Officers of Salant in the Merger” beginning on page III-42 below,

•	the leverage on Perry Ellis’ balance sheet and the likelihood that the amount of such indebtedness will increase as a result of the merger and have a negative effect on the combined company,

•	all of the matters described in “Chapter I—Risk Factors” beginning on page I-18 of this document.

Salant’s board of directors concluded, however, that, on balance, the merger’s potential benefits to Salant and its shareholders outweighed the associated risks. In view of the variety of factors considered in connection with its evaluation of the merger, Salant’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching the determination. In addition, individual members of Salant’s board of directors may have given different weight to different factors.

All arrangements relating to the merger presenting potential conflicts of interests for Mr. Setola, Salant’s chief executive officer (who also serves as a director), and other executive officers were thoroughly reviewed

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with Salant’s independent directors on Salant’s board of directors who approved such arrangements individually and/or as part of their overall approval of the transaction, as described in “Background of the Merger” on page III-3, above.

Recommendation of Salant’s Board of Directors

At the special meeting, the holders of Salant’s common stock will be asked to vote upon a proposal to adopt the merger agreement and to consider any other matters that are incidental to the conduct of the meeting which are properly presented for the special meeting or any adjournment or postponement of the special meeting. After taking into account all of the factors described above, Salant’s board of directors unanimously determined that the proposed merger with Perry Ellis is fair to and in the best interests of Salant and its shareholders and that the merger agreement is advisable. Therefore, Salant’s board of directors unanimously recommends that Salant’s shareholders vote “FOR” adoption of the merger agreement.

In considering the recommendation of Salant’s board of directors with respect to the merger agreement, Salant’s shareholders should be aware that certain directors and officers of Salant have interests in the merger that are different from, or are in addition to, the interests of other shareholders and that Perry Ellis has agreed to continue certain indemnification and insurance arrangements in favor of directors and officers of Salant. Please see “Interests of a Certain Directors and Executive Officers of Salant in the Merger” below on page III-42.

Opinion of Stone Ridge Partners LLC

Salant’s board of directors retained Stone Ridge to render an opinion as to the fairness, from a financial point of view, of the approximately $9.37 per share cash and stock consideration to be received by Salant shareholders in connection with the proposed merger. The Salant board did not restrict or limit Stone Ridge in rendering its fairness opinion. See Chapter III “The Merger—Background of the Merger” for a discussion of Salant’s selection of Stone Ridge. On January 24, 2003, Salant’s board of directors met to review the proposed merger. During this meeting, Stone Ridge reviewed with Salant’s board of directors certain financial analyses, which are summarized below. On February 3, 2003 Salant’s board of directors held a follow-up meeting at which time Stone Ridge rendered its opinion to Salant’s board of directors that, as of February 3, 2003 and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be received by holders of Salant common stock in the merger was fair, from a financial point of view. The final amount of the merger consideration was the result of extensive arm’s-length negotiations between representatives of Perry Ellis and Salant with Stone Ridge assisting and advising Salant in such negotiations.

The full text of the Stone Ridge written opinion dated February 3, 2003 which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on scope of the review undertaken by Stone Ridge in rendering its opinion is attached as Annex D to this joint proxy statement-prospectus and is herein incorporated by reference in its entirety. Salant’s shareholders are urged to and should read the Stone Ridge opinion carefully in its entirety. The Stone Ridge opinion addresses only the fairness, from a financial point of view and as of the date of the opinion of the merger consideration to be received by holders of Salant common stock in the merger. The Stone Ridge opinion was directed to Salant’s board of directors and was not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger. The summary of the Stone Ridge opinion in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the Stone Ridge opinion.

In connection with its opinion, Stone Ridge, among other things:

•	Reviewed the financial terms and conditions of the merger agreement;

•	Reviewed certain publicly available business, financial and other information regarding Salant and Perry Ellis;

•	Reviewed certain business, financial and other information regarding Salant and its prospects that was furnished to Stone Ridge by and that Stone Ridge has discussed with Salant’s management;

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•	Reviewed certain business, financial and other information regarding Perry Ellis and its prospects that was furnished to Stone Ridge by and that Stone Ridge has discussed with Perry Ellis’ management;

•	Reviewed the historical market prices and trading activity of the common stock of Salant and of Perry Ellis;

•	Reviewed certain financial and stock market information with respect to certain publicly held companies in lines of businesses Stone Ridge believes to be generally comparable to those of Salant and to Perry Ellis;

•	Reviewed the financial terms of certain business combinations involving companies in lines of businesses Stone Ridge believes to be comparable to Salant and to Perry Ellis;

•	Developed discounted cash flow models of Salant;

•	Analyzed the premiums paid for certain other business combinations and transactions that Stone Ridge deemed relevant;

•	Reviewed the pro forma impact of the proposed merger on Perry Ellis’ financial statements;

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Stone Ridge deemed to be relevant.

Stone Ridge relied upon and assumed the accuracy and completeness of the financial statements and other information provided by management of Salant and Perry Ellis or otherwise made available to it and did not assume the responsibility independently to verify such information. Stone Ridge further relied upon the statements of Salant’s and Perry Ellis’ management that the information provided by each of them, respectively, had been prepared on a reasonable basis in accordance with industry practice, and with respect to Salant’s financial forecasts, statements of Salant’s management that such forecasts reflected the best currently available estimates and judgment of Salant’s management. Stone Ridge assumed that neither Salant nor Perry Ellis was a party to any pending material transaction, including external financing, recapitizations, acquisitions or merger discussions, other than the proposed merger or in the ordinary course of business. In arriving at its opinion, Stone Ridge assumed that all necessary regulatory approvals and consents required for the proposed merger would be attained in a manner that would not change the consideration to be received by Salant shareholders and that the merger would be completed on substantially the terms set forth in the merger agreement dated February 3, 2003 reviewed by Stone Ridge without modification of material terms or conditions. Stone Ridge’s opinion was necessarily based on the information available to it and facts and circumstances as they existed and were subject to evaluation as of the date of the opinion.

The following is a summary of selected analyses performed by Stone Ridge in connection with the preparation of its opinion and reviewed with Salant’s board of directors at the board meetings held on January 24, 2003 and February 3, 2003. It does not purport to be a complete statement of the analyses performed by Stone Ridge or a complete description of its presentation to the Salant board. The order in which these analyses are presented below should not be taken as any indication of the relative weight given to these analyses by Stone Ridge or Salant’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 24, 2003 and is not necessarily indicative of current market conditions.

Selected Market and Financial Information Regarding Salant.    Stone Ridge reviewed financial information, ratios and stock market information concerning Salant. This review included among other things, the market price of Salant common stock, as of January 22, 2003 ($4.27 low, $4.34 high, and $4.27 close), its 10, 20, 30, 60, 90 and 180-day trading average prices based on active trading days ($4.24, $4.36, $4.52, $3.79, $3.35 and $2.79, respectively), and its low and high prices over the prior 52 weeks ($1.75 and $5.00, respectively). Stone Ridge also analyzed the prices at which Salant common stock had traded during the 12 month period prior to January 22, 2003, noting that the approximate weighted average stock price over the prior month was $4.32, the approximate weighted average stock price over the prior three months prior to January 22, 2003 was $3.02,

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and the approximate weighted average stock price over the last 12 months was $2.81. In addition, Stone Ridge observed that from January 22, 2002 to January 22, 2003 the majority of the trading volume in Salant common stock occurred at prices of $2.50 or less.

In addition, Stone Ridge reviewed Salant’s quarterly and annual historical operating results for the last three years and reviewed Salant’s quarter-ending balance sheet for the past four fiscal quarters. Stone Ridge reviewed Salant’s quarterly and annual projected operating results for the five years ending December 31, 2006. Stone Ridge held numerous due diligence sessions with Salant’s management to discuss the operations of Salant’s business, review historical and projected operating results and to review the assumptions behind the projected operating results and balance sheet.

Selected Market and Financial Information Regarding Perry Ellis.    Stone Ridge reviewed financial information, ratios and stock market information concerning Perry Ellis. This review included among other things, the market price of Perry Ellis common stock, as of January 22, 2003 ($17.42 low, $17.99 high, and $17.55 close), its low and high prices over the prior 52 weeks ($6.50 and 18.25, respectively) and its price on January 22, 2003 as a percentage of its 52-week high (96.2%). Stone Ridge analyzed the prices at which Perry Ellis’ common stock had traded during the 12 and 36 month periods prior to January 22, 2003, noting that the approximate weighted average stock price over the 12 months prior to January 22, 2003 was $13.41 and the approximate weighted average stock price over the 36 months prior to January 22, 2003 was $9.81. Stone Ridge also compared selected financial data and ratios for Perry Ellis to the corresponding data and ratios for a group of companies in the apparel sector it deemed comparable to Perry Ellis and to Salant.

In addition, Stone Ridge reviewed Perry Ellis’ quarterly and annual historical operating results for the last three years and reviewed Perry Ellis’ quarter-ending balance sheet for the past four fiscal quarters. Stone Ridge reviewed Perry Ellis’ quarterly and annual projected operating results for the five years ending January 31, 2007. Stone Ridge held multiple due diligence sessions with Perry Ellis’ management to discuss the operations of Perry Ellis’ business, review historical and projected operating results and to review the assumptions behind the projected operating results and balance sheet.

Stone Ridge’s analysis concerning Perry Ellis’ common stock was based on information concerning Perry Ellis and its common stock available as of January 22, 2003. Stone Ridge did not, and does not, express any opinion as to the actual value of Perry Ellis’ common stock on January 22, 2003 or when issued to Salant shareholders in connection with the proposed merger or the prices at which Perry Ellis common stock may trade subsequent to the proposed merger.

Summary of Proposal.    Stone Ridge reviewed the terms of the proposed transaction, including the cash and stock consideration per share and the aggregate transaction value. Stone Ridge reviewed the implied value of the consideration offered based upon the closing share price of Perry Ellis on January 22, 2003. This analysis showed that the implied value of consideration to be received in the merger was approximately $9.37 per share of Salant’s common stock, comprised of at least $5.35 per Salant share in cash and not more than $4.02 per Salant share of Perry Ellis’ common stock.

Comparable Companies Analysis.    Stone Ridge reviewed selected financial data and ratios for Salant and compared them to corresponding data for the following publicly traded companies that it deemed comparable to Salant. Stone Ridge selected the universe of comparable companies, used in its comparable companies analysis, based on each company’s operational and financial comparability to both Salant and Perry Ellis. However, despite these similarities each company’s considered is unique in terms of its operating metrics, growth prospects, financial position and market value. Accordingly, Stone Ridge selected a broad universe of apparel licensors and licensees in order to arrive at a representative mean for the industry. These comparable apparel manufacturing companies are referred to as the comparable companies.

•	Delta Galil Industries, Ltd.

•	G-III Apparel Group, Ltd.

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•	Haggar Corp.

•	Hartmarx Corporation

•	Jones Apparel Group, Inc.

•	Kellwood Company

•	Kenneth Cole Productions, Inc.

•	Liz Claiborne, Inc.

•	Marzotto S.p.A.

•	Mossimo, Inc.

•	Nautica Enterprises, Inc.

•	Oxford Industries, Inc.

•	Phillips-Van Heusen Corp.

•	Polo Ralph Lauren Corporation

•	Tarrant Apparel Group

•	Tommy Hilfiger Corporation

•	Tropical Sportswear Int’l Corp.

•	V.F. Corporation

Stone Ridge calculated and analyzed the ratio of enterprise value (as defined below) of Salant and each comparable company to its 2000 Actual, 2001 Actual, fiscal 2002 Estimated, and a three year average of 2000 Actual to 2002 Estimated (“2000A-2002E”) revenue and earnings before interest, taxes and depreciation and amortization (“EBITDA”). The analysis indicated the following multiples:

Comparable Company Multiples
Enterprise Value as a Multiple of:	Merger Consideration(a)	Low	Mean	Median	High
Revenue
2000 Actual	0.36x	0.20x	0.66x	0.66x	1.29x
2001 Actual	0.36x	0.22x	0.65x	0.54x	1.31x
2002 Estimated	0.29x	0.21x	0.66x	0.59x	1.23x
2000A–2002E Average	0.33x	0.21x	0.66x	0.60x	1.28x

EBITDA
2000 Actual	4.8x	2.5x	5.3x	5.4x	8.4x
2001 Actual	31.5x	2.8x	6.3x	5.8x	13.3x
2002 Estimated	3.7x	3.0x	5.5x	5.4x	8.0x
2000A–2002E Average	5.9x	2.7x	5.7x	5.5x	9.9x

(a)	2002 Estimated Salant operating results are unaudited actual results per Salant management.

The “enterprise value” for each company was obtained by adding the market value of common equity to the outstanding indebtedness (including underfunded pension liabilities and accrued interest) and subtracting any cash and cash equivalents.

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Comparable Transactions Analysis.    Stone Ridge reviewed and analyzed certain financial information involving transactions completed since January 2001 in which the businesses of the acquired entities were deemed to be operationally and financially comparable to Salant. The following 19 transactions were deemed similar to the proposed transaction and involved apparel manufacturers and wholesalers with similar operational and financial characteristics to Salant:

•	Phillips Van-Heusen Corp. (acquiror) / Calvin Klein, Inc. (target)

•	Liz Claiborne, Inc. (acquiror) / Ellen Tracy Inc. (target)

•	Jones Apparel Group, Inc. (acquiror) / RSV Sport Inc. (target)

•	Berkshire Hathaway Inc. (acquiror) / Garan Incorporated (target)

•	Liz Claiborne, Inc. (acquiror) / Mexx Canada Inc. (target)

•	Kellwood Company (acquiror) / Gerber Childrenswear, Inc. (target)

•	Designs, Inc. (acquiror) / Casual Male Corp. (target)

•	Marzotto S.p.A. (acquiror) / Valentino (target)

•	Jones Apparel Group, Inc. (acquiror) / Gloria Vanderbilt Apparel Corp. (target)

•	Perry Ellis International, Inc. (acquiror) / Jantzen Swimwear (target)

•	Polo Ralph Lauren Corp. (acquiror) / PRL Fashions of Europe SRL (target)

•	Tommy Hilfiger Corporation (acquiror) / T.H. International N.V. (target)

•	Tropical Sportswear Int’l Corp. (acquiror) / Duck Head Apparel Co., Inc. (target)

•	Hartmarx Corporation (acquiror) / Consolidated Apparel Group, L.L.C. (target)

•	Liz Claiborne, Inc. (acquiror) / Mexx Group B.V. (target)

•	Jones Apparel Group, Inc. (acquiror) / Judith Jack (target)

•	Nautica Enterprises, Inc. (acquiror) / Earl Jean, Inc. (target)

•	Jones Apparel Group, Inc. (acquiror) / McNaughton Apparel Group (target)

•	LVMH Moet Hennessy Louis Vuiton Inc. (acquiror) / Donna Karan Int’l Inc. (target)

•	Phillips-Van Heusen Corp. (acquiror) / Rights to Van Heusen name in Europe and Asia from Coats Viyella PLC (target)

Stone Ridge calculated the ratio of the transaction value (as defined below) to LTM revenue and LTM EBITDA in each transaction, and in the case of the Salant transaction, calculated the ratio of the transaction value to Salant’s LTM and a three year average of 2000 Actual to 2002 Estimated revenue and EBITDA. This analysis indicated the following multiples:

	Merger Consideration		Comparable Transaction Multiples
Transaction Value as a Multiple of:	LTM(a)	3-Year Avg.	Low	Mean	Median	High
Revenue	0.29x	0.33x	0.25x	0.89x	0.79x	2.28x
EBITDA	3.7x	5.9x	3.7x	6.0x	6.3x	9.2x

(a)	Salant LTM operating results are unaudited 2002 actual results per Salant management.

The “transaction value” was obtained by adding any debt assumed in the transaction to the equity purchase price and subtracting any cash and cash equivalents.

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Discounted Cash Flow Analysis.    Stone Ridge performed a discounted cash flow analysis to determine a range of implied present values per share of Salant common stock. Stone Ridge formulated a 13 year projected operating model for Salant based upon Salant’s historical financial performance, projected operating results, Salant management guidance, and Stone Ridge’s estimates. Stone Ridge assumed different discount rates and terminal value assumptions for Salant’s two operating divisions, Newco (Perry Ellis license business) and Holdco (other owned and licensed brands business). Stone Ridge applied a range of discount rates from 13% to 17% for Newco (see explanation below) to Newco’s projected annual free cash flows. Stone Ridge assumed a terminal value for Newco equal to its liquidation value in 2015 when its licensing agreement with Perry Ellis expires. Stone Ridge applied higher discount rates ranging from 15% to 19% for Holdco (see explanation below) and used terminal EBITDA multiples ranging from 5.0x to 6.0x based on valuation multiples of comparable high growth apparel brands. This range represents the valuation range of the universe of comparable companies. Due to Holdco’s rapid growth characteristics, Stone Ridge concluded this range to be most appropriate. In addition, Stone Ridge calculated the net present value of Salant’s net operating loss carryforwards by applying a 13.5% discount rate (based on the weighted average cost of capital of the comparable companies) to Salant’s annual tax benefits anticipated to be generated by such carryforwards. This analysis resulted in a range of implied present values of $7.78 to $9.48 per share of Salant’s common stock.

Discount Rates

Newco—the discount rate of 13%-17% for Newco, Salant’s Perry Ellis branded menswear business that is relatively mature and stable, was based on the commonly accepted principle of calculating the weighted average cost of capital (“WACC”). The WACC calculation analyzes the average required rates of return of the financing, equity, debt and preferred stock weighted in proportion to the total invested capital stock of the comparable companies. Stone Ridge unlevered the adjusted Beta (Source: Bloomberg) of each of the comparable companies and then applied the median unlevered Beta for this same group to Stone Ridge’s estimated debt to equity ratio for Salant in conjunction with the risk free rate of return (Source: Bloomberg) and risk premium assumptions (Source: Ibbotson Associates Valuation Yearbook, 2002).

Holdco—Stone Ridge determined that a higher discount rate (200 basis point spread) than the discount range applied to the Newco business was appropriate in valuing the Holdco business due to the relative short period of ownership by Salant, lack of operating history and market acceptance of the Holdco brands.

Premiums Paid Analysis.    Stone Ridge conducted two premiums paid analyses. The first one analyzed premiums paid in transactions since 1995 involving public apparel manufacturers and wholesalers where the target companies were deemed operationally and financially comparable to Salant. The second one analyzed premiums paid in U.S. public company transactions announced in 2002 with total transaction values between $20 and $500 million. This analysis represents the current trends in the transaction and financing environment, as opposed to trends specific to the public apparel manufacturing and wholesaling sectors. Stone Ridge analyzed the following transactions in its analysis of transactions involving public apparel manufacturers and wholesalers where the target companies were deemed comparable to Salant:

•	Berkshire Hathaway Inc. (acquiror) / Garan Incorporated (target)

•	Kellwood Company (acquiror) / Gerber Childrenswear, Inc. (target)

•	Tropical Sportswear Int’l Corp. (acquiror) / Duck Head Apparel Co., Inc. (target)

•	Jones Apparel Group, Inc. (acquiror) / McNaughton Apparel Group (target)

•	LVMH Moet Hennessy Louis Vuiton Inc. (acquiror) / Donna Karan Int’l Inc. (target)

•	The Warnaco Group, Inc. (acquiror) / Authentic Fitness Corporation (target)

•	Jones Apparel Group, Inc. (acquiror) / Nine West Group Inc. (target)

•	Polo Ralph Lauren Corp. (acquiror) / Club Monaco Inc. (target)

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•	Investor Group led by Vestar (acquiror) / St. John Knits, Inc. (target)

•	Tropical Sportswear Int’l Corp. (acquiror) / Farah Incorporated (target)

•	Etam Developpement SA (acquiror) / Etam PLC (target)

•	The Warnaco Group, Inc. (acquiror) / Designer Holdings Ltd. (target)

•	Ciro Holdings (acquiror) / Country Casual Holdings PLC (target)

•	Luxottica Group SpA (acquiror) / U.S. Shoe Corporation (target)

•	Mothers Work, Inc. (acquiror) / A Pea in the Pod, Inc. (target)

Stone Ridge analyzed the premiums of the purchase price to the target’s share price 1 day, 1 week, and 4 weeks prior to announcement for each transaction and compared these calculations to the implied price per share of the merger consideration over the last sale price of the common stock of Salant on January 22, 2003, January 15, 2003, and December 24, 2003. Stone Ridge observed that such premiums were as follows:

		Comparable Premiums
Selected Comparable Transactions	Merger Consideration	Low	Mean	Median	High
1-Day Premium	119.4%	(17.0)%	28.3%	18.4%	120.5%
1-Week Premium	120.4%	0.7%	35.1%	26.2%	123.4%
4-Weeks Premium	101.5%	(9.9)%	36.2%	33.7%	91.1%

Stone Ridge also reviewed and analyzed the purchase price premiums of the following U.S. public target transactions announced in 2002 with total transaction values between $20 and $500 million:

•	Anadarko Petroleum Corp. (acquiror) / Howell Corp. (target)

•	Berkshire Hathaway Inc. (acquiror) / CTB Internation Corp. (target)

•	Novellus Systems Inc. (acquiror) / SpeedFam-IPEC Inc. (target)

•	El du Pont de Nemours and Co. (acquiror) / ChemFirst Inc. (target)

•	Berkshire Hathaway Inc. (acquiror) / Garan Incorporated (target)

•	Magna International Inc. (acquiror) / Donnelly Corp. (target)

•	Amplifon SpA (acquiror) / Sonus Corp. (target)

•	Intellimark Holdings Inc. (acquiror) Technisource Inc. (target)

•	Castle Harlan Inc. (acquiror) / Morton’s Restaurant Group Inc. (target)

•	Cardinal Health Inc. (acquiror) / Boron LePore & Associates Inc. (target)

•	Kellwood Company (acquiror) / Gerber Childrenswear, Inc. (target)

•	Olin Corp. (acquiror) / Chase Industries Inc. (target)

•	MeriStar Hotels & Resorts Inc. (acquiror) / Interstate Hotels Corp. (target)

•	Plantation Petroleum Holdings (acquiror) / Maynard Oil Co. (target)

•	GE Supply (acquiror) / Questron Technology Inc. (target)

•	Enhance Packaging Technologies (acquiror) / Liqui-Box Corp. (target)

•	Santos Ltd. (acquiror) / Esenjay Exploration Inc. (target)

•	Alcoa Inc. (acquiror) / Ivex Packaging Corp. (target)

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•	Harvest–AMI Holdings Inc. (acquiror) / Associated Materials Inc. (target)

•	Chesapeake Energy Corp. (acquiror) / Canaan Energy Corp. (target)

•	KFS Acquisition (acquiror) / American Country Holdings Inc. (target)

•	Cimarex Energy Co. (acquiror) / Key Production Co. Inc. (target)

•	BJ Services Co. (acquiror) / Osca Inc. (target)

•	SCC Contracting Inc. (acquiror) / Sevenson Environmental Services (target)

•	Investor Group (acquiror) / Dick Clark Productions Inc. (target)

•	JAKKS Pacific Inc. (acquiror) / Toymax International Inc. (target)

•	SHL Telemedicine Ltd. (acquiror) / Raytel Medical Corp. (target)

•	Ironbridge Acquisition Corp. (acquiror) / Pitt-Des Moines Inc. (target)

•	Bondholders of AEI Resources (acquiror) / AEI Resources Inc. (target)

•	InTown Suites Management (acquiror) / Suburban Lodges of America Inc. (target)

•	Investor Group (acquiror) / Jenny Craig Inc. (target)

•	Lone Star Fund (acquiror) / Shoney’s Inc. (target)

•	Landgrove Corp. (acquiror) / Midland Enterprises (target)

•	Dycom Industries Inc. (acquiror) / Arguss Communications Inc. (target)

Stone Ridge analyzed the premiums of the purchase price to the target’s share price 1 day, 1 week, and 4 weeks prior to announcement for each transaction and compared these calculations to the implied price per share of the merger consideration over the last sale price of the common stock of Salant on January 22, 2003, January 15, 2003, and December 24, 2003. Stone Ridge observed that such premiums were as follows:

		Comparable Premiums
2002 Public Target Transactions	Merger Consideration	Low	Mean	Median	High
1-Day Premium	119.4%	(20.6)%	26.3%	27.3%	113.3%
1-Week Premium	120.4%	(17.7)%	34.9%	28.1%	136.8%
4-Weeks Premium	101.5%	(12.8)%	36.8%	31.0%	140.6%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Stone Ridge’s opinion. In arriving at its opinion, Stone Ridge considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, Stone Ridge made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Salant or the contemplated transaction.

In performing its analyses and arriving at its opinion, Stone Ridge utilized a variety of generally accepted valuation methods and procedures. These analyses were undertaken solely to enable Stone Ridge to provide its opinion to Salant’s board of directors as to the fairness to Salant, of the merger consideration proposed to be paid to Salant in the merger, from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold in the future, which are inherently subject to uncertainty. In its analyses, Stone Ridge made, and was provided by management of Salant and Perry Ellis with,

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numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Salant and Perry Ellis, and such assumptions and estimates are inherently subject to uncertainty. The assumptions and estimates contained in such analyses, and the ranges of value resulting from any particular analysis, are not necessarily indicative of actual historical values or future results, which may be significantly more or less favorable than those suggested by such analyses.

In accordance with the engagement letter, Stone Ridge’s opinion is addressed solely to Salant’s board of directors for its use in connection with its review and evaluation of the merger consideration proposed to be paid to Salant in the merger. Neither Stone Ridge’s opinion nor its underlying financial analyses may be relied on by any person or entity other than Salant’s directors, in their capacity as such, without the prior written consent of Stone Ridge. No shareholder of Salant or Perry Ellis, no lender, independent auditor or any other person or entity can rely or assert reliance on Salant’s opinion or underlying financial analyses in connection with any voting, credit extension, audit or other consideration or assessment of the relative merits, risks or financial reporting requirements of the merger, or otherwise. It is, therefore, Stone Ridge’s view that its duties in connection with its fairness opinion extend solely to Salant’s board of directors and that it has no legal responsibilities in respect thereof to any other person or entity under the laws of the State of New York—the laws which have been selected by Salant and Stone Ridge as governing the engagement letter. Stone Ridge would likely assert the substance of this view and the disclaimer described above as a defense to claims and allegations, if any, that might hypothetically be brought or asserted against it by any persons or entities other than Salant’s board of directors with respect to Stone Ridge’s fairness opinion and its financial analyses thereunder. However, because no court has definitely ruled to date on the availability of this defense to a financial advisor who furnished to its client for its exclusive use a fairness opinion, this issue necessarily would have to be judicially resolved on the merits in a final and non-appealable judgment of a court of competent jurisdiction. Furthermore, there can be no assurance that such a court would apply the laws of the State of New York to the analyses and ultimate resolution of this issue if it were to be properly briefed by the relevant litigants and presented to the court. In all cases, the hypothetical assertion or availability of such a defense would have absolutely no effect on Stone Ridge’s rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of Salant’s board of directors under applicable state law or under U.S. federal securities laws.

As described above, Stone Ridge’s opinion to Salant’s board of directors was one of many factors taken into consideration by Salant’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Stone Ridge in connection with the opinion and is qualified by reference to the written opinion of Stone Ridge set forth in Annex D.

Stone Ridge was retained pursuant to an engagement letter dated October 8, 2002 as financial advisor to Salant. Under the terms of the Stone Ridge engagement letter, Salant will pay Stone Ridge a fee, in addition to the $100,000 previously paid, of $1,261,100 for its services contingent upon the consummation of the proposed merger. In addition, Salant has agreed to reimburse Stone Ridge for its reasonable out-of-pocket expenses and to indemnify Stone Ridge against certain liabilities.

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Certain Financial Forecasts

Certain non-public business and financial information relating to Perry Ellis and Salant reviewed by Stone Ridge and Sawaya Segalas in connection with furnishing their respective fairness opinions included forecasts of the anticipated potential operating performance of both Perry Ellis and Salant. These forecasts, which neither Perry Ellis nor Salant ordinarily provide confidentially to third parties or make available to the public, included the following items:

Perry Ellis1

Two-Year Forecasts

(in thousands, except per share data)

	2003	2004
Total revenues	$310,644	$370,861

Operating income	34,217	42,582

Net income attributable to common shareholders	11,177	16,968

Salant1

Two-Year Forecasts

(in thousands, except per share data)

	2002	2003
Net sales	$248,000	$287,008

Operating income	12,000	14,262

Net income attributable to common shareholders	12,300	14,512

These forecasts are included in this joint proxy statement prospectus only because they were made available to Stone Ridge and Sawaya Segalas, and both Perry Ellis and Salant desire to make the same information available to Perry Ellis’ and Salant’s shareholders. The inclusion of the forecasts should not be interpreted as suggesting that either Stone Ridge or Sawaya Segalas considered the forecasts reliable or that they relied on them in evaluating the proposed merger and furnishing their respective opinions. Moreover, neither Perry Ellis’ board nor Salant’s board considered the forecasts material to their decision to approve the merger agreement and did not necessarily rely on them in connection with their decision to undertake the transactions contemplated thereby. The forecasts should be read together with “Chapter VI—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Perry Ellis” and “Salant”, the unaudited pro forma condensed combined financial data, and the consolidated financial statements of each of Perry Ellis and Salant, including the related notes, appearing elsewhere in this document.

The forecasts were prepared by management for internal use only and were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and financial forecasts. In the view of Perry Ellis’ and Salant’s respective management, the financials forecasts were prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of each managements’ knowledge and belief, the expected course of action and the expected future financial performance of each of Perry Ellis and Salant at the time such projections were furnished to Stone Ridge and Sawaya Segalas. The forecasts are not guarantees of, or necessarily indicative of, any future performance. The forecasts do not purport to present operations in accordance with U.S. GAAP, and neither the independent auditors of Perry Ellis nor the independent auditors of Salant nor any other independent accountants have audited, reviewed, examined, compiled or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts. The forecasts necessarily involve

[1]	As stand-alone entities before completion of the merger.

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risks and inherent uncertainties and are based upon a variety of assumptions relating to Perry Ellis’ and Salant’s business, results of operations, industry performance, general business and economic conditions and other matters and are subject to significant contingencies, many of which are beyond Perry Ellis’ and Salant’s control. Forecasts of this nature are inherently imprecise, and there can be no assurance that they are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The assumptions made in preparing the forecasts may not prove to be accurate. It is, in fact, expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the forecasts. None of Perry Ellis, Salant or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Perry Ellis or Salant compared to the information contained in the forecasts, and none of them has updated or otherwise revised (or intends to update or otherwise revise) the forecasts contained in this document to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” exemption for forward-looking statements to encourage companies to provide prospective information about their business, provided that such statements are identified as forward-looking and accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in such forward-looking statements. The information set forth above is “forward-looking” and is made herein pursuant to the provisions of the PSLRA.

Perry Ellis’ and Salant’s shareholders should consider the forward-looking statements in light of various important factors, including those set forth in this joint proxy statement-prospectus. Factors that could cause actual results to differ from estimates or projections contained in the forward-looking statements including without limitation:

•	general economic conditions,

•	the effectiveness of Perry Ellis’ and Salant’s planned advertising, marketing and promotional campaigns,

•	the ability of Perry Ellis and Salant to contain costs,

•	the future capital needs of Perry Ellis and Salant and their ability to obtain financing,

•	the ability of Perry Ellis and Salant to predict consumer preferences,

•	anticipated trends and conditions in the industry in which Perry Ellis and Salant operate, including future consolidation,

•	changes in the costs of raw materials, labor and advertising,

•	changes in fashion trends and customer acceptance of both new designs and newly introduced products,

•	the level of consumer spending for apparel and other merchandise,

•	exposure to foreign currency risk,

•	competition among department and specialty stores,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this report and in the filings of Perry Ellis and Salant with the SEC.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Chapter I—Risk Factors” beginning on page I-18.

Neither Perry Ellis not Salant is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Perry Ellis or Salant or any person action on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this action.

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Shareholder Approval in Connection With the Merger

Perry Ellis

Perry Ellis’ common stock is listed on The Nasdaq Stock Market. Under Nasdaq marketplace rule 4350(i)(1)(C)(ii), Nasdaq-listed companies are required to obtain shareholder approval before making any issuance of securities in connection with the acquisition of the stock or assets of another company, where due to the present issuance of common stock, other than a public offering for cash, the common stock to be issued (1) is or will be in excess of 20% of the outstanding common stock prior to the issuance, or (2) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. Because common stock of Perry Ellis will be issued as part of the consideration to be paid in the merger with Salant, the issuance of common stock in the merger is deemed by Nasdaq to be “in connection with” Perry Ellis’ acquisition of Salant, solely for the purposes of Nasdaq marketplace rule 4350(i)(1)(C)(ii).

The issuance of up to 3,250,000 shares of Perry Ellis’ common stock will result in an issuance of more than 20% of Perry Ellis’s outstanding common stock prior to the issuance. Therefore, Perry Ellis is seeking shareholder approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock pursuant to the merger agreement, in order to satisfy the requirements of Nasdaq marketplace rule 4350(i)(1)(C)(ii).

The affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy is required to approve the issuance of Perry Ellis’ common stock in the merger. If Perry Ellis’ shareholders are asked to vote on a proposal to adjourn or postpone the annual meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy. However, no proxy which is voted against the proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger will be voted to adjourn or postpone the annual meeting to permit further solicitation of proxies for that proposal.

Perry Ellis’ chairman and chief executive officer, and its president and chief operating officer, and certain of their affiliates have agreed with Salant to vote all of their shares of Perry Ellis’ common stock in favor of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock in the merger. On May 14, 2003, these shares represented in the aggregate approximately 49.6% of Perry Ellis’ outstanding common stock. On May 14, 2003, Perry Ellis’ directors and executive officers collectively beneficially owned approximately 56.0% of Perry Ellis’ outstanding common stock. Each of Perry Ellis’ directors and executive officers has indicated his or her intent to vote, or cause to be voted, the shares of Perry Ellis’ common stock they own in favor of the issuance of Perry Ellis’ common stock in the merger.

Salant

Under Delaware law, the affirmative vote by holders of a majority of the outstanding shares of Salant’s common stock is required to adopt the merger agreement. If Salant’s shareholders are asked to vote on a proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of at least a majority of the shares of Salant’s common stock present in person or represented by proxy at the special meeting. However, no proxy which is voted against the proposal to adopt the merger agreement will be voted to adjourn or postpone the special meeting to permit further solicitation of proxies for that proposal.

Interests of a Certain Director and Executive Officers of Salant in the Merger

In considering the recommendation of Salant’s board of directors, you should be aware that a certain member of the board of directors and Salant’s executive officers may have interests in the merger that differ from, or that are in addition to, the interests of Salant’s shareholders generally. Salant’s board was aware of these interests and considered them, among other matters, in approving the merger agreement. The completion of the merger will constitute a “change of control” for purposes of each of the plans, programs and agreements described below.

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Board of Directors of Salant After the Merger

Effective as of the completion of the merger, all of the current directors of Salant will cease serving as directors on Salant’s board of directors. After the merger, Perry Ellis will elect George Feldenkreis and Oscar Feldenkreis to serve as directors of Salant, each to serve until his successor is duly elected and qualified.

Executive Officers of Salant After the Merger

Following the merger, all of the current executive officers, other than Michael J. Setola, Salant’s chairman of the board and chief executive officer, will remain as executive officers of Salant.

Employment Agreements, Change-in-Control, Severance and Other Arrangements

Michael J. Setola.    Mr. Setola’s current employment agreement permits him, on or within sixty days following the completion of the merger, to immediately terminate his employment with Salant for “good reason” (as defined in his current employment agreement) without providing the sixty-day notice otherwise required upon a termination of his employment for good reason. A change of control is one of the grounds for termination by Mr. Setola for good reason under his current employment agreement. Mr. Setola has informed both Salant and Perry Ellis of his intention to terminate his employment with Salant for good reason upon the completion of the merger. The following discussion is premised upon this assumption.

Upon completion of the merger, Mr. Setola will receive a lump-sum change of control cash payment of $2,499,997.50, payable upon the completion of the merger, under the terms of his current employment agreement with Salant. This payment will be made in lieu of any continuation of salary otherwise payable to Mr. Setola upon a termination of his employment for good reason and will have no effect on Mr. Setola’s entitlement to continuation of benefits upon such termination. In addition to this lump-sum change of control payment, upon a termination by Mr. Setola of his employment for good reason upon completion of the merger, Mr. Setola will receive his annual bonus for the 2003 fiscal year, pro-rated through the completion of the merger and payable upon the completion of the merger, continued participation in Salant’s benefit plans (to the extent permitted under applicable law and with respect to life insurance, to the extent permitted by such plan) until the earlier of the first anniversary of the completion of the merger or the date Mr. Setola receives equivalent coverage from a subsequent employer (determined on a benefit-by-benefit basis) and other compensation and benefits contained in his employment agreement. Mr. Setola’s annual bonus is based upon Salant’s attainment of targeted pre-tax income as set forth in Salant’s annual business plan, with additional or lesser amounts payable upon over or under achievement of the annual business plan, respectively. Assuming the merger is completed on June 30, 2003 and the actual pre-tax income of Salant for the period beginning January 1, 2003 and ending June 30, 2003 equals targeted pre-tax income for such period (without any over achievement), Mr. Setola will be paid a pro-rated bonus of $462,500 in respect of such period.

Mr. Setola’s current employment agreement also provides that the period during which certain non-competition covenants (set forth in his current employment agreement) apply shall terminate, and the period during which certain non-solicitation covenants (set forth in his current employment agreement) apply shall become effective, on the completion of the merger. In addition, Perry Ellis entered into a no-solicitation/no-hire agreement with Mr. Setola under which Mr. Setola has agreed, among other things, not to (a) solicit or hire certain employees of Salant, in connection with any business, venture or activity involving wholesale or retail manufacturing, distribution, sale or licensing of apparel goods or services, for a period of 21 months beginning on the completion of the merger and (b) take certain actions set forth in the agreement which may affect Salant’s licensee/licensor relationship with Ocean Pacific Apparel Corp. See “Chapter IV—Description of the Transaction Agreements—The Ancillary Agreements—No-Solicitation/No-Hire Agreements” on page IV-15 of this document for a more detailed description of Mr. Setola’s no-solicitation/no-hire agreement with Perry Ellis.

Awadhesh K. Sinha.    Upon completion of the merger, Mr. Sinha is entitled to receive a lump-sum change of control cash payment of $630,000, payable upon the completion of the merger, under the terms of his current employment agreement with Salant, irrespective of whether Mr. Sinha’s employment is terminated upon the

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completion of the merger. In addition, Mr. Sinha is entitled to receive an additional cash payment of $252,000 as a retention payment on the six-month anniversary of the completion of the merger or, if earlier, upon a termination of Mr. Sinha’s employment, on or after the completion of the merger, by Salant “without cause” (as defined in his current employment agreement) or by Mr. Sinha for “good reason” (as defined in his current employment agreement). In the event Mr. Sinha’s employment is terminated upon completion of the merger by Salant without cause or by Mr. Sinha for good reason, the change of control cash payment will be paid in lieu of any continuation of salary otherwise payable upon such termination and will have no effect on Mr. Sinha’s entitlement to continuation of benefits upon such termination. Pursuant to his current employment agreement, Mr. Sinha is entitled, on or within six months following the completion of the merger, to terminate his employment for good reason.

Upon a termination of Mr. Sinha’s employment on or after the completion of the merger either by Mr. Sinha for good reason or by Salant without cause, Mr. Sinha will receive, in addition to the aforementioned change of control cash payment and retention payment, his annual bonus, pro-rated through the date of termination (payable within twenty days of the date of such termination). He will also be entitled to continuation of his base salary for the longer of 12 months or the remainder of the then existing employment term (unless such termination occurs upon the completion of the merger). In addition, he will be entitled to continued participation in Salant’s benefit plans (to the extent permitted under applicable law and with respect to life insurance, to the extent permitted by such plan) until the earlier of the last day of the period for which Mr. Sinha’s base salary is continued or the date Mr. Sinha receives equivalent coverage from a subsequent employer (determined on a benefit-by-benefit basis). In addition, Perry Ellis entered into a no-solicitation/no-hire agreement under which Mr. Sinha has agreed not to solicit or hire certain employees of Salant, in connection with any business, venture or activity involving wholesale or retail manufacturing, distribution, sale or licensing of apparel goods or services, for a period of nine months beginning on the completion of the merger. See “Chapter IV—Description of the Transaction Agreements—The Ancillary Agreements—No-Solicitation/No-Hire Agreements” on page IV-15 of this document.

William O. Manzer.    Mr. Manzer will receive a cash payment equal to the annual rate of his then current base salary (which is $446,500 based upon his 2003 base salary) as a retention payment on the six-month anniversary of the completion of the merger or, if earlier, upon a termination of Mr. Manzer’s employment, on or after the completion of the merger, by Salant “without cause” (as defined in his current employment agreement) or by Mr. Manzer for “good reason” (as defined in his current employment agreement). In addition, Mr. Manzer is entitled to receive, as an enhanced severance payment, a cash payment in an amount equal to 50% of his then existing severance entitlement (which is $128,798 based upon his 2003 base salary and 2003 severance entitlement) upon termination of Mr. Manzer’s employment, on or after the completion of the merger but on or before the six-month anniversary of the merger, by Salant without cause or by Mr. Manzer for good reason.

Mr. Manzer’s retention payment and enhanced severance payment are payable in addition to (and not in lieu of) any other entitlements Mr. Manzer may have under his current employment agreement, including, any entitlement to continuation of salary otherwise payable upon termination of his employment. Pursuant to his current employment agreement, Mr. Manzer is entitled to terminate his employment for good reason upon the completion of the merger if Salant fails to offer Mr. Manzer continued employment after the completion of the merger upon certain terms and conditions specified in his current employment agreement. If Salant offers Mr. Manzer continued employment upon such terms and conditions, Mr. Manzer will no longer be entitled to terminate his employment for good reason upon the completion of the merger.

Upon a termination of Mr. Manzer’s employment, on or following the completion of the merger, either by Mr. Manzer for good reason or by Salant without cause, in addition to the aforementioned retention payment and enhanced severance payment, Mr. Manzer will receive his annual bonus, pro-rated through the date of termination (payable within 20 days of the date of such termination), continuation of base salary for six months (subject to discontinuation if Mr. Manzer becomes subsequently employed) and continued participation in Salant’s benefit plans (to the extent permitted under applicable law and with respect to life insurance, to the

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extent permitted by such plan) until the earlier of the last day of the period for which Mr. Manzer’s base salary is continued or the date Mr. Manzer receives equivalent coverage from a subsequent employer (determined on a benefit-by-benefit basis).

Jerry Kwiatkowski and Howard Posner.    Mr. Kwiatkowski and Mr. Posner will each receive, as a retention payment, a cash payment equal to 35% of his respective then current base salary (which amount is $123,375 and $120,750 for Mr. Kwiatkowski and Mr. Posner, respectively, based upon his 2003 base salary) on the six-month anniversary of the completion of the merger or, if earlier, upon a termination of Mr. Kwiatkowski’s or Mr. Posner’s employment, as the case may be, on or after the completion of the merger, by Salant without cause (as defined in his respective current employment agreement) or by Mr. Kwiatkowski or Mr. Posner, as the case may be, for good reason (as defined in his respective current employment agreement).

In addition, Mr. Kwiatkowski and Mr. Posner are each entitled to receive, as an enhanced severance payment, a cash payment in an amount equal to 50% of his respective then existing severance entitlement (which amount is $103,378 and $127,716 for Mr. Kwiatkowski and Mr. Posner, respectively, based upon his respective 2003 base salary and 2003 severance entitlement) payable upon a termination of Mr. Kwiatkowski’s or Mr. Posner’s employment, as the case may be, on or after the completion of the merger but on or before the six-month anniversary of the merger, by Salant without cause or by Mr. Kwiatkowski or Mr. Posner, as the case may be, for good reason. The retention payment and the enhanced severance payment are payable to each of Mr. Kwiatkowski and Mr. Posner in addition to (and not in lieu of) any other entitlements Mr. Kwiatkowski or Mr. Posner, as the case may be, may have under his respective current employment or other agreement, including, any entitlement to continuation of salary otherwise payable upon termination.

Severance Payments

Certain other employees of Salant (generally officers, managers and other employees who are otherwise highly valued employees of Salant) have agreements with Salant pursuant to which such employees are eligible to receive continuation of salary upon a termination of such employee’s employment by Salant “without cause” (as defined in the applicable agreement) or by such employee for “good reason” (as defined in the applicable agreement). The continuation of salary payments generally range from three to six months, and in certain cases terminate upon, or are subject to offset by earnings from, subsequent employment. The continuation of salary payments are, generally, in lieu of severance otherwise payable under Salant’s severance policy.

The employees of Salant who have agreements that provide for continuation of salary (other than the executive officers whose existing agreements are described above), as a group, are eligible to receive continuation of salary payments of approximately $2.9 million in the aggregate based upon 2003 base salaries of such employees.

Retention Payments

Certain other employees of Salant (generally officers, managers and other employees that have either contributed to the merger process or are critical to an orderly transition following the completion of the merger) have agreements with Salant pursuant to which each such employee will receive, as a retention payment, a cash payment in an amount equal to a specified percentage of such employee’s base salary. The percentage of base salary which is specified in the applicable agreement is generally the same as such employee’s targeted annual bonus (i.e. the percentage of base salary that such employee receives as an annual bonus in respect of a fiscal year in which Salant achieves targeted pre-tax income as set forth in Salant’s annual business plan.)

The retention payment is payable on the six-month anniversary of the completion of the merger or, if earlier, upon a termination of such employee’s employment, on or after the completion of the merger, by Salant without cause (as defined in such employee’s agreement) or by such employee for good reason (as defined in such employee’s agreement). The retention payments are payable in addition to (and not in lieu of) any other payments and/or benefits or entitlements that such employees may otherwise be entitled to.

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The employees of Salant who have entered into agreements that provide for retention payments (other than the executive officers whose existing agreements are described above), as a group, will receive retention payments of approximately $600,000 in the aggregate, based upon 2003 base salaries of such employees.

Enhanced Severance Payments

Certain other employees of Salant (generally officers, managers and other employees that have either contributed to the merger process or are critical to an orderly transition following the completion of the merger) have agreements with Salant pursuant to which each such employee is eligible to receive, as an “enhanced” severance payment, a lump-sum cash payment in an amount equal to 50% of such employee’s then existing severance entitlement. This enhanced severance payment is payable upon a termination of such employee’s employment on or after the completion of the merger, but on or before the six-month anniversary of the merger by Salant without cause (as defined in the applicable agreement) or by such employee for good reason (as defined in the applicable agreement). The enhanced severance payments are payable in addition to (and not in lieu of) any other payments and/or benefits or entitlements that such employees may otherwise be entitled to.

The employees of Salant who have agreements that provide for enhanced severance payments (other than the executive officers whose existing agreements are described above), as a group, are eligible to receive enhanced severance payments of approximately $809,000 in the aggregate, based upon 2003 base salaries and severance entitlements of such employees.

The following table sets forth the change in control, severance, retention and enhanced severance payments that are payable to the executive officers and certain other employees of Salant based upon 2003 base salaries. As noted above, the change of control payments are payable upon the completion of the merger, the severance payments are payable upon termination of employment irrespective of when an employee’s employment is terminated, the retention payment are payable on the six-month anniversary of the completion of the merger (or if earlier, upon a termination of employment by Salant without cause or by the employee for good reason), and the enhanced severance payment are payable upon a termination of the employee’s employment on or after the completion of the merger but on or prior to the six-month anniversary of the merger by Salant without cause or by the employee for good reason. The severance, retention and enhanced severance payments listed in the table have been calculated using each employee’s annual base salary for 2003. Accordingly, the actual payments to each employee may differ from the amounts listed below if an employee’s annual base salary is increased in 2003.

Employee	Change Of Control Payment	Severance		Retention Payment	Enhanced Severance Payment
Executive Officers:
Setola, Michael J.	$2,499,997.50		$0	$0	$0
Sinha, Awadhesh	$630,000.00	$	*	$252,000.00	$0
Manzer, William O.	$0		$257,596.00	$446,500.00	$128,798.00
Posner, Howard	$0		$255,433.00	$120,750.00	$127,716.00
Kwiatkowski, Jerry	$0		$206,755.00	$123,375.00	$103,378.00

Total For All Executive Officers	$3,129,997.50		$719,784.00	$942,625.00	$359,892.00

All Other Employees	$0		$2,933,808.00	$597,691.00	$809,344.00

Total For All Employees	$3,129,997.50		$3,653,592.00	$1,540,316.00	$1,169,236.00

*	If Mr. Sinha’s employment is terminated on the completion of merger, no severance is payable. However, if Mr. Sinha’s employment continues after the completion of the merger, Mr. Sinha is entitled, under the terms of his employment agreement, to severance for the greater of the remaining employment term or one year. Accordingly, the range of Mr. Sinha’s severance entitlement is $420,000 to $510,000 based upon his 2003 annual base salary.

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Augusta Retention Program

Following the signing of the merger agreement and in addition to the change in control, severance, retention and enhanced severance payments set forth above, Salant’s board (with the written consent of Perry Ellis) at its meeting on April 16, 2003 approved the implementation, prior to the completion of the merger, of a retention program for employees in Salant’s offices in Augusta, Georgia. The Augusta retention program was implemented to preserve employee relations in light of the likelihood of the closing/relocation of the Augusta offices following the completion of the merger.

The Augusta retention program provides each employee with a specified retention bonus (generally equal to one, two or three months base salary) if after the completion of the merger (1) the Augusta offices are closed on or before June 30, 2004 and (2) the employee remains in the employ of Salant through the date the Augusta offices are closed or if earlier, through the date on which Salant terminates such employee’s employment other than for cause. The retention payments are payable in addition to (and not lieu of ) any other payments and /or benefits or entitlements that such employees may otherwise be entitled to.

The Augusta employees, as a group, are eligible to receive retention bonuses of approximately $242,000 in the aggregate, based upon 2003 base salaries.

Treatment of Stock Options

Salant has granted to its employees, officers and directors under its 1999 Stock Award and Incentive Plan stock options to purchase an aggregate of 915,277 shares of Salant’s common stock all of which are “in-the-money”. In accordance with the merger agreement Salant has obtained from each holder of outstanding “in-the-money” options to purchase shares of Salant common stock an option cancellation agreement providing that at the effective time of the merger, each outstanding option to purchase shares of Salant’s common stock will become fully vested and immediately exercisable, and immediately upon surrender of each such option at the effective time of the merger, each such option will be exchanged for an amount equal to the “spread,” which is the amount by which $9.3691 exceeds the then applicable per share exercise price of such option, multiplied by the number of shares of Salant common stock subject to the option. The spread will be payable in cash and Perry Ellis’ common stock, ratably and in the same proportion in which the cash and stock portion of the merger consideration is paid to Salant’s shareholders in the merger.

In general, an optionholder will recognize in respect of the cancellation of each such option ordinary income, taxable as compensation, equal to the spread. Perry Ellis will withhold all applicable taxes from the spread otherwise payable to optionholders in exchange for their options. Perry Ellis will permit optionholders to satisfy the withholding obligation by withholding that number of shares of Perry Ellis’ common stock otherwise issuable to such holder equal in value to the amount of such withholding obligation instead of paying such withholding obligation with cash. Upon surrender of each outstanding stock option to the company, each such option will be cancelled and become void, and the optionholder will no longer have any rights or benefits under any Salant stock option plan or option grant letter. The agreement to be obtained from each optionholder will also irrevocably and unconditionally discharge and release Perry Ellis, Salant and their respective officers, directors and affiliates from and against all rights and claims such optionholder may have with respect to Salant stock options.

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As of May 14, 2003, each of the executive officers, the non-employee directors and other employees (as a group) of Salant held the following stock options (as described above all unvested options will be vested as of the effective date of the merger) to purchase shares of Salant’s common stock:

Optionholder	Exercise Price	Outstanding Options	Vested Options	Unvested Options
Non-Employee Directors:

Evans, Ben	$4.125	3,500	3,500	0
Evans, Ben	$2.870	500	500	0

Empson, G. Raymond	$4.125	3,500	3,500	0
Empson, G. Raymond	$2.870	500	500	0

Lynch, Rose Peabody	$4.125	3,500	3,500	0
Lynch, Rose Peabody	$2.870	500	500	0

Total		12,000	12,000	0

Executive Officers:

Setola, Michael J.	$4.125	277,777	277,777	0
Setola, Michael J.	$1.640	37,500	25,000	12,500

Sinha, Awadhesh	$4.125	100,000	100,000	0
Sinha, Awadhesh	$1.640	20,000	13,334	6,666

Manzer, William O.	$4.125	50,000	50,000	0
Manzer, William O.	$1.640	20,000	13,334	6,666

Posner, Howard	$4.125	50,000	50,000	0
Posner, Howard	$1.640	10,000	6,667	3,333

Kwiatkowski, Jerry	$4.125	50,000	50,000	0
Kwiatkowski, Jerry	$1.640	5,000	3,334	1,666

Total		620,277	589,446	30,831

All Other Employees

All Other Employees	$1.640	100,000	66,674	33,326
All Other Employees	$2.350	25,000	8,335	16,665
All Other Employees	$2.750	14,000	14,000	0
All Other Employees	$4.125	144,000	144,000	0

Total		283,000	233,009	49,991

Total For All Employees And Directors		915,277	834,455	80,822

Ownership of Salant Common Stock

As of May 14, 2003, directors and executive officers of Salant, as a group, beneficially owned approximately 645,218 shares, or approximately 6.9% of the outstanding shares of Salant’s common stock on that date (including shares issuable upon exercise of outstanding options).

Indemnification and Related Arrangements

        The merger agreement requires that, for five years after the completion of the merger, Salant will indemnify and hold harmless from liability for acts or omissions occurring at or before the completion of the merger those current or former directors and officers of Salant currently entitled to indemnification from Salant and its subsidiaries as provided in the certificates of incorporation and by-laws (or comparable organization documents) of Salant and its subsidiaries, and any indemnification agreements or arrangements of Salant which will survive

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the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that for three years after the completion of the merger, the surviving corporation will maintain Salant’s current director’s and officers’ liability insurance covering acts or omissions occurring before the completion of the merger for those persons who were covered by Salant’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation, however, will not be required to pay more than 275% of the amount paid by Salant in the 2002 calendar year to maintain such insurance.

Employee Benefits

After the completion of the merger, Perry Ellis will, or will cause the surviving corporation to, assume and honor in accordance with its terms, including any reserved right to amend or terminate, each Salant employee benefit plan. Perry Ellis has agreed that until December 31, 2003, Perry Ellis will, or will cause the surviving corporation to, maintain for the benefit of employees of Salant who were employees immediately before the merger compensation and benefits that are, in the aggregate, comparable to the compensation and benefits generally provided to such employees by Salant immediately before the merger. Perry Ellis has also agreed that from and after January 1, 2004, Perry Ellis will, or will cause Salant to, maintain for the benefit of employees of Salant compensation and benefits that are no less favorable than the benefits provided to similarly situated employees of Perry Ellis. Additionally, each employee of Salant immediately before the merger whose employment is terminated during the 12-month period following the completion of the merger (or such longer period as may be required under any applicable agreement or arrangement existing immediately before the merger) will be entitled to receive severance pay and benefits equal to the severance pay and benefits payable under the applicable severance plan of Salant or other agreement, as the case may be, existing immediately before the completion of the merger.

Under the merger agreement, Perry Ellis also agreed that it or Salant will:

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare plan that employees of Salant (who are employees immediately before the merger) become eligible to participate in after the merger;

•	provide employees of Salant (who are employees immediately before the merger) with credit, for the remainder of the coverage period during which any transfer of coverage occurs under any welfare plans that such employees become eligible to participate in after the merger, for any co-payments, deductibles and out-of-pocket amounts paid by such employees; and

•	provide employees of Salant (who are employees immediately before the merger) with full credit for all purposes for all service with Salant and its affiliates prior to the completion of the merger under each employee benefit plan, program or arrangement of Salant or Perry Ellis or its affiliates or any new employee benefit plan, program or arrangement of Salant following the completion of the merger in which such employees become eligible to participate, except that no employee will be entitled to any credit under any defined benefit pension plan of Perry Ellis or its subsidiaries.

Salant has agreed to terminate its 1999 Stock Award and Incentive Plan at the closing of the merger in accordance with the terms of that plan as in effect on the date of the merger agreement.

Registration of Perry Ellis Common Stock for Resale

By filing the registration statement, of which this document forms a part, Perry Ellis has registered for resale the shares of Perry Ellis common stock to be delivered to certain Salant executive officers, non-employee directors and affiliates who will not be executive officers, directors or affiliates of Perry Ellis after the merger. The registration statement of which this document forms a part will serve as the resale registration statement. Perry Ellis has agreed with Salant to maintain the effectiveness of the resale registration statement for one year

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after the merger. This registration for resale will permit Salant’s executive officers and non-employee directors to immediately sell the shares of Perry Ellis common stock they receive in the merger. An aggregate of 2,238,548 shares of Perry Ellis’ common stock are being registered for resale on behalf of Salant’s executive officers and non-employee directors. None of the shares that may be offered for resale by Salant’s executive officers and non-employee directors are subject to lock-up agreements.

No Special Committee

All arrangements relating to the merger presenting potential conflicts of interests for Mr. Setola, Salant’s chief executive officer (who also serves as a director), and other executive officers were thoroughly reviewed by Salant’s independent directors, who approved such arrangements individually and/or as part of their overall approval of the transaction, as described in “Background of the Merger” on page III-3 above. Salant did not establish a special committee of independent directors in connection with the merger. Salant’s board consists of three outside, non-employee directors and Mr. Setola, Salant’s chief executive officer. Because three of Salant’s directors are non-management/non-employee directors, and because none of such directors have any special pecuniary arrangements with respect to the success or non-consummation of the merger, Salant did not believe that a special committee was necessary to directly handle the negotiations with Perry Ellis on behalf of Salant’s non-affiliate shareholders, and such directors viewed their role as negotiators for such non-affiliate shareholders and protectors of their shareholder interests in Salant. In addition, the independent directors believed that Mr. Setola’s relationship with Messrs. George and Oscar Feldenkreis and his knowledge of the industry combined with the involvement of Stone Ridge was the most effective manner in which to negotiate the terms of the merger with Perry Ellis. Stone Ridge’s fairness opinion did not express a view solely from an unaffiliated shareholder’s perspective.

Effective Time of the Merger

The closing of the merger will take place no later than the third business day after satisfaction or waiver of the conditions to the merger set forth in the merger agreement, unless another time or date is agreed to by Perry Ellis and Salant. A certificate of merger will be filed with the Secretary of State of the State of Delaware as soon as practicable following the closing, at which time the merger will be effective.

Structure of the Merger and Conversion of Salant’s Common Stock

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon completion of the merger, Connor Acquisition Corp., a direct wholly owned subsidiary of Perry Ellis formed for purposes of the merger and a party to the merger agreement, will be merged with and into Salant. Salant will survive the merger as a direct wholly owned subsidiary of Perry Ellis and will continue its corporate existence under Delaware law.

The purpose of the merger is to sell to Perry Ellis 100% of the outstanding capital stock interests in Salant. The transaction was structured as a merger to ensure Perry Ellis’ assumption, by operation of law, of all of Salant’s liabilities, to eliminate certain indemnification arrangements, to facilitate an orderly shareholder decisional process pursuant to applicable U.S. federal securities laws and state corporate laws, and to enable the transaction to be completed in a single unitary step, rather than two-step transaction to acquire majority control followed by a second-step squeeze out merger.

The aggregate merger consideration to be paid by Perry Ellis will be $91.0 million, comprised of approximately $52.0 million in cash and approximately $39.0 million worth of newly issued shares of Perry Ellis’ common stock. Upon completion of the merger, each share of Salant’s common stock, except for treasury stock and stock held by shareholders who perfect their appraisal rights, will be converted into the right to receive approximately $9.37 in total value, comprised of not less than $5.35 in cash and not more than approximately $4.02 worth of Perry Ellis’ common stock. The merger consideration of approximately $9.37 per

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share was the result of extensive arms’-length negotiations between representatives of Perry Ellis and Salant with Stone Ridge assisting and advising Salant in such negotiations. Sawaya Segalas did not recommend the merger consideration.

The exact fraction of a share of Perry Ellis’ common stock that Salant’s shareholders will receive for each of their shares of Salant’s common stock will be equal to the exchange ratio provided for in the merger agreement. The exchange ratio is based on the average closing price of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending on the third full trading day before the closing date of the merger. Thus, if you submit a proxy before that time, you may not know the precise number of shares of Perry Ellis’ common stock you will receive in the merger at the time you vote.

If Perry Ellis’ 20-day average price is $12.00 or less, the exchange ratio will be fixed at 0.3346 and, if less than $12.00, the cash portion of the merger consideration will be increased as necessary to provide the approximately $9.37 per share value being paid to Salant’s shareholders. The higher the 20-day average price, the fewer shares of Perry Ellis’ common stock Salant’s shareholders will receive in the merger. The maximum number of shares of Perry Ellis’ common stock that may be issued in the merger is limited to 3,250,000.

To illustrate, on May 16, 2003, Perry Ellis’ common stock closed at $20.07 per share on The Nasdaq Stock Market. If, hypothetically, this were the 20-day average price of Perry Ellis’ common stock described above, then, because the 20-day average price is greater than $12.00, the exchange ratio would be equal to 0.2001, and Salant’s shareholders would be entitled to receive 0.2001 of a share of Perry Ellis’ common stock plus approximately $5.35 in cash in exchange for each share of Salant’s common stock. In this case, the aggregate number of shares of Perry Ellis’ common stock that would be issued pursuant to the merger agreement would be approximately 1,943,533. Assuming 1,943,533 shares of Perry Ellis’ common stock were to be issued in the transaction, following the merger, former holders of Salant’s common stock and Salant’s stock options would own approximately 23.02% of the outstanding shares of Perry Ellis’ common stock.

If, hypothetically, the 20-day average price of Perry Ellis’ common stock is less than $12.00 per share, the exchange ratio would be fixed at 0.3346 and the aggregate number of shares of Perry Ellis’ common stock that would be issued pursuant to the merger agreement would be 3,250,000. The aggregate cash consideration ($52.0 million) would be increased by the difference between $39.0 million and the product of 3,250,000 multiplied by such 20-day average price, such that the total aggregate value of the consideration in the merger would always be $91.0 million. The amount of such increase per share would be determined by dividing such difference by 9,712,809, the number of outstanding shares of Salant’s common stock on a fully diluted basis. Assuming the maximum number of 3,250,000 shares of Perry Ellis’ common stock were to be issued in the merger, following the merger, former holders of Salant’s common stock and Salant’s stock options would own approximately 33.6% of the outstanding shares of Perry Ellis’ common stock.

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To help you better understand how the exchange ratio applies to the merger, we have provided in the table below a range of assumed 20-day average closing prices of Perry Ellis’ common stock and, for each price, the corresponding exchange ratio and total value of the merger consideration that would be received in the merger for each share of Salant’s common stock.

Hypothetical 20-day Average Closing Sale Price of Perry Ellis’ Common Stock	Exchange Ratio	Per Share Value of Stock Portion Of Merger Consideration	Per Share Cash Portion of Merger Consideration	Total Per Share Value of Merger Consideration for Each Share of Salant’s Common Stock
$25.00	0.1606	$4.0153	$5.3538	$9.3691
24.00	0.1673	4.0153	5.3538	9.3691
23.00	0.1746	4.0153	5.3538	9.3691
22.00	0.1825	4.0153	5.3538	9.3691
21.00	0.1912	4.0153	5.3538	9.3691
20.00	0.2008	4.0153	5.3538	9.3691
19.00	0.2113	4.0153	5.3538	9.3691
18.00	0.2231	4.0153	5.3538	9.3691
17.00	0.2362	4.0153	5.3538	9.3691
16.00	0.2510	4.0153	5.3538	9.3691
15.00	0.2677	4.0153	5.3538	9.3691
14.00	0.2868	4.0153	5.3538	9.3691
13.00	0.3089	4.0153	5.3538	9.3691
12.00	0.3346	4.0153	5.3538	9.3691
11.00	0.3346	3.6806	5.6885	9.3691
10.00	0.3346	3.3460	6.0231	9.3691

The market value of Perry Ellis’ common stock on the date on which the merger is completed may be different than the 20-day average price of Perry Ellis’ common stock used in determining the exchange ratio. As a result, the market value of Perry Ellis’ common stock you receive pursuant to the merger agreement may be more or less than the value attributed to Perry Ellis’ common stock in calculating the exchange ratio.

The exchange ratio will change in relation to the average closing sale price of Perry Ellis’ common stock. However, at closing sale prices at and below $12.00, the exchange ratio will always be 0.3346.

Salant’s shareholders are urged to calculate the 20-day average closing price of Perry Ellis’ common stock by obtaining current market quotations of Perry Ellis’ common stock on Nasdaq prior to making any decision whether and how to vote their shares.

Fractional Shares

No fractional shares of Perry Ellis’ common stock will be issued to any of Salant’s shareholders upon surrender of certificates previously representing shares of Salant’s common stock. Instead, a cash payment will be paid in an amount equal to the product of (a) the fractional part of a share of Perry Ellis’ common stock you would otherwise be entitled to receive (taking into account all shares held by you), multiplied by (b) the average of the closing sale prices of Perry Ellis’ common stock reported on The Nasdaq Stock Market for each of the 20-consecutive trading days ending on the third full trading day next preceding the closing date of the merger.

Certain Adjustments

If prior to the effective time of the merger, the outstanding shares of Perry Ellis’ common stock or Salant’s common stock are changed into a different number of shares by reason of:

•	any reclassification, recapitalization or combination,

•	stock split or reverse stock split,

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•	stock dividend or rights issued in respect of such stock, or

•	any similar event occurs,

the merger consideration will be adjusted accordingly to provide to Salant’s shareholders merger consideration with the same economic value as contemplated by the merger agreement prior to such event, and Perry Ellis’ payment obligation will be correspondingly adjusted such that it will not be required to pay more than $91 million in aggregate merger consideration.

Exchange of Salant Stock Certificates for Perry Ellis Stock Certificates

Perry Ellis has agreed to deposit the certificates representing the shares of Perry Ellis’ common stock and cash in lieu of fractional shares of Perry Ellis’ common stock to be issued or paid in the merger with Continental Stock Transfer & Trust Company, which will act as exchange agent in the merger for your benefit and the benefit of other shareholders of Salant. The exchange agent will mail a letter of transmittal to you which will contain instructions on how you should surrender your Salant stock certificates (to the exchange agent) in exchange for Perry Ellis stock certificates and any cash in lieu of fractional shares issued in the merger.

Do not return your Salant stock certificates with the enclosed proxy, and do not forward them to the exchange agent until you receive the letter of transmittal described above. Following your receipt of the letter of transmittal, you should forward your Salant stock certificates only in accordance with the instructions specified in the letter of transmittal.

After the effective time of the merger and before you surrender your certificates representing shares of Salant’s common stock for exchange, you will not be paid any dividends or other distributions declared after the effective time of the merger on shares of Perry Ellis’ common stock issuable to you in the merger. Any such unpaid dividends or other distributions on such Perry Ellis’ common stock will be paid, without interest, to you if you properly tender your Salant stock certificates for exchange. All stock certificates presented by you after the effective time of the merger will be canceled and exchanged for the applicable cash and a certificate or certificates representing the number (if any) of shares of Perry Ellis’ common stock to be received by you in the merger.

Any shares of Perry Ellis’ common stock and cash that remain undistributed after the six-month anniversary of the effective time of the merger will be delivered to Perry Ellis upon its demand. After that time, certificates representing shares of Salant’s common stock must be surrendered for exchange directly to Perry Ellis. Neither Perry Ellis nor Salant, as the surviving corporation of the merger, will be liable for any shares of Perry Ellis’ common stock or cash delivered to a public official under any abandoned property, escheat or similar law.

If your certificate representing shares of Salant’s common stock has been lost, stolen or destroyed, the exchange agent will issue to you the Perry Ellis stock certificates and cash in lieu of fractional shares payable to you in the merger after you submit an affidavit of loss, theft or destruction, and, if required by Perry Ellis, after you post a bond as indemnity against any claim that may be made later with respect to the lost certificate. This will be further explained in the transmittal letter to be sent to you after the effective time of the merger.

Perry Ellis will be entitled to deduct and withhold from the merger consideration payable to any Salant shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Perry Ellis withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Treatment of Salant Stock Options

Salant has granted to its employees, officers and directors under its 1999 Stock Award and Incentive Plan stock options to purchase 915,277 shares of Salant’s common stock in the aggregate, all of which are “in the

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money.” As required by the merger agreement, Salant obtained from each holder of outstanding “in-the-money” options to purchase shares of Salant’s common stock an agreement providing that at the effective time of the merger, each outstanding option to purchase shares of Salant’s common stock will become fully vested and immediately exercisable, and immediately upon surrender of each such option at the effective time of the merger, each such option will be exchanged for an amount of cash and shares of Perry Ellis’ common stock equal to the “spread,” which is the amount by which $9.3691 exceeds the then applicable per share exercise price of such option, multiplied by the number of shares of Salant’s common stock subject to the option. The spread will be paid in cash and shares of Perry Ellis’ common stock ratably and in the same proportion in which the cash and stock portion of the merger consideration is paid to Salant’s shareholders in the merger.

In general, an optionholder will recognize in respect of the cancellation of each such option ordinary income, taxable as compensation, equal to the spread. Perry Ellis will withhold all applicable taxes from the spread otherwise payable to optionholders in exchange for their options. Perry Ellis will permit optionholders to satisfy the withholding obligation by withholding that number of shares of Perry Ellis’ common stock otherwise issuable to such holder equal in value to the amount of such withholding obligation instead of paying such withholding obligation with cash. Upon surrender of each outstanding stock option, each such option will be cancelled and become void, and the optionholder will no longer have any rights or benefits under any of Salant’s stock option plans or option grant letters. The agreement to be obtained from each optionholder will also irrevocably and unconditionally discharge and release Perry Ellis, Salant and their respective officers, directors and affiliates from and against all rights and claims such optionholder may have with respect to Salant stock options.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to holders of Salant’s common stock. This discussion applies only to those shareholders of Salant, if any, who hold their shares as capital assets and does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances, or to shareholders that are subject to special rules, such as:

•	insurance companies,

•	financial institutions,

•	dealers in securities or foreign currencies,

•	broker-dealers,

•	mutual funds,

•	tax-exempt organizations,

•	foreign stockholders,

•	shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation for services rendered,

•	shareholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction.

The following discussion is not binding on the Internal Revenue Service. It is for general information only and is based upon the Internal Revenue Code, laws, the regulations, administrative rulings and decisions in effect as of the date of this joint proxy statement-prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed in this joint proxy statement-prospectus.

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THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, SALANT’S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN TAX LAWS.

It is anticipated that:

•	A shareholder of Salant who exchanges his or her shares of Salant’s common stock for shares of Perry Ellis’ common stock and cash in the merger will recognize capital gain or loss equal to the difference between the fair market value of the shares of Perry Ellis’ common stock at the time of the merger plus the amount of cash received, and his or her aggregate adjusted tax basis in the shares of Salant’s common stock surrendered in exchange for the merger consideration,

•	The gain or loss will be long-term capital gain or loss if, as of the time of the merger, the holding period for the shares of Salant’s common stock surrendered in exchange for the merger consideration is more than one year,

•	The tax basis of the shares of Perry Ellis’ common stock received by a shareholder of Salant in the merger will be equal to the fair market value of the shares of Perry Ellis’ common stock at the time of the merger,

•	The holding period of the shares of Perry Ellis’ common stock received by a shareholder of Salant in the merger will begin at the time of the merger, and

•	Cash received by a shareholder of Salant pursuant to the exercise of his or her statutory appraisal rights under Section 262 of the Delaware General Corporation Law will result in the recognition of gain or loss to that shareholder, and any portion of the cash treated as interest income for federal income tax purposes will be taxed as ordinary income. A shareholder who is considering exercising his or her statutory appraisal rights should consult with his or her own tax advisor for a full understanding of the tax consequences of the receipt of cash pursuant to the exercise of statutory appraisal rights.

Backup Withholding

Backup withholding at the rate of 30% may apply with respect to the cash and stock consideration received by a shareholder of Salant in the merger unless the recipient (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number and certifies to the exchange agent as to no loss of exemption from backup withholding by properly completing and signing the substitute IRS Form W-9, which will be included as part of the letter of transmittal sent by the exchange agent to the shareholder following the effective time of the merger. Any amounts withheld from a shareholder of Salant under the backup withholding rules may be allowed as a credit against such shareholder’s federal income tax liability or as a refund provided that any required information is furnished to the Internal Revenue Service. In addition, Perry Ellis will report to shareholders of Perry Ellis (including former shareholders of Salant who are shareholders of Perry Ellis) and to the Internal Revenue Service the amount of “reportable payments” made to shareholders of Perry Ellis, and any amount withheld on payments with respect to Perry Ellis’ common stock received during each calendar year.

Accounting Treatment

The Unaudited Pro Forma Combined Condensed Financial Data appearing elsewhere in this joint proxy statement-prospectus are based upon certain assumptions, as described in the unaudited pro forma data, and are included for informational purposes only. The merger will be accounted for as a “purchase,” as that term is used under U.S. generally accepted accounting principles, or “GAAP,” for accounting and financial reporting

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purposes. Salant will be treated as the acquired corporation and Perry Ellis as the acquiring corporation. Salant’s assets and liabilities will be adjusted to their estimated fair value at the completion of the merger and combined with the historical book values of the assets and liabilities of Perry Ellis. Applicable income tax effects of these adjustments will be included as a component of Perry Ellis’s deferred tax asset or liability. Goodwill, if any, resulting from the merger will be reported as an asset and not amortized against earnings unless it becomes impaired, see the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Data” on page V-4 of this document.

Appraisal Rights

Perry Ellis.    Under Florida law, shareholders of Perry Ellis are not entitled to appraisal rights in connection with the merger.

Salant.    Under Delaware law, holders of Salant’s common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of Salant’s common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A shareholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law. The tax consequences to a shareholder who exercises his or her appraisal rights is discussed in “Material U.S. Federal Income Tax Consequences of the Merger” on page III-54.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex E and is incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “shareholder” are to the record holder of the shares of Salant’s common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Salant’s common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of Salant’s special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to Salant’s shareholders and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex E.

Any shareholder of Salant wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	the shareholder must deliver to Salant a written demand for appraisal of its shares before the vote on the merger agreement at Salant’s special meeting. This demand will be sufficient if it reasonably informs Salant of the identity of the shareholder and that the shareholder intends by that writing to demand the appraisal of its shares,

•

the shareholder must not vote its shares of Salant’s common stock in favor of adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement. Therefore, a shareholder of Salant who votes by proxy and who wishes

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to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and the shareholder must continuously hold its shares from the date of making the demand through the completion of the merger. A shareholder who is the record holder of shares of Salant’s common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares. Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

Only a holder of record of shares of Salant’s common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as its name appears on Salant’s stock transfer records, and specify the following:

•	the shareholder’s name and mailing address, and

•	that the shareholder intends thereby to demand appraisal of its shares of Salant’s common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A shareholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to Salant at 1114 Avenue of the Americas, New York, New York 10036, Attention: Awadhesh Sinha, Chief Financial Officer.

Within ten days after the completion of the merger, the surviving corporation must send a notice as to the completion of the merger to each of Salant’s former shareholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the completion of the merger, but not after that date, either the surviving corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Salant’s common stock held by all shareholders demanding appraisal of their shares. The surviving corporation is under no obligation to, and has no present intent to, file a petition for appraisal, and shareholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since the surviving corporation has no obligation to file a petition, the failure of affected shareholders to do so within the period specified could nullify any previous written demand for appraisal. Under the merger agreement, Salant has agreed to give Perry Ellis prompt notice of any demands for appraisal it receives prior to the completion of

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the merger. Perry Ellis has the right to participate in and direct all negotiations and proceedings with respect to demands and notices for appraisal. Salant will not, except with the prior written consent of Perry Ellis, make any payment with respect to any demands for appraisal, offer to settle or otherwise compromise or negotiate, or settle or otherwise compromise or negotiate, any demands.

Within 120 days after the completion of the merger, any shareholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which Salant received demands for appraisal and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the shareholder by the later of ten (10) days after receipt of the request or ten (10) days after expiration of the period for delivery of demands for appraisals under Section 262.

A shareholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon the surviving corporation. The surviving corporation must, within twenty (20) days after such service, file in the office of the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to shareholders in accordance with Section 262 as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which shareholders are entitled to appraisal rights. The Delaware Court of Chancery may require shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any shareholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder. After determining the shareholders entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a shareholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts.

Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Shareholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and

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not the product of speculation, may be considered.” Any shareholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, shareholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

Any shareholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the shareholder’s demands for appraisal. Any attempt to withdraw made more than sixty (60) days after the effectiveness of the merger will require written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any shareholder shall be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a shareholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a shareholder of Salant and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

Financing of Cash Portion of Merger Consideration

Perry Ellis anticipates that the cash portion of the merger consideration to be paid in the merger will be funded from its existing cash reserves and through borrowings under an amended senior credit facility. In February 2003, Perry Ellis received a commitment from Congress Financial Corp., a senior lender participant in Perry Ellis’ existing senior credit facility, in which Congress has agreed to increase Perry Ellis’ existing senior credit facility from $60.0 million to $110.0 million, subject to inventory and accounts receivable borrowing base limitations. It is anticipated that the terms and conditions of this amended senior credit facility will be substantially similar to the terms of Perry Ellis’ existing senior credit facility but, in the case of certain covenants, the amounts will increase to reflect the increase in the facility. Perry Ellis anticipates that the amended senior credit facility will be entered into contemporaneously with the completion of the merger. For a brief description of Perry Ellis’ existing senior credit facility, see “Chapter VI—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Perry Ellis” at page VI-1.

Management of Perry Ellis after the Merger

The management of Perry Ellis after completion of the merger will remain unchanged. Information about the current directors and executive officers of Perry Ellis can be found in “Chapter VII—Business—Perry Ellis—Management on page VII-17.

Conduct of Salant’s Business if the Merger is not Completed

If the merger is not completed, Salant intends to continue to operate its business substantially in the manner it is operated today and, from time to time, it will evaluate and review Salant’s businesses, operations, properties, management and other personnel, corporate structure, dividend policy and capitalization, and make such changes as are deemed appropriate and to continue to explore strategic financial alternatives to maximize shareholder value. Information about the current directors and executive officers of Salant can be found in Salant’s Annual

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report on Form 10-K for it’s fiscal year ended December 28, 2002 filed with the SEC. See “Chapter XIII—Certain Legal Information and Additional Information for Shareholders—Where You Can Find More Information” on page XIII-2.

Regulatory Approvals

Other than certain antitrust filings discussed below, the SEC declaring effective the registration statement on Form S-4 relating to the merger of which this joint proxy statement-prospectus constitutes a part, and the filing of a certificate of merger under Delaware law with respect to the merger, Perry Ellis and Salant do not believe that any additional material governmental filings are required with respect to the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Antitrust

Under the Hart-Scott-Rodino Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On March 14, 2003, Perry Ellis and Salant each filed a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and requested an early termination of the required waiting period. On April 1, 2003, Perry Ellis and Salant received notification of early termination of the 30-day statutory waiting period from the U.S. Federal Trade Commission.

See “Chapter IV—Description of the Transaction Agreements—The Merger Agreement—Conditions to Completion of the Merger” on page IV-10.

Relationships between Perry Ellis and Salant

Except as otherwise described in this document, neither Perry Ellis nor, to the best of Perry Ellis’ knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Salant, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Except as described in this document, there have been no contacts, negotiations or transactions since January 1, 1998, between Perry Ellis or, to the best of Perry Ellis’ knowledge, any of its directors, executive officers or other affiliates on the one hand, and Salant or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Perry Ellis nor, to the best of Perry Ellis’ knowledge, any of its directors, executive officers or other affiliates has, since January 1, 1998 been a party to a transaction with Salant or any of Salant’s officers, directors or affiliates, that would require disclosure under the rules and regulations of the SEC applicable to the merger. See “The Merger— History” on page III-1 and “The Merger—Background of the Merger” on page III-3.

Other Effects of the Merger

Nasdaq Listing of Perry Ellis Common Stock

It is a condition to the completion of the merger that the shares of Perry Ellis’ common stock to be issued in the merger be approved for listing on The Nasdaq Stock Market at or prior to the effective time of the merger.

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Delisting and Deregistration of Salant Common Stock

If the merger is consummated, Salant’s common stock will be delisted from the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended. Perry Ellis will cause a Form 15 Notice of Termination of Registration to be filed with the SEC to effect such deregistration under the Exchange Act.

Shares Eligible for Future Sale

Upon completion of the merger, assuming the issuance of a maximum of 3,250,000 shares of Perry Ellis’ common stock under the merger agreement and no changes in the number of shares of Perry Ellis’ common stock outstanding as of May 14, 2003, approximately 9,750,076 shares of Perry Ellis’ common stock will be outstanding. All of the up to 3,250,000 shares to be issued at the effective time of the merger pursuant to the merger agreement will be freely tradable without restriction or further registration under the Securities Act, other than shares held by “affiliates” of Perry Ellis or Salant as that term is defined in Rule 145 under the Securities Act. An “affiliate” is any person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Perry Ellis or Salant, as applicable. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of Perry Ellis or Salant, as applicable, whether through ownership of voting securities, by contract, as trustee or executor, or otherwise.

Salant has obtained affiliate agreements from each affiliate of Salant, under which each affiliate has agreed not to sell, transfer, pledge or otherwise dispose of any of the shares of Perry Ellis’ common stock received in the merger in violation of the Securities Act. Generally this will require that all sales be made as provided by Rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. Perry Ellis has the right to place legends on the certificates evidencing Perry Ellis’ common stock issued to affiliates of Salant summarizing the foregoing restrictions.

The restrictions under Rule 145 under the Securities Act will not apply to shares that Perry Ellis is registering for resale in this joint proxy statement-prospectus. The registration for resale includes up to 2,238,548 shares of Perry Ellis’ common stock that may be received by the affiliates of Salant in connection with the merger. All of such shares will be immediately available for resale in the public market following the effective time of the merger.

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CHAPTER IV

DESCRIPTION OF THE TRANSACTION AGREEMENTS

TERMS OF THE MERGER AGREEMENT

The following description of the merger agreement describes the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. The complete text of the merger agreement is attached as Annex A to this document and is incorporated into this document by reference. You are urged to read the entire merger agreement carefully.

General

Following the approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock in the merger by Perry Ellis’ shareholders and adoption of the merger agreement by Salant’s shareholders, and the satisfaction or, if permissible under applicable law, waiver of each of the conditions to the merger, Connor Acquisition Corp., a wholly owned subsidiary of Perry Ellis, will be merged with and into Salant, and Salant will survive the merger as a wholly owned subsidiary of Perry Ellis. If all conditions to the merger are satisfied or, if permissible under applicable law, waived, the merger will become effective at the time of the filing of the duly executed certificate of merger with the Secretary of State of the State of Delaware, which is referred to as the effective time of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of Perry Ellis, Connor Acquisition Corp. and Salant.

Representations and Warranties of Salant

The merger agreement contains representations and warranties of Salant regarding, among other matters:

•	the corporate organization and existence of Salant and each of its subsidiaries, including that each has been duly organized, is validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the corporate power and authority to carry on its business as presently conducted,

•	the capitalization of Salant, including the number of shares of capital stock authorized, the number of shares and the number of options outstanding, and the number of shares reserved for issuance,

•	the corporate power and authority of Salant to execute and deliver the merger agreement and to consummate the merger and other contemplated transactions,

•	the compliance of the merger agreement and related documents with Salant’s certificate of incorporation and by-laws, applicable laws and material agreements, including the absence of events of default or breach thereunder, and required governmental consents and approvals,

•	the absence of untrue statements or omissions of a material fact in the information provided by Salant in its filings with the SEC, the accuracy and compliance of Salant’s financial statements contained in such filings, the absence of material undisclosed liabilities,

•	the accuracy and compliance of Salant’s unaudited financial statements for its 2002 fiscal year, its compliance with the requirements of Sarbanes Oxley and the preparation of financial projections for fiscal periods after December 28, 2002 furnished to Perry Ellis in good faith on the basis of reasonable assumptions,

•	the validity of and absence of defaults under certain material contracts and other agreements of Salant,

•	the absence of specified changes in the businesses of Salant and its subsidiaries since December 29, 2001,

•	compliance with and lack of knowledge regarding any actual or possible violation of, or failure to comply with, applicable legal requirements and possession and validity of all required material governmental licenses and permits,

•	the absence of claims, actions, suits, proceedings and specified judgments, decrees and injunctions, and the validity and enforceability of certain settlement agreements,

•	the filing and accuracy of Salant’s tax returns, the lack of pending or threatened proceedings, deficiencies or audits with respect to taxes, and certain related tax matters,

•	Salant’s employee benefit plans and related matters, including that such plans have been operated and administered in accordance with applicable law,

•	compliance with laws relating to employees in the workplace, and the absence of material disputes with employees,

•	compliance with environmental laws and the absence of environmental liabilities,

•	the validity and enforceability of intellectual property rights owned by Salant and the absence of intellectual property infringement or contests,

•	the possession of all material insurance customary in amount and scope for companies in the industry in which Salant and its subsidiaries operate,

•	the absence of untrue statements or omissions of a material fact in the information furnished by Salant for inclusion in this document,

•	the absence of outstanding amounts payable to or receivable from, or advance by, Salant or any of its subsidiaries to any of their respective stockholders, directors, employees or affiliates, and the absence of material transactions with affiliates,

•	the vote of Salant’s shareholders required to adopt the merger agreement,

•	the receipt of the opinion of Salant’s financial advisor,

•	the absence of brokers utilized by Salant, other than Salant’s financial advisor,

•	the inapplicability of Delaware state law takeover statutes,

•	the amendment of Salant’s shareholder rights agreement to render it inapplicable to the merger agreement, the merger and the transactions contemplated by the merger agreement,

•	the existence of good title to all owned real property, free and clear of all liens except permitted liens, and the existence of valid and enforceable leasehold interests in all leased properties,

•	the sufficiency of tangible personal property owned, leased or used by Salant,

•	the status of Salant under the Investment Company Act of 1940, as amended,

•	the adoption by Salant’s board of directors of a resolution approving the merger agreement and recommending adoption of the merger agreement by Salant’s shareholders,

•	compliance by Salant with the Foreign Corrupt Practices Act, and Salant’s maintenance of proper and adequate internal controls,

•	the absence of any notice to or knowledge of Salant that any of Salant’s significant suppliers or significant customers will materially change its business relations with Salant, and

•	the lack of any material discount, vendor margin agreements, chargeback, return, allowance or lien, except permitted liens, relating to Salant’s inventories and accounts receivable.

Representations and Warranties of Perry Ellis and Connor Acquisition Corp.

The merger agreement contains representations and warranties of Perry Ellis and Connor Acquisition Corp. regarding, among other matters:

•	the corporate organization and existence of Perry Ellis and each of its subsidiaries and Connor Acquisition Corp., including that each has been duly organized, is validly existing and in good standing under the laws of the jurisdiction in which it has organized and has the corporate power and authority to carry on its business as presently conducted,

•	the capitalization of Perry Ellis, including the number of shares of capital stock authorized, the number of shares and the number of options outstanding, and the number of shares reserved for issuance,

•	the corporate power and authority of Perry Ellis and Connor Acquisition Corp. to execute and deliver the merger agreement and to consummate the merger and other contemplated transactions,

•	the compliance of the merger agreement and related documents with Perry Ellis’ and Connor Acquisition Corp.’s respective articles of incorporation and by-laws, applicable laws and material agreements, including the absence of events of default or breach thereunder, and required governmental consents and approvals,

•	the absence of untrue statements or omissions of a material fact in the information provided by Perry Ellis in its filings with the SEC, the accuracy and compliance of Perry Ellis’ financial statements contained in such filings, the absence of material undisclosed liabilities,

•	the compliance by Perry Ellis with the requirements of Sarbanes Oxley and the preparation of financial projections furnished to Salant in good faith on the basis of reasonable assumptions,

•	the absence of untrue statements or omissions of a material fact in the information furnished by Perry Ellis for inclusion in this document,

•	the absence of brokers utilized by Perry Ellis, other than Perry Ellis’ financial advisor,

•	compliance with and lack of knowledge regarding any actual or possible violation of, or failure to comply with, applicable legal requirements,

•	the absence of claims, actions, suits, proceedings, investigations or arbitrations with respect to Perry Ellis that would result in a material adverse effect on Perry Ellis,

•	the absence of specified changes in the businesses of Perry Ellis since January 31, 2002 that would have a material adverse effect on Perry Ellis or would make it reasonably likely that Perry Ellis would not be able to fulfill its obligations under the merger agreement in all material respects,

•	the adoption by Perry Ellis’ board of directors of a resolution adopting the merger agreement and recommending that Perry Ellis’ shareholders vote to approve the issuance of shares of Perry Ellis’ common stock in the merger,

•	the vote of Perry Ellis’ shareholders required to approve the issuance of shares of Perry Ellis’ common stock pursuant to the merger agreement,

•	compliance by Perry Ellis with the Foreign Corrupt Practices Act, and Perry Ellis’ maintenance of proper and adequate internal controls,

•	the validity of certain material contracts and other agreements of Perry Ellis,

•	the absence of outstanding amounts payable to or receivable from, or advance by, Perry Ellis or any of its subsidiaries to any of their respective shareholders, directors, employees or affiliates, and the absence of material transactions with affiliates,

•

the possession of adequate cash reserves, borrowing availability under existing credit facilities and/or senior lender commitments sufficient in the aggregate to pay the aggregate cash portion of the merger consideration, and the existence of a sufficient number of authorized but unissued shares of Perry Ellis’ common stock to issue up to 3,250,000 shares of Perry Ellis’ common stock in the merger,

•	the filing and accuracy of Perry Ellis’ tax returns, the lack of pending or threatened proceedings, deficiencies or audits with respect to taxes, and certain related tax matters, and

•	the validity and enforceability of intellectual property rights owned by Salant and the absence of intellectual property infringement or contests.

The representations and warranties of each party will expire upon completion of the merger.

Certain Covenants

Conduct of Salant’s Business Before Completion of the Merger

Pending completion of the merger and subject to certain exceptions, including the consent of Perry Ellis, Salant has agreed to, and to cause its subsidiaries to:

•	conduct their businesses in the ordinary course consistent with past practice and in compliance with applicable laws;

•	pay their material debts and material taxes when due; and

•	use all commercially reasonable efforts consistent with the other terms of the merger agreement to reserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with those persons having business dealings with them.

In addition, pending completion of the merger and subject to certain exceptions, including the consent of Perry Ellis, Salant agreed, and agreed to cause any of its subsidiaries to, refrain from taking certain other actions, including the following:

•	declaring or paying any dividends or distributions on any shares of its stock.

•	splitting, combining or reclassifying any shares of its stock,

•	purchasing, redeeming or acquiring its capital stock,

•	issuing or encumbering or subjecting to any lien any shares of its capital stock (other than any issuance of shares under outstanding employee stock options),

•	amending its certificate of incorporation or by-laws,

•	acquiring or agreeing to acquire certain businesses,

•	selling, encumbering or subjecting to any lien any material properties or assets other than in the ordinary course of business,

•	incurring indebtedness, or making any loans, capital contributions to or investments in any person other than its wholly-owned subsidiaries,

•	materially changing its accounting methods or methods of reporting income and deductions for federal income tax purposes,

•	materially changing investment or risk management policies,

•	making or changing material tax elections,

•	creating, renewing, or amending any agreement or contract or other binding obligation of Salant restricting Salant from conducting business as it is presently being conducted or restricting Salant or its subsidiaries from engaging in any type of activity or business,

•	incurring significant capital or other expenditures outside of the ordinary course of business,

•	amending, modifying or violating any material contract or obligation other than amendments and modifications in the ordinary course of business,

•	materially altering its interests in any business entity other than in the ordinary course of business consistent with past practice,

•	granting to its directors, executive officers or other employees any increase in compensation, perquisites, bonuses or other benefits other than in the ordinary course of business consistent with past practices,

•	pay, loan or advance any amount to, or enter into any agreement or arrangement with, any of its officers or directors or their affiliates, except pursuant to agreements or arrangements in effect prior to the date or the merger agreement,

•	agreeing to any material agreements or material modifications of any existing agreements with any governmental entities, and

•	settling or satisfying any claims or obligations material to Salant or its subsidiaries other than in the ordinary course of business consistent with past practice.

Conduct of Perry Ellis’ Business Before Completion of the Merger

Pending completion of the merger and subject to certain exceptions, Perry Ellis agreed, and agreed to cause its subsidiaries to, refrain from taking certain actions, including the following:

•	amending its certificate of incorporation or by-laws if such amendment would affect the economic benefit of the merger to Salant’s shareholders;

•	refraining from acquiring all or substantially all of the capital stock or assets of any other business, unless such acquisition would not materially delay or impede the consummation of the merger; and

•	taking any action or failing to take any action that would result in the failure of a closing condition to be satisfied.

Each of Perry Ellis, Connor Acquisition Corp. and Salant has agreed to notify the other of any event or occurrence which would be likely to have a material adverse effect on that party or its ability to satisfy any of the closing conditions applicable to it under the merger agreement. In addition, each party has agreed to notify the other of any representation or warranty made by it becoming untrue or inaccurate in any material respect, or any failure by it to comply with or satisfy any of its covenants or conditions under the merger agreement.

As it is used in the merger agreement, “material adverse effect” or “material adverse change” means any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of such party and its subsidiaries, considered as an entirety. However, the following changes and effects by themselves or with others will not be considered in determining whether there has been a material adverse effect on Perry Ellis’ or Salant’s businesses:

•	any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general (but only to the extent not constituting or arising from a banking moratorium or general suspension of trading for more than five consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or not otherwise involving a decline in the Dow Jones Industrial Average of more than 25% measured over any five Nasdaq-trading day period),

•	any adverse change, effect, event, circumstance, occurrence or state of facts relating to the wholesale men’s apparel industry that do not have a disproportionate impact on Perry Ellis or Salant, or

•	any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the performance of any action required by the merger agreement or the public announcement of the merger.

Limitations on Salant’s Ability to Consider and Enter Into Other Acquisition Proposals

The merger agreement provides that neither Salant or any of its subsidiaries, nor their respective officers, directors, agents, representatives or affiliates (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) may, directly or indirectly:

•	solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which reasonably could be expected to lead to the receipt or submission of a “Company Takeover Proposal” as defined below,

•	participate in any discussions or provide any confidential or material non-public information to any person relating to any Company Takeover Proposal,

•	enter into any agreement regarding any Company Takeover Proposal,

•	make or authorize any statement, recommendation or solicitation in support of or expressing neutrality in respect of any Company Takeover Proposal, or

•	grant any waiver or release under any “standstill” or similar agreement.

Salant may, however, (a) engage in discussions with any person who seeks (on an unsolicited basis) to initiate discussions relating to a Company Takeover Proposal, or (b) furnish non-public information with respect to Salant and its subsidiaries to the person making a Company Takeover Proposal (provided that Salant first obtains an executed confidentiality agreement from such person containing customary terms and conditions), if and only to the extent that before furnishing any non-public information or entering into discussions with such person:

•	Salant’s board determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or engage in such discussions would violate its fiduciary duties to Salant’s shareholders under applicable law,

•	Salant’s board concludes in good faith, after consultation with its outside legal counsel and Stone Ridge (or an independent financial advisor of nationally recognized reputation), that there is a substantial likelihood that such actions would lead reasonably promptly to the receipt of a “Company Superior Proposal” as defined below, and

•	Salant provides prior written notice to Perry Ellis of its intention to take such action.

The merger agreement defines a “Company Takeover Proposal” as any inquiry, expression of interest, term sheet, letter of intent, proposal or offer from any person relating to:

•	any acquisition, purchase, lease, exchange, sale, joint venture, or mortgage (in a single transaction or series of related transactions) of 10% or more of the consolidated assets of Salant and its subsidiaries,

•	any offer, sale, issuance or purchase (in a single transaction or series of related transactions) of any “equity securities” (as defined in the Exchange Act and the rules under the Exchange Act) or voting debt securities of Salant or any of its subsidiaries,

•	any tender or exchange offer which, if consummated, would result in any person acquiring beneficial ownership of any equity securities or voting debt securities of Salant,

•	any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, reincorporation or similar transaction involving Salant or any of its subsidiaries,

•	the declaration or payment by Salant of an extraordinary dividend or distribution in respect of any of its equity securities or the effectuation by Salant of a transaction involving either a change in or reconstitution of Salant’s outstanding capital stock or a distribution of Salant’s assets to the holders of Salant’s capital stock,

•	the repurchase by Salant or any of its subsidiaries of shares of Salant’s capital stock or voting debt securities, or

•	the public announcement by Salant or any other person of a proposal, plan or intention to pursue, enter into or consummate any of the foregoing (other than the merger with Perry Ellis).

Except as permitted under the circumstances described below, neither Salant’s board of directors nor any committee of Salant’s board of directors may:

•	withdraw, modify or qualify (or propose to do so), in a manner adverse to Perry Ellis, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or Salant’s board’s recommendation that Salant’s shareholders vote to adopt the merger agreement, or take any action or make any statement in connection with Salant’s special meeting inconsistent with such approval, adoption or recommendation (a “Change in Company Recommendation”),

•	approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or

•	cause Salant or any of its subsidiaries to enter into a Company Acquisition Agreement.

Nothing in the merger agreement prohibits Salant from complying with the provisions of Rule 14e-2(a) under the Exchange Act, or making any disclosure which, after consultation with outside legal counsel, Salant’s board of directors determines in good faith is required under applicable law, provided that such disclosure relating to a Company Takeover Proposal will be deemed to be a Change in Company Recommendation unless Salant’s board publicly reaffirms its recommendation that Salant’s shareholders vote to adopt the merger agreement in such disclosure.

Notwithstanding the above restrictions, Salant’s board of directors may make a Change in Company Recommendation, approve or recommend (or propose publicly to approve or recommend) any Company Takeover Proposal or fail to recommend against a Company Takeover Proposal, if and only if:

•	the special meeting of Salant’s shareholders to consider and vote upon the adoption of the merger agreement has not yet occurred,

•	Salant has received a Company Takeover Proposal that Salant’s board of directors determines, in good faith after consultation with its outside legal counsel and Stone Ridge (or an independent financial advisor of nationally recognized reputation), constitutes a Company Superior Proposal,

•	such Company Takeover Proposal was not solicited by Salant and did not otherwise result from a breach of Salant’s obligations under the “no-solicitation” covenant described above, and

•	Salant has provided seven business days’ prior written notice to Perry Ellis of its decision to take such action, and during such time negotiated in good faith with Perry Ellis to make adjustments to the terms of the merger agreement such that the Company Takeover Proposal no longer constitutes a Company Superior Proposal.

If Salant’s board changes or withdraws its recommendation and, as a result, Perry Ellis elects to terminate the merger agreement, Salant must pay to Perry Ellis a termination fee of $3,680,000. Please see “Termination Fee” below for a complete description of each of the circumstances in which Salant would be required to pay Perry Ellis a termination fee.

The merger agreement also provides that notwithstanding any change or withdrawal of Salant’s recommendation under the circumstances permitted by the merger agreement, Salant must submit the merger agreement to Salant’s shareholders for their adoption at Salant’s special meeting and cannot terminate the merger agreement because of such changed or withdrawn recommendation. Salant must pay Perry Ellis a $1,840,000 termination fee (provided it is not otherwise required to pay Perry Ellis a $3,680,000 termination fee under the terms of the merger agreement) if either Salant or Perry Ellis terminates the merger agreement because Salant’s shareholders do not adopt the merger agreement at Salant’s special meeting for any reason whatsoever. Please see “Termination Fee” below for a complete description of each of the circumstances in which Salant would be required to pay Perry Ellis a termination fee.

Notwithstanding the above restrictions, Salant may terminate the merger agreement and enter into a letter of intent, agreement-in-principle, memorandum of understanding, head of agreement, term sheet, agreement, contract, commitment, plan or arrangement related to a Company Takeover Proposal (a “Company Acquisition Agreement”), if and only if:

•	the special meeting of Salant’s shareholders to consider and vote upon the adoption of the merger agreement has already occurred,

•	Salant has received a Company Takeover Proposal that Salant’s board of directors determines, in good faith after consultation with its outside legal counsel and Stone Ridge (or an independent financial advisor of nationally recognized reputation), constitutes a Company Superior Proposal,

•	the Company Takeover Proposal was not solicited by Salant and did not otherwise result from a breach of Salant’s obligations under the “no-solicitation” covenant described above,

•	Salant has provided seven business days’ prior written notice to Perry Ellis of its decision to take such action, and during such time negotiated in good faith with Perry Ellis to make adjustments to the terms of the merger agreement such that the Company Takeover Proposal no longer constitutes a Company Superior Proposal, and

•	Salant first pays Perry Ellis a $3,680,000 termination fee. Please see “Termination Fee” below for a complete description of each of the circumstances in which Salant would be required to pay Perry Ellis a termination fee.

The merger agreement provides that “Company Superior Proposal” means any unsolicited bona fide, written proposal or offer (setting forth all relevant material terms and conditions, including, without limitation, price and structure, and to the extent then known, intended tax and accounting treatment, conditions to consummation, a description of all requisite third party and regulatory approvals, and the intentions of the person making the proposal or offer with respect to the “no-solicitation” covenant and termination fee provisions of the merger agreement) made by any person (other than Perry Ellis, Connor Acquisition Corp. or an affiliate thereof) to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, reincorporation, or other similar transaction (including any change-in-control of the type contemplated by Rule 14f-1 under the Exchange Act), 100% of the combined voting power of Salant’s capital stock then outstanding or all or substantially all of Salant’s consolidated assets, and which Salant’s board of directors determines in good faith, after consultation with and upon the advice of its outside legal counsel and Stone Ridge (or an independent financial advisor of nationally recognized reputation), would be:

•	more favorable to the holders of Salant’s common stock than the merger and otherwise advisable, fair to and in the best interests of the holders of Salant’s common stock (after due consideration of the transaction value and price and form of consideration, the likelihood and anticipated timing of consummation, all regulatory approval requirements and consequences, and all other legal, financial and regulatory aspects of the proposal) and,

•	in respect of which, cash (sufficient in amount to pay the aggregate consideration to be received by the holders of Salant’s common stock, to the extent such consideration is to be paid in cash, all transaction fees and expenses and termination fees) is either then available and segregated or fully committed and not subject to any contingency (except for customary commercial senior lender “market outs”).

The merger agreement required Salant, its subsidiaries and their representatives to cease immediately and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Company Takeover Proposal at the time the merger agreement was entered into by the parties.

Salant is required to immediately advise Perry Ellis of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal.

Additional Covenants

Affiliate Agreements.    Salant agreed to use its reasonable best efforts to deliver to Perry Ellis for each of its affiliates an agreement that such person will not dispose of any shares of Perry Ellis’ common stock in violation of the Securities Act.

Salant Officer Certificates.    Salant agreed to use its reasonable best efforts to deliver to Perry Ellis “upstream” certificates from certain of its executive officers in connection with the preparation of its audited financial statements for the fiscal year ended December 28, 2002.

Voting Agreement.    Messrs. G. Feldenkreis and O. Feldenkreis, and certain of their affiliates, agreed to enter into an agreement with Salant concurrently with the execution of the merger agreement, in which they have agreed to vote all of their shares of Perry Ellis’ common stock, which represented approximately 49.6% of the outstanding shares of Perry Ellis’ common stock on May 14, 2003, in favor of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock in the merger.

No-solicitation/No-Hire Agreements.    Messrs. Setola and Sinha agreed to enter into no-solicitation/no-hire agreements with Perry Ellis concurrently with the execution of the merger agreement.

Letter Agreements.    Salant agreed to deliver to Perry Ellis, no later than 10 business days from the date of execution of the merger agreement, letter agreements from certain Salant officers confirming the amounts of any change in control payments, retention payments or enhanced severance payments they would be entitled to in connection with, or as a result of, the merger.

Other Covenants.    Each party to the merger agreement has agreed to use all reasonable efforts to take all actions and do all things necessary to complete the merger, including satisfaction, but not waiver, of the conditions to closing the merger. Each has agreed to:

•	use commercially reasonable efforts to obtain any third party consents that may be necessary for it to complete the merger,

•	use commercially reasonable efforts to obtain any consents and approvals of any governmental entity necessary to complete the merger,

•	provide to the other party and its employees, officers, directors and representatives, reasonable access during normal business hours to its books and records,

•	maintain the confidentiality of the information obtained from the other party in accordance with the confidentiality agreements between the parties,

•	consult with each other and use reasonable efforts to agree on any press release or other public statements or announcements regarding the merger or the merger agreement, unless otherwise required under applicable law or national securities exchange or inter-dealer quotation system of a registered national securities association,

•	give the other party reasonable opportunity to participate in the defense of any shareholder litigation relating to the merger agreement,

•	provide the other with access to information concerning their respective operations, and

•	take all actions reasonably necessary to comply with legal requirements and obtain all consents and approvals necessary to complete the merger.

The merger agreement also contains covenants that:

•	Perry Ellis and Salant will cooperate in the preparation of this joint proxy statement – prospectus,

•	Salant shall, as promptly as practicable after the registration statement of which this document forms a part is declared effective, duly call, give notice of, convene and hold Salant’s special meeting, and solicit proxies in favor of the adoption of the merger agreement, and

•	Perry Ellis shall, as promptly as practicable after the registration statement of which this document forms a part is declared effective, duly call, give notice of, convene and hold Perry Ellis’ annual meeting, and solicit proxies in favor of the issuance of the shares of Perry Ellis’ common stock pursuant to the merger agreement.

Indemnification and Insurance

Pursuant to the merger agreement, the surviving corporation will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Salant currently entitled to indemnification from Salant and its subsidiaries as provided in the certificates of incorporation and by-laws (or comparable organization documents) of Salant and its subsidiaries, and any indemnification agreements or arrangements of Salant will survive the merger and will continue in full force and effect in accordance with their terms for a period of five years after the effective time of the merger. The merger agreement also provides that for three years after the effective time of the merger, the surviving corporation will maintain Salant’s current liability insurance covering acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Salant’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation, however, will not be required to pay more than 275% of the amount paid by Salant in 2002 to maintain such insurance.

Conditions to Completion of the Merger

The completion of the merger depends upon meeting a number of conditions, including the following:

•	adoption of the merger agreement by Salant’s shareholders,

•	approval by Perry Ellis’ shareholders of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger,

•	receipt of all governmental consents and approvals required to consummate the merger,

•	absence of any legal prohibition on consummation of the merger,

•	the registration statement, of which this document is a part, becoming effective under the Securities Act and the absence of any stop order or proceedings by the SEC seeking a stop order,

•	listing on The Nasdaq Stock Market of shares of Perry Ellis’ common stock to be paid in the merger, and

•	expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act.

In addition, Perry Ellis’s obligation to complete the merger is subject to:

•	the accuracy, as of the closing date, of the representations and warranties made by Salant, to the extent set forth in the merger agreement,

•	performance by Salant of all its obligations under the merger agreement, to the extent set forth in the merger agreement,

•	the absence of any condition imposed by a governmental entity in connection with any regulatory approval being obtained from it in connection with the merger which requires Salant or its subsidiaries to be operated in a manner that would have a material adverse effect on Salant,

•	the receipt of customary “comfort” letters by Perry Ellis from Salant’s independent auditors dated the date the registration statement, of which this document forms a part, becomes effective and also dated the effective time of the merger,

•	the aggregate amount of shares with respect to which Salant’s shareholders have exercised (and not withdrawn) appraisal rights not exceeding 5% of the total number of shares of Salant’s common stock outstanding immediately prior to the closing date, and

•	the absence of any change, event or circumstance that has had, or which reasonably could be expected to have, a material adverse effect on Salant.

In addition, Salant’s obligation to complete the merger is subject to:

•	the accuracy, as of the closing date, of the representations and warranties made by Perry Ellis, to the extent set forth in the merger agreement,

•	performance by Perry Ellis of all its obligations under the merger agreement, to the extent set forth in the merger agreement, and

•	the absence of any change, event or circumstance that has had, or which reasonably could be expected to have, a material adverse effect on Perry Ellis.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether or not Salant’s shareholders have adopted the merger agreement or Perry Ellis’ shareholders have approved the issuance of Perry Ellis’ common stock in the merger:

•	by mutual written consent of Perry Ellis and Salant;

•	by either Perry Ellis or Salant, if:

•	the merger is not completed by July 31, 2003 (other than because of a breach of the merger agreement caused by the terminating party),

•	the merger agreement is not adopted by Salant’s shareholders,

•	the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger is not approved by Perry Ellis’ shareholders,

•	a final and nonappealable legal restraint on consummation of the merger is issued, or

•	the consent to the merger of a required governmental entity is denied on a final and nonappealable basis,

•	by Perry Ellis, if Salant’s board changes or withdraws its recommendation (whether or not permitted by the terms of the merger agreement), or Salant fails to call or convene Salant’s special meeting,

•	by Perry Ellis, if Salant breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach would result in the failure of a closing condition contained in the merger agreement to be satisfied, unless such breach is capable of being cured and is cured within 15 days of notice of the breach,

•	by Salant after, and only after, its special meeting has occurred, if it previously received an unsolicited Company Takeover Proposal that Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is a Company Superior Proposal, provided that Perry Ellis does not match the terms of the Company Superior Proposal within seven business days and Salant first pays Perry Ellis a $3,680,000 termination fee as described below in “Termination Fee”, or

•	by Salant, if Perry Ellis breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach would result in the failure of a closing condition contained in the merger agreement to be satisfied, unless such breach is capable of being cured and is cured within 15 days of notice of the breach.

Termination Fee

Salant must pay to Perry Ellis a $3,680,000 termination fee if any one of the following events occurs:

•	Perry Ellis terminates the merger agreement because, prior to Salant’s special meeting and under the circumstances permitted by the merger agreement, Salant’s board of directors makes a Change in Company Recommendation after receiving an unsolicited Company Takeover Proposal which Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is a Company Superior Proposal, and Perry Ellis does not match within seven business days the terms of the Company Superior Proposal,

•	an unsolicited Company Takeover Proposal is disclosed to Salant, its shareholders generally or to the public, and either Salant or Perry Ellis terminates the merger agreement because Salant’s shareholders do not adopt the merger agreement at Salant’s special meeting and, within 12 months after the merger agreement is so terminated, such third party consummates a Company Takeover Proposal or Salant enters into or publicly announces a Company Acquisition Agreement, or

•	after, and only after, Salant’s special meeting has occurred, Salant terminates the merger agreement with Perry Ellis and enters into or announces a Company Acquisition Agreement with a third party after previously receiving an unsolicited Company Takeover Proposal from such third party which Salant’s board determines, in good faith after consultation with its outside counsel and financial advisor, is a Company Superior Proposal, and Perry Ellis does not match within seven business days the terms of the Company Superior Proposal.

If the events described in either the first or third bullet-point above occur, the $3,680,000 termination fee is payable by Salant upon termination of the merger agreement. If the event described in the second bullet-point above occurs, the $3,680,000 termination fee is payable on the earliest to occur of the date the third party takeover proposal is consummated or the date the agreement to consummate a takeover proposal is entered into or publicly announced.

In addition, Salant must pay to Perry Ellis a $1,840,000 termination fee, without duplication of the event described in the second bullet-point above, if either Salant or Perry Ellis terminates the merger agreement because Salant’s shareholders do not adopt the merger agreement at Salant’s special meeting for any reason whatsoever. In this case, the $1,840,000 termination fee is payable not later than the second business day next following the termination of the merger agreement.

Amendment, Extension and Waiver

The merger agreement provides that the parties may amend, by an instrument in writing signed by each party, the merger agreement, whether before or after the adoption of the merger agreement by Salant’s shareholders has been obtained. In addition, the merger agreement provides that at any time prior to the completion of the merger, a party may, by a signed instrument in writing:

•	extend the time for the performance of the obligations or other acts of the other parties to the merger agreement,

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

However, after any required shareholder approval has been obtained, no amendment or waiver may be made which by law requires further approval or adoption by shareholders without such further approval or adoption.

Under Section 251(d) of the Delaware General Corporation Law, no amendment to a merger agreement made after the adoption of the merger agreement by shareholders of a corporation may, without further approval by the shareholders, alter or change the merger consideration to be received by those shareholders, alter or change any term of the certificate of incorporation of the surviving corporation, or alter or change any terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of any class or series of stock of the corporation.

Related Matters After the Merger

The certificate of incorporation of Salant in effect immediately prior to the effective time of the merger will become the certificate of incorporation of the surviving corporation, until thereafter amended or restated as provided therein and under applicable law. The by-laws of Connor Acquisition Corp. in effect immediately prior to the effective time will become the by-laws of the surviving corporation, until thereafter amended or restated as provided therein and under applicable law.

After the merger, George Feldenkreis and Oscar Feldenkreis, the directors of Connor Acquisition Corp., will become the initial directors of Salant, and will serve until their successors have been duly elected or appointed and qualified. All of the current executive officers, other than Michael J. Setola, Salant’s chairman of the board and chief executive officer, will remain as executive officers of Salant and will serve until their successors have been duly elected or appointed and qualified.

THE VOTING AGREEMENT

The following is a summary of the material provisions of the voting agreement by and among Messrs. George Feldenkreis, Oscar Feldenkreis, certain of their respective affiliates and Salant. A copy of the voting agreement is attached to this document as Annex B. The following is not a complete description of all the provisions of the voting agreement, and you are urged to read the voting agreement in its entirety. This summary is qualified in its entirety by reference to the full text of the voting agreement.

Concurrently with the execution and delivery of the merger agreement, Messrs. George and Oscar Feldenkreis, in their capacities as shareholders of Perry Ellis, and certain of their affiliates entered into a voting agreement with Salant, under which they have agreed:

•	to appear at Perry Ellis’ annual meeting or otherwise cause their shares of Perry Ellis’ common stock to be counted as present for purposes of establishing a quorum, and

•	to vote all outstanding shares of Perry Ellis’ common stock they own or may acquire in favor of the proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger and any other matter submitted to the holders of Perry Ellis’ common stock at Perry Ellis’ annual meeting necessary to consummate the merger.

In addition, these shareholders of Perry Ellis agreed that, for as long as the voting agreement is in effect, they:

•	will not enter into any other voting agreement or voting trust with respect to the shares covered by the voting agreement, and

•	will not grant a proxy or power of attorney with respect to the shares covered by the voting agreement.

In addition to the voting provisions, the voting agreement prohibits these shareholders of Perry Ellis from offering for sale, selling, transferring, tendering, pledging, encumbering, assigning or otherwise disposing of their shares, or entering into any contract to do any of the foregoing, unless and until:

•	they have given notice to Salant (whose consent will not be required); and

•	the proposed transferee executes and delivers to Salant an appropriate instrument whereby it agrees to observe and comply with the provisions of the voting agreement.

As of May 14, 2003, the shares subject to the voting agreement represented in the aggregate approximately 49.6% of the outstanding shares of Perry Ellis’ common stock. Completion of the merger requires the approval of the issuance of up to 3,250,000 shares of Perry Ellis’ common stock by the affirmative vote of a majority of the votes cast on the proposal by holders of Perry Ellis’ common stock at Perry Ellis’ annual meeting.

The voting agreement does not prohibit Messrs. George and Oscar Feldenkreis, who are the only directors or officers of Perry Ellis that are party to that agreement, from taking actions in their capacities as directors or officers of Perry Ellis in accordance with their fiduciary duties. The voting agreement will terminate upon the earlier of (a) the effective time of the merger or (b) the termination of the merger agreement in accordance with its terms. None of Perry Ellis’ shareholders who entered into the voting agreement was paid additional consideration in connection with entering into the voting agreement.

THE ANCILLARY AGREEMENTS

Affiliate Agreements

Perry Ellis has entered into affiliate agreements with those directors, officers and shareholders of Salant who are affiliates of Salant within the meaning of the Securities Act. Pursuant to these agreements, each Salant affiliate will agree not to dispose of his, her or its shares of Perry Ellis’ common stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws.

No-Solicitation/No-Hire Agreements

Michael J. Setola

Concurrently with the execution of the merger agreement, Michael J. Setola, Salant’s chairman of the board and chief executive officer, entered into an agreement with Perry Ellis and Salant, under which he agreed that he will not, for a period of 21 months after the effective time of the merger:

•	solicit for hire, hire, offer employment to, engage, retain, accept the services of, or otherwise employ, or assist any third party or group in doing so, any person currently employed by Salant or any of its subsidiaries as a full- or part-time employee in any sales, design, marketing, merchandising or similar capacity, and whose annualized compensation is greater than $100,000, in connection with any business, venture or activity involving the wholesale or retail manufacturing, distribution, sale or licensing of apparel goods or services;

•	facilitate, entice, encourage or induce any such employee to terminate, abandon, resign, cease or otherwise alter his or her employment or other relationship with Salant or any of its subsidiaries; or

•	interfere in any manner with the relationship of Salant or any of its subsidiaries with any such employee.

Notwithstanding these restrictions, if within the 21-month period any such employee is terminated by Salant, or any such employee who is party to an employment agreement with Salant or any of its subsidiaries terminates his employment for “good reason” (as defined in such employment agreement), Mr. Setola will be permitted to employ or hire such employee after the expiration of six months from such termination (which six-month period may be waived by Perry Ellis), provided that Mr. Setola is not otherwise in violation of the agreement.

In addition, Mr. Setola agreed that for a period ending on December 31, 2005, he will:

•	not facilitate, entice, encourage or induce Ocean Pacific, or any of its subsidiaries or affiliates, to suspend, terminate, limit, modify, not renew, change or otherwise alter the license granted to Salant (including any renewal of such license) pursuant to the trademark license agreement, dated July 20, 2001 as amended by the letter agreements dated May 13, 2002 and November 15, 2002, between Ocean Pacific and Salant, or

•	if Ocean Pacific does not consent to the merger or otherwise terminates such license agreement, not “control” (within the meaning of Section 20 of the Exchange Act), become an “affiliate” (as defined in Rule 12b-2 of the Exchange Act) of, or have any financial interest or participate in the earnings or profits of or become an officer, director, partner or managing member of any corporation, partnership, limited partnership, limited liability company, joint venture, association or other entity or person (other than Ocean Pacific or any of its subsidiaries) to which Ocean Pacific shall have granted or assigned a license covered by such license agreement, except that Mr. Setola may be a passive owner of not more than 5% of the outstanding shares of any such entity.

In this agreement, Perry Ellis acknowledged and agreed that it will pay to Mr. Setola at the effective time of the merger the amounts payable to him under his employment agreement, as amended, and issue to him the cash and shares of Perry Ellis common stock issuable to him pursuant to the merger agreement in exchange for his shares of Salant common stock and outstanding Salant stock options. See “Chapter III—The Merger—Interests of Certain Salant Directors and Executive Officers in the Merger—Employment Agreements, Change-in-Control, Severance and Other Arrangements” on page III-42.

Awadhesh K. Sinha

Concurrently with the execution of the merger agreement, Awadhesh K. Sinha, Salant’s chief operating officer and chief financial officer, entered into an agreement with Perry Ellis and Salant, under which he agreed that he will not, for a period of nine months after the effective time of the merger:

•	solicit for hire, hire, offer employment to, engage, retain, accept the services of, or otherwise employ, or assist any third party or group in doing so, any person currently employed by Salant or any of its subsidiaries as a full- or part-time employee in any sales, design, marketing, merchandising or similar capacity, and whose annualized compensation is greater than $100,000, in connection with any business, venture or activity involving the wholesale or retail manufacturing, distribution, sale or licensing of apparel goods or services;

•	facilitate, entice, encourage or induce any such employee to terminate, abandon, resign, cease or otherwise alter his or her employment or other relationship with Salant or any of its subsidiaries; or

•	interfere in any manner with the relationship of Salant or any of its subsidiaries with any such employee.

Letter Agreements

Each of the officers and other employees of Salant entitled to receive a change in control payment or a retention (or “stay-put”) payment has entered into a letter agreement with Perry Ellis in which each such employee makes certain representations regarding any change in control, retention or other payments payable to such employee in connection with, or as a result of the, completion of the merger. Each such employee confirms, in the letter agreement, the formula by which such change in control payment, retention payment or enhanced severance, as the case may be, is determined, the amount of each such payment based upon such employee’s 2002 base salary and severance entitlement, and the date on which each such payment is payable. The letter agreement only addresses payments directly related to, or contingent upon, the completion of the merger and does not address any severance or other agreements relating to the employment or termination of employment of such employee.

Rights Agreement Amendment

Salant is party to a rights agreement with Mellon Investor Services LLC, as rights agent. Under Salant’s rights agreement, one right, referred to as a “Right”, attaches to each share of Salant’s common stock outstanding and, when exercisable, entitles the registered holder to purchase from Salant 0.001 of a share of Salant’s Series A junior participating preferred stock, $2.00 par value, at an initial purchase price of $15.00, subject to customary antidilution adjustments. The Rights have been issued and presently are associated with and represented by certificates evidencing Salant’s common stock.

Salant and Mellon Investor Services LLC, in its capacity as rights agent, have amended the Salant’s rights agreement to render the rights agreement inapplicable to the merger agreement, the merger and the transactions contemplated by the merger agreement to ensure that the execution of the merger agreement and voting agreement and the consummation of any of the transactions contemplated by the merger agreement (or the public announcement of the merger) will not trigger any Rights under Salant’s rights agreement.

For a more detailed description of Salant’s rights agreement, please see “Chapter XI—Comparison of Rights of Perry Ellis’ and Salant’s Shareholders—Shareholder Rights Plan” on page XI-17.

CHAPTER V

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following sets forth Perry Ellis’ Unaudited Pro Forma Condensed Combined Financial Data as of and for the fiscal year ended January 31, 2003, giving effect to the proposed merger transaction with Salant under the “purchase” method of accounting. The Unaudited Pro Forma Condensed Combined Financial Data is based on historical consolidated financial statements of Perry Ellis and Salant using the assumptions and adjustments set forth in the accompanying notes. Perry Ellis has a January 31, 2003 fiscal year-end while Salant has a fiscal year-end of December 28, 2002. Perry Ellis’ Unaudited Pro Forma Condensed Combined Balance Sheet presents the Salant merger, as if it had been consummated on January 31, 2003.

Perry Ellis’ Unaudited Pro Forma Condensed Combined Statement of Operations presents the proposed merger transaction, as if it had been consummated on February 1, 2002. The historical Consolidated Income Statement of Perry Ellis for the year ended January 31, 2003 includes the activities of Jantzen for the period March 22, 2002, date of Jantzen acquisition, through January 31, 2003. The Unaudited Pro Forma Condensed Combined Statement of Operations does not include the results of operations of Jantzen for the period February 1, 2002 through March 21, 2002, which would not have had a material impact on the results of operations of Perry Ellis for the year ended January 31, 2003.

The Unaudited Pro Forma Condensed Combined Financial Data of the combined companies are presented for illustrative purposes only, and therefore do not purport to present the financial position or results of operations of Perry Ellis had the Salant merger occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

As part of the preliminary review of the allocation of the cost of its merger with Salant, Perry Ellis considered whether acquired identifiable intangible assets, such as customer relationships, trademarks and tradenames, might exist. As discussed in note 3, preliminary results indicate the recognition of certain intangible assets. The aggregate purchase price for Salant is less than the fair value of the net assets being acquired. As a result, the excess of fair value of acquired net assets over the purchase price has been allocated to certain identifiable non-current assets, including certain identifiable intangible assets, resulting in the value of these assets being reduced to zero. Preliminary results indicate no recognized goodwill. The purchase price allocation is subject to change pending the closing of the merger and the results of an independent appraisal.

The historical financial information for Perry Ellis and Salant has been derived from the respective audited financial statements. The pro forma adjustments relating to the merger of Salant represent Perry Ellis’ preliminary determination of these adjustments and are based upon available information and certain assumptions Perry Ellis considers reasonable under the circumstances. Final amounts could differ from those set forth herein. The pro forma adjustments and Unaudited Pro Forma Condensed Combined Financial Data does not give effect to the anticipated synergies or cost savings that Perry Ellis believes will be realized in connection with the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Balance Sheet

Year Ended January 31, 2003

(Dollars in Thousands)

	Historical (1)		Pro forma
	Perry Ellis	Salant	Adjustments	Note	Combined
ASSETS
Cash and cash equivalents	$4,683	$21,226	$(19,854)	(4.1)	$6,055
Receivables, net	79,490	36,718	—		116,208
Inventories, net	51,306	39,972	—		91,278
Deferred income taxes	2,958	5,000	11,579	(4.2)	19,537
Other current assets	7,467	1,581	—		9,048

Total current assets	145,904	104,497	(8,275)		242,126
Intangible assets, net	142,186	22,582	(22,531)	(4.3)	142,237
Property and equipment, net	31,049	11,528	(11,485)	(4.4)	31,092
Other assets	12,099	3,913	18,585	(4.5)	34,597

Total Assets	$331,238	$142,520	$(23,706)		$450,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and other liabilities	$26,006	$32,891	$4,859	(4.6)	$63,756
Senior credit facility	22,922	—	32,000	(4.7)	54,922
Senior subordinated notes payable, net	99,181	—	—		99,181
Notes offered hereby	60,730	—	—		60,730
Real estate mortgage	11,600	—	—		11,600
Net pension liability	—	8,564	1,750	(4.8)	10,314
Deferred income taxes	10,695	—	—		10,695

Total Liabilities	231,134	41,455	38,609		311,198

Commitments and Contingencies
Minority interest	702	—	—		702

Stockholders Equity:
Common Stock	64	10,000	(9,968)		96
Additional Paid in Capital	27,198	206,040	(167,322)		65,916
Retained Earnings	72,183	(96,340)	96,340		72,183
Accumulated other comprehensive income	(43)	(15,640)	15,640		(43)
Less—treasury stock, at cost	—	(2,995)	2,995		—

Stockholders’ equity	99,402	101,065	(62,315)	(4.9)	138,152

Total Liabilities and Stockholders’ Equity	$331,238	$142,520	$(23,706)		$450,052

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended January 31, 2003

(Dollars in Thousands Except Per Share Data)

	Historical (1)		Pro Forma
	Perry Ellis	Salant	Adjustments	Note	Combined
Net sales	$277,028	$251,903	$—		$528,931
Royalty Income	28,813	506	(5,700)	(4.10)	23,619

Total revenues	305,841	252,409	(5,700)		552,550
Cost of sales	205,002	177,819	—		382,821

Gross profit	100,839	74,590	(5,700)		169,729
Selling, general and administrative expenses	67,433	60,309	(8,820)	(4.11)	118,922

Operating income	33,406	14,281	3,120		50,807
Interest expense (income)	15,795	(203)	640	(4.12)	16,232

Income before minority interest and provision for income taxes	17,611	14,484	2,480		34,575

Minority interest	89	—	—		89
Income tax provision (benefit)	6,726	(5,069)	11,549	(4.13)	13,206

Net income	$10,796	$19,553	$(9,069)		$21,280

Net Income per share
Basic	$1.69	$2.08			$2.21

Diluted	$1.65	$2.06			$2.17

Weighted average number of shares outstanding
Basic	6,387	9,388			9,637

Diluted	6,550	9,468			9,800

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Note 1.    Overview

(Dollars in Thousands)

This section sets forth (i) an unaudited pro forma condensed combined balance sheet as of January 31, 2003, (ii) an unaudited pro forma condensed combined statement of operations for the year ended January 31, 2003, and (iii) the related notes thereto. The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Perry Ellis and Salant included in this joint proxy statement-prospectus.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Perry Ellis as of January 31, 2003 and the historical consolidated balance sheet of Salant as of December 28, 2002, as if the merger had been completed on January 31, 2003. The Unaudited Pro Forma Condensed Combined Statement of Operations combine the consolidated statement of operations of Perry Ellis for the year ended January 31, 2003, and the consolidated statement of operations of Salant for the year ended December 28, 2002, as if the merger had been consummated on February 1, 2002. The unaudited pro forma condensed combined financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented. For purposes of the unaudited pro forma condensed combined financial information, certain reclassifications have been made to Salant’s historical amounts to conform to Perry Ellis’ presentation.

The merger will be accounted for as a purchase for financial accounting purposes as required by SFAS No. 141, Business Combinations, in accordance with accounting principles generally accepted in the United States of America. For purposes of preparing Perry Ellis’ consolidated financial statements, Perry Ellis will establish a new basis for Salant’s assets and liabilities based upon their fair values. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Perry Ellis will determine the fair value of Salant’s assets and liabilities and will make appropriate purchase accounting adjustments upon completion of such determination. However, for purposes of disclosing pro forma information in this joint proxy statement-prospectus, Perry Ellis has made a preliminary determination of the purchase price allocation based upon current estimates and assumptions, which is subject to revision upon completion of the independent appraisal process following the merger.

The key events that need to occur before Perry Ellis can finalize its purchase price allocation include consummation of the merger and completion of the valuation of Salant’s net assets, which is currently being performed. Factors such as the final balance sheet of Salant prior to closing and the results of the final valuation of Salant will have an impact on the final purchase price allocation. Perry Ellis expects to complete this process during the allocation period within one year from the consummation of the merger.

Note 2.    Purchase Price

The merger agreement provides that each shareholder of Salant will receive (1) cash consideration equal to $5.3538 and (2) shares of Perry Ellis common stock equal to the exchange ratio in exchange for all of the outstanding Salant common shares as of the effective time of the merger. The assumed “exchange ratio,” is determined by dividing the stock consideration of $4.0153 by the Perry Ellis average stock price at the time the merger is completed. The Salant options will be exchanged for a combination of cash consideration equal to $5.3538 and shares of Perry Ellis stock equal to the exchange ratios. The merger agreement permits each holder of Salant options to satisfy any withholding tax and other payments by withholding such number of shares of Perry Ellis stock otherwise issued to each holder of Salant options. In no event shall the amount of Perry Ellis stock consideration to be issued exceed 3,250,000 shares, and the combined merger consideration, exceed $91,000,000.

Note 3.    Allocation of Purchase Price

The preliminary purchase price allocation is as follows (in thousands):

Total purchase price:
Market value of Perry Ellis stock to be issued	$39,000	(3.1)
Cash consideration to be paid	52,000	(3.2)

Total purchase price	$91,000

Salant options exercised	(3,276	)(3.3)
Estimated total direct merger costs	2,750	(3.4)

Total adjusted purchase price, net	$90,474

Net assets of Salant based on historical carrying amounts as of December 28, 2002	$101,065	(3.5)
Adjustments to net assets to reflect merger related cost incurred:
Change in control payments	(3,130	)(3.5)
Severance and related costs	(3,400	)(3.5)

Adjusted net assets as of December 28, 2002	94,535

Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Deferred taxes, current and long-term, net	34,065
Property and equipment	(11,485)
Other assets
Retail stores fixtures	(3,249)
Deferred rental income	(652)
License agreements	(5,685)
Intangible assets, net	(16,846)
Deferred rental expense	1,541
Net pension liability	(1,750)

Fair value of net assets acquired	$90,474

Additional amount assigned to goodwill	$0

3.1	Based on the estimated average closing stock price of Perry Ellis for the 20-consecutive trading days ending on the third full trading day next preceding the closing, but in no event less than $12.00 per share (the “floor” price per share as defined in the merger agreement) multiplied by 3,250,000 shares. The $12.00 share price was used for Unaudited Pro Forma Condensed Combined Statement of Operations to depict the maximum dilutive effect on earnings per share. The following tabular presentation depicts the number of Perry Ellis shares that would be issued at various share prices and the impact on (i) the proforma weighted average number of shares outstanding and (ii) proforma net income per share. As of May 14, 2003, based on the 20-consecutive trading days criteria defined above, the share price would be approximately $19.00 and the number of shares issued would be 2,053,000.

Share Price	$12.00	$15.00	$19.00	$21.00	$24.00	$28.00

Pro forma weighted average number of shares outstanding (in millions):
Basic	9.637	8.987	8.440	8.244	8.012	7.780
Diluted	9.800	9.150	8.603	8.407	8.175	7.943

Pro forma net income per share:
Basic	$2.21	$2.37	$2.52	$2.58	$2.66	$2.74
Diluted	$2.17	$2.33	$2.57	$2.53	$2.60	$2.68

3.2	Represents the total cash and stock consideration of $91,000,000 less the total value of stock consideration paid pursuant to note (3.1) above.

3.3	Based on the $12.00 floor price as defined in the merger agreement, upon closing the merger and the simultaneous exercising of Salant fully vested options of 915,277 shares, instead of requiring the Salant option holders to actually pay cash and exercise their options, the gross merger consideration paid to the Salant option holders will be reduced by approximately $3.276 million, the weighted average strike price of each vested option multiplied by the number of vested options outstanding. The difference between the $9.37 transaction value and the average exercise strike price of $3.56 will result in merger consideration for option holder of $3.34 in cash and $2.50 in stock.

3.4	Estimated total direct merger costs include:

Legal, tax and accounting fees	$1,700
Bank and other fees	1,050

Total transaction costs	$2,750

3.5	Net assets of Salant as of December 28, 2002 are being reduced for (i) $3.130 million of change in control obligations to Salant management on the date the merger is consummated, which are the obligation of Salant, and (ii) $3.4 million of severance and related costs. Net assets of Salant as of December 28, 2002 include $588 thousand of non-recurring direct-merger related costs recorded by Salant during the year ended December 28, 2002.

Note 4.    Pro Forma Adjustments

The following are descriptions of the pro forma purchase accounting and other merger-related adjustments, labeled (1) through (13), and described in further detail labeled (a) through (s), which have been reflected in the accompanying pro forma condensed combined balance sheet and pro forma condensed combined statement of operations. The adjustments are subject to change based on the consummation of the merger and the final results of the independent appraisal. Amounts set forth below are in either millions or thousands, as indicated, except share data and the exchange ratio:

(in millions)
1. Adjustment to Cash and cash equivalents:
Note (a)	$(19.854)

2. Adjustment to Current deferred income taxes:
Note (f)	$11.579

3. Adjustment to Intangible assets, net:
Note (d)	$(13.936)
Note (g)	(8.595)

Total adjustment	$(22.531)

4. Adjustment to Property and equipment, net:
Note (e)	$(11.485)

5. Adjustment to Other assets:
Note (b)	$(3.249)
Note (c)	(.652)
Note (f)	22.486

Total adjustment	$18.585

6. Adjustment to Accounts payable and other current liabilities:
Note (i)	$(1.541)
Note (k)	6.400

Total adjustment	$4.859

7. Adjustment to Senior credit facility:
Note (h)	$52.000
Note (h)	(20.000)

Total adjustment	$32.000

8. Adjustment to Net pension liability:
Note (j)	$1.750

9. Adjustment to Stockholders’ equity:
Note (l)	$(101.065)
Note (l)	39.000
Note (l)	(.250)

Total adjustment	$62.315

10. Adjustment to Royalty income:
Note (m)	$(5.700)

11. Adjustment to Selling, general and administrative expenses:
Note (m)	$(5.700)
Note (n)	(1.334)
Note (n)	(.918)
Note (o)	(.218)
Note (r)	(.650)

Total adjustment	$(8.820)

12. Adjustment to Interest expense (income):
Note (p)	$.640

13. Adjustment to Income tax provision (benefit):
Note (q)	$5.069
Note (q)	5.533
Note (s)	.947

Total adjustment	$11.549

Notes

(a)	Adjustment represents cash and cash equivalents of $20.0 million on hand as of December 28, 2002 to fund a portion of the $52.0 million of cash consideration paid to holders of Salant stock. Additional adjustment represents approximately $3.276 million from holders of fully vested options upon exercising of 915,277 shares at an average strike price of $3.56 of vested stock options. This amount also includes a $3.13 million payment for change in control obligations to Salant management on the date the merger is consummated.

(b)	Adjustment of $3.249 million to retail stores fixtures representing a decrease to certain non-current assets for the excess of fair value of acquired assets over costs.

(c)	Represents the elimination of $652 thousand of deferred rental expense related to office and showroom space in NY.

(d)	Adjustments to Goodwill of $2.011 million and Intangible Assets of $11.925 million representing a decrease to certain non-current assets for the excess of fair value of acquired net assets over cost.

(e)	Adjustment to Property and Equipment, net of $11.485 million representing a decrease to certain non-current assets for the excess of fair value of acquired net assets over cost.

(f)	Adjustment represents an increase of $11.579 million to current and $22.486 million to long term deferred taxes based on a preliminary assessment of the limitations of certain net operating loss carry forwards and other current and long term deferred tax items. The purchase price adjustment will be based on a full assessment of the realizability of certain acquired net operating loss carry forwards. Additionally, deferred income taxes have been increased for differences between the allocation values and the tax basis of the assets and liabilities, at Perry Ellis’ statutory rate of 38.2%.

(g)	Represents the elimination of the net asset “Perry Ellis licensing agreements, net” of $5.685 million, which was recorded by Salant and amortized over the lives of the various license agreements.

Adjustment to trademarks of $2.910 million represents the elimination of Salant’s existing “Perry Ellis” trademarks.

(h)	Represents an increase of $32.0 million in the Senior Credit Facility to fund the cash consideration portion of $52.0 million of merger consideration not funded out of existing cash balances on hand as of December 28, 2002 of $20.0 million.

(i)	Represents the elimination of $1.541 million of deferred sub-lease rental income related to office and showroom space in NY.

(j)	Represents an adjustment of $1.75 million to record the projected net benefit obligation as of the November 30, 2002 actuarial valuation date relative to Salant’s two defined benefit plans covering certain of its hourly and salaried employees.

(k)	Adjustment represents an accrual of $2.75 million for Perry Ellis’ direct merger costs and $250 thousand related to cost associated with newly issued Perry Ellis stock and filing of joint registration statement and joint proxy statement. Additional adjustment includes an accrual of $3.4 million for severance and related cost to Salant employees that will be terminated after the merger is consummated.

(l)	Represents (i) the elimination of Salant’s historical shareholders’ equity of $101.1 million (ii) the issuance of a maximum of 3,250,000 shares of Perry Ellis common stock at a total market value of $39.0 million based on $12.00 per share and (iii) the estimated direct cost associated with filing of joint registration statement and joint proxy of $250 thousand for Perry Ellis.

(m)	Represents the elimination of royalty expense of $5.7 million recorded by Salant and the elimination of royalty income of $5.7 million recorded by Perry Ellis pursuant to certain license agreements between the parties.

(n)	Represents the decrease in depreciation expense of $1.334 million of certain property and equipment costs due to the decrease to certain non-current assets for the excess of fair value of acquired assets over costs as discussed in note (e) as well as a decrease in amortization expense of $918 thousand of identifiable intangible assets discussed in notes (d) and (g). The adjustment to depreciation and amortization has been calculated as if the merger had been consummated at February 1, 2002.

(o)	Represents an adjustment to Salant’s net periodic pension cost of $218 thousand due to the fair value established as discussed in note (k) above.

(p)	Represents an increase in interest expense of $640 thousand as a result of an increase in borrowings under the Company’s senior credit facility to finance the cash consideration portion of the merger, payment of Salant’s direct merger cost, and Salant’s cost for filing of joint registration statement and joint proxy statement, as described in note (h) above. The adjustment was based on (i) the assumption that the merger occurred on February 1, 2002 (ii) interest calculated on the month-end 3-month LIBOR rate plus 2% through out the period ended January 31, 2003 and (ii) on average month end borrowing levels through out the period ended January 31, 2003. A change of 1/8% in the rate would change interest expense by approximately $.20 thousand for the period ended January 31, 2003.

(q)	Represents an increase of $5.069 million to reverse Salant’s December 28, 2002 Income tax Benefit established by Salant and the related establishment of income tax expense of $5.533 million to reflect income tax expense at Perry Ellis’ effective rate. Such amounts are calculated on Salant’s December 28, 2002 operating results of $14.484 million at the Perry Ellis pro forma effective tax rate of 38.2%, of which (i) $3.839 million is current and (ii) $1.694 million is deferred based on annual usage limitations of $4.434 million under IRC section 382.

(r)	Represents adjustment to amortization expense of $650 thousand for retail stores fixtures due to a decrease to certain non-current assets for the excess of fair value of acquired assets over costs as discussed in note (b) above.

(s)	Represents the tax effect of $947 thousand for the net pro forma adjustments to the condensed combined statement of operations at an effective rate of 38.2%.

CHAPTER VI

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Perry Ellis

Overview

Perry Ellis began operations in 1967 as Supreme International Corporation and initially focused its efforts on marketing guayabera shirts, and other men’s apparel products targeted at the Hispanic market in Florida and Puerto Rico. Over time Perry Ellis expanded its product line to offer a variety of men’s sport shirts. In 1988, Perry Ellis developed the Natural Issue brand and completed its initial public offering in 1993. In 1996, Perry Ellis began an expansion strategy through the acquisition of brands including the Munsingwear family of brands in 1996, the John Henry and Manhattan brands from Salant in 1999 and the Perry Ellis brand in 1999. Following the Perry Ellis acquisition, the company changed its name from Supreme International Corporation to Perry Ellis International, Inc. to better reflect the name recognition that the brand provided. In 2002, Perry Ellis acquired the Jantzen brand and in February 2003, Perry Ellis entered into a definitive agreement to acquire Salant, Perry Ellis’ largest licensee, by merger thereby giving Perry Ellis greater control of the Perry Ellis brand, as well as adding other brands owned by Salant.

Perry Ellis is now a leading designer, marketer and licensor of a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, sweaters, dress casual pants and shorts, jeans wear, active wear and swimwear to all levels of retail distribution. During fiscal 2003, with the Jantzen acquisition, Perry Ellis began designing and marketing women’s swimwear under the Jantzen and Southpoint brands, women’s and junior’s swimwear under the Tommy Hilfiger brand, and women’s and junior’s swimwear, men’s and junior’s competitive swimwear, swimwear accessories and apparel under the Nike brand.

Perry Ellis owns or licenses the brand names under which most of its products are sold. These brand names include Perry Ellis, John Henry, Manhattan, PING and Mondo di Marco for dress casual wear, Cubavera, Havenera, Havana Shirt Co., Natural Issue, Munsingwear and Grand Slam for casual sportswear, Perry Ellis America and Natural Issue for jeans wear, PING, Perry Ellis and Munsingwear for golf sportswear, Pro Player and Perry Ellis America for active wear, NAUTICA for selected product lines for sale to corporate purchasers and Jantzen, Southpoint, Nike and Tommy Hilfiger brands for swimwear and swimwear accessories.

If the Salant acquisition is completed, Perry Ellis will be positioned to enter the men’s collection market for sportswear, dress shirts and dress pants and the leather accessories market. With the acquisition, Perry Ellis will begin to design, market and license products under the Axis and Tricots St. Raphael brands, and under the JNCO trademark for menswear. Furthermore, Perry Ellis will begin marketing menswear under the Ocean Pacific brands as a licensee, if the written consent of Ocean Pacific is obtained.

Perry Ellis also licenses its trademark portfolio domestically and internationally to third parties for apparel and various other products that Perry Ellis does not sell including men’s and women’s footwear and men’s suits, underwear, loungewear, outerwear, fragrances and accessories. In addition to generating additional sources of revenue for Perry Ellis, these licensing arrangements raise the overall awareness of Perry Ellis’ brands.

In addition to its sales of branded products, Perry Ellis sells products to retailers for marketing as private label or own store lines. In fiscal 2003, Perry Ellis sold private label products to Wal-Mart, J.C. Penney, Goody’s, K-Mart, Target, Mervyn’s, Meijer and Sears Roebuck. Private label sales generally yield lower profit margins than sales of comparable branded products. Private label sales accounted for approximately 25.0%, 37.0%, 34.0% of net sales during fiscal years 2003, 2002 and 2001, respectively. The decrease in the private label business as a percentage of Perry Ellis net sales is a result of the additional sales of apparel under the brands acquired in the Jantzen acquisition and the subsequent license agreements with Nike and Tommy Hilfiger and Perry Ellis’ decision to focus its efforts on selling branded products.

Through its “family of brands” marketing strategy, Perry Ellis seeks to develop and enhance a distinct brand name, styling and pricing strategy for each product category within each distribution channel and target consumer. Perry Ellis markets its brands to a wide range of segments, targeting consumers in specific age, income and lifestyle categories.

Perry Ellis primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. Perry Ellis currently uses approximately 130 independent suppliers, located in the Far East, other parts of Asia, Africa and South and Central America. Perry Ellis believes that its extensive sourcing experience enables it to obtain quality products on a cost effective basis.

Perry Ellis’ products have historically been geared towards lighter weight apparel generally worn during the spring and summer months. Perry Ellis believes that this seasonality has been reduced with the introduction of fall, winter and holiday merchandise. The Jantzen swimwear business, however, is highly seasonal in nature, with the majority of its sales occurring in Perry Ellis’ first and fourth quarter.

Perry Ellis believes that its competitive strengths positions it well to capitalize on several trends that have affected the apparel sector in recent years. These trends include the consolidation of the department and chain store sectors into a smaller number of stronger retailers, which represent some of Perry Ellis’ most important customers, the increased reliance of retailers on reliable suppliers with design expertise and advanced systems and technology, and the continued importance of strong brands as a source of product differentiation.

In recent years, through acquisition of brands and internal growth, Perry Ellis has experienced significant overall growth. From Perry Ellis’ initial public offering in 1993 to fiscal 2003, Perry Ellis has experienced a compound annual revenue growth rate of 22.3% and a compound annual growth rate of 17.7% in net income.

Perry Ellis believes that its future growth will come as a result of its continued emphasis on its existing brands, new and expanded product lines, the expected increases in its bottoms, sweaters, swimwear and accessories, domestic and international licensing businesses, multi-brand development for the fast-growing Hispanic market and through selective acquisitions that fit strategically with Perry Ellis’ business model. Perry Ellis’ expected future growth in these areas may be offset somewhat by a decreased focus on private label business.

The terrorist attacks of September 11, 2001 and subsequent increases in unemployment and reduced consumer spending have clearly had a negative impact on the United States economy. Retailers responded to the general sense of economic uncertainty by delaying the placement of orders, reducing orders, aggressive price discounting and aggressive promotional activities. Many retailers, including some of Perry Ellis’ customers, have prioritized their own private label products or have instituted competitive internet-based global bidding processes for their private label business that, in some cases, are designed to effectively reduce margins to a level that are no longer attractive to Perry Ellis. In addition, during the past several years various retailers, including customers of Perry Ellis, have experienced significant difficulties including bankruptcies, liquidations and reorganizations. All of these factors have materially adversely affected the apparel industry. Furthermore, the geopolitical situation has and may continue to adversely affect the U.S. economy and consequently the apparel industry. Perry Ellis believes that these negative conditions will continue for the foreseeable future and it expects to closely monitor the situation.

Recent Developments

In February 2003, Perry Ellis entered into a merger agreement with Salant Corporation, Perry Ellis’s largest licensee, which provides for the merger of a wholly owned Perry Ellis subsidiary with Salant. If the merger is complete, Salant will become a wholly owned subsidiary of Perry Ellis. The aggregate merger consideration to be paid by Perry Ellis is $91.0 million, comprised of approximately $52.0 million in cash and approximately $39.0 million worth of newly issued Perry Ellis common stock. Salant shareholders will receive approximately $9.37 per share in value comprised of at least $5.35 per share in cash and not more than $4.02 per share of Perry Ellis common stock. The maximum number of shares of Perry Ellis common stock, however, that may be issued in the merger is limited to 3,250,000. Perry Ellis expects the transactions costs and related change of control and severance provisions to be approximately $10.0 million. The merger is subject to customary closing conditions. Perry Ellis expects to close the merger before the end of its second fiscal quarter if all of the conditions to the merger are satisfied.

The cash portion of the merger consideration will be funded from Perry Ellis’ existing cash reserves and through borrowings under its senior credit facility. Perry Ellis obtained a commitment from the lead senior lender in its the existing senior credit facility to increase the facility from $60.0 million to $110.0 million, with a $30.0 million sub limit for letters of credit.

Salant licenses the Perry Ellis brand from Perry Ellis for men’s sportswear, dress shirts, dress bottoms and accessories and derived approximately $164.3 million or 65% of its fiscal 2002 revenues from the sale of Perry Ellis products. Salant is Perry Ellis’ largest licensee of Perry Ellis branded apparel and paid $5.7 million in royalties and $2.7 million in advertising contribution in fiscal 2003. The remaining $87.7 million of Salant’s fiscal 2002 revenue is made up of Salant’s owned brands, Axis and Tricots St. Raphael, sales under license agreements for use of the JNCO and Ocean Pacific brands, as well as, several private label programs. Perry Ellis expects that if the acquisition is completed it will be accretive to earnings as Salant’s operation when combined with that of Perry Ellis, is expected to be profitable; will add significant revenue as a result of the addition of the sales expected to be generated from the Perry Ellis branded business, the Axis and Tricots St. Rafael branded business, sales generated from the Ocean Pacific and JNCO trademarks and Salant’s private label business; and strengthen Perry Ellis’ balance sheet despite additional acquisition indebtedness because Perry Ellis will increase its shareholders’ equity with the issuance of its common stock as part of the merger consideration will increase working capital through the addition of Salant’s cash, accounts receivable, and inventory and will increase its fixed assets with the addition of Salant’s fixed assets. In addition, Perry Ellis believes that while royalty income will initially decline as a result of owning Salant, as Salant is Perry Ellis’ largest licensee, in the long term, licensing opportunities will continue to grow domestically and internationally because as Perry Ellis increases its market penetration and delivers a clear and consistent marketing and design direction it will become more attractive to potential licensees.

Perry Ellis believes that this acquisition will allow the company to exercise greater control of the Perry Ellis brand’s major product categories, more effectively rationalize distribution channels of Perry Ellis sub-brands and enhance the company’s efforts to build a stronger domestic and international licensing business. In addition, Perry Ellis believes that the Salant acquisition will provide it with two well recognized brands, Axis and Tricots St. Raphael targeted at upscale department stores.

Recent Accounting Pronouncements

In April 2001, the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” This issue addresses the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer’s purchase or promotion of the vendor’s products. This consensus only impacted Perry Ellis’ revenue and expense classifications by $2,738,000 and $1,724,000 in fiscal 2001 and fiscal 2002 and have no effect on reported income.

Beginning in the first quarter of fiscal 2003, Perry Ellis adopted EITF Issue No. 01-09 on sales incentives in its financial statements and restated previously issued financial statements to reflect the provisions of these guidelines. The net impact from the adoption of these rules did not impact Perry Ellis’ operating income, net income or the financial position, but resulted in the reclassification of certain selling, general and administrative expenses to net sales.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations.” SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS No. 141 also addresses the recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 141 did not have a significant effect on Perry Ellis’ financial position or results of operations.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which changes the accounting treatment as it applies to goodwill and other identifiable intangible assets with indefinite useful lives from an amortization method to an impairment-only approach. Under SFAS No. 142, proper accounting treatment requires annual assessment for any impairment of the carrying value of the assets based upon an estimation of the fair value of the identifiable intangible asset with an indefinite useful life, or in the case of goodwill of the reporting unit to which the goodwill pertains. Impairment losses, if any, arising from the initial application of SFAS No. 142 are to be reported as a cumulative effect of a change in accounting principle. The effective date of this statement was for fiscal years beginning after December 15, 2001. Perry Ellis adopted SFAS No. 142 for its fiscal year beginning February 1, 2002. There were no impairment losses recognized on the adoption of SFAS No. 142.

In accordance with SFAS No. 142, Perry Ellis obtained a valuation of all its trademarks from a third party independent valuation firm. Based on this valuation, no significant impairment was identified. Our annual impairment testing is performed as of February 1st of each year. Under SFAS No. 142, goodwill and identifiable intangible assets with an indefinite useful life are no longer subject to amortization. SFAS No. 142 does not permit the restatement of previously issued financial statements, but does require the disclosure of prior results adjusted to exclude amortization expense related to goodwill and intangible assets, which are no longer being amortized. On an as adjusted basis, basic and diluted earnings per share for the years ended January 31, 2001, 2002 and 2003, respectively, are adjusted to exclude amounts no longer being amortized under the provisions of SFAS No. 142.

	2001	2002	2003
Net income:
Reported net income	$7,826,004	$6,607,942	$10,796,285
Intangible amortization, net of tax	2,478,396	2,719,938	—

Adjusted net income	$10,304,400	$9,327,880	$10,796,285

Basic earnings per share:
Reported basic earnings per share	1.17	1.01	1.69
Intangible amortization, net of tax	0.37	0.42	—

Adjusted basic earnings per share	$1.54	$1.43	$1.69

Diluted earnings per share:
Reported diluted earnings per share	1.16	1.01	1.65
Intangible amortization, net of tax	0.37	0.42	—

Adjusted diluted basic earnings per share	$1.53	$1.43	$1.65

On October 3, 2001, the FASB issued SFAS No. 144. “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets

and Long-Lived Assets to be Disposed Of,” it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The effective date of this statement was for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a significant effect on Perry Ellis’ financial position or the results of operation.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections,” which all but eliminates the presentation in income statements of debt extinguishments as extraordinary items. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. Perry Ellis expects to implement SFAS No. 145 at the beginning of fiscal 2004. SFAS No. 145 is not expected to have a significant effect on Perry Ellis’ financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a significant effect on Perry Ellis’ financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others- an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No.45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. However, the disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Perry Ellis is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, adoption of this pronouncement did not have an impact on Perry Ellis’ consolidated financial statements.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No.123, Accounting for Stock-Based Compensation, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ended after December 15, 2002 and for interim financial statements beginning after December 15, 2002. The adoption of the disclosure provisions of SFAS No. 148 is not expected to have a significant effect on Perry Ellis’ financial position of results of operations.

Had compensation cost for options granted been determined in accordance with the fair value provisions of SFAS No. 123, our net income and net income per share would have been reduced to the pro forma amounts presented below for the years ended January 31:

	2001	2002	2003
Net income as reported	$7,826,004	$6,607,942	$10,796,285
Add: Total stock based employee compensation expense included in reported net income, net	—	—	—
Deduct: Total stock based employee compensation expense not included in reported net income, net	747,355	422,464	251,953

Pro forma net income	$7,078,649	$6,185,478	$10,544,332

Pro forma net income per share:
Basic	$1.08	$0.95	$1.65

Diluted	$1.05	$0.95	$1.61

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (“FIN No. 46”). FIN No. 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or SPEs). In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investor’s that do not provide sufficient financial resources for the entity to support its activities. The objective of FIN No. 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Perry Ellis is required to adopt the provisions of FIN No. 46 immediately for variable interests in variable interest entities created after January 31, 2003, and in the quarter ending April 30, 2003 for variable interests in variable interest entities created before February 1, 2003. However, certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Perry Ellis does not have any Variable Interest Entities as defined in FIN No. 46. Accordingly, the Company has determined that it is not reasonable possible that it will be required to consolidate or disclose information about a variable interest entity upon the adoption of FIN No. 46.

Critical Accounting Policies

Several of Perry Ellis’ accounting policies involve significant judgments and uncertainties. The policies with the greatest effect on Perry Ellis’ results of operation and financial position include the estimated collectability of accounts receivable, the recoverability of obsolete or overstocked inventory and the impairment of long-lived assets including trademarks.

Revenue Recognition.    Sales are recognized at the time legal title to the product passes to the customer, generally FOB Perry Ellis’ distribution facilities, net of trade allowances and a provision for estimated returns and other allowances. Royalty income is recognized when earned on the basis of the terms specified in the underlying contractual agreements. Perry Ellis believes that its revenue recognition policies conform to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.

Accounts Receivable.    Perry Ellis maintains an allowance for doubtful accounts receivables for estimated trade discounts, co-op advertising, allowances provided to retail customers to flow goods through the retail channel, and losses resulting from the inability of its retail customers to make required payments considering historical and anticipated trends. Judgment is critical because some retail customers are currently operating in bankruptcy or have experienced financial difficulties. Additional allowances might be required if their financial condition were to worsen.

Inventories.    Perry Ellis’ inventories are valued at the lower of cost or market value. Perry Ellis evaluates all of its inventory style-size-color stock keeping units or SKUs to determine excess or slow-moving SKUs based on orders on hand and projections of future demand and market conditions. For those units in inventory that are so identified, Perry Ellis estimates their market value or net sales value based on current realization trends. If the projected net sales value is less than cost, on an individual SKU basis, Perry Ellis provides an allowance to reflect the lower value of that inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold.

Intangible Assets.    Perry Ellis has, at the present time, only one class of indefinite lived assets, trademarks. Perry Ellis reviews its intangible assets with indefinite useful lives for possible impairments on an annual basis in accordance with SFAS No. 142 and performs its impairment testing as of February 1st. Perry Ellis evaluates the “fair value” of its identifiable intangible assets for purposes of recognition and measurement of impairment losses. Evaluating indefinite useful life assets for impairment involves certain judgments and estimates, including the interpretation of current economic indicators and market valuations, and its strategic plans with regard to its operations, historical and anticipated performance of its operations and other factors. If Perry Ellis incorrectly anticipates these trends or unexpected events occur, Perry Ellis’ results of operations could be materially affected.

Items Affecting Comparability of Fiscal 2002 Period

Adoption of SFAS No. 142.    As disclosed in Note 2 to the Consolidated Financial Statements, Perry Ellis adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” as of February 1, 2002. Under the provisions of SFAS No. 142, goodwill is no longer amortized after the date of adoption. Intangible assets as of the date of adoption are evaluated to determine if they have finite or indefinite useful lives. Intangible assets determined to have finite lives are amortized over those lives and intangible assets that have indefinite useful lives are not amortized. SFAS No. 142 does not permit the restatement of previously issued financial statements, but does require the disclosure of prior years results adjusted to exclude amortization expense related to goodwill and intangible assets which are no longer being amortized.

Adoption of EITF Issue No. 01-09.    As disclosed in Note 2 to the Consolidated Financial Statements, Perry Ellis adopted EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products,” as of February 1, 2002. The provisions of EITF No. 01-09, relates to the measurement, recognition and presentation of certain sales incentives offered to the company’s customers. These new accounting rules apply to certain sales incentives such as discounts, coupons, rebates and certain payments made to retailers for shelf space or reimbursement of advertising costs. These accounting rules generally require these incentives to be reflected as a reduction in revenue on the income statement rather than selling, general and administrative expense. Upon adoption of these rules at the beginning of fiscal 2003, all prior financial statement results have been restated to reflect the impact of the change. Perry Ellis previously reported net sales for fiscal 2001 and 2002 were reduced by $2,738,000 and $1,724,000 respectively to conform to the new accounting standard. The adoption of this new accounting standard had no impact on Perry Ellis’ income before minority interest and income taxes, net income or financial position.

Results of Operations

The following table sets forth, for the periods indicated, selected items in Perry Ellis’ consolidated statements of income expressed as a percentage of total revenues:

	Fiscal Year Ended January 31,
	2001	2002	2003
Net sales	90.9%	90.4%	90.6%
Royalty income	9.1%	9.6%	9.4%

Total revenues	100.0%	100.0%	100.0%
Cost of sales	70.6%	68.9%	67.0%

Gross profit	29.4%	31.1%	33.0%
Selling, general and administrative expenses	17.4%	19.9%	20.9%
Depreciation and amortization	2.2%	2.4%	1.1%

Operating income	9.9%	8.7%	11.0%
Interest expense	5.5%	4.9%	5.2%

Income before minority interest and income taxes	4.4%	3.9%	5.8%
Minority interest	—	—	—
Income tax provision	1.6%	1.5%	2.2%

Net Income	2.8%	2.4%	3.5%

Fiscal Year 2003 (“fiscal 2003”) as compared to Fiscal Year 2002 (“fiscal 2002”)

Total revenues.    Total revenues consist of net sales and royalty income. Total revenue increased $27.8 million or 10.0% to $305.8 million in fiscal 2003 from $278.0 million in the prior year. The increase was due predominately to an increase of $25.3 million in net sales related to the sales generated by the Jantzen swimwear business and an increase in royalty income of $2.1 million.

Net sales.    Net sales increased $25.7 million or 10.2% to $277.0 million in fiscal 2003 from $251.3 million in the comparable period last year. The increase in net sales is primarily attributable to the net sales generated by the Jantzen swimwear business. Net sales of non-swimwear men’s apparel remained relatively unchanged for the fiscal year.

Royalty income.    Royalty income was $28.8 million in fiscal 2003, a $2.1 million or 7.9% increase over the prior year amount of $26.7 million. Royalty income is derived from agreements entered into by Perry Ellis with its licensees which average three years in length. The vast majority of Perry Ellis’ license agreements require licensees to pay Perry Ellis a royalty, based on net sales and require licensees to pay a guaranteed minimum royalty. Approximately 67% and 76% of Perry Ellis’ royalty income was attributable to guaranteed minimums royalties with the balance attributable to royalty income in excess of the guaranteed minimums for the fiscal years 2003 and 2002, respectively. The increase in royalty income was mainly due to increases in royalty income in excess of guaranteed minimums for certain licensees of the Perry Ellis brand, including Salant, having strong results despite a slowdown in overall retail sales and the addition of royalty income generated from the Jantzen brands. The decrease in guaranteed minimums as a percentage of total royalty income was mainly due to increases in royalty income in excess of guaranteed minimums for certain licenses of the Perry Ellis brand, and royalty income from the Jantzen brands.

Cost of sales.    Cost of sales for fiscal 2003 of $205.0 million was $13.4 million, or 7.0% higher than the prior year amount of $191.6 million due mainly to the increase in net sales as described above. As a percent of revenues, cost of sales decreased from 68.9% in fiscal 2002 to 67.0% in fiscal 2003, due primarily to a change in Perry Ellis’ sales mix between private label and branded label sales. Cost of sales includes only costs relating to sale of product and excludes costs relating to royalty income which are immaterial. Gross profit was $100.8 million in fiscal 2003 or 33.0% of revenues as compared to $86.4 million or 31.1% of revenues in the prior year. Perry Ellis’ increased focus on branded label sales, which accounted for 75.0% of Perry Ellis’ net sales in fiscal 2003 compared to 70.1% in fiscal 2002, contributed to greater gross margins because branded label sales typically generate higher gross margins. Perry Ellis’ gross margin percentage for branded label sales typically are 3% to 5% higher than its gross margin percentage for private label sales depending on customer and product mix. Perry Ellis’ gross profit percentage may not be comparable to others in the industry, because Perry Ellis includes royalty income in gross profit and others in the apparel industry may not.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $63.9 million in fiscal 2003 as compared to $55.4 million in the prior year, an increase of $8.5 million or 15.2%. As a percent of total revenues, selling, general and administrative expenses increased from 19.9% in fiscal 2002 to 20.9% in fiscal 2003. The increase was due primarily to the additional $10.4 million in expenses incurred by the Jantzen operations, offset by a decrease of $2.0 million in expenses incurred by Perry Ellis’ European Operations while the selling, general and administrative expenses relating to its other businesses remained relatively unchanged.

Depreciation and amortization.    Depreciation and amortization expense in fiscal 2003 was $3.6 million or 1.1% of revenues as compared to $6.7 million or 2.4% of revenues in fiscal 2002. The decrease is due primarily to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of February 1, 2002. Under the provisions of SFAS No. 142, goodwill is no longer amortized after the date of adoption. Intangible assets as of the date of adoption are evaluated to determine if they have finite or indefinite useful lives. Intangible assets determined to have finite lives are amortized over those lives and intangible assets that have indefinite useful lives are not amortized.

Interest expense.    Interest expense in fiscal 2003 was $15.8 million as compared to $13.6 million in the prior year. The increase is primarily attributable to the $57 million 9½% senior secured notes due 2009 which Perry Ellis sold to finance the Jantzen acquisition, to pay down borrowings under the senior credit facility and as use as additional working capital offset by lower interest rates and the positive impact of certain derivative hedging transactions described herein. Perry Ellis anticipates that interest expense will increase in fiscal 2004 as a result of the Salant acquisition.

Income taxes.    Income taxes in fiscal 2003 were $6.7 million, a $2.7 million increase as compared to $4.0 million in fiscal 2002. The increase was due primarily to an increase in pretax income. The effective tax rates for fiscal years 2003 and 2002 were 38.2% and 37.9%, respectively.

Net income.    Fiscal 2003 net income increased $4.2 million, or 63.4%, to $10.8 million from the prior year, primarily as a result of the increase in net sales of $25.7 million, royalty income of $2.1 million and the improvement in gross margin of $14.4 million.

Fiscal Year 2002 as compared to Fiscal Year 2001 (“fiscal 2001”)

Total revenues.    Total revenues consist of net sales and royalty income. Total revenue decreased $6.7 million or 2.3% to $278.0 million in fiscal 2002 from $284.7 million in the prior year. The decrease was due to decrease in net sales of $8.6 million offset by an increase in royalty income of $0.9 million as described below.

Net sales.    Net sales decreased $7.6 million or 2.9% to $251.3 million in fiscal 2002 from $258.9 million in the comparable period last year. This may be attributed to three factors: First, shipments to K-Mart Corporation were lower in fiscal 2002 due to K-Mart’s financial difficulties during the year and its bankruptcy filing in January 2002. Second, Perry Ellis experienced a short-term delay in receipt of some orders, which it previously planned to ship in late January 2002, because a Miami-based bank, which was a source of letter of credit financing for Perry Ellis, was forced into receivership. Perry Ellis has since been able to obtain adequate letter of credit facilities with other financial institutions. Third, general economic conditions, which adversely impacted retail sales, resulted in lower than expected sell through and reorder rates from retailers.

Royalty income.    Royalty income was $26.7 million in fiscal year 2002, a $0.9 million or 3.5% increase over the prior year amount of $25.8 million. Royalty income is derived from agreements entered into by Perry Ellis with its licensees averaging three years in length. The vast majority of Perry Ellis’ license agreements require licensees to pay Perry Ellis a royalty, based on net sales and require licensees to pay a guaranteed minimum royalty. Approximately 76% and 72% of Perry Ellis’ royalty income was attributable to guaranteed minimum royalties with the balance attributable to royalty income in excess of the guaranteed minimums for the fiscal years 2002 and 2001, respectively. The increase in royalty income was mainly due to certain licensees of the Perry Ellis brands that had strong results and a one-time accelerated payment for early termination of a licensing agreement.

Cost of sales.    Cost of sales for fiscal 2002 of $191.6 million was $9.3 million, or 4.6% lower than the prior year amount of $200.9 million due mainly to the decrease in net sales as described above. As a percent of revenues, cost of sales decreased from 70.6% in fiscal 2001 to 68.9% in fiscal 2002, due primarily to a change in Perry Ellis’ sales mix between private label and branded label sales. Cost of sales includes only cost relative to product sales and excludes cost relative to royalty income which are immaterial. Gross profit was $86.4 million in fiscal 2002 or 31.1% of revenues as compared to $83.8 million or 29.4% of revenues in the prior year. Branded label sales accounted for 70.1% of Perry Ellis’ net sales in fiscal 2002 compared to 70.5% in fiscal 2001. The increase in gross profit is attributable to Perry Ellis’ product mix of branded label sales. Gross margin % for branded label sales typically are 3% to 5% higher than our private label sales depending on customer and product mix. Perry Ellis’ gross profit percentage may not be comparable to others in the industry, since Perry Ellis includes royalty income in gross profit and others in the apparel industry may not.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $55.4 million in fiscal 2002 as compared to $49.4 million in the prior year, an increase of $6.0 million or 12.2%. As a percent of total revenues, selling, general and administrative expenses increased from 17.4% in fiscal year 2001 to 19.9% in fiscal 2002. The increase was due primarily to a charge taken of $1.4 million for the K-Mart bankruptcy, a $1.0 million increase in expenses resulting from a new Canadian joint venture in January 2002, and a $2.1 million increase in expenses incurred by Perry Ellis’ newly formed European subsidiary.

Depreciation and amortization expenses.    Depreciation and amortization expense in fiscal 2002 was $6.7 million or 2.4% of revenues as compared to $6.1 million or 2.2% of revenues in fiscal 2001. The increase of $0.6 million in fiscal 2002 as compared to the prior year was due primarily to a full year effect of amortization of the Pro Player and Mondo di Marco trademarks acquired in fiscal 2001.

Interest expense.    Interest expense in fiscal 2002 was $13.6 million as compared to $15.8 million in the prior year. The decrease is primarily attributable to the decrease in borrowings under the senior credit facility, favorable interest rates and $0.7 million in income derived from an interest rate derivative agreement entered into by Perry Ellis during the third quarter of the fiscal year ended January 31, 2002.

Income taxes.    Income taxes in fiscal 2002 were $4.0 million, a $0.7 million decrease as compared to $4.7 million in fiscal 2001. The decrease was due primarily to a decrease in pretax income. The effective tax rates for fiscal 2002 and 2001 were 37.9% and 37.6%, respectively.

Net income.    Net income for fiscal 2002 decreased $1.2 million or 15.4% from the prior year, primarily as a result of the decrease in net sales and increase in selling, general and administrative expenses.

Liquidity and Capital Resources

Perry Ellis relies primarily upon cash flow from operations and borrowings under its senior credit facility to finance operations and expansion. Net cash used in operating activities was $16.8 million in fiscal 2003, as compared to $22.4 million provided by operations in fiscal 2002. The difference was due to an increase in accounts receivable of $29.4 resulting primarily from the increase of $25.3 million in net sales related to the sales generated by the Jantzen Swimwear business. The difference was also due to an increase in inventory of $3.7 million in fiscal 2003 relating to the Jantzen Swimwear business, offset in part by higher earnings. Inventory increased by $1.9 million over the prior year due to the timing of receipts of goods at January 31, 2002 and levels of replenishment of inventory.

Net cash provided by operations in fiscal year 2002 was $22.4 million as compared to $2.1 million used in operations in fiscal 2001. The difference is primarily attributable to a decrease in accounts receivables of $7.0 million since the beginning of the year due to increased cash collection and lower sales in January 2002. In fiscal 2001, net cash used in operating activities was $2.1 million, primarily due to a decrease in net income of $3.1 million, combined with comparative increases in accounts receivable and inventories of $13.2 million and $7.6 million, respectively.

In fiscal 2003, net cash used in investing activities was $47.3 million, principally due to the Jantzen acquisition and purchases of property and equipment. In fiscal 2002, net cash used in investing activities was $3.1 million, principally due to purchases of property and equipment. Net cash used in investing activities for fiscal 2001 was $5.4 million, mainly due to the acquisitions of the Pro Player and Mondo di Marco brands and $2.7 million in purchases of property and equipment.

In fiscal 2003, net cash provided by financing activities of $67.5 million was due mainly the offering of the senior secured notes of $55.6 million, offset by payments made under the senior subordinated notes of $2.2 million. The net increase in borrowings under the senior credit facility resulted primarily from the senior credit facility being paid off from the proceeds of the offering of the senior secured notes. In fiscal 2002, net cash used in financing activities of $18.3 million was due mainly to payments made under the senior credit facility of $16.1 million and purchase of treasury stock of $2.2 million. The net decrease in borrowings under the senior credit facility resulted primarily from lower accounts receivable and lower levels of inventories. In fiscal 2001, net cash provided by financing activities was $7.7 million resulting from the net increased borrowings of $8.6 million under the senior credit facility offset by the purchases of treasury stock of $1.0 million. This net increase in borrowings under the senior credit facility in fiscal 2001 resulted from $19.9 million in borrowings primarily due to the increases in accounts receivables and inventories, offset by the $11.3 million repayment of the term loan portion of the senior credit facility.

If the Salant acquisition is completed, the aggregate merger consideration to be paid by Perry Ellis is $91.0 million, comprised of approximately $52.0 million in cash and approximately $39.0 million worth of newly issued Perry Ellis common stock. If the average closing price of the Perry Ellis common stock for the 20-day period ending three trading days before the anticipated merger closing date is less than $12.00, the cash portion of the merger consideration will increase by the amount of any deficiency. Perry Ellis expects the transaction costs to be approximately $10.0 million. The cash portion of the merger consideration will be funded from Perry Ellis’ existing cash reserves and through borrowings under its existing senior credit facility, which is expected to be increased to $110.0 million, as described below.

Senior Credit Facility

In October 2002, Perry Ellis entered into a new credit facility with a group of financial institutions. The senior credit facility provided Perry Ellis with a revolving credit line up to an aggregate amount of $60.0 million. The following is a description of the terms of the senior credit facility, and does not purport to be complete, and is subject to, and qualified in its entirety by reference, to all of the provisions of the senior credit facility. In anticipation of the Salant acquisition, Perry Ellis received a commitment from a senior lender in its existing senior credit facility to increase the senior credit facility to $110.0 million with a sub limit of $30.0 million for letters of credit. Perry Ellis anticipates that on the closing date of the Salant acquisition, after financing the cash portion of the merger consideration and the related transaction expenses, Perry Ellis will have an aggregate outstanding balance of between $42.0 million and $52.0 million under the senior credit facility and availability under the senior credit facility of between $68.0 million and $58.0 million respectively. Perry Ellis will not assume any of Salant’s debt. As of May 14, 2003, Perry Ellis has an aggregate outstanding balance of $23.2 million under the senior credit facility and availability of $36.8 million.

It is anticipated that the terms and conditions of this amended credit facility will mirror the terms outlined below but, in the case of certain covenants, the amounts will increase to reflect the increase in the facility.

Certain Covenants.    The senior credit facility contain certain covenants which, among other things, requires Perry Ellis to maintain a minimum EBITDA if availability falls below a certain minimum. It may restrict Perry Ellis’ ability and the ability of its subsidiaries to, among other things, incur additional indebtedness in certain circumstances, redeem or repurchase capital stock, make certain investments, or sell assets. Perry Ellis is prohibited from paying cash dividends under these covenants. Perry Ellis believes it is currently in compliance with all of its covenants under the senior credit facility. Perry Ellis could be materially harmed if it violates any covenants as the lenders under the senior credit facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If Perry Ellis is unable to repay those amounts, the lenders could proceed against Perry Ellis’ assets. In addition, a violation could also constitute a cross-default under the indentures and mortgage, resulting in all of Perry Ellis’ debt obligations becoming immediately due and payable, which Perry Ellis may not be able to satisfy.

Borrowings Base.    Borrowings under the senior credit facility are limited under its terms to a borrowing base calculation, which generally restricts the outstanding balances to (a) 85.0% of eligible receivables (b) 85.0% of Perry Ellis’ eligible factored accounts receivable up to $5 million plus (c) the lesser of the inventory loan limit or the lesser of 65.0% of eligible finished goods inventory or 85.0% of the net recovery percentage (such net recovery percentage being 62.0%) of eligible inventory or the loan limit minus (d) 35% of the amount of outstanding letters of credit for eligible inventory, (e) the full amount of outstanding letters of credit issued pursuant to the senior credit facility which are not fully secured by cash collateral, and (f) licensing reserves for which Perry Ellis is the licensee of certain branded products.

Interest.    Interest on the principal balance under the senior credit facility accrues, at Perry Ellis’ option, at either (a) Perry Ellis’ bank’s prime lending rate with adjustments depending upon the Company’s quarterly average excess availability plus excess cash or leverage ratio (b) 2.00% above the rate quoted by Perry Ellis’ bank as the average Eurodollar Rate (“Eurodollar”) for the 1,2,3 and 6 month Eurodollar deposits with ¼% point adjustments depending upon Perry Ellis’ quarterly excess availability plus excess cash and leverage ratio at the time of borrowing.

Security.    As security for the indebtedness under the senior credit facility, Perry Ellis granted the lenders a first priority security interest in substantially all of its existing and future assets other than its existing trademark portfolio, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles and equipment. Lenders under the senior credit facility have a second priority security interest in Perry Ellis’ trademarks.

Letter of Credit Facilities

Perry Ellis’ maintains three letter of credit facilities totaling $52.0 million and one letter of credit facility totaling $2.5 million utilized by Perry Ellis’ Canadian joint venture. Each letter of credit is secured by the consignment of merchandise in transit under that letter of credit and certain subordinated liens on the Company’s assets. As of January 31, 2003, there was $22.5 million available under then existing letter of credit facilities.

Senior Secured Notes

On March 22, 2002, Perry Ellis completed a private offering of $57.0 million 9½% senior secured notes due 2009. The proceeds of the private offering were used to finance the Jantzen acquisition, to reduce the amount of outstanding debt under the previous senior credit facility and as additional working capital. The proceeds to Perry Ellis were $55,589,250 yielding an effective interest rate of 9.74% after deduction of discounts.

The senior secured notes are secured by a first priority security interest granted in Perry Ellis’ portfolio of trademarks and licenses as of the closing date of the Jantzen acquisition, including the trademarks, licenses and all income, royalties and other payments acquired in the Jantzen acquisition. The senior secured notes are senior secured obligations of Perry Ellis and rank pari passu in right of payment with all of its existing and future senior indebtedness. The senior secured notes are effectively senior to all unsecured indebtedness of Perry Ellis to the extent of the value of the assets securing the senior secured notes.

Certain Covenants.    The indenture governing the senior secured notes contains certain covenants which restrict Perry Ellis’ ability and the ability of its subsidiaries to, among other things, incur additional indebtedness in certain circumstances, redeem or repurchase capital stock, make certain investments, or sell assets. Perry Ellis is prohibited from paying cash dividends under these covenants. Perry Ellis believes it is currently in compliance with all of the covenants in this indenture. Perry Ellis could be materially harmed if it violates any covenants because the indenture’s trustee could declare the outstanding notes, together with accrued interest, to be immediately due and payable, which Perry Ellis may not be able to satisfy. In addition, a violation could also constitute a cross-default under the senior credit facility, mortgage and other indenture resulting in all of Perry Ellis’ debt obligations becoming immediately due and payable which Perry Ellis may not be able to satisfy.

Senior Subordinated Notes

Perry Ellis issued $100.0 million senior subordinated notes on April 6, 1999, the proceeds of which were used to acquire the Perry Ellis, John Henry and Manhattan brands and to pay down the outstanding balance of the senior credit facility at that time. The notes mature on April 1, 2006 and bear interest at the rate of 12¼% payable on April 1 and October 1 in each year. The proceeds to Perry Ellis were $98,852,000 yielding an effective interest rate of 12.39% after deduction of discounts. In November 2002, Perry Ellis repurchased $2.2 million of the senior subordinated notes.

Certain Covenants.    The indenture governing the senior subordinated notes contains certain covenants which restrict Perry Ellis’ ability and the ability of its subsidiaries to, among other things, incur additional indebtedness in certain circumstances, redeem or repurchase capital stock, make certain investments, or sell assets. Perry Ellis believes it is currently in compliance with all of the covenants in this indenture. Perry Ellis is prohibited from paying cash dividends under these covenants. Perry Ellis could be materially harmed if it violates any covenants because the indenture’s trustee could declare the outstanding notes, together with accrued interest, to be immediately due and payable, which Perry Ellis may not be able to satisfy. In addition, a violation could also constitute a cross-default under the senior credit facility, mortgage and other indenture resulting in all of Perry Ellis’ debt obligations becoming immediately due and payable which Perry Ellis may not be able to satisfy.

Real Estate Financing

Perry Ellis occupied its main administrative office, warehouse and distribution facility under a synthetic operating lease for a 230,000 square foot facility in Miami, Florida. Perry Ellis’ synthetic lease, as amended, expired on June 30, 2002, and required a final payment at termination of $14.5 million.

On June 30, 2002, Perry Ellis made the required payment under the synthetic lease and partially refinanced the acquisition of the facility with an $11.6 million conventional mortgage. The mortgage contains certain covenants. Perry Ellis believes it is currently in compliance with all of its covenants under the mortgage. Perry Ellis could be materially harmed if it violates any covenants because the lender under the mortgage could declare all amounts outstanding thereunder to be immediately due and payable which Perry Ellis may not be able to satisfy. In addition, a violation could constitute a cross-default under Perry Ellis’ senior credit facility and indentures resulting in all of Perry Ellis’ debt obligations becoming immediately due and payable.

On September 13, 2002, Perry Ellis purchased a distribution center in Seneca, South Carolina for $2.5 million in cash. Perry Ellis had exercised the option to purchase the facility as part of the March 2002 Jantzen acquisition.

Contractual Obligations and Commercial Commitments

The following tables illustrate Perry Ellis’ contractual obligations and commercial commitments as of January 31, 2003 and include the effects of the transactions and amendments discussed above.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Senior subordinated notes(*)	$100,000,000	$—	$—	$100,000,000	$—

Senior secured notes (*)	$57,000,000	$—	$—	$—	$57,000,000

Real estate mortgage	$11,600,000	$—	$170,896	$307,025	$11,122,079

Operating leases	$11,328,470	$2,028,697	$4,023,036	$3,700,383	$1,576,354

Total contractual cash obligations	$179,928,470	$2,028,697	$4,193,932	$104,007,408	$69,698,433

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Letter of credit	$31,966,591	$31,966,591	$—	$—	$—

Stand by letters of credit	$2,750,000	$—	$—	$2,750,000	$—

Total commercial commitments	$34,716,591	$31,966,591	$—	$2,750,000	$—

*	Not adjusted to reflect mark to market adjustment for interest rate swap as prescribed under FASB No. 133.

Capital expenditures for Perry Ellis for fiscal 2003 totaled $22.1 million and consisted primarily of Perry Ellis’ purchase of its headquarter facility in Miami, Florida for $14.5 million, its purchase of its Seneca, South Carolina facility for $2.5 million, and the acquisition purchases of office equipment, leasehold improvement and computer software for approximately $5.1 million. Capital expenditures of $2.9 million for fiscal year 2002 consisted primarily of purchases of office equipment, leasehold improvements and computer software.

Perry Ellis’ management believes that the combination of the borrowing availability under its senior credit facility, and funds anticipated to be generated from operating activities will be sufficient to meet its operating and capital needs in the foreseeable future.

Derivatives Financial Instruments

Perry Ellis adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, effective February 1, 2001. SFAS No. 133 requires that all derivative financial instruments such as interest rate swap contracts and foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized in income or shareholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 did not have a material effect on Perry Ellis’ financial statements.

Perry Ellis has entered into derivative financial instruments in order to manage the overall borrowing costs associated with its senior subordinate notes. At January 31, 2003, Perry Ellis had an interest rate swap agreement with a notional amount of $40.0 million dollars maturing on April 1, 2006. The swap is a fair value hedge as it has been designated against the senior subordinate notes carrying a fixed rate of interest and converts such notes to variable rate debt. The hedge qualifies for short-cut accounting and accordingly, the interest rate swap contracts are reflected at fair value in Perry Ellis’ consolidated balance sheet and the related portion of fixed-rate debt being hedged adjusted for an offsetting amount with no effect on the statement of income.

At January 31, 2003, Perry Ellis had an interest rate cap maturing on April 1, 2006 and a basis swap maturing on April 3, 2003, both with a notional amount of $40.0 million. The interest rate cap effectively hedges against increases in the variable rate of interest paid on the interest rate swap and the basis swap decreased the spread on the interest rate swap for 18 months. Neither of these derivatives qualified for hedge accounting and accordingly, are reflected at fair value in Perry Ellis’ consolidated balance sheet with the offset being recognized in income for the current period. Interest expense for the fiscal year January 31, 2003 increased by approximately $0.35 million and decreased by $0.7 million for the fiscal year ended January 31, 2002, as a result of the recognition of these derivatives.

At January 31, 2003, Perry Ellis had an interest rate swap and option agreements for an aggregate notional amount of $57.0 million in order to minimize the debt servicing costs associated with the senior secured notes. The swap agreement is scheduled to terminate on March 15, 2009. The swap is a fair value hedge as it has been designated against the senior secured notes carrying a fixed rate of interest and converts such notes to variable rate debt. The hedge qualifies for short-cut accounting and accordingly, the interest rate swap contracts are reflected at fair value in Perry Ellis’ consolidated balance sheet and the related portion of fixed-rate debt being hedged adjusted for an offsetting amount with no effect on the statement of income.

In December 2002, Perry Ellis entered into an interest rate floor agreement (the “December Floor Agreement”) for an aggregate notional amount of $57.0 million. The December Swap Agreement is scheduled to terminate on March 15, 2005. Under the December Floor Agreement, Perry Ellis must pay the difference between the three-month LIBOR rate and 1.50% for all rate resets in which the LIBOR is below 1.50%. When the LIBOR is equal to or greater than 1.50%, the company makes no payments under the Floor.

Effects of Inflation and Foreign Currency Fluctuations

Perry Ellis does not believe that inflation or foreign currency fluctuations significantly affected its financial position and results of operations as of and for the fiscal year ended January 31, 2003.

Forward Looking Statements

Except for the historical information contained herein, this section contains forward looking statements that involve a number of risks and uncertainties, including the risks described elsewhere in this report and detailed from time to time in Perry Ellis’ filings with the Commission.

Quantitative and Qualitative Disclosures About Market Risk

The market risk inherent in Perry Ellis’ financial statements represents the potential changes in the fair value, earnings or cash flows arising from changes in interest rates or foreign currency exchange rates. Perry Ellis manages this exposure through regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Perry Ellis’ policy allows the use of derivative financial instruments for identifiable market risk exposure, including interest rate and foreign currency fluctuations. Perry Ellis does not enter into derivative financial contracts for trading or other speculative purposes except for as discussed below.

In August 2001, Perry Ellis entered into an interest rate swap, option and interest rate cap agreements (the “August Swap Agreement”), for an aggregate notional amount of $40.0 million in order to minimize its debt servicing costs associated with its $100.0 million of 12¼% senior subordinated notes due April 1, 2006. The August Swap Agreement was subsequently modified through a basis swap entered into in October 2001 (the

“October Swap Agreement,” and collectively with the August Swap Agreement, (“The Swap Agreement”). The Swap Agreement is scheduled to terminate on April 1, 2006. Under the Swap Agreement, Perry Ellis is entitled to receive semi-annual interest payments on October 1, and April 1, at a fixed rate of 12¼% and is obligated to make semi-annual interest payments on October 1, and April 1, at a floating rate based on the 6-month LIBOR rate plus 715 basis points for the 18 months period October 1, 2001 through March 31, 2003 (per October Swap Agreement); and 3-month LIBOR rate plus 750 basis point for the period April 1, 2003 through April 1, 2006 (per the August Swap Agreement). The Swap Agreement has optional call provisions with trigger dates of April 1, 2003, April 1, 2004 and April 1, 2005, which contain certain premium requirements in the event the call is exercised.

The fair value of the August 2001 swap and the option contract recorded on Perry Ellis’ Consolidated Balance Sheet was ($0.2) million and $1.9 million, respectively, as of January 31, 2002 and 2003, respectively. The interest rate cap and basis swap did not qualify for hedge accounting treatment under the SFAS No. 133, resulting in $0.7 million reduction of recorded interest expense on the Statement of Operations for the fiscal year ended January 31, 2002 and $0.35 million increase of recorded interest expense for the year ended January 31, 2003.

In conjunction with the offering of the senior secured notes due March 15, 2009, Perry Ellis entered into interest rate swap and option agreements for an aggregate notional amount of $57.0 million in order to minimize the debt servicing costs associated with the senior secured notes (the “March Swap Agreement”). The swap agreement is scheduled to terminate on March 15, 2009. Under the swap agreement, Perry Ellis is entitled to receive semi-annual interest payments on September 15 and March 15 at a fixed rate of 9½% and is obligated to make semi-annual interest payments on September 15 and March 15 at a floating rate based on the three month LIBOR rate plus 369 basis points for the period from March 22, 2002 through March 15, 2009. The swap agreement has optional call provisions with trigger dates of March 15, 2005, March 15, 2006 and March 15, 2007, which contain premium requirements in the event the call is exercised.

The March Swap Agreement is a fair value hedge as it has been designated against the 9½% senior secured notes carrying a fixed rate of interest and converts such notes to variable rate debt. The interest rate swap contracts are reflected at fair value in Perry Ellis’ consolidated balance sheet. The fair value of the March Swap Agreement recorded on the Perry Ellis’ Consolidated Balance Sheet was $5.0 million as of January 31, 2003.

In December 2002, Perry Ellis entered into an interest rate floor agreement (the “December Floor Agreement”) for an aggregate notional amount of $57.0 million. The December Swap Agreement is scheduled to terminate on March 15, 2005. Under the December Floor Agreement, Perry Ellis must pay the difference between the three-month LIBOR rate and 1.50% for all rate resets in which the LIBOR is below 1.50%. When the LIBOR is equal to or greater than 1.50%, Perry Ellis makes no payments under the Floor.

The December Floor Agreement did not qualify for hedge accounting treatment under the SFAS No. 133, resulting in $0.2 million increase of recorded interest expense in the Consolidated Statement of Operations for the fiscal year ended January 31, 2003. The fair value of the December Floor Agreement recorded on the Perry Ellis’ Consolidated Balance Sheet was ($0.2) million as of January 31, 2003.

The table below provides information about Perry Ellis’ derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations.

Expected Maturity Date

Fiscal Years Ended January 31,

(In Millions)

	2004		2005	2006	2007	Thereafter	Total	Fair Value At 1/31/03
Long-term Liabilities:
Senior Subordinated Notes	$0.0		$0.0	$100.0	N/A	N/A	$100.0	$102.5
Fixed Interest Rate	12.25%		12.25%	12.25%	N/A	N/A	12.25%
Senior Secured Notes	$0.0		$0.0	$0.0	$0.0	$57.0	$57.0	$58.4
Fixed Interest Rate	9.50%		9.50%	9.50%	9.50%	9.50%	9.50%
Real Estate Mortgage	$0.0		$0.1	$0.1	$0.2	$11.2	$11.6	$11.6
Fixed Interest Rate	7.12%		7.12%	7.12%	7.12%	7.12%	7.12%
Senior Credit Facility	$22.9		N/A	N/A	N/A	N/A	$22.9	$22.9
Average Variable Interest Rate	3.75	%(C)	N/A	N/A	N/A	N/A	3.75%

Interest Rate Derivatives:
August 2001 Swap Agreement	$0.0		$0.0	$40.0	N/A	N/A	$40.0	$1.9	(D)
Average Pay Rate	8.79	%(A)	8.85%	8.85%	N/A	N/A
Average Receive Rate	12.25%		12.25%	12.25%	N/A	N/A
March 2002 Swap Agreement	$0.0		$0.0	$0.0	$0.0	$57.0	$57.0	$5.0	(D)
Average Pay Rate	5.04	%(B)	5.04%	5.04%	5.04%	5.04%
Average Receive Rate	9.50%		9.50%	9.50%	9.50%	9.50%

(A)	August 2001 swap variable rate is based on the 6-month LIBOR rate plus 715 basis points for the period 2/1/03 through 4/1/03, and thereafter at 3-month LIBOR rate plus 750 basis points through 4/1/06. The interest rate cap limits the pay rate on the swap to 13.25% and expires at the same time as the underlying swap. Average variable rates for all periods are based on the rates in effect on January 31, 2003.

(B)	March 2002 swap variable rate is based on 3-month LIBOR rate plus 369 basis points through 3/15/09. The interest rate floor limits the pay rate on the swap to 1.50% and expires at the same time as the underlying swap. Average variable rates for all periods are based on the rates in effect on January 31, 2003.

(C)	Senior credit facility has a variable rate of interest of either 1) the published prime lending rate or 2) Eurodollar rate with adjustments of both rates based on meeting certain financial conditions. Average variable rates for all periods are based on the rates in effect on January 31, 2003.

(D)	The fair value as of January 31, 2003 does not include the fair value of the interest rate cap or floor.

Salant

Overview

Salant markets men’s accessories, dress shirts, slacks and sportswear primarily to department stores principally under various trademarks including the Perry Ellis and Portfolio by Perry Ellis trademarks. In fiscal 2001, Salant’s business was primarily comprised of Perry Ellis products. In fiscal 2002, Salant’s business was primarily comprised of Perry Ellis and Axis products. Salant also sells men’s products under the trademarks of Tricot St. Raphael, JNCO and Ocean Pacific. As an adjunct to its apparel wholesale operations Salant currently operates 38 retail outlet stores in various parts of the United States.

See “Critical Accounting Policies and Estimates” and “Factors that May Affect Future Results and Financial Condition”, included as part of this section for factors that may effect the results of operations or liquidity.

Results of Operations

First Fiscal Quarter of 2003 Compared with First Fiscal Quarter of 2002

Net Sales

Total net sales increased by $6.9 million, or 11.5%, to $67.2 million in the first quarter of 2003, as compared to $60.3 million in the first quarter of 2002. Net sales for the wholesale segment increased  $7.3 million, or 13.3%, to $62.2 million in the first quarter of 2003, as compared to $54.9 million in the first quarter of 2002. Included in the $7.3 million increase in net sales was an increase for newly licensed wholesale businesses of $5.8 million and an increase in other existing non-Perry Ellis brands and labels of $3.1 million, due primarily to additional volume, in the first quarter of 2003 as compared to the first quarter of 2002. These increases in net sales were offset by a $1.4 decrease in net sales of Perry Ellis wholesale products, due primarily to a decrease in off-price sales, and a $0.2 million decrease in net sales relating to discontinued brands and labels. Net sales for the retail segment decreased by $0.4 million, or 7.3%, in the first quarter of 2003, as compared to the first quarter of 2002. The decrease in net sales for the retail segment was due primarily to the overall softness in the outlet store channel of distribution.

Gross Profit

The total gross profit percentage in the first quarter of 2003 increased to 29.1% from 26.7% in the first quarter of 2002. Total wholesale gross profit percentage increased to 27.4% in the first quarter of 2003 from 25.0% in the first quarter of 2002. The margin increase was primarily the result of lower production costs obtained through negotiations with suppliers due to the overall softness in the sourcing market. The retail segment’s gross profit percentage increased to 50.0% for the first quarter of 2003, as compared to the first quarter of 2002 at 43.7%. The increase in the gross profit percentage for the retail outlet stores was also attributable to the better sourcing noted above for the wholesale segment, as Salant’s products are sold in the retail outlet stores.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the first quarter of 2003 increased to  $16.3 million (24.2% of net sales) from $15.4 million (25.6% of net sales) as compared to the first quarter of 2002, but decreased as a percentage of net sales. The increase in total SG&A expenses was primarily the result of additional expenses for employees, samples and other expenses related to new businesses.

Interest Income, Net

Net interest income was $49 thousand for the first quarter of 2003 as compared to $25 thousand for the first quarter of 2002. The increase was the result of higher invested cash balances in the first quarter of 2003 compared to the first quarter of 2002.

Net Income/Loss

In the first fiscal quarter of 2003, Salant reported net income of $2.2 million, or $.24 per fully diluted share, as compared to net income of $0.5 million, or $.05 per fully diluted share in the first fiscal quarter of 2002. The increase in net income was due to the factors discussed above, as well as $0.9 million of merger related expenses that were incurred in the first fiscal quarter of 2003.

Fiscal 2002 Compared with Fiscal 2001

Net Sales

In fiscal 2002, net sales increased by $44.1 million, or 21.2%, from $207.8 million in fiscal 2001, to $251.9 million. In Salant’s wholesale segment, net sales for fiscal 2002 were $224.7 million, an increase of 23.7%, compared to net sales of $181.6 million in fiscal 2001. Perry Ellis net sales decreased by $21.4 million in fiscal 2002 compared to fiscal 2001. The decrease was due primarily to a decrease in prior season inventory dispositions, which is inventory that was not sold in the season it was designed for or inventory returned from a customer. This inventory is usually closed-out and sold at a discount. Axis, which was purchased in January 2002, accounted for a $38.3 million increase in net sales. Other brands and labels accounted for the remaining increase of $27.2 million in fiscal 2002 compared to fiscal 2001. Salant’s retail segment had net sales of $27.2 million in fiscal 2002, an increase of 4.1%, compared to net sales of $26.1 million for fiscal 2001. The increase in net sales for the retail segment was the result of additional net sales from new retail outlet stores opened during 2002.

Gross Profit

In fiscal 2002, gross profit increased $28.7 million to $74.1 million from $45.4 million in fiscal 2001. Gross profit percentage increased to 29.4% in fiscal 2002 from 21.9% in fiscal 2001. Salant’s wholesale segment’s gross profit percentage for fiscal 2002 increased to 27.4% of net sales compared to 18.7% of net sales in fiscal 2001. The increase was primarily the result of lower sales deductions and a decrease in prior season inventory dispositions, which is inventory that was not sold in the season it was designed for or inventory returned from a customer. This inventory is usually closed-out and sold at a discount. In Salant’s retail segment, gross profit percentage was 45.7% of net sales in fiscal 2002 compared to 43.8% in fiscal 2001. The increase was due to the poor performance in 2001 related to the market softness at retail that was further weakened by the events of September 11, 2001.

Selling, General and Administrative Expenses

SG&A expenses for fiscal 2002 were $59.7 million, or 23.7% of net sales, compared to $47.8 million, or 23.0% of net sales, in fiscal 2001, an increase of $11.9 million, or 24.9%. A portion of the increase in SG&A of $3.8 million was for incentive payments and was offset primarily by a $2.0 million decrease in advertising and a $1.5 million decrease in selling expenses. SG&A expenses for newly acquired and licensed businesses were responsible for $10.4 million of the total increase for fiscal 2002. SG&A for Salant’s retail segment increased $1.2 million, primarily due to additional stores opened in 2002.

Royalty Income

Royalty income increased by $0.3 million, to $0.5 million in fiscal 2002 from $0.2 million in fiscal 2001. The increase in royalties was due primarily to additional license agreements signed or acquired in 2002.

Provision for Restructuring

In fiscal 2002 Salant recognized no income or expense relating to restructuring. At the end of fiscal 2002, $0.6 million remained in the reserve of which $0.5 million relates to severance and other employee costs and $0.1 million for other restructuring items.

In the fourth quarter of fiscal 2001, Salant recorded a net reversal of $0.1 million due to favorable recovery of assets and settlement of previously recorded liabilities, partially offset by increased severance costs related to medical benefits. During 2001, Salant used approximately $0.4 million of its restructuring reserves related to consulting and employee costs of $0.3 million and for lease payments, operating expenses and other restructuring costs of $0.1 million.

Interest Income / Net

In fiscal 2002, net interest income was $0.2 million compared to net interest income of $0.3 million in fiscal 2001. The decrease was due to lower interest rates and the use of cash for the acquisition of Axis.

Income Tax Benefit

In fiscal 2002, Salant recorded $5.1 million of income tax benefit, including $5.0 million related to the reversal of a valuation allowance previously recorded against the deferred tax assets for operating loss carry-forwards. Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has concluded that it is more likely than not, that the recognized deferred tax assets will be fully utilized. The remaining $0.1 million in benefit was due to foreign income tax refunds. In fiscal 2001, Salant recorded $46 thousand of income tax benefit due to foreign tax refunds.

Loss/Income from Continuing Operations before Discontinued Operations

In fiscal 2002, Salant’s income from continuing operations before discontinued operations was $19.5 million, or $2.06 per share, compared to a loss of $2.1 million, or $0.22 per share, in fiscal 2001. The difference in income from continuing operations in 2002 and 2001 was due to the factors discussed above under the heading “Gross Profit.”

Income from Discontinued Operations

In fiscal 2002 Salant recorded $31 thousand of income related to favorable settlement of liabilities related to it’s children’s business which consisted of selling children’s sleepwear and underwear by the Salant children’s apparel group (the “Children’s Group”). At the end of fiscal 2002, $0.4 million remained in the reserve, all of which relates to severance and the other miscellaneous closing costs.

In fiscal 2001, Salant recorded income of $0.3 million due to better than anticipated settlement of liabilities related to the Children’s Group. At the end of fiscal 2001, $0.5 million remained in the reserve of which approximately $0.4 million was for severance and the remaining balance related to the settlement of liabilities and other closing costs.

Net Income/Loss

Net income for fiscal 2002 was $19.6 million, or $2.06 per fully diluted share, compared to a loss of $1.9 million, or $.19 per fully diluted share for fiscal year 2001. The difference in net income/loss in 2002 and 2001 was due to the factors discussed above under the heading “Gross Profit.”

Fiscal 2001 Compared with Fiscal 2000

Net Sales

In fiscal 2001, net sales of $207.8 million were $0.5 million, or 0.3%, less than net sales of $208.3 million in fiscal 2000. In Salant’s wholesale segment, net sales for fiscal 2001 were $181.6 million, a decrease of 0.7%, compared to net sales of $182.9 million in fiscal 2000. Net sales related to the Perry Ellis trademark decreased $17.8 million from $203.5 million in fiscal 2000 to $185.7 million in fiscal 2001. Newly acquired and licensed wholesale businesses offset the sales declines in the ongoing businesses and accounted for $17.1 million of net sales in fiscal 2001. Salant’s retail segment had net sales of $26.1 million in fiscal 2001, an increase of 2.8%, compared to net sales of $25.4 million for fiscal 2000. The decrease in the wholesale segment reflects the overall softness in the retail apparel sector of the economy, particularly at the department store level of distribution. This market softness caused an increase in the level of returns and order cancellations from retail accounts, additional markdowns to retail accounts to clear out unsold inventory, and lower recoveries on the disposal of closeout inventory. The increase in net sales for the retail segment was the result of additional net sales from new retail outlet stores opened during 2001.

Gross Profit

In fiscal 2001, gross profit of $45.4 million was $10.2 million less than gross profit of $55.6 million in fiscal 2000. Gross profit percentage decreased from 26.7% in fiscal 2000 to 21.9% in fiscal 2001. Salant’s wholesale segment’s gross profit percentage for fiscal 2001 was 18.7% of net sales, compared to 24.0% in fiscal 2000. The decrease in the wholesale segment reflects the overall softness in the retail apparel sector of the economy, particularly at the department store level of distribution. This market softness caused an increase in the level of returns and order cancellations from retail accounts, additional markdowns to retail accounts to clear out unsold inventory, and lower recoveries on the disposal of closeout inventory. In Salant’s retail segment, gross profit percentage was 43.8% of net sales in fiscal 2001 compared to 46.2% in fiscal 2000. The decrease was due to the poor performance in 2001 related to the market softness at retail that was further weakened by the events of September 11, 2001.

Selling, General and Administrative Expenses

SG&A expenses for fiscal 2001 were $47.8 million, or 23.0% of net sales, compared to $45.2 million, or 21.7% of net sales, in fiscal 2000, an increase of $2.6 million, or 5.8%. SG&A expenses for newly acquired and licensed businesses increased from $0.8 million for fiscal 2000 to $5.5 million in fiscal 2001. This increase was partially offset by $1.0 million reversal of accruals established for claims relating to Salant’s 1998 bankruptcy filing. Savings were also achieved by lower employee costs due to an increase in pension income of $0.5 million in 2001 and other reductions of overhead. For additional information on Salant’s pension accounting see Note 13 of Salant’s Consolidated Financial Statements at page F-65.

Royalty Income

Royalty income decreased by $0.5 million, or 74.1%, to $0.2 million in fiscal 2001 from $0.7 million in fiscal 2000. The decrease in royalties was due to the termination of a sublicense.

Provision for Restructuring

In the fourth quarter of fiscal 2001, Salant recorded a net reversal of $0.1 million due to favorable recovery of assets and settlement of previously recorded liabilities, partially offset by increased severance costs related to medical benefits. During 2001, Salant used approximately $0.4 million of its restructuring reserves related to consulting and employee costs of $0.3 million and for lease payments, operating expenses and other restructuring costs of $0.1 million. At the end of fiscal 2001, $0.6 million remained in the reserve of which $0.5 million related to severance and other employee costs, $0.1 million for lease buyouts and other restructuring items.

During fiscal 2000, Salant realized $0.6 million in favorable recoveries on the disposal and sale of buildings and other assets and settlements of previously recorded liabilities, partially offset by an increase in the estimated severance related to the closure of Salant’s Mexican manufacturing operations. During 2000, Salant incurred approximately $0.9 million of restructuring costs that were provided for in 1999 and 1998. These costs included severance and employee costs of $0.5 million, lease payments of $0.1 million and the remaining balance for other restructuring costs, offset by $0.3 million of gains from the sale of property, plant and equipment.

Interest Income, Net

In fiscal 2001, net interest income was $0.3 million compared to net interest income of $1.2 million in fiscal 2000. The decrease was due to lower interest rates and the use of cash for operations.

Loss/Income from Continuing Operations before Discontinued Operations

In fiscal 2001, Salant’s loss from continuing operations before discontinued operations was $2.1 million, or $0.22 per share, compared to income of $12.7 million, or $1.28 per share, in fiscal 2000. The difference in results from continuing operations in 2001 and 2000 was due to the factors discussed above under the heading “Gross Profit.”

Income from Discontinued Operations

In fiscal 2001, Salant recorded income of $0.3 million related to better than anticipated settlement of liabilities related to it’s Children’s Group. At the end of fiscal 2001, $0.5 million remained in the reserve of which approximately $0.4 million was for severance and the remaining balance related to the settlement of liabilities and other closing costs.

In fiscal 2000, Salant recorded income of $0.6 million related to the discontinuance of its Children’s Group. The income related primarily to better than anticipated recovery on the sale of assets (primarily real estate holdings) related to the Children’s Group.

Net Loss/Income

Net loss for fiscal 2001 was $1.9 million, or $0.19 per share, compared to income of $13.3 million, or $1.34 per share for fiscal year 2000. The difference in net loss in 2001 and 2000 was due to the factors discussed above under the heading “Gross Profit”

Liquidity and Capital Resources

On May 11, 1999, Salant entered into a three year syndicated revolving credit facility, (the “Credit Agreement”), as amended and restated on November 30, 2001, with The CIT Group/Commercial Services, Inc. (“CIT”). Effective May 11, 2002, Salant signed an amendment with CIT to extend the Credit Agreement for an additional three years. The execution of the merger agreement with Perry Ellis as well as the consummation of the transactions contemplated thereby are prohibited by the Credit Agreement. Under the Credit Agreement, Salant will be obligated to pay to CIT a termination fee of 1% of the average aggregate daily balance of loans and letter of credit accommodations outstanding for the 12-month period prior to the date the facility is terminated. Assuming the transaction contemplated by the merger is closed on June 30, 2003, the termination fee would be approximately $350,000 based upon Salant’s actual average daily balances from July 2002 through March 2003 and an estimate of such balances from April 2003 through June 2003. Salant has received a consent from CIT to the execution of the merger agreement and CIT has waived any event of default under the Credit Agreement as a result of such execution. In addition, the consent from CIT also includes a consent to the consummation of the merger and a waiver of any event of default as a result thereof, subject to certain conditions including the payment of the termination fee.

The Credit Agreement provides for a general working capital facility, in the form of direct borrowings and letters of credit, up to $85 million subject to an asset-based borrowing formula. The Credit Agreement consists of an $85 million revolving credit facility, with a $45 million letter of credit sub-facility. As collateral for borrowings under the Credit Agreement, Salant granted to CIT a first priority lien on, and security interest in, substantially all of the assets of Salant.

The Credit Agreement also provides, among other things, that (i) Salant will be charged an interest rate on direct borrowings at the Prime Rate or, at Salant’s request, 2.25% in excess of LIBOR (as defined in the Credit

Agreement), and (ii) CIT may, in their sole discretion, make loans to Salant in excess of the borrowing formula but within the $85 million limit of the revolving credit facility. Salant is required under the agreement to comply with certain financial covenants, including, but not limited to, consolidated tangible net worth, consolidated working capital, capital expenditures, minimum pre-tax income, minimum interest coverage ratio and an annual provision to reduce cash borrowings to zero for 30 consecutive days. Salant was in compliance with all applicable covenants at December 28, 2002.

At March 29, 2003, there were no direct borrowings outstanding and letters of credit outstanding under the Credit Agreement were $23.2 million. Salant had unused availability, based on outstanding letters of credit and existing collateral, of $43.1 million and cash of approximately $12.8 million available to fund its operations. At the end of the first three months of 2002, there were no direct borrowings outstanding; letters of credit outstanding were $21.7 million, and Salant had unused availability of $39.6 million and cash of approximately $5.9 million available to fund its operations.

At the end of fiscal 2002, there were no direct borrowings outstanding under the Credit Agreement. Letters of credit outstanding were $38.0 million and Salant had unused availability, based on outstanding letters of credit and existing collateral, of $35.9 million. In addition to the unused availability, Salant had approximately $21.2 million of cash available to fund its operations. At the end of fiscal 2001, there were no direct borrowings outstanding and letters of credit outstanding under the Credit Agreement were $19.6 million, at which time Salant had unused availability of $38.6 million. In addition to the unused availability, Salant had approximately $19.8 million of cash available to fund its operations. During fiscal 2002, the maximum aggregate amount of direct borrowings and letters of credit outstanding at any one time was $39.0 million, at which time Salant had unused availability of $42.4 million. During fiscal 2001, the maximum aggregate amount of direct borrowings and letters of credit outstanding at any one time was $27.8 million, at which time Salant had unused availability of $17.0 million.

	March 29,	March 30,	December 28,	December 29,
	2003	2002	2002	2001
Maximum Availability under Credit Agreement	$66.3	$61.3	$73.9	$58.2
Borrowings under Credit Agreement	—	—	—	—
Outstanding Letters of Credit	23.2	21.7	38.0	19.6

Current Availability under Credit Agreement	43.1	39.6	35.9	38.6
Cash on Hand	12.8	5.9	21.2	19.8

Available to fund operations	$55.9	$45.5	$57.1	$58.4

Salant’s cash used by operating activities for the first quarter of 2003 was $7.6 million, which primarily reflects (i) a decrease in accrued liabilities of $6.0 million, (ii) an increase in inventory of $2.7 million, (iii) a decrease in accounts payable of $2.3 million, and (iv) an increase in net accounts receivable of $0.5 million. These were offset by net income from continuing operations of $2.3 million, a decrease of $0.2 million in prepaid and other assets and non-cash charges for depreciation and amortization totaling $1.4 million.

Salant’s cash provided by operating activities for fiscal 2002 was $21.0 million, which primarily reflects (i) income from continuing operations of $19.6 million, (ii) an increase in accounts payable of $8.0 million, (iii) a net increase in various liability accounts of $3.8 million, (iv) a decrease in prepaid expenses and other assets of $1.7 million and (v) and non-cash charges, such as depreciation and amortization, of $5.8 million. These items were offset by (i) an increase in accounts receivable of $8.2 million, (ii) an increase in deferred tax assets of $5.0 million and (iii) an increase in inventory of $4.7 million.

Salant’s cash used in operating activities for fiscal 2001 was $7.8 million, which primarily reflects (a) a loss from continuing operations of $2.1 million, (b) an increase in accounts receivable of $12.0 million, (c) an increase in prepaid and other current assets of $2.4 million and (d) a net decrease in various liability accounts of $9.1 million. These items were offset by a decrease in inventory of $12.5 million and non-cash charges, such as depreciation and amortization, of $5.3 million.

Cash used by investing activities for the first quarter of 2003 was $0.6 million for capital expenditures and $0.2 million for department store fixtures.

Cash used by investing activities for fiscal 2002 was $16.8 million, which primarily reflected the purchase of certain Axis assets in the first quarter of fiscal 2002. The aggregate purchase price was approximately $12.4 million, plus estimated direct acquisition costs of $0.8 million. Of the total purchase price $10.6 million was paid at closing and $1.8 million was placed in escrow and is payable in two annual and equal payments on the anniversary date of the closing. As a result, Salant has diversified its operations for men’s designer sportswear by expanding its channels of distribution, including specialty stores. Salant also made $2.7 million of capital expenditures and spent $0.9 million for the installation of store fixtures in department stores.

Cash used by investing activities for fiscal 2001 was $7.1 million, which primarily reflected $2.3 million of capital expenditures, $0.7 million for the installation of store fixtures in department stores and $4.0 million for the purchase of the assets of a business.

Cash used in financing activities for fiscal 2002 was $2.8 million which related to the July 2002 purchase of 1,118,942 shares of Salant’s common stock at a price of $2.50 per share, for an aggregate purchase price of approximately $2.8 million. The shares are being held as treasury stock of Salant.

During fiscal 2003, Salant plans to make capital expenditures of approximately $2.7 million for computer systems and related infrastructure, $0.6 million at the distribution center, $0.5 million for the retail outlet stores and $0.5 million on other projects, for a total of $4.3 million. Salant also plans to spend an additional $1.0 million for the installation of store fixtures in department stores.

At March 29, 2003, working capital totaled $76.1 million as compared to $57.1 million at the end of the first quarter of 2002 and the current ratio was 4.3:1 as compared to 4.4:1 in the first quarter of 2002. The components of working capital changed significantly as of March 29, 2003 as compared to March 30, 2002. Cash increased by $6.9 million, current liabilities increased by $6.4 million, inventory increased by $12.9 million, and accounts receivable increased by $1.0 million. Current liabilities increased $6.4 million at the end of the first quarter of 2003 as compared to the first quarter of 2002 due to the timing of inventory purchases and receipts. Accounts receivable increased by $1.0 million due to the timing of sales within the quarter.

At the end of fiscal year 2002, working capital totaled $73.1 million as compared to $68.5 million at the end of the fiscal year 2001 and the current ratio was 3.3:1 as compared to 4.8:1 at the end of fiscal 2001. The components of working capital changed significantly as of fiscal year end 2002 as compared to fiscal year end 2001. Cash increased by $1.4 million and current liabilities increased by $13.1 million. Accounts receivable increased by $8.2 million, inventory increased by $5.2 million, Salant recorded a current tax asset of $5.0 million, and prepaid expenses decreased by $2.1 million. Accounts receivable increased due to the increased sales within the fourth quarter of 2002, compared to the fourth quarter of 2001. The increase in inventory was due to additional inventory needs for newly acquired and licensed businesses. The current deferred tax asset was recorded based on the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes” and Salant’s positive earnings trend. Prepaid assets decreased primarily due the reduction of prepaid pension expense. Current liabilities increased $13.1 million at fiscal year end 2002 as compared to fiscal year end of 2001 due to the timing of inventory purchases and receipts, and additional accrued liabilities related to incentive payments.

Below is a table of Salant’s contractual obligations as of December 28, 2002.

Payments due by period

Contractual Obligations	Total	1 Year	2-3 years	4-5 years	More than 5 years
Operating Leases	$43,114	$5,925	$10,994	$8,164	$18,031
Employment Agreements	2,971	2,496	475	—	—

Total	$46,085	$8,421	$11,469	$8,164	$18,031

Critical Accounting Policies and Estimates

Salant’s significant accounting policies are more fully described in Note 2 to Salant’s consolidated financial statements. Certain of Salant’s accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on historical experience, Salant’s observation of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. Salant’s significant accounting policies include:

Revenue Recognition—Sales are recognized upon shipment of products to customers since title passes upon shipment and, in the case of sales by Salant’s retail outlet stores, when goods are sold to consumers. Allowances for estimated uncollectible accounts, discounts, returns and allowances are provided when sales are recorded based upon historical experience and current trends. Salant has met with its significant customers prior to the issuance of the financial statements and does not expect a material deviation from the recorded allowances. While such allowances have historically been within Salant’s expectations and the provisions established, there can be no assurance that Salant will continue to experience the same allowance rate as in the past.

Inventories—Inventories are valued at the lower of cost or market, cost being determined on the first-in, first-out method. Reserves for slow moving and aged merchandise are provided based on historical experience and current product demand. Salant evaluates the adequacy of the reserves quarterly. While markdowns have historically been within Salant’s expectations and the provisions established, there can be no assurance that Salant will continue to experience the same level of markdowns as in the past.

Valuation of Long-Lived Assets—Salant periodically reviews the carrying value of Salant’s long-lived assets for recoverability. The review is based upon Salant’s projections of anticipated future cash flows. While Salant believes that the estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect Salant’s evaluations.

Deferred Taxes—Salant accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized based on differences between financial statement and tax basis of assets and liabilities using presently enacted tax rates. A valuation allowance is recorded to reduce deferred tax assets to that portion which is expected to more likely than not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods prior to the expiration of the related net operating losses.

Retirement-Related Benefits—The pension obligations related to Salant’s defined benefit pension plans are developed from actuarial valuations. Inherent in these valuations are key assumptions, including the discount rate, expected return of plan assets, future compensation increases, and other factors, which are updated on an annual basis. Management is required to consider current market conditions, including changes in interest rates, in making these assumptions. Actual results that differ from the assumptions are accumulated and amortized over future periods, and therefore, generally affect the recognized pension expense or benefit and Salant’s pension obligation in future periods.

The fair value of plan assets is based on the performance of the financial markets, particularly the equity markets. The equity markets can be, and recently have been, very volatile. Therefore, the market value of plan assets can change dramatically in a relatively short period of time. Additionally, the measurement of the plans’ benefit obligations is highly sensitive to changes in interest rates. As a result, if the equity markets decline and/or interest rates decrease, the plans’ estimated accumulated benefit obligation could exceed the fair value of plan assets and, therefore, Salant would be required to establish an additional minimum liability, which would result in a reduction in shareholders’ equity for the amount of the shortfall. For fiscal 2002, 2001 and 2000, Salant recorded an additional minimum pension liability calculated under the provisions of SFAS No. 87 of $10.8 million, $0.4 million and $1.5 million, respectively, as an adjustment to accumulated other comprehensive loss. (See Note 13 of Notes to Salant’s Consolidated Financial Statements.)

New Accounting Standards

Effective December 30, 2001, Salant adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be separately disclosed from other intangible assets in the statement of financial position and no longer be amortized, but tested for impairment on a periodic basis. The provisions of this accounting standard also require the completion of a transitional impairment test within six months of adoption, with any impairments identified treated as a cumulative effect of a change in accounting principle. Salant did not recognize any impairment after completion of the transitional impairment test.

In accordance with SFAS No. 142, Salant discontinued the amortization of goodwill effective December 30, 2001. Previously reported net loss for the fiscal year ended December 29, 2001 would have decreased by $0.1 million due to the amount adjusted for the exclusion of goodwill amortization.

In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of” and was effective for the first quarter in the fiscal year ending December 28, 2002. The adoption of this statement did not have an impact on the consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, “Recession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections”. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective for the first quarter in the fiscal year ending January 3, 2004. Salant does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Salant does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for the year ended December 31, 2002 and for interim financial statements for the first quarter ending after December 31, 2002. The adoption of this Statement did not have a material impact on the consolidated financial statements, as the Company has not decided to adopt the fair value method of accounting for stock-based compensation.

On April 30, 2003 the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Salant does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. However, the disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Salant is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, this pronouncement is currently not applicable to the Company.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or SPEs). In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The objective of FIN 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Salant does not have any variable interest entities as defined in FIN 46. Accordingly, this pronouncement is currently not applicable to Salant.

Seasonality

Although Salant typically introduces and withdraws various individual products throughout the year, its principal products are organized into the customary Spring, Transition, Fall and Holiday retail seasonal lines. Salant’s products are designed as much as one year in advance and manufactured approximately one season in advance of the related retail selling season. Salant has historically earned more than half of its income and revenue in the second half of the year.

Backlog

Salant does not consider the amount of its backlog of orders to be significant to an understanding of its business primarily due to increased utilization of EDI technology, which provides for the electronic transmission of orders from customers’ computers to Salant’s computers. As a result, orders are placed closer to the required delivery date than had been the case prior to EDI technology. At March 5, 2003, Salant’s backlog of orders was approximately $64.8 million, which was 41.3% more than the backlog of orders of approximately $48.4 million that existed at March 20, 2002. The increase in the backlog is due primarily to Axis and the other new businesses added during fiscal 2002.

Factors that May Affect Future Results and Financial Condition

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, Salant cautions that assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, Salant or its management expresses an expectation or belief as to future results, there can be no assurance that the statement of the expectation or belief will result or be achieved or accomplished. The words “believe”, “expect”, “estimate”, “project”, “seek”, “anticipate” and similar expressions may identify forward-looking statements. Salant’s future operating results and financial condition are dependent upon Salant’s ability to successfully design, source, import and market apparel. Taking into account the foregoing, the following are identified as important factors that could cause results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Salant:

Competition.    The apparel industry in the United States is highly competitive and characterized by a relatively small number of multi-line suppliers (such as Salant) and a large number of specialty suppliers. Salant faces substantial competition in its markets from manufacturers in both categories. Many of Salant’s competitors have greater financial resources than Salant’s. Salant also competes for private label programs with the internal sourcing organizations of many of its own customers.

Trademarks Licensed to Salant.    Approximately two-thirds of Salant’s net sales are attributable to trademarked products licensed by Salant. The principal trademarks licensed by Salant are “Perry Ellis”, “Portfolio By Perry Ellis”, “Ocean Pacific” and “JNCO“. The licenses contain provisions related to, among other things, products which may be sold, territories where products may be sold, restrictions on sales to certain levels of distribution, minimum sales and royalty requirements, advertising and promotion requirements, sales reporting, design and product standards, renewal options, assignment and change of control provisions, defaults, cures and termination provisions. The change of control provisions and their potential effects vary with each licensing agreement. The license arrangements with Perry Ellis grant the licensor the right to terminate the licenses (subject to the payment of certain royalties) if any person or group acquires 40% or more of the equity interests or voting control of Salant. Assuming the exercise of all renewal options by Salant, the Perry Ellis Licenses will expire on December 31, 2015, the Ocean Pacific license will expire on December 31, 2008 and the JNCO license will expire on December 31, 2011. Should any of Salant’s material licenses be terminated, outside the normal course of business, there can be no assurance that Salant’s financial condition and results of operations would not be adversely affected.

Strategic Initiatives.    In the first quarter of 2002, Salant purchased the assets and trademarks of Axis which designs, produces, and markets men’s sportswear. Management of Salant is continuing to consider various strategic opportunities, including but not limited to, new menswear licenses and/or acquisitions. Management is also exploring ways to increase productivity and efficiency, and to reduce the cost structures of its respective businesses. Through this process management expects to increase its distribution channels and achieve effective economies of scale. No assurance may be given that any transactions resulting from this process will be announced or completed.

Apparel Industry Cycles and other Economic Factors.    The apparel industry historically has been subject to substantial cyclical variation, with consumer spending on apparel tending to decline during recessionary periods. A decline in the general economy or uncertainties regarding future economic prospects may affect consumer spending habits, which, in turn, could have a material adverse effect on Salant’s results of operations and financial condition.

Retail Environment.    Various retailers, including some of Salant’s customers, have experienced declines in revenue and profits in recent periods and some have been forced to file for bankruptcy protection. To the extent that these financial difficulties continue, there can be no assurance that Salant’s financial condition and results of operations would not be adversely affected.

Seasonality of Business and Fashion Risk.    Salant’s principal products are organized into seasonal lines for resale at the retail level during the Spring, Transition, Fall and Holiday seasons. Typically, Salant’s products are designed as much as one year in advance, and manufactured approximately one season in advance of the related retail-selling season. Accordingly, the success of Salant’s products is often dependent on the ability of Salant to successfully anticipate the needs of Salant’s retail customers, and the tastes of the ultimate consumer, up to a year prior to the relevant selling season.

Foreign Operations.    Salant’s foreign sourcing operations are subject to various risks of doing business abroad, including currency fluctuations (although the predominant currency used is the U.S. dollar), quotas and, in certain parts of the world, political instability. Any substantial disruption of its relationship with its foreign suppliers could adversely affect Salant’s operations. Some of Salant’s imported merchandise is subject to United States Customs duties. In addition, bilateral agreements between the major exporting countries and the United States impose quotas, which limit the amount of certain categories of merchandise that may be imported into the United States. Any material increase in duty levels, material decrease in quota levels or material decrease in available quota allocation could adversely affect Salant’s operations. Salant’s operations in Asia are subject to certain political and economic risks including, but not limited to, political instability, changing tax and trade regulations and currency devaluations and controls. Although Salant has experienced no material foreign currency transaction losses, its operations in the region are subject to an increased level of economic instability. The impact of these events on Salant’s business, and in particular its sources of supply, could have a materially adverse effect on Salant’s performance.

Dependence on Contract Manufacturing.    Salant produces substantially all of its products through arrangements with independent contract manufacturers. The use of such contractors and the resulting lack of direct control could subject Salant to difficulty in obtaining timely delivery of products of acceptable quality. In addition, as is customary in the industry, Salant does not have any long-term contracts with its fabric suppliers or product manufacturers. While Salant is not dependent on one particular product manufacturer or raw material supplier, the loss of several such product manufacturers and/or raw material suppliers in a given season could have a material adverse effect on Salant’s performance.

Because of the foregoing factors, as well as other factors affecting Salant’s operating results and financial condition, past financial performance should not be considered to be a reliable indicator of future performance, and investors are cautioned not to use historical trends to anticipate results or trends in the future. In addition, Salant’s participation in the highly competitive apparel industry often results in significant volatility in Salant’s common stock price.

Quantitative and Qualitative Disclosures About Market Risk

Salant does not engage in the trading of market risk sensitive instruments in the normal course of business. Financing arrangements for Salant are subject to variable interest rates including rates primarily based on the Reference Rate (as defined in the Credit Agreement), with a LIBOR option. An analysis of the Credit Agreement can be found in Note 9 “Financing Agreements” to Salant’s Consolidated Financial Statements, included in this document. On March 29, 2003, December 28, 2002 and December 29, 2001 there were no direct borrowings outstanding under the Credit Agreement.

CHAPTER VII

BUSINESS

Perry Ellis

Overview

Perry Ellis is a leading designer, marketer and licensor of a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, sweaters, casual dress pants and shorts, jeans wear, active wear and swimwear to all levels of retail distribution. During fiscal 2003, with the Jantzen acquisition, Perry Ellis began designing and marketing women’s swimwear under the Jantzen® and Southpoint® brands, women’s and junior’s swimwear under the Tommy Hilfiger® brand, and women’s and junior’s swimwear, men’s and junior’s competitive swimwear, swimwear accessories and apparel under the Nike® brand.

Perry Ellis owns or licenses the brand names under which most of its products are sold. These brand names include Perry Ellis®, John Henry®, Manhattan®, PING® and Mondo di Marco® for dress casual wear, Cubavera®, Havanera®, Havana Shirt Co.®, Natural Issue®, Munsingwear® and Grand Slam® for casual sportswear, Perry Ellis America® and Natural Issue for jeans wear, PING, Perry Ellis and Munsingwear for golf sportswear, Pro Player® and Perry Ellis America® for active wear, NAUTICA® for selected product lines for sale to corporate purchasers and Jantzen, Southpoint, Nike and Tommy Hilfiger brands for swimwear and swimwear accessories.

Perry Ellis’ distribution channels include regional, national and international department stores, national and regional chain stores, mass merchants, green grass (i.e., golf related), specialty stores and corporate wear distributors throughout the United States, Puerto Rico and Canada. Perry Ellis’ largest customers include Wal-Mart Stores, J.C. Penney Company, Inc., Kohl’s Corporation, Sears Roebuck and Co., Mervyn’s, and K-Mart Corporation.

Perry Ellis also licenses its trademark portfolio domestically and internationally to third parties for apparel and various other products that Perry Ellis does not sell including men’s and women’s footwear and men’s suits, underwear, loungewear, active wear, outerwear, fragrances and accessories. In addition to generating additional sources of revenue for Perry Ellis, these licensing arrangements raise the overall awareness of Perry Ellis’ brands.

Perry Ellis has built its broad portfolio of brands through selective acquisitions and the establishment of its own brands over its 36-year operating history. In recent years, through acquisition of brands and internal growth, Perry Ellis has experienced significant overall growth. From Perry Ellis’ initial public offering in 1993 to fiscal 2003, Perry Ellis has experienced a compound annual revenue growth rate of 22.3%. In order to continue to grow, Perry Ellis selectively evaluates a number of acquisition candidates each year.

Through its “family of brands” marketing strategy, Perry Ellis seeks to develop and enhance a distinct brand name, styling and pricing strategy for each product category within each distribution channel and target consumer. Perry Ellis markets its brands to a wide range of segments, targeting consumers in specific age, income and lifestyle categories. Perry Ellis also produces goods sold under private label programs for various retail customers. Branded product and private label sales accounted for 75.0% and 25.0% of Perry Ellis’ fiscal 2003 net sales, respectively, compared to 63.0% and 37.0% of fiscal 2002 net sales, respectively.

Perry Ellis believes that its competitive strengths positions it well to capitalize on several trends that have affected the apparel sector in recent years. These trends include the consolidation of the department and chain store sectors into a smaller number of stronger retailers, which represent some of Perry Ellis’ most important customers, the increased reliance of retailers on reliable suppliers with design expertise and advanced systems and technology, and the continued importance of strong brands as a source of product differentiation.

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Perry Ellis primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. Perry Ellis currently uses approximately 130 independent suppliers, located in the Far East, other parts of Asia, Africa and South and Central America. Perry Ellis believes that its extensive sourcing experience enables it to obtain quality products on a cost-effective basis.

Perry Ellis began operations in 1967 in Florida as Supreme International Corporation, a Florida corporation. Following the acquisition of Perry Ellis International, Inc., a New York corporation, in 1999, Supreme changed its name to Perry Ellis International, Inc. to better reflect the name recognition that the brand provided.

Recent Developments

Jantzen Acquisition

In March 2002, Perry Ellis completed the Jantzen acquisition, which was the acquisition of certain assets of Jantzen, Inc., a recognized innovator in swimwear since 1910, from subsidiaries of VF Corporation. The purchase price of the Jantzen acquisition was approximately $24.0 million, excluding transaction fees. The Jantzen brand has a history of over 90 years and its products are sold in upscale department stores, national and regional chain stores, mass merchants and specialty shops. The acquisition was financed with a portion of the proceeds from a $57.0 million offering of 9½% senior secured notes due 2009 described below.

The Jantzen assets Perry Ellis acquired consisted primarily of trademarks and trade names, license agreements, certain equipment, other items of personal property, showroom leases and a limited amount of inventory relating to the 2003 season. Perry Ellis also acquired the license for the Tommy Hilfiger brand for women’s and junior’s swimwear and the Nike brand for women’s and juniors swimwear, men’s and junior’s competitive swimwear, swimwear accessories and apparel. Perry Ellis plans on building on Jantzen’s reputation for high-quality swimwear. The Jantzen acquisition has added to Perry Ellis’ strong portfolio of brands, allowed Perry Ellis to broaden its product line into new product categories, such as women’s swimwear and sportswear and increased Perry Ellis licensing revenues.

Secured Notes Offering

On March 22, 2002, Perry Ellis completed a private offering of $57.0 million 9½% senior secured notes due 2009. Approximately $24.0 million of the net proceeds of this offering was used to finance the Jantzen acquisition, with the remainder of the net proceeds being used to reduce the amount of outstanding debt under Perry Ellis’ senior credit facility and as additional working capital. The senior secured notes are secured by a first priority security interest granted in Perry Ellis’ portfolio of trademarks and licenses as of the closing date of the Jantzen acquisition, including the trademarks, licenses and all income, royalties and other payments acquired in the Jantzen acquisition. The senior secured notes are senior secured obligations of Perry Ellis and rank pari passu in right of payment with all of its existing and future senior indebtedness.

The Salant Acquisition

On February 3, 2003, Perry Ellis entered into a merger agreement with Salant Corporation, Perry Ellis’s largest licensee, which provides for the merger of a wholly owned Perry Ellis subsidiary with Salant. If the merger is completed, Salant will become a wholly owned subsidiary of Perry Ellis. Salant paid $5.7 million in royalties and $2.7 million in advertising contribution to Perry Ellis in fiscal 2003. The merger is subject to customary closing conditions. Perry Ellis expects to close the merger before the end of its second fiscal quarter if all of the conditions to the merger are satisfied.

The aggregate merger consideration to be paid by Perry Ellis is $91.0 million, and it is expected to be comprised of approximately $52.0 million in cash and approximately $39.0 million worth of newly issued Perry Ellis common stock. Salant shareholders will receive approximately $9.37 per share in value comprised of at least $5.35 per share in cash and not more than $4.02 per share of Perry Ellis common stock. The precise fraction

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of a share of Perry Ellis common stock that Perry Ellis will issue in the merger for each Salant share will be determined based on the average closing price of the Perry Ellis common stock for the 20-day period ending three trading days before the anticipated merger closing date. The maximum number of shares of Perry Ellis common stock, however, that may be issued in the Salant acquisition is limited to 3,250,000.

The cash portion of the merger consideration will be funded from Perry Ellis’ existing cash reserves and through borrowings under its senior credit facility. Perry Ellis obtained a commitment from the lead senior lender in its existing senior credit facility to increase the facility from $60.0 million to $110.0 million, with a $30.0 million sub-limit for letters of credit.

Salant licenses the Perry Ellis brand from Perry Ellis for men’s sportswear, dress shirts, bottoms and leather accessories and derived approximately $164.3 million or 65.2% of its revenues for the fiscal year ended December 28, 2002 from the sale of Perry Ellis products. The remaining approximately $87.7 million of Salant’s fiscal 2002 revenue is made up of Salant’s owned brands such as Axis® for active wear and Tricots St. Raphael® for sweaters, sales under license agreements for use of the JNCO® and Ocean Pacific® brands, as well as several private label programs. The Axis and Tricots St. Raphael brands are both sold at upscale retailers. Salant also operates 40 leased retail outlet stores around the country.

If the Salant acquisition is completed, Perry Ellis will be positioned to enter the men’s collection market for sportswear, dress shirts and dress pants and the leather accessories market. With the acquisition, Perry Ellis will also begin to design, market and license products under the Axis and Tricots St. Raphael brands, and under the JNCO trademark for menswear. Furthermore, Perry Ellis will begin marketing menswear under the Ocean Pacific brands as a licensee, if the written consent of Ocean Pacific is obtained.

Perry Ellis believes the Salant acquisition will allow the company to exercise greater control of the Perry Ellis brands’ major product categories, add significant revenue and earnings growth, strengthen Perry Ellis’ management team and enhance the company’s efforts to build a stronger domestic and international licensing business. In addition, Perry Ellis believes that the Salant acquisition will also provide the company with two well-recognized brands, Axis and Tricots St. Raphael, to further strengthen its brand portfolio.

Competitive Strengths

Perry Ellis believes that it has the following competitive advantages in its industry:

Portfolio of Family of Brands.    Perry Ellis owns and markets eight major brands (Perry Ellis, Jantzen, Natural Issue, Munsingwear, Grand Slam, John Henry, Manhattan, and Cubavera with a total of over 41 sub-brands (such as Perry Ellis Portfolio, Perry Ellis America, Southpoint, Original Penguin® and Havanera). If the Salant acquisition is completed, Perry Ellis will have greater control of the Perry Ellis brand and also own and market the Axis and Tricots St. Raphael brands. Perry Ellis also designs, sources and markets four other major brands (PING, NAUTICA, Nike and Tommy Hilfiger), which it licenses under existing agreements with various expiration dates and renewal options. Perry Ellis also licenses its brands and sub-licenses the PING brand to licensees for products that it does not sell directly to retailers. These brands enjoy national and international recognition in their respective sectors of the market and have a loyal consumer and retailer following. Brand recognition is critical in the apparel industry, where strong brand names help define consumer preferences and drive upscale and national chain store floor space allocation.

Strong Retailer Relationships.    Perry Ellis believes its established relationships with retailers at all distribution levels give it the opportunity to maximize the selling space dedicated to its products, monitor its brand presentation and merchandising selection, and introduce new brands and products. Perry Ellis has long-standing relationships with its largest customers, which include J.C. Penney (more than 23 years), Federated Department Stores (16 years), Wal-Mart (14 years), Kohl’s (10 years), and Sears (20 years). Perry Ellis believes that it has maintained these relationships as a result of the quality brand names it offers its customers, innovative

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organic brand development, private label products and its dedication to customer service. Management, in conjunction with Perry Ellis’ staff of sales people and commissioned agents, meets with its major customers frequently to review product offerings, establish and monitor sales plans, and design joint advertising and promotional campaigns. Perry Ellis believes its reliable delivery times, consistent product quality and quick response to fashion trends and inventory demands allow it to meet its retailers’ current requirements. In addition, Perry Ellis’ global sourcing network, design expertise, advanced systems and technology, and warehousing facilities enhance its ability to meet the changing and increasing needs of its retailers and mitigates channel volatility. If the Salant acquisition is completed, Perry Ellis intends to capitalize on Salant’s strong relationship with upscale retail customers, such as Dillard’s and Nordstrom’s with whom Perry Ellis does not currently do significant business. In addition, Perry Ellis believes that the Salant acquisition will also allow Perry Ellis to further diversify its customer base so that no customer will account for more than 10% of Perry Ellis’ annual net sales.

Strong Licensing Capabilities and Relationships.    Perry Ellis has gained significant experience in identifying potential licensing opportunities and has established relationships with many active licensees by actively licensing the brands it owns. Perry Ellis’ brands have solidly positioned it in more retailers at all levels of distribution giving them strong exposure nationally and internationally thereby making Perry Ellis’ brands more attractive to licensees. Perry Ellis believes that its broad portfolio of brands also appeals to licensees because it gives them the opportunity to sell its products into many different retail distribution channels. For example, a manufacturer of men’s accessories might license the Natural Issue brand to sell to national department stores or license the Munsingwear brand to target mass merchants. Further, by aligning its strengths with those of its licensees, Perry Ellis has been able to raise brand awareness, enhance its sourcing capabilities, and plan its marketing campaigns to maximize return on investment. Perry Ellis believes that its licensing expertise, which is supported by an experienced and dedicated staff, will allow it to continue marketing its brands to apparel and accessory producers effectively. Perry Ellis has already begun to bring its licensing experience and expertise to its Jantzen brand and expects to position it among the key players in the swimwear and sportswear market.

World-Wide Low-Cost Sourcing Capabilities.    Perry Ellis’ global network of suppliers enables it to purchase apparel products at competitive cost without sacrificing quality, while at the same time reacting quickly to its retailers’ needs and maximizing production flexibility. Perry Ellis developed this expertise through more than 35 years of experience in purchasing its products from suppliers around the world. No individual supplier in fiscal 2003 accounted for more than 10.0% of its total sourcing needs. Perry Ellis does not have long-term contractual arrangements with any of its suppliers, thereby affording it greater flexibility in making purchasing decisions with its vendor base. Perry Ellis currently maintains a staff of experienced sourcing professionals, principally located in the United States, Korea, China, and Taiwan. With the global network of nine sourcing and quality assurance offices, Perry Ellis is able to closely monitor its suppliers and maintain strict quality standards for the foreseeable future. By sourcing its products, Perry Ellis manages its inventories more effectively, and does not incur the costs of maintaining and operating production facilities.

Design Expertise and Advanced Technology.    Perry Ellis’ in-house staff consists of 45 senior designers and merchandisers, who are supported by a staff of 42 other design professionals. Together, they design substantially all of Perry Ellis’ products utilizing state-of-the-art computer-aided design technology. The use of this technology minimizes the time-consuming and costly production of actual sewn samples prior to customer approval. It also allows Perry Ellis to create custom-designed products meeting the specific needs of its customers and facilitates a quick response to changing fashion trends. Perry Ellis’ computer-aided design system is upgraded on an ongoing basis to allow it to enhance its design technology, instantaneously share its designs with its suppliers globally, react quicker to new product developments by competitors, and meet changes in consumer trends.

Capacity for Growth.    Perry Ellis is leveraging its recent investments in infrastructure and its skilled personnel to accommodate future internal growth and selected acquisitions. Perry Ellis owns its corporate office

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facility in Miami, Florida, which includes 70,000 square feet of office space, and 160,000 square feet of warehouse space, and owns three acres of vacant land adjacent to it. Perry Ellis also leases three warehouse facilities in Miami, Florida totaling approximately 103,000 square feet to handle the overflow of bulk shipments and its specialty and PING operations. In addition, in connection with the Jantzen acquisition, Perry Ellis acquired 279,000 square feet of warehouse space in Seneca, South Carolina, which sits on 35 acres of land. Perry Ellis believes that these facilities, along with two third-party warehouse facilities in California, its four showrooms in New York with 25,400 square feet, and the 45,200 square feet of leased space housing Jantzen sales and design offices in Portland, Oregon are sufficient to accommodate current operations and additional personnel. If the Salant acquisition is completed, Perry Ellis will acquire an additional 360,000 square foot distribution warehouse in Winnsboro, South Carolina and 136,000 square feet of leased office, design and showroom space primarily in New York, New York.

In June 2002, Perry Ellis installed the Essentus Vision Suite ERP system in its Jantzen division. In December 2002, this system was rolled out to the remaining Perry Ellis businesses. Perry Ellis will use this system to manage customer orders, inventories and control the supply chain process. Based on the latest technology, the Essentus Vision Suite of products replaced legacy systems that were in some cases more than 20 years old. Implementation of this new system is part of Perry Ellis’ commitment to upgrading its corporate infrastructure to position Perry Ellis for future growth.

Proven Ability to Integrate Acquisitions.    Since 1993, Perry Ellis has selectively acquired and integrated eight major brands, which currently have over 41 sub-brands. In assessing acquisition candidates, Perry Ellis selectively targets brands that it believes are under-performing and can be revitalized using Perry Ellis’ competitive strengths. To date Perry Ellis’ most significant brand purchases have been its acquisitions of the Munsingwear family of brands in 1996, the Perry Ellis, John Henry and Manhattan brands in 1999, and the Jantzen brand in 2002.

As part of an extensive integration process for each brand, Perry Ellis has:

•	improved the responsiveness to market trends by applying its design and sourcing expertise,

•	communicated new positioning of the brands through various wide-ranging marketing programs,

•	began or continued licensing operations immediately upon acquisition without interruption,

•	solidified the management team to design, market and license brands,

•	repositioned the brands based on its “family of brands” strategy,

•	renegotiated existing contracts and developed new licensing agreements in new segments and markets, and

•	extended its sourcing and distribution capabilities to the products.

Perry Ellis believes that because of its existing infrastructure and experience with integrating brands it can successfully integrate additional brands into its family of brands, revitalizing them consistent with its competitive strengths.

Experienced Management Team.    Perry Ellis’ senior management team each averages nearly 25 years of experience in the apparel industry. Among other attributes, Perry Ellis’ management team has significant experience in developing and revitalizing brands, structuring licensing agreements, and dealing effectively with retailers, the trade and the financial community.

Business Strategy

Perry Ellis’ “family of brands” marketing approach is designed to develop a distinct brand for each product category within each distribution channel. For example, Perry Ellis’ golf sportswear designs for the mass market

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distribution channel are sold under the Munsingwear Penguin Sport brand, for department stores under the Grand Slam brand, and for higher end retailers, golf shops and resorts under the PING brand. By differentiating Perry Ellis’ brands in this manner, Perry Ellis can better satisfy the needs of each type of retailer by offering brands tailored to their specific distribution channel while not saturating its retail market. In addition, Perry Ellis believes that this strategy helps insulate it from changing retail patterns, allows it to maintain the integrity of each distribution channel, and helps prevent brand erosion.

Perry Ellis’ objective is to develop and enhance its brands by:

•	carefully maintaining distinct distribution channels for each brand,

•	consistently designing, sourcing and marketing high quality products,

•	reinforcing the image of its brands and continuously promoting them, and

•	updating its styles to keep them current.

Controlling strong brands allows Perry Ellis to increase its retail base, license these brands to third parties, develop sub-brands and grow internationally.

To achieve this objective, Perry Ellis has adopted a strategy based on the following elements:

Increase Brand Name Recognition.    Perry Ellis intends to enhance recognition of its brand names by promoting its brands at the retailer and consumer levels. As part of this effort, Perry Ellis conducts cooperative advertising in print and broadcast media in which various retailers feature its products in their advertisements. Perry Ellis also engages in direct consumer advertising in select markets by securing highly visible billboards and events, sponsorships, and advertising in periodicals such as Men’s Health, Maxim and Gentleman’s Quarterly in association with specific regional or national events. Perry Ellis is continuing Jantzen’s emphasis in print advertisements for its swimwear products in influential fashion magazines such as In Style, Glamour and Vogue and intends to sponsor selected athletes and celebrities in the future. Perry Ellis believes these campaigns will serve to further enhance and broaden its customer base. Licensing Perry Ellis’ brands to third parties also serves to improve brand recognition by providing increased consumer exposure. Perry Ellis also has a strong presence at trade-shows, such as “M.A.G.I.C.” in Las Vegas, market-week in New York and golf and swim-focused shows and events throughout the country. Perry Ellis also continues to maintain Web sites for each of its major brands to take advantage of opportunities created by the Internet.

Increase Distribution.    Perry Ellis has increased the distribution of its existing products by expanding the number of regional and national retailers that carry its brands and gained greater penetration in the number of stores in which each of these retailers sells its products. This increased exposure has broadened Perry Ellis’ established reputation at the retail and consumer levels. Perry Ellis selectively pursues new channels of distribution for its products, focusing on maintaining the integrity of its products and reinforcing its image at existing retail stores, as well as introducing its products to geographic areas and consumer sectors that are presently less familiar with its products. Perry Ellis believes it will further increase the number of regional and national retailers that carry its brands if the Salant acquisition is completed.

Continue To Diversify Product Line.    Perry Ellis continues to broaden the range of its product lines, capitalizing on the name recognition, popularity and unique target customer segmentation of each major brand. For example, with the Jantzen acquisition, Perry Ellis entered the market for women’s and men’s swimwear and accessories. Perry Ellis also increased its commitment to the Hispanic market to take advantage of the changing demographics in the United States with the introduction of upscale lines for Hispanics, Cubavera and Havanera. Perry Ellis also expanded the Natural Issue brand in the national and regional chain stores. If the Salant acquisition is completed, Perry Ellis will begin to design and market for the men’s collection market for sportswear, dress shirts, bottoms and leather accessories market.

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Adapt To Changing Marketplace.    The apparel business continues to present new challenges in changing styles, customer demands and consumer tastes, getting goods to market, and reacting to the technologies employed by the retailers and imposed on suppliers. By continuing to strive for improvements in its design department Perry Ellis continues to develop new designs suited to the various lifestyles it caters to. Perry Ellis’ continuing commitment to sourcing and logistics enables it to meet the time pressures of gearing up for the new sales seasons, and reacting quickly to customer demands. Some examples of Perry Ellis’ ability to meet the challenges in its business follow:

•	In January 2001, Perry Ellis started distribution into the corporate wear market (Advertising Specialty Industry or “ASI” market), which is geared towards selling merchandise to large corporations such as uniforms and for promotional activities. Perry Ellis diversified its internal sales structure to better service these customers and their sales channels. Perry Ellis has continued to grow the corporate wear business by licensing the NAUTICA brand for this market in fiscal 2002.

•	The Jantzen acquisition provided Perry Ellis with its first entry into the women’s swimwear and sportswear market. This step gives Perry Ellis the opportunity to apply its design, marketing and global sourcing capabilities in the women’s wear market. Perry Ellis believes that its competitive strengths will enable the Jantzen brand to provide Perry Ellis with considerable revenue growth over the coming years.

•	Perry Ellis has always had a history of designing and marketing products to the underserved Hispanic market. Perry Ellis initially focused its efforts on marketing guayabera shirts, as well as other men’s apparel products targeted at the Hispanic market in Florida and Puerto Rico. With the growth of the Hispanic population and market in the United States, Perry Ellis has used its experience to be at the forefront of design, product development and marketing initiatives targeting growing Hispanic geographic areas. Recent evidence of Perry Ellis’ commitment to the Hispanic market includes its development of the Cubavera brand which it began marketing to the department stores in fiscal 2000 and its development of the Havanera brand which it began marketing to national chain stores in fiscal 2002.

•	If the Salant acquisition is completed, Perry Ellis will directly control the designing and marketing for the Perry Ellis brand men’s sportswear, dress shirts and dress pants, and leather accessories collection market and with Axis and Tricots St. Raphael brands will, for the first time, have product lines that are targeted for upscale retailers.

Expand Licensing Activities.    Since acquiring Munsingwear in 1996, Perry Ellis has significantly expanded the licensing of its brands to third parties for various product categories. The acquisitions of the Perry Ellis, John Henry, Manhattan, and Jantzen brands have provided Perry Ellis, and will continue to provide it, with significant licensing opportunities. If the Salant acquisition is completed, the addition of the Axis and Tricots St. Raphael brand names is expected to enhance these activities. Perry Ellis is using its brand portfolio to expand its licensing activities, particularly with respect to product categories such as women’s wear and active wear, and to enter into historically underserved geographic areas for the company, such as Latin America, Europe and Asia. Perry Ellis is continually working with its licensees to strengthen their design, finished products and marketing campaigns, thereby increasing its revenues. Perry Ellis also continually reviews its possible entry into new markets and provides potential licensees with strong brands, design expertise and innovative marketing strategies.

Pursue Strategic Acquisitions.    The apparel industry has followed the consolidation trend of the retail industry as large retailers have continued to give preferences to more dependable and flexible vendors. Perry Ellis is frequently presented with and evaluates new acquisition opportunities and intends to continue its strategy of making selective acquisitions to add new product lines and expand its portfolio of brands. Since 1993, Perry Ellis has acquired, or obtained licenses for, several brands, including Munsingwear, Perry Ellis, John Henry, Manhattan, Jantzen, PING, Tommy Hilfiger, Nike and NAUTICA. The Jantzen acquisition provided Perry Ellis with a unique opportunity to apply its design, sourcing, marketing and distribution expertise to a new market with a potentially significant upside. The Salant acquisition, if completed, will give Perry Ellis greater control over the Perry Ellis brand, as well as additional brands owned and licensed by Salant.

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Brands

The key components of Perry Ellis’ brand strategy are to: (a) provide consistent high quality products, (b) distribute its brands in distinct channels of distribution, (c) reinforce and capitalize on each brand’s image through new product development and image advertising, (d) license its brands to third parties, and (e) develop sub-brands. This strategy has enabled Perry Ellis to increase its customer base, license its brands to third parties and develop sub-brands.

During fiscal 2003, approximately 75.0% of Perry Ellis’ products (by net sales value) were sold under brands it owns or licenses from third parties. Perry Ellis currently owns eight nationally recognized brands whose products it sources and sells to retailers and other channels. These brands include Perry Ellis, Jantzen, Natural Issue, Munsingwear, Grand Slam, John Henry, Manhattan, and Cubavera. There have been over 41 sub-brands developed from these eight major brands including the Perry Ellis Portfolio, Perry Ellis America, Southpoint, Penguin Sport and Original Penguin sub-brands. Perry Ellis also distributes the PING, Nike, Tommy Hilfiger and NAUTICA brands under license arrangements.

Perry Ellis licenses the Perry Ellis brand, its premier brand, as well as the Jantzen, John Henry, Manhattan, Natural Issue, and Munsingwear brands for products that it does not sell directly to the retailers. Perry Ellis’ depth of brand selection enables it to target consumers across a wide range of ages, incomes and lifestyles.

Perry Ellis.    Perry Ellis acquired the Perry Ellis brand in 1999, which is associated with elegance, quality, value, comfort and innovative designs. Currently, the Perry Ellis brand appeals primarily to higher-income, status conscious, professional 25-40 year old men. In fiscal 2003, Perry Ellis also initiated the design of Perry Ellis women’s and men’s swimwear. Perry Ellis primarily licenses the Perry Ellis brand to third parties for a wide variety of apparel and non-apparel products, with Salant being its largest licensee. Therefore, Perry Ellis will be able to exercise greater control over the Perry Ellis brand if the Salant acquisition is completed. The brand is currently one of the better performing brands in department stores. Perry Ellis products are sold under the “Perry Ellis” brand in collection departments and under the “Perry Ellis Portfolio” brand in classification departments.

Jantzen and Southpoint.    Perry Ellis acquired the Jantzen and Southpoint brands as part of the Jantzen acquisition in fiscal 2003. The Jantzen brand has a history of over 90 years and its products are sold in upscale department stores, national and regional chain stores, mass merchants and specialty shops. With this acquisition, Perry Ellis entered the women’s swimwear and accessories markets and the men’s swimwear and accessories markets.

Natural Issue.    Perry Ellis developed the Natural Issue brand in 1988 to appeal to middle-income men who are 25-55 years old. Natural Issue’s products include dress casual shirts, sweaters and pants. Perry Ellis is expanding its pants products to include Natural Issue Executive Khaki pants line with cotton fabric. Natural Issue is primarily sold in national chain stores.

Munsingwear.    Perry Ellis purchased the Munsingwear family of brands along with its associated sub-brands in fiscal 1997 to appeal to the middle-income 30-50 year-old man who prefers classic American casual sportswear. Munsingwear and its sub-brands have over 100 years of history. Munsingwear apparel categories include golf shirts, vests, jackets, and casual pants that are primarily sold in national chain stores. These sub-brands are sold primarily to regional mass merchants.

Grand Slam and Penguin Sport.    Perry Ellis purchased the Grand Slam and Penguin Sport brands as part of the Munsingwear acquisition in 1996. Grand Slam is an American heritage brand with its signature penguin icon logo and appeals to the middle-income 30-60 year-old man who prefers a classic casual active wear. The Grand Slam brand is primarily sold in department stores.

The Penguin Sport brand offers a functional sportswear with a golf edge. It is associated with easy care fabrication, and its lightweight fabric makes for a comfortable fit. It offers fashionable styling at a moderate price in the national chain stores and specialty and sporting goods stores.

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Original Penguin.    Perry Ellis re-introduced the Original Penguin brand in fiscal 2003 which is a lifestyle product for the Generation X and Y consumer who is suburban upper middle class, ages 18 to 35. The line offers vintage inspired golf wear that its targeted consumer’s father used to wear. The product line is primarily sold at upscale department stores and upper tier specialty retail stores and includes apparel, shoes and accessory items.

John Henry.    This brand, which Perry Ellis originally licensed from the Salant, and subsequently acquired in fiscal 2000, appeals to middle income 25-45 year old men. The brand is well known and is associated with quality and value. Perry Ellis’ John Henry product offerings form a “dress casual collection” as John Henry is considered a designer brand at its distribution level. The John Henry brand is primarily sold in national chain stores.

Manhattan.    Perry Ellis also acquired the Manhattan brand in fiscal 2000 from Salant. For over 100 years, Manhattan has been associated with men’s dress shirts. Perry Ellis has diversified the Manhattan brand in the United States to include a wider range of sportswear and classic dress-casual apparel. Perry Ellis currently offers a collection at K-Mart consisting of pants, shirts and sweaters, in a variety of styles and patterns geared towards a casual lifestyle. The brand is designed to appeal to 25-65 year old men and includes shirts, pants and sweaters.

Cubavera, Havanera and Havana Shirt Co.    In fiscal 2000, Perry Ellis introduced the Cubavera, introduced Havanera and Havana Shirt Co. brands in fiscal 2002. These brands appeal to the growing Hispanic market. Cubavera is currently sold in major department stores, as well as, specialty shops around the country, while the Havanera and the Havana Shirt Co. brands are sold in national and regional chain stores.

Nike.    Perry Ellis signed a license agreement with Nike to design and market women’s and junior’s swimwear, men’s and junior’s competitive swimwear, and swimwear apparel and accessories as part of the Jantzen acquisition. Swim products are sold through sporting good stores, specialty stores, team and department store distribution. The license agreement expires May 31, 2006.

PING.    Perry Ellis has an apparel master license for the prestigious PING golf brand, which appeals to golfers and high-income 25-50 year-old men who are status conscious. The license had an initial term expiring in December 2003 and has been renewed until December 2004. The brand is a well-known and prestigious golf brand, which Perry Ellis positioned to be associated with the highest standard of quality in the golf business. Perry Ellis products under this brand include golf shirts, sweaters, shorts and outerwear. The brand is sold primarily in the golf shops and top-tier specialty and department stores.

Tommy Hilfiger.    Perry Ellis acquired the license for Tommy Hilfiger brand of women’s and junior’s swimwear as part of the Jantzen acquisition. The products are sold in upscale department stores and specialty shops. The license agreement expires December 31, 2005.

Other Markets

Private Label.    In addition to its sales of branded products, Perry Ellis sells products to retailers for marketing as private label or own store lines. In fiscal 2003, Perry Ellis sold private label products to Wal-Mart, J.C. Penney, Goody’s, K-Mart, Target, Mervyn’s, Meijer and Sears. Private label sales generally yield lower profit margins than sales of comparable branded products. Private label sales accounted for approximately 25.0%, 37% and 34.0% of net sales during fiscal years 2003, 2002 and 2001, respectively. The decrease in the private label business as a percentage of Perry Ellis net sales is a result of the additional net sales of apparel under the brands acquired in the Jantzen acquisition and the subsequent license agreements with Nike and Tommy Hilfiger and Perry Ellis’ decision to focus its efforts on selling branded products which typically generate higher gross margins.

Corporate wear or ASI.    Perry Ellis entered into the corporate wear business at the end of fiscal 2001. Perry Ellis recognized the change in the current business environment and has successfully provided a variety of

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corporations with high quality designer products. Perry Ellis currently offers the PING, NAUTICA and Perry Ellis brands in this market and sells primarily to corporate wear distributors.

Products and Product Design

Perry Ellis offers a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, active wear, sweaters, jackets, vests, casual and dress pants and shorts, and men’s and women’s swimwear and accessories. Substantially all its products are designed by Perry Ellis’ in-house staff utilizing its advanced computer-aided design technology. This technology enables Perry Ellis to produce computer-generated simulated samples that display how a particular style will look in a given color and fabric before it is actually produced. These samples can be printed on paper or directly onto fabric to accurately present the colors and patterns to a potential customer. In addition, Perry Ellis can quickly alter the simulated sample in response to the customer’s comments, such as change of color, print layout, collar style and trimming, pocket details and/or placket treatments. The use of computer-aided design technology minimizes the time-consuming and costly need to produce actual sewn samples prior to retailer approval, allows Perry Ellis to create custom-designed products meeting the specific needs of customers and reduces a product’s time to market from conception to the delivery of the product to customers.

In designing its apparel products, Perry Ellis seeks to promote consumer appeal by combining functional, colorful and high quality fabrics with creative designs and graphics. Styles, color schemes and fabrics are also selected to encourage consumers to coordinate outfits and form collections, thereby encouraging multiple purchases. Perry Ellis designers stay continuously abreast of the latest design trends, fabrics, colors, styles and consumer preferences by attending trade shows, periodically conducting market research in Europe and the United States and using outside consultants. Perry Ellis sourcers also continuously seek to improve the quality of the fabrics by staying abreast of the latest trends in fabric all over the world. In addition, Perry Ellis actively monitors the retail sales of its products to determine changes in consumer trends.

In accordance with standard industry practices for licensed products, Perry Ellis has the right to approve the concepts and designs of all products produced and distributed by its licensees.

Perry Ellis’ products include:

Shirts.    Perry Ellis offers a broad line of sport shirts, which include cotton and cotton-blend printed, yarn-dyed and solid knit shirts, cotton woven shirts, silk, cotton and rayon printed button front sport shirts, linen sport shirts, golf shirts, and embroidered knits and woven shirts. Perry Ellis’ shirt line also includes brushed twill shirts, jacquard knits and yarn-dyed flannels. In addition, Perry Ellis is also one of the leading distributors of guayabera-style shirts in the United States. Perry Ellis markets shirts under a number of its own brands as well as the private labels of its retailers. Perry Ellis shirts are produced in a wide range of men’s sizes, including sizes for the big and tall men’s market. Sales of shirts accounted for approximately 65%, 74% and 74% of Perry Ellis’ net sales during fiscal years 2003, 2002, and 2001, respectively. The decrease of shirts as a percentage of net sales reflects the addition of swimwear as a result of the Jantzen acquisition and Perry Ellis’ increased focus on its bottoms business.

Pants.    Perry Ellis’ pants lines include a variety of styles of wool, wool-blend, linen and poly/rayon dress pants, casual pants in cotton and poly/cotton and linen/cotton walking shorts. Perry Ellis offers its pants in a wide range of men’s sizes. Perry Ellis markets its pants as single items or as a collection to complement its shirt lines. Sales of pants and shorts accounted for approximately 21%, 20% and 20% of Perry Ellis’ net sales during fiscal 2003, 2002 and 2001, respectively.

Swimwear.    With the Jantzen acquisition, and upon the successful addition of both the Nike and the Tommy Hilfiger licenses, Perry Ellis entered the women’s, men’s and junior’s swimwear and accessories market. Sales of swimwear and accessories accounted for approximately 8% of net sales in fiscal 2003.

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Other Products.    Perry Ellis offers sweaters, vests, jackets and pullovers under its existing brands as well as private label. The majority of the other products Perry Ellis sells are sweaters. Other products accounted for approximately 6%, 6% and 6% of net sales during fiscal years 2003, 2002 and 2001, respectively.

Marketing and Distribution

Perry Ellis markets its apparel products to customers principally through the direct efforts of an in-house sales staff, independent commissioned sales representatives who work exclusively for it, and other non-exclusive independent commissioned sales representatives, who generally market other product lines as well as those of Perry Ellis. Perry Ellis also attends major industry trade shows in the fashion, golf, and corporate sales areas.

Perry Ellis also advertises to customers through print advertisements in a variety of consumer and trade magazines and newspapers and through outdoor advertising such as billboards strategically placed to be viewed by consumers. For example, Perry Ellis is continuing Jantzen’s emphasis in print advertisements for its swimwear products in influential fashion magazines such as In Style, Glamour and Vogue and intends to sponsor selected athletes and celebrities in the future. In order to promote its men’s sportswear at the retail level, Perry Ellis conducts cooperative advertising in print and broadcast media, which features Perry Ellis’ products in its customers’ advertisements. The cost of this cooperative advertising is shared with Perry Ellis’ customers. Perry Ellis also conducts various in-store marketing activities with its customers, such as retail events and promotions and shares in the cost of these events. These events and promotions are in great part orchestrated to coincide with high volume shopping times such as holidays (Christmas and Thanksgiving) and Father’s Day. In addition to event promotion, Perry Ellis places perennial displays and signs of its products in retail establishments.

Perry Ellis makes use of direct consumer advertising in selected markets featuring the Perry Ellis, Natural Issue, John Henry, Grand Slam and Munsingwear brand names through the placement of highly visible billboards, sponsorships, and special event advertising. Perry Ellis also maintains informational Web sites featuring its brands. Perry Ellis creates and implements editorial and public relations strategies designed to heighten the visibility of its brands. All these activities are coordinated around each brand in an integrated marketing approach.

The following table sets forth the principal brand names for Perry Ellis’ product categories at the different levels of retail distribution:

Brand Portfolio Channel of Distribution	Casual	Dress Casual	Jeans Wear	Golf	Active Sports	Swimwear
Upscale Department Store	Tricots St. Raphael(3) Original Penguin	Axis (3) Mondo di Marco		PING Collection

Department Store	Cubavera	Axis (3)	Perry Ellis America	Grand Slam		Jantzen
	Grand Slam	Perry Ellis(1)				Tommy Hilfiger Nike

Chain Stores	Natural Issue Havanera	Axis (3) John Henry	Natural Issue JNCO(3)	Penguin Sport Munsingwear	Ocean Pacific(3) Pro Player	Jantzen Nike
Munsingwear

Mass Merchants	Store Brands	Manhattan	Store Brands

Green Grass(2)	Munsingwear	Perry Ellis		PING Collection

Coporate	NAUTICA

Specialty Stores	Tricots St. Raphael(3)	Axis(3)				Jantzen Tommy Hilfiger Nike
(1)	Perry Ellis primarily licenses the Perry Ellis brand in the men’s sportswear, dress shirt and dress bottoms category which license will terminate if the Salant acquisition is completed.
(2)	This channel includes high and specialty golf shops and resorts.
(3)	Assumes completion of Salant acquisition.

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Perry Ellis believes that customer service is a key factor in successfully marketing its apparel products and providing its customers with a high level of customer service. Perry Ellis coordinates efforts with customers to develop products meeting their specific needs using its design expertise and computer-aided design technology. Utilizing its well-developed sourcing capabilities, Perry Ellis strives to produce and deliver products to its customers on a timely basis.

Perry Ellis’ in-house sales staff is responsible for customer follow-up and support, including monitoring prompt order fulfillment and timely delivery. Perry Ellis utilizes an Electronic Data Interchange, or EDI, system for certain customers in order to provide advance-shipping notices, process orders and conduct billing operations. In addition, certain customers use the EDI system to communicate their weekly inventory requirements per store to Perry Ellis electronically. Perry Ellis then fills these orders either by shipping directly to the individual stores or by sending shipments, individually packaged and bar coded by store, to a centralized customer distribution center.

Perry Ellis makes use of a number of software packages that enable it to track retail sales by store by stock keeping units or SKUs. Combined with software that provides demographic mapping data, Perry Ellis can develop specific micro-market plans for its customers that provide the customer with enhanced returns on Perry Ellis’ various product lines.

Licensing Operations

For the past eight years, Perry Ellis has been actively licensing the brands it owns. The licensing of Perry Ellis’ brands to third parties for various product categories is one of its strategies. The licensing of Perry Ellis’ brands enhances their image by widening the range and distribution of these products without requiring Perry Ellis to make significant capital investments or incur significant operating expenses. As a result of this strategy, Perry Ellis has gained significant experience in identifying potential licensing opportunities and has established strong relationships with many active licensees. Perry Ellis’ licensing operation is a significant contributor to Perry Ellis’ profitability.

Perry Ellis is currently the licensor of approximately 111 licensees for various products including footwear, sportswear, outerwear, underwear, active wear, women’s sportswear, fragrances and loungewear. Sales of licensed products by Perry Ellis’ licensees were approximately $576 million, $534 million and $516 million in fiscal years 2003, 2002 and 2001, respectively. Perry Ellis received royalties from these sales of approximately $28.8 million, $26.7 million and $25.8 million in fiscal years 2003, 2002 and 2001, respectively. With the Salant acquisition, Perry Ellis believes that while its royalties will initially decline as a result of owning Salant, its largest licensee, long term, licensing opportunities will continue to grow domestically and internationally. See Perry Ellis’ audited consolidated financial statements and the related notes beginning on page F-1.

Although the Perry Ellis brand has international recognition, Perry Ellis still perceives the brand to be under-penetrated in international markets such as Europe and Asia. Perry Ellis is actively pursuing obtaining licenses for various products bearing the Perry Ellis brand into these under-performing international markets. Perry Ellis believes that its brand and licensing experience will enable it to capitalize on these international opportunities and that the Salant acquisition will assist it in this endeavor. In addition, the Jantzen brand has a history in excess of 90 years and Perry Ellis believes that the Jantzen brand will enable it to take advantage of many domestic and international licensing opportunities.

To maintain a brand’s image, Perry Ellis closely monitors its licensees and approves all licensed products. In evaluating a prospective licensee, Perry Ellis considers the candidate’s experience, financial stability, manufacturing performance and marketing ability. Perry Ellis also evaluates the marketability and compatibility of the proposed products with its other products. Perry Ellis regularly monitors product design, development, merchandising and marketing of licensees, and schedules meetings throughout the year with licensees to ensure quality, uniformity and consistency with Perry Ellis’ products. Perry Ellis also gives its licensees a view of its products and fashion collections and its expectations of where its products should be positioned in the

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marketplace. In addition to approving, in advance, all of Perry Ellis’ licensees’ products, Perry Ellis also approves their advertising, promotional and packaging materials.

As part of Perry Ellis’ licensing strategy, Perry Ellis works with its licensees to further enhance the development, image, and sales of their products. Perry Ellis offers licensees marketing support and its relationships with retailers help the licensees generate higher revenues and become more profitable.

Perry Ellis’ license agreements generally extend for a period of three to five years with options to renew prior to expiration for an additional multi-year period based on a licensee meeting certain performance criteria. The typical agreement requires that the licensee pay Perry Ellis the greater of a royalty based on a percentage of the licensees net sales of the licensed products or a guaranteed minimum royalty that typically increases over the term of the agreement. Generally, licensees are required to contribute to Perry Ellis additional monies for advertising and promotion of the licensed products in their covered territory.

Customers

Perry Ellis sells merchandise to a broad spectrum of retailers, including national chain stores, upscale department stores, mass market and specialty stores. Perry Ellis’ largest customers include Wal-Mart, J.C. Penney, Kohl’s, Sears, and Mervyn’s. Net sales to Perry Ellis’ five largest customers accounted for approximately 40%, 47% and 42% of net sales in fiscal years 2003, 2002 and 2001, respectively. For fiscal 2003, sales to Wal-Mart accounted for approximately 11% of total net sales. For fiscal 2002, sales to Target Corp. accounted for approximately 12%, while sales to J.C. Penney, and Wal-Mart accounted for approximately 11%. For fiscal 2001, sales to Wal-Mart accounted for approximately 14% of total net sales and sales to J.C. Penney accounted for approximately 11% of net sales. No other single customer accounted for more than 10% of net sales during such fiscal years.

Seasonality and Backlog

Perry Ellis’ products have historically been geared towards lighter weight apparel generally worn during the spring and summer months. Perry Ellis believes that this seasonality has been reduced with the introduction of fall, winter, and holiday merchandise. The Jantzen swimwear business, however, is highly seasonal in nature, with the majority of its sales occurring in Perry Ellis’ first and fourth quarter. Perry Ellis’ higher priced products generally tend to be less sensitive to economic conditions and weather conditions. While the variation in Perry Ellis’ sales on a quarterly basis has narrowed somewhat, seasonality can be affected by a variety of factors, including the mix of advance and fill-in orders, the amount of sales to different distribution levels, and overall product mix between traditional and fashion merchandise.

Perry Ellis generally receives orders from its retailers approximately five to seven months prior to shipment. For approximately 80% of Perry Ellis’ sales, Perry Ellis has orders from its retailers before it places orders with its suppliers. A summary of the order and delivery cycle for Perry Ellis’ four primary selling seasons is illustrated below:

Merchandise Season	Advance Order Period	Delivery Period to Retailers
Spring	July to September	January to March
Summer	October to December	April and May
Fall	January to March	June to September
Holiday	April to June	October and November

Sales and receivables are recorded when inventory is shipped, with payment terms generally 30 to 75 days from the date of shipment. Perry Ellis’ backlog of orders includes confirmed and unconfirmed orders, which Perry Ellis believes, based on industry practice and past experience, will be confirmed. As of March 2, 2003, Perry Ellis’ backlog of orders for its products, all of which are expected to be shipped during fiscal 2004, was approximately $129.7 million, compared to approximately $112.6 million as of March 2, 2002.

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The amount of unfilled orders at a point in time is affected by a number of factors, including the mix of product, the timing of the receipt and processing of customer orders and the scheduling of the sourcing and shipping of the product, which in most cases depends on the desires of the customer. Backlog is also affected by on-going trends among customers to reduce the lead-time on their orders. Since the fall of 2001, Perry Ellis’ customers have been more cautious of their inventory levels and have delayed placing orders and re-orders compared to Perry Ellis’ previous experience. Due to these factors a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

Supply of Products and Quality Control

Perry Ellis currently uses independent contract manufacturers to supply the majority of the products it sells. Nearly 70% of Perry Ellis’ suppliers are located in the Far East, 23% in South and Central America, and 6% in the Middle East. Perry Ellis’ largest independent contract manufacturer supplied less than 4% of Perry Ellis’ purchased product during fiscal 2003. Perry Ellis believes that the use of numerous independent contract manufacturers allows it to maximize production flexibility, while avoiding significant capital expenditures, work-in-process inventory build-ups and the costs of maintaining and operating production facilities. Perry Ellis has had relationships with some suppliers for as long as 30 years, however, none of these relationships are formal or require either party to either purchase or supply any fixed quantity of product. While Perry Ellis believes it is unlikely, and has never been a factor in the past, it is possible that in times of tight market supply, the absence of formal supply agreements may impair Perry Ellis’ ability to secure a reliable source of product supply.

The vast majority of Perry Ellis’ non-Jantzen products are purchased as “full packages”, where Perry Ellis places an order with the supplier and the supplier purchases all the raw materials, assembles the garments and ships them to Perry Ellis’ distribution facilities. For the Jantzen swimwear business, which includes the Jantzen, Tommy Hilfiger, Nike and Southpoint brands, Perry Ellis purchases fabric from domestic and international suppliers. Purchased fabrics are primarily cut in the United States. The cut fabric is matched with various trim components and shipped to off-shore sewing contractors located primarily in Mexico and the Caribbean Basin enabling Perry Ellis to utilize exemptions under “807” customs regulations, which provide that certain articles assembled abroad from United States components are exempt from United States duties on the value of those components. This process is generally referred to as CMT (cut, make and trim) and differs from “full package” sourcing in that Perry Ellis, not the supplier, purchases and owns the fabric and trim components. Perry Ellis plans to ultimately shift the production of the Jantzen business to the “full package” sourcing model. Finished goods are generally shipped to either Perry Ellis’ Miami, Florida or Seneca, South Carolina facilities or to third-party warehouses in California for repackaging and distribution to customers.

Perry Ellis maintains offices in Beijing, Shanghai and Guangzhou China, Seoul, South Korea, and Taipei, Taiwan to source its products in over 30 countries worldwide, to monitor its suppliers’ purchases of raw material, and monitor production at contract manufacturing facilities in order to ensure quality control and timely delivery. Perry Ellis also operates through independent agents based in Thailand, Vietnam, Indonesia, Philippines and United Arab Emirates. Perry Ellis personnel based in its Miami, Florida office perform similar functions with respect to its suppliers in Central America. Perry Ellis conducts inspections of samples of each product prior to cutting by contractors during the manufacturing process and prior to shipment. Perry Ellis also has full-time quality assurance inspectors in the Dominican Republic, Honduras, El Salvador, Guatemala, and in each of its overseas offices.

In order to assist with timely delivery of finished goods, Perry Ellis functions as its own customs broker. Perry Ellis prepares its own customs documentation and arranges for any inspections or other clearance procedures with the United States Customs Service. Perry Ellis is a member of the United States Customs Automated Interface program. This membership permits Perry Ellis to clear its goods through United States Customs electronically and generally reduces the necessary clearance time to a matter of hours rather than days.

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Perry Ellis also generally facilitates and aids its foreign contractors in obtaining raw materials. Otherwise, the foreign contractors purchase the raw material in accordance with Perry Ellis’ specifications. Raw materials, which are in most instances made and/or colored especially for Perry Ellis, consist principally of piece goods and yarn and are purchased by Perry Ellis from a number of foreign and domestic textile mills and converters.

Perry Ellis is committed to ethical sourcing standards and requires its independent contractors to comply with its code of conduct. Perry Ellis monitors compliance by its foreign contract manufacturers with applicable laws and regulations relating to, for example, the payment of wages, working conditions and the environment. As part of Perry Ellis’ compliance program, Perry Ellis routinely performs audits of its contract manufacturers and requires corrective action when appropriate.

Import and Import Restrictions

Perry Ellis’ transactions with its foreign suppliers abroad are subject to the risks of doing business abroad. Imports into the United States are affected by, among other things, the cost of transportation of the products and the imposition of import duties and restrictions. The countries that Perry Ellis sources its products from may, from time to time, impose new quotas, duties, tariffs, or other restrictions or adjust prevailing quotas, duty or tariff levels, which could affect Perry Ellis’ ability to import products at the current or increased levels. Perry Ellis cannot predict the likelihood or frequency of any such events occurring.

Perry Ellis’ import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries including China, Indonesia and Korea. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Such agreements also allow the United States to impose, at any time, restraints on the importation of categories of products that, under the terms of the agreements, are not subject to specified limits. Perry Ellis’ imported products are also subject to United States customs duties and other charges.

Perry Ellis monitors duty, tariff, and quota-related developments and continually seeks to minimize its potential exposure to quota-related risks through, among other measures, geographical diversification of its contract manufacturers, the maintenance of overseas offices, allocation of overseas production to product categories where more quota is available and shifts of production among countries and manufacturers.

In addition to the factors outlined above, Perry Ellis’ import operations may be adversely affected by political or economic instability resulting in the disruption of trade from exporting countries, any significant fluctuations in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

Competition

The retail apparel industry is highly competitive and fragmented. Perry Ellis’ competitors include numerous apparel designers, manufacturers, importers and licensors, and its own customers’ private label programs, many of which are larger and have greater financial and marketing resources than it. Perry Ellis believes that the principal competitive factors in the industry are: (1) brands, (2) timeliness, reliability and quality of services provided, (3) market share and visibility, (4) price and fashion, and (5) the ability to anticipate consumer demands and maintain appeal of products to customers.

Perry Ellis strives to focus on these points and has proven to have the ability to anticipate and respond quickly to customer demands with its brand names and range of products and its ability to operate within the industry’s production and delivery constrains. Perry Ellis believes that its continued dedication to customer service, product assortment and quality control, as well as its aggressive pursuit of licensing and acquisition opportunities, directly addresses the competitive factors in all market segments. Perry Ellis established brand names and relationships with retailers has resulted in a loyal following of customers.

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Perry Ellis considers the level of competition and the nature of its competitors varies by product segment. In particular, in the mass market channel, manufacturers constitute Perry Ellis’ main competitors in this less expensive segment of the market, while high profile domestic and foreign designers and licensors account for its main competitors in the more upscale segment of the market. Although Perry Ellis has been able to compete successfully to date, there can be no assurance that significant new competitors will not develop in the future.

Trademarks

Most of Perry Ellis’ material trademarks are registered with the United States Patent and Trademark Office and in other countries. Perry Ellis regards its trademarks and other proprietary rights as valuable assets which are critical in the marketing of its products. Perry Ellis vigorously protects its trademarks against infringements.

Perry Ellis may be subject to claims and suits against it, and may be initiator of claims and suits against others, in the ordinary course of its business, including claims arising from the use of its trademarks.

Employees

At May 14, 2003, Perry Ellis had approximately 675 employees compared to approximately 557 employees at May 14, 2002. None of Perry Ellis’ employees are subject to collective bargaining agreements, however, in fiscal 2003 a labor organization attempted to organize certain employees of one of Perry Ellis’ subsidiaries in its Miami, Florida facility. A National Labor Relations Board-supervised election was held on September 9, 2002, as a result of which a majority of the employees voting cast their ballot against unionization. The labor organization filed objections to the election, which are pending before the National Labor Relations Board. Perry Ellis considers its employee relations to be satisfactory. If the Salant merger is completed, Perry Ellis will have approximately 1,400 employees.

Properties

Perry Ellis’ main administrative offices, warehouse and distribution facility are located in a 230,000 square foot facility in Miami, Florida which Perry Ellis owns. This facility is encumbered by a $11.6 million mortgage. For purposes of potential future expansion, Perry Ellis owns approximately three acres of land adjacent to its facility.

On September 13, 2002, Perry Ellis purchased a 350,000 square foot distribution center in Seneca, South Carolina for $2.5 million cash. Perry Ellis had secured the option to purchase the facility as part of the Jantzen acquisition.

Perry Ellis leases three warehouse facilities in Miami totaling approximately 103,000 square feet to handle the overflow of bulk shipments and its specialty and PING operations. These facilities are leased on a month-to-month basis from Perry Ellis’ chairman and chief executive officer.

Perry Ellis leases four locations in New York City totaling approximately 25,400 square feet, with leases expiring from August 2005 to December 2012. These locations are used for office, design, and showroom space.

Perry Ellis leases 45,200 square feet for office space used by Perry Ellis’ Jantzen swimwear business in Portland, Oregon, pursuant to a lease expiring in December 2004.

In order to monitor production of Perry Ellis products in the Far East, Perry Ellis maintains offices in South Korea and China, and also leases offices jointly with GFX, Inc., a company controlled by Perry Ellis’ chairman and chief executive officer, in Beijing, China and Taipei, Taiwan.

Salant currently owns a 360,000 square foot distribution facility and leases an additional 26,000 square feet of distribution space in Winnsboro, South Carolina. Salant also leases approximately 136,000 square feet of

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combined office, design and showroom space primarily in New York, New York. Salant also operates 38 retail outlet stores, comprising approximately 104,000 square feet of selling space, all of which are leased. If the Salant acquisition is completed, Perry Ellis will also own or assume the leases for all of Salant’s facilities.

Legal Proceedings

Perry Ellis is subject to claims and suits against it, and is the initiator of claims and suits against others in the ordinary course of business, including claims arising from the use of its trademarks. Perry Ellis does not believe that the resolution of any pending claims will have a material adverse affect on its business, financial condition or results of operations.

Management

Set forth below is certain information concerning the directors and the executive officers of Perry Ellis as of May 14, 2003:

Name	Age	Position with Perry Ellis	Director Term Expires
George Feldenkreis	67	Chairman of the Board and Chief Executive Officer	2004
Oscar Feldenkreis	43	President, Chief Operating Officer and Director	2003
Joseph Roisman	55	Executive Vice President	N/A
Timothy B. Page	50	Chief Financial Officer	N/A
Alberto de Cardenas	34	Senior Vice President and General Counsel	N/A
Fanny Hanono	41	Secretary-Treasurer	N/A
Marc Balmuth(2)(5)	55	Director	2005
Ronald L. Buch(1)	67	Director	2005
Gary Dix(3)	54	Director	2004
Salomon Hanono	53	Director	2005
Joseph P. Lacher(1)(2)(4)	57	Director	2003
Leonard Miller(1)(2)	73	Director	2004
Allan Zwerner	58	Director	2003

(1) Member of compensation committee.

(2) Member of audit committee.

(3) Mr. Dix was the chairman and a member of Perry Ellis’ audit committee during Perry Ellis’ fiscal year ended January 31, 2003 and resigned from such capacities on May 14, 2003. Mr. Dix remains a director of  Perry Ellis.

(4) Mr. Lacher was appointed as chairman of Perry Ellis’ audit committee on May 14, 2003.

(5) Mr. Balmuth was appointed as a member of Perry Ellis’ audit committee on May 14, 2003.

George Feldenkreis founded Perry Ellis in 1967, has been involved in all aspects of its operations since that time and served as the Perry Ellis’ president and a director until February 1993, at which time he was elected chairman of the board of directors and chief executive officer. He is a member of the board of directors of the Greater Miami Jewish Federation and the Miami Jewish Home and is a trustee of the University of Miami.

For a discussion of Oscar Feldenkreis’ background, please see “Chapter XII—Important Proposals for Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger” on page XII-1.

Joseph Roisman was appointed executive vice president of operations in September 1995. Previously, Mr. Roisman, who has been employed by Perry Ellis since 1988, held the position of vice president, sales.

Timothy B. Page was appointed chief financial officer in May 2001. From 1998 through 2001, Mr. Page was a private investor, consultant and entrepreneur working primarily in the industrial gas and specialty chemical industries. From 1989 through 1992, Mr. Page was a director of Farah, Inc., an apparel company, and from 1992 to 1997 Mr. Page served in various executive positions including executive vice president and chief operational officer. From 1987 through 1992, Mr. Page served as executive vice president and chief financial officer and a member of the board of directors of Tri-Gas, Inc., an industrial gas and specialty chemical company he co-founded.

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Alberto de Cardenas was appointed senior vice president and general counsel in March 2003. From January 2003 through March 2003, Mr. de Cardenas served as Perry Ellis’ vice president and corporate general counsel. From September 1996 through December 2002, Mr. de Cardenas was an attorney at Broad and Cassel, a law firm in Miami, Florida, specializing in corporate securities and mergers and acquisitions. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

Fanny Hanono was elected Perry Ellis’ secretary-treasurer in September 1990. From September 1988 to August 1990, Ms. Hanono served as Perry Ellis’ assistant secretary and assistant treasurer. From 1988 until February 2001, Ms. Hanono was employed by Carfel, Inc. (now known as GFX, Inc.), an importer and distributor of automotive parts, in various executive positions. From February 2001 through December 2001, Ms. Hanono served as a vice president of SPX Filtran (“SPX ”), which had purchased substantially all of Carfel’s assets. Since January 2002, Ms. Hanono has been serving as a consultant and in various executive capacities with GFX.

Marc Balmuth was elected to the Perry Ellis’ board of directors in November 2002. From September 1999 to June 2002, Mr. Balmuth was chairman of the board of Bob’s Stores, a privately held retailer, where he was also chief executive officer from February 1996 to September 1999. From February 1987 to May 1996, Mr. Balmuth was president and chief merchant at Caldor, Inc. From June 1979 to February 1985 Mr. Balmuth was senior vice president-general merchandising manager for women’s. junior and girls clothing at Macy’s. He is a trustee of Old Dominion University.

Ronald L. Buch was elected to Perry Ellis’ board of directors in January 1996. Prior to his retirement in 1995, Mr. Buch was employed by K-Mart Corporation for over 39 years, most recently as vice president and general merchandise manager.

Gary Dix was elected to Perry Ellis’ board of directors in May 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm in Miami, Florida. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another Miami accounting firm.

Salomon Hanono was elected to Perry Ellis’ board of directors in February 1993. From 1987 until February 2001, Mr. Hanono was employed by Carfel, Inc. (now known as GFX, Inc.) in various executive positions. From February 2001 through December 2001, Mr. Hanono served as vice president of SPX. Since January 2002, Mr. Hanono has been serving as a consultant and in various executive capacities with GFX.

For a discussion of Joseph P. Lacher’s background, please see “Chapter XII—Important Proposals for Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger” on page XII-1.

Leonard Miller was elected to Perry Ellis’ board of directors in May 1993. Mr. Miller has been Vice President and Secretary of Pasadena Homes, Inc., a home construction firm in Miami, Florida, since 1959.

For a discussion of Allan Zwerner’s background, please see “Chapter XII—Important Proposals for Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger” on page XII-1.

George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono and the father-in-law of Salomon Hanono. There are no other family relationships among Perry Ellis’ directors and executive officers.

Perry Ellis’ executive officers are elected annually by the board of directors and serve at the discretion of the board. Perry Ellis’ directors hold office until the third succeeding annual meeting of shareholders after their respective election and until their successors have been duly elected and qualified.

Corporate Governance

Perry Ellis operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting the highest standards of professional, ethical and personal conduct and assuring

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compliance with such responsibilities and standards. Perry Ellis, with the assistance of its counsel, regularly monitors developments and “best practices” in the area of corporate governance. In July 2002, Congress enacted the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), which, among other things, established various new substantive corporate governance standards and disclosure requirements for public companies. In addition, the National Association of Securities Dealers, Inc. (“NASD”) recently adopted changes to its listing requirements consistent with Sarbanes Oxley and SEC regulations. Certain of the requirements of Sarbanes Oxley and the NASD rules are subject to delayed effectiveness as of the date of this joint proxy statement-prospectus. Perry Ellis’ board of directors remains proactive and has initiated actions consistent with these corporate governance regulations and standards.

Perry Ellis intends for a majority of its board to be composed of independent directors and consistent with Sarbanes Oxley and with relevant NASD listing standards not yet in effect, Perry Ellis intends to constitute and maintain, in addition to a wholly independent audit committee, an executive compensation and director nominating committee composed entirely of independent directors.

Meetings and Committees of the Board of Directors

During fiscal 2003, Perry Ellis’ board of directors held seven formal meetings. During fiscal 2003, no director attended fewer than 75% of the number of meetings of the board of directors and each committee of the board of directors of which he was a member held during the period he served on the board of directors. From and after the date of this joint-proxy statement-prospectus, Perry Ellis’ non-management directors will convene formal meetings, in executive session and separate from management, not less than two times annually.

The only presently standing committees of Perry Ellis’ board of directors are the audit committee and the compensation committee. The board of directors does not have a nominating or similar committee at this time but intends to constitute such a committee prior to December 31, 2003.

During Perry Ellis’ fiscal year ended January 31, 2003, the audit committee was composed of Messrs. Gary Dix, Joseph P. Lacher and Leonard Miller. Perry Ellis’ board of directors, in accordance with its corporate governance practices and after having carefully reviewed relevant proposed and effective legal requirements, including the requirements of Sarbanes Oxley and Rule 4200(a)(15) of the NASD’s listing standards, determined that the chairman of Perry Ellis’ audit committee, Mr. Gary Dix, did not satisfy the independence standards of Section 301 of Sarbanes Oxley, Section 10A(m)(3) of the Exchange Act and NASD Rule 4200(a)(15) and, accordingly, it was determined that he should not continue as an audit committee member or as the chairman of such committee. This determination was based on the fact that Mr. Dix and the accounting firm in which Mr. Dix is a partner provided during Perry Ellis’ fiscal year ended January 31, 2003, various tax consulting and tax return preparation services for Perry Ellis’ chairman and chief executive officer, and president and chief operating officer, respectively. Accordingly, on May 14, 2003 Mr. Dix resigned his position as an audit committee member and as chairman of such committee. Mr. Dix continues to serve as a non-employee director of Perry Ellis and Perry Ellis believes that he is well-qualified to so serve.

Perry Ellis’ board is presently working with management and outside executive search professionals and advisors to identify qualified candidates for additional independent directors for future membership on the audit committee and for elections on Perry Ellis’ board of directors generally.

Effective May 14, 2003 Mr. Marc Balmuth was appointed as a third, independent member of Perry Ellis’ audit committee to replace Mr. Dix and to serve in such capacity until his successor is duly elected and qualified.

All of Perry Ellis’ audit committee members possess the required level of financial literacy under relevant NASD rules and Mr. Lacher who, following Mr. Dix’ resignation, was appointed as chairman of Perry Ellis’ audit committee on May 14, 2003, satisfies the current definition of an “audit committee financial expert” required by applicable SEC regulations and NASD listing standards.

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The audit committee operates under a formal written charter that governs its duties, responsibilities and conduct. A copy of the charter is attached to this joint proxy statement-prospectus ad Annex H. The audit committee met four times during fiscal 2003.

The audit committee’s functions include overseeing the integrity of Perry Ellis’ financial statements, Perry Ellis’ compliance with legal and regulatory requirements, the selection and qualifications of Perry Ellis’ independent auditors, the performance of Perry Ellis’ internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and Perry Ellis’ board of directors have established. In this oversight capacity, the audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent auditors, including their recommendations to improve the system of accounting and internal controls.

Deloitte & Touche LLP, Perry Ellis’ independent auditors, report directly to the audit committee. The audit committee, consistent with Sarbanes-Oxley and the SEC’s rules adopted thereunder, meets with management and the auditors prior to the filing of Perry Ellis’ periodic reports. The audit committee has also adopted a policy for reporting improper activity to enable confidential and anonymous reporting of improper activities to the audit committee.

The compensation committee is presently comprised of Ronald L. Buch, Joseph P. Lacher and Leonard Miller. The compensation committee reviews and approves the compensation of Perry Ellis’ executive officers and administers Perry Ellis’ stock option plans and Perry Ellis’ incentive compensation plan. The compensation committee met on one occasion during fiscal 2003.

Executive Compensation

Summary Compensation Table

The following compensation table sets forth for the fiscal years ended January 31, 2003, 2002 and 2001, the cash and certain other compensation earned by Perry Ellis’ chief executive officer and such other executive officers whose annual salary and bonus exceeded $100,000 during fiscal 2003 (“Perry Ellis’ named executive officers”):

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)	Securities Underlying Option/SAR’s(#)	LTIP Payouts($)(1)	All Other Compensation($)(2)
George Feldenkreis	2003	500,000		300,000	150,000	0	32,809
Chairman and CEO	2002	500,000		250,000	0	0	21,945
	2001	500,000		250,000	0	0	31,804

Oscar Feldenkreis	2003	600,000		150,000	150,000	592,689	18,413
President and Chief	2002	600,000		0	0	475,000	14,390
Operating Officer	2001	600,000		0	0	475,000	16,242

Joseph Roisman	2003	180,250		17,000	5,000	0	6,000
Executive Vice President	2002	175,000		17,000	0	0	9,615
	2001	170,000		17,000	0	0	6,000

Timothy B. Page	2003	225,000		65,000	14,000	0	0
Chief Financial Officer	2002	117,692	(3)	24,000	15,000	0	0

(1)	The dollar amount represents payments made under Perry Ellis’ Incentive Compensation Plan.
(2)	The dollar amount represents contributions by Perry Ellis for Perry Ellis’ named executive officers under Perry Ellis’ 401(k) plan and payments by Perry Ellis for a car allowance, a leased vehicle or life insurance.
(3)	Salary from May 2001 through January 31, 2002.

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Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of Perry Ellis’ stock options made during fiscal 2003 to any of Perry Ellis’ named executive officers.

Name	Number of Securities Underlying Stock Options Granted(#)(1)	% of Total Options Granted To Employees In Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Stock Option Terms(2)($)
					5%	10%
George Feldenkreis	150,000	26.2	14.25	12/05/12	1,344,262	3,406,625
Oscar Feldenkreis	150,000	26.2	14.25	12/05/12	1,344,262	3,406,625
Joseph Roisman	5,000	6.9	14.25	12/05/12	44,809	113,554
Timothy B. Page	14,000	2.4	14.25	12/05/12	$125,464	$317,952

(1)	These awards were made pursuant to Perry Ellis’ 1993 Stock Option Plan.
(2)	Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed rates stated on such price through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term. These amounts have been determined on the basis of assumed rates of appreciation mandated by the SEC and do not represent Perry Ellis’ estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the named executive officer through the expiration date, as well as being dependent upon the general performance of Perry Ellis’ common stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes. Perry Ellis did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

Stock Options Held at End of Fiscal 2003

The following table indicates the total number and value of exercisable and unexercisable stock options held by each of Perry Ellis’ named executive officers as of January 31, 2003. No stock options were exercised by any of Perry Ellis’ named executive officers in fiscal 2003.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
George Feldenkreis	550,000	0	2,877,750	0
Oscar Feldenkreis	350,000	0	1,832,600	0
Joseph Roisman	7,500	6,500	51,713	25,668
Timothy B. Page	15,000	14,000	139,500	44,380

(1)	Based on The Nasdaq Stock Market last sales price for the Perry Ellis common stock on January 31, 2003 in the amount of $17.42 per share.

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Equity Compensation Plan Information for Fiscal 2003

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation Plans approved by security holders	1,488,634	$10.03	1,011,366
Equity compensation Plans not approved By security holders	N/A	N/A	N/A

Total	1,488,634	$10.03	1,011,366

Compensation of Directors

During fiscal 2003, non-employee directors were compensated at the rate of $5,000 per quarter up to a maximum of $20,000 per annum. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options under the Perry Ellis’ stock option plans. During fiscal 2003, each of Perry Ellis’ non-employee directors set forth below were granted a ten-year option under the 1993 Stock Option Plan to purchase 10,000 shares of common stock at $14.25 per share. As of the Perry Ellis record date, the following options granted to non-employee directors were outstanding:

Name of Optionee	Number of Shares	Exercise Price($)	Expiration Date
Marc Balmuth	10,000	14.25	December 5, 2012

Ronald L. Buch	10,000 10,000 10,000 5,000	14.25 5.19 8.81 15.75	December 5, 2012 January 4, 2011 April 22, 2009 May 7, 2008

Gary Dix	10,000 10,000 10,000 5,000 11,250	14.25 5.19 8.81 15.75 8.00	December 5, 2012 January 4, 2011 April 22, 2009 May 7, 2008 June 2, 2005

Salomon Hanono	10,000 10,000 10,000 5,000 11,250	14.25 5.19 8.81 15.75 8.00	December 5, 2012 January 4, 2011 April 22, 2009 May 7, 2008 June 2, 2005

Joseph P. Lacher	10,000 10,000	14.25 5.19	December 5, 2012 January 4, 2011

Leonard Miller	10,000 10,000 10,000 5,000 11,250	14.25 5.19 8.81 15.75 8.00	December 5, 2012 January 4, 2011 April 22, 2009 May 7, 2008 June 2, 2005

Alan Zwerner	10,000	14.25	December 5, 2012

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Employment Agreements

Perry Ellis is party to an employment agreement with George Feldenkreis, the chairman of the board of Directors and Chief Executive Officer, which currently expires in May 2005. The employment agreement provides for an annual salary of $500,000, subject to annual cost-of-living increases, and an annual bonus in the form of a performance bonus to be determined by the Compensation Committee up to a maximum of $250,000. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with the Company for one year after termination of his employment for any reason except Perry Ellis’ termination of Mr. Feldenkreis without cause. Upon termination of the employment agreement by reason of his death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year’s salary plus a bonus as may be determined by the Compensation Committee in its discretion.

Perry Ellis is a party to an employment agreement with Oscar Feldenkreis, the president and chief operating officer, which currently expires in May 2005. The employment agreement currently provides for an annual salary of $600,000, subject to annual cost-of-living increases, and an annual bonus in the form of a performance bonus, equal to 3.5% of pre-tax income with a minimum of $475,000 bonus and a maximum of $675,000 bonus. Oscar Feldenkreis’ employment agreement contains termination and non-competition provisions similar to those set forth in George Feldenkreis’ agreement.

Perry Ellis is party to an employment agreement with Timothy B. Page, the chief financial officer, expiring on May 20, 2003. The employment agreement currently provides for an annual salary of $225,000, and an annual bonus of up to $36,000 for the fiscal year ending January 31, 2003. The Compensation Committee of the board of directors authorized and approved an increase to the January 31, 2003 bonus to $65,000. Fifty percent of Mr. Page’s bonus is guaranteed and the payment of the remainder of the bonus is subject to a performance review. Mr. Page may not compete directly or indirectly with Perry Ellis during his employment or for a period of one-year following Mr. Page’s departure from Perry Ellis, whether such departure was initiated by Mr. Page or Perry Ellis with or without cause. Mr. Page also may not directly or indirectly, without the express written permission of Perry Ellis, employ anyone who is a consultant or employee of Perry Ellis at the time of Mr. Page’s departure from Perry Ellis.

Compensation Committee Report on Executive Compensation

Under rules established by the Commission, Perry Ellis is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting Perry Ellis’ executive officers (including Perry Ellis’ named executive officers) during the past fiscal year. The report of Perry Ellis’ compensation committee is set forth below.

Compensation Philosophy

The three principal components of Perry Ellis’ executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Perry Ellis board of directors and the compensation committee, which objectives include (a) attracting and retaining competent management, (b) recognizing individual initiative and achievement, (c) rewarding management for short and long term accomplishments, and (d) aligning management compensation with the achievement of Perry Ellis’ goals and performance.

The compensation committee endorses the position that equity ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. This alignment is amplified by the extensive holdings by management of Perry Ellis’ common stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Perry Ellis, the performance of the executive, and the responsibilities assumed by the executive.

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The compensation committee intends to review Perry Ellis’ existing management compensation programs on an ongoing basis and will (i) meet with the chief executive officer to consider and set mutually agreeable performance standards and goals for members of senior management and/or Perry Ellis, as appropriate or as otherwise required pursuant to any such officer’s employment agreement and (ii) consider and, as appropriate, approve modifications to such programs to ensure a proper fit with the philosophy of the compensation committee and the agreed-upon standards and goals. The compensation committee has not yet considered or approved the individual or corporate performance goals or standards for the fiscal year ending January 31, 2004 with respect to Perry Ellis’ management incentive programs.

Chief Executive Officer Compensation

The principal factors considered by Perry Ellis’ board of directors in determining fiscal 2003 salary and bonus for George Feldenkreis, Perry Ellis’ chairman of the board and chief executive officer, included an analysis of the compensation of chief executive officers of public companies within Perry Ellis’ industry and public companies similar in size and capitalization to Perry Ellis. The compensation committee also considered Perry Ellis’ fiscal 2003 earnings and revenue growth, the successful completion of the acquisition of the Jantzen business, expectations for the fiscal year ending January 31, 2004 and other performance measures in determining George Feldenkreis’ compensation, but there was no specific relationship or formula by which such compensation was tied to Perry Ellis’ performance. The compensation committee approved an additional $50,000 bonus due to the successful completion of the acquisition of the Jantzen business. Perry Ellis also considered that, notwithstanding the fact that his employment agreement does not require Mr. Feldenkreis to devote more than 50% of his working time to the affairs of Perry Ellis, Mr. Feldenkreis has devoted the vast majority of his working time to the affairs of Perry Ellis.

Other Executive Officers’ Compensation

Fiscal 2003 base salary and bonus for Perry Ellis’ other executive officers, to the extent each executive officer’s compensation is not governed by an employment agreement, were determined by the compensation committee. This determination was made after a review and consideration of a number of factors, including each executive’s level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of goals and performance during fiscal 2003, compensation levels at competitive publicly held companies and Perry Ellis’ historical compensation levels. Although Perry Ellis’ performance was one of the factors considered, the approval of the compensation committee was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to Perry Ellis’ performance.

Stock Options

Perry Ellis maintains stock option plans which are designed to attract and retain directors, executive officers and other employees of Perry Ellis and to reward them for delivering long-term value to Perry Ellis.

/s/    Joseph P. Lacher (Chairman)

/s/    Ronald L. Buch

/s/    Leonard Miller

Compensation Committee Interlocks and Insider Participation

No member of Perry Ellis’ compensation committee is a former or current officer or employee of Perry Ellis or any of its subsidiaries. No executive officer of Perry Ellis serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Perry Ellis’ board of directors or compensation committee.

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Performance Graph

The following graph compares the cumulative total shareholder return on Perry Ellis’ common stock with the cumulative total shareholder return on the Nasdaq Stock Market-US Index and The S&P Apparel & Accessories Index commencing on February 1, 1998 and ending January 31, 2003.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG PERRY ELLIS INTERNATIONAL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S&P APPAREL & ACCESSORIES INDEX

	January 31,

	1998	1999	2000	2001	2002	2003
Perry Ellis	$100.00	$154.22	$109.94	$57.83	$72.29	$167.90
Nasdaq US	$100.00	156.49	244.12	171.06	$120.13	82.78
S&P Textiles	$100.00	92.56	63.89	88.55	$100.44	96.93

*	Assumes that $100 was invested on February 1, 1998 in Perry Ellis’ common stock or on February 1, 1998 in The Nasdaq Stock Market Index or The S&P Apparel & Accessories Index, and that all dividends are reinvested.

Report of the Audit Committee of the Board of Directors

The audit committee hereby reports as follows:

1.    The audit committee has reviewed and discussed the audited financial statements with Perry Ellis’ management.

2.    The audit committee has discussed with Deloitte & Touche LLP, Perry Ellis’ independent accountants, the matters required to be discussed by Statement on Auditing Standards (“SAS ”) 61 (Communications with Audit Committees).

3.    The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP their independence.

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4.    Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to Perry Ellis’ board of directors, and the board of directors has approved, that the audited financial statements be included in Perry Ellis’ Annual Report on Form 10-K for the fiscal year ended January 31, 2003, for filing with the Commission.

/s/    Gary Dix

/s/    Joseph P. Lacher

/s/    Leonard Miller

Audit And Non-Audit Fees

For the fiscal year ended January 31, 2003 fees for services provided by Deloitte & Touche LLP were as follows:

A.	Audit	$275,765
B.	Financial Information Systems Design Implementation	$0
C.	All Other Fees, consisting of mergers and acquisitions services and consulting $302,677 and other services $32,613	$473,120

Certain Transactions

Lease Agreements

Perry Ellis leases warehouse space in Miami, Florida from George Feldenkreis, Perry Ellis’ chairman and chief executive officer, on a month-to-month basis and jointly maintained offices with GFX, Inc. in Beijing, China and Taipei, Taiwan. Perry Ellis also leases warehouse space in Florida from an entity owned by George Feldenkreis, Fanny Hanono and Oscar Feldenkreis. Rent expense, including taxes, for these properties amounted to $633,183, $537,000, and $316,257 for the years ended January 31, 2003, 2002 and 2001, respectively.

Licensing Agreements

Perry Ellis is party to licensing agreements with Isaco International, Inc., pursuant to which Isaco was granted the exclusive license to use the Natural Issue and Perry Ellis brand names in the U.S. and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, Perry Ellis’ president and chief operating officer. Royalty income earned from the Isaco license agreements amounted to $2,114,604, $1,230,000 and $834,000 for the years ended January 31, 2003, 2002, and 2001, respectively.

Perry Ellis is a party to a licensing agreement with Tropi-Tracks LLC, pursuant to which Tropi-Tracks was granted an exclusive license to use the Jantzen brand name in the U.S., Canada and Mexico to market a line of men’s, women’s and junior’s casual and leisure footwear. Salomon Hanono, a director of Perry Ellis and the son-in-law of George Feldenkreis, Perry Ellis’ chairman and chief executive officer, is a member of Tropi-Tracks. The Tropi-Tracks license agreement provides for a minimum annual guaranteed royalty of $125,000. Royalty income earned from the Tropi-Tracks license agreement amounted to $5,556 for the year ended January 31, 2003.

Perry Ellis believes that its arrangements with George Feldenkreis, Isaco and Tropi-Tracks are on terms at least as favorable as Perry Ellis could secure from a non-affiliated third party.

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Consulting Arrangement

Fanny Hanono performs consulting services for Perry Ellis in the areas of Human Resources and Accounts Payable. For these services, Ms. Hanono was paid $60,000 in the year ending January 31, 2003. Ms. Hanono received no other compensation from Perry Ellis.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Perry Ellis’ directors, executive officers and holders of more than 10% percent of the Perry Ellis common stock to file reports of beneficial ownership and changes in ownership of the Perry Ellis’ common stock with the SEC. Such persons are required to furnish Perry Ellis with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, Perry Ellis believes that, with respect to the fiscal year ended January 31, 2003, all filing requirements applicable to its directors, executive officers and greater than 10% percent beneficial owners were complied with.

Salant

Introduction

Salant, which was incorporated in Delaware in 1987, is the successor to a business founded in 1893 and incorporated in New York in 1919. Salant designs, produces, imports and markets to retailers throughout the United States brand name and private label menswear apparel products. Salant currently sells its products to department stores, specialty stores, major discounters and national chains throughout the United States. As an adjunct to its apparel operations, Salant currently operates 38 retail outlet stores in various parts of the United States. The markets in which Salant operates are highly competitive. Salant competes primarily on the basis of brand recognition, quality, fashion, price, customer service and merchandising expertise. Salant operates in the following business segments: (i) men’s apparel wholesale and (ii) retail outlet operations. These segments are more fully described below.

On December 29, 1998 (the “Filing Date”), Salant filed a petition under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (the “1998 Case”) in order to implement a restructuring of its 10 1/2% Senior Secured Notes due December 31, 1998 (the “Senior Notes”). Salant also filed its plan of reorganization (the “Plan”) with the Bankruptcy Court on the Filing Date in order to implement its restructuring. On April 16, 1999, the Bankruptcy Court issued an order confirming the Plan. The effective date of the Plan occurred on May 11, 1999. On November 30, 2001, the Bankruptcy Court approved the closing of Salant’s 1998 Case. Previously, Salant had filed two voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code: one in February 1985, with a plan of reorganization confirmed in March 1987, and the other in June 1990, with a plan of reorganization confirmed in July 1993.

During the reorganization, Salant sold and/or shut-down all of its operations except for its Perry Ellis operations and restructured Salant around the Perry Ellis brand. Salant’s non-Perry Ellis menswear businesses, which Salant decided to exit in 1998, and which were sold or closed during 1999 and 2000, consisted of its dress shirt, bottoms and children’s divisions. The dress shirt business marketed dress shirts, primarily under the John Henry and Manhattan trademarks, and the bottom’s business manufactured mens and boys jeans, principally under the Canyon River Blues label for Sears Roebuck & Co. (“Sears”), mens casual slacks under the Sears Canyon River Blues Khakis label and pants under other Salant owned trademarks. The children’s business manufactured and marketed children’s blanket sleepers, pajamas and underwear, using a number of licensed cartoon characters created by Disney and Warner Bros., the Salant owned Dr. Denton trademark, and licensed trademarks from Joe Boxer and Oshkosh B’Gosh. The dress shirt business, consisting primarily of the John

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Henry and Manhattan trademarks and their related inventories, were sold to Perry Ellis in 1999 and the children’s business, consisting primarily of inventory and the Dr. Denton trademark, was sold to Wormser Company, also in 1999. Salant’s manufacturing and distribution facilities and equipment related to the dress shirt, bottoms and children’s businesses were not included in the sales to Perry Ellis and Wormser Company, and were subsequently closed and sold by Salant during 1999 and 2000. In the middle of 2000, the management started exploring growth opportunities by acquisition, as well as looking for new licensing opportunities. During this time, Salant formed a new subsidiary, Salant Holding Corporation, to acquire new assets. During fiscal 2000, Salant negotiated the acquisition of the assets of Tricots St. Raphael, Inc. and closed the acquisition in January 2001. In fiscal 2001 Salant negotiated the acquisition of Axis Clothing Corporation and closed that acquisition in January 2002. Also during 2001 and 2002, Salant entered into license agreements for the “Ocean Pacific” and “JNCO” brands to service the mid-tier channel of distribution and launched its Private Label business.

Men’s Apparel—Wholesale

In fiscal 2002, Salant’s wholesale business was primarily comprised of Perry Ellis and Axis products. Salant markets men’s accessories, dress shirts, slacks and sportswear under the “Perry Ellis” and “Portfolio by Perry Ellis” trademarks and sportswear under the AXIS, A(X)IST and AXIS LA trademarks. Salant also markets sportswear under the “Tricots St. Raphael”, “JNCO” and “Ocean Pacific” trademarks and private label sportswear and accessories.

Retail Outlet Operations

Salant’s retail outlet stores business consists of a chain of retail outlet stores (the “Stores Division”), through which it sells products manufactured by Salant and other Perry Ellis licensed manufacturers. At the end of fiscal 2002, Salant operated 40 Perry Ellis retail outlet stores but currently operates 38 retail outlet stores.

Significant Customers

Approximately 16%, 12% and 17% of Salant’s sales were made to The May Department Stores Company in 2002, 2001 and 2000, respectively. Approximately 14%, 15% and 19% of Salant’s sales were made to Federated Department Stores, Inc. in 2002, 2001 and 2000, respectively. In addition, approximately 12%, 18% and 18% of Salant’s sales were made to Dillards Inc. in 2002, 2001 and 2000, respectively. Also in 2002, approximately 10% of Salant’s sales were made to J.C. Penney Company, Inc. (“J.C. Penney”). In 2001 and 2000, approximately 12% and 13% of Salant’s sales were made to The TJX Companies, Inc., respectively. See Salant’s audited and unaudited consolidated financial statements and the related notes beginning on page F-37.

Trademarks

Approximately 65.2% of Salant’s net sales for 2002 were attributable to products sold under the licensed Perry Ellis trademarks, primarily “Perry Ellis” and “Portfolio by Perry Ellis” (the “Perry Ellis Trademarks”); these products are sold primarily through leading department and specialty stores. The balance is attributable to products sold under retailers’ private labels and other owned or licensed trademarks. See Salant’s audited and unaudited consolidated financial statements and the related notes beginning on page F-37.

In January 2001, Salant purchased certain assets of Tricots St. Raphael, Inc. Tricots is a better menswear brand distributed primarily through better department and men’s specialty stores in the U.S. and Canada.

In January 2002, Salant purchased the assets and trademarks of Axis Clothing Corporation, a company which designs, produces and markets men’s designer sportswear for various channels of distribution, including better department and specialty stores.

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Trademarks Licensed to Salant

The Perry Ellis Trademarks are licensed to Salant pursuant to the Perry Ellis Licenses. The license agreements contain renewal options, which, subject to compliance with certain conditions contained therein, permit Salant to extend the terms of such license agreements. Assuming the exercise by Salant of all available renewal options, the license agreements covering men’s apparel and accessories will expire on December 31, 2015.

During 2002, Salant entered into a license agreement with Revah Holdings, Inc. to develop the JNCO young men’s sportswear label and shipping began in the second quarter of 2002. In 2001, Salant entered into a license agreement with Ocean Pacific Apparel Corporation to design, produce and distribute men’s sportswear, including big and tall lines, throughout the United States. In connection with the Ocean Pacific license agreement, Salant signed an agreement providing for J.C. Penney to be the exclusive retailer of the Ocean Pacific regular priced products through fiscal 2003. Assuming the exercise of all renewal options by Salant, the Ocean Pacific license will expire on December 31, 2008 and the JNCO license will expire on December 31, 2011.

In 2000, Salant entered into a license agreement with Hartz & Company, Inc. (“Hartz”) to design, produce and distribute sportswear and furnishings for Hartz’s exclusive Tallia brand. This agreement was terminated, by its terms, at the end of the first quarter 2002.

Design and Production

Products sold by Salant’s various divisions are produced to the designs and specifications (including fabric selections) of designers employed by those divisions. In limited cases, Salant’s designers also receive input from Salant’s licensors on general themes and color palettes.

During 2002, approximately 1.1% of the units produced by Salant were manufactured in the United States, with the balance manufactured in foreign countries. The units produced by Salant were attributable to unaffiliated contract manufacturers. In 2002, approximately 21.9% of Salant’s foreign production was manufactured in Hong Kong, approximately 19.3% was manufactured in Guatemala and approximately 10.7% was manufactured in China with the balance produced in various other foreign countries.

Salant’s foreign sourcing operations are subject to various risks of doing business abroad, including currency fluctuations (although the predominant currency used is the U.S. dollar), quotas and, in certain parts of the world, political instability. Although Salant’s operations have not been materially adversely affected by any of such factors to date, any substantial disruption of its relationships with its foreign suppliers could adversely affect its operations. Most of Salant’s imported merchandise is subject to United States Customs duties. In addition, bilateral agreements between the major exporting countries and the United States impose quotas, which limit the amounts of certain categories of merchandise that may be imported into the United States. Any material increase in import duty levels, material decrease in quota levels or material decrease in quota allocations could adversely affect Salant’s operations.

Raw Materials

The raw materials used in Salant’s operations consist principally of finished fabrics made from natural, synthetic and blended fibers. These fabrics and other materials, such as leathers used in the manufacture of various accessories, are purchased from a variety of sources both within and outside the United States. Salant believes that adequate sources of supply at acceptable price levels are available for all such materials. Substantially all of Salant’s foreign purchases are denominated in U.S. currency. During fiscal 2002, two suppliers each accounted for more than 10% of Salant’s raw material purchases.

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Working Capital

Salant supplements its operating cash with an $85.0 million revolving credit facility, which includes a $45.0 million letter of credit sub-facility that is subject to an asset-based borrowing formula. Salant uses the letter of credit sub-facility to purchase inventory and Salant has not had any substantial direct borrowings against the line of credit over the last two years. At the end of fiscal 2002, there were no direct borrowings outstanding under the credit facility. Letters of credit outstanding were $38.0 million and Salant had unused availability of $35.9 million, in addition to $21.2 million of cash.

Salant attempts to actively manage its working capital through inventory management based upon order backlog and anticipated demand. Salant also negotiates payment terms with its suppliers or the use of wire transfers versus letters of credit whenever possible. Salant grants payment terms of net 30 to the majority of its customers and actively manages their collection.

Salant believes that its working capital requirements and financing resources are comparable with other financially sound apparel companies.

Competition

The apparel industry in the United States is highly competitive and characterized by a relatively small number of multi-line manufacturers/wholesalers (such as Salant) and a larger number of specialty manufacturers/wholesalers. Salant faces substantial competition in its markets from companies in both categories. Many of Salant’s competitors have greater financial resources than Salant. Salant seeks to maintain its competitive position in the markets for its branded products on the basis of the strong brand recognition associated with those products and, with respect to all of its products, on the basis of styling, quality, fashion, price and customer service.

Environmental Regulations

Current environmental regulations have not had, and in the opinion of Salant, assuming the continuation of present conditions, are not expected to have a material effect on the business, capital expenditures, earnings or competitive position of Salant.

Seasonality of Business and Backlog of Orders

This information is included under Chapter VI—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Salant”.

Employees

As of the end of 2002, Salant employed 712 persons, of whom 208 were engaged in distribution operations and the remainder were employed in executive, marketing and sales, product design, general and administrative, purchasing activities and in the operation of Salant’s retail outlet stores. Salant believes that its relations with its employees are satisfactory. Employees at Salant’s Winnsboro, South Carolina distribution facility are covered by a collective bargaining agreement.

Properties

Salant’s principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036. During 1999 and 2000, Salant sold or closed all manufacturing and distribution facilities, except for the owned distribution facility in South Carolina which has 360,000 square feet of space devoted to distribution. Salant also has a short-term lease for an additional 26,000 square feet of distribution space. Salant leases approximately 136,000 square feet of combined office, design and showroom space. As of the end of fiscal 2002,

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Salant’s Stores Division operated 40 retail outlet stores, comprising approximately 104,000 square feet of selling space, all of which are leased. Except as noted above, substantially all of the owned and leased property of Salant is used in connection with its men’s apparel business, retail outlet stores or general corporate administrative functions.

Salant believes that its facilities and equipment are adequately maintained, in good operating condition, and are adequate for Salant’s present needs.

Legal Proceedings

Salant is a defendant in several legal actions. In the opinion of Salant’s management, based upon the advice of the respective attorneys handling such cases, such actions are not expected to have a material adverse effect on Salant’s consolidated financial position, results of operations or cash flow.

Management

The following table sets forth certain information, as of May 14, 2003 with respect to the executive officers of Salant that presently are expected to remain officers of Salant after the completion of the merger:

Name	Age	Positions and Offices	First Elected	Term Expires
Awadhesh K. Sinha	57	Chief Operating Officer and Chief Financial Officer	1999	(1)
William O. Manzer	50	President of Perry Ellis Menswear Division	2000	(1)
Jerry J. Kwiatkowski	41	Executive Vice President of Design	1999	(1)
Howard Posner	47	Executive Vice President of Global Sourcing	1999	(1)

(1) The Salant by-laws provide that the term of office of all officers is one year and until their respective successors have been elected and qualified.

Biographical information concerning the above Salant executive officers is set forth below:

Awadhesh K. Sinha was elected Chief Financial Officer of Salant in February 1999 and to the additional office of Chief Operating Officer in July 1999. Prior to this time, Mr. Sinha was Executive Vice President of Operations and Chief Financial Officer of the Perry Ellis Division since 1998, Executive Vice President and Chief Financial Officer of the Perry Ellis Division since 1992, and Vice President of Finance of the Manhattan Industries Group since 1983. Mr. Sinha joined Salant as a Division Controller in 1981.

William O. Manzer was appointed President of the Perry Ellis Menswear Division in May, 2000. Prior to this time, Mr. Manzer was Executive Vice President of Merchandising for Salant as of May, 1999 and Executive Vice President of Merchandising of the Perry Ellis Division since January, 1995.

Jerry J. Kwiatkowski was appointed Executive Vice President of Design for Salant in May, 1999. Prior to this, Mr. Kwiatkowski was Vice President of Design for the Perry Ellis Division since June 1994.

Howard Posner was appointed Executive Vice President of Sourcing for Salant in May, 1999. Prior to this, Mr. Posner was Executive Vice President of Global Sourcing for Salant since 1996.

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Executive Compensation

The following table sets forth all compensation awarded or earned for fiscal years 2000 through 2002 for services in all capacities to Salant by the current executive officers of Salant that presently are expected to remain officers of Salant after the completion of the proposed merger.

Summary Compensation Table

	Annual Compensation(1)
Name and Principal Position	Year	Salary	Bonus($)	All Other Compensation ($)
Awadhesh K. Sinha	2002	420,000	399,000	10,360	(2)
Chief Operating Officer	2001	400,000	0	10,260	(2)
and Chief Financial Officer	2000	349,520	210,000	10,260	(2)

William O. Manzer	2002	442,917	379,525	4,800	(2)
President of Perry Ellis Menswear(3)	2001	425,000	0	4,800	(2)
	2000	310,962	175,000	4,150	(2)

Howard Posner	2002	325,000	231,000	8,920	(2)
Executive Vice President of Sourcing	2001	296,923	0	8,820	(2)
	2000	277,692	98,000	8,720	(2)

Jerry J. Kwiatkowski	2002	336,250	236,250	6,000	(2)
Executive Vice President of Design	2001	326,923	0	6,000	(2)
	2000	308,462	108,500	8,054	(2)

(1)	Includes amounts earned in fiscal year, whether or not deferred.
(2)	Consists of (i) auto allowance and (ii) matching contributions under the Salant Long Term Savings and Investment Plan.
(3)	Mr. Manzer was appointed President of Perry Ellis Menswear in May, 2000.

Employment Contracts; Termination of Employment and Change-of-Control Arrangements

Awadhesh K. Sinha Employment Agreement. On February 1, 1999 Salant entered into an employment agreement with Awadhesh K. Sinha which was amended by agreements dated July 1, 1999 and March 28, 2001 (collectively, the “Original Sinha Agreement”) and was further amended by agreements dated December 27, 2002 and January 31, 2003 (the December 27, 2002 and the January 31, 2003 agreements collectively referred to as the “Sinha Amendment,” and collectively with the Original Sinha Agreement, the “Sinha Agreement”) pursuant to which Mr. Sinha serves as Chief Operating Officer and Chief Financial Officer of Salant. The Original Sinha Agreement provides for an initial term that ended on December 31, 2001, subject to automatic one year extensions thereafter, unless either party notifies the other, at least 180 days prior to the expiration of the then existing term, of such party’s intention not to extend the then existing term, in which case the term will end at the expiration of the then existing term. The Sinha Agreement was automatically extended through December 31, 2003. The annual rate of Mr. Sinha’s base salary for the 2003 calendar year is $420,000. Mr. Sinha’s base salary for each calendar year after the 2003 calendar year shall be paid at the annual rate equal to the rate in effect for the preceding calendar year with increases within the discretion of the Board of Directors. Mr. Sinha, pursuant to the Original Sinha Agreement, is also eligible to receive an annual incentive bonus for each fiscal year based upon the attainment of targeted pre-tax income set forth in Salant’s annual business plan for such fiscal year (“Targeted Income”). The amount of Mr. Sinha’s annual incentive bonus for the 2000 fiscal year and each fiscal year thereafter is determined as follows: (i) if Salant’s actual pre-tax income equals 100% of Targeted Income (“Targeted Income is Attained”), the annual incentive bonus amount is 60% of his base salary for such fiscal year; (ii) if Salant’s actual pre-tax income exceeds 100% of Targeted Income (“Targeted Income is

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Exceeded”), the annual incentive bonus amount is (A) 60% of his base salary for such fiscal year, plus (B) 1% of his base salary for each full 1% by which Salant’s actual pre-tax income exceeded the Targeted Income; (iii) if Salant’s actual pre-tax income exceeds 90% of Targeted Income (“More Than 90% of Targeted Income is Attained”), the annual incentive bonus amount is (A) 60% of his base salary for such fiscal year, minus (B) 1.2% of his base salary for such fiscal year for each full 1% by which Salant’s actual pre-tax income is less than Targeted Income; and (iv) if Salant’s actual pre-tax income equals 90% of Targeted Income (“90% of Targeted Income is Attained”), the annual incentive bonus amount is 48% of his base salary for such fiscal year. No annual incentive bonus is payable if Salant’s actual pre-tax income is less than 90% of Targeted Income. Mr. Sinha’s annual incentive bonus, if any, is payable within 90 days of the last day of the fiscal year for which it is being paid. In accordance with the foregoing, Mr. Sinha’s annual incentive bonus in respect of the 2002 fiscal year was $399,000. In 1999, Mr. Sinha received (pursuant to the Original Sinha Agreement and the Stock Award and Incentive Plan) a grant of non-qualified options to purchase 100,000 shares of Salant’s common stock (the “1999 Options”). Additional options may be granted to Mr. Sinha in the Board of Director’s discretion. Mr. Sinha is required, pursuant to the Original Sinha Agreement, to devote substantially all of his business time to the affairs of Salant and, subject to certain excluded activities, generally is restricted during the term of his employment and in the event his employment is terminated until the later of the last day of the then existing employment term (without giving effect to any termination of employment) or the Severance Period (as defined below) (the period of restriction is collectively referred to as, the “Restricted Period”), from being engaged in the design, manufacture and/or wholesale or retail sale of designer men’s apparel (and or such other additional business in which Salant or its subsidiaries becomes engaged) and for the Restricted Period plus an additional year following the Restricted Period, from hiring or soliciting any person who is employed by Salant on the termination date and whose annual salary is equal to or greater than $100,000. Mr. Sinha is also bound by standard confidentiality obligations and has the right to indemnification on the same terms as Salant’s other directors and officers.

The Original Sinha Agreement provides that if Mr. Sinha’s employment is terminated by Salant other than for cause (as defined in the Sinha Agreement) or other than as a result of his death or disability (as defined in the Sinha Agreement) or by Mr. Sinha for good reason (as defined in the Sinha Agreement), Mr. Sinha is entitled to: (i) base salary through the date of termination (“Accrued Salary”); (ii) base salary at the annualized rate then in effect for the longer of twelve months from the date of termination or the remainder of the then existing employment term (“Severance Period”); (iii) pro-rated annual incentive bonus (“Pro-Rated Bonus”); (iv) continued participation in Salant’s benefit plans (to the extent permissible under such benefit plans and applicable law) until the earlier of the last day of the Severance Period and the day Mr. Sinha receives equivalent coverage from a subsequent employer (determined on a benefit plan by benefit plan basis); (v) the right to exercise all vested and unvested stock options then held by Mr. Sinha (“Exercise of All Options”) until the earlier of the 6-month anniversary of the date of termination and the last day of the exercise period of each such stock option (the “Expiration Date”); and (vi) any other amounts earned, accrued or owing to Mr. Sinha through the date of termination but not yet paid (“Other Amounts Accrued”). If Mr. Sinha’s employment is terminated at the end of the term following notification by Salant of its intention not to extend the term, the Original Sinha Agreement provides that Mr. Sinha is entitled to the same payments and benefits as upon a termination by Salant without cause, except that the Severance Period is twelve months and that with respect to any stock options then held by Mr. Sinha, Mr. Sinha shall have the right to exercise only vested stock options until the earlier of the 60th day following the date of such termination or the Expiration Date. Should Mr. Sinha’s employment terminate due to his death or disability, the Original Sinha Agreement provides that Mr. Sinha is entitled to receive: (i) Accrued Salary; (ii) Pro-Rated Bonus; (iii) in the case of death, a lump sum cash payment equal 3 months base salary at the then current rate; (iv) Exercise of All Options until the earlier of the first anniversary of the date of such termination or the Expiration Date; (v) Other Amounts Accrued; and (vi) in the case of disability, benefits equal to the benefits provided under Salant’s long term disability insurance plan. If Mr. Sinha’s employment is terminated by him other than for good reason or by Salant for cause, the Original Sinha Agreement provides that Mr. Sinha is entitled to receive: (i) Accrued Salary, and (ii) Other Accrued Amounts. Pursuant to the Original Sinha Agreement, Salant shall pay all legal fees incurred by Mr. Sinha as a result of a breach by Salant of its obligations under the Sinha Agreement following a termination of Mr. Sinha’s employment or if Mr. Sinha is the prevailing party in any proceeding to enforce the terms of the Sinha Agreement.

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Pursuant to the Original Sinha Agreement, a termination by Mr. Sinha of his employment upon a change of control (as defined in Original Sinha Agreement and amended by the Sinha Amendment) will be treated as a termination for good reason (as defined in the Original Sinha Agreement). The Sinha Amendment requires that Mr. Sinha exercise such right within six months of the date of the change of control. Pursuant to the Sinha Amendment, upon a change of control and irrespective of whether Mr. Sinha’s employment is terminated at the time of such change of control, Mr. Sinha will receive a lump sum cash payment (which payment is lieu of any severance payments only if Mr. Sinha’s employment is terminated upon a change of control) in an amount equal to 150% of the annual rate of his base salary then in effect which amount based upon his current base salary would be $630,000. The cash payment made in lieu of severance shall not affect Mr. Sinha’s right to continued benefits upon termination of his employment. In addition, the Sinha Amendment provides that Mr. Sinha will receive an additional lump sum cash payment equal to 60% of the annual rate of his base salary then in effect on the earlier of the six-month anniversary of the change of control, or, if earlier, the termination of Mr. Sinha’s employment on or after the change of control by Salant other than for cause (as defined in the Original Sinha Agreement) or other than due to Mr. Sinha’s death or disability (as defined in the Original Sinha Agreement) or by Mr. Sinha for good reason, which amount based upon his current base salary would be $252,000. The Sinha Amendment enables Mr. Sinha, either six months following a change of control or upon a termination of his employment by Salant without cause, to reduce the length of the applicable Restricted Period by waiving any payments or benefits otherwise payable during any applicable Severance Period. The Sinha Amendment also contains a change of control definition that consolidates several definitions of change of control which were part of the Original Sinha Agreement, and a provision that provides for a reduction of the payments and/or benefits payable to Mr. Sinha if such payments or benefits constitute excess parachute payments under the Internal Revenue Code of 1986, as amended.

William O. Manzer Employment Agreement. On March 13, 2000 Salant entered into an employment agreement with William O. Manzer which was amended by an agreement dated July 27, 2001 (the “Original Manzer Agreement”), and further amended by an agreement dated January 31, 2003 (the “Manzer Amendment” and collectively with the Original Manzer Agreement, the “Manzer Agreement”) pursuant to which Mr. Manzer serves as President, Perry Ellis Menswear. Except as set forth below the terms and conditions of the Original Manzer Agreement are generally similar to those of the Original Sinha Agreement. The Original Manzer Agreement has an initial term that ended on March 12, 2002, subject to automatic renewal annually. The Manzer Agreement was automatically extended through March 12, 2004. The annual rate of Mr. Manzer’s base salary for the 2003 calendar year is $446,500. The amount of Mr. Manzer’s annual incentive bonus is determined in the same manner as Mr. Sinha’s annual incentive bonus except that: (i) if Targeted Income is Attained, the annual incentive bonus amount is 50% of his base salary for such fiscal year; (ii) if Targeted Income is Exceeded, the annual incentive bonus amount is (A) 50% of his base salary for such fiscal year, plus (B) 1% of his base salary for each full 1% by which Salant’s actual pre-tax income exceeded the Targeted Income; (iii) if More Than 90% of Targeted Income is Attained, the annual incentive bonus amount is (A) 50% of his base salary for such fiscal year, minus (B) 1% of his base salary for such fiscal year for each full 1% by which Salant’s actual pre-tax income is less than Targeted Income; and (iv) if 90% of Targeted Income is Attained, the annual incentive bonus amount is 40% of his base salary for such fiscal year. In accordance with the foregoing, Mr. Manzer’s annual incentive bonus in respect of the 2002 fiscal year was $379,525. Pursuant to the Original Manzer Agreement, Mr. Manzer’s Severance Period is 6 months (subject to discontinuation if Mr. Manzer becomes subsequently employed), plus severance in accordance with Salant’s severance policy and Mr. Manzer is not entitled to continued participation in Salant’s benefit plans following a termination of employment (other than as required pursuant to Salant’s severance policy or applicable law), reimbursement of legal fees or to elect to reduce the length of the Restricted Period.

Pursuant to the Manzer Amendment, a termination by Mr. Manzer of his employment following a change of control (as defined in the Manzer Amendment) based upon the successor company’s failure to offer Mr. Manzer continuing employment on specific terms set forth in the Manzer Amendment (the “New Terms”) will be treated as a termination for good reason (as defined in the Manzer Amendment) and the ninety day notice period otherwise applicable upon a termination by Mr. Manzer for good reason shall not apply in such case. Following a change of control, Mr. Manzer is entitled, pursuant to the Manzer Amendment, to receive a lump sum cash

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payment equal to 100% of the annual rate of his base salary then in effect (the “Retention Payment”) on the six-month anniversary of the change of control, or, if earlier, upon termination of Mr. Manzer’s employment on or after the change of control by Salant other than for cause (as defined in the Manzer Agreement) or other than due to Mr. Manzer’s death or disability (as defined in the Manzer Agreement) or by Mr. Manzer for good reason, which amount based upon his current base salary would be $446,500. In addition to the Retention Payment and any other severance and benefits payable to Mr. Manzer, Mr. Manzer shall receive, pursuant to the Manzer Amendment, a lump sum payment equal to 50% of his severance entitlement (the “Enhanced Severance Payment”) if Mr. Manzer’s employment is terminated on or after the change of control and on or prior to the six-month anniversary of the change of control by Salant other than for cause or other than due to Mr. Manzer’s death or disability, or by Mr. Manzer for good reason, which amount based upon his current base salary and entitlements would be $128,798. The Enhanced Severance Payment shall not be payable if Mr. Manzer accepts employment with the successor company on the New Terms. Both the Retention Payment and the Enhanced Severance Payment are payable to Mr. Manzer in addition to (and not in lieu of) any other payments and benefits, including any continuation of salary payments following termination of his employment. The Manzer Amendment also entitles Mr. Manzer to continued participation in Salant’s benefit plans (to the extent permissible under such benefit plans and applicable law) until the earlier of the last day of the Severance Period and the day Mr. Manzer receives equivalent coverage from a subsequent employer (determined on a benefit plan by benefit plan basis).

Jerry Kwiatkowski and Howard Posner Compensation Agreements. On August 24, 1999 Salant entered into an employment agreement with Jerry Kwiatkowski (the “Original Kwiatkowski Agreement”) as amended by two letter agreements each dated February 4, 2003 (collectively the “Kwiatkowski Amendment” and the Kwiatkowski Amendment collectively with the Original Kwiatkowski Agreement, the “Kwiatkowski Agreement”) pursuant to which Mr. Kwiatkowski serves as Executive Vice President Design. Similarly, on August 24, 1999 Salant entered into an employment agreement with Howard Posner (the “Original Posner Agreement”) as amended by two letter agreements each dated December 16, 2002 and two letter agreements each dated January 31, 2003 (collectively, the “Posner Amendment” and the Posner Amendment collectively with the Original Posner Agreement, the “Posner Agreement”) pursuant to which Mr. Posner serves as Executive Vice President of Sourcing. Except as set forth below, the terms and conditions of the Original Kwiatkowski Agreement and Original Posner Agreement are generally similar to the Original Manzer Agreement. The Original Kwiatkowski Agreement and the Original Posner Agreement have no specified term. The annual rate of Messrs. Kwiatkowski and Posner’s base salary for the 2003 calendar year are $352,500 and $345,000, respectively. The salary of each of Messrs. Kwiatkowski and Posner will be reviewed annually for increases. Pursuant to the Original Kwiatkowski Agreement and the Original Posner Agreement, the amount of Messrs. Kwiatkowski’s and Posner’s annual incentive bonus is determined in the same manner as Mr. Manzer’s annual incentive bonus except that: (i) if Targeted Income is Attained, the annual incentive bonus amount is 35% of his base salary for such fiscal year; (ii) if Targeted Income is Exceeded, the annual incentive bonus amount is (A) 35% of his base salary for such fiscal year, plus (B) 1% of his base salary for each full 1% by which Salant’s actual pre-tax income exceeded the Targeted Income; (iii) if More Than 90% of Targeted Income is Attained, the annual incentive bonus amount is (A) 35% of his base salary for such fiscal year, minus (B) 0.7% of his base salary for such fiscal year for each full 1% by which Salant’s actual pre-tax income is less than Targeted Income; and (iv) if 90% of Targeted Income is Attained, the annual incentive bonus amount is 28% of his base salary for such fiscal year. In accordance with the foregoing, Messrs. Kwiatkowski’s and Posner’s annual incentive bonuses in respect of the 2002 fiscal year were $236,250 and $231,000, respectively. Messrs. Kwiatkowski and Posner are not entitled to continuation of benefits upon termination of employment (other than as provided under Salant’s severance policy or applicable law).

Pursuant to the Kwiatkowski and Posner Amendments, each of Messrs. Kwiatkowski and Posner are entitled to a Retention Payment in an amount equal to 35% of the annual rate of such executive officer’s then current base salary, which amounts based on each executive officer’s current base salary would be $123,375 and $120,750 respectively. The Kwiatkowski and Posner Amendments also entitles each of Messrs. Kwiatkowski and Posner to an Enhanced Severance Payment, which amounts based on each executive officer’s current base salary would be $103,378 and $127,716, respectively.

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CHAPTER VIII

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT

Perry Ellis

The following table sets forth, as of May 14, 2003, information with respect to the beneficial ownership of Perry Ellis’ common stock by:

•	each person who is known by Perry Ellis to beneficially own 5% or more of Perry Ellis’ outstanding common stock,

•	Perry Ellis’ chief executive officer and Perry Ellis’ named executive officers,

•	each of Perry Ellis’ directors, and

•	all directors and executive officers of Perry Ellis as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 6,500,076 shares of Perry Ellis’ common stock outstanding on May 14, 2003. For purposes of computing the percentage of outstanding shares of common stock held by each person named below, any security which such person or persons has the right to acquire within 60 days following May 14, 2003 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Perry Ellis is not aware of any beneficial owner of more than 5% of the outstanding shares of Perry Ellis’ common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	Percentage of Class Outstanding
Directors and Perry Ellis’ Named Executive Officers
George Feldenkreis(3)	2,171,540	31.1%
Oscar Feldenkreis(4)	1,556,978	22.9%
Fanny Hanono(5)	398,648	6.2%
Salomon Hanono(5)(6)	444,898	6.9%
Timothy B. Page(7)	15,000	*
GFX, Inc.	361,525	5.6%
Joseph Roisman(8)	9,000	*
Ronald Buch(9)	35,750	*
Marc Balmuth(10)	10,000	*
Gary Dix(11)	49,000	*
Joseph P. Lacher(12)	27,000	*
Leonard Miller(13)	88,250	1.4%
Allan Zwerner(14)	10,000	*
All directors and executive officers as a group (12 persons)(15)	4,250,036	56.0%
5% Shareholders
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109(16)	575,500	9.0%
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401(17)	427,400	6.7%
Slater Capital Management, L.L.C.
153 East 53rd Street, 26th Floor
New York, New York 10022 (18)	365,800	5.7%

*	Less than 1%.

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(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Perry Ellis’ common stock listed, which include shares of Perry Ellis’ common stock in which such persons have the right to acquire a beneficial interest within 60 days following May 14, 2003.

(3)	Represents (a) 1,176,325 shares of Perry Ellis’ common stock held directly by George Feldenkreis, (b) 550,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by George Feldenkreis, (c) 361,525 shares of Perry Ellis’ common stock held by GFX, Inc., formerly known as Carfel, Inc, of which company Mr. Feldenkreis is a director, executive officer and principal shareholder and (d) 83,690 shares of Perry Ellis’ common stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the “Foundation”).

(4)	Represents (a) 1,122,288 shares of Perry Ellis’ common stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, (b) 46,000 shares of Perry Ellis’ common stock held directly by Oscar Feldenkreis, (c) 305,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Oscar Feldenkreis and (d) 83,690 shares held by the Foundation.

(5)	Represents (a) 314,958 shares of Perry Ellis’ common stock held by a limited partnership of which Fanny Hanono is the sole shareholder of the general partner and the sole limited partner and (b) 83,690 shares held by the Foundation. Salomon Hanono and Fanny Hanono are husband and wife.

(6)	Also includes 46,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Hanono.

(7)	Represents 15,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Page.

(8)	Represents (a) 1,500 shares of Perry Ellis’ common stock held directly by Mr. Roisman and (b) 7,500 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Roisman.

(9)	Represents (a) 750 shares of Perry Ellis’ common stock held directly by Mr. Buch and (b) 35,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Buch.

(10)	Represents 10,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Balmuth.

(11)	Represents (a) 2,000 shares of Perry Ellis’ common stock held directly by Mr. Dix, and (b) 750 shares held in an individual retirement account and (c) 46,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Dix.

(12)	Represents (a) 2,000 shares of Perry Ellis’ common stock held directly by Mr. Lacher, (b) 5,000 shares of Perry Ellis’ common stock held by Mr. Lacher’s spouse and (c) 20,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Lacher.

(13)	Represents (a) 42,000 shares of Perry Ellis’ common stock held by Mr. Miller and (b) 46,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Miller.

(14)	Represents 10,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Zwerner.

(15)	Includes 1,136,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options.

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(16)	Based solely on information contained in Schedule 13G and filed with the SEC for the period ending December 31, 2002. All 575,300 shares of Perry Ellis’ common stock are owned by Fidelity Low Priced Stock Fund, a wholly owned subsidiary of FMR Corp.

(17)	Based solely on information contained in Schedule 13G and filed with the SEC for the period ending December 31, 2001.

(18)	Based solely on information contained in Schedule 13G and filed with the SEC for the period ending December 31, 2002. Slater Capital Management, L.L.C., a Delaware limited liability company, is an investment advisor and has investment discretion over certain managed accounts of its investment advisory clients and certain private funds for which it serves as investment manager. Investment advisory clients, on whose behalf the shares are held in managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares. Steven L. Martin is the manager of Slater Capital and Slater Asset Management, L.L.C., a Delaware limited liability company, which is the general partner of a private limited partnership of which Slater Capital is the investment adviser. Mr. Martin, Slater Capital and Slater Asset have the shared power to vote or direct the vote and the shared power to dispose of 365,800 shares of Perry Ellis’ common stock. Each of Martin, Slater Capital and Slater Asset have disclaimed beneficial ownership of the Perry Ellis’ common stock except to the extent of its pecuniary interest.

VIII-3

Salant

The following table sets forth, as of May 14, 2003, information with respect to the beneficial ownership of Salant’s common stock by:

•	each person who is known by Salant to beneficially own 5% or more of Salant’s outstanding common stock,

•	Salant’s chief executive officer and each of Salant’s four most highly compensated executive officers other than its chief executive officer (“Salant’s named executive officers”),

•	each of Salant’s directors, and

•	all directors and Salant named executive officers of Salant as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 8,797,532 shares of Salant’s common stock outstanding on May 14, 2003. For purposes of computing the percentage of outstanding shares of common stock held by each person named below, any security which such person or persons has the right to acquire within 60 days following May 14, 2003 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Salant is not aware of any beneficial owner of more than 5% of the outstanding shares of Salant’s common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares		Percentage of Class Outstanding
Directors and Salant’s Named Executive Officers
Michael J. Setola	324,368	(3)	3.56%
Awadhesh K. Sinha	135,515	(4)	1.52%
William O. Manzer	63,334	(5)	*
Howard Posner	56,667	(5)	*
Jerry J. Kwiatkowski	53,334	(5)	*
G. Raymond Empson	4,000	(5)	*
Ben Evans	4,000	(5)	*
Rose Peabody Lynch	4,000	(5)	*
All directors and Salant named executive officers as a group (8 persons)	645,218	(6)	6.86%

5% Shareholders
General Motors Investment Management Corporation	2,545,042	(7)	28.93	%(7)
767 Fifth Avenue
New York, NY 10153
General Motors Trust Company	(7)		(7)
767 Fifth Avenue
New York, NY 10153
High River Limited Partnership 100 South Bedford Road Mount Kisco, NY 10549	1,807,898	(8)	20.55	%(8)
Riverdale LLC 100 South Bedford Road Mount Kisco, NY 10549	(8)		(8)
Carl C. Icahn c/o Icahn Associates Corporation 767 Fifth Avenue, 47th Floor New York, NY 10153	(8)		(8)
Board of Fire and Police Pension Commissioners of the City of Los Angeles	1,692,068	(9)	19.23	%(9)
360 East Second Street, Suite 600
Los Angeles, California 90012

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*	Less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Salant Corporation, 1114 Avenue of the Americas, New York, New York 10036.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Salant’s common stock listed, which include shares of Salant’s common stock in which such persons have the right to acquire a beneficial interest within 60 days from May 14, 2003 the record date for Salant’s special meeting.

(3)	This amount includes 21,591 shares held directly and 302,777 shares issuable upon the exercise of stock options which Mr. Setola has the right to acquire within 60 days following May 14, 2003.

(4)	This amount includes 22,181 shares held directly and 113,334 shares issuable upon the exercise of stock options which Mr. Sinha has the right to acquire within 60 days following May 14, 2003.

(5)	This amount represents shares issuable upon the exercise of stock options which such person has the right to acquire within 60 days following May 14, 2003.

(6)	The 645,218 shares held by all directors and executive officers of Salant include (i) 43,772 shares held directly by, or attributable to, directors and executive officers and (ii) 601,446 shares issuable upon the exercise of stock options held by all directors and executive officers that are exercisable on, or may become exercisable within sixty days following May 14, 2003.

(7)	General Motors Trust Company, as trustee for General Motors Employees Global Group Pension Trust (the “GM Trust”) was formed under and for the benefit of the GM Plans (as defined below). General Motors Investment Management Corporation (“GMIMCo”) is a registered investment adviser, and has the responsibility to select and terminate investment managers with respect to one or more employee benefit plans of General Motors Corporation (the “GM Plans”). GMIMCo has discretionary authority over the assets of the GM Plans which they manage including voting and investment power with respect to the Company’s shares. Pursuant to SEC Rule 13(d)-4 under the Securities Exchange Act of 1934, the GM Trust and GMIMCo have declared that filings made thereunder shall not be construed as an admission that each is the beneficial owner of the Salant common stock. Share information, relating to the GM Trust and GMIMCO, is furnished in reliance on the Schedule 13G dated February 14, 2003 filed with the SEC, which represents holdings as of December 31, 2002.

(8)	High River Limited Partnership (“High River”) has the sole power to vote and dispose of the 1,807,898 shares of Common Stock beneficially owned by it. High River does not share the power to vote or to direct the vote of, or the power to dispose or to direct the disposition of, the Salant common stock owned by it. Riverdale LLC (“Riverdale”) as general partner of High River, may be deemed, for purposes of determining beneficial ownership pursuant to SEC Rule 13(d)-3, to have the shared power with High River to dispose or direct the disposition of, the 1,807,898 shares of Salant common stock owned by High River. Mr. Carl C. Icahn, as the sole member of Riverdale, may be deemed, for the purpose of determining beneficial ownership pursuant to SEC Rule 13(d)-3, to have the shared power with High River to dispose or direct the disposition of the 1,807,898 shares of Salant common stock owned by High River. Share information is furnished in reliance on the Schedule 13G dated July 26, 1999 of High River filed with the SEC, which represents holdings as of July 26, 1999.

(9)	Share information is furnished in reliance on Schedule 13G dated February 10, 2003 filed by Board of Fire and Police Pension Commissioners of the City of Los Angeles with the SEC, which represents holdings as of December 31, 2002.

VIII-5

Perry Ellis (Immediately Following the Merger)

The following table sets forth the pro forma beneficial ownership of Perry Ellis’ common stock as of

May 14, 2003, assuming the completion of the merger, by:

•	each person who is known to us to beneficially own 5% or more of Perry Ellis’ outstanding common stock,

•	each of Perry Ellis’ named executive officers,

•	each of Perry Ellis’ directors, and

•	all directors and executive officers of Perry Ellis as a group.

We are not aware of any beneficial owner of more than 5% of the outstanding shares of Perry Ellis’ common stock other than as set forth in the following table. For purposes of this table, the effective time of the merger is assumed to be May 14, 2003.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The number of shares beneficially owned and the percentage of outstanding shares is based on:

•	9,750,076 shares of Perry Ellis’ common stock outstanding at the effective time of the merger, which includes 6,500,076 shares actually outstanding on May 14, 2003 and assumes that 3,250,000 shares will be issued at the effective time of the merger. This assumes that average of the closing prices of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending on the third full trading day prior to the merger closing date is $12.00 or less, and the exchange ratio is fixed at 0.3346 pursuant to the terms of the merger agreement.

•	8,364,935 shares of Perry Ellis’ common stock outstanding at the effective time of the merger, which includes 6,500,076 shares actually outstanding on May 14, 2003 and assumes that 1,864,859 shares will be issued at the effective time of the merger. This assumes that average of the closing prices of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending on the third full trading day prior to the merger closing date is $20.91, which was the closing price of a share of Perry Ellis’ common stock on May 14, 2003. Assuming such average 20-day closing price, the exchange ratio would be 0.1920 pursuant to the terms of the merger agreement.

•	8,870,001 shares of Perry Ellis’ common stock outstanding at the effective time of the merger, which includes 6,500,076 shares actually outstanding on May 14, 2003 and assumes that 2,369,925 shares will be issued at the effective time of the merger. This assumes that average of the closing prices of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending on the third full trading day prior to the merger closing date is $16.46, which represents the median between $12.00 and $20.91. Assuming such average 20-day closing sale price, the exchange ratio would be 0.2439 pursuant to the terms of the merger agreement.

•	8,059,953 shares of Perry Ellis’ common stock outstanding at the effective time of the merger, which includes 6,500,076 shares actually outstanding on May 14, 2003 and assumes that 1,559,877 shares will be issued at the effective time of the merger. This assumes that average of the closing prices of Perry Ellis’ common stock reported on The Nasdaq Stock Market for the 20-consecutive trading day period ending on the third full trading day prior to the merger closing date is $25.00, a hypothetical price above the closing price of a share of Perry Ellis’ common stock on May 14, 2003. Assuming such average 20-day closing sale price, the exchange ratio would be 0.1606 pursuant to the terms of the merger agreement.

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Name and Address of Beneficial Owner(1)(2)	Number of Shares of Beneficially Owned(3)	Percentage of Class Outstanding(3)	Number of Shares Beneficially Owned(4)	Percentage of Class Outstanding(4)	Number of Shares Beneficially Owned(5)	Percentage of Class Outstanding(5)	Number of Shares Beneficially Owned(6)	Percentage of Class Outstanding(6)
George Feldenkreis(7)	2,171,540	21.08%	2,171,540	24.36%	2,171,540	23.05%	2,171,540	25.22%
Oscar Feldenkreis(8)	1,556,978	15.48%	1,556,978	17.96%	1,556,978	16.79%	1,556,978	18.61%
Fanny Hanono(9)	398,648	4.09%	398,648	4.77%	398,648	4.49%	398,648	4.95%
Salomon Hanono(10)	444,898	4.54%	444,898	5.29%	444,898	4.99%	444,898	5.49%
Timothy B. Page(11)	15,000	0.15%	15,000	0.18%	15,000	0.17%	15,000	0.19%
GFX, Inc.	361,525	3.71%	361,525	4.32%	361,525	4.08%	361,525	4.49%
Joseph Roisman(12)	9,000	0.09%	9,000	0.11%	9,000	0.10%	9,000	0.11%
Marc Balmuth(14)	10,000	0.10%	10,000	0.12%	10,000	0.11%	10,000	0.12%
Ronald Buch(13)	35,750	0.37%	35,750	0.43%	35,750	0.40%	35,750	0.44%
Gary Dix(15)	49,000	0.50%	49,000	0.58%	49,000	0.55%	49,000	0.60%
Joseph P. Lacher(16)	27,000	0.28%	27,000	0.32%	27,000	0.30%	27,000	0.33%
Leonard Miller(17)	88,250	0.90%	88,250	1.05%	88,250	0.99%	88,250	1.09%
Allan Zwerner(18)	10,000	0.10%	10,000	0.12%	10,000	0.11%	10,000	0.12%
All directors and executive officers as a group (12 persons)(19)	5,177,589	47.76%	5,177,589	54.75%	5,177,589	51.98%	5,177,589	56.58%
5% Shareholders
FMR Corp.(20)	575,000	5.90%	575,000	6.87%	575,000	6.48%	575,000	7.13%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors, Inc. (21)	427,400	4.38%	427,400	5.11%	427,400	4.82%	427,400	5.30%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Slater Capital Management, L.L.C(22)	365,800	3.75%	365,800	4.37%	365,800	4.12%	365,800	4.54%
153 East 53rd Street, 26th Floor
New York, New York 10022
General Motors Investment Management Corp(23).	851,571	8.73%	488,648	5.84%	620,990	7.00%	408,733	5.07%
767 Fifth Avenue
New York, NY 10153
General Motors Trust Company(23)	851,571	8.73%	488,648	5.84%	620,990	7.00%	408,733	5.07%
767 Fifth Avenue
New York, NY 10153
High River Limited Partnership(24)	604,922	6.20%	347,116	4.15%	441,127	4.97%	290,348	3.60%
100 South Bedford Road
Mount Kisco, NY 10549
Riverdale LLC(24)	604,922	6.20%	347,116	4.15%	441,127	4.97%	290,348	3.60%
100 South Bedford Road
Mount Kisco, NY 10549
Carl C. Icahn(24)	604,922	6.20%	347,116	4.15%	441,127	4.97%	290,348	3.60%
767 Fifth Ave., 47th Floor
New York, NY 10153
Board of Fire and Police Pension Commissioners of the City of Los Angeles(25)	566,165	5.81%	365,800	4.37%	435,538	4.79%	271,746	3.37%
360 East Second Street, Suite 600
Los Angeles, CA 90012

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Perry Ellis’ common stock listed, which include shares of Perry Ellis’ common stock in which such persons have the right to acquire a beneficial interest within 60 days from May 14, 2003, the record date for Perry Ellis’ annual meeting.

(3)	The number of shares beneficially owned and the percentage of outstanding shares is based on 9,750,076 shares of Perry Ellis’ common stock outstanding at the effective time of the merger.

(4)	The number of shares beneficially owned and the percentage of outstanding shares is based on 8,364,935 shares of Perry Ellis’ common stock outstanding at the effective time of the merger.

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(5)	The number of shares beneficially owned and the percentage of outstanding shares is based on 8,870,001 shares of Perry Ellis’ common stock outstanding at the effective time of the merger.

(6)	The number of shares beneficially owned and the percentage of outstanding shares is based on 8,059,953 shares of Perry Ellis’ common stock outstanding at the effective time of the merger.

(7)	Represents (a) 1,176,325 shares of Perry Ellis’ common stock held directly by George Feldenkreis, (b) 550,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by George Feldenkreis, (c) 361,525 shares of Perry Ellis’ common stock held by GFX, Inc., formerly known as Carfel, Inc, of which company Mr. Feldenkreis is a director, executive officer and principal shareholder and (d) 83,690 shares of Perry Ellis’ common stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the “Foundation”).

(8)	Represents (a) 1,122,288 shares of Perry Ellis’ common stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, (b) 46,000 shares of Perry Ellis’ common stock held directly by Oscar Feldenkreis, (c) 305,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Oscar Feldenkreis and (d) 83,690 shares held by the Foundation.

(9)	Represents (a) 314,958 shares of Perry Ellis’ common stock held by a limited partnership of which Fanny Hanono is the sole shareholder of the general partner and the sole limited partner and (b) 83,690 shares held by the Foundation. Salomon Hanono and Fanny Hanono are husband and wife.

(10)	Also includes 46,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Hanono.

(11)	Represents 15,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Page.

(12)	Represents (a) 1,500 shares of Perry Ellis’ common stock held directly by Mr. Roisman and (b) 7,500 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Roisman.

(13)	Represents (a) 750 shares of Perry Ellis’ common stock held directly by Mr. Buch and (b) 35,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Buch.

(14)	Represents 10,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Balmuth.

(15)	Represents (a) 2,000 shares of Perry Ellis’ common stock held directly by Mr. Dix, (b) 750 shares held in an individual retirement account and (c) 46,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Dix.

(16)	Represents (a) 2,000 shares of Perry Ellis’ common stock held directly by Mr. Lacher, (b) 5,000 shares of Perry Ellis’ common stock held by Mr. Lacher’s spouse and (c) 20,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Lacher.

(17)	Represents (a) 42,000 shares of Perry Ellis’ common stock held by Mr. Miller and (b) 46,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Miller.

(18)	Represents 10,000 shares of Perry Ellis’ common stock issuable upon the exercise of stock options held by Mr. Zwerner.

(19)	Includes 1,091,250 shares of Perry Ellis’ common stock issuable upon the exercise of stock options.

(20)	Based solely on information contained in Schedule 13G and filed with the SEC for the period ending December 31, 2002. All 575,300 shares of Perry Ellis’ common stock are owned by Fidelity Low Priced Stock Fund, a wholly owned subsidiary of FMR Corp.

(21)	Based solely on information contained in Schedule 13G and filed with the SEC for the period ending December 31, 2001.

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(22)	Based solely on information contained in Schedule 13G and filed with the SEC for the period ending December 31, 2002. Slater Capital Management, L.L.C., a Delaware limited liability company, is an investment advisor and has investment discretion over certain managed accounts of its investment advisory clients and certain private funds for which it serves as investment manager. Investment advisory clients, on whose behalf the shares are held in managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares. Steven L. Martin is the manager of Slater Capital and Slater Asset Management, L.L.C., a Delaware limited liability company, which is the general partner of a private limited partnership of which Slater Capital is the investment adviser. Mr. Martin, Slater Capital and Slater Asset have the shared power to vote or direct the vote and the shared power to dispose of 365,800 shares of Perry Ellis’ common stock. Each of Martin, Slater Capital and Slater Asset have disclaimed beneficial ownership of the Perry Ellis’ common stock except to the extent of its pecuniary interest.

(23)	General Motors Trust Company, as trustee for General Motors Employees Global Group Pension Trust (the “GM Trust”) was formed under and for the benefit of the GM Plans (as defined below). General Motors Investment Management Corporation (“GMIMCo”) is a registered investment adviser, and has the responsibility to select and terminate investment managers with respect to one or more employee benefit plans of General Motors Corporation (the “GM Plans”). GMIMCo has discretionary authority over the assets of the GM Plans which they manage including voting and investment power with respect to the Company’s shares. Pursuant to SEC Rule 13(d)-4 under the Securities Exchange Act of 1934, the GM Trust and GMIMCo have declared that filings made thereunder shall not be construed as an admission that each is the beneficial owner of the Salant common stock. Share information, relating to the GM Trust and GMIMCO, is furnished in reliance on the Schedule 13G dated February 14, 2003 filed with the SEC, which represents holdings as of December 31, 2002.

(24)	High River Limited Partnership (“High River”) has the sole power to vote and dispose of the 1,807,898 shares of Common Stock beneficially owned by it. High River does not share the power to vote or to direct the vote of, or the power to dispose or to direct the disposition of, the Salant common stock owned by it. Riverdale LLC (“Riverdale”) as general partner of High River, may be deemed, for purposes of determining beneficial ownership pursuant to SEC Rule 13(d)-3, to have the shared power with High River to dispose or direct the disposition of, the 1,807,898 shares of Salant common stock owned by High River. Mr. Carl C. Icahn, as the sole member of Riverdale, may be deemed, for the purpose of determining beneficial ownership pursuant to SEC Rule 13(d)-3, to have the shared power with High River to dispose or direct the disposition of the 1,807,898 shares of Salant common stock owned by High River. Share information is furnished in reliance on the Schedule 13G dated July 26, 1999 of High River filed with the SEC, which represents holdings as of July 26, 1999.

(25)	Share information is furnished in reliance on Schedule 13G dated February 10, 2003 filed by Board of Fire and Police Pension Commissioners of the City of Los Angeles with the SEC, which represents holdings as of December 31, 2002.

VIII-9

CHAPTER IX

DESCRIPTION OF PERRY ELLIS’ CAPITAL STOCK

The following description of Perry Ellis’ capital stock does not constitute a complete description of all of the terms of Perry Ellis’ capital stock and should be read in conjunction with Perry Ellis’s articles of incorporation and by-laws which have been filed by Perry Ellis with the SEC.

Perry Ellis’ authorized capital stock currently consists of:

•	30,000,000 shares of common stock, $0.01 par value, and

•	1,000,000 shares of preferred stock, $0.01 par value.

Perry Ellis currently has reserved for issuance 1,500,000 shares of Perry Ellis’ common stock under its 1993 stock option plan, and 1,000,000 shares of Perry Ellis’ common stock under its 2002 stock option plan.

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders are being asked to approve, among other things:

•	an amendment to Perry Ellis’ articles of incorporation to increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000,

•	an amendment to Perry Ellis’ articles of incorporation to increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000, and

•	an amendment to Perry Ellis’ 2002 stock option plan to increase the shares reserved for issuance under the plan from 1,000,000 to 1,500,000.

See “Chapter XII—Important Proposals For Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger” on page XII-1.

The following summary describes the material terms of Perry Ellis common stock and Perry Ellis’ preferred stock. The description of Perry Ellis’ capital stock is qualified by reference to Perry Ellis’ articles of incorporation and by-laws.

Common Stock

As of May 14, 2003, there were 6,500,076 shares of Perry Ellis’ common stock outstanding held by approximately 50 shareholders of record. Based on the number of shares outstanding as of May 14, 2003, and assuming a maximum of 3,250,000 shares of Perry Ellis’ common stock were issued in the merger, there would be 9,750,076 shares of Perry Ellis’ common stock outstanding.

Dividends.    Subject to the rights of the holders of Perry Ellis’ preferred stock, holders of shares of Perry Ellis’ common stock are entitled to receive dividends that may be declared by Perry Ellis’ board of directors out of legally available funds. Payments of cash dividends is currently prohibited under Perry Ellis’ senior credit facility and indentures.

Voting Rights.    The holders of Perry Ellis’ common stock are entitled to one vote for each share held on all matters submitted to a vote of Perry Ellis’ shareholders and do not have cumulative voting rights. Holders of Perry Ellis’ common stock entitled to vote in any election of directors may elect by a plurality of the votes cast nominees for election to Perry Ellis’ board of directors.

Liquidation Rights.    Upon Perry Ellis’ liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Perry Ellis’ common stock are entitled to share ratably in all assets available for distribution after payment in full to Perry Ellis’ creditors and holders of Perry Ellis’ preferred stock, if any.

Other Provisions.    The holders of Perry Ellis’ common stock are not entitled to preemptive or similar rights. The outstanding shares of Perry Ellis’ common stock are, and the shares of Perry Ellis’ common stock to be issued in connection with the merger will be, when issued in accordance with the terms of the merger agreement, fully paid and nonassessable. The rights, preferences and privileges of holders of Perry Ellis’ common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Perry Ellis’ board of directors may designate and Perry Ellis may issue in the future.

For a discussion concerning the proposal to amend Perry Ellis’ articles of incorporation to increase the number of shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000, please see “Chapter XII—Important Proposals For Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger—Proposal No. 3” on page XII-3.

Preferred Stock

Perry Ellis is currently authorized to issue up to 1,000,000 shares of preferred stock, none of which are issued and outstanding. Perry Ellis’ board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from Perry Ellis’ authorized and unissued shares of preferred stock. Subject to limitations imposed by law or Perry Ellis’ articles of incorporation, Perry Ellis’ board of directors is empowered to determine:

•	the voting rights, whether special or conditional, full or limited, of each class or series of preferred stock,

•	the designation of and the number of shares comprising the class or series of preferred stock,

•	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series,

•	the redemption prices and terms applicable, if any, to any class or series of preferred stock,

•	whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto,

•	the dividend rights and dividend rate, if any, for any class or series of preferred stock,

•	the amounts payable on the series upon Perry Ellis’s liquidation, dissolution or winding-up,

•	the terms and conditions of any conversion rights for the class or series of preferred stock, if any, and

•	the terms and conditions of any other special rights and protective provisions that the board of directors deems advisable.

Perry Ellis has no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change-in-control of Perry Ellis.

For a discussion concerning the proposal to amend Perry Ellis’ articles of incorporation to increase the number of shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000, please see “Chapter XII—Important Proposals For Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger—Proposal No. 4” on page XII-4.

Florida Statutory Anti-Takeover Provisions

General.    The Florida Business Corporation Act, as amended (the “FBCA”), contains provisions, which Perry Ellis’ directors have elected not to opt out of, and which are designed to enhance the ability of Perry Ellis’ board to respond to and potentially defer attempts to acquire control of Perry Ellis. These provisions may discourage altogether takeover attempts which have not been approved by Perry Ellis’ board. This could include takeover attempts that Perry Ellis’ non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of Perry Ellis’ common stock on The Nasdaq Stock Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for Perry Ellis’ common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of Perry Ellis’ incumbent directors and management more difficult. These provisions may enable a minority of Perry Ellis’ directors and the holders of a minority of Perry Ellis’ outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of Perry Ellis’ non-affiliate shareholders. These provisions could also potentially adversely affect the market price of Perry Ellis’ common stock.

The following summarizes the anti-takeover provisions contained in the FBCA.

Authorized but Unissued Stock.    Perry Ellis’ authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable Perry Ellis’ board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Perry Ellis. The perception in the market of a large number of authorized but unissued shares of Perry Ellis’ common and preferred stock could have a negative impact on the price of Perry Ellis’ common stock.

As discussed above, Perry Ellis’ shareholders are being asked to approve amendments to Perry Ellis’ articles of incorporation to increase the number of shares of common and preferred stock which Perry Ellis is authorized to issue. For a more complete discussion of these proposals and the potential anti-takeover effects they may have, see “Chapter XII—Important Proposals For Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger—Proposal No. 3” on page XII-3 and “—Proposal No. 4” on page XII-4.

Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies.    The FBCA expressly permits Perry Ellis’ board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Perry Ellis, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on the employees, customers and suppliers of Perry Ellis and its subsidiaries, on the communities and geographical areas in which they operate. Perry Ellis’ board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and Perry Ellis’ then current value in a freely negotiated transaction. Perry Ellis’ board of directors believes that these provisions are in the long-term best interests of Perry Ellis and its shareholders.

Control Share Acquisitions.    Perry Ellis has elected not to opt out of and, therefore, is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of Perry Ellis’ directors unless the voting rights associated with the shares are approved by a majority vote of Perry Ellis’ disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer or employee of Perry Ellis who is also a director. The specific share acquisition ranges that implicate these provisions of the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power,

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power,

•	or acquisitions of shares possessing a majority of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables Perry Ellis to provide for the redemption under certain circumstances of control shares with no voting rights.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which Perry Ellis is a party, or an acquisition of shares previously approved by Perry Ellis’ board of directors. In addition, in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all of Perry Ellis’ shareholders will be entitled to dissenters’ rights under Florida law.

Affiliated Transactions with Interested Shareholders.    Perry Ellis has elected not to opt out of and, therefore, is subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66 2/3% of Perry Ellis’ outstanding voting shares, other than the shares owned by an “interested shareholder”—generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of Perry Ellis—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves Perry Ellis and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of Perry Ellis. Accordingly, these provisions may discourage attempts to acquire Perry Ellis. For a more detailed description of the Florida affiliated transactions statute, see “Comparison of Rights of Perry Ellis’ and Salant’s Shareholders” on page XI-1.

Anti-Takeover Provisions of Perry Ellis’ Articles of Incorporation

Perry Ellis’ articles of incorporation presently contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence the management, policies or affairs of Perry Ellis, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the current market price of Perry Ellis’ common stock. These provisions include those which:

•	prohibit cumulative voting in the election of Perry Ellis’ directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of Perry Ellis’ shareholders, and

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of Perry Ellis’ shareholders.

Additionally, at Perry Ellis’ annual meeting, Perry Ellis’ shareholders are being asked to consider and vote on proposals to amend Perry Ellis’ articles of incorporation, among other things, to:

•	increase the shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000,

•	increase the shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000,

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting,

•	require shareholders seeking to nominate directors for election to Perry Ellis’ board to first comply with certain advance notice and disclosure procedures, and

•	require the affirmative vote of 66 2/3% of the outstanding shares of Perry Ellis’ common stock to effect certain future potential amendments to the articles.

These provisions could also discourage proxy contests and make it more difficult for Perry Ellis’ shareholders to elect directors and cause Perry Ellis to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with Perry Ellis’ board. As a result, Perry Ellis may be less likely to receive unsolicited offers to acquire Perry Ellis that some of Perry Ellis’ shareholders might consider beneficial. For a more detailed description of the proposals to amend Perry Ellis’ articles of incorporation, please see “Chapter XII—Important Proposals for Approval by Perry Ellis’ Shareholders at Perry Ellis’ Annual Meeting Not Relating to the Merger” on page XII-1.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

Perry Ellis’ articles of incorporation provide that directors of Perry Ellis will not be personally liable for monetary damages to Perry Ellis to the fullest extent permitted by Florida law. Perry Ellis’ articles of incorporation further provide that Perry Ellis may insure, will indemnify and will advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law.

Perry Ellis’ by-laws provide that Perry Ellis will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he (a) is or was a director of Perry Ellis, (b) is or was serving at the request of Perry Ellis as a director of another corporation, (c) is or was an officer of Perry Ellis, provided that he is or was at the time a director of Perry Ellis, or (d) is or was serving at the request of Perry Ellis as an officer of another corporation, provided that he is or was at the time a director of Perry Ellis or a director of such other corporation, serving at the request of Perry Ellis.

Perry Ellis is also a party to indemnification agreements with each of its directors and executive officers. For a more detailed description of Florida law governing indemnification of officers and directors, please see “Comparison of Rights of Perry Ellis’ and Salant’s Shareholders” on page XI-1.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Perry Ellis pursuant to the foregoing provisions, Perry Ellis has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for Perry Ellis’ common stock.

CHAPTER X

SELLING SHAREHOLDERS

Shares of Perry Ellis’ common stock issued to certain “affiliates” of Salant, as that term is defined in Rule 145 under the Securities Act, are being registered by way of the registration statement of which this joint proxy statement-prospectus forms a part. Without this registration statement, these shares could only be resold by the affiliates subject to the restrictions on resale in Rule 145.

Assuming each outstanding share of Salant’s common stock is converted at the effective time of the merger into the right to receive cash and approximately 0.3346 shares of Perry Ellis common stock, which represents the maximum exchange ratio under the terms of the merger agreement, and each outstanding option to purchase Salant common stock is exchanged at the effective time of the merger for an amount of cash and shares of Perry Ellis’ common stock, ratably and in the same proportion as the merger consideration is paid to Salant’s shareholders in the merger, equal to the amount by which approximately $9.37 exceeds the then applicable exercise price of each option, the selling shareholders would be entitled to receive an aggregate of approximately 2,238,548 shares of Perry Ellis’ common stock.

The number of shares of Perry Ellis’ common stock to be held by the selling shareholders is based on the following assumptions:

•	an aggregate of 8,797,532 shares of Salant’s common stock are outstanding at the effective time of the merger, and

•	options to purchase an aggregate of 915,277 shares of Salant’s common stock, at a weighted average exercise price of $3.56 per share, are outstanding at the effective of the merger, and

•	the average of the closing sale prices of a share of Perry Ellis’ common stock as reported on The Nasdaq Stock Market for the 20-consecutive full trading days ending on the third full trading day next preceding the closing date of the merger is $12.00 or less (in which case the exchange ratio will be fixed at 0.3346).

If these assumption are not correct, the number of shares of Perry Ellis’ common stock that the selling shareholders may ultimately have a right to receive in exchange for their shares of Salant’s common stock and Salant’s stock options and, consequently, the number of shares resold by the selling shareholders under this joint proxy statement-prospectus, may be less than 2,238,548 shares. None of the shares that may be offered for resale by the selling shareholders are subject to lock-up agreements.

The following table sets forth the name and address of the selling shareholders, the number of shares and percentage of shares of Perry Ellis’ common stock that the selling shareholders owned prior to the offering for resale of any of the shares of Perry Ellis’ common stock being registered hereby, the maximum number of shares of Perry Ellis’ common stock that may be offered for resale for the account of the selling shareholders pursuant to this joint proxy statement-prospectus and the percentage of shares of Perry Ellis’ common stock to be held by the selling shareholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling shareholders).

Selling Shareholders(1)	Shares of Perry Ellis’ Common Stock to be Resold in the Offering (2)	Number of Shares of Perry Ellis’ Common Stock Owned (3)	Percentage of Shares Perry Ellis’ Common Stock Beneficially Owned (3)
			Before Offering of the Resale Shares	After Offering of the Resale Shares (4)
G. Raymond Empson	1,338	1,338	*	0
Ben Evans	1,338	1,338	*	0
Rose Peabody Lynch	1,338	1,338	*	0
Michael J. Setola	108,534	108,534	1.12%	0
Awadhesh K. Sinha	45,343	45,343	*	0
William O. Manzer	21,192	21,192	*	0
Jerry Kwiatkowski	17,846	17,846	*	0
Howard Posner	18,961	18,961	*	0
General Motors Employees Global Group Pension Trust	851,571	851,571	8.73%	0
767 5th Avenue New York, New York 10153
High River Limited Partnership c/o Icahn Associates Corporation 767 5th Avenue, 4th Floor New York, New York 10153	604,922	604,922	6.20%	0
Board of Fire & Police Pension Commissioners of the City of Los Angeles 360 East 2nd Street, 6th Floor Los Angeles, CA 90012	566,165	566,165	5.81%	0

*	Less than 1%

(1)	This table is based upon information supplied to Perry Ellis by Salant or the selling shareholders. Unless otherwise stated, each of the shareholders’ address is c/o Salant Corporation, 1114 Avenue of the Americas, New York, New York 10036.

(2)	Represents shares of Perry Ellis’ common stock issuable to the selling shareholders based on an exchange ratio of approximately 0.3346. See “Chapter III—The Merger—Structure of the Merger and Conversion of Salant’s Common Stock” on page III-50.

(3)	The percentage of shares owned is determined based upon the sum of (i) 6,500,076 shares of Perry Ellis’ common stock issued and outstanding as of May 14, 2003, and (ii) the issuance of an aggregate of 3,250,000 shares of Perry Ellis’ common stock at the effective time of the merger.

(4)	Assumes that the selling shareholders sell all of the shares registered for resale.

Relationship of Selling Shareholders to Perry Ellis.    Except as described in this document, none of the selling shareholders listed above has held any position or office, or has had any material relationship, with Perry Ellis or any of its predecessors or affiliates within the past three years. See “Chapter III—The Merger—History” and “—Background of the Merger” on pages III-1 and III-3, respectively.

Plan of Distribution.    Perry Ellis does not know of any plan of distribution for the resale of Perry Ellis’ common stock by the selling shareholders. Perry Ellis will not receive any of the proceeds from the sale by the selling shareholders of any of the resale shares.

Perry Ellis expects that the selling shareholders or transferees may sell the resale shares from time to time in transactions on The Nasdaq Stock Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling shareholders or the purchasers of the resale shares, or both.

At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the selling shareholders, any discounts, commission and other items constituting compensation from the selling shareholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

The selling shareholders and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act.

Any or all of the sales or other transactions involving the resale shares described above, whether by the selling shareholders, any broker-dealer or others, may be made pursuant to this joint proxy statement-prospectus. In addition, any resale shares that qualify for sale under Rule 145 of the Securities Act may be sold under Rule 145 rather than under this joint proxy statement-prospectus.

In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

The selling shareholders and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of Perry Ellis’ common stock by the selling shareholders or other persons. Under these rules and regulations, the selling shareholders and other persons participating in the sale or distribution:

•	may not engage in any stabilization activity in connection with shares of Perry Ellis’ common stock,

•	must furnish each broker which offers resale shares covered by this joint proxy statement-prospectus with the number of copies of the resale prospectus and any supplement which are required by the broker, and

•	may not bid for or purchase any shares of Perry Ellis’ common stock or attempt to induce any person to purchase any shares of Perry Ellis’ common stock other than as permitted under the Exchange Act.

These restrictions may affect the marketability of any resale shares offered by the selling shareholders.

Perry Ellis will make copies of the resale prospectus available to the selling shareholders and has informed the selling shareholders of the need for delivery of a copy of the resale prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. After the merger, Perry Ellis will file a post-effective amendment on Form S-3 to the registration statement of which this document is a part, which post-effective amendment will include a resale prospectus for the benefit of the selling shareholders of the number of shares of Perry Ellis’ common stock received by the selling shareholders in the merger, and to keep this amendment effective until the earlier of one year after the merger or the date of final sale by the selling shareholders of all shares of Perry Ellis’ common stock registered on the amendment.

All costs and expenses associated with registering the resale shares being offered hereunder with the SEC will be paid by Perry Ellis.

The selling shareholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the resale shares including liabilities under the Securities Act. Perry Ellis has not agreed to indemnify any selling shareholders, their broker-dealers or others against any liabilities in connection with any offering of the resale shares including liabilities under the Securities Act. Perry Ellis may enter into agreements with the selling shareholders regarding, among other things, the ability of the selling shareholders to sell shares registered for resale under the registration statement and compliance by the selling shareholder with the Securities Act and the Exchange Act.

CHAPTER XI

COMPARISON OF RIGHTS OF PERRY ELLIS’

AND SALANT’S SHAREHOLDERS

Upon consummation of the merger, shareholders of Salant, which is a Delaware corporation, will become shareholders of Perry Ellis, which is a Florida corporation. The rights of Salant’s shareholders will be governed by Perry Ellis’ second amended and restated articles of incorporation, as the same may be further amended, and by-laws, which differ in certain material respects from Salant’s amended and restated certificate of incorporation and by-laws. The following tabular presentation, which is supplemented by a complete narrative discussion, summarizes the material differences between Perry Ellis’ articles of incorporation, the proposed amendments thereto which Perry Ellis’ stockholders are being asked to consider and vote on at Perry Ellis’ Annual Meeting, and Perry Ellis’ by-laws, on the one hand, and Salant’s certificate of incorporation and by-laws, on the other hand, as well as the material differences between Florida and Delaware corporate law that may affect the relative rights and interests of Salant’s shareholders.

The following discussion is a summary and is not a complete description of such differences, and is qualified in its entirety by reference to the FBCA, the Delaware General Corporation Law, as amended (the “DGCL”), the common law thereunder and the full text of Perry Ellis’ second amended and restated articles of incorporation, the proposed amendments thereto attached to this document as Annex F, and Perry Ellis’ by-laws and Salant’s amended and restated certificate of incorporation and by-laws. You may obtain copies of Perry Ellis’ second amended and restated articles of incorporation and by-laws and Salant’s certificate of incorporation and by-laws in the manner described in “Chapter XIII—Certain Legal Information and Additional Information For Shareholders—Where You Can Find More Information.”

	Perry Ellis	Salant

Number and Election of Directors	Not less than three nor more than 15; the exact number to be determined from time to time by resolution of the board and elected at an annual meeting of shareholders.	Not less than three nor more than 10; the exact number to be fixed by the board and elected at an annual meeting of shareholders.

Vacancies on Board and Removal

Perry Ellis’ articles of incorporation provide that any vacancy occurring in Perry Ellis’ board of directors and any directorships to be filled by reason of an increase in the size of the board can be filled by the affirmative vote of a majority of the current directors though less than a quorum, or may be filled by an election at an annual or special meeting of the shareholders called for that purpose, unless otherwise provided by law. Any director may be removed with or without cause by shareholders at a meeting called expressly for that purpose.

Salant’s charter and by-laws provide that vacancies on the board, whether caused by resignation, death, disqualification, removal or an increase in the size of the board, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the shareholders by the holders of shares entitled to vote. Any director may be removed with or without cause by a majority vote of all outstanding shares entitled to vote.

Classified Board	Perry Ellis’ board is divided into three classes of directors, as near equal in number as practicable, serving staggered, three-year terms.	Salant’s board is divided into three classes. Each director serves for a term ending on the third annual meeting following the annual meeting at which such director was elected.

	Perry Ellis	Salant

Amendments to Charter

To approve an amendment to the charter, Florida law requires that the votes cast in favor of such an amendment must exceed the votes cast against such amendment, except that a majority of the outstanding votes entitled to be cast on the amendment is required to approve an amendment that would entitle shareholders to dissenter’s rights. Furthermore, with respect to an amendment to the articles of incorporation that adds, changes or deletes a greater or lesser voting requirement, such amendment must be adopted by the same vote required to take action under the amended voting requirement. Under Florida law, a separate vote of a class or series of capital stock is required for amendments, which exclude or limit the voting rights of such class or series, provide for a conversion of stock for another class or series, change the conversion rights of such stock, or authorize shares which have preferences in any respect superior to that stock.

Under Delaware law, a majority of all outstanding shares entitled to vote must approve an amendment to the charter, except that Salant’s charter requires the affirmative vote of 66 2/3% of all outstanding shares entitled to vote to amend certain provisions of its charter.

Amendments to By-Laws	May be amended or repealed, or new by-laws may be adopted, by action of either the shareholders or the board of directors.	May be amended by a majority of the board or by action of the shareholders.

Business Combinations with Substantial Shareholders	Florida has two anti-takeover statutes dealing with affiliated transactions and control-share acquisitions, respectively.

Section 203 of the DGCL prevents certain business combinations with certain “interested shareholders” for three years, with certain exceptions. Salant’s certificate of incorporation provides that Salant has expressly elected not to be governed by Section 203 of the DGCL.

Short-Form Merger with Subsidiary	Under Florida law, a parent corporation may merge with its subsidiary without shareholder approval if at least 80% of each class of capital stock of its subsidiary is owned by the parent.	Under Delaware law, a parent corporation may merge with its subsidiary without shareholder approval if at least 90% of each class of capital stock of its subsidiary is owned by the parent.

	Perry Ellis	Salant

Dividends

Florida law provides that dividends may be paid, unless after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities, plus (unless the corporation’s articles of incorporation permit otherwise) the amount needed to satisfy preferential distributions.

Delaware law provides that the directors of a corporation, subject to any restrictions contained in the corporation’s certificate of incorporation, may declare and pay dividends upon the shares of its capital stock either out of surplus or out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Indemnification of Officers and Directors

Perry Ellis’ articles of incorporation provide that directors of Perry Ellis will not be personally liable for monetary damages to Perry Ellis to the fullest extent permitted by the FBCA. Perry Ellis’ articles of incorporation further provide that Perry Ellis may insure, will indemnify and will advance expenses on behalf of its officers and directors to the fullest extent not prohibited by Florida law. Perry Ellis’ by-laws provide that Perry Ellis will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he (a) is or was a director of Perry Ellis, (b) is or was serving at the request of Perry Ellis as a director of another corporation, (c) is or was an officer of Perry Ellis, provided that he is or was at the time a director of Perry Ellis, or (d) is or was serving at the request of Perry Ellis as an officer of another corporation, provided that he is or was at the time a director of Perry Ellis or a director of such other corporation, serving at the request of Perry Ellis. Perry Ellis is also a party to indemnification agreements with each of its directors and executive officers.

Salant’s certificate of incorporation provides that no director of Salant will be personally liable to Salant or its shareholders for monetary damages for breach of his or her fiduciary duty as director except for liability for (1) any breach of the director’s duty of loyalty to Salant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any matter in respect of which such director shall be liable under Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit. Salant’s certificate of incorporation and by-laws also provide that Salant has the power to indemnify any person who was or is a party or is threatened to be made a party to, or testify in, any threatened, proceeding, whether civil, criminal, pending or completed action, suit or administrative or investigative (other than an action by or in the right of Salant) by reason of the fact that the person is or was a director, officer, employee or agent of Salant or is or was serving at the request of Salant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts to be paid in settlement), actually and reasonably incurred or

	Perry Ellis	Salant

suffered in connection with such action, suit or proceeding. Unless ordered by a court, Salant’s obligation to indemnify arises only if the person has met the applicable standard of conduct set forth in the DGCL.

Director Liability	Perry Ellis’ articles of incorporation provide that directors will not be personally liable for monetary damages to Perry Ellis to the fullest extent permitted by Florida law.

Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. Salant’s certificate of incorporation includes such a provision.

Special Meetings of Shareholders

Perry Ellis’ articles of incorporation provide that Perry Ellis is not required to hold a special meeting of shareholders unless (in addition to any requirements of Florida law) a special meeting is: (a) requested in writing by the holders of not less than 50% of all the votes entitled to be cast on any issue proposed or to be considered at the proposed special meeting, (b) called by Perry Ellis’ board of directors pursuant to a resolution approved by a majority of the entire board of directors, or (c) called by Perry Ellis’ chairman of the board, chief executive officer or president.

Salant’s by-laws provide that a special meeting may be called by the board of directors or by shareholders holding at least 25% of the outstanding shares entitled to vote.

Vote Required for Mergers and Certain other Transactions

Florida law provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Florida corporation, not in the ordinary course of business, as well as any merger, consolidation of share exchange generally must be recommended by the board of directors and approved by a vote of a majority of the shares of each class of stock of the corporation entitled to vote on such matters.

Delaware law requires that any merger, consolidation or share exchange be approved by a vote of a majority of the shares of all classes voting together and not each class separately.

Shareholders Rights Plan	N/A	Salant is a party to a rights agreement with Mellon Investor Services LLC, as rights agent.

	Perry Ellis	Salant

Corporate Action Without Shareholder Meeting

Perry Ellis’ by-laws provide that unless otherwise provided by Perry Ellis’ articles of incorporation, any action required to be taken at any annual or special meeting of the shareholders, or any other action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if consent in writing, setting forth the action so taken, shall be signed by holders or outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Perry Ellis’ articles of incorporation presently do not contain any provision allowing or prohibiting shareholders to take action by written consent in lieu of a meeting. However, at Perry Ellis’ annual meeting, shareholders of Perry Ellis are being asked to consider and vote on an amendment to Perry Ellis’ articles of incorporation to eliminate the ability to take shareholder action by written consent. If this amendment is approved by Perry Ellis’ shareholders at the annual meeting, shareholders of Perry Ellis will no longer be permitted to take action by written consent in lieu of a meeting of shareholders.

Salant’s by-laws permit any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting without prior notice and without a vote upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken.

Number and Election of Directors

Perry Ellis.    Perry Ellis’ articles of incorporation provide that the number of directors constituting Perry Ellis’ board of directors will not be less than three nor more than 15, and the exact number of directors will be fixed from time to time in the manner provided in Perry Ellis’ by-laws. Perry Ellis’ by-laws provide that the number of directors will be determined from time to time by resolution of Perry Ellis’ board and, in the absence of an express determination by the board, the number of directors, until changed by the board, will be that number of directors elected at the most recently held annual meeting of shareholders. There are currently nine members of Perry Ellis’ board of directors. Under Florida law and Perry Ellis’ bylaws, directors need not be residents of Florida or a shareholder of Perry Ellis to serve as a director.

Salant.    Salant’s certificate of incorporation and by-laws provide that the number of directors will not be less than three or more than 10. Salant’s certificate of incorporation and by-laws also provide that the exact number of directors will be fixed by Salant’s board. Salant currently has four directors.

Vacancies on the Board of Directors and Removal of Directors

Perry Ellis.    Under Florida law, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The FBCA provides that whenever a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of directors, or by the shareholders, unless the articles of incorporation provide otherwise.

Perry Ellis’ by-laws provide that any director may be removed with or without cause by Perry Ellis’ shareholders at a meeting called expressly for that purpose, unless otherwise provided in Perry Ellis’ articles of incorporation. Perry Ellis’ articles of incorporation presently do not provide for the removal of directors.

Perry Ellis’ articles of incorporation provide that any vacancy occurring in Perry Ellis’ board of directors and any directorships to be filled by reason of an increase in the size of the board can be filled by the affirmative vote of a majority of the current directors though less than a quorum, or may be filled by an election at an annual or special meeting of the shareholders called for that purpose, unless otherwise provided by law. Perry Ellis’ articles of incorporation further provide that a director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office, or until the next election of one or more directors by Perry Ellis’ shareholders if the vacancy is caused by an increase in the number of directors.

Salant.    Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, unless the certificate of incorporation otherwise provides, where a corporation’s board is classified, shareholders may remove a director only for cause. The DGCL provides that whenever a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by a majority of the remaining directors then in office, although less than a quorum of directors, unless the certificate of incorporation provides otherwise.

Under Salant’s certificate of incorporation and by-laws, a director may be removed with or without cause by a majority vote of all outstanding shares entitled to vote.

Classified Board of Directors

Perry Ellis.    Perry Ellis’ articles of incorporation provide for the board of directors to be divided into three classes of directors, as equal in number as practicable, serving staggered, three-year terms. This results in approximately one-third of Perry Ellis’ directors being elected each year.

Salant.    Salant’s certificate of incorporation and by-laws also provide for a classified board of directors. Salant’s board is divided into three classes. Each director serves for a term ending on the third annual meeting following the annual meeting at which such director was elected. At each annual meeting, the successors to the class of directors whose term expires at that time will be elected by the shareholders to hold office for a term ending on the third annual meeting following such annual meeting to succeed those directors whose term expires, so that the term of one class of directors shall expire upon the election of directors at each annual meeting.

Amendments to Charter

Perry Ellis.    Florida law permits the board of directors to amend the articles of incorporation in certain minor, non-material respects without shareholder action, but most amendments must be approved by the shareholders upon recommendation of the board of directors. To approve an amendment to the articles of incorporation of a Florida corporation, the FBCA requires that, unless the FBCA or the articles of incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such amendment at a meeting at which a quorum is present. However, a majority of the outstanding votes entitled to be cast on the amendment is required to approve an amendment to the articles of incorporation that would entitle the shareholders of the corporation to dissenters’ rights under Florida law. Furthermore, with respect to an amendment to the articles of incorporation that adds, changes or deletes a greater or lesser voting requirement, such amendment must be adopted by the same vote required to take action under the amended voting requirement. Under Florida law, a separate vote of a class or series of capital stock is required for amendments, which exclude or limit the voting rights of such class or series, provide for a conversion of stock for another class or series, change the conversion rights of such stock, or authorize shares which have preferences in any respect superior to that stock.

Perry Ellis’ articles of incorporation presently do not include a provision concerning amendments to the articles of incorporation. At Perry Ellis’ annual meeting, Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to provide that certain existing provisions of the articles of incorporation relating to (a) advance notice and disclosure procedures for shareholders to bring matters before a meeting of Perry Ellis’ shareholders, (b) the establishment of a minimum share ownership threshold of 50% of all the votes entitled to be cast on a proposal to call a special meeting, and (c) the classification of Perry Ellis’ board of directors into three classes with staggered three-year terms, as well as certain proposed new articles which Perry Ellis’ shareholders are being asked to approve at the annual meeting, including provisions relating to (x) the elimination of the ability to take shareholder action by written consent in lieu of a shareholder meeting and (y) the requirement of shareholders seeking to nominate directors to comply with certain advance notice and disclosure procedures, will require the affirmative vote of at least 66 2/3% of the outstanding shares of Perry Ellis’ common stock to amend such provisions.

Salant.    Under Delaware law, the board of directors must adopt a resolution setting forth the proposed amendment to the certificate of incorporation declaring its advisability and submit it to the shareholders for consideration. A majority of all outstanding shares entitled to vote thereon must then approve it. Under Delaware law, amendments which make changes regarding the capital stock by increasing or decreasing the par value or otherwise adversely affecting the rights of such class must be approved by a majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights.

Salant’s certificate of incorporation requires the affirmative vote of 66 2/3% of all outstanding shares entitled to vote to amend the provisions relating to (a) the ability to take action by written consent in lieu of an annual or special meeting of the shareholders, (b) the division of the board of directors into three classes and (c) the filling of vacancies on Salant’s board of directors.

Amendments to By-laws

Perry Ellis.    Under Florida law, a corporation’s by-laws may be amended or repealed by the board of directors or shareholders, except that the board may not amend or repeal the corporation’s by-laws if the articles of incorporation reserve such power to the shareholders, or if the shareholders, in amending or repealing the by-laws, expressly provide that the board of directors may not amend or repeal the by-laws or a particular by-law provision.

Perry Ellis’ by-laws provide that the by-laws may be amended or repealed, or new by-laws may be adopted, by action of either the shareholders or the board of directors. Perry Ellis’ by-laws also provide that the shareholders may from time to time specify particular provisions of the by-laws which may not be altered or repealed by the board of directors.

Salant.    As is permitted by the DGCL, Salant’s certificate of incorporation and bylaws provide that Salant’s by-laws may be amended by a majority of the board of directors, but any by-law adopted by the board of directors may also be amended or repealed and new by-laws made by a majority of the shareholders entitled to vote thereon.

Business Combinations with Substantial Shareholders

Perry Ellis.    Florida also has two anti-takeover statutes, dealing with affiliated transactions and control-share acquisitions.

Affiliated Transactions

Florida law requires the approval of the holders of 66 2/3% of the voting shares of a corporation, other than the shares owned by an “interested shareholder”—generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of the corporation—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves a corporation and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply if:

•	the affiliated transaction is approved by a majority of the corporation’s disinterested directors,

•	the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the announcement of the proposed affiliated transaction,

•	the interested shareholder has beneficially owned at least 80% of the corporation’s voting shares for five years preceding the date of the announcement of the proposed affiliated transaction,

•	the interested shareholder beneficially owns at least 90% of the corporation’s voting shares, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the corporation’s disinterested directors,

•	the corporation is an investment company registered under the Investment Company Act of 1940, or

•	all of the following conditions are met:

(1)	the cash and fair market value of other consideration to be paid per share to all holders of the corporation’s voting shares is not less than the highest of the following:

(a) if applicable, the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the interested shareholder for any shares of such class or series acquired by it (1) within the two-year period immediately preceding the date of first public announcement of the proposed affiliated transaction or (2) in the transaction in which it became an interested shareholder, whichever is higher,

(b) the fair market value per share of such class or series on the date of first public announcement of the proposed affiliated transaction or on the date on which such person became an interested shareholder, whichever is higher,

(c) if applicable, the price per share equal to the fair market value per share of such class or series determined under (b) above, multiplied by the ratio of the highest per share price, including any brokerage commission, transfer taxes, and soliciting dealers’ fees, paid by the interested shareholder for any shares of such class or series acquired by it within the two-year period immediately preceding the date of first public announcement of the proposed affiliated transaction, to the fair market value per share of a class or series on the first day in such two-year period on which the interested shareholder acquired any shares of such class or series, and

(d) if applicable, the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the corporation,

(2)	the consideration to be paid in the affiliated transaction is in cash or in the same form as previously paid by the interested shareholder,

(3)	during the portion of the three years preceding the date of the announcement of the proposed affiliated transaction that the interested shareholder has been such, except as approved by a majority of the corporation’s disinterested directors, there shall have been:

(a) no failure to declare and pay at the regular payment date any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation,

(b) no reduction in the annual rate of dividends paid on any class or series of voting shares, except as necessary to reflect any subdivision of a class or series,

(c) an increase in the annual dividend rate to reflect any reclassification with the effect of reducing the number of outstanding shares, and

(d) no increase in the voting shares owned by the interested shareholder, except as part of the transaction in which the shareholder becomes such,

(4)	during the portion of the three years preceding the date of the announcement of the proposed affiliated transaction that the interested shareholder has been such, except as approved by a majority of the corporation’s disinterested directors, such interested shareholder shall not have received any benefit, directly or indirectly, from loans, guarantees or other financial assistance or tax advantages provided by the corporation, and

(5)	a proxy or information statement describing the affiliated transaction has been mailed to holders of voting shares of the corporation at least 25 days before the consummation of the affiliated transaction, except as otherwise approved by a majority of the corporation’s disinterested directors.

A Florida corporation may “opt out” of these provisions by electing to do so in its articles of incorporation or by-laws. Perry Ellis has elected not to opt out of and, therefore, is subject to Florida’s affiliated transactions statute.

Control-Share Acquisitions

Florida law also provides that the voting rights to be given to “control shares”, as defined below, of a Florida corporation that has:

•	100 or more shareholders,

•	its principal place of business, its principal office, or substantial assets in Florida, and

•	either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents, or 1,000 shareholders residing in Florida,

must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by “interested persons,” as defined above, before the control shares will be granted any voting rights.

“Control shares” are defined as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power in the election of directors within any of the following ranges of voting power:

•	one-fifth or more but less than one-third of all voting power of the corporation’s voting securities,

•	one-third or more but less than a majority of all voting power of the corporation’s voting securities, or

•	a majority of the voting power of the corporation’s voting securities.

The person acquiring shares in a control share acquisition may request a special meeting to be held to consider and vote on ascribing the voting rights to these shares. If no such request is made, the voting rights will be considered and voted on at the next special or annual meeting.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation. In addition, unless otherwise provided in a corporation’s articles of incorporation or by-laws, in the event control shares acquired in a control-share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation shall have dissenters’ rights.

A Florida corporation may “opt out” of these provisions by electing to do so in its articles of incorporation or by-laws. Perry Ellis has elected not to opt out of and, therefore, is subject to Florida’s affiliated transactions statute.

Salant.    Section 203 of the DGCL prevents certain business combinations of the corporation with “interested shareholders”, as defined below, for three years after such shareholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in a broad range of business combinations and other transactions with a person or an affiliate, or associate of such person, who is an interested shareholder for a period of three years from the date that such person became an interested shareholder, unless:

•	the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder,

•	the interested shareholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested shareholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or

•	on or after the date the person becomes an interested shareholder, the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested shareholder.

Under	Section 203, an “interested shareholder” is defined as any person who is:

•	the owner of 15% or more of the outstanding voting stock of the corporation, or

•	an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 of the DGCL by amending its certificate of incorporation or by-laws by action of its shareholders to exempt itself from coverage, provided that such by-law or certificate of incorporation amendment will not be deemed to be effective until 12 months after the date such amendment is adopted.

Salant certificate of incorporation provides that Salant has expressly elected not to be governed by Section 203 of the DGCL.

Short-Form Merger With Subsidiary

Perry Ellis.    Under Florida law, a parent corporation may merge into a subsidiary and a subsidiary may merge into its parent, without shareholder approval, if 80% of each class of capital stock of the subsidiary is owned by the parent corporation. Shareholders of the subsidiary who dissent from the merger and comply with the provisions of the FBCA regarding dissenters’ rights may be entitled to be paid the fair value of their shares.

Salant.    Under Delaware law, a parent corporation may merge into its subsidiary and a subsidiary may merge into its parent, without shareholder approval, where such parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary. If all of the shares of the subsidiary are not owned by the parent corporation, shareholders of the subsidiary would be entitled to appraisal rights as set forth in the applicable provisions of the DGCL.

Dividends

Perry Ellis.    Florida law provides that dividends may be paid, unless after giving effect to such distribution, the corporation would not be able to pay its debts as they come due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities, plus (unless the corporation’s articles of incorporation permit otherwise) the amount needed to satisfy preferential distributions.

Salant.    Delaware law provides that the directors of a corporation, subject to any restrictions contained in the corporation’s certificate of incorporation, may declare and pay dividends upon the shares of its capital stock either out of surplus or out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation, computed in accordance with the DGCL, is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of the corporation may not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

Indemnification of Officers and Directors.

Perry Ellis.    Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, whether formal or informal (other than an action by or any right of the corporation) by reason of the fact that he or she is or was a director or officer or is now serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, under Florida law, Perry Ellis may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement not exceeding estimated expenses of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless the court in which such proceeding was brought, or any other court of competent jurisdiction, determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Florida law further provides that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made:

•	by Perry Ellis’ board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding,

•	by a majority vote of a committee, duly designated by Perry Ellis’ board consisting of two or more directors not at the time parties to the action, suit or proceeding,

•	by independent legal counsel selected by Perry Ellis’ board by a majority vote of a quorum consisting of directors who were not parties to such action, or

•	by the shareholders of Perry Ellis by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding, or, if no such quorum is obtainable, by a majority vote of the shareholders who were not parties to such action, suit or proceeding.

The reasonableness of the expenses to be indemnified is determined in the same manner as the determination of whether the indemnification is permissible. Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, may not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute:

•	a violation of the criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful,

•	a transaction from which the officer or director derived an improper personal benefit,

•	in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA (relating to unlawful distributions) are applicable, or

•	willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Perry Ellis’ articles of incorporation provide that directors of Perry Ellis will not be personally liable for monetary damages to Perry Ellis to the fullest extent permitted by Florida law. Perry Ellis’ articles of incorporation further provide that Perry Ellis may insure, will indemnify and will advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. Perry Ellis’ by-laws provide that Perry Ellis will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he (a) is or was a director of Perry Ellis, (b) is or was serving at the request of Perry Ellis as a director of another corporation, (c) is or was an officer of Perry Ellis, provided that he is or was at the time a director of Perry Ellis, or (d) is or was serving at the request of Perry Ellis as an officer of another corporation, provided that he is or was at the time a director of Perry Ellis or a director of such other corporation, serving at the request of Perry Ellis. Perry Ellis is also a party to indemnification agreements with each of its directors and executive officers.

Salant.    Under Delaware law, all directors and officers may be indemnified by a corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Delaware law also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Salant’s certificate of incorporation provides that no director of Salant will be personally liable to Salant or its shareholders for monetary damages for breach of his or her fiduciary duty as director except for liability for (1) any breach of the director’s duty of loyalty to Salant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any matter in respect of which such director shall be liable under Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit.

Salant’s certificate of incorporation and by-laws also provide that Salant has the power to indemnify any person who was or is a party or is threatened to be made a party to, or testify in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Salant) by reason of the fact that the person is or was a director, officer, employee or agent of Salant or is or was serving at the request of Salant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts to be paid in settlement), actually and reasonably incurred or suffered in connection with such action, suit or proceeding. Unless ordered by a court, Salant’s obligation to indemnify arises only if the person has met the applicable standard of conduct set forth in the DGCL.

In the case of a derivative action, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Salant unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Salant has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of Salant, or arising out of his status as such, whether or not Salant would have the power to indemnify him against such liability. Salant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them for losses arising from acts taken in their capacity as directors or officers.

Director Liability

Perry Ellis.    Under Florida law, a director is not personally liable for monetary damages to any person for his actions as a director unless the director breached his duties by way of:

•	a criminal violation, unless the director has reasonable cause to believe his conduct was lawful or has no reasonable cause to believe his conduct was unlawful,

•	a transaction from which the director derived an improper personal benefit,

•	declaration of unlawful distributions,

•	in a derivative action, conscious disregard by the director for the best interests of the corporation or willful misconduct by the director, or

•	in a third party action, recklessness or actions or omissions committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Perry Ellis’ articles of incorporation provide that directors will not be personally liable for monetary damages to Perry Ellis to the fullest extent permitted by Florida law.

Salant.    Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. However, no such provision may eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for declaration of unlawful dividends or illegal redemptions or stock repurchases, or

•	for any transaction from which the director derived an improper personal benefit.

Salant’s	certificate of incorporation includes such a provision.

Special Meetings of Shareholders

Perry Ellis. Florida law provides that a special meeting of shareholders may be called by:

•	a corporation’s board of directors,

•	the persons authorized by the articles of incorporation or by-laws, or

•	the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the proposed special meeting.

A corporation’s articles of incorporation may require a higher percentage of votes, up to a maximum of 50% to call a special meeting of shareholders.

Perry Ellis’ articles of incorporation provide that Perry Ellis will not be required to hold a special meeting of shareholders unless (in addition to any requirements of Florida law) a special meeting is: (a) requested in writing by the holders of not less than 50% of all the votes entitled to be cast on any issue proposed or to be considered at the proposed special meeting, (b) called by Perry Ellis’ board of directors pursuant to a resolution approved by a majority of the entire board of directors, or (c) called by Perry Ellis’ chairman of the board, chief executive officer or president.

Salant.    Under Delaware law, a special meeting of shareholders may be called by the corporation’s board of directors or by such persons as may be authorized by the corporation’s certificate of incorporation or by-laws.

Salant’s by-laws provide that a special meeting may be called by the board of directors or by shareholders holding at least 25% of the outstanding shares entitled to vote.

Vote Required For Mergers and Certain Other Transactions

Perry Ellis.    Florida law provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Florida corporation, not in the ordinary course of business, as well as any merger, consolidation of share exchange generally must be recommended by the board of directors and approved by a vote of a majority of the shares of each class of stock of the corporation entitled to vote on such matters. Under Florida law, the vote of the shareholders of a corporation surviving a merger is not required if:

•	the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger, and

•	each shareholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger.

Salant.    Delaware law has a similar provision requiring shareholder approval in the case of the disposition of all or substantially all of a corporation’s assets, a merger or a share exchange. However, Delaware law requires that any merger, consolidation or share exchange be approved by a vote of a majority of the shares of all classes voting together and not each class separately. Under Delaware law, unless required by the certificate of incorporation, shareholder approval to authorize a merger is not required if:

•	the agreement of merger does not amend the certificate of incorporation,

•	each share of stock outstanding prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the merger agreement, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Salant’s certificate of incorporation does not require shareholder approval in these circumstances.

Dissenter’s Rights

Perry Ellis. Florida law provides dissenters’ rights in connection with:

•	a merger, except that such rights are not provided when (a) no vote of the shareholders is required for the merger or (b) shares of the corporation are registered on a national securities exchange, designated as a national market system security on The Nasdaq Stock Market, or held of record by not fewer than 2,000 shareholders,

•	a sale of substantially all the assets of a corporation (other than in the ordinary course of business),

•	the approval of certain control share acquisitions, and

•	amendments to the articles of incorporation that may adversely affect the rights of shareholders by:

•	altering or abolishing any preemptive rights attached to such shareholder’s shares,

•	altering or abolishing the voting rights pertaining to such shareholder’s shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares,

•	effecting an exchange, cancellation, or reclassification of any of such shareholder’s shares, when such amendment would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages,

•	reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of the shareholder’s shares subject to redemption then they are not otherwise redeemable,

•	making non-cumulative, in whole or in part, dividends on any of his or her preferred shares which had theretofore been cumulative,

•	reducing the stated dividend preference of any of his or her preferred shares, or

•	reducing any stated preferential amount payable on the shareholder’s preferred shares upon voluntary or involuntary liquidation.

Where a corporation seeks to amend its articles of incorporation in one or more of the foregoing ways, the proposed amendment must be approved by shareholders owning a majority of the votes entitled to be cast on the amendment, which is a higher voting requirement than is otherwise generally required to effect amendments to the articles of incorporation. See “Amendments to Articles of Incorporation” above.

Salant.    As discussed more fully in “Chapter III—The Merger—Appraisal Rights” on page III-56  of this document, Delaware law provides for appraisal rights on the part of the shareholders of a corporation only in the case of specified mergers or consolidations. Moreover, unless the certificate of incorporation so provides, Delaware law does not provide for appraisal rights in connection with sales or transfers of all or substantially all of a corporation’s assets, amendments to a corporation’s certificate of incorporation or a merger or consolidation for stock listed on a national securities exchange or designated as a national market system security on The Nasdaq Stock Market or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation requires the holders of the stock to receive, in exchange for their shares, any property other than shares of stock of the surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as a national market system security on The Nasdaq Stock Market or held of record by more than 2,000 holders, cash instead of fractional shares or any combination of the foregoing. Salant’s certificate of incorporation does not provide for appraisal rights in these circumstances.

In addition, Delaware law denies appraisal rights to the shareholders of the surviving corporation in a merger if the merger did not require the approval of the shareholders of the surviving corporation.

Corporate action without a shareholder meeting

Perry Ellis.    Florida law provides that, except as otherwise provided in the articles of incorporation, any action which may be taken at a meeting of the shareholders of a corporation may be taken without a meeting, if, prior to or subsequent to the action, written consents signed by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted are delivered to the corporation. Florida law provides that notice of the action taken must be given within 10 days of the date such shareholder authorization is obtained. In addition, Florida law provides that no written consent will be deemed effective unless within 60 days of the date of the earliest dated consent, written consents signed by the number of shareholders required to take action are delivered to the corporation.

Perry Ellis’ by-laws provide that unless otherwise provided by Perry Ellis’ articles of incorporation, any action required to be taken at any annual or special meeting of the shareholders, or any other action which may be taken at any annual or special meeting of the shareholder may be taken without a meeting, without prior notice, and without a vote if consent in writing, setting forth the action so taken, shall be signed by holders or outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Perry Ellis’ articles of incorporation presently do not contain any provision allowing or prohibiting shareholders to take action by written consent in lieu of a meeting. However, at Perry Ellis’ annual meeting, shareholders of Perry Ellis are being asked to consider and vote on an amendment to Perry Ellis’ articles of incorporation to eliminate the ability to take shareholder action by written consent. If this amendment is approved by Perry Ellis’ shareholders at the annual meeting, shareholders of Perry Ellis will no longer be permitted to take action by written consent in lieu of a meeting of shareholders.

Salant.    Under Delaware law, unless the certificate of incorporation provides otherwise, shareholder action may be taken if written consents are received from the holders of the minimum number of votes that would be necessary to authorize that action at a meeting at which all of the shares entitled to vote for that action were present and voted.

Salant’s by-laws permit any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting without prior notice and without a vote upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken.

Fiduciary Duties of Directors

Perry Ellis.    Under Florida law, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in the like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on: (1) information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented, (2) legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence, or (3) a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

Salant.    Under Delaware law, directors are charged with fiduciary duties of care, loyalty and candor. In recognition of the managerial prerogatives granted to the directors of a Delaware corporation, Delaware law generally presumes that, in making a business decision, the directors are disinterested and act on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation, which presumption is known as the “business judgment rule”. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties—care, loyalty and candor. If the presumption is not rebutted, the business judgment rule attaches substantively to protect the directors and their decisions, and their business judgments will not be judicially questioned absent gross negligence. Where, however, the presumption is rebutted, subject to specified exceptions, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Nonetheless, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control.

Shareholder Rights Plan

Perry Ellis.    Perry Ellis does not presently have a shareholder rights plan, or “poison pill”.

Salant.    Salant is party to a rights agreement with Mellon Investor Services LLC, as rights agent. Set forth below is a summary of the material provisions of the rights agreement. This summary does not include a complete description of all of the terms of the rights agreement and the summary is qualified in its entirety by reference to the full text of the rights agreement and the amendment thereto. Salant shareholders may obtain copies of the rights agreement without charge by following the instructions in “Chapter XIII—Certain Legal Information and Additional Information for Shareholders—Where You Can Find More Information” on page XIII-2.

Exercisability of Rights.    Under Salant’s rights agreement, one right, referred to as a Right, attaches to each share of Salant’s common stock outstanding and, when exercisable, entitles the registered holder to purchase from Salant 0.001 of a share of Salant’s Series A junior participating preferred stock, $2.00 par value, at an initial purchase price of $15.00, subject to customary antidilution adjustments. The Rights have been issued and presently are associated with and represented by certificates evidencing Salant’s common stock.

The Rights will not become exercisable until the earlier of the following dates (such date being called the “Distribution Date”):

•	the first date of the public announcement that a person has become the beneficial owner of 15% or more of Salant’s common stock then outstanding, and

•	the tenth day (or a later date as may be determined by Salant’s board) following the commencement of, or the public announcement of an intention of any person to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of Salant’s common stock then outstanding.

An exception was made in the rights agreement for persons owning 15% or more of Salant’s common stock on the date the rights agreement was signed, but the Rights will become exercisable if such persons acquire additional shares of Salant’s common stock in excess of 1% of Salant’s outstanding common stock.

In connection with the merger with Perry Ellis, Salant and Mellon Investor Services LLC, in its capacity as rights agent, have amended Salant’s rights agreement with respect to the Rights to render Salant’s rights agreement inapplicable to the merger agreement, the merger and the transactions contemplated by the merger agreement.

Flip-in Feature.    In the event a person becomes the beneficial owner of 15% or more of Salant’s outstanding common stock, each holder of a Right, except for such 15% or more beneficial owner, will have the right to acquire, upon exercise of such Right at the then current exercise price, shares of Salant’s common stock having a value equal to twice the exercise price of the Right. For example, assuming that the initial exercise price of $15 is in effect on the date that the flip-in feature of the Right is exercised, any holder of a Right, except for the person that has become the beneficial owner of 15% or more of Salant’s outstanding common stock, may exercise his or her Right by paying to Salant $15.00 in order to receive from Salant shares of Salant’s common stock having a value equal to $30.00.

Flip-Over Feature.    In the event that, after a person becomes the beneficial owner of 15% or more of Salant’s then outstanding common stock:

•	Salant is acquired in a merger or business combination merges into any person,

•	any person consolidates or merges with Salant, or

•	Salant sells more than 50% of its assets or earning power to any person,

then each holder of a Right, except for a person that is the beneficial owner of 15% or more of Salant’s then outstanding common stock and is not otherwise provided an exception will have the right to receive, upon exercise of the Right at the then current exercise price, the number of shares of the acquiring company’s common stock having a value equal to twice the exercise price of the Right.

Redemption of Rights.    At any time prior to the earlier to occur of:

•	a person becoming the beneficial owner of 15% or more of Salant’s then outstanding common stock, and

•	May 28, 2012,

Salant’s board may redeem all of the Rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the Rights will terminate upon redemption, and at such time, the holders of the Rights will have the right to receive only the redemption price of each Right held.

Amendment of Rights.    At any time before a Distribution Date, the terms of Salant’s rights agreement may be amended by Salant’s board without the approval of the holders of the Rights. After the date any person acquires at least 15% of Salant’s then outstanding common stock, Salant’s rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the Rights, excluding the interests of such acquiror. In connection with the merger with Perry Ellis, Salant and Mellon Investor Services LLC, in its capacity as rights agent, have amended Salant’s rights agreement with respect to the Rights to render Salant’s rights agreement inapplicable to the merger agreement, the merger and the transactions contemplated by the merger agreement.

Termination of Rights.    If not previously exercised, the Rights will expire on May 28, 2012, unless Salant earlier redeems or exchanges the Rights or shortens or extends the expiration date.

Anti-takeover Effects.    The Rights could have anti-takeover effects. Once the Rights become exercisable, in most cases the Rights would cause substantial dilution to a person that attempts to acquire or merge with Salant. Accordingly, the existence of the Rights may deter potential acquirors from making a takeover proposal or a tender offer. The Rights should not interfere with any merger or other business combination approved by Salant’s board, because Salant may redeem the Rights, and because Salant’s board can amend Salant’s rights agreement so that a transaction approved by Salant’s board would not cause the Rights to become exercisable.

CHAPTER XII

IMPORTANT PROPOSALS FOR APPROVAL

BY PERRY ELLIS’ SHAREHOLDERS AT PERRY ELLIS’ ANNUAL MEETING

NOT RELATING TO THE MERGER

Because Perry Ellis’ meeting is an annual meeting, Perry Ellis’ shareholders are also being asked to consider and vote upon the following very important additional proposals.

Proposal No. 1 to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger, and each of the proposals discussed below are entirely independent and will be voted on separately, and the effectiveness of any one of these proposals is not conditioned upon the approval of Perry Ellis’ shareholders of any of the other proposals to be voted on at Perry Ellis’ annual meeting.

On May 14, 2003, Perry Ellis’ directors and executive officers collectively beneficially owned approximately 56.0% of the outstanding shares of Perry Ellis’ common stock. Each of Perry Ellis’ directors and executive officers has indicated his or her intent to vote all shares of Perry Ellis’ common stock he or she holds in favor of each of the proposal to approve the issuance of up to 3,250,000 shares of Perry Ellis’ common stock to Salant’s shareholders in the merger, as well as in favor of each of the proposals discussed below. As a result, Perry Ellis’ management believes that it is very likely that all of the proposals to be voted on at Perry Ellis’ annual meeting will be approved.

Proposal No. 2

Election of Directors

Perry Ellis’ articles of incorporation provides for a board of directors divided into three classes. Each class of directors serves a staggered three-year term. Messrs. Oscar Feldenkreis, Joseph P. Lacher and Allan Zwerner presently hold office until Perry Ellis’ 2003 annual meeting of shareholders. Messrs. Gary Dix, Leonard Miller and George Feldenkreis presently hold office until Perry Ellis’ 2004 annual meeting of shareholders. Messrs. Ronald L. Buch and Salomon Hanono presently hold office until Perry Ellis’ 2005 annual meeting of shareholders.

At Perry Ellis’ annual meeting, three directors will be proposed for election by Perry Ellis’ shareholders to serve until Perry Ellis’ annual meeting to be held in 2006 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to Perry Ellis, will be voted “FOR” the election as directors of the three persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by Perry Ellis’ board of directors.

Nominees

The persons nominated for election as directors at Perry Ellis’ annual meeting are as follows:

Name	Age	Position with the Company
Oscar Feldenkreis	43	President, Chief Operating Officer and Director
Joseph P. Lacher(1)(2)	57	Director
Allan Zwerner	58	Director

(1)	Member of audit committee.
(2)	Member of compensation committee.

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Oscar Feldenkreis was elected vice president and to Perry Ellis’ board of directors in 1979 and joined Perry Ellis on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of Perry Ellis’ operations since that time and was elected president and chief operating officer in February 1993. He is a member of the Greater Miami Jewish Federation and president of the Israel Bonds Latin Division in Miami.

Joseph P. Lacher was elected to Perry Ellis’ board of directors in September 1999. Since 1991, Mr. Lacher has been state president for Florida operations of BellSouth Telecommunications, Inc. From 1967 to 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at Southern Bell. Mr. Lacher is a director of SunTrust of Miami, N.A. and a trustee of the Florida International University Foundation.

Allan Zwerner was elected to Perry Ellis’ board of directors in April 1999. From April 1999 until June 2002, Mr. Zwerner served as Perry Ellis’ president of Licensing. From September 1998 to April 1999, Mr. Zwerner was senior vice president-general merchandising manager, Menswear at J. Crew Group, Inc. From March 1982 to September 1998, Mr. Zwerner served in a number of executive positions at Federated Department Stores, Inc. most recently serving as senior vice president-general merchandising manager for market and product development, men’s and children’s clothing.

For information regarding the remaining members of Perry Ellis’ board of directors, Messrs. George Feldenkreis, Gary Dix, Leonard Miller, Ronald L. Buch and Salomon Hanono, the operation of Perry Ellis’ board of directors and its standing committees, and a comparison of the cumulative total return of Perry Ellis’ common stock over a five-year period beginning from February 1, 1998 through the fiscal year ended January 1, 2003, see “Chapter VII—Businesses—Perry Ellis—Management ” on page VII-17.

A plurality of the votes cast in person or by proxy at Perry Ellis’ annual meeting is required to elect each of the nominees above for election as directors of Perry Ellis. By “plurality” we mean that the directors who receive the most votes cast “FOR” election to fill the available director seats, even if not a majority of the votes cast, will be elected.

Perry Ellis’ board of directors recommends a vote “FOR” the election of each of the above nominees for election as directors of Perry Ellis.

Proposed Amendments to Perry Ellis’ Articles of Incorporation

The following proposals to amend Perry Ellis’ articles of incorporation are summaries only, and are qualified in their entirety by the proposed articles of amendment included in Annex F, which have been unanimously approved by Perry Ellis’ board of directors.

The following proposed amendments to Perry Ellis’ articles of incorporation are permitted under Florida law. If they are approved by Perry Ellis’ shareholders at the annual meeting, they will become effective on the date on which appropriate articles of amendment are filed in Tallahassee, Florida in the office of the Division of Corporations of the Department of State of the State of Florida (the “Division of Corporations”). Minor adjustments may be made to the language proposed if requested by the Division of Corporations.

Under Florida law, Perry Ellis’ shareholders are not entitled to dissenters’ rights with respect to any of the proposed amendments to Perry Ellis’ articles of incorporation.

Each of the following separate proposals may have the effect of maintaining current management and may make it more difficult and time-consuming for shareholders or third parties to influence the management, policies

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or affairs of Perry Ellis, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the current market price of Perry Ellis’ common stock. These provisions could also discourage proxy contests and make it more difficult for Perry Ellis’ shareholders to elect directors and cause Perry Ellis to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with Perry Ellis’ board. As a result, Perry Ellis may be less likely to receive unsolicited offers to acquire Perry Ellis that some of Perry Ellis’ shareholders might consider beneficial.

Perry Ellis’ articles of incorporation presently contain certain features that may have this effect, including provisions that:

•	classify Perry Ellis’ board of directors into three classes with staggered three-year terms,

•	prohibit cumulative voting in the election of Perry Ellis’ directors,

•	establish that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of Perry Ellis’ shareholders, and

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of Perry Ellis’ shareholders.

Proposal No. 3

Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Common Stock

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders will be asked to approve an amendment to Perry Ellis’ articles of incorporation to increase the number of shares of common stock which Perry Ellis is authorized to issue from 30,000,000 to 100,000,000.

If adopted, Proposal No. 3 would provide additional authorized but unissued shares of common stock available for future issuance to meet business demands as and when they may arise. Perry Ellis’ board of directors believes that the ability to issue these additional shares will provide Perry Ellis with the flexibility to declare stock dividends or “splits”, to reserve additional shares under Perry Ellis’ stock option and other incentive plans, to utilize in potential future equity or convertible debt financings in order to maintain capital adequate to support growth and for other corporate purposes, which may be identified by Perry Ellis’ board of directors. Although, if approved at Perry Ellis’ annual meeting, Perry Ellis intends to reserve an additional 500,000 shares under its 2002 stock option plan, Perry Ellis does not have any definitive plans, proposals, commitments or agreements to take any of the other actions described above.

Perry Ellis’ board also believes that given the continued trend of consolidation in the wholesale men’s apparel industry, additional shares will provide Perry Ellis with the flexibility to issue common stock as total or partial consideration in connection with future synergistic acquisitions of companies which we believe would enhance Perry Ellis’ financial position, results of operations and overall competitive platform, although, other than the merger with Salant, Perry Ellis does not have any definitive plans, proposals, commitments or agreements to make any such acquisitions at the present time.

The authorized shares of common stock will be available for issuance at such times and for such corporate purposes as Perry Ellis’ board of directors may deem advisable, without further action by Perry Ellis’ shareholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which Perry Ellis’ common stock may be listed or traded. Upon issuance, such shares will have the same rights as the shares of Perry Ellis’ common stock presently outstanding. Holders of Perry Ellis’ common stock have no preemptive rights and do not have cumulative voting rights.

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The issuance of additional shares of Perry Ellis’ common stock could have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in Perry Ellis, on such shareholders’ percentage of voting power in Perry Ellis.

Although Perry Ellis has no present intention to issue shares of Perry Ellis’ common stock to make acquisitions of control of Perry Ellis more difficult and is unaware of any pending proposals or initiatives of third parties to acquire Perry Ellis, substantial future issuances of Perry Ellis’ common stock could have that effect. For example, the acquisition of shares of Perry Ellis’ common stock by an entity seeking to acquire control of Perry Ellis might be discouraged through the public or private issuance of additional shares of Perry Ellis’ common stock or securities convertible or exchangeable into Perry Ellis’ common stock, because such issuance would dilute the stock ownership of the acquiring entity. Perry Ellis’ common stock could also be issued to existing shareholders as a dividend or privately placed with purchasers who might side with Perry Ellis’ board of directors in opposing a takeover bid, thus discouraging such a bid.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Perry Ellis’ board of directors unanimously recommends a vote “FOR” Proposal No. 3.

Proposal No. 4

Amendment of Perry Ellis’ Articles of Incorporation to Increase Authorized Preferred Stock

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders will be asked to approve an amendment to Perry Ellis’ articles of incorporation to increase the number of shares of preferred stock which Perry Ellis is authorized to issue from 1,000,000 to 5,000,000.

Currently there are no shares of Perry Ellis’ preferred stock outstanding. If adopted, Proposal No. 4 would provide additional authorized but unissued shares of preferred stock available for future issuance to meet business demands as and when they may arise. Perry Ellis’ board of directors believes that the ability to issue these additional shares will provide Perry Ellis with the flexibility to declare stock dividends or in “splits”, to issue preferred stock in potential future equity or convertible debt financings and for other corporate purposes, which may be identified by Perry Ellis’ board of directors. Perry Ellis believes that being able to use preferred stock will give it greater financial flexibility, and enable it, in certain circumstances, to avoid diluting the earnings per share and voting power of holders of Perry Ellis’ common stock. Perry Ellis does not have definitive any plans, proposals, commitments or agreements to take any of the actions described above.

The authorized shares of preferred stock will be available for issuance at such times and for such corporate purposes as Perry Ellis’ board of directors may deem advisable, without further action by the holders of Perry Ellis’ common stock, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which Perry Ellis’ preferred stock may be listed or traded. Perry Ellis’ board has authority to issue the authorized preferred stock in one or more series, each of which will have the designation and number of shares as the board may fix prior to the issuance of any shares of such series. Each series may have the preferences and relative, participating, optional or other special rights, with the qualifications, limitations or restrictions, as are stated in the resolutions providing for the issue of the series as may be adopted from time to time by the board prior to the issuance of any shares of such series.

The holders of Perry Ellis’ common stock do not have any preemptive or similar rights to purchase any shares of preferred stock. Although the increase in the authorized number of shares of preferred stock will not, in and of itself, have any immediate effect on the rights of the holders of shares of Perry Ellis’ common stock, the issuance of shares of one or more series of preferred stock could, depending on the nature of the rights and

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preferences granted to a newly issued series of preferred stock, affect the holders of shares of Perry Ellis’ common stock in a number of respects, including the following:

•	diluting the voting power of the holders of Perry Ellis’ common stock, to the extent that a new series of preferred stock has voting rights,

•	reducing the amount otherwise available for payment of dividends on Perry Ellis’ common stock, to the extent dividends are payable on shares of a new series of preferred stock,

•	restricting the payment of dividends on Perry Ellis’ common stock,

•	decreasing the market price of Perry Ellis’ common stock, to the extent that a new series of preferred stock provides for the conversion of such preferred stock into Perry Ellis’ common stock at prices that could be below the fair market value of Perry Ellis’ common stock (either initially or following implementation of anti-dilution or other adjustment provisions), and

•	reducing the amount otherwise available for payment upon liquidation of Perry Ellis to holders of Perry Ellis’ common stock, to the extent of any liquidation preference on a new series of preferred stock.

Although Perry Ellis has no present intention to issue shares of Perry Ellis’ preferred stock to make acquisitions of control of Perry Ellis more difficult and is unaware of any pending proposals or initiatives of third parties to acquire Perry Ellis, substantial future issuances of Perry Ellis’ preferred stock could have that effect. For example, the acquisition of shares of Perry Ellis’ common stock by an entity seeking to acquire control of Perry Ellis might be discouraged through the public or private issuance of shares of Perry Ellis’ preferred stock, because such issuance could be used to dilute the ownership interest of the acquiring entity. Perry Ellis’ preferred stock could also be issued to existing shareholders as a dividend or as part of a shareholder rights plan or “poison pill,” which could have the effect of discouraging possible takeover bids for Perry Ellis.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Perry Ellis’ board of directors unanimously recommends a vote “FOR” Proposal No. 4.

Proposal No. 5

Amendment of Perry Ellis’ Articles of Incorporation to Eliminate

Shareholder Action By Written Consent

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders will be asked to approve an amendment to Perry Ellis’ articles of incorporation to eliminate the ability of Perry Ellis’ shareholders to take action by written consent in lieu of a shareholder meeting.

If adopted, Proposal No. 5 would add new Article XI to Perry Ellis’ articles of incorporation. New Article XI would prohibit Perry Ellis’ shareholders from acting by written consent in lieu of a meeting of shareholders, except as may be provided in a designation of the preferences, limitations and relative rights of a series of Perry Ellis’ preferred stock, or unless all of the shares of Perry Ellis’ common stock are held of record by a single shareholder.

The FBCA and Perry Ellis’ by-laws currently permit Perry Ellis’ shareholders to act on any matter that may be taken by shareholders at any annual or special meeting of shareholders without a meeting, provided such action is consented to in writing by shareholders having not less than the number of votes necessary to take such action at the meeting.

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Proposal No. 5 would, if approved, provide that any action required or permitted to be taken by Perry Ellis’ shareholders must be effected at a duly called and held annual or special meeting of shareholders and may not be effected by any consent in writing by Perry Ellis’ shareholders, unless all of Perry Ellis’ common stock is held of record by one shareholder and except as may be specified in the designation of the preferences, limitations and relative rights of any series of Perry Ellis’ preferred stock.

Since Perry Ellis’ initial public offering in 1993, Perry Ellis has never utilized or been requested to utilize a written consent action by its shareholders. Perry Ellis’ board of directors believes that the use of a written consent procedure in lieu of a meeting and vote available to all shareholders is inappropriate for a publicly held corporation such as Perry Ellis (as contrasted with a closely held corporation). As of May 14, 2003, directors and executive officers of Perry Ellis and their affiliates collectively beneficially owned approximately 56.0% of the outstanding shares of Perry Ellis’ common stock, with the remaining outstanding shares held by the public. If the merger with Salant is completed, assuming the issuance of a maximum of 3,250,000 shares of Perry Ellis’ common stock in the merger and the resale to the public of up to 2,238,548 of those shares by the selling shareholders named in “Chapter X—Security Ownership of Principal Beneficial Owners and Management—Selling Shareholders”, which shares are being registered for resale in this joint proxy statement-prospectus, directors and executive officers of Perry Ellis and their affiliates will beneficially own approximately 47.8% of the outstanding shares of Perry Ellis’ common stock, and the remaining outstanding shares will be held by the public.

Because a greater percentage of Perry Ellis’ outstanding common stock will be held by public shareholders after the merger with Salant is completed and the resale to the public of all of the shares held by the selling shareholders as discussed above, Perry Ellis’ board believes that it is important to ensure that all of Perry Ellis’ public shareholders have an opportunity to participate in determining any proposed shareholder action. Perry Ellis’ board believes that eliminating the ability of Perry Ellis’ shareholders to take action by written consent would provide all of Perry Ellis’ shareholders, including shareholders who are opposed to a specific action, an opportunity to review in advance any proposed action, to express their views to other shareholders at a duly called and convened meeting, and to vote on such action.

Presently, under the FBCA and Perry Ellis’ by-laws, any action that may be taken by shareholders at any annual or special meeting of shareholders may be taken without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by shareholders having not less than the number of votes necessary to take such action at an annual or special meeting of shareholders. Florida law provides that notice of the action taken must be given within 10 days of the date such shareholder authorization is obtained. The FBCA provides that no written consent will be deemed effective unless within 60 days of the date of the earliest dated consent, written consents signed by the number of shareholders required to take action are delivered to Perry Ellis.

Although Perry Ellis’ board views this provision as beneficial to all of Perry Ellis’ shareholders, one effect of this provision may be to preclude an unsolicited acquiror who has acquired a majority of the outstanding shares of Perry Ellis’ common stock from proposing a merger, business combination, or other similar transaction or proposing the removal of directors, without the formal process of holding a meeting of Perry Ellis’ shareholders. Because of the delay that may be involved in undertaking fundamental corporate changes requiring shareholder action, this provision may deter a future takeover attempt, or business combination, even if a substantial number of Perry Ellis’ shareholders favored such takeover attempt or other action. The provision could also result in incumbent directors retaining their positions until the next annual meeting at which their terms expire, even though holders of a majority of Perry Ellis’ common stock desire a change and could otherwise seek to remove directors through the consent procedure.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Perry Ellis’ board of directors unanimously recommends a vote “FOR” Proposal No. 5.

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Proposal No. 6

Amendment of Perry Ellis’ Articles of Incorporation to Require

Advance Notice and Disclosure Procedures for Nomination of Directors

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders will be asked to approve an amendment to Perry Ellis’ articles of incorporation to require shareholder seeking to nominate directors for election to Perry Ellis’ board of directors to first comply with certain advance notice and disclosure procedures.

If adopted, Proposal No. 6 would amend Article VII of Perry Ellis’ articles of incorporation. Article VII, as amended, would prohibit shareholders from nominating directors without first complying with certain advance notice and disclosure requirements set forth in the articles of incorporation, except as may be provided in a designation of the preferences, limitations and relative rights of a series of Perry Ellis’ preferred stock. Perry Ellis’ existing articles of incorporation does not contain this provision.

Proposal No. 6, if adopted, would establish an advance notice procedure for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting of shareholders at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, and except as may be provided in a designation of the preferences, limitations and relative rights of a series of Perry Ellis’ preferred stock, only persons who are nominated by, or at the direction of, Perry Ellis’ board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to Perry Ellis’ secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Perry Ellis.

To be timely, notice of nominations by shareholders of candidates for election as directors would have to be received by Perry Ellis’ secretary (a) with respect to an annual meeting, not less than 60 nor more than 90 days in advance of such meeting, (b) with respect to meetings of shareholders for which less than 70 days notice of the date of the meeting is given, no later than the close of business on the 10th day following the earlier of the date on which notice of the meeting was first mailed to shareholders, or the day public disclosure of the meeting was made, and (c) with respect to a special meeting at which directors are to be elected, not less than 60 days prior to the date Perry Ellis begins to print and mail its proxy materials. The notice of any nomination for election as a director would have to set forth:

•	the name, date of birth, business and residence address of the person or persons to be nominated,

•	the principal occupation or employment during the past five years of such person or persons,

•	the number of shares of stock of Perry Ellis that are beneficially owned by such person or persons,

•	whether such person or persons are or have been during the past five years directors, officers or beneficial owners of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description of that position or ownership,

•	any directorships or similar positions, and/or beneficial ownership of 5% or more of any class of capital stock, partnership interests or other equity interest held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended,

•	whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other government, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy,

•	the consent of each such person to serve as a director, if elected, and

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•	any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

The person submitting the notice of nomination, and any person acting in concert with such person, would have to provide their names and business addresses, the names and addresses under which they appear on Perry Ellis’ books and records (if they so appear), and the class and number of shares of Perry Ellis capital stock that are beneficially owned by them.

Perry Ellis’ board of directors believes that this proposed amendment to Perry Ellis’ articles of incorporation would provide for the more orderly conduct of shareholder meetings at which directors are to be elected.

An important effect of this provision may be to make it more difficult for shareholders to nominate directors for election to Perry Ellis’ board of directors. As a result, the amendment may delay or preclude an unsolicited third party from removing and/or replacing directors in an effort to gain control of Perry Ellis. This potential delay may deter a future takeover attempt, even if a substantial number of such shareholders favored such takeover attempt.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, and not a majority of the outstanding shares of Perry Ellis’ common stock.

Perry Ellis’ board of directors unanimously recommends a vote “FOR” Proposal No. 6.

Proposal No. 7

Amendment of Perry Ellis’ Articles of Incorporation to Provide For

66 2/3% Voting Requirements to Effect Certain Future Article Amendments

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders are being asked to approve an amendment to Perry Ellis’ articles of incorporation to require the affirmative vote of not less than 66 2/3% of Perry Ellis’ outstanding common stock to effect certain future amendments to the articles.

If approved, Proposal No. 7 would add new Article XII to Perry Ellis’ articles of incorporation. New Article XII would provide that existing Articles IV, V and VI of Perry Ellis’ articles of incorporation, respectively, relating to:

•	the requirement of advance notice and disclosure procedures for shareholders to bring matters before a meeting of Perry Ellis’ shareholders,

•	the requirement of the written request of the holders of more than 50% of the votes entitled to be cast on a proposal to call a special meeting, and

•	the classification of Perry Ellis’ board of directors into three classes with staggered three-year terms,

proposed new articles VII and XI, respectively, which Perry Ellis’ shareholders are being asked to approve at Perry Ellis’ annual meeting, relating to:

•	the requirement of advance notice and disclosure procedures for shareholders seeking to nominate directors for election to Perry Ellis’ board of directors, and

•	the elimination of the ability to take shareholder action by written consent in lieu of a shareholder meeting,

as well as this proposed new Article XII, if approved and adopted at Perry Ellis’ annual meeting, can be amended in the future only upon the affirmative vote of not less than 66 2/3% of Perry Ellis’ outstanding common stock.

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The purpose of this proposed amendment is to ensure that new Articles VII, XI and XII, if approved and adopted at Perry Ellis’ annual meeting, and existing Articles IV, V and VI cannot be amended by a vote of a simple majority of Perry Ellis’ outstanding voting shares. Setting a higher threshold for amendment of these articles will ensure continuity of these provisions and not subject Perry Ellis to the instability of having its corporate governance regularly altered by amendments to its articles of incorporation.

Presently, Perry Ellis’ articles of incorporation do not contain a provision for amendments to the articles of incorporation. Since no such provision is contained in Perry Ellis’ articles of incorporation, amendments to Perry Ellis’ articles of incorporation must be made in the manner provided by the applicable provisions of the FBCA. To approve an amendment to the articles of incorporation of a Florida corporation, the FBCA requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such amendment at a meeting at which a quorum is present. However, a majority of the outstanding votes entitled to be cast on the amendment is required to approve an amendment to the articles of incorporation that would entitle the shareholders of the corporation to dissenters’ rights under Florida law. Furthermore, with respect to an amendment to the articles of incorporation that adds, changes or deletes a greater or lesser voting requirement, such amendment must be adopted by the same vote required to take action under the amended voting requirement.

Therefore, because Proposal No. 7, if approved, would require the affirmative vote of not less than 66 2/3% of Perry Ellis’ outstanding common stock to effect future potential amendments of the specific articles of Perry Ellis’ articles of incorporation described above, approval of this Proposal No. 7 requires the affirmative vote cast at Perry Ellis’ annual meeting in person or by proxy of the holders of not less than 66 2/3% of Perry Ellis’ outstanding common stock.

Perry Ellis’ board of directors unanimously recommends a vote “FOR” Proposal No. 7.

Proposal No. 8

Amendment of Perry Ellis’ 2002 Stock Option Plan

At Perry Ellis’ annual meeting, Perry Ellis’ shareholders will be asked to approve an amendment and restatement of Perry Ellis’ 2002 stock option plan (the “2002 Plan”) to (a) allow shares of Perry Ellis’ common stock to be granted under the 2002 Plan in the form of restricted stock, (b) increase from 1,000,000 to 1,500,000 the number of shares of Perry Ellis’ common stock reserved for issuance pursuant to stock options and restricted stock granted under the plan, (c) limit the maximum number of options that may be awarded to any participant under the plan in any fiscal year to 250,000, (d) limit the maximum number of shares of restricted stock that may be granted to any participant in any fiscal year to 250,000, and (e) make certain other technical changes to the plan.

Perry Ellis’ board of directors adopted the 2002 Plan on April 23, 2002, and the 2002 Plan was approved by Perry Ellis’ shareholders on June 11, 2002. Perry Ellis’ board of directors has adopted the 2002 Plan, subject to shareholder approval at Perry Ellis’ annual meeting, to make the revisions summarized above and to change the name of the 2002 Plan to the Perry Ellis International, Inc. 2002 Equity Compensation Plan.

Although the terms of Perry Ellis’ 2002 Plan, as in effect prior to this amendment and restatement, generally permitted Perry Ellis’ board of directors or a committee authorized by Perry Ellis’ board from time to time amend the 2002 Plan or any option grant agreement under the 2002 Plan without the consent or approval of Perry Ellis’s shareholders, provided that such amendment may not adversely affect prior awards without the participant’s approval, shareholder approval must be obtained to the extent required for incentive stock option grants under Section 422 of the Internal Revenue Code. Since Perry Ellis’ 2002 Plan provides for the issuance of incentive stock options, as well as nonqualified stock options, and since Perry Ellis’ board of directors would like

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to retain the flexibility to issue incentive stock options in the future if, as and when it determines it is appropriate to do so, approval by Perry Ellis’ shareholders of the amendment and restatement of Perry Ellis’ 2002 Plan is being sought at Perry Ellis’ annual meeting. Shareholder approval also is being sought in order that the grants of options under the 2002 Plan may be exempt from the limitations of Section 162(m) of the Internal Revenue Code and to comply with the rules of The Nasdaq Stock Market.

Summary of the Plan

The following is a general description of the terms and provisions of the 2002 Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 2002 Plan, as amended and restated, which is attached to this document as Annex G.

The purpose of the 2002 Plan is to provide the employees, directors, independent contractors and consultants of Perry Ellis and its related entities with an added incentive to provide their services to Perry Ellis and its related entities and to induce them to exert their maximum efforts toward Perry Ellis’s success.

The 2002 Plan presently provides for the issuance of incentive stock options and nonqualified stock options. An incentive stock option is an option to purchase common stock that meets the definition of “incentive stock option” set forth in Section 422 of the Internal Revenue Code. A nonqualified stock option is a stock option to purchase common stock that meets certain requirements in the 2002 Plan but does not meet the definition of an “incentive stock option” set forth in Section 422 of the Internal Revenue Code. Nonqualified stock options and incentive stock options are sometimes referred to herein as “options.” If shareholders approve the amendment and restatement of the 2002 Plan at the annual meeting, then we also will be able to grant restricted stock (i.e., stock subject to certain risks of forfeiture) under the 2002 Plan. Restricted stock may be issued alone, in addition to or in tandem with other awards granted under the 2002 Plan.

The number of shares that may be issued under the 2002 Plan, is presently up to an aggregate of 1,000,000 shares and if this proposal is approved by Perry Ellis’ shareholders, will be increased to 1,500,000. As of May 14, 2003, 32,000 shares of Perry Ellis’ common stock are subject to options that have been granted under the 2002 Plan. The increase in the number of available shares is needed, among other reasons, to accommodate the additional participants that are eligible to participate in the 2002 Plan as a result of the merger with Salant.

The 2002 Plan is being amended to limit the number of shares that may be subject to incentive stock options granted under the 2002 Plan to 1,5000,000 shares, subject to adjustment as specified in the 2002 Plan.

The 2002 Plan also is being amended to provide that no participant may receive grants of more than 250,000 options, or more than 250,000 shares of restricted stock, under the 2002 Plan in any fiscal year, subject to adjustment as specified in the 2002 Plan.

If any stock option granted pursuant to the 2002 Plan, or, if approved by Perry Ellis’ shareholders at Perry Ellis’ annual meeting, any restricted stock granted pursuant to the 2002 Plan as amended and restated, terminates or expires for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the shares subject to the unexercised portion of such stock option or restricted stock grant shall again be available under the 2002 Plan. The shares acquired upon exercise of stock options or the grant of restricted stock under the 2002 Plan will be authorized and unissued shares of Perry Ellis’ common stock. The shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2002 Plan.

The 2002 Plan may be administered by a committee of Perry Ellis’ board of directors that is comprised of at least two non-employee members of Perry Ellis’ board of directors or, if a committee is not designated by Perry Ellis’ board of directors, by Perry Ellis’ board of directors as a whole. The 2002 Plan is currently administered by Perry Ellis’ compensation committee. The committee has the right to determine, among other things, the persons

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to whom options or restricted stock are granted, the number of shares of Perry Ellis’ common stock subject to options granted, or the number of shares of Perry Ellis’ common stock to be granted as restricted stock, under the 2002 Plan, the exercise price of options granted under the Plan and the term thereof.

All employees of Perry Ellis and its related entities, including officers, directors, consultants and independent contractors to Perry Ellis, are eligible to receive grants of options and restricted stock under the 2002 Plan; however, no incentive stock option may be granted to non-employee directors, consultants, independent contractors or individuals who are not also employees of Perry Ellis or any of its subsidiaries. Upon receiving a grant of options or restricted stock, each holder of the options or restricted stock award shall enter into an award agreement with Perry Ellis, which contains the terms and conditions established by the committee. As of May 14, 2003, 7 non-employee directors and approximately 675 employees, including 6 executive officers of Perry Ellis were eligible to participate in the 2002 Plan.

Terms and Conditions of Options

Option Price.    For any option granted under the 2002 Plan, the option price per share of Perry Ellis’ common stock may be any price not less than par value per share as determined by the committee; however, the option price per share of any incentive stock option may not be less than the Fair Market Value (defined below) of Perry Ellis’ common stock on the date such incentive stock option is granted. On May 14, 2003, the closing price per share of Perry Ellis’ common stock as reported by The Nasdaq Stock Market was $20.07 per share.

Under the 2002 Plan, the “Fair Market Value” is the closing price of a share of Perry Ellis’ common stock on the date of reference, or if the date of reference is not a business day, then on or immediately preceding business day; however, if the shares are not publicly traded, then the fair market value will be as the committee shall in its sole and absolute discretion determine in a fair and uniform manner.

Exercise of Options.    Each option is exercisable in such amounts, at such intervals and upon such terms as the committee may determine. In no event may an option be exercisable after 10 years from the date of grant. Unless otherwise provided in an option agreement, each outstanding option may, in the sole discretion of the committee, become immediately fully exercisable upon a “Change of Control.” For purposes of the 2002 Plan, “Change of Control” means the acquisition by any person or group (as that term is defined in the Exchange Act) in a single transaction or a series of transactions of 40% or more in voting power of the outstanding common stock of Perry Ellis and a change of the composition of Perry Ellis’ board of directors so that, within two years after the acquisition took place, a majority of the members of Perry Ellis’ board of directors, or of any corporation with which Perry Ellis may be consolidated or merged, are persons who were not directors or officers of Perry Ellis or one of its subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of 40% or more in voting power of the outstanding stock of Perry Ellis. The committee may in its sole discretion accelerate the date on which any option may be exercised and may accelerate the vesting of any shares subject to any option.

Unless further limited by the committee in any award agreement, shares of Perry Ellis’ common stock purchased upon the exercise of options must be paid for in cash, by certified or official bank check, by money order, with already owned shares of Perry Ellis’ common stock, or a combination of the above. The committee or the board, in its sole discretion, may accept a personal check in full or partial payment. If paid in whole or in part with shares of already owned common stock, the value of the shares surrendered is deemed to be their fair market value on the date the option is exercised. Proceeds from the sale of Perry Ellis’ common stock pursuant to the exercise of options will be added to the general funds of Perry Ellis to be used for general corporate purposes. Under the 2002 Plan, Perry Ellis may also lend money to an optionee to exercise all or a portion of an option granted under the 2002 Plan. If the exercise price is paid in whole or in part with an optionee’s promissory note, such note shall (1) provide for full recourse to the maker, (2) be collateralized by the pledge of shares purchased by the optionee upon exercise of such option, (3) bears interest at a rate of interest no less than the rate of interest payable by Perry Ellis to its principal lender, and (4) contain such other terms as the committee or the board in its sole discretion shall require. An option may also be exercised pursuant to a “cashless” or “net issue” exercise.

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Nontransferability.    Incentive stock options and unless otherwise authorized by the board, restricted stock, granted under the 2002 Plan are not transferable by an optionee other than by will or the laws of descent and distribution. Nonqualified stock options granted under the 2002 Plan are not transferable other than (a) by will or the laws of descent and distribution, (b) by gift to a family member, as that term is defined in the 2002 Plan, and (c) through a domestic relations order in settlement of marital property rights. No option shall be exercisable during the optionee’s lifetime by any person other than the optionee or certain transferees permitted under the 2002 Plan.

Termination of Options.    The expiration date of an option is determined by the committee at the time of the grant and is set forth in the applicable stock option agreement. In no event may an option be exercisable after 10 years from the date it is granted.

The 2002 Plan provides that if an optionee’s employment or other service with Perry Ellis or its related entities is terminated for any reason other than for cause, retirement, an improper termination, mental or physical disability or death, then the unexercised portion of the optionee’s options shall terminate three months after the such termination. If an optionee’s employment is terminated for cause or if there is an improper termination of optionee’s employment, the unexercised portion of the optionee’s options shall terminate immediately upon such termination. If an optionee’s employment is terminated by reason of the optionee’s mental or physical disability or by reason of the optionee’s death, the unexercised portion of the optionee’s options shall terminate 12 months after the optionee’s death.

The committee in its sole discretion may by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an option becoming fully exercisable, any option that remains unexercised on such date. Such notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

Cancellation and Rescission of Awards.    Unless the option agreement or restricted stock agreement states otherwise, during the time a participant is employed by or otherwise providing services to Perry Ellis or any related entity and for a period of two years from the date the participant ceases to be so employed or to provide such services (the “Restrictive Period”), the committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred options for certain “Detrimental Activity”, including (1) the rendering of services to a competitor of Perry Ellis or any related entity, (2) the disclosure of any of Perry Ellis’ or any related entity’s confidential information, (3) the failure or refusal to disclose promptly and to assign to Perry Ellis or any related entity all right, title and interest in any invention or idea conceived by the optionee during employment by Perry Ellis or any related entity, (4) activity that results in termination of the participant’s employment or other service for cause (as that term is defined in the 2002 Plan), (5) a material violation of any written rules, policies, procedures or guidelines of Perry Ellis or any related entity, (6) any attempt to induce another employee of Perry Ellis or any related entity to be employed or perform services elsewhere or any attempt to solicit the trade or business of any current or prospective customer, supplier or partner of Perry Ellis or any related entity, (7) being convicted of, or entering a guilty plea with respect to a crime, or (8) any other conduct or act determined by Perry Ellis to be injurious, detrimental or prejudicial to any interest of Perry Ellis or any related entity.

Upon exercising an option, the optionee is required to certify that he or she is in compliance with the terms of the 2002 Plan. If the participant engages in any Detrimental Activity described above within the Restrictive Period, the exercise of an option or grant of restricted stock may be rescinded by Perry Ellis within the Restrictive Period. In the event of rescission, the participant shall return any and all shares obtained upon the exercise of options if the shares are still held by the participant. If the participant no longer holds the shares, the participant shall pay to Perry Ellis an amount equal to the Fair Market Value of the shares as of the date of rescission less the exercise price, if any, paid for the shares. Perry Ellis shall be entitled to set-off against the foregoing amount.

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Restricted Stock

If Perry Ellis’ shareholders approve the amendments to the 2002 Plan at Perry Ellis’ annual meeting, Perry Ellis will be able to grant restricted stock under the 2002 Plan. Restricted stock may be issued alone, in addition to or in tandem with other awards granted under the 2002 Plan. As amended, the 2002 Plan would provide for the granting of shares of Perry Ellis’ common stock as restricted stock under the 2002 Plan. The offer of a grant of restricted stock by Perry Ellis’ board or a committee of the board will be accepted by execution of a restricted stock agreement by the offeree.

Amendment of 2002 Plan

Either Perry Ellis’ board of directors or a committee authorized by Perry Ellis’ board may from time to time amend the 2002 Plan or any option or restricted stock agreement without the consent or approval of the shareholders of Perry Ellis. However, except to the extent provided in the “Termination of Options” section above, no amendment or suspension of the 2002 Plan or any stock option or restricted stock granted thereunder shall substantially impair any option or restricted stock previously granted to any participant without the consent of such participant.

Federal Income Tax Effects

The 2002 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Incentive Stock Options.    Incentive stock options are “incentive stock options” as defined in Section 422 of the Internal Revenue Code. Under the Internal Revenue Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of common stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a disqualifying disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent “pyramiding” (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercise of the incentive stock option until it is completely exercised) without the imposition of current income tax.

The amount by which the fair market value of the shares acquired at the time of exercise of an incentive stock option exceeds the purchase price of the shares under such option will be treated as an item of adjustment included in the optionee’s alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a disqualifying disposition in the year in which the option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is a disqualifying disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period (the “required holding period”) that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder’s tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

In general, if, after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the required holding period (a “disqualifying disposition”), such optionee would be deemed in

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receipt of ordinary income in the year of the disqualifying disposition, in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the disqualifying disposition is a sale or exchange which would permit a loss to be recognized under the Internal Revenue Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee’s ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

An income tax deduction is not allowed to Perry Ellis with respect to the grant or exercise of an incentive stock option or the disposition, after the required holding period, of shares acquired upon exercise. In the event of a disqualifying disposition, a federal income tax deduction should be allowed to Perry Ellis in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Perry Ellis and is reasonable, and Perry Ellis satisfies its withholding obligation with respect to such income.

Nonqualified Stock Options.    An optionee granted a nonqualified stock option under the 2002 Plan will generally recognize, at the date of exercise of such nonqualified stock option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of common stock subject to the nonqualified stock option. This taxable ordinary income will be subject to federal income tax withholding. A federal income tax deduction should be allowed to Perry Ellis in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Perry Ellis and is reasonable, and Perry Ellis satisfies its withholding obligation with respect to such income.

If an optionee exercises a nonqualified stock option by delivering other shares, the optionee should not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee’s tax basis. The optionee, however, should be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and Perry Ellis likewise generally should be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee’s tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise should be equal to his tax basis in the shares surrendered and his holding period for such number of shares received should include his holding period for the shares surrendered. The optionee’s tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares should be the same as if the optionee had exercised the nonqualified stock option solely for cash.

Restricted Stock. At the time of grant, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. Consequently, the recipient of a grant of restricted stock normally will not recognize ordinary income at the time of the purchase. Instead, the recipient will recognize ordinary income on the dates when a share ceases to be subject to a substantial risk of forfeiture. At such times, the recipient of the grant will recognize ordinary income measured equal to the fair market value of the share on the date the share is no longer subject to a substantial risk of forfeiture. The recipient may accelerate to the date of his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Internal Revenue Code (if permitted by Perry Ellis’ board of directors or a committee of the board). In such event, the ordinary income recognized, if any, is measured as the fair market value of the share on the date on which the restricted stock was granted, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee of Perry Ellis will be subject to tax withholding by Perry Ellis.

The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to the holders of stock options or restricted stock or to Perry Ellis, or to describe tax consequences based on particular circumstances. It is based on U.S. federal income tax law and interpretational authorities as of the date of this joint proxy statement-prospectus, which are subject to change at any time.

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Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, but not a majority of the outstanding shares of Perry Ellis’ common stock.

Perry Ellis’ board of directors unanimously recommends a vote “FOR” Proposal No. 8.

Proposal No. 9

Ratification of Appointment of Independent Auditors

The firm of Deloitte & Touche LLP, independent auditors, has served as Perry Ellis’ independent auditors since 1993. The audit committee of Perry Ellis’ board of directors has selected Deloitte & Touche LLP as Perry Ellis’ independent auditors for the current fiscal year ending January 31, 2004. One or more representatives of Deloitte & Touche LLP are expected to be present at Perry Ellis’ annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Although the appointment of Deloitte & Touche LLP as the independent auditor of Perry Ellis does not require ratification by Perry Ellis’ shareholders, Perry Ellis’ board of directors considers it appropriate to obtain such ratification. Accordingly, the vote of Perry Ellis’ shareholders on this matter is advisory in nature and has no effect upon the audit committee’s appointment of an independent auditor, and Perry Ellis’ audit committee may change Perry Ellis’ auditor at any time without the approval or consent of Perry Ellis’ shareholders. Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the votes cast at Perry Ellis’ annual meeting in person or by proxy.

Perry Ellis’ board unanimously recommends that Perry Ellis’ shareholders ratify the selection of Deloitte & Touche LLP as Perry Ellis’ independent auditors for the current fiscal year ending January 31, 2004.

Other Matters

As of the date of this joint proxy statement-prospectus, Perry Ellis’ board of directors knows of no matters that will be presented for consideration at Perry Ellis’ annual meeting, other than as described in this joint proxy statement-prospectus. If any other matter comes before Perry Ellis’ annual meeting, the persons named as proxies by a shareholder will vote in their discretion on the other matter unless:

•	otherwise indicated on the proxy; or

•	the other matter relates to the adjournment of the annual meeting and the shares represented by the proxy are to be voted against a proposal that is submitted to Perry Ellis’ shareholders for a vote.

As of the date of this joint proxy statement-prospectus, Salant’ board of directors knows of no matters that will be presented for consideration at Salant’ special meeting, other than as described in this joint proxy statement-prospectus. If any other matter comes before Salant’ special meeting, the persons named as proxies by a shareholder will vote in their discretion on the other matter unless:

•	otherwise indicated on the proxy; or

•	the other matter relates to the adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

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CHAPTER XIII

CERTAIN LEGAL INFORMATION AND

ADDITIONAL INFORMATION FOR

SHAREHOLDERS

Legal Matters

The legality of Perry Ellis’ common stock offered by this joint proxy statement-prospectus will be passed upon for Perry Ellis by Alberto de Cardenas, Esq., senior vice president and general counsel of Perry Ellis. As of May 14, 2003, Mr. de Cardenas owned no shares of Perry Ellis’ common stock but had options to purchase 20,000 shares of Perry Ellis’ common stock.

Experts

The consolidated financial statements of Perry Ellis included in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for intangible assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Salant as of December 28, 2002 and December 29, 2001 and for each of the three years in the period ended December 28, 2002, included in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of The Jantzen Business included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Shareholder Proposals

Pursuant to Rule 14a-8 promulgated by the SEC, a shareholder intending to present a proposal to be included in Perry Ellis’ proxy statement for the 2004 annual meeting of Perry Ellis’ shareholders must deliver a proposal in writing to Perry Ellis’ principal executive offices no later than January 19, 2004. Shareholder proposals intended to be presented at, but not included in Perry Ellis’ proxy materials for, the 2004 annual meeting of Perry Ellis’ shareholders must be received by Perry Ellis at its principal executive offices not less than 60 nor more than 90 days in advance of such meeting; otherwise, such proposals will be subject to the grant of discretionary authority contained in Perry Ellis’ form of proxy to vote on them.

In view of the expected timing of the merger, Salant does not expect to hold an annual meeting of shareholders in 2003. In the event the merger is not completed and Salant does hold an annual meeting in 2003, you would continue to be entitled to attend and participate in the meeting if you are a shareholder as of the record date for that meeting. In accordance with federal securities laws, proposals to be submitted by shareholders for consideration at the next annual meeting of Salant shareholders and inclusion in Salant’s next annual proxy statement must be received by Salant not later than January 19, 2004. SEC rules establish standards as to which shareholder proposals are required to be included in a proxy statement for an annual meeting. Salant will only consider proposals for inclusion in its proxy statement for an annual meeting that satisfy the requirements of applicable SEC rules.

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Where You Can Find More Information

Perry Ellis and Salant file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room located at 450 Fifth Street, N.W. Suite 1024 Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Perry Ellis and Salant, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Perry Ellis has filed a registration statement on Form S-4 to register with the SEC the shares of Perry Ellis common stock to be issued in the merger. This document is a part of that registration statement. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the registration statement filed on Form S-4, and any amendments to that document, in the manner described above.

Requests for documents relating to Perry Ellis should be directed to: Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Rosemary Trudeau, telephone: (305) 592-2830.

Requests for documents relating to Salant should be directed to: Salant Corporation, 1114 Avenue of the Americas, New York, New York 10036, Attention: Awadhesh K. Sinha, telephone: (212) 221-7500.

Perry Ellis and Salant have not authorized anyone to give any information that is different from, or in addition to, that contained in this joint proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement-prospectus is dated May 19, 2003.

This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to Perry Ellis was provided by Perry Ellis and the information contained in this joint proxy statement-prospectus with respect to Salant was provided by Salant.

Special Note Regarding Forward-Looking Statements

This joint proxy statement – prospectus contains certain forward-looking statements within the meaning of the PSLRA with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Perry Ellis and Salant and other matters. Statements in this joint proxy statement-prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Perry Ellis and Salant, wherever they occur in this joint proxy statement-prospectus, are necessarily estimates reflecting the best judgment of the senior

XIII-2

management of Perry Ellis and Salant on the date of this joint proxy statement-prospectus and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Salant shareholders should consider the forward-looking statements in light of various important factors, including those set forth in this joint proxy statement-prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements including without limitation:

•	general economic conditions,

•	the effectiveness of Perry Ellis’ and Salant’s planned advertising, marketing and promotional campaigns,

•	the ability of Perry Ellis and Salant to contain costs,

•	the future capital needs of Perry Ellis and Salant and their ability to obtain financing,

•	the ability of Perry Ellis and Salant to predict consumer preferences,

•	anticipated trends and conditions in the industry in which Perry Ellis and Salant operate, including future consolidation,

•	changes in the costs of raw materials, labor and advertising,

•	changes in fashion trends and customer acceptance of both new designs and newly introduced products,

•	the level of consumer spending for apparel and other merchandise,

•	exposure to foreign currency risk,

•	competition among department and specialty stores,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this report and in the filings of Perry Ellis and Salant with the SEC.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Chapter I—Risk Factors” beginning on page I-18.

Neither Perry Ellis not Salant is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Perry Ellis or Salant or any person action on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this action.

XIII-3

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Perry Ellis International, Inc.:

We have audited the consolidated balance sheets of Perry Ellis International, Inc. and subsidiaries (the “Company”) as of January 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended January 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in the year ended January 31, 2003, the Company changed its method of accounting for intangible assets to conform to Statement of Financial Accounting Standard No. 142.

/s/    DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

March 5, 2003

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of January 31,

	2002	2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,303,978	$4,683,177
Accounts receivable, net	50,370,245	79,489,739
Inventories, net	45,409,047	51,306,474
Deferred income taxes	2,384,316	2,957,765
Prepaid income taxes	—	3,361,650
Other current assets	1,886,163	4,104,767

Total current assets	101,353,749	145,903,572
Property and equipment, net	10,897,334	31,048,876
Intangible assets, net	117,938,894	142,186,062
Other	3,870,703	12,098,835

TOTAL	$234,060,680	$331,237,345

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,966,368	$12,820,168
Accrued expenses	3,259,602	5,058,748
Income taxes payable	1,381,551	—
Accrued interest payable	3,808,997	4,674,929
Current portion—senior credit facility	21,756,094	—
Unearned revenues	1,838,929	1,994,554
Other current liabilities	2,410,583	1,457,422

Total current liabilities	40,422,124	26,005,821
Senior subordinated notes payable, net	99,071,515	99,180,580
Senior secured notes payable, net	—	60,729,796
Senior credit facility	—	22,922,287
Real estate mortgage	—	11,600,000
Deferred income tax	6,749,832	10,694,595

Total long-term liabilities	105,821,347	205,127,258

Total liabilities	146,243,471	231,133,079

Commitments and Contingencies (Note 13, 23 and 24)
Minority Interest	613,671	702,480

Stockholders’ Equity:
Preferred stock $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 6,337,440 shares issued and 6,285,940 shares outstanding as of January 31, 2002 and 6,425,641 shares issued and outstanding as of January 31, 2003	63,374	64,257
Additional paid-in-capital	26,286,040	27,198,094
Retained earnings	61,386,244	72,182,529
Accumulated other comprehensive income	(121,753)	(43,094)

Total	87,613,905	99,401,786
Treasury stock at cost; 51,500 shares as of January 31, 2002	(410,367)	—

Total stockholders’ equity	87,203,538	99,401,786

TOTAL	$234,060,680	$331,237,345

See notes to consolidated financial statements.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended January 31,

	2001	2002	2003
Revenues
Net sales	$258,888,480	$251,310,159	$277,027,795
Royalty income	25,789,975	26,680,987	28,812,955

Total revenues	284,678,455	277,991,146	305,840,750
Cost of sales	200,883,860	191,601,211	205,000,956

Gross profit	83,794,595	86,389,935	100,839,794
Operating expenses
Selling, general and administrative expenses	49,408,767	55,446,854	63,850,180
Depreciation and amortization	6,130,708	6,662,158	3,582,850

Total operating expenses	55,539,475	62,109,012	67,433,030

Operating income	28,255,120	24,280,923	33,406,764
Interest expense	15,766,461	13,549,746	15,795,347

Income before minority interest and income taxes	12,488,659	10,731,177	17,611,417
Minority interest	—	83,240	88,809
Income taxes	4,662,655	4,039,995	6,726,323

Net income	$7,826,004	$6,607,942	$10,796,285

Net income per share
Basic	$1.17	$1.01	$1.69

Diluted	$1.16	$1.01	$1.65

Weighted average number of shares outstanding
Basic	6,689,476	6,516,807	6,387,459
Diluted	6,745,441	6,534,749	6,550,126

See notes to consolidated financial statements.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For Each of the Three Years Ended January 31

	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income	Comprehensive Income	Retained Earnings
	Shares	Amount						Total
BALANCE, JANUARY 31, 2000	6,731,874	$67,318	$29,000,655	$—	$—	$—	$46,952,298	$76,020,271
Exercise of stock options	7,500	75	57,425	—	—	—	—	57,500
Exercise of warrants	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	7,826,004	7,826,004
Tax benefit for exercise of non-qualified stock options	—	—	5,327	—	—	—	—	5,327
Purchase of treasury stock	(160,000)	—	—	(1,029,919)	—	—	—	(1,029,919)

BALANCE, JANUARY 31, 2001	6,579,374	67,393	29,063,407	(1,029,919)	—	—	54,778,302	82,879,183
Exercise of stock options	2,666	27	15,395	—	—	—	—	15,422
Net income	—	—	—	—	—	6,607,942	6,607,942	6,607,942
Foreign currency translation adjustment	—	—	—	—	(121,753)	(121,753)	—	(121,753)

Comprehensive income (loss)						$6,486,189

Purchase of treasury stock	(296,100)	—	—	(2,177,256)	—		—	(2,177,256)
Retirement of treasury stock	—	(4,046)	(2,792,762)	2,796,808	—		—	—

BALANCE, JANUARY 31, 2002	6,285,940	63,374	26,286,040	(410,367)	(121,753)		61,386,244	87,203,538
Exercise of stock options	139,701	1,397	1,321,907	—	—		—	1,323,304
Net income	—	—	—	—	—	10,796,285	10,796,285	10,796,285
Foreign currency translation adjustment	—	—	—	—	78,659	78,659	—	78,659

Comprehensive income (loss)						$10,874,944

Retirement of treasury stock	—	(514)	(409,853)	410,367	—		—	—

BALANCE, JANUARY 31, 2003	6,425,641	$64,257	$27,198,094	$—	($43,094)		$72,182,529	$99,401,786

See notes to consolidated financial statements.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended January 31,

	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,826,004	$6,607,942	$10,796,285
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,521,762	6,190,801	2,783,205
Provision for bad debts	330,435	1,575,000	280,620
Amortization of debt issue cost	608,946	614,347	918,628
Amortization of bond discount	164,000	164,000	348,741
Deferred income taxes	2,098,295	1,386,240	3,371,314
Minority interest	—	83,240	88,809
Other	67,234	(64,250)	78,659
Changes in operating assets and liabilities (net of effects of acquisition transaction):
Accounts receivable, net	(13,174,087)	7,048,510	(29,400,114)
Inventories	(7,579,495)	(1,528,619)	(3,706,285)
Other current assets and prepaid income taxes	1,728,313	586,446	(5,692,025)
Other assets	(265,952)	(701,044)	(2,046,398)
Accounts payable and accrued expenses	603,704	(1,160,561)	6,695,881
Income taxes payable	—	1,385,210	(1,381,551)
Accrued interest payable	(194,796)	(604,768)	865,932
Other current liabilities and unearned revenues	153,951	792,354	(797,536)

Net cash (used in) provided by operating activities	(2,111,686)	22,374,848	(16,795,835)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,711,741)	(2,921,930)	(22,076,974)
Payment on purchase of intangible assets	(3,472,001)	(98,928)	(187,701)
Proceeds from sale of trademark	750,000	—	—
Payment for acquired businesses	—	—	(25,084,374)

Net cash used in investing activities	(5,433,742)	(3,020,858)	(47,349,049)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under term loan	(11,250,000)	—	—
Net (payments) borrowings from senior credit facility	19,881,630	(16,157,032)	1,166,193
Net payments on senior subordinated notes	—	—	(2,199,492)
Net proceeds from senior secured notes	—	—	55,589,250
Net proceeds from real estate mortgage	—	—	11,600,000
Tax benefit for exercise of non-qualified stock options	5,327	—	—
Purchase of treasury stock	(1,029,919)	(2,177,256)	—
Proceeds from exercise of stock options	57,500	15,421	1,323,303

Net cash provided by (used in) financing activities	7,664,538	(18,318,867)	67,479,254

Effect of exchange rate changes on cash and cash equivalents		(75,886)	44,829

NET INCREASE IN CASH	119,110	959,238	3,379,199
CASH AT BEGINNING OF YEAR	225,631	344,741	1,303,978

CASH AT END OF PERIOD	$344,741	$1,303,979	$4,683,177

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$15,961,257	$14,058,640	$15,762,844

Income taxes	$750,000	$1,608,192	$7,470,063

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Change in fair value of mark-to-market interest rate swap/option	—	$(245,152)	$7,100,362

See notes to consolidated financial statements.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Each of the Three Years in the Period Ended January 31, 2003

1.    General

The Company is a leading licensor, designer and marketer of a broad line of high quality men’s sportswear, including sport and dress shirts, golf sportswear, sweaters and casual dress pants and shorts, which sells to all levels of retail distribution. The Company licenses its trademark portfolio domestically and internationally for apparel and other products that it does not sell including dress sportswear, outerwear, fragrances and accessories. The Company has built a broad portfolio of brands through selective acquisitions and the establishment of its own brands over its 35-year operating history. The Company’s distribution channels include regional, national and international upscale department stores, mid-tier department stores, chain stores, mass merchants, specialty stores and corporate wear distributors throughout the United States, Puerto Rico and Canada.

2.    Summary of Significant Accounting Policies

The following is a summary of the Company’s significant accounting policies:

PRINCIPLES OF CONSOLIDATION—The consolidated financial statements include the accounts of Perry Ellis International, Inc. and its wholly-owned/controlled subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The ownership interest of non-controlling owners is reflected as minority interest.

USE OF ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS—The carrying amounts of accounts receivable and accounts payable approximates fair value due to their short-term nature. The carrying amount of the senior credit facility approximates fair value due to the relatively frequent resets of its floating interest rate. As of January 31, 2003, the fair value of the 12¼% senior subordinated notes and the 9½% senior secured notes is approximately $102.5 million and $58.4 million, respectively, based on quoted market prices. These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.

INVENTORIES—Inventories are stated at the lower of cost (moving average cost) or market. Cost principally consists of the purchase price, customs, duties, freight, insurance and commissions to buying agents.

PROPERTY AND EQUIPMENT—Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements. The useful lives range from three to thirty-nine years.

Asset Class	Avg. Useful Lives in Years
Furniture, fixtures and equipment	3-7
Vehicles	7
Leasehold Improvements	11
Buildings	39

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

INTANGIBLE ASSETS—Intangible assets primarily represent costs capitalized in connection with the acquisitions of brand names and license rights. Intangibles are amortized over their estimated useful lives. Upon adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” identifiable intangible assets with an indefinite useful life are no longer being amortized.

DEFERRED DEBT ISSUE COSTS—Costs were incurred in connection with financing. These costs have been capitalized and are being amortized on a straight-line basis, which approximates the interest method, over the term of the related debt instrument. Such amounts are included in other long-term assets in the consolidated balance sheet.

LONG-LIVED ASSETS—Management reviews long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to reduce the asset to its estimated fair value. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning future conditions. There has not been any material impairment to long-lived assets in 2001, 2002 or 2003.

ADVERTISING AND RELATED COSTS—The Company’s accounting policy relating to advertising and related costs is to expense these costs in the period incurred. Advertising and related costs were $8.2 million, $7.7 million and $6.5 million for the years ended January 31, 2001, 2002 and 2003, respectively, and are included in selling, general and administrative expenses.

COST OF SALES—Cost of sales includes costs incurred to acquire and produce inventory for sale. These costs include cost of purchased product, inbound freight, customs duties, buying commissions, cargo insurance, customs inspection, licensed product royalty expenses, provisions for inventory shrink and obsolescence and product sourcing expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES—Selling expenses include costs incurred in the selling of merchandise. General and administrative expenses include costs incurred in the administration or general operations of the business. Selling, general and administrative expenses include employee and related costs, advertising, professional fees, warehouse costs, and other related selling costs.

REVENUE RECOGNITION—Sales are recognized and title transfers upon shipment, net of trade allowances and a provision for estimated returns and other allowances. Royalty income is recognized when earned on the basis of the terms specified in the underlying contractual agreements. A liability for unearned royalty income is recognized when licensees pay contractual obligations before being earned. The Company believes that its revenue recognition policies conform to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. The Company operates predominantly in North America, with over 90% of its sales in the domestic market. Two customers accounted for approximately 14% and 11% of net sales for fiscal year 2001, three customers accounted for approximately 12%, 11% and 11% of net sales for fiscal year 2002 and one customer accounted for approximately 11% for fiscal 2003. The Company does not believe that these concentrations of sales and credit risk represent a material risk of loss with respect to its financial position as of January 31, 2003.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ADVERTISING REIMBURSEMENTS—The majority of Perry Ellis’ license agreements require licensees to pay Perry Ellis an advertising reimbursement, based on a percentage of licensee net sales. The Company records earned advertising reimbursements received from its licensees as a reduction of the related advertising cost in selling, general and administrative expenses. For the fiscal years 2003, 2002 and 2001, the Company has reduced selling, general and administrative expenses by $7.4 million, $5.6 million and $7.2 million of licensee reimbursements, respectively. Unearned advertising reimbursements result when a licensee pays required advertising reimbursements prior to the Company incurring the advertising expense. A current liability is recorded for these unearned advertising reimbursements.

FOREIGN CURRENCY TRANSLATION—For the Company’s international operations, local currencies are considered their functional currencies. The Company translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and revenue and expenses are translated at average monthly exchange rates. Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income.

INCOME TAXES—Deferred income taxes result primarily from timing differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur.

NET INCOME PER SHARE—Basic net income per share is computed by dividing net income by the weighted average shares of outstanding common stock. The calculation of diluted net income per share is similar to basic earnings per share except that the denominator includes potential dilutive common stock. The potential dilutive common stock included in the Company’s computation of diluted net income per share includes the effects of the stock options and warrants as determined using the treasury stock method.

The following table sets forth the computation of basic and diluted income per share

	2001	2002	2003
Numerator:
Net income	$7,826,004	$6,607,942	$10,796,285

Denominator:
Basic income per share—weighted average shares	6,689,476	6,516,807	6,387,459
Dilutive effect: stock options	55,965	17,942	162,667

Dilutive income per share—weighted average shares	6,745,441	6,534,749	6,550,126

Basic income per share	$1.17	$1.01	$1.69

Diluted income per share	$1.16	$1.01	$1.65

Antidilutive effect: stock options(1)	209,050	522,076	128,465

(1)	Represents weighted average stock options to purchase shares of common stock that were not included in computing diluted income per share because their effects were antidilutive for the respective periods.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ACCOUNTING FOR STOCK-BASED COMPENSATION—The Company has chosen to account for stock-based compensation to employees and non-employee members of the Board using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. As required by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has presented certain pro forma and other disclosures related to stock-based compensation plans.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ended after December 15, 2002 and for interim financial statements beginning after December 15, 2002. The adoption of the disclosure provisions of SFAS No.148 is not expected to have a significant effect on the company’s financial position of results of operations.

	2001	2002	2003
Net income as reported	$7,826,004	$6,607,942	$10,796,285
Add: Total stock based employee compensation expense included in reported net income, net	—	—	—
Deduct: Total stock based employee compensation expense not included in reported net income, net	747,355	422,464	251,953

Pro forma net income	$7,078,649	$6,185,478	$10,544,332

Pro forma net income per share:
Basic	$1.08	$0.95	$1.65

Diluted	$1.05	$0.95	$1.61

RECLASSIFICATIONS—Certain amounts in the prior years financial statements may have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS—In April 2001, the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” This issue addresses the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer’s purchase or promotion of the vendor’s products. This consensus only impacted Perry Ellis’ revenue and expense classifications and have no effect on reported income. Perry Ellis previously reported net sales and selling general and administrative expenses for fiscal 2001 and 2002 were reduced by $2,738,000 and $1,724,000 respectively to conform to the new accounting standard.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 138, is effective for financial statements for fiscal years beginning after June 15, 2000. The Company adopted the provisions of SFAS No. 133 effective February 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the Company’s financial statements.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2001, the FASB issued SFAS No. 141, “Business Combinations.” SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS No. 141 also addresses the recognition and measurement of goodwill and other intangibles assets acquired in a business combination. The Company applied the provisions of this pronouncement to the Jantzen acquisition. (See Note 10)

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which changes the accounting treatment as it applies to goodwill and other identifiable intangible assets with indefinite useful lives from an amortization method to an impairment-only approach. Under SFAS No. 142, proper accounting treatment requires annual assessment for any impairment of the carrying value of the assets based upon an estimation of the fair value of the identifiable intangible asset with an indefinite useful life, or in the case of goodwill of the reporting unit to which the goodwill pertains. Under SFAS No. 142, goodwill and identifiable intangible assets with indefinite useful lives are no longer subject to amortization. Impairment losses, if any, arising from the initial application of SFAS No. 142 are to be reported as a cumulative effect of a change in accounting principle. The effective date of this statement is for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 142 for its fiscal year beginning February 1, 2002. There were no impairment losses recognized on the adoption of FAS 142.

In accordance with SFAS No. 142, the Company obtained a valuation and estimated useful life report of all its trademarks. Results of this analysis indicate no material impairment in the carrying value of its trademarks upon adoption of the standard and also indicate that the trademarks have indefinite useful lives. Our annual impairment testing is performed as of February 1st of each fiscal year. Under the new pronouncement, amortization expense relating to identifiable intangible assets were approximately $3,955,000 and $4,342,000 for fiscal January 31, 2001 and 2002, respectively. Basic and diluted earnings per share for the year ended  January 31, 2001 adjusted to exclude amounts no longer being amortized under the provision of SFAS No. 142 as reported below.

	2001	2002	2003
Net income:
Reported net income	$7,826,004	$6,607,942	$10,796,285
Intangible amortization, net of tax	2,478,396	2,719,938	—

Adjusted net income	$10,304,400	$9,327,880	$10,796,285

Basic earnings per share:
Reported basic earnings per share	1.17	1.01	1.69
Intangible amortization, net of tax	0.37	0.42	—

Adjusted basic earnings per share	$1.54	$1.43	$1.69

Diluted earnings per share:
Reported diluted earnings per share	1.16	1.01	1.65
Intangible amortization, net of tax	0.37	0.42	—

Adjusted diluted basic earnings per share	$1.53	$1.43	$1.65

On October 3, 2001, the FASB issued SFAS No. 144. “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of,” it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The effective date of SFAS No.144 is for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 on February 1, 2002, did not have a material effect on the financial position or the results of operation of the Company.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections,” which all but eliminates the presentation in income statements of debt extinguishments as extraordinary items. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. Perry Ellis plans to implement SFAS No. 145 at the beginning of fiscal 2004. SFAS No.145 is not expected to have a material effect on Perry Ellis’ financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on Perry Ellis’ financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. However, the disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Perry Ellis is not a party to any agreement in which it is a guarantor of indebtedness of others. FIN 45 is not expected to have a material effect on Perry Ellis’ financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS 148). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123, Accounting for Stock-Based Compensation, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ended after December 15, 2002 and for interim financial statements beginning after December 15, 2002 . SFAS No.148 is not expected to have a significant effect on the company’s financial position of results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or SPEs). In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investor’s that do not provide sufficient financial resources for the entity to support its activities. The objective of FIN 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

both. The Company is required to adopt the provisions of FIN No. 46 immediately for variable interests in variable interest entities created after January 31, 2003, and in the quarter ending April 30, 2003 for variable interests in variable interest entities created before February 1, 2003. However, certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Perry Ellis does not have any variable interest entities as defined in FIN 46. Accordingly, the Company has determined that it is not reasonably possible that it will be required to consolidate or disclose information about a variable interest entity upon the adoption of FIN 46.

3.    Shares Repurchase

On July 11, 2000, the Board of Directors of the Company approved a share repurchase program in which up to 500,000 shares of common stock may be purchased from time to time during the following 12 months. On July 11, 2001, the Board of Directors extended the current share repurchase program for an additional year, and on September 25, 2001 increased the number of shares authorized for repurchase to 750,000 shares. The shares may be purchased in the open market or in privately negotiated transactions.

For the fiscal year ended January 31, 2003, the Company did not repurchase any additional shares. On March 26, 2002 the Company retired 51,500 shares held in the treasury. For the fiscal year ended January 31, 2002, the Company had repurchased 295,300 shares at an average price of $7.37 per share. On March 2, 2001 and October 29, 2001, the Company retired 160,000 and 244,600 shares held in the treasury respectively.

4.    Accounts Receivable

Accounts receivable consist of the following as of January 31:

	2002	2003
Trade accounts	$47,778,539	$75,676,880
Royalties and other receivables	4,506,696	5,888,000

Total	52,285,235	81,564,880
Less: Allowance for doubtful accounts	(1,914,990)	(2,075,141)

Total	$50,370,245	$79,489,739

The activity for the allowance for doubtful account is as follows:

	2001	2002	2003
Allowance for doubtful accounts
Beginning balance	$1,014,576	$427,965	$1,914,990
Provision	330,435	1,575,000	280,620
Write-offs net of recoveries	(917,046)	(87,975)	(120,469)

Ending balance	$427,965	$1,914,990	$2,075,141

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our trade customers to make required payments. We provide an allowance for specific customer accounts where collection is doubtful and also provide a general allowance for other accounts based on historical collection and write-off experience. Judgment is critical because some retail customers are currently operating in bankruptcy or have experienced financial difficulties. If their financial condition were to worsen, additional allowances might be required.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Inventories

Inventories consist of the following as of January 31:

	2002	2003
Finished goods	$39,208,717	$37,450,815
Raw materials and in process	1,259,194	10,166,219
Finished goods not yet received	4,941,136	3,689,440

Total	$45,409,047	$51,306,474

The Company’s inventories are valued at the lower of cost (moving average cost) or market. Perry Ellis evaluates all of its inventory style-size-color stock keeping units (SKUs) to determine excess or slow moving SKUs based on orders on hand and projections of future demand and market conditions. For those units in inventory that are so identified, we estimate their market value or net sales value based on current realization trends. If the projected net sales value is less than cost, on an individual SKU basis, we provide an allowance to reflect the lower value of that inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold.

6.    Property and Equipment

Property and equipment consists of the following as of January 31:

	2002	2003
Furniture, fixture and equipment	$11,615,513	$16,722,015
Buildings	—	12,426,585
Vehicles	167,940	308,839
Leasehold improvements	3,209,254	3,448,449
Land	1,581,702	6,181,702

Total	16,574,409	39,087,590
Less: accumulated depreciation and amortization	(5,677,075)	(8,038,714)

Total	$10,897,334	$31,048,876

Depreciation expense relating to property and equipment amounted to approximately $1,567,000, $1,849,000, and $2,279,581 for the fiscal years ended January 31, 2001, 2002 and 2003, respectively.

7.    Intangible Assets

Intangible assets consisted of the following as of January 31:

	2002	2003
Trademarks and licenses	$132,315,018	$156,462,840
Goodwill	16,165	—

Total	132,331,183	156,462,840
Less: Accumulated amortization	(14,392,289)	(14,276,778)

Total	$117,938,894	$142,186,062

As of January 31, 2003, all intangible assets are indefinite useful life assets and are not subject to amortization according to FAS 142. Amortization expense relating to the intangible assets amounted to approximately $3,955,000 and $4,342,000 for the fiscal years ended January 31, 2001 and 2002 respectively.

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8.    Accrued Expenses

Accrued expenses consists of the following as of January 31:

	2002	2003
Salaries and commissions	$1,735,024	$2,783,016
Royalties	281,280	749,687
Buying commissions	287,944	267,188
Other	955,354	1,258,857

Total	$3,259,602	$5,058,748

9.    Other Current Liabilities

Other current liabilities consists of the following as of January 31:

	2002	2003
Unearned advertising reimbursements	$2,059,667	$925,520
Other	350,916	531,902

Total	$2,410,583	$1,457,422

10.    Jantzen Acquisition

On March 22, 2002, the Company acquired the Jantzen swimwear business from subsidiaries of VF Corporation for approximately $24.0 million, excluding liabilities assumed and expenses incurred related to the transaction. The acquisition was financed with a portion of the proceeds from a $57.0 million private offering of 9½% senior secured notes, which closed simultaneously with the acquisition.

The Jantzen assets acquired consist primarily of the Jantzen trademarks and trade names, license agreements, certain equipment and inventory relating to the 2003 season, which commenced in July 2002.

In connection with the Jantzen acquisition, the Company entered into a lease agreement with VF Corporation to occupy Jantzen’s Portland, Oregon administrative facility for an initial six-month period, thereafter on a month-to-month basis. In addition, the Company entered into a lease agreement to occupy a portion of Jantzen’s Seneca, South Carolina distribution center facility for a one-year period. The Company was also granted a right of first refusal to purchase the Seneca distribution center facility. The option was exercised on May 20, 2002 at a price of $2.5 million. The Company closed on this purchase during September 2002.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Jantzen assets acquired and liabilities assumed have been recorded at their estimated fair values. A final determination of the required purchase accounting adjustments and of the fair value of the assets and liabilities of Jantzen acquired or assumed has not yet been made. The following is a summary of the purchase price and management’s estimate of the purchase price allocation.

(Dollars in Thousands)
Purchase price determination:
Net purchase price	$23,978
Liabilities assumed and expenses incurred in connection with the acquisition	3,063

Gross purchase price	$27,041

Purchase price allocation:
Inventories	$2,191
Machinery and equipment	465
Trademarks	24,385

Gross purchase price	$27,041
Less: liabilities assumed	(1,957)

Cash paid	$25,084

11.    Pro Forma Financial Information

The pro forma financial information presented below, gives effect to the Jantzen acquisition as if it occurred as of the beginning of each of the fiscal years ended January 2003, 2002 and 2001. The results of the Jantzen acquisition are reflected in our income statement for the period from March 22, 2002, date of acquisition through January 31, 2003.

	2001	2002	2003
Total Revenues	$346,678	$342,991	$346,331

Net Income	$8,795	$8,030	$13,596

Net Income per Share
Basic	$1.31	$1.23	$2.13

Diluted	$1.30	$1.23	$2.08

12.    Derivatives Financial Instruments

The Company adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, effective February 1, 2001. SFAS No. 133 requires that all derivative financial instruments such as interest rate swap contracts and foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized in income or shareholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 did not have a material effect on the Company financial statements.

The Company has an interest rate risk management policy with the objective of managing its interest costs. To meet this objective the Company employs hedging and derivatives strategies to limit the effects of changes in interest rates on its operating income and cash flows, and to lower its overall fixed rate interest cost on its senior subordinated notes and senior secured notes.

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The Company does not acquire derivative instruments for any purpose other than cash flow and fair value hedging purposes. That is, the Company does not speculate using derivative instruments.

The Company believes its interest rate risk management policy is generally effective. Nonetheless, the Company’s profitability may be adversely affected during particular periods as a result of changing interest rates. In addition, hedging transactions using derivative instruments involve risks such as counter-party credit risk. The counter-parties to the Company’s arrangements are lenders of the hedged debt instruments or are major financial institutions.

In August 2001, the Company entered into an interest rate swap, option and interest rate cap agreements (the “August Swap Agreement”) for an aggregate notional amount of $40.0 million in order to minimize its debt servicing costs associated with its $100.0 million of 12 1/4% senior subordinated notes due April 1, 2006. The August Swap Agreement was subsequently modified through a basis swap entered into in October 2001 (the “October Swap Agreement,” and collectively with the August Swap Agreement, (the “Swap Agreement”). The Swap Agreement is scheduled to terminate on April 1, 2006. Under the Swap Agreement, the Company is entitled to receive semi-annual interest payments on October 1, and April 1, at a fixed rate of 12 1/4% and is obligated to make semi-annual interest payments on October 1, and April 1, at a floating rate based on the  6-month LIBOR rate plus 715 basis points for the 18 months period October 1, 2001 through March 31, 2003 (per October Swap Agreement); and 3-month LIBOR rate plus 750 basis point for the period April 1, 2003 through April 1, 2006 (per the August Swap Agreement). The Swap Agreement has optional call provisions with trigger dates of April 1, 2003, April 1, 2004 and April 1, 2005, which contain certain premium requirements in the event the call is exercised.

The fair value of the Swap Agreement recorded on the Company’s Consolidated Balance Sheet was  ($0.2) million as of January 31, 2002 and $1.9 million as of January 31, 2003. The interest rate cap and basis swap did not qualify for hedge accounting treatment under the SFAS No. 133, resulting in $0.7 million reduction of recorded interest expense on the Consolidated of Income for the fiscal year ended January 31, 2002 and  $0.35 million increase of recorded interest expense for the year ended January 31, 2003.

In conjunction with the March 2002 offering of $57.0 million of 9 1/2% senior secured notes due March 15, 2009, the Company entered into interest rate swap and option agreements (the “March Swap Agreement”) for an aggregate notional amount of $57.0 million in order to minimize the debt servicing costs associated with the 9½% senior secured notes. The March Swap Agreement is scheduled to terminate on March 15, 2009. Under the March Swap Agreement, the Company is entitled to receive semi-annual interest payments on September 15 and March 15 at a fixed rate of 9 1/2% and are obligated to make semi-annual interest payments on September 15 and March 15 at a floating rate based on the three-month LIBOR rate plus 369 basis points for the period from  March 22, 2002 through March 15, 2009. The March Swap Agreement has optional call provisions with trigger dates of March 15, 2005, March 15, 2006 and March 15, 2007, which contain premium requirements in the event the call is exercised.

The March Swap Agreement is a fair value hedge as it has been designated against the 9 1/2% senior secured notes carrying a fixed rate of interest and converts such notes to variable rate debt. The interest rate swap contracts are reflected at fair value in the company’s consolidated balance sheet. The fair value of the March Swap Agreement recorded on the Company’s Consolidated Balance Sheet was $5.0 million as of January 31, 2003.

In December 2002, the Company entered into an interest rate floor agreement (the “December Floor Agreement”) for an aggregate notional amount of $57.0 million associated with the 9 1/2% senior secured notes. The December Swap Agreement is scheduled to terminate on March 15, 2005. Under the December Floor

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreement, the Company must pay the difference between the three-month LIBOR rate and 1.50% for all rate resets in which the LIBOR is below 1.50%. When the LIBOR is equal to or greater than 1.50%, the Company makes no payments under the Floor.

The December Floor Agreement did not qualify for hedge accounting treatment under SFAS No. 133, resulting in $0.2 million increase of recorded interest expense on the Consolidated Statement of Income for the fiscal year ended January 31, 2003. The fair value of the December Floor Agreement recorded on the Company’s Consolidated Balance Sheet was ($0.2) million as of January31, 2003.

The Company does not currently have a significant exposure to foreign exchange risk and accordingly, has not entered into any transactions to hedge against those risks. See Note 2 for policy description of foreign currency translation.

13.    Borrowings under Letter of Credit Facilities

As of January 31, 2003, the Company maintained three US dollar letter of credit facilities totaling  $52.0 million and one letter of credit facility totaling $2.5 million utilized by the Company’s consolidated Canadian joint venture. Each letter of credit is secured primarily by the consignment of merchandise in transit under that letter of credit and certain subordinated liens on the Company’s assets. As of January 31, 2003, there was $22.5 million available under existing letter of credit facilities.

Amounts outstanding under letter of credit facilities consist of the following as of January 31:

	2002	2003
Total letter of credit facilities	$42,000,000	$54,453,386
Outstanding letters of credit	(11,035,880)	(31,966,591)

Total credit available	$30,964,120	$22,486,795

14.    Long Term Debt-Senior Credit Facility

In October 2002, the Company entered into a new credit facility with a group of financial institutions. The senior credit facility provided the Company with a revolving credit line up to an aggregate amount of  $60.0 million. The following is a description of the terms of the new senior credit facility, and does not purport to be complete, and is subject to, and qualified in its entirety by reference, to all of the provisions of the senior credit facility. In anticipation of the Salant acquisition (Note 24), the Company received a commitment from only one senior lender in its existing senior credit facility to increase the senior credit facility to $110.0 million. It is anticipated that the terms and conditions of this amended credit facility will mirror the terms outlined below but, in the case of certain covenants, the amounts will increase to reflect the increase in the facility.

Certain Covenants.    The senior credit facility contain certain covenants which, among other things, requires the Company to maintain a minimum EBITDA if availability falls below a certain minimum. It may restrict the Company’s ability and the ability of its subsidiaries to, among other things, incur additional indebtedness in certain circumstances, redeem or repurchase capital stock, make certain investments, or sell assets. The Company is prohibited from paying cash dividends under these covenants. The Company believes it is currently in compliance with all of its covenants under the senior credit facility. The Company could be materially harmed if it violates any covenants as the lenders under the senior credit facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the

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Company is unable to repay those amounts, the lenders could proceed against the Company’s assets. In addition, a violation could also constitute a cross-default under the indentures and mortgage, resulting in all of the Company’s debt obligations becoming immediately due and payable, which the Company may not be able to satisfy.

Borrowings Base.    Borrowings under the senior credit facility are limited under its terms to a borrowing base calculation, which generally restricts the outstanding balances to a) 85.0% of eligible receivables b) 85% of our eligible factored accounts receivable up to $5 million plus c) the lesser of the inventory loan limit or the lesser of 65% of eligible finished goods inventory or 85% of the net recovery percentage (such net recovery percentage being 62%) of eligible inventory or the loan limit minus (d) 35% of the amount of outstanding letters of credit for eligible inventory, (e) the full amount of outstanding letters of credit issued pursuant to the senior credit facility which are not fully secured by cash collateral, and (f) licensing reserves for which the Company is the licensee of certain branded products.

Interest.    Interest on the principal balance under the senior credit facility shall accrue, at the Company’s option, at either a) the Company’s bank’s prime lending rate with adjustments depending upon the Company’s quarterly average excess availability plus excess cash or leverage ratio (b) 2.00% above the rate quoted by the Company’s bank as the average Eurodollar Rate (“Eurodollar”) for the 1, 2, 3 and 6 month Eurodollar deposits with  1/4% point adjustments depending upon the Company’s quarterly excess availability plus excess cash and leverage ratio at the time of borrowing. The weighted average interest rate on borrowings outstanding as of January 31, 2002 and 2003 was 6.4% and 4.05%, respectively.

Security.    As security for the indebtedness under the senior credit facility, the Company granted the lenders a first priority security interest in substantially all of our existing and future assets other than its existing trademark portfolio, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles and equipment. Lenders under the senior credit facility have a second priority security interest in the Company’s trademarks.

15.    9 1/2% Senior Secured Notes

On March 22, 2002, the Company completed a private offering of $57.0 million 9 1/2% senior secured notes due 2009. The proceeds of the private offering were used to finance the Jantzen acquisition, to reduce the amount of outstanding debt under the previous senior credit facility and as additional working capital. The proceeds to Perry Ellis were $55,589,250 yielding an effective interest rate of 9.74% after deduction of discounts. The Company entered into an interest rate swap and option agreement (the “March Swap Agreement”) in order to minimize debt service costs on the secured senior notes. The fair value of the March Swap Agreement recorded on the Company’s Consolidated Balance Sheet was $5.0 million as of January 31, 2003.

The senior secured notes are secured by a first priority security interest granted in the Company’s portfolio of trademarks and licenses as of the closing date of the Jantzen acquisition, including the trademarks, licenses and all income, royalties and other payments acquired in the Jantzen acquisition. The senior secured notes are senior secured obligations of the Company and rank pari passu in right of payment with all of its existing and future senior indebtedness. The senior secured notes are effectively senior to all unsecured indebtedness of the Company to the extent of the value of the assets securing the senior secured notes. The senior secured notes are guaranteed by certain subsidiaries of the Company.

Certain Covenants.    The indenture governing the senior secured notes contains certain covenants which restrict the Company’s ability and the ability of its subsidiaries to, among other things, incur additional indebtedness in certain circumstances, redeem or repurchase capital stock, make certain investments, or sell

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assets. The Company is prohibited from paying cash dividends under these covenants. The Company believes it is currently in compliance with all of the covenants in this indenture. The Company could be materially harmed if it violates any covenants because the indenture’s trustee could declare the outstanding notes, together with accrued interest, to be immediately due and payable, which the Company may not be able to satisfy. In addition, a violation could also constitute a cross-default under the senior credit facility, mortgage and other indenture resulting in all of the Company’s debt obligations becoming immediately due and payable which the Company may not be able to satisfy.

16.    12 1/4% Senior Subordinated Notes Payable

The Company issued $100.0 million senior subordinated notes on April 6, 1999, the proceeds of which were used to acquire the Company, John Henry and Manhattan brands and to pay down the outstanding balance of the senior credit facility. The notes mature on April 1, 2006, and bear interest at the rate of 12 1/4 payable on April 1 and October 1 in each year. The proceeds to the Company were $98,852,000, yielding an effective interest rate of 12.39% after deduction of discounts. The Company entered into an interest rate swap, option, and interest rate cap agreements (the “August Swap Agreement”) for an aggregate notional of $40 million in order to minimize debt service costs on the senior subordinated notes. The fair value of the August Swap Agreement recorded on the Company’s Consolidated Balance Sheet was $1.9 million as of January 31, 2003.

Certain Covenants.    The indenture governing the senior subordinated notes contains certain covenants which restrict the Company’s ability and the ability of its subsidiaries to, among other things, incur additional indebtedness in certain circumstances, redeem or repurchase capital stock, make certain investments, or sell assets. The Company is prohibited from paying cash dividends under these covenants. The Company believes it is currently in compliance with all of the covenants in this indenture. The Company could be materially harmed if it violates any covenants because the indenture’s trustee could declare the outstanding notes, together with accrued interest, to be immediately due and payable, which the Company may not be able to satisfy. In addition, a violation could also constitute a cross-default under the senior credit facility, mortgage and other indenture resulting in all of the Company’s debt obligations becoming immediately due and payable which the Company may not be able to satisfy.

The indenture agreement contains certain covenants which require the Company to maintain certain financial ratios and restricts the payment of dividends. As of January 31, 2003, the Company was in compliance with its debt covenants of the senior subordinated notes.

Optional Redemption.    The notes are redeemable at the option of the Company, as a whole or in part from time to time, at any time on or after April 1, 2003 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on April 1 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

Year	Redemption Price
2003	106.125%
2004	103.063%
2005 and thereafter	100.000%

In addition, at any time or from time to time before April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the notes within 60 days of one or more public equity offerings with the net proceeds of such offering at a redemption price equal to 112.25% of the principal amount thereof, together with

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accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the notes initially issued remains outstanding. The Company did not exercise the redemption option before April 1, 2002.

17.    Real Estate Financing

The Company occupied its main administrative office, warehouse and distribution facility under a synthetic operating lease for a 240,000 square foot facility in Miami, Florida. The lease, as amended, expired on June 30, 2002, and required a final payment at termination of $14.5 million.

On June 30, 2002, the Company made the required payment under the synthetic lease and partially refinanced the acquisition of the facility with an $11.6 million mortgage. The mortgage has customary covenants and as of January 31, 2003, the Company is in compliance with these covenants.

On September 13, 2002, the Company purchased a distribution center in Seneca, South Carolina for $2.5 million using our revolver. The Company exercised the option to purchase the facility as part of the March 2002 Jantzen acquisition.

18.    Income Taxes

The income tax provision consists of the following for each of the years ended January 31:

	2001	2002	2003
Current Income Taxes:
Federal	$2,450,203	$2,115,199	$2,217,615
State	242,627	300,810	379,136
Foreign	(128,460)	237,746	758,258

Total	2,564,370	2,653,755	3,355,009

Deferred Income Taxes:
Federal and State	2,098,295	1,386,240	3,371,314

Total	$4,662,665	$4,039,995	$6,726,323

The following table reconciles the statutory federal income tax rate to the Company’s effective income tax rate for each of the years ended January 31:

	2001	2002	2003
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from State
income taxes, net of federal income tax benefit	2.5%	2.7%	2.9%
Benefit of graduated rate	(0.6%)	(0.6%)	(1.0%)
Other	0.6%	0.8%	1.3%

Total	37.5%	37.9%	38.2%

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are provided for the temporary differences between financial reporting basis and the tax basis of the Company’s assets and liabilities under SFAS No. 109. The tax effects of temporary differences as of January 31 are as follows:

	2002	2003
Deferred Tax Assets
Inventory	$941,575	$1,407,770
Allowance for doubtful accounts	723,736	790,269
Accrued expenses	108,348	109,214
Unearned revenue	694,894	759,726
Other	150,511	289,378

Sub Total	2,619,064	3,356,357

Deferred Tax Liabilities
Fixed assets	(1,693,580)	(1,850,845)
Intangible assets	(5,062,408)	(9,031,489)
Other	(228,592)	(210,853)

Sub Total	(6,984,580)	(11,093,187)

Net deferred tax asset (liability)	$(4,365,516)	$(7,736,830)

Management believes that a valuation allowance for deferred income tax assets is not deemed necessary as the assets are expected to be recovered. Deferred taxes have not been recognized on unremitted earnings of the Company’s foreign subsidiaries based on the “indefinite reversal” criteria of APB Opinion 23.

19.    Retirement Plan

The Company has a 401(k) Profit Sharing Plan (the “Plan”) in which eligible employees may participate. Employees are eligible to participate in the Plan upon the attainment of age 21, and completion of one year of service. Participants may elect to contribute up to 15% of their annual compensation, not to exceed amounts prescribed by statutory guidelines. The Company under the provisions of the plan, and at its discretion may contribute an amount equal to 50% of each participant’s eligible contribution up to 6% of the participant’s annual compensation. The Company may elect to contribute additional amounts at its discretion. The Company’s contributions to the Plan were approximately $173,000, $199,000 and $328,000 for the fiscal years ended January 31, 2001, 2002 and 2003, respectively.

20.    Related Party Transactions

The Company leases certain office and warehouse space owned by the Chairman of the Board of Directors and Chief Executive Officer under certain lease arrangements, most of which are month-to-month. Rent expense, including taxes, for these leases amounted to $316,000, $537,000 and $525,000 for the years ended January 31, 2001, 2002 and 2003, respectively.

The Company entered into licensing agreements (the “ License Agreements”) with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Natural Issue, Perry Ellis, John Henry and Career Club brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of the Company’s President and Chief Operating Officer. Royalty income earned from the License Agreements amounted to $834,000, $1,230,000 and $2,131,000 for the years ended January 31, 2001, 2002 and 2003, respectively.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.    Stock Options and Warrants

Stock Options—The Company adopted a 1993 Stock Option Plan (the “1993 Plan”) and a Directors Stock Option Plan (the “ Directors Plan”) (collectively, the “Stock Option Plans”), under which shares of common stock are reserved for issuance upon the exercise of the options. The number of shares issuable under the Directors Plan is 150,000. The number of shares issuable under the 1993 plan is 1,500,000. The Stock Option Plans are designed to serve as an incentive for attracting and retaining qualified and competent employees, directors, consultants, and independent contractors of the Company. The 1993 Plan provides for the granting of both incentive stock options and nonstatutory stock options. Incentive stock options may only be granted to employees. Only non-employee directors are eligible to receive options under the Directors Plan. All matters relating to the Directors Plan are administered by a committee of the Board of Directors consisting of two or more employee directors, including selection of participants, allotment of shares, determination of price and other conditions of purchase, except that the per share exercise price of options granted under the Directors Plan may not be less than the fair market value of the common stock on the date of grant.

Options can be granted under the 1993 Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1993 Plan may not be less than the fair market value of the common stock on the date of grant, and in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value.

A summary of the stock option activity for options issued under the 1993 Plan and the Directors Plan is as follows for the years ended January 31:

		Option Price Per Share			Options Exercisable
	Number of Shares	Low	High	Weighted	Number of Shares	Weighted Average Exercise Price
Outstanding January 31, 2000	1,032,550	$7.67	$15.75	$10.69	833,459	$10.73
Granted 2001	167,000	$5.13	$13.00	$8.41
Exercised 2001	(7,500)	$7.67	$7.67	$7.67
Cancelled 2001	(78,500)	$9.63	$14.25	$10.13

Outstanding January 31, 2001	1,113,550	$5.13	$15.75	$10.44	940,616	$10.41

Granted 2002	71,667	$5.13	$8.85	$7.37
Exercised 2002	(2,666)	$5.13	$6.88	$5.79
Cancelled 2002	(88,750)	$5.13	$13.44	$10.40

Outstanding January 31, 2002	1,093,801	$5.13	$13.44	$10.27	980,774	$10.40

Granted 2003	578,000	$7.50	$14.85	$12.83
Exercised 2003	(139,701)	$5.13	$13.50	$9.47
Cancelled 2003	(43,466)	$6.88	$14.20	$9.67	1,260,716	$11.56

Outstanding January 31, 2003	1,488,634

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exerciseable	Weighted Average Exercise Price
$ 5.00–$7.50	78,084	8.0	$ 5.46	65,000	$ 5.28
$ 7.51–$10.00	568,416	4.2	$ 8.78	557,583	$ 8.78
$10.01–$12.00	52,934	6.5	$11.15	27,133	$10.75
$12.01–$16.00	789,200	8.4	$14.69	611,000	$14.80

As described in Note 2, we account for stock-based compensation using the provisions of APB No. 25 and related interpretations. No compensation expense has been recognized in the years ended January 31, 2001, 2002 and 2003 as the exercise prices for the stock options granted were equal to their fair market value at the time of grant. Had compensation cost for options granted been determined in accordance with the fair value provisions of SFAS No. 123, our net income and net income per share would have been reduced to the pro forma amounts presented below for the years ended January 31:

	2001	2002	2003
Net income as reported	$7,826,004	$6,607,942	$10,796,285
Add: Total stock based employee compensation expense included in reported net income, net	—	—	—
Deduct: Total stock based employee compensation expense not included in reported net income, net	747,355	422,464	251,953

Pro forma net income	$7,078,649	$6,185,478	$10,544,332

Pro forma net income per share:
Basic	$1.08	$0.95	$1.65

Diluted	$1.05	$0.95	$1.61

The fair value of these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions for 2001, 2002 and 2003:

	2001	2002	2003
Risk free interest	6.5%	3.3%	3.9%
Dividend Yeild	0.0%	0.0%	0.0%
Volatility factors	67.9%	67.3%	68.2%
Weighted average life (years)	4.5	1.9	10.0

Using the Black-Scholes Option Pricing Model, the estimated weighted-average fair value per option granted in 2001, 2002 and 2003 was $4.43, $2.75 and $10.84, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.

The pro forma amounts may not be representative of the future effects on reported net income and net income per share that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable and new option awards are granted each year.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.    Segment Information

In accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information”, the Company’s principal segments are grouped between the generation of revenues from products and royalties. The Licensing segment derives its revenues from royalties associated from the use of its brand names, principally Perry Ellis, John Henry, Manhattan and Munsingwear. The Product segment derives its revenues from the design, import and distribution of apparel to department stores and other retail outlets, principally throughout the United States. Trademark assets and costs have been allocated among the divisions where the brands are shared.

	2001	2002	2003
Revenues:
Product	$258,888,480	$251,310,159	$277,027,795
Licensing	25,789,975	26,680,987	28,812,955

Total Revenues	$284,678,455	$277,991,146	$305,840,750

Operating Income
Product	$10,772,903	$7,882,648	$11,292,438
Licensing	17,482,217	16,398,275	22,114,326

Total Operating Income	$28,255,120	$24,280,923	$33,406,764

Interest Expense
Product	$3,353,726	$1,630,120	$2,755,490
Licensing	12,412,735	11,919,626	13,039,857

Total Interest Expense	$15,766,461	$13,549,746	$15,795,347

Income Tax Provision
Product	$2,721,285	$2,637,938	$2,416,355
Licensing	1,941,370	1,402,057	$4,309,968

Total Income Tax Provision	$4,662,655	$4,039,995	$6,726,323

Depreciation and Amortization
Product	$1,824,137	$2,181,229	$2,819,126
Licensing	4,306,571	4,480,929	763,724

Total Depreciation and Amortization	$6,130,708	$6,662,158	$3,582,850

Identifiable Assets
Product	$113,454,814	$120,506,469	$187,210,967
Licensing	127,685,408	111,057,137	139,349,018
Corporate	1,972,860	2,497,074	4,677,360

Total Identifiable Assets	$243,113,082	$234,060,680	$331,237,345

23.    Commitments and Contingencies

The Company has licensing agreements, as licensee, for the use of certain branded and designer labels. The license agreements expire on varying dates through December 31, 2003. Total royalty payments under these license agreements amounted to $1,198,106, $1,635,239 and $3,394,820 for the years ended January 31, 2001, 2002 and 2003, respectively, and were classified as cost of sales.

The Company’s main administrative offices, warehouse and distribution facility are located in a 240,000 square foot owned facility in Miami, which was built to our specifications and completed in 1997. This facility is

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

occupied pursuant to a $11.6 million mortgage. The mortgage has customary covenants and as of January 31, 2003, Perry Ellis was in compliance with these covenants. For purposes of potential future expansion, Perry Ellis has purchased roughly three acres of land adjacent to its facility.

On September 13, 2002, Perry Ellis purchased a 279,000 square foot distribution center in Seneca, South Carolina for $2.5 million cash. Perry Ellis had secured the option to purchase the facility as part of the Jantzen acquisition.

The Company leases three warehouse facilities in Miami totaling approximately 103,000 square feet from its chairman and chief executive officer, to handle the overflow of bulk shipments and the specialty and PING operations. All leases are on a month-to-month basis.

The Company leases four locations in New York City totaling approximately 25,400 square feet, with leases expiring from August 2005 to December 2012. These locations are used for offices and showrooms.

The Company leases a retail store in the Sawgrass Mills outlet mall in Sunrise, Florida with 3,600 square feet. This lease expires in June, 2003 with a six month renewal option. Since Perry Ellis began leasing space in the Sawgrass mall in May 2001, it has used this location as a test retail outlet store to sell its brands, principally Perry Ellis America.

The Company has a lease agreement for office space used by Perry Ellis’ Jantzen swimwear business in Portland, Oregon. This facility totals approximately 45,200 square feet with a lease that expires in December 2004.

In order to monitor production of Perry Ellis products in the Far East, Perry Ellis maintains offices in South Korea, Vietnam and China, and also lease offices jointly with GFX Corporation, a publicly held company, in Beijing, China and Taipei, Taiwan.

Minimum aggregate annual commitments for all of the Company’s non-cancelable operating lease commitments are as follows:

Year Ending January 31,	Amount
2004	$2,028,697
2005	2,013,161
2006	2,009,875
2007	2,007,465
2008	1,692,918
Future	1,567,354

Total	$11,319,470

Rent expense for these operating leases, including the related party rent payments discussed in Note 20 amounted to $1,660,632, $2,526,293 and $3,032,324 for fiscal January 31, 2001, 2002 and 2003, respectively.

The Company is subject to claims and suits, and is the initiator of claims and suits against others, in the ordinary course of business. The Company does not believe that the resolution of any pending claims will have a material adverse effect on its financial position, results of operations or cash flows.

24.    Subsequent Events

Salant Acquisition

On February 3, 2003, the Company entered into a merger agreement with Salant Corporation, the Company’s largest licensee, which provides for the merger of a wholly owned Company subsidiary with Salant. If the merger is completed, Salant will become a wholly owned subsidiary of the Company.

The aggregate merger consideration to be paid by the Company is $91.0 million, comprised of approximately $52.0 million in cash and approximately $39.0 million worth of newly issued Perry Ellis common stock. Salant shareholders will receive approximately $9.37 per share in value comprised of at least $5.35 per share in cash and not more than $4.02 per share of Perry Ellis common stock. The precise fraction of a share of Perry Ellis common stock that the Company will issue in the merger for each Salant share will be determined based on the average closing price of the Perry Ellis common stock for the 20-day period ending three trading days before the anticipated merger closing date. The maximum number of shares of Perry Ellis common stock that may be issued in the Salant acquisition is limited to 3,250,000. The Company expects the transactions costs to be approximately $10.0 million.

Salant licenses the Perry Ellis brand from the Company for men’s sportswear, dress shirts, dress bottoms and accessories and derived approximately $170 million or 65% of its fiscal 2002 revenues from the sale of Perry Ellis products. Salant is the Company’s largest licensee of Perry Ellis branded apparel. The remaining $80 million of Salant’s fiscal 2002 revenue is made up of Salant’s owned brands such as Axis and Tricots St. Raphael, sales under license agreements for use of the JNCO and Ocean Pacific brands, as well as, several private label programs.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.    Summarized Quarterly Financial Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(Dollars in thousands)
FISCAL YEAR ENDED JANUARY 31, 2003
Net Sales	$78,619	$56,394	$63,037	$78,978	$277,028
Royalty Income	6,077	7,600	7,562	7,574	28,813

Total Revenues	84,696	63,994	70,599	86,552	305,841
Gross Profit	26,764	21,459	24,552	28,065	100,840
Net Income	4,767	2,182	1,063	2,784	10,796
Income per share:
Basic	$0.75	$0.34	$0.17	$0.43	$1.69
Diluted	$0.75	$0.34	$0.16	$0.41	$1.65

FISCAL YEAR ENDED JANUARY 31, 2002
Net Sales	$80,463	$58,712	$59,957	$52,178	$251,310
Royalty Income	6,065	6,858	6,403	7,355	26,681

Total Revenues	86,528	65,570	66,360	59,533	277,991
Gross Profit	25,747	20,458	18,988	21,197	86,390
Net Income	3,198	1,486	970	954	6,608
Income per share:
Basic	$0.49	$0.23	$0.15	$0.15	$1.01
Diluted	$0.49	$0.23	$0.15	$0.15	$1.01

FISCAL YEAR ENDED JANUARY 31, 2001
Net Sales	$77,530	$58,218	$63,767	$59,373	$258,888
Royalty Income	6,093	6,747	6,275	6,675	25,790

Total Revenues	83,623	64,965	70,042	66,048	284,678
Gross Profit	24,751	20,200	18,532	20,312	83,795
Net Income	3,590	1,818	351	2,067	7,826
Income per share:
Basic	$0.53	$0.27	$0.05	$0.31	$1.17
Diluted	$0.53	$0.27	$0.05	$0.31	$1.16

26.    CONSOLIDATING CONDENSED FINANCIAL STATEMENTS

The following are consolidating condensed financial statements, which present, in separate columns: Perry Ellis International, Inc., the Guarantors on a combined, or where appropriate, consolidated basis, and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of January 31, 2003 and January 31, 2002, and for the three years ended January 31, 2003. The combined Guarantors are wholly owned subsidiaries of Perry Ellis International, Inc., and have fully and unconditionally guaranteed the senior secured notes on a joint and several basis. There are no restrictions on any subsidiaries in transferring or obtaining funds to or from any other subsidiary or the parent for operating purposes. The Company has not presented separate financial statements and other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of January 31, 2003

	Parent Only	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$(44,791)	$3,533,055	$1,194,913	$—	$4,683,177
Accounts receivable, net	1,072,969	78,161,200	255,570	—	79,489,739
Intercompany receivable—Guarantors	—	53,636,456	—	(53,636,456)	—
Intercompany receivable—Non Guarantors	—	582,410	—	(582,410)	—
Inventories, net	—	50,908,167	398,307	—	51,306,474
Deferred income taxes	—	2,957,765	—	—	2,957,765
Prepaid income taxes	—	3,361,650	—	—	3,361,650
Other current assets	285,385	3,819,382	—	—	4,104,767

Total current assets	1,313,563	196,960,085	1,848,790	(54,218,866)	145,903,572
Property and equipment, net	—	31,019,320	29,556		31,048,876
Intangible assets, net	15,490,786	126,695,276	—		142,186,062
Investment in subsidiaries	74,553,931	—	—	(74,553,931)	—
Other	837,500	11,261,335	—		12,098,835

TOTAL	$92,195,780	$365,936,016	$1,878,346	$(128,772,797)	$331,237,345

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$124,806	$12,501,910	$193,452	$—	$12,820,168
Accrued expenses	242,248	4,812,742	3,758	—	5,058,748
Intercompany payable—Parent	(5,351,406)	59,034,006	579,360	(54,261,960)	—
Income taxes payable	(151,616)	123,305	28,311	—	—
Accrued interest payable	—	4,674,929	—	—	4,674,929
Unearned revenues	129,454	1,865,100	—	—	1,994,554
Other current liabilities	—	1,449,615	7,807	—	1,457,422

Total current liabilities	(5,006,514)	84,461,607	812,688	(54,261,960)	26,005,821

Senior subordinated notes payable, net	(2,199,492)	101,380,072	—	—	99,180,580
Senior secured notes payable, net	—	60,729,796	—	—	60,729,796
Senior credit facility	—	22,922,287	—	—	22,922,287
Real estate mortgage	—	11,600,000	556,922	(556,922)	11,600,000
Deferred income tax	—	10,694,595	—	—	10,694,595

Total long-term liabilities	(2,199,492)	207,326,750	556,922	(556,922)	205,127,258

Total liabilities	(7,206,006)	291,788,357	1,369,610	(54,818,882)	231,133,079

Commitments and Contingencies
Minority Interest			702,449	31	702,480

Stockholders’ Equity:
Preferred stock $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 6,425,641 shares issued and outstanding as of January 31, 2003	64,257	100	63	(163)	64,257
Additional paid-in-capital	27,198,094				27,198,094
Contributing Capital	—	3,997,338		(3,997,338)	—
Retained earnings	72,182,529	70,252,092	(252,553)	(69,999,539)	72,182,529
Accumulated other comprehensive income	(43,094)	(101,871)	58,777	43,094	(43,094)

Total	99,401,786	74,147,659	(193,713)	(73,953,946)	99,401,786

Total stockholders’ equity	99,401,786	74,147,659	(193,713)	(73,953,946)	99,401,786

TOTAL	$92,195,780	$365,936,016	$1,878,346	$(128,772,797)	$331,237,345

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of January 31, 2002

	Parent Only	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$124,998	$1,178,980	$—	$1,303,978
Accounts receivable, net	793,111	48,978,288	712,804	(113,958)	50,370,245
Intercompany receivable—Guarantors	—	456,813	—	(456,813)	—
Intercompany receivable—Non-Guarantors	—	698,854	—	(698,854)	—
Inventories	—	45,317,126	91,921	—	45,409,047
Deferred income taxes	—	1,951,553	—	432,763	2,384,316
Other current assets	188,616	1,697,547	—	—	1,886,163

Total current assets	981,727	99,225,179	1,983,705	(836,862)	101,353,749
Property and equipment, net	—	10,862,844	34,490	—	10,897,334
Intangible assets, net	15,568,834	102,370,060	—	—	117,938,894
Investment in subsidiaries	60,458,653	—	—	(60,458,653)	—
Other	309,656	3,561,047	—	—	3,870,703

TOTAL	$77,318,870	$216,019,130	$2,018,195	$(61,295,515)	$234,060,680

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$—	$5,908,727	$171,599	$(113,958)	$5,966,368
Accrued expenses	325,960	2,903,642	30,000	—	3,259,602
Intercompany payable—Parent	(10,461,582)	11,040,148	698,854	(1,277,420)	—
Income taxes payable	—	2,607,686	160,105	(1,386,240)	1,381,551
Accrued interest payable	—	3,808,997	—	—	3,808,997
Current portion—senior credit facility	—	21,819,334	(63,240)	—	21,756,094
Unearned revenues	250,954	1,587,975	—	—	1,838,929
Other current liabilities	—	2,319,622	90,961	—	2,410,583

Total current liabilities	(9,884,668)	51,996,131	1,088,279	(2,777,618)	40,422,124
Senior subordinated notes payable, net	—	99,071,515	—	—	99,071,515
Deferred income tax	—	4,930,829	—	1,819,003	6,749,832

Total long-term liabilities	—	104,002,344	—	1,819,003	105,821,347

Total liabilities	(9,884,668)	155,998,475	1,088,279	(958,615)	146,243,471

Commitment and Contingencies
Minority Interest	—	—	613,671	—	613,671

Stockholders’ Equity:
Preferred stock $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 6,337,440 shares issued and 6,286,740 shares outstanding as of January 31, 2002	63,374	100	556,954	(557,054)	63,374
Additional paid-in-capital	26,286,040	—	—		26,286,040
Retained earnings	61,386,244	60,142,308	(240,709)	(59,901,599)	61,386,244
Accumulated other comprehensive income	(121,753)	(121,753)		121,753	(121,753)

Total	87,613,905	60,020,655	316,245	(60,336,900)	87,613,905
Treasury stock at cost	(410,367)	—	—	—	(410,367)

Total stockholders’ equity	87,203,538	60,020,655	316,245	(60,336,900)	87,203,538

TOTAL	$77,318,870	$216,019,130	$2,018,195	$(61,295,515)	$234,060,680

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Twelve Months Ended January 31, 2003

	Parent Only	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues
Net sales	$—	$274,105,096	$2,922,699	$—	$277,027,795
Royalty income	4,450,886	24,362,069	—	—	28,812,955

Total revenues	4,450,886	298,467,165	2,922,699	—	305,840,750
Cost of sales		203,199,604	1,801,352	—	205,000,956

Gross profit	4,450,886	95,267,561	1,121,347	—	100,839,794

Operating expenses
Selling, general and administrative expenses	3,384,059	59,560,489	905,632	—	63,850,180
Depreciation and amortization		3,577,915	4,935	—	3,582,850

Total operating expenses	3,384,059	63,138,404	910,567	—	67,433,030

Operating income	1,066,827	32,129,157	210,780	—	33,406,764
Interest expense	(63,181)	15,854,307	4,221	—	15,795,347

Income before minority interest and income taxes	1,130,008	16,274,850	206,559	—	17,611,417
Minority interest	—	—	88,809	—	88,809
Equity in earnings of subsidiaries, net	(10,097,940)	—	—	10,097,940	—
Income taxes	431,663	6,165,065	129,595	—	6,726,323

Net income	$10,796,285	$10,109,785	$(11,845)	$(10,097,940)	$10,796,285

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Twelve Months Ended January 31, 2002

	Parent Only	Guarantors	Guarantors	Eliminations	Consolidated
Revenues
Net sales	$—	$242,249,314	$9,060,845	$—	$251,310,159
Royalty income	4,239,465	22,441,522	—	—	26,680,987

Total revenues	4,239,465	264,690,836	9,060,845	—	277,991,146
Cost of sales		185,475,889	6,125,322	—	191,601,211

Gross profit	4,239,465	79,214,947	2,935,523	—	86,389,935

Operating expenses
Selling, general and administrative expenses	2,405,100	50,023,547	3,018,207	—	55,446,854
Depreciation and amortization	533,583	5,990,778	137,797	—	6,662,158

Total operating expenses	2,938,683	56,014,325	3,156,004	—	62,109,012

Operating income	1,300,782	23,200,622	(220,481)	—	24,280,923
Interest expense	(54,123)	13,603,869			13,549,746

Income before minority interest and income taxes	1,354,905	9,596,753	(220,481)	—	10,731,177
Equity in earnings of subsidiaries, net	(5,780,095)	—	83,240	5,780,095	83,240
Income taxes	527,058	3,575,949	(63,012)	—	4,039,995

Net income	$6,607,942	$6,020,804	$(240,709)	$(5,780,095)	$6,607,942

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For The Twelve Months Ended January 31, 2001

	Parent Only	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues
Net sales	$—	$258,888,480	$—	$—	$258,888,480
Royalty income	3,751,589	22,038,386	—	—	25,789,975

Total revenues	3,751,589	280,926,866	—	—	284,678,455
Cost of sales		200,883,860		—	200,883,860

Gross profit	3,751,589	80,043,006	—	—	83,794,595

Operating expenses
Selling, general and administrative expenses	2,230,190	47,178,577		—	49,408,767
Depreciation and amortization	533,588	5,597,120		—	6,130,708

Total operating expenses	2,763,778	52,775,697	—	—	55,539,475

Operating income	987,811	27,267,309	—	—	28,255,120
Interest expense	(63,066)	15,829,527			15,766,461

Income before minority interest and income taxes	1,050,877	11,437,782	—	—	12,488,659
Minority interest	—	—	—	—	—
Equity in earnings of subsidiaries, net	(7,169,206)	—	—	7,169,206	—
Income taxes	394,079	4,268,576	—	—	4,662,655

Net income	$7,826,004	$7,169,206	$—	$(7,169,206)	$7,826,004

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Twelve Months Ended January 31, 2003

	Parent Only	Guarantors	Non- Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10,796,285	$10,109,785	$(11,845)	$(10,097,940)	$10,796,285
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	2,778,271	4,934	—	2,783,205
Provision for bad debt	—	280,620	—	—	280,620
Amortization of debt issue cost	—	918,628	—	—	918,628
Amortization of bond discount	—	348,741	—	—	348,741
Deferred income taxes	—	3,371,314	—	—	3,371,314
Minority Interest	—	—	88,809	—	88,809
Equity in earnings of subsidiaries, net	(14,095,278)	3,997,338	—	10,097,940	—
Other	78,659	—	—	—	78,659
Changes in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	4,645,840	(34,442,471)	396,517	—	(29,400,114)
Inventories	—	(3,399,899)	(306,386)	—	(3,706,285)
Other current assets and prepaid income taxes	(96,769)	(5,595,256)	—	—	(5,692,025)
Other assets	(527,844)	(1,518,554)	—	—	(2,046,398)
Accounts payable and accrued expenses	225,572	6,474,697	(4,388)	—	6,695,881
Income taxes payable	(151,616)	(1,098,141)	(131,794)	—	(1,381,551)
Accrued interest payable	—	865,932	—	—	865,932
Other current liabilities and unearned revenues	(121,500)	(592,882)	(83,154)	—	(797,536)

Net cash used in operating activities	753,349	(17,501,877)	(47,307)	—	(16,795,835)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(22,076,974)	—	—	(22,076,974)
Payment on purchase of intangible assets, net	78,049	(220,921)	(44,829)	—	(187,701)
Payment for acquired businesses, net of cash acquired	—	(25,084,374)	—	—	(25,084,374)

Net cash used in investing activities	78,049	(47,382,269)	(44,829)	—	(47,349,049)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on senior subordinated notes	(2,199,492)	—	—	—	(2,199,492)
Net (payments) proceeds from senior credit facility	—	1,102,953	63,240	—	1,166,193
Net proceeds from senior secured notes	—	55,589,250	—	—	55,589,250
Net proceeds from real estate mortgage	—	11,600,000	—	—	11,600,000
Proceeds from exercise of stock options	1,323,303	—	—	—	1,323,303

Net cash provided by financing activities	(876,189)	68,292,203	63,240	—	67,479,254

Effect of exchange rate changes on cash and cash equivalents	—	—	44,829	—	44,829

NET (DECREASE) INCREASE IN CASH	(44,791)	3,408,057	15,933	—	3,379,199
CASH AT BEGINNING OF YEAR	—	124,998	1,178,980	—	1,303,978

CASH AT END OF YEAR	$(44,791)	$3,533,055	$1,194,913	$—	$4,683,177

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended January 31, 2002

	Parent Only	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,607,942	$6,020,804	$(240,709)	$(5,780,095)	$6,607,942
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	533,583	5,657,218	—	—	6,190,801
Provision for bad debts	—	1,575,000	—	—	1,575,000
Amortization of debt issue cost	—	614,347	—	—	614,347
Amortization of bond discount	—	164,000	—	—	164,000
Deferred income taxes	—	1,386,240	—	—	1,386,240
Minority Interest	—	—	83,240	—	83,240
Equity in earnings of subsidiaries, net	(6,337,049)	—	556,954	5,780,095	—
Other	—	(64,250)	—	—	(64,250)
Changes in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	1,756,449	5,133,878	158,183	—	7,048,510
Inventories	—	(1,760,752)	232,133	—	(1,528,619)
Other current assets and prepaid income taxes	41,912	478,875	65,659	—	586,446
Other assets	23,102	(643,282)	(80,864)	—	(701,044)
Accounts payable and accrued expenses	(154,034)	(1,279,169)	272,642	—	(1,160,561)
Income taxes payable	—	1,221,446	163,764	—	1,385,210
Accrued interest payable	—	(406,838)	(197,930)	—	(604,768)
Other current liabilities and unearned revenues	2,443	507,889	282,022	—	792,354

Net cash provided by operating activities	2,474,348	18,605,406	1,295,094	—	22,374,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(2,887,440)	(34,490)	—	(2,921,930)
Payment on purchase of intangible assets, net	(312,513)	213,585	—	—	(98,928)

Net cash used in investing activities	(312,513)	(2,673,855)	(34,490)	—	(3,020,858)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments in borrowings under term loan	—	(16,093,792)	(63,240)	—	(16,157,032)
Purchase of treasury stock	(2,177,256)	—	—	—	(2,177,256)
Proceeds from exercise of stock options	15,421	—	—	—	15,421

Net cash used in financing activities	(2,161,835)	(16,093,792)	(63,240)	—	(18,318,867)

Effect of exchange rate changes on cash and cash equivalents	—	(57,503)	(18,383)	—	(75,886)

NET (DECREASE) INCREASE IN CASH	—	(219,744)	1,178,981	—	959,238
CASH AT BEGINNING OF YEAR	—	344,741	—	—	344,741

CASH AT END OF YEAR	$—	$124,997	$1,178,981	$—	$1,303,979

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended January 31, 2001

	Parent Only	Guarantors	Non- Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,826,004	$7,169,206	$—	$(7,169,206)	$7,826,004
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	506,226	5,015,536	—	—	5,521,762
Provision for bad debts		330,435	—		330,435
Amortization of debt issue cost		608,946	—	—	608,946
Amortization of bond discount		164,000	—	—	164,000
Deferred income taxes		2,098,295	—		2,098,295
Equity in earnings of subsidiaries, net	(7,169,206)		—	7,169,206	—
Other		67,234	—	—	67,234
Changes in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	282,698	(13,456,785)	—		(13,174,087)
Inventories		(7,579,495)	—	—	(7,579,495)
Other current assets and prepaid income taxes	3,489	1,724,824	—	—	1,728,313
Other assets	117,490	(383,442)	—	—	(265,952)
Accounts payable and accrued expenses	(25,922)	629,626	—		603,704
Income taxes payable	—	—	—	—	—
Accrued interest payable	—	(194,796)	—	—	(194,796)
Other current liabilities and unearned revenues	16,230	137,721	—	—	153,951

Net cash provided by operating activities	1,557,009	(3,668,695)	—	—	(2,111,686)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(2,711,741)	—	—	(2,711,741)
Payment on purchase of intangible assets, net	(589,917)	(2,882,084)			(3,472,001)
Payment for acquired business, net of cash acquired	—	750,000	—	—	750,000

Net cash used in investing activities	(589,917)	(4,843,825)	—	—	(5,433,742)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (repayments) under term loan	—	(11,250,000)	—	—	(11,250,000)
Net (payments) proceeds from senior credit facility		19,881,630			19,881,630
Tax benefit for exercise of non-qualified stock options	5,327	—			5,327
Purchase of treasury stock	(1,029,919)	—	—	—	(1,029,919)
Proceeds from exercise of stock options	57,500	—	—	—	57,500

Net cash used in financing activities	(967,092)	8,631,630	—	—	7,664,538

NET (DECREASE) INCREASE IN CASH	—	119,110	—	—	119,110
CASH AT BEGINNING OF YEAR	—	225,631	—	—	225,631

CASH AT END OF YEAR	$—	$344,741	$—	$—	$344,741

SALANT CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	March 29, 2003	March 30, 2002
Net sales	$67,187	$60,275
Cost of goods sold	47,669	44,194

Gross profit	19,518	16,081
Selling, general and administrative expenses	(16,264)	(15,405)
Royalty income	31	42
Amortization of intangibles	(164)	(280)
Merger expense (Note 9)	(933)	—
Other income, net	9	2
Interest income, net	49	25

Income before income taxes	2,246	465
Income tax expense	(24)	(2)

Net income	$2,222	$463

Basic income per share	$.25	$.05

Diluted income per share	$.24	$.05

Weighted average common stock outstanding—Basic	8,783	9,901

Weighted average common stock outstanding—Diluted	9,246	9,944

See Notes to Condensed Consolidated Financial Statements.

SALANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 29, 2003	March 30, 2002
Net income	$2,222	$463
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	(3)	2

Comprehensive income	$2,219	$465

See Notes to Condensed Consolidated Financial Statements.

SALANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 29, 2003	December 28, 2002 (*)	March 30, 2002
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,836	$21,226	$5,912
Accounts receivable, net	37,191	36,718	36,149
Inventory (Note 3)	42,636	39,972	29,732
Prepaid expenses and other current assets	1,476	1,581	1,886
Deferred tax asset	5,000	5,000	—

Total current assets	99,139	104,497	73,679
Property, plant and equipment, net	11,291	11,528	12,410
Intangible assets (Note 4)	22,418	22,582	23,182
Other assets	3,592	3,913	7,277

Total assets	$136,440	$142,520	$116,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,335	$18,605	$9,251
Accrued liabilities	5,661	11,738	6,284
Net liabilities of discontinued operations (Note 7)	446	446	481
Reserve for business restructuring (Note 6)	560	561	567

Total current liabilities	23,002	31,350	16,583
Deferred liabilities	10,116	10,105	4,417
Shareholders’ equity
Common Stock	10,011	10,000	10,000
Additional paid-in capital	206,067	206,040	206,040
Deficit	(94,118)	(96,340)	(115,430)
Accumulated other comprehensive loss (Note 5)	(15,643)	(15,640)	(4,864)
Less—treasury stock, at cost	(2,995)	(2,995)	(198)

Total shareholders’ equity	103,322	101,065	95,548

Total liabilities and shareholders’ equity	$136,440	$142,520	$116,548

(*)	Derived from the audited financial statements.

See Notes to Condensed Consolidated Financial Statements.

SALANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 29, 2003	March 30, 2002
Cash Flows from Operating Activities:
Net income	$2,222	$463
Adjustments to reconcile income from continuing operations to net cash (used)/provided by operating activities:
Depreciation	1,235	1,135
Amortization	164	280
Change in operating assets and liabilities (net of business acquired):
Accounts receivable	(473)	(7,605)
Inventory	(2,664)	5,564
Prepaid expenses and other assets	229	1,957
Accounts payable	(2,269)	(1,325)
Accrued and other liabilities	(6,067)	(281)
Reserve for business restructuring	(1)	(17)

Net cash (used)/provided by continuing operations	(7,624)	171
Cash used by discontinued operations	—	12

Cash Flows from Investing Activities:
Capital expenditures	(650)	(974)
Store fixture expenditures	(152)	—
Acquisition of a business	—	(13,095)

Net cash used by investing activities	(802)	(14,069)

Cash Flows from Financing Activities:
Exercise of stock options	38	—
Other, net	(2)	2

Net cash provided by financing activities	36	2

Net decrease in cash and cash equivalents	(8,390)	(13,908)
Cash and cash equivalents—beginning of year	21,226	19,820

Cash and cash equivalents—end of quarter	$12,836	$5,912

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1	$49

Income taxes	$2	$—

See Notes to Condensed Consolidated Financial Statements.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands of Dollars, Except Share Data)

(Unaudited)

Note 1.    Basis of Presentation

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Salant Corporation and its subsidiaries (collectively, the “Company” or “Salant”).

The Company’s principal business is the designing, sourcing, importing and marketing of men’s apparel and accessories. The Company sells its products to retailers, including department stores, specialty stores and off-price retailers, in addition to, directly to the consumer through its own retail outlet stores.

The results of the Company’s operations for the three months ended March 29, 2003 and March 30, 2002 are not necessarily indicative of a full year’s operations. In the opinion of management, the accompanying financial statements include all adjustments of a normal recurring nature, which are necessary to present fairly such financial statements. Certain reclassifications were made to the prior period financial statements to conform to the 2003 presentation. Significant intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s annual report on form 10-K for the fiscal year ended December 28, 2002.

Net Income Per Share

Income available to common stockholders used in the computation of basic earnings per share data was computed based on net income. Basic income per share data was computed based on the weighted average number of common shares outstanding. Diluted earnings per share data was computed based on the weighted average number of common shares outstanding, adjusted for the dilutive effect of stock options, using the treasury stock method. For the quarters ended March 29, 2003 and March 30, 2002, 463 and 80 shares respectively, of common stock equivalents were included in the calculation of diluted earnings per share for outstanding stock options that had a dilutive effect.

Stock-Based Compensation

The Company measures compensation costs for its employee stock-based compensation under the intrinsic value method rather than the fair value method. Accordingly, compensation cost for the Company’s stock options is measured as the excess, if any, of the market price of the Company’s common stock at the date of grant, or at any subsequent measurement date as a result of certain types of modifications to the terms of its stock options, over the amount an employee must pay to acquire the stock. Such amounts are amortized as compensation expense over the vesting period of the related stock options. Any compensation cost is recognized as expense only to the extent it exceeds compensation expense previously recognized for such stock options. However, no stock-based employee compensation expense determined under the intrinsic value method has been recognized in the reported net income during the three-month periods ended March 30, 2002 and March 29, 2003.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the effect on net income and net income per share in each quarter presented as if the fair value method had been applied to all outstanding and unvested stock options that were granted commencing December 29, 1998 is as follows:

	Three months ended
	March 29, 2003	March 30, 2002
Net Income, as reported	$2,222	$463
Recognition of total stock-based employee compensation expense determined under the fair value method, net of related taxes	19	41

Net income, as adjusted	$2,203	$422

Income per share:
Basic income per share, as reported	$0.25	$0.05
Diluted income per share, as reported	0.24	0.05

Basic income per share, as adjusted	$0.25	$0.05
Diluted income per share, as adjusted	0.24	0.05

See Note 14 to the consolidated financial statements contained in the Form 10-K for disclosure of the adjustments, methods and significant assumptions used to estimate the fair values of stock options reflected in the table above. The significant assumptions remain unchanged since there were no stock options granted by the Company during the three-month periods ended March 30, 2002 and March 29, 2003.

New Accounting Standards

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No.145, “Recession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections”. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective for the first quarter in the fiscal year ending January 3, 2004. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The Company adopted SFAS No. 146 as of January 1, 2003 and the adoption of this pronouncement did not have a material effect on the consolidated results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for the

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

year ended December 31, 2002 and for interim financial statements for the first quarter ending after December 31, 2002. The adoption of this Statement did not have a material impact on the consolidated financial statements, as the Company has decided not to adopt the fair value method of accounting for stock-based compensation.

On April 30, 2003 the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others- an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. However, the disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, this pronouncement is currently not applicable to the Company.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or SPEs). In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The objective of FIN 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not have any variable interest entities as defined in FIN 46. Accordingly, this pronouncement is currently not applicable to the Company.

Note 2.    Acquisition of Axis

On January 4, 2002, Salant, through its wholly owned subsidiary, Salant Holding Corporation (“SHC”), acquired from Axis Clothing Corporation (“Axis”), certain of its assets pursuant to an Asset Purchase Agreement dated October 15, 2001 between SHC, Axis and Richard Solomon (“Solomon”), an individual. The assets acquired from Axis consisted of, among other things, trademarks, inventory, contract rights, fixed assets and certain office equipment primarily located in California (collectively, the “Axis Assets”). As a result of the acquisition, Salant further diversified its channels of distribution beyond traditional department stores. The results of Axis’ operations are included in the consolidated statement of operations from the acquisition date.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company did not assume any accounts payable, accrued liabilities or debt; however, it did assume several leases and contracts. In conjunction with the Asset Purchase Agreement, a three-year employment contract was signed between Solomon and SHC, along with SHC signing an agreement to lease office space (at current market rates) from Solomon. The Company has obtained third-party valuations of certain intangible assets. Of the total intangibles acquired, $9,700 has been allocated to trademarks and $2,318 has been allocated to goodwill. Neither the trademarks nor goodwill will be subject to amortization, but will be tested for impairment on a periodic basis. The remaining $300 of miscellaneous intangibles have been amortized over the first six months of 2002. The following table summarizes the fair values of the assets acquired at the date of acquisition:

Current assets	$751
Property, plant, and equipment	100
Intangible assets	300
Trademarks	9,700
Goodwill	2,318

Total assets acquired	$13,169

The aggregate purchase price for the Axis Assets was approximately $12,433, plus direct acquisition costs of $736 of which $74 was incurred after the first quarter of 2002. Of the total purchase price, $10,633 was paid at closing and $1,800 has been placed in escrow of which $900 was paid on January 4, 2003 and the remaining $900 is payable on January 4, 2004. The purchase price was based upon arms-length negotiations considering (i) the value of the Axis brand, (ii) the quality of the Axis Assets and (iii) the estimated cash flow from the Axis Assets. The principal source of funds for the acquisition of the Axis Assets was from working capital.

Note 3.    Inventory

	March 29, 2003	December 28, 2002	March 30, 2002
Finished goods	$31,438	$23,431	$22,758
Work-in-Process	11,264	16,269	5,280
Raw materials and supplies	1,610	2,023	3,313

Total inventory	44,312	41,723	31,351
Inventory markdown reserves	(1,676)	(1,751)	(1,619)

Net inventory	$42,636	$39,972	$29,732

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4.    Intangible Assets

In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective December 30, 2001. During the first quarter of 2003, the Company recorded amortization expense for identified intangible assets with finite lives of $164 and estimated amortization expense for fiscal years 2003 through 2007 will be approximately $656 per year. The intangible assets (unamortized and amortized) are associated with the wholesale segment of the Company and are as follows:

	March 29, 2003			December 28, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net

Amortizable Intangible Assets
Licenses	$11,161	$(5,586)	$ 5,566	$11,161	$(5,476)	$ 5,685
Trademarks	4,600	(1,842)	2,758	4,600	(1,788)	2,812
Other	300	(300)	—	300	(300)	—

Total	$16,061	$(7,728)	$ 8,343	$16,061	$(7,564)	$ 8,497

Unamortizable Intangible Assets
Goodwill	$2,318	$ 0	$ 2,318	$2,318	$ 0	$ 2,318
Trademarks	11,875	(108)	11,767	11,875	(108)	11,767

Total	$14,193	$ (108)	$14,085	$14,193	$ (108)	$14,085

Total Intangible Assets	$30,254	$(7,836)	$22,418	$30,254	$(7,672)	$22,582

Note 5.    Accumulated Other Comprehensive Income/(Loss)

	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income/(Loss)
2003
Beginning of year balance	$(117)	$(15,523)	$(15,640)
Three months ended March 29, 2003 change	(3)	—	(3)

End of quarter balance	$(120)	$(15,523)	$(15,643)

2002
Beginning of year balance	$(113)	$(4,753)	$(4,866)
Three months ended March 30, 2002 change	2	—	2

End of quarter balance	$(111)	$(4,753)	$(4,864)

Note 6.    Restructuring Reserve

In the first quarter of 2003, Salant used $1 of the restructure reserve for employee costs necessary to complete the shut down of Mexican operations and other employee benefit costs. As of March 29, 2003, the reserve balance was $560 of which $475 was reserved for severance and other employee costs and $85 was reserved for various other restructuring costs.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7.    Discontinued Operations

As of March 29, 2003, the net liabilities of discontinued operations, from prior years, consists only of $446 of reserve for discontinued operations. The reserve for discontinued operations is comprised of $390 for severance and other employee costs, and $56 of other restructuring costs. There was no change to the net liabilities during the quarter.

Note 8.    Segment Reporting

Salant operates in two business segments, wholesale and retail. The wholesale apparel segment consists of businesses that design, source, import and market men’s apparel and accessories under various trademarks owned or licensed by Salant, or by its customers. The retail segment consists of a chain of retail outlet stores, through which it sells products made under the Perry Ellis trademarks by Salant and other Perry Ellis licensees. As of March 29, 2003, Salant operated 38 Perry Ellis retail outlet stores.

Salant’s total assets as of March 29, 2003, March 30, 2002 and December 28, 2002 and the results of operations for the three-months ended March 29, 2003 and March 30, 2002, by segment, were as follows:

	March 29, 2003	March 30, 2002	December 28, 2002
Total Assets
Wholesale	$127,282	$107,585	$133,442
Retail	9,158	8,963	9,078

	$136,440	$116,548	$142,520

Net Sales
Wholesale	$62,226	$54,921
Retail	4,961	5,354

	$67,187	$60,275

Gross Profit
Wholesale	$17,040	$13,740
Retail	2,478	2,341

	$19,518	$16,081

Income/(Loss) before Income Taxes
Wholesale	$3,048	$1,375
Retail	(802)	(910)

	$2,246	$465

Note 9.    Merger Agreement

On February 3, 2003, Salant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perry Ellis International, Inc., a Florida corporation (“PEI”) and Connor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of PEI.

Under the terms of the Merger Agreement, PEI will acquire Salant in a stock/cash transaction with a total merger consideration of approximately $91,000, comprised of approximately $52,000 in cash and approximately $39,000 worth of newly issued shares of PEI common stock (the “Merger”). Each holder of outstanding common

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock of Salant will receive approximately $9.3691 per share comprised of at least $5.3538 per share of cash and up to $4.0153 per share of PEI common stock. The Merger Agreement provides that the maximum number of shares of PEI common stock to be issued in the Merger is limited to 3,250, with the remaining merger consideration to be paid in cash. The exact fraction of a share of PEI common stock that Salant stockholders will receive for each of their shares will be determined based on the Nasdaq average closing sale price of the PEI common stock for the 20-consecutive trading day period ending three trading days prior to the closing date. Upon consummation of the Merger, Salant will become a wholly owned subsidiary of PEI.

The Merger has been approved by all of the members of the board of directors of the Company. The Merger requires that a majority of the stockholders of the Company approve the Merger and that a majority of the stockholders of PEI approve the issuance of up to 3,250 shares of PEI’s common stock in connection with the Merger Agreement, and is subject to SEC approval, the absence of material adverse changes, and certain other customary closing conditions. Stone Ridge Partners LLC is serving as financial advisor to the Company and has delivered a fairness opinion to the Company’s board of directors. In addition, George Feldenkreis, PEI’s Chairman and CEO, and Oscar Feldenkreis, PEI’s President and COO, have each agreed to vote the PEI shares they control in favor of the issuance of the PEI common stock in the transaction. The Company has amended the Rights Agreement dated May 17, 2002, between the Company and Mellon Investor Services LLC to provide that the Merger will not trigger any rights or events thereunder.

The Merger is also subject to anti-trust regulatory review; however, on April 1, 2003 PEI and the Company received notification of early termination of the 30-day statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, from the U.S. Federal Trade Commission.

Pursuant to the Merger Agreement, PEI agreed to file and maintain in effect a registration statement for the Company’s affiliates to enable them to resell shares of PEI common stock they receive in the Merger without legal restriction. On March 17, 2003 PEI filed a preliminary joint proxy statement-prospectus with the SEC and on April 29, 2003, PEI filed a pre-effective Amendment No. 1 to such joint proxy statement-prospectus. It is anticipated that the Merger will be consummated in June 2003.

Independent Auditors’ Report

To the Board of Directors and Stockholders of Salant Corporation:

We have audited the accompanying consolidated balance sheets of Salant Corporation and subsidiaries (the “Company”) as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, comprehensive income/(loss), shareholders’ equity and cash flows for each of the three years in the period ended December 28, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Salant Corporation and subsidiaries at December 28, 2002 and December 29, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/    DELOITTE & TOUCHE LLP

March 6, 2003

New York, New York

SALANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Year Ended
	December 28, 2002	December 29, 2001	December 30, 2000
Net sales	$251,903	$207,773	$208,303
Cost of goods sold	177,819	162,348	152,708

Gross profit	74,084	45,425	55,595

Selling, general and administrative expenses	(59,681)	(47,804)	(45,188)
Royalty income	506	194	750
Intangible amortization (Notes 2 and 4)	(953)	(627)	(519)
Other income	297	46	235
Other expense	(3)	(137)	(22)
Restructuring reversal/(costs) (Note 3)	—	100	629
Reorganization reversal/(costs) (Note 1)	—	302	—
Interest income (Note 9)	258	329	1,337
Interest expense	(55)	(23)	(93)

Income/(loss) from continuing operations before income taxes and discontinued operations	14,453	(2,195)	12,724
Income tax (benefit)/expense (Note 12)	(5,069)	(46)	13

Income/(loss) from continuing operations before discontinued operations	19,522	(2,149)	12,711
Income from discontinued operations (Note 17)	31	273	569

Net income/(loss)	$19,553	$(1,876)	$13,280

Basic income/(loss) per share:
Income/(loss) per share from continuing operations before discontinued operations	$2.08	$(0.22)	$1.28
Income per share from discontinued operations	.00	0.03	.06

Basic income/(loss) per share	$2.08	$(0.19)	$1.34

Weighted average common stock outstanding—Basic	9,388	9,901	9,901

Diluted income/(loss) per share:
Income/(loss) per share from continuing operations before discontinued operations	$2.06	$(0.22)	$1.28
Income per share from discontinued operations	.00	0.03	.06

Diluted income/(loss) per share	$2.06	$(0.19)	$1.34

Weighted average common stock outstanding—Diluted	9,468	9,901	9,901

See Notes to Consolidated Financial Statements

SALANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(Amounts in thousands)

	December 28, 2002	December 29, 2001	December 30, 2000
Net income/(loss)	$19,553	$(1,876)	$13,280

Other comprehensive (loss)/income, net of tax:
Foreign currency translation adjustments	(4)	5	25
Minimum pension liability adjustments	(10,770)	(419)	(1,533)

Comprehensive income/(loss)	$8,779	$(2,290)	$11,772

See Notes to Consolidated Financial Statements

SALANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 28, 2002	December 29, 2001
ASSETS
Current assets:
Cash and cash equivalents	$21,226	$19,820
Accounts receivable—net of allowance for doubtful accounts of $3,580 in 2002 and $2,942 in 2001	36,718	28,544
Inventories (Notes 5 and 9)	39,972	34,735
Prepaid expenses and other current assets	1,581	3,658
Deferred tax asset (Note 12)	5,000	—

Total current assets	104,497	86,757
Property, plant and equipment, net (Notes 6 and 9)	11,528	12,179
License agreements—net of accumulated amortization of $5,476 in 2002 and $5,039 in 2001	5,685	6,122
Goodwill (Note 4)	2,318	—
Trademarks—net of accumulated amortization of $1,896 in 2002 and $1,680 in 2001	14,579	5,095
Other assets (Notes 7, 12 and 13)	3,913	7,579

Total assets	$142,520	$117,732

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,605	$10,576
Reserve for business restructuring (Note 3)	561	584
Accrued salaries, wages and other liabilities (Note 8)	11,738	6,619
Net liabilities of discontinued operations (Note 17)	446	493

Total current liabilities	31,350	18,272
Deferred liabilities (Note 15)	10,105	4,377

Commitments and contingencies (Notes 9, 13, 14, 16, 20 and 21)

Shareholders’ equity (Note 14):
Preferred stock, par value $2 per share:
Authorized 5,000 shares; none issued	—	—

Common stock, par value $1 per share:
Authorized 45,000 shares; Issued—10,000 in 2002 and 2001	10,000	10,000
Additional paid-in capital	206,040	206,040
Deficit	(96,340)	(115,893)
Accumulated other comprehensive loss (Note 18)	(15,640)	(4,866)
Less—treasury stock, at cost—1,218 shares in 2002 and 99 shares in 2001	(2,995)	(198)

Total shareholders’ equity	101,065	95,083

Total liabilities and shareholders’ equity	$142,520	$117,732

See Notes to Consolidated Financial Statements

SALANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands)

	Common Stock		Add’l Paid-In Capital	Deficit	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock		Total Share-holders’ Equity

	Number of Shares	Amount				Number of Shares	Amount
Balance at January 1, 2000	10,000	$10,000	$206,040	$(127,297)	$(2,944)	99	$(198)	$85,601
Net Income				13,280				13,280
Other Comprehensive Loss					(1,508)			(1,508)

Balance at December 30, 2000	10,000	$10,000	$206,040	$(114,017)	$(4,452)	99	$(198)	$97,373
Net Loss				(1,876)				(1,876)
Other Comprehensive Loss					(414)			(414)

Balance at December 29, 2001	10,000	$10,000	$206,040	$(115,893)	$(4,866)	99	$(198)	$95,083
Net Income				19,553				19,553
Other Comprehensive Loss					(10,774)			(10,774)
Purchase of Treasury Stock						1,119	(2,797)	(2,797)

Balance at December 28, 2002	10,000	$10,000	$206,040	$(96,340)	$(15,640)	1,218	$(2,995)	$101,065

See Notes to Consolidated Financial Statements

SALANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended
	December 28, 2002	December 29, 2001	December 30, 2000
Cash Flows from Operating Activities
Income/(loss) from continuing operations before discontinued Operations	$19,553	$(2,149)	$12,711
Adjustments to reconcile income/(loss) from continuing operations before discontinued operations to net cash provided by/(used in) operating activities:
Depreciation	4,811	4,632	4,101
Amortization of intangibles	953	627	519
Deferred tax benefit	(5,000)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(8,174)	(11,956)	(632)
Inventories	(4,676)	12,495	(3,614)
Prepaid expenses and other current assets	1,753	(2,370)	(815)
Assets held for sale	—	—	100
Other assets	(97)	(27)	(14)
Accounts payable	8,043	(4,222)	2,701
Accrued salaries, wages and other liabilities	4,470	(2,941)	(2,441)
Liabilities subject to compromise	—	(1,611)	(2,993)
Reserve for business restructuring	(23)	(486)	(1,238)
Deferred liabilities	(608)	171	(24)

Net cash provided by/(used in) continuing operations	21,005	(7,837)	8,361
Cash (used in)/provided by discontinued operations	(47)	22	4

Net cash provided by/(used in) operating activities	20,958	(7,815)	8,365

Cash Flows from Investing Activities
Capital expenditures, net of disposals	(2,705)	(2,292)	(1,959)
Store fixture expenditures	(877)	(722)	(1,864)
Purchase of a business	(13,169)	(4,039)	—

Net cash used in investing activities	(16,751)	(7,053)	(3,823)

Cash Flows from Financing Activities
Treasury stock purchase	(2,797)	—	—
Other, net	(4)	5	25

Net cash (used in)/provided by financing activities	(2,801)	5	25

Net increase/(decrease) in cash and cash equivalents	1,406	(14,863)	4,567
Cash and cash equivalents—beginning of year	19,820	34,683	30,116

Cash and cash equivalents—end of year	$21,226	$19,820	$34,683

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$56	$23	$93

Income taxes	$13	$64	$179

Supplemental investing and financing non-cash transactions:
Change in minimum pension liability	$(10,770)	$(419)	$(1,533)
Guaranteed future purchase price payments	$—	$250	$—

See Notes to Consolidated Financial Statements

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands of Dollars, Except Share and Per Share Data)

Note 1.    Financial Reorganization

On December 29, 1998 (the “Filing Date”), Salant Corporation filed a voluntary petition under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (the “1998 Case”) in order to implement a restructuring of its 10 1/2% Senior Secured Notes due December 31, 1998 (the “Senior Notes”). Salant also filed its plan of reorganization (the “Plan”) with the Bankruptcy Court on the Filing Date in order to implement its restructuring. On April 16, 1999, the Bankruptcy Court issued an order confirming the Plan. The effective date of the Plan occurred on May 11, 1999. On November 30, 2001, the Bankruptcy Court approved the closing of the Company’s 1998 Case.

Note 2.    Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The Consolidated Financial Statements include the accounts of Salant Corporation (“Salant”) and subsidiaries. (As used herein, the “Company” includes Salant and its subsidiaries but excludes its Children’s Group.) In December 1998, the Company decided to discontinue the operations of the Children’s Group, which produced and marketed children’s blanket sleepers, pajamas, sleepwear and underwear primarily using a number of well-known licensed characters and trademarks. As further described in Note 17, the consolidated financial statements and the notes thereto reflect the Children’s Group as a discontinued operation. Intercompany balances and transactions are eliminated in consolidation.

During the first quarter of 2001, the Company purchased certain assets of Tricots St. Raphael, Inc. The purchase price, including inventory, was approximately $4.3 million, with additional contingent payments possible upon achieving defined operating income targets in the years 2001 through 2003. The Company does not anticipate making any such contingent payments. The acquisition was accounted for using the purchase method. The pro forma effect of the asset purchase on the results of operations is not presented, as it is not material. In addition, on January 4, 2002, the Company through its wholly owned subsidiary, Salant Holding Corporation (“SHC”), acquired from Axis Clothing Corporation (“Axis”) certain of Axis’ assets. See Note 4 for additional information related to such acquisition, including pro forma financial information.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (such as accounts receivable, inventories, restructuring reserves and valuation allowances for income taxes), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31. The 2002, 2001 and 2000 fiscal years were comprised of 52 weeks.

Reclassifications

Certain reclassifications were made to the 2000 and 2001 consolidated financial statements to conform to the 2002 presentation.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

The Company treats cash on hand, deposits in banks and certificates of deposit with original maturities of less than 3 months as cash and cash equivalents for the purposes of the statements of cash flows.

Inventories

Inventories are stated at the lower of cost (principally determined on a first-in, first-out basis) or market for wholesale apparel operations. Reserves for slow moving and aged merchandise are provided based on historical experience and current product demand. The Company evaluates the adequacy of the reserves quarterly.

Effective December 31, 2000, due to a change in systems, the Company changed its method of valuing its retail inventories from the retail method to the lower of cost or market for outlet store operations. There was no impact resulting from this change in the accompanying consolidated financial statements.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated or amortized over their estimated useful lives, or for leasehold improvements, the lease term, if shorter. Depreciation and amortization are computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes.

The range of annual depreciation rates used for financial reporting are as follows:

Buildings and improvements	2.5%–10.0%
Machinery, equipment and autos	6.7%–33.3%
Furniture and fixtures	10.0%–33.3%
Leasehold improvements	Shorter of the life of the asset or the lease term

Other Assets

Identified intangibles relating to licensed Perry Ellis brands are being amortized on a straight-line basis over the license period of 25 years. Annual amortization is $654 per year and will be fully amortized in fiscal 2015. The carrying value of these amortizable intangibles are reviewed for impairment if the facts and circumstances, such as significant declines in revenues, earnings or cash flows or material adverse changes in the business climate, indicate that they may be impaired. The Company performs its review by comparing the carrying amounts of intangibles and long-lived assets to the estimated undiscounted cash flows relating to such assets. If any impairment in the value of the long-lived assets is indicated, the carrying value of the long-lived assets is adjusted to reflect such impairment based on the fair value of the impaired assets or an estimate of fair value based on discounted cash flows. Goodwill and trademarks relating to owned brands have been determined to have indefinite lives and are not being amortized and are assessed for recoverability on a periodic basis. Goodwill with a value of $2,318 and Trademarks with a value of $11,700 are not amortized and tested for impairment on at least an annual basis or when certain conditions indicate that impairment may be likely. The impairment test of goodwill, which is performed in a two-step process, is calculated at the reporting unit level. The first step identifies potential impairments by comparing the estimated fair value of each reporting unit with its corresponding net book value, including goodwill. If the fair value of the reporting unit exceeds its net book value, goodwill is not impaired and the second step of the impairment test is not required. If the carrying value of the reporting unit exceeds its fair value, the second step of the impairment test determines the possible impairment loss by comparing the implied fair value of goodwill with its carrying amount. If the implied goodwill is less than the carrying amount, the carrying value of the goodwill is adjusted to reflect its implied fair value. The impairment test for indefinite lived intangibles is performed by comparing the fair value of an intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. The Company performs its annual impairment test as of its fiscal year end.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

Deferred income taxes are provided to reflect the tax effect of temporary differences between financial statement income and taxable income in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes”.

Fair Value of Financial Instruments

For financial instruments, including cash and cash equivalents, accounts receivable and payable, and accrued expenses, the carrying amounts approximate fair value because of their short maturity.

Retirement-Related Benefits

The Company accounts for its defined benefit pension plans and its nonpension post retirement benefit plans using actuarial models required by SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. These models use an attribution approach that generally spreads individual events over the service lives of the employees in the plan. The principle underlying the required attribution approach is that employees render service over their service lives on a relatively smooth basis and, therefore, the income statement effects of pensions or nonpension postretirement benefit plans are earned in, and should follow, the same pattern.

The principal components of the net periodic pension calculation are the expected long-term rate of return on plan assets, discount rate and the rate of compensation increases. The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop its expected return on plan assets. The discount rate assumptions used for pension and nonpension postretirement benefit plan accounting reflects the rates available on high-quality fixed-income debt instruments at the Company’s fiscal year end. The rate of compensation increase is another significant assumption used in the actuarial model for pension accounting and is determined by the Company based upon its long-term plans for such increases.

Foreign Currency

Assets and liabilities of foreign subsidiaries, which are located in Guatemala and Hong Kong, have been translated at current exchange rates at the balance sheet date, and related revenues and expenses have been translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments are included in other comprehensive income and no material gains or losses have been recognized in the Consolidated Statement of Operations for the years presented.

Revenue Recognition

Revenue is recognized upon shipment of products to customers since title passes upon shipment and, in the case of sales by the Company’s retail outlet stores, when goods are sold to consumers. Allowances for discounts, markdowns, returns and other allowances are provided, as a reduction of revenue, when sales are recorded based upon historical experience and current trends.

Cost of Goods Sold

The Company records all expenses related to the cost of inventory, including but not limited to, raw material, labor, freight and duty, sourcing overhead and distribution expenses. Distribution expense includes all costs relating to the warehousing, receiving, inspection, picking and packing, shipping and handling of inventory to the customer.

Selling, General and Administrative

Selling, general and administrative expenses consist of design and merchandising, selling and marketing, advertising, administrative and corporate overhead costs.

Advertising and related costs

The Company’s policy relating to advertising and related costs is to expense these costs in the period incurred. Advertising and related costs are included in the Consolidated Statement of Operations in the selling, general and administrative expenses line and were $6,668, $7,884 and $7,150 for fiscal years 2002, 2001 and 2000, respectively. Advertising and related costs includes co-op advertising arrangements with the Company’s customers. For fiscal years 2002, 2001 and 2000 the Company has recorded expense of $2,337, $2,631 and $2,289, respectively, relating to these co-op advertising arrangements.

Net Income Per Share

Income available to common stockholders used in the computation of basic earnings per share data was computed based on net income. Basic earnings per share data was computed based on the weighted average number of common shares outstanding. Diluted earnings per share data was computed based on the weighted average number of common shares outstanding, adjusted for the dilutive effect of stock options, using the treasury stock method. For the years ended December 29, 2001 and December 30, 2000, shares attributable to outstanding stock options were excluded from the calculation of diluted earnings per share because the effect of such securities was antidilutive. For the year ended December 28, 2002, 80 shares of common stock equivalents were included in the calculation of diluted earnings per share for outstanding stock options that had a dilutive effect.

Stock-based Compensation

The Company measures compensation costs for its employee stock-based compensation under the intrinsic value method. Accordingly, compensation cost for the Company’s stock options is measured as the excess, if any, of the market price of the Company’s common stock at the date of grant, or at any subsequent measurement date as a result of certain types of modifications to the terms of its stock options, over the amount an employee must pay to acquire the stock. Such amounts are amortized as compensation expense over the vesting period of the related stock options. Any compensation cost is recognized as expense only to the extent it exceeds compensation expense previously recognized for such stock options. Compensation cost for stock appreciation rights, if any, is recognized currently based on the change in the market price of the Company’s common stock during each period.

A summary of the effect on net income (loss) and net income (loss) per share in each year presented as if the fair value method had been applied to all outstanding and unvested stock options that were granted commencing December 28, 1998 is as follows (in thousands except per share data):

	2002	2001	2000
Net income, as reported	$19,553	$(1,876)	$13,280
Addition of total stock-based employee compensation expense included in net income, as reported	—	—	—
Recognition of total stock-based employee compensation expense determined under the fair value method, net of related income taxes	(148)	(299)	(942)
Net income (loss), as adjusted	$19,405	$(2,175)	$12,338
Net income (loss) per share:
Basic, as reported	$2.08	$(.19)	$1.34
Basic, as adjusted	2.07	(.22)	1.25
Diluted, as reported	2.06	(.19)	1.34
Diluted, as adjusted	2.05	(.22)	1.25

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Standards

Effective December 30, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be separately disclosed from other intangible assets in the statement of financial position and no longer be amortized, but tested for impairment on a periodic basis. The provisions of this accounting standard also require the completion of a transitional impairment test within six months of adoption, with any impairments identified treated as a cumulative effect of a change in accounting principle. The Company did not recognize any impairment after completion of the transitional impairment test.

In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective December 30, 2001. Previously reported net loss for the fiscal year ended December 29, 2001 would have decreased by $110 to $1,776, due to the amount adjusted for the exclusion of goodwill amortization.

In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of” and was effective for the first quarter in the fiscal year ending December 28, 2002. The adoption of this Statement did not have an impact on the consolidated financial statements.

In April 2002, the FASB issued SFAS No.145, “Recession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections”. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective for the first quarter in the fiscal year ending January 3, 2004. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for the year ended December 31, 2002 and for interim financial statements for the first quarter ending after December 31, 2002. The adoption of this Statement did not have an impact on the consolidated financial statements, as the Company has not decided to adopt the fair value method of accounting for stock-based compensation.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others- an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. However, the disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, this pronouncement is currently not applicable to the Company.

In January 2003, the FASB issued FASB Interpretation No. 46, “ Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or SPEs). In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The objective of FIN 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not have any variable interest entities as defined in FIN 46. Accordingly, this pronouncement is currently not applicable to the Company.

Note 3.    Restructuring Costs

During 2002, the Company used approximately $23 of its restructuring reserve related to employee costs of $4 and the remaining balance for other restructuring costs. At the end of fiscal 2002, $561 remained in the reserve of which $471 related to severance and other employee costs, and $90 for other restructuring items. The Company expects to utilize the remaining reserves during fiscal 2003. Activity in the accrued reserve for business restructuring for fiscal 2002 was as follows:

	Balance 12/29/01	Uses	Accrual/ (Reversal)	Balance 12/28/02
Lease payments and other property costs	$48	$0	$—	$48
Severance	475	(4)	0	471
Other	61	(19)		42

	$584	$(23)	$0	$561

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the fourth quarter of fiscal 2001, the Company recorded a net reversal of $100 due to the favorable recovery of assets and settlement of previously recorded liabilities, partially offset by increased severance costs related to medical benefits. During 2001, the Company used approximately $386 of its restructuring reserve related to consulting and employee costs of $290, lease payments and operating expenses of $52 and the remaining balance for other restructuring costs. At the end of fiscal 2001, $584 remained in the reserve of which $475 related to severance and other employee costs, $48 for lease buyouts and $61 for other restructuring items. Activity in the accrued reserve for business restructuring for fiscal 2001 was as follows:

	Balance 12/30/00	Uses	Accrual/ (Reversal)	Balance 12/29/01
Lease payments and other property costs	$200	$(52)	$(100)	$48
Severance	550	(290)	215	475
Other	320	(44)	(215)	61

	$1,070	$(386)	$(100)	$584

In the fourth quarter of fiscal 2000, the Company recorded a net reversal of $629 due to favorable recovery on the sale of its Andalusia, Alabama facility and the recovery of other assets and settlement of previously recorded liabilities, partially offset by increased severance costs related to the closure of the Company’s Mexican manufacturing operations. During 2000, the Company used approximately $908 of its restructuring reserve related to severance and employee costs of $498, lease payments of $89 and the remaining balance for other restructuring costs. The Company also recognized gains from the sale of fixed assets of $299. At the end of fiscal 2000, $1,070 remained in the reserve of which $550 related to severance and other employee costs, $200 for lease buyouts and $320 for other restructuring items. Activity in the accrued reserve for business restructuring for fiscal 2000 was as follows:

	Balance 1/1/00	Uses	Gains from Sales	Accrual/ (Reversal)	Balance 12/30/00
Lease payments and other property costs	$600	$(89)	$264	$(575)	$200
Severance	850	(498)	—	198	550
Other	858	(321)	35	(252)	320

	$2,308	$(908)	$299	$(629)	$1,070

Note 4.    Acquisition of Axis

On January 4, 2002, Salant Corporation, through its wholly owned subsidiary, SHC, acquired from Axis, certain of Axis’ assets pursuant to an Asset Purchase Agreement dated as of October 15, 2001 by and between SHC, Axis and Richard Solomon (“Solomon”) an individual. The assets acquired from Axis consisted of, among other things, trademarks, inventory, contract rights, fixed assets and certain office equipment primarily located in California (collectively, the “Axis Assets”). As a result of the acquisition, Salant diversified its operations for men’s designer sportswear by expanding its channels of distribution, including better department and specialty stores. The results of Axis’s operations have been included in the statement of operations as of the acquisition date.

The Company did not assume any accounts payable, accrued liabilities or debt, however it did assume several leases and contracts. In conjunction with the Asset Purchase Agreement, a three-year employment contract was signed between Solomon and SHC, along with SHC signing an agreement to lease office space (at current market rates) from Solomon. Of the total intangibles acquired, $9,700 has been allocated to trademarks

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and $2,318 has been allocated to goodwill. Neither the trademarks nor goodwill will be subject to amortization, but will be tested for impairment on a periodic basis. The remaining $300 of miscellaneous intangibles have been amortized over the first six months of 2002. The following table summarizes the fair values of the assets acquired at the date of acquisition:

Current assets	$ 751
Property, plant, and equipment	100
Intangible assets	300
Trademarks	9,700
Goodwill	2,318

Total assets acquired	$13,169

The aggregate purchase price for the Axis Assets was approximately $12,433, plus direct acquisition costs of $736. Of the total purchase price, $10,633 was paid at closing and $1,800 has been placed in escrow and is payable in two annual and equal payments on the next 2 anniversary dates of the closing. The purchase price was based upon arms-length negotiations considering (i) the value of the Axis brand, (ii) the quality of the Axis Assets and (iii) the estimated cash flow from the Axis Assets. The principal source of funds for the acquisition of the Axis Assets was from working capital.

As the acquisition was consummated as of the beginning of Fiscal 2002, pro forma results for fiscal 2002 are not presented. The following unaudited consolidated pro forma results of operations of the Company for the years ended December 29, 2001 and December 30, 2000 give effect to the acquisition as if it occurred on January 2, 2000:

	December 29, 2001	December 30, 2000
	(Unaudited)	(Unaudited)
Net Sales	$242,615	$237,737
Income from continuing operations	$ 1,716	$ 15,187
Basic & diluted earnings per share from continuing operations	$ 0.17	$ 1.53

The unaudited pro forma information above has been prepared for comparative purposes only and includes certain adjustments to the Company’s historical statements of income, such as the recording of goodwill and increased interest expense or reduction of interest income due to the cost of the acquisition. The results do not purport to be indicative of the results of operations that would have resulted had the acquisition occurred at the beginning of the period, or of future results of operations of the consolidated entities.

Note 5.    Inventories

	December 28, 2002	December 29, 2001
Finished goods	$ 21,680	$ 21,378
Work-in-process	16,269	9,310
Raw materials and supplies	2,023	4,047

	$ 39,972	$ 34,735

Markdown reserves were $1,751 at December 28, 2002 and $1,887 at December 29, 2001. Finished goods inventory includes in transit merchandise of $1,825 and $356 at December 28, 2002 and December 29, 2001, respectively.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6.    Property, Plant and Equipment

	December 28, 2002	December 29, 2001
Land and buildings	$ 7,792	$ 7,392
Machinery, equipment, furniture and fixtures	21,467	19,540
Leasehold improvements	5,670	5,465

	34,929	32,397
Less accumulated depreciation and amortization	23,401	20,218

	$11,528	$12,179

Note 7.    Other Assets

	December 28, 2002	December 29, 2001
Prepaid pension asset	$ —	$3,285
Other (net)	3,913	4,294

	$3,913	$7,579

Note 8.    Accrued Salaries, Wages and Other Liabilities

	December 28, 2002	December 29, 2001
Accrued salaries, wages and incentives	$ 7,154	$1,006
Accrued pension, retirement and benefits	1,111	1,139
Accrued workers compensation	908	1,181
Other accrued liabilities	2,565	3,293

	$11,738	$6,619

Note 9.    Financing Agreements

On May 11, 1999, the Company entered into a three year syndicated revolving credit facility, (the “Credit Agreement”), as amended and restated on November 30, 2001, with The CIT Group/Commercial Services, Inc. (“CIT”). Effective May 11, 2002, the Company signed an amendment with CIT to extend the Credit Agreement for an additional three years.

The Credit Agreement provides for a general working capital facility, in the form of direct borrowings and letters of credit, up to $85,000 subject to an asset-based borrowing formula. The Credit Agreement consists of an $85,000 revolving credit facility, with a $45,000 letter of credit sub-facility. As collateral for borrowings under the Credit Agreement, the Company granted to CIT a first priority lien on, and security interest in, substantially all of the assets of the Company.

The Credit Agreement also provides, among other things, that (i) the Company will be charged an interest rate on direct borrowings at the Prime Rate or, at the Company’s request, 2.25% in excess of LIBOR (as defined in the Credit Agreement), and (ii) CIT may, in their sole discretion, make loans to the Company in excess of the borrowing formula but within the $85,000 limit of the revolving credit facility. The Company is required under the agreement to comply with certain financial covenants including, but not limited to, consolidated tangible net worth, consolidated working capital, capital expenditures, minimum pre-tax income, minimum interest coverage ratio and an annual provision to reduce cash borrowings to zero for 30 consecutive days. The Company was in compliance with all applicable covenants at December 28, 2002.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 28, 2002, there were no direct borrowings outstanding under the Credit Agreement. Letters of credit outstanding were $38,000 and the Company had unused availability, based on outstanding letters of credit and existing collateral, of $35,915. In addition to the unused availability, the Company had $21,226 of cash available to fund its operations. On December 29, 2001, there were no direct borrowings and letters of credit outstanding under the Credit Agreement were $19,616 and the Company had unused availability of $38,560. In addition to the unused availability, the Company had $19,820 of cash available to fund its operations. The weighted average interest rate on borrowings under the Credit Agreement for the years ended December 28, 2002 and December 29, 2001 was 4.8% and 7.9%, respectively.

In addition to the financial covenants discussed above, the Credit Agreement contains a number of other covenants, including restrictions on incurring indebtedness and liens, making investments in or purchasing the stock, or all or a substantial part of the assets of another person, selling property and paying cash dividends.

Note 10.    Segment Information

The Company’s principal business is the designing, producing, importing and marketing of men’s apparel. The Company currently sells substantially all of its products in the United States to retailers, including department and specialty stores. As an adjunct to its apparel operations the Company operated 40 retail outlet stores, at the end of fiscal 2002, in various parts of the United States. The Company operates in the following business segments: (i) men’s wholesale apparel and (ii) retail outlet operations. All goodwill is attributable to the wholesale segment of the business and additional information concerning the Company’s business segments in fiscal 2002, 2001 and 2000 is as follows:

	2002	2001	2000
Net Sales
Wholesale	$224,692	$181,637	$182,891
Retail	27,211	26,136	25,412

	$251,903	$207,773	$208,303

Gross Profit
Wholesale	$61,662	$33,966	$43,850
Retail	12,442	11,459	11,745

	$74,084	$45,425	$55,595

Income/(Loss) from Continuing Operations before Interest, Taxes and Discontinued Operations
Wholesale	$15,151	$(1,748)	$9,982
Retail	(901)	(753)	1,498

	$14,250	$(2,501)	$11,480

Capital Expenditures
Wholesale	$2,523	$2,251	$5,003
Retail	483	760	1,144

	$3,006	$3,011	$6,147

Total Assets
Wholesale	$133,442	$108,457	$121,709
Retail	9,078	9,185	8,839

	$142,520	$117,732	$130,548

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11.    Significant Customers

Approximately 16%, 12% and 17% of the Company’s sales were made to The May Department Stores Company in 2002, 2001 and 2000, respectively. Approximately 14%, 15% and 19% of the Company’s sales were made to Federated Department Stores, Inc. in 2002, 2001 and 2000, respectively. In addition, approximately 12%, 18% and 18% of the Company’s sales in 2002, 2001 and 2000, respectively were made to Dillard’s Inc. Also in 2002, approximately 10% of the Company’s sales were made to J.C. Penney Company, Inc. In 2001 and 2000, approximately 12% and 13% of the Company’s sales were made to The TJX Companies, Inc., respectively.

Note 12.    Income Taxes

The provision for income taxes consists of the following:

	December 28, 2002	December 29, 2001	December 30, 2000
Current:
Federal	$ —	$—	$ —
Foreign	(69)	(46)	13

	$ (69)	$(46)	$ 13

Deferred:
Federal	$(5,000)	$—	$ —

	$(5,000)	$—	$ —

The following is a reconciliation of the income tax provision/(benefit) at the statutory Federal and State income tax rates to the actual income tax provision:

	2002	2001	2000
Income tax provision/(benefit) at 34%	$4,925	$(638)	$4,520
State tax provision/(benefit)	724	(94)	665
Reversal of valuation allowance	(12,092)	920	(6,060)
Other	1,443	(189)	875
Foreign taxes	(69)	(46)	13

Income tax (benefit)/provision	$(5,069)	$(46)	$13

The following are the tax effects of significant items comprising the Company’s net deferred tax asset:

	December 28, 2002	December 29, 2001
Deferred tax asset:
Reserves not currently deductible	$8,623	$8,260
Operating loss carryforwards	43,079	50,605
Tax credit carryforwards	18	18
Expenses capitalized into inventory	1,269	1,115
Differences between book and tax basis of property	754	837

	$53,743	$60,835

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 28, 2002	December 29, 2001
Deferred tax asset	$53,743	$60,835
Valuation allowance	(48,743)	(60,835)

Net deferred tax asset	$5,000	$—

During the year ended December 28, 2002 the Company realized approximately $12,092 of its deferred tax asset through the reversal of the existing valuation allowance. Of this amount, approximately $7,092 related to expected utilization of net operating loss carry-forwards to offset taxes payable on 2002 income. The Company recorded in the fourth quarter, the balance of $5,000 related to future utilization of net operating loss carry-forwards which, in the judgment of management, was more likely than not to occur.

At December 28, 2002, the Company had net operating loss carryforwards (“NOLs”) for income tax purposes of approximately $110,461, expiring from 2003 to the year 2021, which can be used to offset future taxable income. The following table reflects the expiration of the NOLs in 5-year increments:

Expiration of NOLs

Year	Amount
2003-2007	$ 55,170
2008-2012	31,520
2013-2017	0
2018-2022	23,771

$110,461

The 1988 acquisition of Manhattan Industries and the Company’s 1990 bankruptcy and subsequent consummation caused an “ownership change” for federal income tax purposes. As a result, the use of any NOLs existing at the date of the ownership change to offset future taxable income is limited by section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). The $110,461 of NOLs reflected above is the maximum the Company may use to offset future taxable income. Of the $110,461 of NOLs, $67,732 is subject to annual usage limitations under Section 382 of approximately $7,200.

In addition, at December 28, 2002, the Company had available tax credit carryforwards of approximately $18, which expire between 2003 and 2012. Utilization of these credits may be limited in the same manner as the NOLs, as described above.

Note 13.    Employee Benefit Plans

Pension and Retirement Plans

The Company has a defined benefit plan for virtually all full-time salaried employees and certain non-union hourly employees. The Company’s funding policy for its plans is to fund the minimum annual contribution required by applicable regulations.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of the funded status of the plans at December 28, 2002 and December 29, 2001 is as follows:

	2002	2001
Change in Projected Benefit Obligation (“PBO”) During Measurement Period
PBO, November 30 of previous year	$45,604	$47,750
Service Cost	280	217
Interest Cost	3,128	3,106
Actuarial (Gain)/Loss	1,567	(2,678)
Benefits Paid	(3,019)	(2,791)

PBO, November 30	$47,560	$45,604

Change in Plan Assets During the Measurement Period
Plan Assets at Fair Value, November 30 of previous year	$43,724	$47,944
Actual Return on Plan Assets	(3,946)	(2,286)
Employer Contributions	486	857
Benefits Paid	(3,019)	(2,791)

Plan Assets at Fair Value, November 30	$37,245	$43,724

The reconciliation of the Prepaid/(Accrued) for the plans at December 28, 2002 and December 29, 2001 is as follows:

	2002	2001
Reconciliation of Prepaid/(Accrued)
Funded Status of the Plan	$(10,315)	$(1,880)
Unrecognized Net (Gain)/Loss	16,804	4,878
Unrecognized Prior Service Cost	(312)	(357)
Unrecognized Net Transition (Asset)/Obligation	97	3,161

Net Amount Recognized	$6,274	$5,802

Prepaid Benefit Cost	$—	$3,785
Accrued Benefit Liability	(9,249)	(2,736)
Accumulated Other Comprehensive Income	15,523	4,753

Net Amount Recognized	$6,274	$5,802

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of Net Periodic Benefit Cost for Fiscal Year

	2002	2001	2000
Service Cost	$280	$217	$569
Interest Cost	3,128	3,106	3,311
Expected Return of Plan Assets	(3,594)	(3,987)	(4,026)

Amortization of Unrecognized:
Net Loss	218	86	110
Prior Service Cost	(45)	(45)	(59)
Net Transition (Asset)/Obligation	27	27	27

Net Periodic Pension (Income)/Cost	$14	$(596)	$(68)

Other Comprehensive (Loss)/Income	$(10,770)	$(419)	$(1,533)

Accrued Benefit Obligation, November 30	$46,494	$44,456	$46,715

Assumptions used in accounting for defined benefit pension plans are as follows:

	2002 Qualified Plans	2001 Qualified Plans	2000 Qualified Plans
Discount rate	6.75%	7.00%	7.50%
Rate of increase in compensation levels	4.00%	5.00%	5.00%
Expected long-term rate of return on assets	8.50%	8.50%	8.50%

Assets of the Company’s qualified plans are invested in directed trusts. Assets in the directed trusts are invested in common and preferred stocks, corporate bonds, money market funds and U.S. government obligations. The Company uses quoted market prices for measuring the fair value of plan assets.

The Company also contributes to certain union retirement and insurance funds established to provide retirement benefits and group life, health and accident insurance for eligible employees. The total cost of these contributions was $2,751, $2,112 and $2,330 in 2002, 2001 and 2000, respectively. The actuarial present value of accumulated plan benefits and net assets available for benefits for employees in the union administered plans are not determinable from information available to the Company.

Long Term Savings and Investment Plan

The Company sponsors the Salant Corporation Long Term Savings and Investment Plan, under which eligible employees may contribute up to 50% of their annual compensation, subject to certain limitations, to a fixed income fund and/or selected mutual funds. The Company contributes a minimum matching amount of 20% of the first 6% of a participant’s annual compensation that the participant elects to contribute under the plan, and may contribute an additional discretionary amount. In 2002, 2001 and 2000 Salant’s aggregate contributions to the Long Term Savings and Investment Plan amounted to $92, $115 and $111, respectively.

Note 14.    Stock Options and Shareholder Rights

The Salant Corporation 1999 Stock Award and Incentive Plan (the “Incentive Plan”) provides for the issuance of stock options to employees, executive officers and directors to purchase common stock. The Incentive Plan also provides that the decision to grant any additional stock options and the administration of the Incentive Plan will be at the discretion of the non-management members of the board of directors of Salant.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes stock option transactions during 2000, 2001 and 2002:

	Shares	Price Range	Weighted Average Exercise Price
Options outstanding at January 1, 2000	914,945	$4.125-5.875	$4.13
Options granted during 2000	33,000	$2.50-2.87	$2.64
Options exercised during 2000	0
Options surrendered or cancelled during 2000	(134,001)	$4.125-5.875	$4.16

Options outstanding at December 30, 2000	813,944	$2.50-4.125	$4.07
Options granted during 2001	217,500	$1.64	$1.64
Options exercised during 2001	0
Options surrendered or canceled during 2001	(76,667)	$1.64-4.125	$3.53

Options outstanding at December 29, 2001	954,777	$1.64-4.125	$3.56
Options granted during 2002	25,000	$2.35	$2.35
Options exercised during 2002	0
Options surrendered or cancelled during 2002	(49,166)	$1.64-4.125	$3.39

Options outstanding at December 28, 2002	930,611	$1.64-4.125	$3.53

Options exercisable at December 28, 2002	848,956	$1.64-4.125	$3.70

Options exercisable at December 29, 2001	814,291	$1.64-4.125	$3.88

The following tables summarize information about outstanding stock options as of December 28, 2002 and December 29, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at 12/28/02	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/28/02	Weighted Average Exercise Price
$1.64	195,834	8.92	$1.64	130,844	$1.64
$2.35-$2.87	40,500	8.89	$2.51	23,835	$2.62
$4.125	694,277	6.78	$4.13	694,277	$4.13
$1.64-$4.125	930,611	7.32	$3.53	848,956	$3.70

Range of Exercise Price	Number Outstanding at 12/29/01	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/29/01	Weighted Average Exercise Price
$1.64	202,500	9.92	$1.64	67,513	$1.64
$2.50-$2.87	28,000	8.37	$2.67	22,501	$2.65
$4.125	724,277	7.78	$4.13	724,277	$4.13
$1.64-$4.125	954,777	8.25	$3.56	814,291	$3.88

In summary, as of December 28, 2002, there were 1,111,111 shares of common stock reserved for the issuance of stock options of which 180,500 shares of common stock were available for future grants of stock options or awards.

All stock options are granted at fair market value of the common stock at the grant date. The weighted average fair market value of the common stock for which stock options were granted during 2002, 2001 and 2000

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was $2.35, $1.64 and $2.64, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes multiple option pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rate of 3.00%, 4.00% and 6.00%; expected dividend yield of 0% for all years; expected life of 5.50, 5.75 and 5.25 years; and expected volatility of 145%, 98% and 316%. The outstanding stock options at December 28, 2002 have a weighted average contractual life of 7.32 years.

Note 15.    Deferred Liabilities

	December 28, 2002	December 29, 2001
Deferred pension obligations	$ 8,564	$2,898
Deferred rent	1,541	1,479

	$10,105	$4,377

Note 16.    Commitments and Contingencies

Lease Commitments — The Company conducts a portion of its operations in premises occupied under leases expiring at various dates through 2013. Certain of the leases contain renewal options. Rental payments under certain leases may be adjusted for increases in taxes and operating expenses above specified amounts. In addition, certain of the leases for retail outlet stores contain provisions for additional rent based upon sales.

In 2002, 2001 and 2000, rental expense was $5,588, $5,653 and $3,891, respectively, which includes contingent rental expense of $134, $68 and $95, respectively. Rental expense is net of sublease income of $1,888 for each of the years 2002, 2001 and 2000. As of December 28, 2002, future minimum rental payments under noncancelable operating leases (exclusive of renewal options, percentage rentals, and adjustments for property taxes and operating expenses) were as follows:

Fiscal Year
2003	$ 5,925
2004	5,780
2005	5,214
2006	4,286
2007	3,878
Thereafter	18,031

Total (Not reduced by minimum sublease rentals of $15,909)	$43,114

Employment Agreements—The Company has employment agreements with certain executives, which provide for the payment of compensation aggregating approximately $2,496 in 2003 and $475 in 2004. In addition, such employment agreements provide for incentive compensation based on various performance criteria.

Note 17.    Discontinued Operations

In December 1998, the Company discontinued the operations of its Children’s Group, which produced  and marketed children’s blanket sleepers, pajamas, sleepwear and underwear primarily using a number of  well-known licensed characters and trademarks.

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In fiscal 2002 the Company recorded $31 of income related to favorable settlement of liabilities related to the Children’s Group. At the end of fiscal 2002, $446 remained in the reserve, all of which related to severance and the other miscellaneous closing costs which, the Company expects to utilize during fiscal 2003.

For the fourth quarter of fiscal 2001, the Company recorded income of $273 related to better than anticipated recovery on the settlement of liabilities related to the Children’s Group. At the end of fiscal 2001, $461 remained in the reserve of which approximately $350 was for severance and the remaining balance related to the settlement of liabilities and other closing costs. As of December 29, 2001, the Children’s Group had assets of $9, accrued liabilities of $41 and a reserve of $461, resulting in net liabilities of discontinued operations of $493.

For the fourth quarter of fiscal 2000, the Company recorded income of $569 related to better than anticipated recovery on the sale of assets (primarily real estate holdings) related to the Children’s Group. At the end of fiscal 2000, $550 remained in the reserve of which approximately $350 was for severance and the remaining balance related to the disposal of assets and other costs. As of December 30, 2000, the Children’s Group had assets of $30, accrued liabilities of $224 and a reserve of $550, resulting in net liabilities of discontinued operations of $744.

Note 18.    Accumulated Other Comprehensive Income/(Loss)

	Foreign Currency Translation Adjustments	Minimum Pension Liability Adjustments	Accumulated other Comprehensive Income/(Loss)
2002
Beginning of the year balance	$(113)	$(4,753)	$(4,866)
12 month change	(4)	(10,770)	(10,774)

End of the year balance	$(117)	$(15,523)	$(15,640)

2001
Beginning of the year balance	$(118)	$(4,334)	$(4,452)
12 month change	5	(419)	(414)

End of the year balance	$(113)	$(4,753)	$(4,866)

2000
Beginning of the year balance	$(143)	$(2,801)	$(2,944)
12 month change	25	(1,533)	(1,508)

End of the year balance	$(118)	$(4,334)	$(4,452)

Note 19.    Quarterly Financial Information (Unaudited)

Fiscal year ended December 28, 2002

	Total	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Net sales	$251,903	$78,169	$63,811	$49,648	$60,275
Gross profit	74,084	24,977	18,756	14,270	16,081
Net income	19,553	13,608	4,282	1,200	463
Diluted earnings per share	$2.06	$1.55	$0.47	$0.12	$0.05

SALANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal year ended December 29, 2001

	Total	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Net sales	$207,773	$59,199	$55,098	$44,028	$49,448
Gross profit	45,425	10,410	12,858	11,644	10,513
Net (loss)/income	(1,876)	(1,193)	1,409	307	(2,399)
Diluted (loss)/earnings per share	$(0.19)	$(0.12)	$0.14	$0.03	$(0.24)

Reference is made to Notes 3, 12 and 17 concerning fourth quarter adjustments during the years ended December 28, 2002 and December 29, 2001.

Note 20.    Legal Proceedings

The Company is a defendant in several legal actions. In the opinion of the Company’s management, based upon the advice of the respective attorneys handling such cases, such actions are not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flow.

Note 21.    Subsequent Events

On February 3, 2003, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perry Ellis International, Inc., a Florida corporation (“PEI”) and Connor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of PEI.

Under the terms of the Merger Agreement, PEI will acquire the Company in a stock/cash transaction with a total merger consideration of approximately $91,000,000, comprised of approximately $52,000,000 in cash and approximately $39,000,000 worth of newly issued shares of PEI common stock (the “Merger”). Each holder of outstanding common stock of the Company will receive approximately $9.3691 per share comprised of at least $5.3538 per share of cash and up to $4.0153 per share of PEI common stock. The Merger Agreement provides that the maximum number of shares of PEI common stock to be issued in the Merger is limited to 3,250,000, in which case the remaining merger consideration will be paid in cash. The exact fraction of a share of PEI common stock that the Company stockholders will receive for each of their shares will be determined based on the Nasdaq average closing sale price of the PEI common stock for the 20-consecutive trading day period ending three trading days prior to the closing date. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of PEI.

The Merger has been approved by all of the members of the Board of Directors of the Company. The Merger requires that a majority of the stockholders of the Company approve the Merger and that a majority of the stockholders of PEI approve the issuance of up to 3,250,000 shares of PEI’s common stock in connection with the Merger Agreement, and is subject to SEC approval, Hart-Scott-Rodino regulatory review, the absence of material adverse changes, and certain other customary closing conditions. Stone Ridge Partners LLC is serving as financial advisor to the Company and has delivered a fairness opinion to the Company’s board of directors. In addition, George Feldenkreis, PEI’s Chairman and CEO, and Oscar Feldenkreis, PEI’s President and COO, have each agreed to vote the PEI shares they control in favor of the issuance of the PEI common stock in the transaction. Pursuant to the Merger Agreement, PEI also agreed to file and maintain in effect a registration statement for the Company’s affiliates to enable them to resell shares of PEI common stock they receive in the Merger without legal restriction. The Company has amended the Rights Agreement dated May 17, 2002, between the Company and Mellon Investor Services LLC to provide that the Merger will not trigger any rights or events thereunder. It is anticipated that the Merger will be consummated in June 2003.

INDEPENDENT AUDITORS’ REPORT

To the Management of The Jantzen Business:

We have audited the accompanying balance sheets of The Jantzen Business (“Jantzen”), a business unit owned by VF Corporation, as of December 29, 2001 and December 30, 2000, and the related statements of income and net investment of VF Corporation and of cash flows for each of the three years in the period ended December 29, 2001. These financial statements are the responsibility of Jantzen’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Jantzen financial statements have been derived from the accounts of VF Corporation and its subsidiaries as described in Note 1. Moreover, as indicated in Note 1, Jantzen relies on VF Corporation for treasury, legal and other services. The financial position, results of operations, and cash flows of Jantzen could differ from those that would have resulted had Jantzen operated autonomously or as an entity independent of VF Corporation.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Jantzen as of December 29, 2001 and December 30, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

May 10, 2002

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

BALANCE SHEETS

(In thousands)

	Fiscal Year Ended
	December 29, 2001	December 30, 2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$445	$241
Accounts receivable, less allowances of $1,231 in 2001 and $1,263 in 2000	11,536	12,078
Inventories	23,456	28,740
Deferred income taxes	3,065	702
Prepaid income taxes and other current assets	4,931	958

Total current assets	43,433	42,719
Property, plant and equipment, net	5,768	6,773
Goodwill, net	17,737	18,421
Other	467	283

	$67,405	$68,196

LIABILITIES AND NET INVESTMENT OF VF CORPORATION

CURRENT LIABILITIES:
Accounts payable	$5,368	$8,878
Accrued liabilities	8,716	4,545

Total current liabilities	14,084	13,423
Other liabilities	588	295

Total liabilities	14,672	13,718
NET INVESTMENT OF VF CORPORATION	52,733	54,478

	$67,405	$68,196

See notes to financial statements.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

STATEMENTS OF INCOME AND NET INVESTMENT OF VF CORPORATION

(In thousands)

	Fiscal Year Ended
	December 29, 2001	December 30, 2000	January 1, 2000
REVENUES:
Net sales	$94,159	$111,524	$140,331
Royalty income, net	1,683	1,055	1,740

	95,842	112,579	142,071

COSTS AND OPERATING EXPENSES:
Cost of sales	73,007	72,033	103,652
Selling, general and administrative expenses	32,611	35,664	41,810
Amortization of goodwill	684	684	684

	106,302	108,381	146,146

OPERATING INCOME (LOSS)	(10,460)	4,198	(4,075)

OTHER INCOME:
Interest income	41	15	20
Miscellaneous, net	13	405	182

	54	420	202

Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principle	(10,406)	4,618	(3,873)
Income tax expense (benefit)	(3,782)	1,789	(1,356)

Income (loss) before cumulative effect of change in accounting principle	(6,624)	2,829	(2,517)
Cumulative effect on prior years of change in accounting principle, net of income taxes	—	(124)	—

Net income (loss)	(6,624)	2,705	(2,517)
Net investment of VF Corporation, beginning of year	54,478	57,137	66,752
Increase (decrease) in net investment of VF Corporation	4,879	(5,364)	(7,098)

Net investment of VF Corporation, end of year	$52,733	$54,478	$57,137

See notes to financial statements.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	December 29, 2001	December 30, 2000	January 1, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(6,624)	$2,705	$(2,517)
Adjustments to reconcile net income (loss) to cash provided by operations:			101
Provision for restructuring costs	4,993
Depreciation and amortization	1,943	2,140	2,654
Deferred income tax expense (benefit)	(2,547)	(902)	1,808
Provision for bad debts	61	93	755
Changes in current assets and liabilities:
Accounts receivable	6,783	(3,987)	(908)
Inventories	3,932	1,172	8,870
Prepaid income taxes and other current assets	(3,973)	262	(931)
Accounts payable and accrued expenses	(4,332)	(1,254)	(9,161)
Other liabilities, net	293	162	23

Net cash provided by operating activities	529	391	593

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(325)	(604)	(634)

Net cash used in investing activities	(325)	(604)	(634)

NET CHANGE IN CASH AND CASH EQUIVALENTS	204	(213)	(41)
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	241	454	495

CASH AND CASH EQUIVALENTS—END OF YEAR	$445	$241	$454

See notes to financial statements.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS

(Dollars in thousands)

1.    BACKGROUND AND DESCRIPTION OF THE BUSINESS

The accompanying financial statements have been prepared to present the financial position, results of operations and cash flows of The Jantzen Business (“Jantzen”), a business unit owned by VF Corporation (“VF”). On March 15, 2002, VF and Perry Ellis International, Inc. (“Perry Ellis”) entered into an asset purchase agreement (the “Agreement”). As a result of the Agreement, financial statements related to Jantzen are required to be filed by Regulation S-X, promulgated by the Securities and Exchange Commission. The financial statements include all the operations of the business unit, which do not necessarily represent the assets and business acquired by Perry Ellis. The financial position, results of operations and cash flows as presented herein may not be the same as would have occurred had Jantzen operated autonomously or as an entity independent of VF Corporation during the periods presented and may not be indicative of future financial results.

Perry Ellis acquired trademarks and trade names owned by Jantzen, certain operating assets and the capital stock of Jantzen Apparel Corporation. The Agreement also included the assignment to Perry Ellis of the NIKE® and Tommy Hilfiger® licenses for the manufacture and sale of swimwear. The Agreement did not include working capital related to the 2002 product lines (primarily accounts receivable and inventories) and real estate assets, which will be retained by VF. VF expects to complete the sale of Jantzen’s 2002 product lines during the second quarter of 2002 and to substantially liquidate the remaining net assets of Jantzen through the end of the third quarter of 2002. The purchase price approximated $24,000 and the transaction closed on March 22, 2002.

Jantzen’s operations consist of the design, manufacture and sale of swimwear and sportswear under the Jantzen® and other brands, as well as swimwear under the licensed NIKE and Tommy Hilfiger brands. The entities comprising Jantzen are not a separate legal entity and, as a result, net investments of VF Corporation is shown in lieu of stockholder’s equity in the financial statements and include the accumulation of transactions between Jantzen and VF described below. All intercompany accounts and transactions have been eliminated. Fiscal years are 52/53-week periods ending on the Saturday closest to the end of December of each year.

The Jantzen business is comprised of the following:

•	Jantzen Inc., a wholly owned subsidiary of VF. Jantzen Inc. is the operating company. All net operating assets (working capital, fixed assets, etc.) are owned and operated through this legal entity. This legal entity holds the NIKE and Tommy Hilfiger licenses and owns Jantzen Apparel Corporation and VF Canada, Inc.

•	Jantzen Apparel Corporation, a wholly owned subsidiary of Jantzen Inc., owns the Jantzen and other trade names and trademarks.

•	The portion of the business of VF Canada, Inc., a wholly owned subsidiary of Jantzen Inc., that is directly related to the Jantzen trademark. VF Canada is substantially a sales operation that sells exclusively to Canadian customers. The portion of VF Canada, Inc. not related to the Jantzen trademark is directly related to other trademarks owned by an affiliated entity within VF and thus not considered part of Jantzen.

•	The operating results directly related to Jantzen products that are sold to consumers through factory outlet stores operated by an affiliate of VF (“VFFO”).

•	The goodwill resulting from VF’s 1986 acquisition of Jantzen Inc. and the related amortization expense.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Transactions with VF and its other subsidiaries are described below:

•	VF operates a chain of retail outlet stores across the United States. Jantzen transfers primarily excess quantities of first quality swimwear and sportswear inventories to the outlet stores at Jantzen’s cost. When the VF outlet stores sell these products to retail consumers, the actual customer sales, cost of sales and marketing costs incurred are recorded by Jantzen. These operating results are presented as a separate reportable segment in Note 9. Sales, costs of sales and selling and distribution expenses were $23,777, $20,838 and $4,993, respectively, in 2001, $33,930, $23,817 and $6,524, respectively, in 2000 and $35,105, $21,962 and $6,524, respectively, in 1999.

•	Approximately 18%, 22% and 18% in 2001, 2000 and 1999, respectively, of products sold by Jantzen were manufactured by VF affiliates at amounts that approximate VF’s cost. The balance of production requirements was manufactured in Jantzen plants or contracted with independent parties.

•	The financial statements include certain VF corporate expenses directly related to Jantzen. Corporate expenses for pension, insurance, audit, information systems and other costs directly related to Jantzen are based on the actual costs incurred by VF. Jantzen management believes that amounts for these services are a reasonable representation of the services performed or benefits received.

•	Jantzen does not maintain stand-alone treasury, legal and other corporate support functions. Included in marketing, administrative and general expenses are management fees charged by VF of $3,298, $3,386 and $3,367 in 2001, 2000 and 1999, respectively. Jantzen management believes that amounts for these services are a reasonable representation of the services performed or benefits received.

•	VF uses a centralized approach to cash management and the financing of its operations. The Jantzen cash accounts are swept on a daily basis and are netted against the net investments of VF Corporation accounts. As a result, none of the VF cash and cash equivalents or debt at the corporate level has been allocated to Jantzen in the financial statements. Cash in the financial statements represents amounts not swept by VF. Included in net investments of VF Corporation are intercompany receivables of $39,294 and $43,934 at December 30, 2001 and December 29, 2000, respectively.

•	VF does not charge interest expense on its net investments of VF Corporation to Jantzen. Accordingly, Jantzen’s interest expense and financing costs as a separate entity may be different than that presented in the financial statements.

•	Jantzen is included in VF’s consolidated federal income tax returns. Income tax provisions (benefits) and related balance sheet accounts in the financial statements have been computed on a separate tax return basis.

2.     ACCOUNTING POLICIES

Cash and Cash Equivalents—Jantzen considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

Inventories are stated at the lower of cost or market on the last-in, first-out method. The current cost of inventories stated on the last-in, first-out method is not significantly different from their value determined under the first-in, first-out method.

Property and Depreciation—Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 10 to 20 years for buildings and ranging from 3 to 10 years for machinery and equipment.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Jantzen’s principle is to evaluate property for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss may be recorded if undiscounted future cash flows are not expected to be adequate to recover the carrying value of the asset. An impairment loss is recognized based on the fair value of the asset less any costs of disposition.

Goodwill represents the excess amount of VF’s cost over the fair value of Jantzen Inc.’s net tangible assets at the 1986 acquisition date. Amounts are net of accumulated amortization of $11,379 and $10,694 in 2001 and 2000, respectively. These assets are amortized using the straight-line method over 40 years. Also, whenever events or changes in circumstances indicated that the carrying amount of goodwill might not be recoverable, Jantzen had evaluated its recoverability using forecasted net cash flows on an undiscounted basis. An impairment loss is recognized based on the fair value of the asset less any costs of disposition.

Revenue Recognition—During the fourth quarter of 2000, Jantzen changed its accounting principle for recognizing sales in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Previously, sales were recorded upon shipment of goods to the customer. The new principle recognizes that the risks of ownership in some transactions do not substantively transfer to customers until they have received the product, without regard to when legal title has transferred. The cumulative effect of this change in principle for periods prior to January 2000 of $219 is shown in the statements of income. Sales to VFFO accounted for 25%, 30% and 25% of net sales in 2001, 2000 and 1999, respectively.

Royalty Income from independent licensees is recognized when earned on the basis of the terms specified in the underlying contractual agreements and are presented net of directly related expenses of $127, $121 and $68 in 2001, 2000 and 1999, respectively.

Advertising Costs are expensed as incurred and were $3,945 in 2001, $5,449 in 2000 and $5,145 in 1999 and are included in marketing, administrative and general expenses.

Shipping Costs to customers are included in marketing, administrative and general expenses and were $231 in 2001, $208 in 2000 and $482 in 1999. Revenues generated from shipping fees are included in net sales for all periods presented.

Trademark Costs—All costs of trademark applications and renewals, as well as costs of trademark defense, are expensed as incurred.

Income Taxes—Jantzen accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

New Accounting Pronouncements—At the end of 2001, Jantzen has $17,737 of net goodwill arising from the acquisition of Jantzen Inc., by VF in 1986. Under the accounting rules in effect through the end of 2001, the goodwill was being amortized over its estimated useful lives, limited to a maximum period of 40 years. Also, whenever events or changes in circumstances indicated that the carrying amount of goodwill might not be recoverable, Jantzen evaluated their recoverability using forecasted net cash flows on an undiscounted basis.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 142, Goodwill and Other Intangible Assets, which is effective for Jantzen at the beginning of 2002 and may not be applied retroactively to financial statements of prior periods. Under this Statement, goodwill, including previously existing goodwill, and intangible assets with indefinite useful lives will not be amortized but must be tested at least annually for impairment. Other intangible assets will be amortized over their estimated useful lives. The new Statement also requires an initial test for impairment of existing goodwill and intangible assets to determine if the existing carrying value exceeds its fair value. Any transitional impairment determined upon adoption of the new Statement must be recognized as the cumulative effect of a change in accounting principle in the statement of income at the beginning of 2002.

Under the new Statement, amortization of goodwill, which totaled $684 for 2001, 2000 and 1999, will not be required in future years. Jantzen has completed the initial test of existing goodwill and was not required to record impairment upon adoption of this Statement.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes Statement 121 but retains many of its fundamental provisions. Additionally, this Statement expands the scope of discontinued operations to include more disposal transactions. The provisions of this Statement are effective for Jantzen beginning in fiscal 2002. Management does not anticipate a significant impact to Jantzen’s results of operations from adoption of this Statement.

Fair Value of Financial Instruments—The carrying amounts of accounts receivable and accounts payable approximates fair value due to their short-term nature.

Use of Estimates—In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.    ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at:

	2001	2000
	In thousands
Trade accounts	$11,774	$11,665
Royalties and other receivables	993	1,676

	12,767	13,341
Less: allowance for doubtful accounts	(1,231)	(1,263)

Total	$11,536	$12,078

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The activity for the allowance account is as follows:

	2001	2000	1999
Allownce for doubtful accounts:
Beginning balance	$1,263	$1,157	$1,289
Provision	61	93	755
Write-offs, net of recoveries	(93)	13	(887)

Ending balance	$1,231	$1,263	$1,157

Jantzen carries accounts receivable at the amount it deems to be collectible. Accordingly, Jantzen provides allowances for accounts receivable it deems to be uncollectible based on management’s best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that become uncollectible could differ from those estimates. No single customer accounted for more than 10% of the trade accounts receivable balance at December 29, 2001 and December 30, 2000.

4.    INVENTORIES

	2001	2000
	In thousands
Finished products	$15,806	$15,446
Work in process	4,675	6,606
Materials and supplies	2,975	6,688

	$23,456	$28,740

5.    PROPERTY, PLANT AND EQUIPMENT

	2001	2000
	In thousands
Land	$ 1,699	$ 1,699
Buildings	10,306	10,224
Machinery and equipment	7,592	8,456

	19,597	20,379
Less accumulated depreciation	(13,829)	(13,606)

	$ 5,768	$ 6,773

Depreciation expense for 2001, 2000 and 1999 was $1,259, $1,455 and $1,813, respectively.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.    ACCRUED LIABILITIES

	2001	2000
	In thousands
Compensation	$1,376	$1,118
Restructuring costs (Note 11)	4,993	—
Environmental contamination contingency, net	990	990
Advertising expense	—	796
Other	1,357	1,641

	$8,716	$4,545

The environmental contamination contingency is net of $811 representing the carrying value of the contaminated building at December 29, 2001 and December 30, 2000.

7.    INCOME TAXES

Jantzen is part of an affiliated group of corporations that files a consolidated federal income tax return. Jantzen reports its share of the consolidated liability on a separate return basis for financial reporting purposes. The income tax expense (benefit) for Jantzen for the years presented, excluding the cumulative effect of the change in accounting principle, consists of the following:

	2001	2000	1999
	In thousands
Current:
Federal and state	$(1,785)	$2,892	$(3,724)
Foreign	549	(201)	560

	(1,236)	2,691	(3,164)

Deferred:
Federal and state	(2,558)	(870)	1,811
Foreign	12	(32)	(3)

	(2,546)	(902)	1,808

Total	$(3,782)	$1,789	$(1,356)

Jantzen is a party to a tax sharing agreement with its affiliated group members. Based on the agreement, Jantzen is entitled to receive compensation for the tax benefits it contributed to the consolidated group or must remit compensation for the tax burden it contributed to the consolidated group. These amounts are recorded using intercompany receivable and payable accounts.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The reasons for the difference between income taxes computed by applying the statutory federal income tax rate and income tax expense in the financial statements are as follows:

	2001	2000	1999
	In thousands
Tax at federal statutory rate	$(3,642)	$1,616	$(1,356)
State income taxes, net of federal tax benefit	(408)	30	(271)
Amortization of intangible assets	239	239	239
Other, net	29	(96)	32

	$(3,782)	$1,789	$(1,356)

Deferred income tax assets and liabilities consist of the following:

	2001	2000
	In thousands
Deferred income tax assets:
Employee benefits	$ 424	$ 517
Other accrued expenses	3,015	1,507
Operating loss carryforwards	921	778
Other	428	586

Deferred income tax assets	4,788	3,388

Deferred income tax liabilities:
Depreciation	971	1,137
Inventory	285	1,266

Deferred income tax liabilities	1,256	2,403

Net deferred income tax assets	$3,532	$ 985

	2001	2000
	In thousands
Amount included in:
Current assets	$3,065	$ 702
Other assets	467	283

	$3,532	$ 985

8.    RETIREMENT PLAN

VF has a 401(k) Profit Sharing Plan (the “Plan”) in which eligible employees may participate. Employees are eligible to participate in the Plan beginning the first of the month following 30 days of employment. Participants may elect to contribute 15% of their annual compensation, not to exceed amounts prescribed by statutory guidelines. VF is required to contribute an amount equal to 50% of each participant’s eligible contribution up to 6% of the participant’s annual compensation. VF’s contributions to the Plan were $225, $186 and $257 in 2001, 2000 and 1999, respectively.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

9.    BUSINESS SEGMENT INFORMATION

Jantzen designs, manufactures and markets apparel products under Jantzen and other owned brand names, and under the licensed NIKE and Tommy Hilfiger brand names. Customers include department and specialty stores throughout the United States.

Jantzen manages its business in two segments—wholesale customers and VF outlet customers. The wholesale business consists of sales to retailers, who in turn resell the Jantzen merchandise to their consumers. The VF outlet business consists of sales of Jantzen’s products through VF’s retail factory outlet stores directly to consumers.

Accounting policies for the wholesale segment are those stated in Note 2. In the VF outlet segment, Jantzen transfers inventory to VF’s outlet affiliate at cost. When these products are sold to retail consumers, the actual sales, cost of sales and marketing expenses are recorded at Jantzen. Because there is no allocation of outlet assets to Jantzen, there is no asset base in this segment. Financial information for Jantzen’s reportable segments is as follows:

	2001	2000	1999
	In thousands
Revenues:
Wholesale and royalty income	$72,065	$78,649	$106,966
VF outlet	23,777	33,930	35,105

Total revenues	$95,842	$112,579	$142,071

Operating income (loss):
Wholesale and royalty income	$(8,406)	$634	$(10,694)
VF outlet	(2,054)	3,564	6,619

Total operating income (loss)	$(10,460)	$4,198	$(4,075)

10.    COMMITMENTS AND CONTINGENCIES

Jantzen leases certain facilities and equipment under noncancelable operating leases. Future minimum lease payments are $439, $402, $402, $402 and $365 for the years 2002 through 2006 and $0 thereafter. Rent expense associated with these leases was $1,257, $1,180 and $2,011 in 2001, 2000 and 1999, respectively.

Jantzen enters into licensing agreements that provide Jantzen rights to market products under NIKE and Tommy Hilfiger trademarks owned by other parties. Royalty expense under these agreements were $2,636, $2,536 and $2,401 in 2001, 2000 and 1999, respectively, and is recognized in cost of sales in the statements of income. Certain of these agreements contain provisions for the payment of a guaranteed minimum royalty on anticipated sales at the beginning of each quarter and a minimum percentage royalty based on annual sales. Future minimum royalty payments are $1,131, $1,345, $858, $910 and $0 for the years 2002 through 2006 and $0 thereafter. Future minimum advertising payments are $775, $1,000, $1,000, $1,000 and $0 for the years 2002 through 2006 and $0 thereafter.

Jantzen is subject to claims and suits, and is the initiator of claims and suits against others, in the ordinary course of business. Management does not believe that the resolution of any pending claims will have a material adverse effect on its financial position, results of operations or cash flows.

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

11.    RESTRUCTURING EXPENSE

In the fourth quarter of 2001, VF management informed the employees of Jantzen that VF intended to sell or otherwise dispose of Jantzen. Accordingly, substantially all of the 494 employees were notified that their employment would be terminated during 2002. Jantzen accrued a restructuring charge of $4,993 in 2001 for severance and related benefits for these employees. Of the total charge, $1,373 was recorded in cost of sales and $3,620 in selling, general and administrative expenses.

Annex A	Agreement and Plan of Merger, dated as of February 3, 2003, by and among Perry Ellis, Connor Acquisition Corp. and Salant

Annex B	Voting Agreement

Annex C	Opinion of Sawaya Segalas & Co., LLC

Annex D	Opinion of Stone Ridge Partners LLC

Annex E	Section 262 of the DGCL Appraisal Rights Statute

Annex F	Articles of Amendment to Articles of Incorporation of Perry Ellis International, Inc.

Annex G	Amended and Restated Perry Ellis International, Inc. 2002 Stock Option Plan

Annex H	Perry Ellis International, Inc.’s Audit Committee Charter

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERRY ELLIS INTERNATIONAL, INC.,

CONNOR ACQUISITION CORP.

AND

SALANT CORPORATION

DATED FEBRUARY 3, 2003

A-1

i

INDEX OF DEFINED TERMS

DEFINED TERMS	SECTION DEFINED
Adjustment Event	Section 2.4
affiliate	Section 8.3(a)
Agreement	Preamble
Audited Year-End Financial Statement	Section 3.1(e)(iii)
Bankruptcy Order	Section 3.1(h)(ii)
Cash Consideration	Section 2.1(c)(ii)
Certificate of Merger	Section 1.3
Change in the Company Recommendation	Section 4.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(g)
Company	Preamble
Company Acquisition Agreement	Section 4.3(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.1
Company Financial Advisor	Section 3.1(s)
Company Junior Preferred Stock	Section 3.1(c)
Company Material Contracts	Section 3.1(f)
Company Preferred Stock	Section 3.1(c)
Company Properties	Section 3.1(w)(i)
Company Property	Section 3.1(w)(i)
Company Recommendation	Section 5.1(d)
Company Regulatory Agreement	Section 3.1(h)(iii)
Company SEC Documents	Section 3.1(e)(i)
Company Stock Certificates	Section 2.3(b)
Company Stockholder Approval	Section 3.1(r)
Company Stockholders Meeting	Recitals
Company Stock Option	Section 2.6(a)
Company Stock Options	Section 2.6(a)
Company Stock Plans	Section 3.1(c)
Company Superior Proposal	Section 4.3(a)
Company Takeover Proposal	Section 4.3(a)
Confidentiality Agreements	Section 5.4
Continuation Period	Section 5.15(b)
Continuing Employees	Section 5.15(a)
DGCL	Recitals
Dissenting Shares	Section 2.5
EBITDA	Section 3.1(e)(iii)
Effective Time	Section 1.3
Employee	Section 3.1(f)
Employee Plans	Section 3.1(k)(i)
Environmental Laws	Section 3.1(m)(xi)
Environmental Permits	Section 3.1(m)(i)
ERISA	Section 3.1(k)(i)
ERISA Affiliate	Section 3.1(k)(i)
Exchange Act	Section 3.1(c)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.1(c)

DEFINED TERMS	SECTION DEFINED
Facility	Section 3.1(m)(x)
FBCA	Recitals
Fiduciary	Section 3.1(k)(v)
Form S-4	Section 3.1(d)
GAAP	Section 3.1(e)(ii)
Governmental Entity	Section 3.1(d)
Hazardous Substances	Section 3.1(m)(xi)
HSR Act	Section 3.1(d)
Indemnified Parties	Section 5.7(b)
Instruments of Indebtedness	Section 3.1(f)
Intellectual Property	Section 3.1(n)(i)
IRS	Section 3.1(j)(xviii)
Joint Proxy Statement	Section 3.1(d)
knowledge	Section 8.3(e)
Leased Properties	Section 3.1(w)(i)
Leased Property	Section 3.1(w)(i)
Letter of Transmittal	Section 2.3(b)
Liens	Section 3.1(b)
Major Shareholder	Section 3.1(c)
material adverse change	Section 8.3(b)
material adverse effect	Section 8.3(b)
Material Contract	Section 3.1(f)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
Multi-Employer Plans	Section 3.1(k)(iv)
Nasdaq	Section 2.1(c)
Option Consideration	Section 2.6(a)
Other Company Documents	Section 3.1(h)(iv)
Other Parent Documents	Section 3.2(g)(iii)
Owned Properties	Section 3.1(w)(i)
Owned Property	Section 3.1(w)(i)
Parent	Preamble
Parent Authorized Preferred Stock	Section 3.2(b)
Parent Average Stock Price	Section 2.1(c)
Parent Common Stock	Section 3.2(b)
Parent Disclosure Schedule	Section 3.2
Parent Employee Stock Options	Section 3.2(b)
Parent Regulatory Agreement	Section 3.2(g)(ii)
Parent SEC Documents	Section 3.2(d)
Parent Stockholder Approval	Section 3.2(k)
Parent Stockholders Meeting	Recitals
Parent Stock Consideration	Section 2.1(c)(i)
Parent Stock Plans	Section 3.2(b)
PBGC	Section 3.1(k)(iii)
Permits	Section 3.1(h)(i)
Permitted Liens	Section 3.1(w)(ii)
person	Section 8.3(c)
Post Signing Returns	Section 4.4
Pre-Termination Company Takeover Proposal Event	Section 5.8(b)(iv)
Real Property Lease	Section 3.1(w)(iii)

DEFINED TERMS	SECTION DEFINED
Real Property Leases	Section 3.1(w)(iii)
Release	Section 3.1(m)(xi)
Requisite Regulatory Approvals	Section 6.1(b)
Resale Prospectus	Section 5.1(a)
Restraints	Section 6.1(c)
Right	Section 2.1(c)
Rights	Section 2.1(c)
Rights Agreement	Section 2.1(c)
Rights Agreement Amendments	Section 3.1(v)
SEC	Section 3.1
Secretary	Section 1.3
Securities Act	Section 3.1(e)(i)
Software	Section 3.1(n)(i)
SOXA	Section 3.1(e)(i)
Space Lease	Section 3.1(w)(i)
Space Leases	Section 3.1(w)(i)
State Takeover Laws	Section 3.1(u)
subsidiary	Section 8.3(d)
Surviving Corporation	Section 1.1
Tangible Personal Property	Section 3.1(x)
Tax	Section 3.1(j)(xviii)
Taxes	Section 3.1(j)(xviii)
Tax Return	Section 3.1(j)(xviii)
Unaudited Company Balance Sheet	Section 3.1(cc)
Unaudited Year-End Company Financial Statements	Section 3.1(e)(iii)
Voting Agreement	Section 5.18

v

AGREEMENT AND PLAN OF MERGER (this “Agreement”) made and entered into on this 3rd day of February 2003, by and among PERRY ELLIS INTERNATIONAL, INC., a Florida corporation (“Parent”), CONNOR ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SALANT CORPORATION, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, each of Parent, Merger Sub and the Company desire Parent to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), each outstanding share of common stock, $1.00 par value, of the Company (“Company Common Stock”) (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), will be converted into the right to receive the Merger Consideration, and the Company will be the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holders of Company Common Stock and that the Merger is fair and advisable, and has approved this Agreement in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and has further resolved unanimously to recommend to all holders of Company Common Stock that they vote affirmatively to adopt this Agreement at a meeting of such holders to be duly called and convened for such purpose (the “Company Stockholders Meeting”); and

WHEREAS, the Board of Directors of Parent unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and the holders of Parent Common Stock and has adopted this Agreement in accordance with the Florida Business Corporation Act, as amended (the “FBCA”), and has further resolved unanimously to recommend to all holders of Parent Common Stock that they vote affirmatively to approve the issuance of shares of Parent Common Stock pursuant to the Merger and the transactions contemplated by this Agreement at a meeting of such holders to be duly called and convened for such purpose (the “Parent Stockholders Meeting”), and Parent, as sole stockholder of Merger Sub, has adopted this Agreement in accordance with the DGCL.

NOW, THEREFORE, in consideration of the mutual premises recited above and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, as such, the Company shall continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of Delaware, and the separate corporate existence of Merger Sub thereupon shall cease.

SECTION 1.2    Closing.    Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Article VI hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties (the “Closing Date”), which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto. The

Closing will be held at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166 or at such other location as is agreed to by the parties hereto.

SECTION 1.3    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary”) a certificate of merger (the “Certificate of Merger”) duly executed and so filed in accordance with the DGCL and shall make all other filings and recordings required under the DGCL to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary, or at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Certificate of Merger (the time the Merger becomes so effective being hereinafter referred to as the “Effective Time”).

SECTION 1.4    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.5    Certificate of Incorporation and By-laws of the Surviving Corporation.    The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

SECTION 1.6    Directors and Officers.    The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of the Company at the Effective Time shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of Parent, Merger Sub or the Company, respectively:

(a)  Capital Stock of Merger Sub.    Each then outstanding share of common stock, $.00l par value, of Merger Sub shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of common stock, $.001 par value, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent Owned Stock.    Each share of Company Common Stock then issued and held in the Company’s treasury or by any of the Company’s subsidiaries, and each share of Company Common Stock then owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c)  Conversion of Company Common Stock.    Subject to the provisions of the last paragraph of this Section 2.1 (c), each then outstanding share of Company Common Stock (including each associated right to purchase Company Junior Preferred Stock distributed as a dividend on May 28, 2002 (each, a “Right”, and collectively the “Rights”) pursuant to that certain Rights Agreement dated as of May 17, 2002, as amended, between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”)) (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive:

(i)  subject to Section 2.2, such fraction of a duly authorized, validly issued, fully paid and nonassessable share of Parent Common Stock equal to the Exchange Ratio (the “Parent Stock Consideration”); and

(ii)  $5.3538 in cash (the “Cash Consideration”); provided, however, if the Parent Average Stock Price is less than $12.00, the Cash Consideration shall be increased by an amount equal to the quotient obtained by dividing (x) the difference between (1) $39,000,000 and (2) the product of 3,250,000 and the Parent Average Stock Price by (y) 9,712,809.

For purposes of this Agreement, the “Exchange Ratio” means the quotient obtained by dividing $4.0153 by the Parent Average Stock Price; provided, however, if the Parent Average Stock Price is less than $12.00, the “Exchange Ratio” shall mean and be fixed at 0.3346. For purposes of this Agreement, the “Parent Average Stock Price” means the arithmetic average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Stock Market (“Nasdaq”) for the 20-consecutive full trading days ending on the third full trading day next preceding the Closing Date. The Exchange Ratio shall be calculated to the nearest ten thousandth of a share of Parent Common Stock and the Parent Average Stock Price shall be calculated to the nearest ten thousandth of one cent. The Cash Consideration and Parent Stock Consideration are sometimes hereinafter referred to collectively as the “Merger Consideration.”

For purposes of clarity and without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement, in no event shall (i) the amount of Parent Stock Consideration to be issued in the Merger to the holders of Company Common Stock (plus the amount of Parent Common Stock to be issued to the holders of Company Stock Options pursuant to Section 2.6) exceed, in the aggregate, 3,250,000 shares of Parent Common Stock, and (ii) the value of the Merger Consideration to be paid and delivered in the aggregate to holders of Company Common Stock in the Merger (plus the aggregate amount of cash to be paid in the Merger in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2 and the value of the aggregate amount of cash and Parent Common Stock to be paid and delivered to the holders of Company Stock Options pursuant to Section 2.6) exceed $91,000,000.

SECTION 2.2    Fractional Shares.    No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates, no dividend or distribution by Parent shall relate to such fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of any such fractional shares, each holder of a Company Stock Certificate who otherwise would have been entitled to receive in the Merger a fractional share interest in exchange for such Company Stock Certificate shall receive in lieu and stead thereof from the Exchange Agent an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) otherwise would be entitled by (y) the Parent Average Stock Price.

SECTION 2.3    Exchange of Certificates.

(a)  As soon as reasonably practicable following the Effective Time, Parent shall deposit with Continental Stock Transfer & Trust Company, or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Section 2.3, (i) certificates representing the aggregate Parent Stock Consideration issuable pursuant to Section 2.1(c) and (ii) cash representing the aggregate Cash Consideration issuable pursuant to Section 2.1(c) (such shares of Parent Common Stock together with all dividends and distributions applicable thereto as specified in Section 2.3(c) and the Cash Consideration being hereinafter referred to collectively as the “Exchange Fund”).

(b)  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Stock Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the “Letter of Transmittal”) to the Exchange Agent and shall be in such form and have such other provisions as Parent or the Exchange Agent reasonably may specify, together with a substitute Form W-9) and (ii) instructions for use thereof in surrendering Company Stock Certificate(s) in exchange for the Merger Consideration (and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefore upon surrender of such certificate in accordance with Section 2.2 and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c)). Upon surrender to the Exchange Agent of a Company Stock Certificate in proper form for cancellation, together with a duly executed letter of transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefore (i) a certificate (or certificates) representing such whole number of shares of Parent Common Stock such Company stockholder is entitled to receive pursuant to Section 2.1(c) in such denominations and registered in such names as such holder may request and a check representing the Cash Consideration that such Company stockholder is entitled to receive pursuant to Section 2.1(c) and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such Company stockholder is entitled to receive pursuant to the provisions of this Article II, in all cases after giving effect to the payment of all required withholding Taxes. The shares represented by the Company Stock Certificate so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the Merger Consideration, the cash in lieu of fractional shares, if any, and the unpaid dividends and distributions, if any, payable to holders of Company Common Stock in accordance with this Article II. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the stock transfer books and records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and a check representing the Cash Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c), plus a check representing the cash to be paid in lieu of fractional shares, if any, and the unpaid dividends and distributions, if any, to which such holder is entitled to receive in accordance with this Article II, will be issued to such transferee only if a Company Stock Certificate held by such transferee is properly presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer Taxes theretofore have been paid. Until surrendered in accordance with this Section 2.3 and as specified in the Letter of Transmittal, each Company Stock Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration plus the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate, a certificate representing the proper number of shares of Parent Common Stock and a check for the Cash Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c), plus the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Company Common Stock formerly represented thereby, and the unpaid dividends and distributions on shares of Parent Common Stock, if any, as provided in this Article II.

(c)  Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time in respect of shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Company Stock Certificate as provided in this Section 2.3. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefore, in each case without any interest thereon, (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of all required withholding Taxes in respect thereof, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions having a record date after the Effective Time but prior to the date of such surrender and having a payment date subsequent to the date of such surrender and payable with respect to such whole shares of Parent Common Stock, less the amount of all required withholding Taxes in respect thereof.

(d)  All shares of Parent Common Stock issued and Cash Consideration paid upon surrender of Company Stock Certificates in accordance with this Article II and as specified in the Letter of Transmittal (including any cash paid in lieu of fractional shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby and, as of the Effective Time, the stock transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books and records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II and as specified in the Letter of Transmittal), they shall be cancelled and exchanged as provided in this Section 2.3.

(e)  At any time following the six-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not theretofore distributed to former holders of shares of Company Common Stock (including any interest received with respect thereto and other income resulting from investments thereof by the Exchange Agent, as directed by Parent), and such former holders shall be entitled to look only to the Parent (subject to abandoned property, escheat and other similar laws) with respect to the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and dividends or other distributions with respect to Parent Common Stock, if any, payable upon due surrender of their Company Stock Certificates, in all cases without any interest thereon and less all required withholding Taxes. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions in respect thereof) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent. Any interest, proceeds and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund in accordance with Section 2.3(e). If the cash in the Exchange Fund shall be insufficient to satisfy fully all of the payment obligations to be made by the Exchange Agent hereunder, then Parent promptly shall, from time to time, deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to satisfy fully such payment obligations.

(g)  Each of the Surviving Corporation, Merger Sub and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such Taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws. To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Merger Sub or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Merger Sub or Parent.

SECTION 2.4    Certain Adjustments.    If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an “Adjustment Event”), the Merger Consideration shall be adjusted correspondingly to provide to the holders of Company Common Stock the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and Parent’s payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate Merger Consideration contemplated by this Agreement.

SECTION 2.5    Shares of Dissenting Stockholders.    Subject to Section 6.2(e), notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights under Section 262 of the DGCL (the “Dissenting Shares“) shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL, each share of such holder’s Company Common Stock thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.1(c). The Company shall give Parent (i) prompt written notice of all demands for appraisal or payment for shares of Company Common Stock received by the Company prior to the Effective Time in accordance with the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands and notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise compromise or negotiate, any such demands.

SECTION 2.6    Stock Options.

(a)  The Company shall use its reasonable best efforts to obtain, not later than 45 days after the date hereof, from each holder of outstanding options (whether or not then exercisable or vested) to acquire Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option” and collectively, the “Company Stock Options”), an executed agreement substantially in the form of Section 2.6 of the Company Disclosure Schedule, in each case providing that automatically at the Effective Time (i) each Company Stock Option held by such holder shall become fully vested and immediately exercisable, (ii) each then outstanding Company Stock Option shall be cancelled and void, (iii) in consideration of such vesting and cancellation, each Company Stock Option shall thereupon represent for all purposes under the relevant Company Stock Plan and all grant and award instruments and agreements governing and evidencing such holder’s Company Stock Option(s) only the right to receive (subject to Section 2.3(g) and the last paragraph of Section 2.1(c)) such amount of Parent Common Stock and cash ratably in the same proportion in which the Parent Stock Consideration and Cash Consideration shall be delivered and paid in accordance with Section 2.1(c)) equal to, for each Company Stock Option, the product of (x) the number of shares of Company Common Stock subject to the then outstanding Company Stock Options held by such holder and (y) the excess (to the extent a positive number) of $9.3691 over the then applicable per share exercise price of each such Company Stock Option (such amount of Parent Common Stock and cash being so paid in full settlement of and in consideration for cancellation of each such Company Stock Option being hereinafter referred to as the “Option Consideration”), payable as provided in Section 2.6(b), and (iv) from and after the Effective Time, except as provided in this Section 2.6, such holder shall not have any rights or benefits under any Company Stock Plan or Company Stock Option (or any grant or award letter or agreement issued in respect thereof) to acquire any securities of the Company, Parent, the Surviving Corporation or any subsidiary of Parent and shall, by virtue of having effected such surrender, cancellation and receipt of Option Consideration, have unconditionally and irrevocably discharged and released Parent, the Company, the Surviving Corporation and each of their respective subsidiaries, officers, directors and affiliates from and against, and thereupon shall have permanently waived, all rights and claims (fixed, contingent or otherwise) such holder may now or hereafter have thereunder with respect to all Company Stock Plans and Company Stock Options (and all grant and award instruments and agreements governing and evidencing the same).

(b)  As promptly as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay to each holder of a Company Stock Option the Option Consideration (net of any applicable withholding tax as provided in Section 2.3(g)) in respect thereof. Until settled in accordance with the provisions of this Section 2.6(b), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

(c)  The Company promptly shall use its best efforts (including causing the Board of Directors of the Company or any compensation, stock option, corporate governance, special or other duly constituted committee thereof to take all such actions as are permitted by the Company Stock Plans) to implement the provisions of this Section 2.6 (including, without limitation, the delivery to all holders of Company Stock Options such letters, notices and disclosures informing such holders of the Merger and the transactions contemplated by this

Agreement and delivery of the form of agreement contemplated by Section 2.6(a) above) and to ensure that (i) from and after the Effective Time, no holder of a Company Stock Option nor any party to or participant in any of the Company Stock Plans shall have any right thereunder to acquire any equity securities of the Company, Parent, the Surviving Corporation or any subsidiary thereof and (ii) the Company Stock Plans and all Company Stock Options (and all grant and award letters and agreements issued in respect thereof) shall terminate and become void as of the Effective Time. The Company shall permit each holder of Company Stock Options to satisfy any withholding Tax and other payments in respect of such holder under the Code and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws, by withholding such number of shares of Parent Common Stock otherwise issuable to such holder pursuant to this Agreement as shall be equal in value to the amount of any such withholding Tax and other payments in respect of such holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1    Representations and Warranties of the Company.    Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the “Company Disclosure Schedule”) and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken or as set forth in the Company’s Annual Report on Form 10-K for its fiscal year ended December 29, 2001 and any other periodic Exchange Act reports filed by the Company with the Securities and Exchange Commission (the “SEC”) since March 29, 2002 (in which case specific reference thereto shall be made in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a)  Organization, Standing and Corporate Power.

(i)  Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other jurisdictional presence makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company or the applicable subsidiary.

(ii)  The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of the Company and its subsidiaries.

(iii)  The minute books of the Company contain complete and correct records of all meetings and accurately reflect all consents, resolutions and other material actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of the Company since May 11, 1999.

(b)  Subsidiaries.    Section 3.1(b) of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of the Company, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of the Company consists of: (i) shares of capital stock or other equity interests that are owned, directly or indirectly, by the Company; and (ii) such securities as are set forth in Section 3.1(b) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, “Liens”); and (iii) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such subsidiary’s business as presently conducted. Except as set forth above or in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

(c)  Capital Structure.    The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $2.00 par value, of the Company (“Company Preferred Stock”), of which Company Preferred Stock 45,000 shares have been designated as Series A Junior Participating Preferred Stock, $2.00 par value (the “Company Junior Preferred Stock”). As of January 30, 2003: (i) 8,782,198 shares of Company Common Stock were issued and outstanding; (ii) 1,217,802 shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 1,111,111 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 1999 Stock Award Incentive Plan and all other plans, agreements and arrangements providing for equity-based compensation to any director, Employee, consultant or independent contractor of the Company or any of its subsidiaries (collectively, the “Company Stock Plans”), of which 930,611 shares are subject to outstanding Company Stock Options; and (iv) no shares of Company Junior Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or any similar rights.

The Company has delivered to Parent a true and complete list, as of the close of business on January 30, 2003, of all outstanding Company Stock Options, the number of shares subject to each such Company Stock Option, the grant date, exercise price, term and vesting schedule of each such Company Stock Option and the names of the holders thereof. There are no outstanding Company Stock Options with an exercise price equal to or greater than $9.3691. Except as set forth in this Section 3.1(c), the Rights and changes since January 30, 2003 resulting from the issuance of shares of Company Common Stock pursuant to and in accordance with Company Stock Options outstanding prior to January 30, 2003, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, and (ii) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any “cashless exercise” provision of any Company Stock Options.

Other than the Rights, there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any subsidiary of the Company, (y) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any subsidiary of the Company or (z) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party and, to the knowledge of the Company, no other person having “beneficial ownership” (within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than 5% of the outstanding Company Common Stock (a “Major Shareholder”) is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive, antidilutive or other similar rights with respect to any of the securities of the Company or any of its subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or, to the knowledge of the Company, any Major Shareholder is a party, with respect to the voting of the capital stock of the Company or any of the subsidiaries.

(d)  Authority; Noncontravention.    The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and could be subject to the discretion of the court before which any proceeding therefor may be brought.

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit or, in the case of clause (iii) below, any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, Permit, indenture, lease, Intellectual Property, vendor agreement, capital lease, software agreement or other agreement or instrument applicable to the Company or any of its subsidiaries or their respective properties or assets that is material to the operations of the Company and its subsidiaries taken as a whole or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, writ, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not

(x) reasonably be expected to have a material adverse effect on the Company or (y) reasonably be expected to impair or materially delay the ability of the Company to perform its obligations under this Agreement.

No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (2) the filings with the SEC of (A) a joint proxy statement pursuant to Regulation 14A under the Exchange Act relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”) and a Registration Statement of the Parent on Form S-4 to be prepared and filed in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”), and (B) such reports under the Exchange Act, as may be required in connection with the Merger, this Agreement and the transactions contemplated by this Agreement; and (3) the filing of the Certificate of Merger with the Secretary and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws.

(e)  Company Documents; Undisclosed Liabilities.    (i) Since May 11, 1999, the Company has timely filed (giving effect for this purpose to permissible extensions pursuant to Rule 12b-25 under the Exchange Act, to the extent the filing deadline as so extended was satisfied) all reports, schedules, forms, information statements and other documents (including all exhibits) required to be filed by the Company with the SEC (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (“SOXA”) and as amended as of the date hereof, the “Company SEC Documents”). As of their respective filing dates, (A) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (B) no Company SEC Documents, as of their respective dates, except as amended or supplemented by a subsequent Company Filed SEC Document, contained, and no Company SEC Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Company SEC Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Company under the Securities Act, in light of the circumstances under which they were made) not misleading.

(ii)  The financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except (A) as reflected in the Company’s unaudited balance sheet at September 28,

2002 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since September 28, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. Deloitte & Touche LLP, who have expressed their opinion with respect to the financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

(iii)  The unaudited consolidated balance sheet of the Company and its subsidiaries at December 28, 2002, and the related unaudited consolidated statements of operations and cash flows for the Company’s fiscal year ended December 28, 2002 (including the related notes and schedules thereto), a true and complete copy of which heretofore has been delivered by the Company to Parent (the “Unaudited Year-End Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP applied on a consistent basis during the fiscal year ended and at December 28, 2002 (except as may be indicated in the notes thereto), and fairly present the consolidated financial condition of the Company and its subsidiaries at December 28, 2002 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the Company’s fiscal year ended December 28, 2002 (subject to notes and normal year-end audit adjustments); provided, however, that such Unaudited Year-End Financial Statements shall not be deemed to be a fair presentation of the consolidated income from continuing operations before interest, income taxes, discontinued operations, extraordinary gain and depreciation and amortization (“EBITDA”) of the Company and its subsidiaries or the consolidated net sales of the Company and its subsidiaries for purposes of this Section 3.1(e)(iii) if either the consolidated EBITDA or the consolidated net sales of the Company and its subsidiaries as reflected in the audited consolidated statements of operations of the Company and its subsidiaries for the Company’s fiscal year ended December 28, 2002 (the “Audited Year-End Financial Statements”) are less than $19.250 million or $210.2 million, respectively. Non-capitalized and non-recurring out-of-pocket, cash transaction expenses incurred by the Company in connection with the transactions contemplated by this Agreement to the extent not included in the consolidated EBITDA and consolidated net sales amounts heretofore disclosed by the Company to Parent shall not be counted toward the determination of such consolidated EBITDA or consolidated net sales of the Company and its subsidiaries for purposes of the foregoing proviso.

(iv)  Each of the Company, its directors and its senior financial officers has consulted with the Company’s independent auditors and with the Company’s outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects with all of the requirements of, SOXA. The Company is in compliance with the provisions of SOXA applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company’s independent auditors and outside counsel, respectively, to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOXA which shall become applicable to the Company after the date hereof. All financial projections and forecasts heretofore furnished to Parent, with respect to fiscal periods commencing after December 28, 2002, were prepared by the Company’s management in good faith on the basis of reasonable assumptions (based on the best information and estimates currently available to management when made).

(f)  Certain Contracts.    Neither the Company nor any of its subsidiaries is a party to or bound by or otherwise subject to (a) any agreement, arrangement, commitment or understanding relating to the incurring of indebtedness by the Company or any of its subsidiaries (including sale and leaseback transaction in excess of $250,000 and including capitalized lease transactions and other similar financing transactions) including, without limitation, any such agreement, arrangement, commitment or understanding which contains provisions which in any non-de minimis manner restrict, or may restrict, the conduct of business as presently conducted by the issuer thereof or borrower, guarantor or obligor thereunder (collectively, “Instruments of Indebtedness”), (b) any “material contract” (as such term is defined in Item 601 (b) (10) of Regulation S-K of the SEC), (c) any non-competition agreement or any other agreement or obligation which purports to restrict or limit in any respect (i) the ability of the Company or its subsidiaries to solicit customers or (ii) the manner in which, or the localities in which, all or any material portion of the business of the Company and its subsidiaries, taken as a whole or, following consummation of the transactions contemplated by this Agreement, Parent and its subsidiaries, is or would be conducted, (d) any agreement providing for the indemnification or surety by the Company or a subsidiary of the Company of any person, other than customary agreements relating to the indemnification of directors or officers of the Company or its subsidiaries, (e) any strategic alliance, revenue sharing joint venture or partnership agreement, (f) any agreement that grants any right of first or last refusal or right of first or last offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (g) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Company or any of its subsidiaries, (h) any collective bargaining agreement, (i) any employment agreement or any agreement or arrangement that contains any material severance pay or post-employment liabilities or obligations to any current or former employee of the Company or its subsidiaries (any such person, hereinafter, an “Employee”), other than as required under law, (j) any material agreement pertaining to the use of or granting of any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, (k) any agreements pursuant to which the Company or any of its subsidiaries leases or uses any real property, and (l) any contract or other agreement not made in the ordinary course of business which is material to the Company and its subsidiaries taken as a whole or which reasonably would be expected to delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (a) through (l) being referred to herein as “Company Material Contracts”). Each Company Material Contract is valid and binding on and enforceable against the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and, to the knowledge of the Company, each other party thereto and is in full force and effect. Neither the Company nor any of its subsidiaries is in breach or default under any Company Material Contract. Neither the Company nor any subsidiary of the Company knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts. There are no provisions in any Instrument of Indebtedness that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

(g)  Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 29, 2001, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and since such date there has not been:

(i)  any material adverse change in the Company or any event which either individually or when aggregated with any other event(s) has or reasonably would be expected to have a material adverse effect on the Company,

(ii)  any issuance of Company Stock Options or restricted shares of Company Common Stock (in any event identifying in Section 3.1(g) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 29, 2001),

(iii)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv)  any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded and outstanding prior to the date hereof in accordance with their present terms,

(v)  prior to the date hereof (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other Employee of any increase in compensation, bonus, perquisites, incentive payments or other benefits except in the ordinary course of business, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or Employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any Employee,

(vi)  except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ending December 29, 2001,

(vii)  any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or its subsidiaries, except as would not be required to be disclosed in the Company SEC Documents,

(viii)  any material change in investment policies, or

(ix)  any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(h)  Permits; Compliance with Applicable Laws.

(i)  The Company and its subsidiaries own and/or possess all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the respective businesses of the Company and its subsidiaries (the “Permits“) as presently conducted. Each of the Company and its subsidiaries is, and since May 11, 1999 has been, in compliance in all material respects with the terms of the Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, do grounds exist for any such action.

(ii)  Each of the Company and its subsidiaries is, and since May 11, 1999 has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company or its subsidiaries, including, without limitation the Order of the United States Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code confirming the First Amended Chapter 11 Plan of Reorganization of the Company, dated April 16, 1999 (the “Bankruptcy Order”).

(iii)  Neither the Company nor any of its subsidiaries is subject to any outstanding Restraint or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on the Company, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on the Company, that in any manner relates to its policies, affairs, its management or its business (each, a “Company Regulatory Agreement ”), nor has the Company or any of its subsidiaries or affiliates (A) to the Company’s knowledge, been advised since May 11, 1999 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have any knowledge of any pending or threatened regulatory investigation.

(iv)  Except for filings with the SEC and filings with respect to Taxes, which are the subject of Sections 3.1(e) and 3.1(j), respectively, and not covered by this Section 3.1(h)(iv), the Company and each of its subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since May 11, 1999 with each Governmental Entity (the “Other Company Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries. No Other Company Documents, as of their respective dates, except as amended or supplemented by an Other Company Document filed prior to the date hereof, contained, and no Other Company Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Other Company Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to Parent a true and complete copy of each material Other Company Document.

(v)  Neither the Company nor any of its subsidiaries nor any of their respective directors, executive officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company, threatened.

(i)  Absence of Litigation.    Section 3.1(i) of the Company Disclosure Schedule contains a true and current summary description of each pending and, to the Company’s knowledge, threatened litigation, action, suit, case, proceeding, investigation or arbitration, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested. No action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any person or Governmental Entity, in each case with respect to the Company or any of its subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of the Company, threatened. Each of (i) the Settlement Agreement, dated as of July 2, 2002, by and among Hartford Fire Insurance Company, Twin City Fire Insurance Company, Ace American Insurance Company, CIGNA Insurance Company and the Company; (ii) the Full and Final Release and Indemnity Agreement, dated August 30, 1999, as amended, by and among the Releasors named therein, the Company and the other Released Parties named therein; and (iii) the Final Judgment of the United States District Court of Maverick County, Texas, dated September 1, 1999, in the matter of Maria Delores Rodriguez-Olvera, et al. v. Salant Corporation, et al. (No. 97-07-14605-CV), is valid and binding on and enforceable against the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company has no further obligation or liability of any kind or nature whatsoever (fixed, contingent or otherwise) with respect to the litigations, actions, suits, cases or proceedings that are the subject of the agreements described in clauses (i) and (ii) above and the judgment described in clause (iii) above. The claims, allegations and causes of action which are the subject of that certain pending litigation Massey v. Loehmann’s Inc. v. Vera Companies, a Division of Salant Corporation, and Aris-Isotoner, Inc. (Index No. 15111/95) are covered by one or more insurance policies underwritten by The Hartford, Twin City Fire Insurance Company (Hartford), Federal Insurance Company (Chubb) or National

Surety Corp. (Fireman’s Fund) that are in full force and effect as of the date hereof, coverage under which is reasonably likely to be sufficient to insure the Company against any and all obligations, charges, losses, costs, debts, judgments, dues, expenses, sums of money and claims arising from or relating to such action, and neither the Company nor any of its subsidiaries has received any notice of denial of such coverage or has any reason to believe that such coverage does not exist.

(j)  Taxes.    For purposes of this Section 3.1(j) any reference to the Company or the Company’s subsidiaries shall be deemed to include a reference to the Company’s predecessors or the Company’s subsidiaries’ predecessors, respectively, except where inconsistent with the language of this Section 3.1(j).

(i)  Each of the Company and each of its subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all United States federal income and other material Taxes required to have been paid by it; and (C) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Company’s audited consolidated financial statements as of December 29, 2001 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP for all Taxes accrued or accruable through the date of such statements.

(ii)  There are no material Liens for Taxes upon any property or assets of the Company or any subsidiary of the Company, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate provisions have been made in the Company’s audited consolidated financial statements in accordance with GAAP).

(iii)  Each of the Company and its subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under such applicable laws.

(iv)  As of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any subsidiary of the Company has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(v)  Neither the Company nor any of its subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(vi)  Other than in the ordinary course of business, neither the Company nor any of its subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its subsidiaries.

(vii)  Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.

(viii)  No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, the Company or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its subsidiaries with respect to any material Tax.

(ix)  Neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(x)  No election under Section 341(f) of the Code has been made by the Company or any of its subsidiaries.

(xi)  Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) (1) (A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

(xii)  Neither the Company nor any of its subsidiaries have agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1996.

(xiii)  Except as disclosed in Section 3.1(j) (xiii) of the Company Disclosure Schedule, there have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its subsidiaries, (ii) transfers or dispositions of property by the Company or any of its subsidiaries for which the Company or its subsidiary did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.

(xiv)  No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(xv)  Each of the Company and each of its subsidiaries has made available to Parent correct and complete copies of (i) all of their material Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

(xvi)  Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company and its subsidiaries no such deficiency or assessment is proposed.

(xvii)  The Company and its subsidiaries have net operating loss carryforwards available for Federal, state and local tax purposes substantially in the amounts and which expire substantially in accordance with Section 3.1(j) of the Company Disclosure Schedule.

(xviii)  For purposes of this Agreement (A) “Tax” or “Taxes” shall mean (I) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the Internal Revenue Service (the “IRS”) or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (II) any liability for the payment of any amounts described in (I) above as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, including, without limitation, Treasury Regulation 1.1502-6 or comparable provision of applicable law, and (III) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (I) or (II), and (B) “Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

(k)  Employee Benefit Plans.

(i)  Section 3.1(k) of the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which (i) covers, is maintained for the benefit of, or relates to any or all current or former employees of the Company and any other entity (“ERISA Affiliate”) related to the Company under Section 414(b), (c), (m) and (o) of the Code and (ii) is not a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414 of the Code (the “Employee Plans”). Section 3.1(k) of the Company Disclosure Schedule identifies and includes but is not limited to, each of the Employee Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

(ii)  With respect to each Employee Plan that has been qualified or is intended to be qualified under the Code or that is an “Employee Benefit Plan” within the meaning of Section 3.3 of ERISA, such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof), and, with respect to each Employee Plan, the Company heretofore has delivered or made available to Parent, including the last three years for which such documents were prepared and/or filed, as appropriate and to the extent applicable, complete and correct copies of each of the following documents:

(A)  the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof);

(B)  the most recent annual report, (including all Schedules attached thereto), independent accountant’s report, actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

(C)  the Summary Plan Description and summaries of material modifications and all modifications thereto communicated to employees with respect thereto;

(D)  if the Employee Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the financial statements thereof;

(E)  the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under Sections 401 and/or 501(c)(9) of the Code; and

(F)  any pending favorable determination letter applications filed with the Internal Revenue Service, together with all attachments thereto and all subsequent correspondence and communications with regard to such application.

(iii)  With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date. Subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums, including, but not limited to, premiums to the Pension Benefit Guaranty Corporation (the “PBGC”), have been or will be paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date by the Closing Date. As of the date hereof, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.

(iv)  Section 3.1(k) of the Company Disclosure Schedule contains a true and complete list of all “multi-employer plans,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414, that the Company and/or any ERISA Affiliate contributes to, or is or was obligated to contribute to, during the five-year period prior to the date hereof (the “Multi-Employer Plans”). Neither the Company nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability to any Multi-Employer Plan in connection with any complete or partial withdrawal from such plan occurring on or before the Closing Date. No condition exists and no event has occurred with respect to any Multi-Employer Plan that presents a material risk of a complete or partial withdrawal under Title IV of ERISA. The Company and each ERISA Affiliate have made all required contributions to all Multi-Employer Plans. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has incurred any reduction in contribution base units which, if continued, would result in a partial withdrawal from a multi-employer plan.

(v)  With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Merger or the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the knowledge of the Company, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan and (iii) the Company has no knowledge of any facts which would give rise to or could give rise to any such actions, suits, grievances, arbitration or other type of litigation, or claims with respect to any Employee Plan. To the knowledge of the Company, neither the Company, nor its directors, officers, Employees or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plan. None of the Employee Plans is subject to any pending investigations or to the knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

(vi)  Each of the Employee Plans is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given.

(vii)  The IRS has issued a favorable determination letter with respect to each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that has not been revoked and, to the knowledge of the Company, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

(viii)  With respect to each Employee Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any Employee during the five-year period ending on the last day of the most recent plan year end prior to the Closing Date, (a) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (b) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC and (c) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Employee Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.

(ix)  No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the Employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without consent. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current Employees of the Company.

(x)  No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

(xi)  To the extent that the Company or any of its subsidiaries is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company or such subsidiary (1) during the past five years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and (2) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in Section 3(38) of ERISA, to enter into any transaction that would constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.

(xii)  No person will be entitled to a “gross up” or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

(xiii)  None of the Employee Plans have been completely or partially terminated and none has been the subject of a “reportable event” as that term is defined in Section 4043 of ERISA (other than events for which the 30-day notice to the PBGC has been waived). No proceeding by the PBGC to terminate any Employee Plan pursuant to Title IV of ERISA has been instituted or, to the knowledge of the Company, threatened. No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

(xiv)  USI Consulting Group, Inc. is a licensed actuarial consultant.

(l)  Labor Matters.

(i)  With respect to Employees of the Company and its subsidiaries: (i) to the knowledge of the Company, no senior executive or key Employee has any plans to terminate employment with the

Company or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company or any of its subsidiaries, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of Company or any of its subsidiaries, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business; (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to commence or initiate any negotiations in respect of wages, hours, benefits, severance or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

(ii)  There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company or any of its subsidiaries, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries.

(iii)  None of the Company or any of its subsidiaries has any collective bargaining relationship or duty to bargain with any “Labor Organization” (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of the Company nor any of its subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

(iv)  Section 3.1(l)(iv) of the Company Disclosure Schedule lists the name, accrued vacation, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in each of the fiscal years ended December 29, 2001 and December 28, 2002, the date of employment, title and job function of each current salaried Employee whose total annual compensation exceeds $100,000, officer and director of the Company and of each current consultant or agent of the Company whose total annual compensation for services provided exceeds $100,000 who is employed or otherwise engaged by the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Plan, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

(v)  Section 3.1(l)(v) of the Company Disclosure Schedule sets forth all contracts, agreements, plans or arrangements covering any Employee of the Company or its subsidiaries containing “change of control,” “stay-put,” transition, retention, severance or similar provisions, and sets forth the names and titles of all such Employees, the amounts payable under such provisions, whether such provisions would become payable as a result of the Merger and the transactions contemplated by this Agreement, and when such amounts would be payable to such Employees, all of which are in writing, have heretofore been duly approved by the Company’s Board of Directors or the compensation committee thereof, and true and complete copies of all of which have heretofore been delivered to Parent. Other than as set forth in Section 3.1(l)(v) of the Company Disclosure Schedule, there are no contracts, agreements, plans or arrangements (oral or written) covering any Employee of the Company or its subsidiaries with “change of control,” “stay-put,” severance or similar provisions. There is no contract, agreement, plan or arrangement (oral or written) covering any Employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company nor any ERISA Affiliate has incurred any liability under the Worker Adjustment and Retraining Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event.

(m)  Environmental Matters.    Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and are listed in Section 3.1(m) of the Company Disclosure Schedule:

(i)  the Company has obtained all permits, approvals and authorizations required under Environmental Laws (hereinafter “Environmental Permits”), and is and has been in compliance with all requirements under such Environmental Permits and Environmental Laws;

(ii)  there are no present or past Releases (1) at any properties currently owned or operated by the Company, (2) at any properties formerly owned or operated by the Company that are attributable to the operations of the Company, (3) at any facility that received Hazardous Substances generated by the Company or (4) exposure of any persons from a Release attributable to the operations of the Company that has or would reasonably be expected to form the basis of any assertion of any claim under Environmental Laws, against the Company;

(iii)  no Lien has been placed or threatened to be placed upon any of the current or, to the Company’s knowledge, past Company Properties under any Environmental Law that is attributable to the operations of the Company;

(iv)  there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to any of the current operations or Company Properties or any other operations or properties or facilities of the Company or its subsidiaries, now or to the Company’s knowledge, previously owned or leased by the Company, which is in the possession or control of the Company and has not been delivered to the Parent at least ten (10) days prior to the date hereof;

(v)  no Environmental Law imposes any obligation upon the Company arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or transfer any Environmental Permits, any requirement to file any notice or other submission with a Governmental Entity, the placement of any notice, restriction, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree;

(vi)  the Company has not entered into or agreed to, nor does any of them contemplate entering into, any consent decree or order in respect of the business of the Company or its subsidiaries, or any of the Company Properties, and none of them is subject to any court order relating to compliance with, or addressing the presence of Hazardous Substances on or under, any Environmental Laws in respect of the business of the Company, or any of the Company Properties;

(vii)  no underground storage tanks, Hazardous Substances, asbestos-containing materials or polychlorinated biphenyls are present on the Company Properties in a condition which materially violates applicable Environmental Laws;

(viii)  with respect to the Company Properties and any other property formerly owned, used or operated by the Company, the Company has neither received nor has knowledge of any basis for (i) any written notice, citation, summons, complaint or order from any Governmental Entity alleging a material violation of any Environmental Law attributable to the operations of the Company, (ii) any notice, citation, summons, complaint or order from any Governmental Entity alleging failure of the business of the Company to obtain any Environmental Permits; and

(ix)  in addition, the Company has no knowledge of:

(A)  any violation of or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company;

(B)  as of the date hereof, the institution, pendency or threat of any suit, action, claim or proceeding in connection with any violation or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company; or

(C)  any request, claim, suit or requirement seeking payment for, response to, or remediation of Hazardous Substances at or arising from any of the Company Properties, or other properties formerly owned or operated by the Company attributable to the operations of the Company, or at properties used for the storage, transportation or disposal of Hazardous Substances generated by the Company.

(x)  In addition, the Company makes the following special representations:

(A)  The Company no longer owns or has any interest in the facility known as 110 North Bypass or 620 River Falls Street, Andalusia, Alabama 36420 and which is fully described in legal terms in Exhibit A to the agreement for the sale and purchase of project dated June 14, 1993 between the Company and Cluett, Peabody & Co., Inc. (the “Facility”);

(B)  The Company has no knowledge, has received no notice and otherwise is not aware of any action, fact, event or circumstance regarding, or that reasonably could be likely to form the basis of, any litigation, proceeding or claim (or any threat thereof) regarding or referencing material violations of Environmental Laws or any liability relating to Releases of Hazardous Substances at the Facility; and

(C)  To the Company’s knowledge, during the time the Company owned the Facility, the Facility’s environmental condition complied in all material respects with Environmental Laws, and the Company has not received any notice and is not aware of any action, fact, event or circumstance to the contrary.

(xi)  As used in this Agreement:

(A)  “Environmental Laws” shall mean any and all binding and applicable local, municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning (1) occupational, consumer and/or public health and safety, and/or (2) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether set forth in applicable law or applied in practice, whether to facilities such as those of the Company Properties in the jurisdictions in which the Company Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company and/or its subsidiaries or otherwise.

(B)  “Hazardous Substances” shall mean any and all dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined to be potentially harmful to human health or the environment.

(C)  “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

As used in this Section 3.1(m) only (and for no other purpose of this Agreement), the term “Company” shall be deemed to mean the Company and each of its subsidiaries, together with all predecessors-in-interest thereto, whether by operation of law, assignment, sale, purchase, transfer or otherwise.

(n)  Intellectual Property.

(i)  Section 3.1(n) (i) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by the Company or any of its subsidiaries, a complete and accurate list of all U.S. and foreign (A) patents and patent applications, (B) trademark or service mark registrations and applications, (C) copyright registrations and applications, and (D) Internet domain names. The Company or one of its subsidiaries owns or has the valid right to use all patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the “Intellectual Property”), used in the business of the Company as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii)  All of the Intellectual Property owned by the Company or one of its subsidiaries is free and clear of all Liens. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each application and registration listed in Section 3.1(n) (i) of the Company Disclosure Schedule.

(iii)  All of the registrations listed in Section 3.1(n) (i) of the Company Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). There is no pending or, to the Company’s knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in Section 3.1(n) (i) of the Company Disclosure Schedule or, to the Company’s knowledge, against any other Intellectual Property used by the Company or its subsidiaries.

(iv)  The conduct of the Company’s and its subsidiaries’ business as currently conducted or planned by the Company to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

(v)  To the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to or by the Company or its subsidiaries and no such claims have been made against a third party by the Company or its subsidiaries.

(vi)  Each material item of Software, which is used by the Company or its subsidiaries in connection with the operation of their businesses as currently conducted, is either (A) owned by the Company or its subsidiaries, (B) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (C) used under rights granted to the Company or its subsidiaries pursuant to a written agreement, license or lease from a third party.

(o)  Insurance Matters.    The Company and its subsidiaries have all material primary, excess, reinsurance and umbrella policies of general liability, casualty, property, fire, workers’ compensation, products liability, completed operations, employers, liability, health, bonds, earthquake, flood and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies in the industry in which the Company and its subsidiaries operate, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance with all requirements of law and are sufficient for compliance in all material respects with all requirements under agreements, plans, commitments and leases to which the Company and its subsidiaries is a party. With respect to all such policies that are individually or in the aggregate material to the Company or its subsidiaries, all premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, subject to Section 4.1 of this Agreement, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time and no notice of cancellation or termination has been received with respect to any such policy.

(p)  Information Supplied.    Neither this Agreement, the Company Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Company or any of the Company’s subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s and Parent’s respective stockholders and at the time of the Company Stockholders Meeting and Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement. The Joint Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(q)  Transactions with Affiliates.    There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor of or debtor to, any stockholder, director, Employee or affiliate of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its subsidiaries. Neither the Company nor any subsidiary of the Company is a party to any transaction or agreement with any affiliate, stockholder, director or executive officer of the Company or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers.

(r)  Voting Requirements.    The affirmative vote (in person or by duly authorized and valid proxy at the Company Stockholders Meeting) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock required by applicable law (including, without limitation, the DGCL) and the Company’s organizational instruments to duly effect such adoption.

(s)  Opinion of Financial Advisor.    The Board of Directors of the Company has received the opinion of Stone Ridge Partners LLC (the “Company Financial Advisor”), to the effect that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock, from a financial point of view, and such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion shall be delivered to Parent promptly after the date hereof.

(t)  Brokers.    Except for the Company Financial Advisor, whose fees in connection with the Merger and the transactions contemplated by this Agreement shall not exceed the amount set forth on Section 3.1(t) of the Company Disclosure Schedule, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of such arrangements and agreements which are set forth as part of the Company Disclosure Schedule.

(u)  Takeover Laws.    The Company has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement, the Merger and all of the transactions contemplated hereby and thereby, exempt from or otherwise not subject to the provisions of any “change-in-control,” “fair price,” “interested stockholder,” “business combination,” “control share acquisition,” “moratorium,” “vote sterilization” and “pre-merger notification” (other than pursuant to the HSR Act which is not covered by this Section 3.1(u)) and all other anti-takeover laws (including, without limitation, Section 203 of the DGCL) (collectively, “State Takeover Laws”).

(v)  Rights Agreement.    The Company and Mellon Investor Services LLC, in its capacity as Rights Agent, have duly amended the Rights Agreement with respect to the Rights to purchase Junior Preferred Stock, which Rights have been issued and presently are associated with and represented by certificates evidencing the Company Common Stock, to render the Rights Agreement inapplicable to this Agreement, the Merger and the transactions contemplated hereby and thereby (including, without limitation, in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby) to ensure that (i) none of the Parent, Merger Sub or any of their respective affiliates or subsidiaries shall become or be deemed to be an “Acquiring Person” or an “Interested Stockholder” (as such terms are defined in the Rights Agreement), and (ii) no “Distribution Date,” “Shares Acquisition Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) shall occur, and that the Rights shall not detach or separate from the associated underlying shares of Company Common Stock or provide the holders thereof the right to acquire any securities of any person, or any interest therein or right thereto, in each case as a result of (x) the execution, delivery or performance of this Agreement or the consummation of the Merger and the transactions contemplated hereby or thereby, or (y) the public announcement thereof (the amendments referred to above being hereinafter collectively referred to as, the “Rights Agreement Amendments”). Other than as set forth in this Section 3.1(v), the Rights Agreement, as so amended, has not been further amended or modified, and shall not be further amended or modified, except as may be requested by the Parent or the Merger Sub to effectuate the provisions of this Section 3.1(v). Complete and correct copies of the Rights Agreement and all amendments thereto (including the Rights Agreement Amendments), have been provided to the Parent and Merger Sub.

(w)  Real Property.

(i) (A)  Section 3.1(w)(i)(A) of the Company Disclosure Schedule sets forth a complete list of all real property owned by the Company or its subsidiaries as of the date hereof (individually, an “Owned Property” and collectively, the “Owned Properties”) as well as all contracts, agreements or options to acquire other real property, or to sell or lease Owned Property, in each case binding on the Company or any of its subsidiaries, and (B) Section 3.1(w)(i)(B) of the Company Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by the Company and its Subsidiaries as lessee (individually, a “Leased Property” and collectively, the “Leased Properties”). The Leased Properties, together with the Owned Properties are referred to herein individually as a “Company Property” and collectively as the “Company Properties”. Section 3.1(w)(i)(C) of the Company Disclosure Schedule sets forth a complete list of all leases and subleases granting to any person (other than the Company or its subsidiaries) any right to occupy or use the Company Properties or any portion thereof (individually, a “Space Lease” and collectively, the “Space Leases”).

(ii)  Owned Properties.    The Company and its subsidiaries have good, marketable and insurable fee simple title to all Owned Properties and all buildings, structures and other improvements located thereon, free and clear of all Liens, other than the following permitted Liens (“Permitted Liens”).

(A)  Any Lien reflected (A) on the Company’s and its subsidiaries’ title reports and (B) in Section 3.1(w)(ii) of the Company Disclosure Schedule;

(B)  Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company in accordance with GAAP;

(C)  with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used);

(D)  rights of tenants arising under the Space Leases; and

(E)  inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.

(iii)  Real Property Leases.

(A)  Either the Company or its subsidiaries have valid, binding and enforceable leasehold interests in and to the Leased Properties and all improvements demised pursuant to the leases, licenses and occupancy agreements listed in Section 3.1(w)(iii) of the Company Disclosure Schedule (each, a “Real Property Lease” and collectively, the “Real Property Leases”).

(B)  Each of the Real Property Leases is in full force and effect; the Company or a subsidiary thereof holds a valid leasehold interest in, and actual and exclusive possession of, the Leased Properties subject thereto, free and clear of all Liens of any nature whatsoever, except Permitted Liens.

(C)  Neither the Company nor any of its subsidiaries has received any notification that it is in default with respect to any Real Property Leases which default remains uncured.

(D)  The Company and its subsidiaries are not in material breach or default in respect of any Real Property Lease, and to their knowledge no event has occurred which, with due notice or lapse of time or both, could constitute such a material breach or default, except for such obligations, the non-performance of which, and such breaches or defaults, the existence of which, in each case, would not result in a termination or cancellation of any Real Property Lease.

(E)  The base monthly rents, percentage rents, real estate taxes contributions and common area maintenance contributions, due and payable under each Real Property Lease for the month of February 2003, as same may be subject to adjustment pursuant to the terms of each Real Property Lease, are set forth in Section 3.1(w)(iii) of the Company Disclosure Schedule.

(iv)  Space Leases.

(A)  The Company has heretofore delivered to Parent true, correct and complete copies of all Space Leases.

(B)  Each Space Lease is valid, binding and in full force and effect.

(v)  All of the buildings, fixtures and improvements included on or in the Company Properties and owned or leased by the Company and its Subsidiaries are in satisfactory condition and repair for the continued use of the Company Properties in the ordinary course of business consistent with past practices.

(vi)  To the Company’s knowledge and without inquiry (i) all certificates of occupancy necessary for the current use and operation of each Company Property have been issued and are in full force and effect, and (ii) the use of the Company Properties is in conformity with such certificates of occupancy in all material respects.

(vii)  There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any material part thereof.

(viii)  Neither the Company nor any of its subsidiaries holds a contractual right to purchase or acquire any material real estate interest and no person or entity has any option, right of first refusal or other contractual right to acquire title to the Company Properties or any portion thereof or interest therein.

(ix)  To the Company’s knowledge, the current use and occupancy of the Company Properties and the improvements located thereon are not in violation of any material recorded covenants, conditions, restrictions, reservations, easements or agreements affecting the Company Properties.

(x)  To the Company’s knowledge, each improvement located on the Company Properties which is material to its operation has sufficient access to public roads directly or by means of a valid private easement.

(xi)  All water, gas and other utilities are sufficient to enable the Company Properties to continue to be used and operated in the ordinary course of business consistent with past practices. With respect to the Owned Properties, said utilities either enter the premises through adjoining public streets or, if they pass through adjoining private land, do so in accordance with legal, valid and enforceable permanent public or private easements which will inure to the benefit of the Parent, its successors and assigns.

(x)  Tangible Personal Property.    Except as would not materially impair the Company and its operations or the operations of its subsidiaries, the machinery, equipment, furniture, fixtures and other tangible personal property (the “Tangible Personal Property”) owned, leased or used by the Company or any of its subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and is, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted. The Company and its subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to the Company and its subsidiaries, taken as a whole, free and clear of all Liens, other than Permitted Liens.

(y)  Investment Company.    Neither the Company nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

(z)  Board Approval.    Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of the Company, after full and deliberate consideration, unanimously has (i) duly approved this Agreement and resolved that the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, and (ii) resolved to unanimously make the Company Recommendation, and directed that the Merger be submitted for consideration by the holders of Company Common Stock at the Company Stockholders’ Meeting for such purpose.

(aa)  Foreign Corrupt Practices and International Trade Sanctions; Internal Controls.

(i) Neither the Company, nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (A) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (B) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (C) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in each case those violations or lack of compliance which would not have a material adverse effect on the Company.

(ii)  Each of the Company and the subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company heretofore has provided to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA and hereby reaffirms, represents and warrants directly to Parent and Merger Sub the matters and statements made in such certificates.

(bb)  Suppliers and Customers.

(i)  Neither the Company nor any subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

(ii)  Neither the Company nor any of its subsidiaries is engaged in any dispute with any significant customer and, to the knowledge of the Company and its subsidiaries, no significant customer has expressed any intention to suspend, terminate, materially limit, reduce, change or otherwise modify its business relations with the Company or any of its subsidiaries (including, without limitation, giving notice of any intention to suspend, terminate, materially limit, reduce or otherwise modify the volume of any purchases or orders from the Company).

(cc)  Accounts Receivable; Inventory.    Subject to GAAP reserves set forth in the unaudited consolidated balance sheet of the Company and its subsidiaries at December 28, 2002 (the “Unaudited Company Balance Sheet”), all inventories, accounts and notes receivable of the Company and its subsidiaries reflected in the Unaudited Company Balance Sheet have arisen in the ordinary course of business and were not subject to any material discount, vendor margin agreements, “high/low” holdbacks, contingency, “make whole,” chargebacks, writeoffs, writedowns, “make good”, guaranty, return, allowance, claim of offset or recoupment, counterclaim or Liens (other than Permitted Liens). All accounts and notes receivable of the Company and its subsidiaries arising subsequent to the date of the Unaudited Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and are not subject to any material discount, vendor margin agreements, “high/low” holdbacks, contingency, “make whole”, chargebacks, writeoffs, writedowns, “make good”, guaranty, discount, return, allowance, claim of offset or recoupment, counterclaim or Liens (other than Permitted Liens), except for normal GAAP reserves consistent with past custom and practice. The reserves for doubtful accounts and allowances set forth on the Unaudited Company Balance Sheet and notes are evaluated by the Company quarterly and have been established in accordance with past custom and practice and are substantially adequate to provide for all losses which may be sustained on realization of the accounts receivable shown on the Unaudited Company Balance Sheet. The inventories shown on the Unaudited Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and have been replenished in all material respects in the ordinary course of business consistent with past custom and practice.

SECTION 3.2    Representations and Warranties of Parent.    Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement which is incorporated by reference in and constitutes an integral part of this Agreement (the “Parent Disclosure Schedule”) and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken or as set forth in the Parent’s Annual Report on Form 10-K for its fiscal year ended January 31, 2002 and any other periodic Exchange Act reports filed by Parent with the SEC since April 25, 2002 (in which case specific reference thereto shall be made in the Parent Disclosure Schedule), Parent hereby represents and warrants to the Company as follows:

(a)  Organization, Standing and Corporate Power.

(i)  Each of Parent, its subsidiaries and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent or the applicable subsidiary.

(ii)  Merger Sub is a newly formed corporation with no material assets or liabilities, except for liabilities arising under this Agreement. Merger Sub will not conduct any business or activities other than the issuance of its capital stock to Parent prior to the Merger.

(b)  Capital Structure.    The authorized capital stock of Parent consists of 30,000,000 shares of common stock, $.01 par value (the “Parent Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Authorized Preferred Stock”). As of January 30, 2003: (i) 6,425,641 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) no shares of Parent Common Stock were held by subsidiaries of Parent; (iv) approximately 2,500,000 shares of Parent Common Stock were reserved for issuance pursuant to the stock-based plans identified in Section 3.2(b) of the Parent Disclosure Schedule (such plans, collectively, the “Parent Stock Plans”), of which approximately 1,488,634 shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, “Parent Employee Stock Options”); and (v) no shares of Parent Common Stock are reserved for issuance pursuant to convertible securities. All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or any similar rights. Except as set forth in this Section 3.2(b) and except for changes since January 30, 2003 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans or Parent Employee Stock Options and other rights referred to in this Section 3.2(b), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of Parent, (B) any securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities or other ownership interests of Parent, and (y) there are no outstanding obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or other ownership interests in any Parent subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Parent subsidiary or (C) obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Parent subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Parent or any of its subsidiaries is a party or, to the knowledge of Parent, any Major Shareholder is a party, with respect to the voting of the capital stock of Parent or any of the subsidiaries.

(c)  Authority; Noncontravention.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the issuance of the Parent Common Stock in the Merger, to the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively, subject, in the case of the issuance of the Parent Common Stock in the Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with their terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and could be subject to the discretion of the courts for which any proceeding therefor may be brought.

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit or, in the case of clause (iii) below, any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws of the comparable organizational documents of any of its significant subsidiaries or Merger Sub, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, capital lease, software agreement, permit, concession, franchise, license or other agreement or instrument or similar authorization applicable to Parent or any of its subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for

(1) the filing of a pre-merger notification and report form by Parent under the HSR Act; (2) the filings with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with the Merger, this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; and (4) such filings with and approvals of Nasdaq to permit the shares of Parent Common Stock to be issued in the Merger to be qualified for listing on Nasdaq, subject to official notice of issuance.

(d)  Parent Documents.    Since January 31, 2000, Parent has timely filed (giving effect for this purpose to permissible extensions pursuant to Rule 12b-25 under the Exchange Act, to the extent the filing deadline as so extended was satisfied) all reports, schedules, forms, information statements and other documents (including exhibits) required to be filed by Parent with the SEC (together with all certifications required pursuant to SOXA, the “Parent SEC Documents”). As of their respective filing dates, (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) no Parent SEC Documents, as of their respective dates, except as amended or supplemented by a subsequently filed Parent SEC Document, contained, and no Parent SEC Document filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Parent SEC Document filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Parent under the Securities Act, in light of the circumstances under which they were made) not misleading.

The financial statements of Parent included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form l0-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Parent SEC Documents to be filed subsequently to the date hereof are not reasonably expected to be, material in amount or effect). Except (A) as reflected in Parent’s unaudited balance sheet as of October 31, 2002 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since October 31, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature. Deloitte & Touche LLP, who have expressed their opinion with respect to the financial statements of the Parent and its subsidiaries included in Parent SEC Documents (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

Each of the Parent, its directors and its senior financial officers has consulted with the Parent’s independent auditors and with the Parent’s outside counsel with respect to, and (to the extent applicable to the Parent) is familiar in all material respects with all of the requirements of, SOXA. The Parent is in compliance with the provisions of SOXA applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Parent’s independent auditors and outside counsel, respectively, to ensure Parent’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOXA which shall become applicable to the Parent after the date hereof. All financial projections and forecasts heretofore furnished to the Company were prepared by the Parent’s management in good faith on the basis of reasonable assumptions (based on the best information and estimates currently available to management when made).

(e)  Information Supplied.    Neither this Agreement, the Parent Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Parent, any of the Parent’s subsidiaries, Merger Sub or any of their respective employees or agents to the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s and Parent’s respective stockholders and at the time of the Company Stockholders Meeting and Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in either case, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, and the Joint Proxy Statement, as it relates to the Parent Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(f)  Brokers.    Except for Sawaya Segalas & Co., LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(g)  Compliance with Applicable Laws.

(i)  Each of Parent and its subsidiaries is, and since January 31, 2000 has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent.

(ii)  Neither Parent nor any of its subsidiaries is subject to any outstanding Restraint or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on Parent, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on Parent, that in any manner currently relates to its policies, its management or its business currently (each, a “Parent Regulatory Agreement”), nor has Parent or any of its subsidiaries or affiliates (A) to Parent’s knowledge, been advised since January 31, 2002 by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

(iii)  Except for filings with the SEC and filings with respect to Taxes, which are the subject of Sections 3.2(d) and 3.2(p), respectively, and not covered by this Section 3.2(g)(iii), the Parent and each of its subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 31, 2000 with each Governmental Entity (the “Other Parent Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Parent. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Parent or any of its subsidiaries. No Other Parent Documents, as of their respective dates, except as amended or supplemented by an Other Parent Document filed prior to the date hereof, contained, and no Other Parent Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Other Parent Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has delivered or made available to Parent a true and complete copy of each material Other Parent Document.

(h)  Absence of Litigation.    There are no pending or, to Parent’s knowledge, threatened litigations, actions, suits, proceedings, investigations or arbitrations with respect to Parent or any of its subsidiaries or any of their respective properties that would result in a material adverse effect on Parent.

(i)  Absence of Certain Changes.    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof, since January 31, 2002, (A) there has not been any material adverse change in Parent or any event which either individually or when aggregated with other event(s) has or reasonably would be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole or (B) there are not, to Parent’s knowledge, any facts, circumstances or events that make it reasonably likely that Parent will not be able to fulfill its obligations under this Agreement in all material respects.

(j)  Board Approval.    Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of Parent, after full and deliberate consideration, unanimously has (i) duly adopted this Agreement and resolved that the Merger and the transactions contemplated hereby are in the best interests of Parent’s stockholders, and (ii) resolved unanimously to recommend to all of Parent’s stockholders that they affirmatively vote to approve the issuance of Parent Common Stock in the Merger at the Parent Stockholders Meeting. The Board of Directors of Merger Sub unanimously has duly approved this Agreement and has determined that the Merger is advisable.

(k)  Voting Requirements.    The affirmative vote (in person or by duly authorized and valid proxy) at the Parent Stockholders Meeting of the holders of a majority of the total votes cast on the proposal to approve the issuance of Parent Common Stock pursuant to the Merger and the transactions contemplated by this Agreement (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the Parent’s capital stock required by applicable law (including the rules and regulations and listing requirements of Nasdaq) and the Parent’s organizational instruments to effect such approval.

(l)  Foreign Corrupt Practices and International Trade Sanctions; Internal Controls.    (i) Neither the Parent, nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (A) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (B) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (C) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in each case those violations or lack of compliance which would not have a material adverse effect on the Parent.

(ii)  Each of the Parent and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Parent and to maintain accountability for the Parent’s consolidated assets; (iii) access to the Parent’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Parent’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Parent heretofore has provided to the Company complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA and hereby reaffirms, represents and warrants to the Company the matters and statements made in such certificates.

(m)  Certain Contracts.    Neither the Parent nor any of its subsidiaries is a party to or bound by or otherwise subject to (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (b) any other agreements the performance or non-performance of which would have a material adverse effect on the Parent. All material contracts which Parent or any of its subsidiaries is a party to, bound by or otherwise subject to are in full force and effect.

(n)  Transactions with Affiliates.    There are no outstanding amounts payable to or receivable from, or advances by the Parent or any of its subsidiaries to, and neither the Parent nor any of its subsidiaries is otherwise a creditor of or debtor to, any stockholder, director, Employee or affiliate of the Parent or any of its subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Parent or any of its subsidiaries. Neither the Parent nor any subsidiary of the Parent is a party to any transaction or agreement with any affiliate, stockholder, director or executive officer of the Parent or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers.

(o)  Adequate Funds and Authorized Stock.    Parent has adequate cash reserves, borrowing availability under its existing credit facilities and/or standard and customary senior lender commitments sufficient in the aggregate to pay the aggregate Cash Consideration (and the aggregate cash portion of the aggregate Option Consideration) contemplated by Article II of this Agreement, and Parent has a sufficient number of duly authorized but unissued shares of Parent Common Stock to issue the maximum number of such shares contemplated by Article II of this Agreement.

(p)  Tax Matters.    For purposes of this Section 3.2(p) any reference to the Parent or the Parent’s subsidiaries shall be deemed to include a reference to the Parent’s predecessors or the Parent’s subsidiaries’ predecessors, respectively, except where inconsistent with the language of this Section 3.2(p).

(i)  Each of the Parent and each of its subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (C) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Parent’s audited consolidated balance sheet as of January 31, 2002 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP for all Taxes accrued or accruable through the date thereof.

(ii)  There are no material Liens for Taxes upon any property or assets of the Parent or any subsidiary of the Parent, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate provisions have been made in the Parent’s audited consolidated financial statements in accordance with GAAP).

(iii)  Each of the Parent and its subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under such applicable laws.

(iv)  As of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Parent or any of its subsidiaries, and neither the Parent nor any subsidiary of the Parent has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(v) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed by any Governmental Entity against, or with respect to, the Parent or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of Parent, threatened against or with respect to the Parent or any of its subsidiaries with respect to any Tax.

(vi)  Neither the Parent nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Parent and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(vii)  No claim has been made in writing by any Governmental Entities in a jurisdiction where the Parent or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(viii)  Each of the Parent and each of its subsidiaries has made available to the Company correct and complete copies of (i) all of their material Tax Returns filed within the past six years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past five years relating to the Federal, state, local or foreign Taxes due from or with respect to the Parent or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Parent or any of its subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(ix)  Neither the Parent nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Parent and its subsidiaries no such deficiency or assessment is proposed.

(q)  Intellectual Property.    The Parent or one of its subsidiaries owns or has the valid right to use all Intellectual Property used in the business of the Parent as it currently is conducted. The Parent or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each Intellectual Property application and registration material to its business. All of the material registrations of the Parent are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). There is no pending or, to the Parent’s knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against any material Intellectual Property used by the Parent or its subsidiaries.

ARTICLE    IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1    Conduct of Business by the Company.    Except as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement, until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, and, use commercially reasonable efforts consistent with the terms of this Agreement to preserve intact their current business organizations and their current business relationships with their respective suppliers and customers, use all commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and employees, including, without limitation, their respective sales and design personnel, and preserve intact their relationships with those persons having business dealings with them, all with the goal of preserving unimpaired their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a regular basis to review the financial and operational affairs of the Company and its subsidiaries, to the extent permitted by applicable law, and the Company shall give due consideration to Parent’s input on such matters, consistent with Section 4.5 hereof, with the understanding that Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time. Except as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement or except as previously consented to by Parent in writing, after the date hereof the Company shall not, and shall not permit any of its subsidiaries to:

(i)  other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any shares of any class or series of its capital stock, (y) split, combine or reclassify any shares of any class or series of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of any class or series of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of any class or series of capital stock of the Company or any of its subsidiaries, other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date hereof in accordance with their present terms);

(ii)  issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of any class or series of its capital stock, any other voting securities, including, without limitation, any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, without limitation, any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date hereof in accordance with their present terms);

(iii)  amend its certificate of incorporation, by-laws or other organizational instruments and agreements;

(iv)  acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities or indebtedness of, or by any other manner, any business or any person, or otherwise acquire or agree to acquire any assets for consideration in excess of $500,000 in any one transaction or series of related transactions or $1,500,000 in the aggregate;

(v)  sell, lease, license, mortgage, exchange, transfer or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than pursuant to transactions in the ordinary course of business and consistent with past practices, or create any security interest in such assets or properties, except for Permitted Liens;

(vi)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, indemnify or endorse, or otherwise become directly or indirectly responsible or liable for the obligations of any person or, other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

(vii)  change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ending December 29, 2001, except as required by changes in law or regulation;

(viii)  change in any material respects its investment or risk management or other similar policies of the Company or any of its subsidiaries;

(ix)  make or change any material Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, provided, that for purposes of this subparagraph (ix), “material” shall mean affecting or relating to $1,500,000 of taxable income;

(x)  create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or its subsidiaries containing (A) any non-de minimis restriction on the ability of the Company and its subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or (B) any non-de minimis restriction on the Company or its subsidiaries engaging in any type or activity or business;

(xi)  (A) incur any capital expenditures in an annual aggregate amount in excess of $500,000 or (B) enter into any agreement obligating the Company to spend more than $500,000 annually, or $1,000,000 in the aggregate, or undertake any material commitment or material transaction of the type described in Section 3.1(f) of this Agreement, other than in the ordinary course of business consistent with past practice;

(xii)  amend or otherwise modify, except in the ordinary course of business, in any material respect, or violate the terms of any of the Company Material Contracts or other binding obligations of the Company or its subsidiaries;

(xiii)  alter in any material respect, or enter into any commitment to alter in any material respect, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than in the ordinary course of business consistent with past practice);

(xiv)  (A) grant to any current or former director, executive officer or other Employee of the Company or its subsidiaries any increase in compensation, perquisites, bonus or other benefits, except for salary, wage, bonus or benefit increases to current Employees who are not executive officers and which are in the ordinary course of business, consistent with past practice, (B) grant to any such current or former director, executive officer or other Employee of the Company any increase in severance or termination pay, (C) enter into, or amend, or take any action to clarify any provision of, any Employee Plan or any employment, deferred compensation, thrift, stock option, pension, welfare, retirement, consulting, severance, medical, trust, termination or indemnification agreement with any such current or former director, executive officer or other Employee, or (D) modify any Company Stock Option;

(xv)  except pursuant to agreements or arrangements in effect on the date hereof and disclosed in writing and provided or made available to Parent and except for compensation for service as an officer, Employee or director consistent with past practice, and in all cases solely to the extent permissible under SOXA, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets

(real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(xvi)  agree or consent to any material amendment or modification of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

(xvii)  pay, discharge, settle, compromise or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, action, suit, case, investigation or proceeding (including, without limitation, those of a judicial, arbitral or governmental mandate, other than any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, or incurred since September 28, 2002 in the ordinary course of business consistent with past practice;

(xviii)  authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants in this Agreement;

(xix)  issue any broadly distributed communication of a general nature to Employees, customers or suppliers (including general communications relating to benefits and compensation) without the prior written approval of Parent (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or the transactions contemplated by this agreement;

(xx)  create, renew, amend or permit to expire, lapse or terminate or take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 3.1(o); or

(xxi)  take any action or fail to take any action which would result in any of the conditions of Article VI not being satisfied.

SECTION 4.2    Advice of Changes.    Each of the Company, as one party, and Parent and Merger Sub, together as the second party, shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any agreement, arrangement, business or other relationship with any of the Company’s or its subsidiaries’ respective customers, suppliers or sales or design personnel; and (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VI to be satisfied.

SECTION 4.3    No Solicitation by the Company.    (a)  Until the earlier of the Effective Time and the date of termination of this Agreement, neither the Company, any of its subsidiaries nor any of the officers or directors of the Company or any of its subsidiaries shall, and the Company shall instruct and use its best efforts to cause its and its subsidiaries’ agents, employees, representatives and affiliates (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries or expressions of interest regarding, or the making of any offer or proposal which reasonably could be expected to lead to, the receipt or submission of a Company Takeover Proposal, (ii) participate in any discussions or provide any confidential or material non-public information, data or assistance to any person relating to any Company Takeover Proposal, (iii) enter into any agreement regarding any Company Takeover Proposal, (iv) make or authorize any statement, recommendation or solicitation in support of or expressing neutrality in respect of any Company Takeover Proposal or (v) grant any waiver or release under any “standstill” or similar agreement; provided, however, that prior to the Effective Time, the Company shall be permitted to (A) engage in discussions with any person who seeks (without any solicitation by or discussion with the Company or its directors, officers, Employees, advisors, agents or representatives in violation of this Section 4.3) to initiate discussions relating to a Company Takeover Proposal, or (B) subject to receipt by the Company of an executed confidentiality agreement from such person containing customary terms for and conditions relative to transactions of such nature (and otherwise having terms no more favorable to such person than those set forth in the Confidentiality Agreements), furnish such person information concerning the Company and its subsidiaries, if and only to the extent that prior to furnishing any such information to, or entering into discussions with, any such person, (1) the Board of Directors of the Company determines in its good faith, after consultation with outside legal counsel, that the failure to engage in such discussions or provide such information would violate the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable law, (2) the Company’s Board of Directors concludes in its good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that there is a substantial likelihood that such actions would lead reasonably promptly to the receipt or submission of a Company Superior Proposal and (3) the Company provides prior written notice to Parent of its intention to take such action. Upon the execution of this Agreement, the Company, its subsidiaries and their representatives immediately shall cease and cause to be terminated all existing activities, discussions, inquiries, investigations or negotiations with all parties (other than Parent, Merger Sub and their respective directors, officers, agents, representatives and advisors) with respect to any Company Takeover Proposal or proposed transaction which could lead to a Company Takeover Proposal. The Company hereby confirms that it has consulted with and fully informed its and its subsidiaries’ officers, directors, agents, representatives and affiliates as to the meaning and provisions of this Section 4.3, and that such persons have confirmed their understanding of and have agreed to comply with the provisions hereof.

For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, expression of interest, term sheet, letter of intent, proposal or offer from any person relating to any (i) acquisition, purchase, lease, exchange, sale, joint venture, or mortgage (in a single transaction or series of related transactions) of 10% or more of the consolidated assets of the Company and its subsidiaries, (ii) offer, sale, issuance or purchase (in a single transaction or series of related transactions) of any Equity Securities (as defined in Section 3(a)(11) of the Exchange Act) or voting debt securities of the Company or any of its subsidiaries, (iii) tender or exchange offer which, if consummated, would result in any person acquiring beneficial ownership of any Equity Securities or voting debt securities of the Company, (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, reincorporation or similar transaction involving the Company or any of its subsidiaries, (v) the declaration or payment by the Company of an extraordinary dividend or distribution in respect of any of its Equity Securities or the effectuation by the Company of a transaction that would involve either a change in or reconstitution of the Company’s outstanding capital stock or a distribution of assets of any kind to the holders thereof, (vi) repurchase by the Company or any of its subsidiaries of shares of the Company’s capital stock or voting debt securities, or (vii) public announcement by the Company or any other person of a proposal, plan or intention to pursue, enter into or consummate any of the foregoing (other than the Merger).

For purposes of this Agreement, a “Company Superior Proposal” means any unsolicited bona-fide, written proposal or offer (setting forth all relevant material terms and conditions, including, without limitation, price and structure, and to the extent then known, intended Tax and accounting treatment, conditions to consummation, a description of all requisite third party and regulatory approvals, and the intentions of the person making the proposal or offer with respect to the provisions of this Section 4.3 and Section 5.8(b)) made by any person (other than Parent, Merger Sub or an affiliate thereof) to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, reincorporation, or other similar transaction (including any change-in-control of the type contemplated by Rule 14f-1 under the Exchange Act), 100% of the combined voting power of the Company’s capital stock then outstanding or all or substantially all of the consolidated assets of the Company and which the Board of Directors of the Company determines in good faith, after consultation with and upon the advice of outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), would be more favorable to the holders of Company Common Stock than the Merger and otherwise fair to and in the best interests of the holders of Company Common Stock and advisable (after due consideration of the transaction value and price and form of consideration, the likelihood and anticipated timing of consummation, all regulatory approval requirements and consequences, and all other legal, financial and regulatory aspects of the proposal) and, in respect of which, cash (sufficient in amount to pay the aggregate consideration to be received by the holders of Company Common Stock to the extent such consideration is to be paid in cash, all transaction fees and expenses and the fee payable under Section 5.8(b) hereof) is either then available and segregated or fully committed and not subject to any contingency (except for customary commercial senior lender “market outs”).

(b)  Except as expressly permitted by the third paragraph of this Section 4.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval or adoption of the Agreement, the Merger or the Company Recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval, adoption or Company Recommendation (collectively, a “Change in the Company Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company or any of its subsidiaries to enter into any letter of intent, agreement-in-principle, memorandum of understanding, heads of agreement, term sheet, agreement, contract, commitment, plan or arrangement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal.

For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or publicly announced proposal to approve or recommend), by the Company’s Board of Directors or any committee thereof of a Company Takeover Proposal, or any failure by the Company’s Board of Directors to recommend against a Company Takeover Proposal.

Notwithstanding the foregoing, if in response to a Company Acquisition Proposal from any person which is unsolicited and not otherwise made, submitted or received in violation of this Section 4.3, the Board of Directors of the Company determines in its good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that such Company Acquisition Proposal constitutes a Company Superior Proposal, subject to payment of the fee required to be paid by the Company to Parent pursuant to Section 5.8(b), the Board of Directors of the Company may, (A) at any time prior to the Company Stockholders Meeting, effect a Change in the Company Recommendation or, (B) at any time after the Company Stockholders Meeting, terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that at least seven business days prior to taking any of the actions set forth in clause (A) or (B) above, the Company’s Board of Directors theretofore shall have provided Parent written notice advising Parent that the Company’s Board of Directors is prepared to conclude that such Company Takeover Proposal constitutes a Company Superior Proposal and during such seven-business day period the Company and its agents, representatives and advisors shall have negotiated diligently and in good faith with Parent to make adjustments to and/or amendments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and after fully considering any such adjustment or amendment the Company’s Board of Directors concludes in its good faith, after consultation with its outside legal counsel and its independent financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal; it being hereby intended and agreed that the Company shall not enter into any Company Acquisition Agreement with respect to such Company Superior Proposal (or propose publicly to do so) prior to the expiration of such seven-business day period.

(c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall advise Parent orally and within 24 hours in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly provide a copy of any written request or Company Takeover Proposal to Parent, and any information and/or documents provided by the Company or any of its subsidiaries to the person making such request or Company Takeover Proposal to the extent not previously furnished to Parent. The Company will keep Parent promptly informed, on a current basis and in reasonable detail, of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

(d)  Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule l4e-2(a) promulgated under the Exchange Act or from making any disclosure if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to make such disclosure would violate its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company publicly reaffirms the Company Recommendation in such disclosure.

SECTION 4.4    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to: (i) timely file (taking into account any extensions of time within which to file) all Tax Returns (“Post-Signing Returns”) required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) make provision in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its subsidiaries in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims.

SECTION 4.5    Transition.    To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company and its subsidiaries with the businesses of Parent and its subsidiaries to be effective as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its subsidiaries in the ordinary course of business, the Company shall cause the current employees and officers of the Company and its subsidiaries to use their commercially reasonable efforts to be available and provide support to Parent, including support from its outside contractors, and to assist Parent in performing all tasks, including, without limitation, employee, customer and supplier interviews and equipment installations, reasonably required to result in a successful integration at and after the Closing.

SECTION 4.6    No Fundamental Changes in the Conduct of Business by Parent.

(a)  Until the earlier of the termination of this Agreement and the Effective Time, the Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due.

(b)  Except as set forth in Section 4.6 of the Parent Disclosure Schedule or as otherwise expressly contemplated by this Agreement, until the Effective Time, Parent shall not, and shall not permit any of it subsidiaries to:

(i)  except as contemplated hereby, amend its certificate of incorporation or by-laws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock; provided that the authorization or issuance of any class or series of preferred stock shall not be deemed to violate this clause (i);

(ii)  enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless such transaction would not materially delay or impede the consummation of the Merger;

(iii)  take any action or fail to take any action which would result in any of the conditions of Article VI not being satisfied; or

(iv)  authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent Parent from performing or would be reasonably likely to cause Parent not to perform its covenants hereunder in all material respects.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1    Preparation of the Form S-4, Joint Proxy Statement; Stockholders Meetings.

(a)  As promptly as practicable following the date of this Agreement, Parent shall prepare and file with the SEC (and the Company shall cooperate and participate in the preparation of) the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus and in which a resale prospectus (the “Resale Prospectus”) shall be included for the purpose of permitting the Parent Common Stock issued to those affiliates of the Company identified in Section 5.10 of the Company Disclosure Schedule to be resold by such affiliates as provided in the last sentence of this Section 5.1(a). Each of Parent and the Company shall use their reasonable best efforts to have the Form S-4 and the Resale Prospectus declared effective under the Securities Act and the Joint Proxy Statement “cleared” by the SEC’s staff for mailing in connection with the Company Stockholder Meeting and the Parent Stockholder Meeting as promptly as practicable after such filing. As promptly as practicable after the Form S-4 is declared effective, each of Parent and the Company shall cause the Joint Proxy Statement to be mailed to their respective stockholders. Parent shall use its reasonable best efforts to maintain the Resale Prospectus in effect for purposes of the Securities Act until the earlier of (i) such time as those affiliates identified on Schedule 5.10 have resold their Parent Common Stock covered by such Resale Prospectus or (ii) 365 days after the effective date of the Resale Prospectus.

(b)  If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its subsidiaries, or with respect to other information supplied by Company for inclusion in the Form S-4 or the Joint Proxy Statement or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Joint Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, such event promptly shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company and Parent.

(c)  Each of the Company and Parent shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information, and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Joint Proxy Statement as promptly as practicable after the receipt thereof. The Company and Parent shall cooperate with each other and provide to each other all information necessary to prepare the Form S-4 and the Joint Proxy Statement, and shall provide promptly to the other party all information such party may obtain that could necessitate amending any such document.

(d)  The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholders Meeting in accordance with the DGCL, its certificate of incorporation and by-laws, as applicable, for the purpose of obtaining the Company Stockholder Approval and subject to Section 4.3(b), the Board of Directors of the Company shall recommend to the Company’s stockholders that they affirmatively vote for the adoption of this Agreement (the “Company Recommendation”). The Company shall solicit from the holders of Company Common Stock proxies in favor of adoption of this Agreement and shall take all other lawful action necessary and desirable to obtain the Company Stockholder Approval. Once the Company Stockholders Meeting has been duly called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum, and then only to the nearest possible future date) the Company Stockholders Meeting without Parent’s written consent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the making, commencement, public announcement, public disclosure, submission, receipt or communication to the Company or its stockholders or professional advisors or representatives of any Company Takeover Proposal. Notwithstanding any Change in the Company Recommendation or anything in this Agreement to the contrary, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall coordinate and cooperate with Parent with respect to the timing of the Company Stockholders Meeting and the Parent Stockholder Meeting, and shall take all steps necessary to ensure that they are convened and held on the same date or as nearly proximate to one another as reasonably practicable.

(e)  Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with the FBCA and its articles of incorporation and by-laws, as applicable, for the purpose of obtaining the Parent Stockholder Approval, and the Board of Directors of Parent shall recommend to its shareholders that they affirmatively vote to approve the issuance of Parent Common Stock pursuant to the Merger and the transactions contemplated by this Agreement.

SECTION 5.2    Letters of the Company’s Accountants.    The Company shall cause to be delivered to Parent two letters from the Company’s independent accountants, one dated a date not later than the second business day next preceding the date on which the Form S-4 shall become effective and one dated a date not later than the second business day next preceding the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.3    Letters of Parent’s Accountants.    Parent shall cause to be delivered to the Company two letters from Parent’s independent accountants, one dated a date not later than the second business day next preceding the date on which the Form S-4 shall become effective and one dated a date not later than the second business day next preceding the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.4    Access to Information; Confidentiality.    Subject to the confidentiality agreements, dated June 25, 2002 and December 16, 2002, respectively (the “Confidentiality Agreements”), by and between Parent and the Company, and subject to applicable laws and regulations, each party shall, and shall cause its subsidiaries to, afford to the other party and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of such party and its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, each party will deliver or cause to be delivered to the other party all internal reports prepared by it and/or its subsidiaries in the ordinary course that are reasonably required by such party promptly after such reports are made available to its personnel. No review of information, documentation or materials by Parent pursuant to this Section 5.4 shall affect any representation or warranty made by the Company to Parent, and no review of information, documentation or materials by the Company pursuant to this Section 5.4 shall affect any representation or warranty made by Parent to the Company. The Company and Parent will hold, and will cause each of its respective officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

SECTION 5.5    Commercially Reasonable Efforts     (a)  Except where otherwise provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly or cause to be taken all actions, and to do promptly or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable law and otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, permissions and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a waiver, consent, authorization, permission or approval from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary waivers, consents, authorizations, permissions and approvals from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of all additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, including, without limitation, (A) the preparation of any Employee Plan documents required under ERISA and/or the Code, (B) the amendment or filing of any document required by any Governmental Entity and/or any disclosure document to participants under ERISA and/or the Code, (C) the conducting of any operational review from and after the date hereof and (D) the taking of any action of management or the Board of Directors of the Company in respect of any of the foregoing.

(b)  In connection with and without limiting the generality of the foregoing, the Company and Parent shall (i) use their best efforts to ensure that no State Takeover Laws is or becomes applicable to Parent or Merger Sub or to the Merger or to this Agreement or any of the transactions contemplated hereby, and (ii) if any State Takeover Laws becomes applicable to the Merger or to this Agreement or the transactions contemplated hereby, take all action necessary to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such State Takeover Law on the Merger, this Agreement and the transactions contemplated hereby.

SECTION 5.6    [Intentionally Omitted]

SECTION 5.7    Indemnification, Exculpation and Insurance.    (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of the Company and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

(b)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the “Indemnified Parties”), is, or is threatened to be, made a party, or arising out of or pertaining to (i) the fact that he is or was a director, officer or current employee of the Company or any of its subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

(c)  For a period of three years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such scope of coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that the Surviving Corporation may substitute therefor policies of Parent or its subsidiaries (including self-insurance) containing terms with respect to scope of coverage and amount no less favorable to such directors or officers; and provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.7(c) in excess of 275% of the aggregate premiums paid by the Company during its fiscal year ended December 28, 2002 on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest scope of coverage and amount that is then available for a cost not exceeding 275% of such premium amount.

(d)  Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 5.7. The provisions of this Section 5.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

SECTION 5.8    Fees and Expenses.    (a)  Except as provided in this Section 5.8 or in Section 5.14, all fees and expenses incurred in connection with the Merger, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)  (i)  If this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), then upon such termination the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $3,680,000.

(ii)  (A) If (x) a Pre-Termination Company Takeover Proposal Event shall occur and thereafter this Agreement is terminated either by Parent or the Company pursuant to Section 7.1(b)(ii) and (y) prior to the first anniversary of the date of such termination the Company consummates a Company Takeover Proposal or enters into or publicly announces a Company Acquisition Agreement, then on the earliest to occur of the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into or publicly announced, the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the

Company, a fee of $3,680,000 (less the amount, if any, theretofore paid to Parent under Section 5.8(b)(ii)(B)).

(B) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(ii) without there having occurred a Pre-Termination Company Takeover Proposal Event, then the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $1,840,000, not later than the second business day next following such termination.

(iii)  If this Agreement is terminated by the Company pursuant to Section 7.1(d), then upon such termination the Company shall pay (or cause to be paid) to Parent, by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $3,680,000.

(iv)  For purposes of this Section 5.8(b), a “Pre-Termination Company Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement and, in all cases, subject to the requirements and obligations of the Company set forth in Sections 4.3 and 5.1, a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or made directly to the Company’s stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn at least seven business days prior to the Company Stockholders Meeting.

(v)  The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not have been induced to enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 5.8(b), and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.8(b), the Company shall pay to Parent all of its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

(vi)  It is expressly agreed that the amounts to be paid pursuant to this Section 5.8(b) constitute liquidated damages negotiated at arm’s-length and do not constitute, and are not intended by the parties to operate as, a penalty, and any such amounts paid shall constitute the sole and exclusive remedy of the party receiving such payment under the events and circumstances giving rise thereto as specified in this Agreement, except that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

SECTION 5.9    Public Announcements.    Parent and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Merger, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure) and except for any discussions with rating agencies. The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the Merger, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.10    Affiliates.    The Company shall use its reasonable best efforts to obtain and deliver to Parent not later than 30 days after the date hereof a written agreement substantially in the form attached hereto as Exhibit A of all persons who are (or may deemed to be) “affiliates” of the Company for purposes of Rule 145 under the Securities Act (and who are identified in Section 5.10(a) of the Company Disclosure Schedule). Any such affiliate that shall not so execute and deliver to the Company such written agreement as provided in this Section 5.10 shall not be entitled to have the Parent Stock Consideration issued in the Merger to such affiliate covered by (and shall not be entitled to be included as a “selling stockholder” in) the Resale Prospectus. Promptly after the expiration of such 30-day period, the Company shall cause to be delivered to each affiliate that shall not so execute such written agreement as provided in this Section 5.10 a statement disclosing that the shares of Parent Common Stock to be issued in the Merger to such affiliate are subject to transfer restrictions under each of Rule 145 and Rule 144 under the Securities Act and, therefore, may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an available exemption from the registration and prospectus delivery requirements of, the Securities Act, and that the certificates evidencing such shares of Parent Common Stock shall bear appropriate restrictive legends and stop transfer orders shall be maintained by the Parent’s transfer agent in respect of such shares.

SECTION 5.11    Stock Exchange Listing.    Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable under Article II to be qualified for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

SECTION 5.12    Stockholder Litigation.    Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

SECTION 5.13    Standstill Agreements; Confidentiality Agreements.    During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its subsidiaries or which relate to securities of the Company. During such period, the Company shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using its reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction.

SECTION 5.14    Conveyance Taxes.    The Company has no interest in real estate, including, without limitation, any leasehold interest, except as set forth in Section 3.1(w)(i)(A) and Section 3.1(w)(i)(B) of the Company Disclosure Schedule, and the Company and Parent agree that if Parent determines, in its sole discretion, that a calculation of the fair market value of such real estate interest is necessary for the preparation and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property transfer gains or similar Taxes, the Company shall obtain an appraisal of the fair market value of such real estate interest as promptly as practicable. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property transfer gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and each party further agrees to take such reporting positions and other action as reasonably required to effectuate the intention and purposes of this Section 5.14. The Company shall pay on behalf of its stockholders any such Taxes or fees imposed by any Governmental Entity which become payable in connection with the transactions contemplated by this Agreement for which such stockholders are primarily liable and in no event shall Parent pay such amounts.

SECTION 5.15    Employee Benefits.    (a)  Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give those Employees who are, as of the Effective Time, employed by the Company and its subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility, vesting and benefit accruals (other than for purposes of benefit accruals under any defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation for such Continuing Employees’ service with the Company or any subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and provide credit under any such welfare plan for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(b)  From and after the Effective Time and through December 31 of the calendar year in which the Effective Time occurs (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are, in the aggregate, comparable to those generally provided to such employees as of the date hereof. From and after the expiration of the Continuation Period, Parent shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are no less favorable than those generally provided to similarly situated employees of Parent. Notwithstanding anything contained herein to the contrary, each Continuing Employee whose employment is terminated during the twelve-month period (or such longer period as may be required by the terms of the applicable severance plan or other agreement of the Company as listed on Section 5.15(b) of the Company Disclosure Schedule) following the Effective Time shall be entitled to receive severance pay and benefits equal to the severance pay and benefits under the applicable severance plan or other agreement of the Company listed on Section 5.15(b) of the Company Disclosure Schedule.

(c)  Subject to Section 5.15(a) and (b) above, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all Employee Plans, as in effect on the date hereof; provided, however, nothing herein shall restrict Parent’s or the Surviving Corporation’s ability to amend or terminate such Employee Plans in accordance with their terms.

SECTION 5.16    Rights Agreement Matters.    Except as expressly required by this Agreement (including, without limitation, in connection with the Rights Agreement Amendments), without the prior written consent of Parent, the Company shall not amend or modify or make any determination under or take any action with respect to, the Rights Agreement, including, without limitation, any redemption of the Rights or any action with respect to the Rights Agreement to facilitate any Company Takeover Proposal; provided, however, that the Company may amend or take appropriate action under the Rights Agreement to delay the occurrence of a “Distribution Date” (as defined in the Rights Agreement) in response to the public announcement of a Company Takeover Proposal.

SECTION 5.17    Termination of Registration of Company Common Stock.    As promptly as practicable after the Effective Time, Parent, on the Company’s behalf, shall file with the SEC a Notice of Termination of Registration on Form 15 pursuant to Rule 12g-4 under the Exchange Act.

SECTION 5.18    Voting Agreement.    Concurrently with the execution of this Agreement, George Feldenkreis, Oscar Feldenkreis, GFX, Inc., a Florida corporation, and The Oscar Feldenkreis Family Partnership, Ltd., a Florida limited partnership, who collectively beneficially own approximately 48.6% of the outstanding shares of Parent Common Stock, shall enter into a written agreement substantially in the form attached hereto as Exhibit B (the “Voting Agreement”).

SECTION 5.19    Company Officer Certificates.    The Company shall use its reasonable best efforts to obtain, not later than the date it files with the SEC its Annual Report on Form 10-K for its fiscal year ended

December 28, 2002, from each of the Employees of the Company set forth on Schedule 5.19(a) of the Company Disclosure Schedule, an executed certificate substantially in the forms of Section 5.19(b) of the Company Disclosure Schedule.

SECTION 5.20    Non-Solicitation Agreements.    Concurrently with the execution of this Agreement, each of Michael J. Setola and Awadhesh K. Sinha shall enter into a written agreement in the forms of Section 5.20(a) and 5.20(b), respectively, of the Company Disclosure Schedule.

SECTION 5.21    Letter Agreements.    The Company shall obtain, not later than 10 business days after the date hereof, from those individuals listed on Section 5.21(a) of the Company Disclosure Schedule, an executed agreement in the form of Section 5.21(b) of the Company Disclosure Schedule.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals.    Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)  Governmental and Regulatory Approvals.    Other than the filing of the Certificate of Merger provided for under Section 1.3 and the expiration or early termination of the applicable pre-merger notification waiting period pursuant to the HSR Act (as provided in Section 6.1(f)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Merger and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Parent’s ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”)

(c)  No Injunctions or Restraints.    No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or materially delaying the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded; and provided, further that if such Restraint is not lifted, vacated or rescinded (and all litigation, if any, in respect thereof terminated or withdrawn) by the 10th business day next preceding the Company Stockholders Meeting the condition in this Section 6.1(c) shall be deemed not to be satisfied.

(d)  Form S-4.    The Form S-4 shall have become effective under the Securities Act prior to the mailing by the Company and Parent of the Joint Proxy Statement to their respective stockholders, and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC.

(e)  Stock Exchange Listing.    The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by Article II shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(f)  HSR Act.    The pre-merger notification waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

SECTION 6.2    Conditions to Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)  Representations and Warranties.    The representations and warranties of the Company set forth herein and in the Company Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes of this Section 6.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would be expected to result in a material adverse effect on the Company, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. Parent shall have received a certificate of the Company’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b)  Performance of Obligations of the Company.    The Company shall have performed all obligations required to be performed by it at or prior to the Closing Date under this Agreement; provided that no covenant of the Company shall be deemed not performed for purposes of this Section 6.2(b) unless such non-performance, individually or when aggregated with all other non-performances, if any, of the Company, has had or reasonably could be expected to result in a material adverse effect on the Company, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such covenant.

(c)  Regulatory Condition.    No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires the Company or any of its subsidiaries to be operated in a manner that would have a material adverse effect on the Company.

(d)  Accountants’ Letter.    Parent shall have received “comfort” letters of the Company’s Accountants dated the date on which the Form S-4 shall become effective and dated the Effective Time, respectively, and addressed to Parent. Such “comfort” letters shall be in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(e)  Shares of Dissenting Stockholders.    The aggregate amount of Dissenting Shares shall not have exceeded 5% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(f)  No Company Material Adverse Effect.    There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

SECTION 6.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)  Representations and Warranties.    The representations and warranties of Parent set forth herein and in the Parent Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes of this Section 6.3(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any representation or warranty of Parent, has had or would be expected to result in a material adverse effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. The Company shall have received a certificate of Parent’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b)  Performance of Obligations of Parent.    Parent shall have performed all obligations required to be performed by it at or prior to the Closing Date under this Agreement; provided that no covenant of Parent shall be deemed not performed for purposes of this Section 6.3(b) unless such non-performance, individually or when aggregated with all other non-performances, if any, of Parent, has had or reasonably could be expected to result in a material adverse effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such covenant.

(c)  No Parent Material Adverse Effect.    There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Parent.

SECTION 6.4    Frustration of Closing Conditions.    Neither Parent nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Stockholder Approval has been obtained:

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company:

(i)  if the Merger shall not have been consummated at or prior to 5:00 p.m., New York time, on July 31, 2003, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time and date;

(ii)  if the Company Stockholder Approval shall not have been obtained;

(iii)  if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly noticed and convened for such purpose or at any adjournment or postponement thereof;

(iv)  if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) (iv) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed; or

(v)  if any Governmental Entity that must grant a Requisite Regulatory Approval shall have denied the applicable Requisite Regulatory Approval and such denial shall have become final and nonappealable;

(c)  by Parent, if (i) the Company shall have failed to make the Company Recommendation in the Joint Proxy Statement, (ii) the Company shall have effected a Change in the Company Recommendation in accordance with the provisions of Section 4.3(b), (iii) the Company shall have effected a Change in the Company Recommendation in violation of the terms of this Agreement, or (iv) the Company shall have breached its obligations under this Agreement by reason of a failure to duly notice, call or convene the Company Stockholders Meeting in accordance with Section 5.1(d);

(d)  by the Company in accordance with clause (B) of the third paragraph of Section 4.3(b); provided, however, that for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, the Company first shall have complied with the provisions of Section 4.3, including, without limitation, the notice provisions thereof, and with all other applicable requirements under this Agreement, including the payment to Parent of the fee required by paragraph (b) (iii) of Section 5.8;

(e)  by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is either incapable of being cured by the Company or, if curable, is not cured within 15 days of receipt from Parent of written notice thereof; or

(f)  by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (ii) is either incapable of being cured by Parent or, if curable, is not cured within 15 days of receipt from the Company written notice thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 7.1 shall provide written notice of such termination to the other party in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected.

SECTION 7.2    Effect of Termination.    If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than that the provisions of Section 5.8, this Section 7.2 and Article VIII shall survive such termination, provided, however, that nothing herein (including the payment of any amounts pursuant to Section 5.8 hereof) shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

SECTION 7.3    Amendment.    This Agreement may be amended by the parties at any time before or after the receipt of the Company Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires any further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

SECTION 7.4    Extension; Waiver.    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Merger Sub, to:

Perry Ellis International, Inc.

3000 NW 107th Avenue

Miami, Florida 33172

Fax No.: (305) 357-1418

Attention: Corporate General Counsel

with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, New York 10166

Fax No. : (212) 801-6400

Attention: Clifford E. Neimeth, Esq.

neimethc@gtlaw.com

if to the Company, to:

Salant Corporation

1114 Avenue of the Americas

New York, New York 10036

Fax No.: (212) 536-5870

Attention: Chief Executive Officer

with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, New York 10022

Fax No.: (212) 326-0806

Attention: Blake Hornick, Esq.

bhornick@pryorcashman.com

SECTION 8.3    Definitions.    For purposes of this Agreement:

(a)  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)  “material adverse change” or “material adverse effect” means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of such party and its subsidiaries, considered as an entirety; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general (but only to the extent not constituting or arising from a banking moratorium or general suspension of trading for more than five consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or not otherwise involving a decline in the Dow Jones Industrial Average of more than 25% measured over any five Nasdaq-trading day period), (ii) any adverse change, effect, event, circumstance, occurrence or state of facts relating to the wholesale men’s apparel industry to the extent not affecting the referent person to a disproportionately greater extent than other persons in industries in which the referent person competes are or could reasonably be expected to be affected, or (iii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

(c)  “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(d) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(e) “knowledge” means, (i) with respect to the Company, the knowledge (after reasonable inquiry and investigation) of the individuals listed on Section 8.3(e) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge (after reasonable inquiry and investigation) of Parent’s current Chief Financial Officer, Vice President of Finance and Senior Vice President and Controller.

SECTION 8.4    Interpretation.    When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 8.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.7    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

SECTION 8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign Merger Sub’s rights and obligations, in whole or in part, under this Agreement to Parent or any other, wholly-owned, direct subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9    Consent to Jurisdiction.    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal court located in the State of Delaware or any Delaware state court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PERRY ELLIS INTERNATIONAL, INC.

By	/S/ TIMOTHY B. PAGE
	Name:	Timothy B. Page
	Title:	Chief Financial Officer

CONNOR ACQUISITION CORP.

By	/S/ TIMOTHY B. PAGE
	Name:	Timothy B. Page
	Title:	President

SALANT CORPORATION

By	/S/ MICHAEL J. SETOLA
	Name:	Michael J. Setola
	Title:	Chairman of the Board and Chief Executive Officer

EXHIBIT A

Form of Affiliate Letter

February     , 2003

Perry Ellis International, Inc.

3000 NW 107th Avenue

Miami, Florida 33172

Attention: Corporate General Counsel

Ladies and Gentlemen:

The undersigned has been advised that it may be deemed to be an “affiliate” of Salant Corporation, a Delaware corporation (the “Company”) (as that term is defined in Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)). The undersigned understands that upon the terms and subject to the conditions of the Agreement and Plan of Merger dated February 3, 2003 (the “Merger Agreement”), by and among Perry Ellis International, Inc., a Florida corporation (“Parent”), Connor Acquisition Corp., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub shall be merged with and into the Company (the “Merger”) and the Company shall be the surviving corporation in the Merger and, as such, continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of Delaware. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The undersigned further understands that in the Merger, in exchange for shares of its common stock, $1.00 par value, of the Company (“Company Common Stock”) pursuant to Section 2.1(c) of the Merger Agreement, and/or in exchange for its Company Stock Options pursuant to Section 2.6 of the Merger Agreement, as applicable, it may receive shares of common stock, $0.01 par value, of Parent (“Parent Common Stock”), and that it may be deemed to have been an “affiliate” (as such term is defined in Rule 144 under the Securities Act) of the Company at the time the Merger was submitted to the holders of Company Common Stock at the Company Stockholders Meeting to obtain the Company Stockholder Approval and that the sale, transfer or other disposition by the undersigned of the Parent Common Stock shall not be registered under the Securities Act, except to the extent contemplated by Section 5.1(a) of the Merger Agreement (but subject to Section 5.10 of the Merger Agreement).

The undersigned has read this letter carefully and discussed the requirements hereof to the extent necessary with its counsel or with counsel for the Company. The undersigned represents, warrants and covenants with and to Parent that if it receives any Parent Common Stock as a result of the Merger pursuant to Section 2.1(c) of the Merger Agreement and/or in exchange for Company Stock Options pursuant to Section 2.6 of the Merger Agreement:

1.    It shall not effect any sale, transfer, or other disposition of such Parent Common Stock (or any rights thereto or interests therein) (except to Parent) unless and until: (i) such sale, transfer or other disposition has been registered pursuant to a registration statement which has been declared effective by order of the SEC under the Securities Act (which condition shall be satisfied as contemplated by Section 5.1(a) of the Merger Agreement but subject to Section 5.10 of the Merger Agreement), (ii) such sale, transfer or other disposition is made in compliance with Rules 144 and 145 under the Securities Act (as such rules may be amended from time to time), (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter or interpretive letter from the staff of the SEC addressed to the undersigned, such sale, transfer or other disposition will not violate or otherwise is exempt from registration under the Securities Act, or (iv) it has the right to have the legend set forth in Sections 3 and 4 below removed solely as provided in Section 4 below.

2.    It understands that only to the extent provided in Section 5.1(a) of the Merger Agreement (but subject to Section 5.10 thereof), Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on its behalf under the Securities Act or, other than as set forth below, to take any other action necessary to make compliance with an exemption from such registration available.

3.    It understands that stop transfer instructions have been or will be given to Parent’s transfer agent with respect to the Parent Common Stock issued to the undersigned in the Merger pursuant to Section 2.1(c) and/or Section 2.6 of the Merger Agreement and that there will be placed on the certificates, if any, for such shares (or any substitutions therefor) a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rules 145 and 144, respectively, under the Securities Act of 1933, as amended, apply. The shares represented by this certificate may be sold, transferred or otherwise disposed of only in accordance with the terms of a certain letter agreement between the registered holder hereof and Perry Ellis International, Inc., a copy of which agreement is on file at the principal offices of Perry Ellis International, Inc.”

4.    It understands that unless (i) the sale, transfer or other disposition by the undersigned of the Parent Common Stock issued to it pursuant to Section 2.1(c) and/or Section 2.6 of the Merger Agreement has been registered in a registration statement which is declared effective by order of the SEC under the Securities Act (which is contemplated by Section 5.1(a) of the Merger Agreement but subject to Section 5.10 of the Merger Agreement) and such shares have been sold, transferred or otherwise disposed of in accordance with the plan of distribution contemplated by and described in the final prospectus constituting part of such effective registration statement, or (ii) such sale, transfer or other disposition is made in compliance with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole and absolute discretion, to place the following legend on the certificates, if any, issued to the undersigned’s transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were acquired from a person who received such shares in a transaction to which Rules 145 and 144 under the Securities Act apply. Accordingly, neither the shares represented by this certificate nor any right thereto or interests therein may be sold, transferred or otherwise disposed of except (i) pursuant to an appropriate registration statement which is declared effective by order of the Securities and Exchange Commission under the Securities Act and pursuant to applicable state securities laws, (ii) in compliance with the Rules 144 and 145, respectively, under the Securities Act (as such rules may be amended from time to time), or (iii) if, in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter or interpretive letter from the staff of the SEC addressed to the holder/owner of the shares represented by this certificate, registration under the Securities Act of any sale, transfer or disposition of the shares represented by this certificate is not required by reason of the availability of and compliance with an applicable exemption from such registration.”

It is hereby understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted only if the undersigned shall have delivered to Parent (i) a copy of a “no-action” letter or interpretative letter from the staff of the SEC addressed to the undersigned, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement from the undersigned representing that that the Parent Common Stock represented by such certificates have been sold in conformity with the provisions of Rule 145(d) and Rule 144, as applicable (together with a copy of an opinion of counsel addressed to the Parent’s transfer agent) or pursuant to an effective registration statement under the Securities Act, which shall be as contemplated by Sections 5.1(a) and 5.10 of the Merger Agreement. Notwithstanding the above, if the shares of Parent Common Stock are disposed of in accordance with the Resale Prospectus contemplated by Sections 5.1(a) and 5.10 of the Merger Agreement, the conditions of clause (i) of the immediately preceding paragraph (as well as clause (i) of Section 1 hereof and clause (i) of Section 4 hereof) shall be deemed satisfied.

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Execution of this letter should not be considered an admission on my part of “affiliate” status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:

Name:

Accepted this              day of

                                                  , 2003.

PERRY ELLIS INTERNATIONAL, INC.

By:

Name: Title:

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) entered into on this 3rd day of February 2003, among SALANT CORPORATION, a Delaware corporation (“Target”), and each of the stockholders of PERRY ELLIS INTERNATIONAL, INC., a Florida corporation (“Parent”), signatory hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used and not specifically defined herein have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, Parent and Target, concurrently with the execution and delivery of this Agreement, are entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, a wholly owned subsidiary of Parent will be merged with and into Target (the “Merger”), and Target will be the surviving corporation in the Merger; and

WHEREAS, each Stockholder is the record and/or beneficial owner of the number of outstanding shares of Parent Common Stock set forth opposite each such Stockholder’s name on Schedule A hereto (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with all shares of Parent Common Stock which are acquired by such Stockholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder’s “Shares”).

NOW, THEREFORE, in consideration of the execution of the Merger Agreement by the parties thereto and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

ARTICLE I    VOTING

1.1    Agreement to Vote.    Each Stockholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, at the Parent Stockholders Meeting or at any adjournment or postponement thereof, (a) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all of its Shares in favor of (i) the proposal to approve the issuance of Parent Common Stock pursuant to and upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) any other matter submitted to a vote of the holders of Parent Common Stock at the Parent Stockholder Meeting necessary to consummate the Merger.

1.2    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Target any direct or indirect ownership (or incidence of ownership), whether beneficial or otherwise, of or with respect to any Shares (or any interest therein).

1.3    No Inconsistent Agreements.    Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

1.4    Limitations on Transfers.    To the extent that any Stockholder shall directly or indirectly offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein, it shall be a condition thereof that prior to any such offer, sale, transfer, tender, pledge, encumbrance, assignment or other disposition (i) such Stockholder shall have given notice thereof to Target (whose consent shall not be required) and (ii) the proposed transferee shall execute and deliver to Target an appropriate instrument reasonably satisfactory to Target whereby such transferee agrees to observe and comply with this Agreement and with all obligations and restrictions imposed on Stockholders hereby.

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby, severally and not jointly, represents and warrants to Target as follows:

2.1    Authorization; Validity of Agreement; Necessary Action.    Such Stockholder has full power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Target, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If such Stockholder is married and any of such Stockholder’s Shares constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the individual or entity signing this Agreement has the full power and authority to enter into and perform this Agreement

2.2    Non-Contravention.    The execution, delivery and performance by such Stockholder of this Agreement do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect such Stockholder’s ability to perform such Stockholder’s obligations hereunder.

2.3    Shares.    Such Stockholder’s Existing Shares are, and all of its Shares from the date hereof through and on the date of the Parent Stockholders Meeting will be, owned beneficially by such Stockholder. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has or will have the voting power, power of disposition, power to issue instructions with respect to the matter set forth in Section 1.1 hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of such Stockholder’s Shares on the date of the Parent Stockholder Meeting, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to each Stockholder as follows:

3.1    Corporate Authorization.    The execution, delivery and performance by Target of the transactions contemplated hereby are within the corporate powers of Target and have been duly authorized by all necessary corporate action.

3.2    Binding Obligation.    This Agreement has been duly executed and delivered by Target, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of Target, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3    Non-Contravention.    The execution, delivery and performance by Target of this Agreement do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Target is a party or by which Target (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect Target’s ability to perform its obligations hereunder.

ARTICLE IV    GENERAL PROVISIONS

4.1    Termination.    This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier to occur of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to Section 7.1 thereof. Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

4.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to TARGET to:

Salant Corporation

1114 Avenue of the Americas

New York, New York 10036

Fax: (212) 536-5870

Attention: Chief Executive Officer

with a copy (which shall not constitute notice hereunder) to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, NY 10022

Tel: (212) 326-0133

Fax: (212) 326-0806

email: bhornick@pryorcashman.com

Attention: Blake Hornick, Esq.

If to the Stockholders party hereto:

to the address set forth next to the name of such

Stockholders on the signature pages hereof

with a copy (which shall not constitute notice hereunder) to:

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, NY 10166

Tel: (212) 801-9200

Fax: (212) 801-6400

e-mail: neimethc@gtlaw.com

Attention: Clifford E. Neimeth, Esq.

4.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed an original.

4.4    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to choice of law principles thereof).

4.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.6    Assignment.    Except as expressly provided in Section 1.4 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of all of the parties hereto. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including, in the case of an individual, any executors, administrators, estates or legal representatives of such individual).

4.7    Consent to Jurisdiction.    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Florida or any Florida state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Florida or a Florida state court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal court located in the State of Florida or any Florida state court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

4.8    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

4.9    Amendments.    This Agreement may not be modified or amended, except upon the execution and delivery of a written agreement executed by the parties hereto.

4.10    Certain Definitions.    For purposes of this Agreement, (i) the term “beneficial ownership” (or any similar term) shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, and (ii) the term “Merger Agreement” shall include the Merger Agreement as amended from time to time.

4.11    Action in Stockholder Capacity Only.    Each representation, warranty, covenant and agreement made by a Stockholder hereunder is made in such Stockholder’s capacity as a stockholder only, not as an officer or director of Parent. Nothing herein shall limit or affect any Stockholder’s ability to take any action in his or her capacity as an officer or director of Parent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement or caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

Target: SALANT CORPORATION

By:	/S/ MICHAEL J. SETOLA
	Name:	Michael J. Setola
	Title:	Chairman and Chief Executive Officer

Stockholders:

/S/ GEORGE FELDENKREIS George Feldenkreis

/S/ OSCAR FELDENKREIS
Oscar Feldenkreis

GFX, INC., A Florida corporation

By:	/S/ GEORGE FELDENKREIS
George Feldenkreis, President

THE OSCAR FELDENKREIS FAMILY PARTNERSHIP LTD., A Florida limited partnership BY: OSCAR FELDENKREIS INVESTMENT CORP., A Florida corporation, General Partner

By:	/S/ OSCAR FELDENKREIS
Oscar Feldenkreis, President

Schedule A

Address	Stockholder

GEORGE FELDENKREIS Number of shares of Parent Common Stock: 1,176,325

OSCAR FELDENKREIS Number of shares of Parent Common Stock: 1,123,288

GFX, INC. Number of shares of Parent Common Stock: 361,525

THE OSCAR FELDENKREIS FAMILY PARTNERSHIP LTD. Number of shares of Parent Common Stock: 83,690

ANNEX C

Sawaya Segalas & Co., LLC 888 Seventh Avenue, 8th Floor New York, New York 10019 (212) 331-0150 - Telephone (212) 331-0160 - Facsimile www.SawayaSegalas.com

February 1, 2003

Board of Directors

Perry Ellis International, Inc.

3000 NW 107th Avenue

Miami, FL 33172

Ladies and Gentlemen:

Perry Ellis International, Inc. (“Perry Ellis”) and Salant Corporation (“Salant”) have entered into an Agreement and Plan of Merger (the “Agreement”) in which Salant will merge with a wholly owned subsidiary of Perry Ellis (the “Merger”). Pursuant to the Agreement (subject to certain adjustments as provided for in the Agreement) each share of Salant common stock will be converted into the right to receive shares of common stock of Perry Ellis valued at $4.0153 (based on the 20 day trading average ending on the third business day prior to the closing (the “Stock Consideration”) and $5.3538 in cash (the “Cash Consideration”). The Agreement provides that the aggregate Stock Consideration will not exceed 3,250,000 shares of common stock of Perry Ellis and that the aggregate Cash Consideration will not exceed $91.0 million (collectively, the Stock Consideration and the Cash Consideration are referred to herein as the “Merger Consideration”).

You have asked us whether or not, in our opinion, the Merger Consideration to be paid by Perry Ellis in the Merger is fair, from a financial point of view, to Perry Ellis.

In arriving at its opinion, Sawaya Segalas, among other things:

i)	Reviewed, among other information, Salant’s Annual Reports, Form 10-K and related financial information for the three years ended December 29, 2001, Salant’s Form 10-Q and related unaudited financial information for the nine months ended September 30, 2002 and unaudited and unreported financial information for the fiscal year ended December 28, 2002;

ii)	Reviewed, among other information, Perry Ellis’s Annual Reports, Form 10-K and related financial information for the three years ended January 31, 2002 and the Perry Ellis’s Form 10-Q and related unaudited financial information for the nine months ended October 31, 2002;

iii)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, pension reserves, availability of net operating losses, potential synergies and prospects of Perry Ellis and Salant, furnished to us by Perry Ellis and Salant, respectively;

iv)	Conducted discussions with members of senior management of Perry Ellis and Salant concerning the businesses and financial prospects of Perry Ellis and Salant, respectively;

v)	Reviewed the historical market prices and trading activity for the common stock of Salant and Perry Ellis and compared such prices and trading histories with those of certain publicly traded companies;

vi)	Compared the financial position and operating results of Salant with that of certain publicly traded companies;

vii)	Compared the proposed financial terms of the Merger with the financial terms of certain other business combinations;

viii)	Considered the potential pro forma financial effects of the Merger on Perry Ellis;

ix)	Reviewed a draft of the Agreement dated January 30, 2003; and

C-1

x)	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of regulatory, general economic, market and monetary conditions.

In preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to us by Perry Ellis and Salant and we have not assumed any responsibility to independently verify the same. We have assumed that the financial forecasts examined by us were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Perry Ellis and Salant as to the future performance of Perry Ellis and Salant, respectively. We have also relied upon assurances of the management of Perry Ellis and Salant that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Perry Ellis or Salant, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon economic, monetary and market conditions existing on, and the information made available to us as of, the date hereof. Furthermore, we express no opinion as to the price or trading range at which the common stock of Perry Ellis will trade from the date hereof.

Our opinion is directed to the Board of Directors of Perry Ellis. This opinion does not address the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of Perry Ellis as alternatives to the Merger or the decision of the Board of Directors of Perry Ellis to proceed with the Merger. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft we have reviewed and that the parties to the Agreement will comply with all of the material terms of the Agreement.

This opinion has been prepared solely for the use of the Board of Directors of Perry Ellis and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of Sawaya Segalas & Co. LLC.

Sawaya Segalas & Co. LLC is currently acting as financial advisor to Perry Ellis in connection with the Merger and will receive a fee upon rendering the opinion.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be paid by Perry Ellis in the Merger is fair, from a financial point of view, to Perry Ellis.

Very truly yours,

SAWAYA SEGALAS & CO., LLC

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ANNEX D

STONE RIDGE PARTNERS LLC

599 LEXINGTON AVENUE, SUITE 3801

NEW YORK, NEW YORK 10022

TEL: 212-702-8681    FAX 212-702-9587

February 3, 2003

Board of Directors

Salant Corporation

1114 Avenue of the Americas

New York, NY 10036

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, $1.00 par value (“Company Common Stock”) of Salant Corporation (the “Company”), of the Merger Consideration (the “Merger Consideration”) to be received by holders of Company Common Stock in the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated February 3, 2003 (the “Agreement”), by and among Perry Ellis International, Inc. (“Parent”), Connor Acquisition Corp., a wholly-owned subsidiary of Parent (“Acquisition Corp.”) and the Company. Pursuant to the Agreement, Acquisition Corp. will be merged into the Company (the “Merger”) and each outstanding share of Company Common Stock will be converted into the right to receive $9.37 in a combination of cash and stock of Parent as described in the Agreement.

In arriving at our opinion we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available business, financial and other information regarding the Company and Parent;

(iii)	Reviewed certain business, financial and other information regarding the Company and its prospects that was furnished to us by and that we have discussed with management of the Company;

(iv)	Reviewed certain business, financial and other information regarding Parent and its prospects that was furnished to us by and that we have discussed with management of Parent;

(v)	Reviewed the historical market prices and trading activity of the common stock of the Company and of Parent;

(vi)

Reviewed certain financial and stock market information with respect to certain publicly held companies in lines of businesses we believe to be generally comparable to those of the Company and to Parent;

(vii)	Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be comparable to the Company and to Parent;

(viii)	Developed discounted cash flow models of the Company;

(ix)	Analyzed the premiums paid for certain other business combinations and transactions that we deemed relevant;

(x)	Reviewed the pro forma impact of the Merger on Parent’s financial statements;

(xi)	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

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STONE RIDGE PARTNERS LLC

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to the Company’s financial projections, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management as to the expected future financial performance of the Company. We have discussed the Company’s financial projections with its management, but we assumed no responsibility for and express no view as to the Company’s financial projections or the assumptions upon which they are based.

With respect to Parent’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management, but we assume no responsibility for and express no view as to Parent’s financial projections or the assumptions upon which they are based.

In arriving at our opinion, we have engaged in limited physical inspections of the facilities of the Company and Parent but have not incorporated any conclusions with respect thereto. We have not made nor been provided with any evaluations or appraisals of the assets or liabilities of the Company or Parent.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on the Merger. Our opinion does not address the relative merits of the Merger compared with other business strategies that may have been considered by the Company’s management and/or Board of Directors.

We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company’s Common Stock or Parent’s Common Stock will trade following the announcement of the Merger or the price at which Parent’s Common Stock will trade following the consummation of the Merger.

We have acted as investment banker to the Company in connection with the Merger and will receive a fee for our service which is contingent upon the consummation of the Merger.

It is understood that this opinion is solely for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement. Our opinion must be treated as confidential and may not be summarized, excerpted from, or otherwise publicly disclosed, referred to, or communicated in whole or in part to any third party for any purpose whatsoever without prior written consent, except that this letter may be reproduced in full in the S-4 statement to be filed with the Securities and Exchange Commission in connection with any proxy statement, information statement or prospectus to be distributed to the stockholders of the Company and Parent in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion that the Merger Consideration to be in paid in the Merger is fair to the holders of outstanding shares of Common Stock from a financial point of view.

Very Truly Yours,

STONE RIDGE PARTNERS LLC

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ANNEX E

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262. APPRAISAL RIGHTS.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX F

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PERRY ELLIS INTERNATIONAL, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.    The name of the corporation is PERRY ELLIS INTERNATIONAL, INC. (the “Corporation”), Charter 315500, filed on April 5, 1967.

2.    The Amendments to the Articles of Incorporation of the Corporation set forth below (the “Amendments”) were adopted and recommended to the shareholders of the Corporation by all of the Directors of the Corporation by unanimous written consent dated as of             , 2003, and approved by the Shareholders of the Corporation, the number of votes cast being sufficient for approval, on             , 2003, in the manner prescribed by Section 607.1003 of the Act:

3.    The text of the Amendments are as follows:

a.  Article III of the Articles of Incorporation shall be amended and restated in its entirely as follows:

“ARTICLE III

The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Five Million (105,000,000), consisting of (i) One Hundred (100,000,000) shares of common stock, par value $.01 per share (the “Common Stock”) and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

A.    PROVISIONS RELATING TO THE COMMON STOCK

1.    Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as herein provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2.    Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class of series of the Corporation, whether or not shares of such class of series are already outstanding) or otherwise.

3.    If the Corporation shall in any manner split, subdivide or combine the outstanding shares of the Common Stock, then the outstanding shares of the Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class that has been split, subdivided or combined.

4.    Upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full have been set aside, the remaining net assets of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock.

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B.    PROVISIONS RELATING TO PREFERRED STOCK

1.    The Preferred Stock may be issued from time to time, in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

2.    Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time, in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance, conversion and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)  whether or not the class or series is to have voting rights, special or conditional, full or limited, or is to be without voting rights;

(b)  the number of shares to constitute the class or series and the designations thereof;

(c)  the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d)  whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)  whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

(f)  the dividend rate, whether dividends are payable in cash, stock or other property of the Corporation, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable, on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)  the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h)  whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)  such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series

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authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

C.    GENERAL PROVISIONS

1.    Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

2.    No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.”

b.  Article VII of the Articles of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

“ARTICLE VII

Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. For the nomination of a director not specified in a notice of meeting to be properly introduced by a shareholder at a meeting of shareholders, such shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. A shareholder’s notice must be delivered to or mailed as received by the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid. With respect to an annual meeting of shareholders, to be timely, notice must be received not less than 60, nor more than 90 days prior to such meeting. With respect to meetings of shareholders for which less than 70 days notice of the date of the meeting is given, to be timely, notice must be received no later than the close of business on the tenth day following the earlier of the day notice of the meeting was mailed, or the day public disclosure of the meeting was made. With respect to a special meeting at which directors are to be elected, to be timely, notice must be received not less than 60 days prior to the date the Corporation begins to print and mail its proxy materials. A shareholder’s notice of any nomination for election of director must set forth (i) the name, date of birth, business and residence address of the person or persons to be nominated, (ii) the principal occupation or employment during the past five years of such person or persons, (iii) the number of shares of stock of the Corporation that are beneficially owned by such person or persons, (iv) whether such person or persons are or have been during the past five years directors, officers or beneficial owners of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description of that position or ownership, (v) any directorships or similar positions, and/or beneficial ownership of 5% or more of any class of capital stock, partnership interests or other equity interest held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (vi) whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other government, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, (vii) the consent of each such person to serve as a director, if elected, and (viii) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

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In addition, the shareholder’s notice must set forth, (i) the name and business address and the record name and record address of the shareholder proposing such nomination, and (ii) the class, series and number of shares of stock which are beneficially owned by the shareholder. The chairman of the meeting may refuse to acknowledge any shareholder who attempts to introduce business without compliance with the foregoing procedure.”

c.  Article XI is hereby added to the Articles of Incorporation of the Corporation to read as follows:

“ARTICLE XI

No action required or permitted to be taken by this Corporation’s shareholders may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of this Corporation’s Preferred Stock or unless all of the Common Shares are held of record by a single shareholder. Any action required or permitted to be taken by the holders of this Corporation’s Common Shares must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders, unless all of the Common Shares are held of record by a single shareholder.”

d.  Article XII is hereby added to the Articles of Incorporation of the Corporation to read as follows:

“ARTICLE XII

This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute or these Articles, and all rights conferred upon shareholders herein are granted subject to this reservation. These Articles may be amended as provided by law; provided, however, that, notwithstanding any other provisions of these Articles or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of this Corporation), the affirmative vote of the holders of 66 2/3% of all of the outstanding Voting Shares, voting as classes, if applicable, shall be required to alter, amend or repeal Articles IV, V, VI, VII, XI and XII.”

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Articles of Incorporation to be signed in its name by its Vice President and Corporate General Counsel as of the          day of                 , 2003.

PERRY ELLIS INTERNATIONAL, INC.,

a Florida corporation

By:
Alberto de Cardenas
Senior Vice President and General Counsel

F-4

ANNEX G

PERRY ELLIS INTERNATIONAL, INC.

2002 EQUITY COMPENSATION PLAN

(As Amended and Restated Effective as of                          , 2003

and formerly known as the 2002 Stock Option Plan)

1.    Purpose.    The purpose of this Plan is to advance the interests of Perry Ellis International, Inc., a Florida corporation (the “Company”), and its Related Entities by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are important to the Company and its Related Entities, and upon whose efforts and judgments the success of the Company and its Related Entities is largely dependent, including employees, consultants, independent contractors, Officers and Directors, by authorizing the grant of Options and Restricted Stock to persons who are eligible to participate hereunder, thereby encouraging stock ownership in the Company by such persons, all subject to the terms and conditions of this Plan. This Plan was initially adopted on              as the Perry Ellis International, Inc. 2002 Stock Option Plan, and has been renamed and completely amended and restated to read as set forth herein effective as of             , 2003.

2.    Definitions.    As used herein, the following terms shall have the meanings indicated:

(a)  “Award” shall mean any grant of an Option or Restricted Stock made pursuant to this Plan, together with any other right or interest granted to a Participant under the Plan.

(b)  “Award Agreement” shall mean the agreement between the Company and a Participant evidencing, and setting forth the terms and conditions of, the grant of an Award.

(c)  “Board” shall mean the Board of Directors of the Company.

(d)  “Cause” shall mean a determination by the Committee that any of the following has occurred:

(i)  the Participant has been willful in the failure to perform, or, reckless or grossly negligent in the performance of, his or her duties to the Company or any Related Entity;

(ii)  there has been a willful breach by the Participant of any of the material terms or provisions of any agreement between such Participant and the Company or any Related Entity;

(iii)  the Participant has engaged in any conduct that results in his or her conviction of either a felony under the laws of the United States of America or any state thereof or an equivalent crime under the laws of any other jurisdiction;

(iv)  the Participant has committed one or more acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company or any Related Entity, its properties or personnel;

(v)  the Participant has committed any act that the Committee determines to be in willful or wanton disregard of the Company’s best interests, or which results, or is intended to result, directly or indirectly, in improper gain or personal enrichment of the Participant at the expense of the Company or any Related Entity;

(vi)  there has been a willful, reckless or grossly negligent failure by the Participant to comply with any rules, regulations, policies or procedures of the Company or any Related Entity, or the Participant has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company or any Related Entity has a right to expect of its Employees or others who provide services to the Company or any Related Entity; or

(vii)  the Participant, while employed by the Company or any Related Entity and for two years thereafter, has violated a confidentiality and/or noncompete agreement with the Company or any Related Entity or failed to safeguard, divulges, communicates, uses to the detriment of the Company or any Related Entity or for the benefit of any person or persons, or misuses in any way, any Confidential Information;

PROVIDED, HOWEVER, that, if the Participant has entered into a written agreement with the Company or any Related Entity which remains effective and which expressly provides for a termination of such Participant’s services for “cause”, the term “Cause” as used herein shall have the meaning as set forth in the Participant’s agreement with the Company or any Related Entity in lieu of the definition of “Cause” set forth in this Section 2(d).

(e)  “Change of Control” shall mean the acquisition by any person or group (as that term is defined in the Securities Exchange Act), and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of forty percent (40%) or more in voting power of the outstanding stock of the Company and a change of the composition of the Board of Directors so that, within two years after the acquisition took place, a majority of the members of the Board of Directors of the Company, or of any corporation with which the Company may be consolidated or merged, are persons who were not Directors or Officers of the Company or one of its Subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of forty percent (40%) or more in voting power of the outstanding stock of the Company.

(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)  “Committee” shall mean the committee appointed by the Board pursuant to Section 14 hereof, or, if there is no such committee, the Board.

(h)  “Common Stock” shall mean, collectively, the Company’s common stock, par value $.01 per share.

(i)  “Company” shall mean Perry Ellis International, Inc. a Florida corporation.

(j)  “Confidential Information” shall mean any and all information pertaining to the Company’s financial condition, clients, customers, prospects, sources of prospects, customer lists, trademarks, trade names, service marks, service names, “know-how,” trade secrets, products, services, details of client or consulting contracts, management agreements, pricing policies, operational methods, site selection, results of operations, costs and methods of doing business, owners and ownership structure, marketing practices, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers and business acquisition plans, that is not generally available to the public.

(k)  “Consultant” shall mean any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(l)  “Continuous Service” shall mean the continuous service to the Company or Related Entity, without interruption or termination, in any capacity of Employee, Director or Consultant. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m)  “Director” shall mean a member of the Board or the board of directors of any Related Entity.

(n)  “Effective Date” shall mean [            ].

(o)  “Employee” shall mean any person, including any Officer or Director, who is (or at any time was) an employee of the Company or any Related Entity. The payment of a Director’s normal compensation and fee (as applicable to all Directors or Committee members, as the case may be) by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(p)  “Fair Market Value” of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the date of reference, or if the date of reference is not a business day on the business day immediately preceding the date of reference, unless the Committee in its sole discretion shall determine otherwise in a fair manner. For this purpose, the “Closing Price” of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange (including the National Association of Securities Dealers Automated Quotation System, NASDAQ), or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, or (ii) if clause (i) is not applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding days. If the information set forth in clauses (i) through (ii) above is unavailable or inapplicable to the Company (e.g., if the Company’s Common Stock is not then publicly traded or quoted), then the “Fair Market Value” of a Share shall be the fair market value (i.e., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a share of the Common Stock on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

(q)  “Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (and/or the Participant) control the management of assets, and any other entity in which these persons (and/or the Participant) own more than 50% of the voting interests.

(r)  “Incentive Stock Option” shall mean an incentive stock option as defined in Section 422 of the Code.

(s)  “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

(t)  “Officer” shall mean the Company’s chairman, chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Related Entities shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase “policy-making function” does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an “executive officer” pursuant to Item 401(b) of Regulation S-K (17 C.F.R. § 229.401(b)) shall be only such person designated as an “Officer” pursuant to the foregoing provisions of this paragraph.

(u)  “Option” (when capitalized) shall mean any option granted to a Participant under this Plan.

(v)  “Outside Director” shall mean a member of the Board who qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code and the regulations thereunder and as a “Non-Employee Director” under Rule 16b-3 promulgated under the Securities Exchange Act.

(w)  “Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(x)  “Participant” shall mean a person to whom an Award is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

(y)  “Plan” shall mean this 2002 Equity Compensation Plan for the Company.

(z)  “Related Entity” shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(aa)  “Restricted Stock” shall mean Shares granted to a Participant under Section 10 hereof, that are subject to certain restrictions and/or risks of forfeiture.

(bb)  “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(cc)  “Share” or “Shares” shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 11 of this Plan.

(dd)  “Subsidiary” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.    Shares Available for Option Awards.

(a)  Limitation on Overall Number of Shares Subject to Awards.    Subject to adjustment as provided in Section 11 hereof, the total number of Shares reserved and available for delivery in connection with Awards under this Plan shall be the sum of (i) 1,500,000, plus (ii) the number of Shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, and the number of Shares that are surrendered in payment of any Awards or any tax withholding with regard thereto. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)  Shares Subject to Incentive Stock Options.    Subject to adjustment as provided in Section 11 hereof, in no event shall the aggregate number of Shares which may be issued pursuant to Incentive Stock Options exceed 1,500,000 Shares.

(c)  Per Person Award Limitation.    In each fiscal year of the Company during any part of which the Plan is in effect, a Participant may not be granted Awards relating to more than 250,000 Shares, subject to adjustment as provided in Section 11(a), under each of Sections 5(a) and 10(a).

4.    Incentive and Non-Qualified Options.

(a)  An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee at the time of grant of the Option and shall clearly state whether it is an Incentive Stock Option or a Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the Effective Date. Incentive Stock Options may not be granted to any person who is not an Employee of the Company or Related Entity.

(b)  Options otherwise qualifying as Incentive Stock Options hereunder shall not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Section 422(b) of the Code are exercisable for the first time by any individual during any calendar year (under all plans of the Company or any Related Entities), exceeds $100,000.

5.    Conditions for Grant of Options.

(a)  Each Option shall be evidenced by an Award Agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law.

Participants shall be those persons who are selected by the Committee from the class of all Employees, Directors and Consultants of the Company or any Related Entity.

(b)  In granting Options, the Committee shall take into consideration the contribution the person has made, or is expected to make, to the success of the Company or any Related Entities and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Related Entities with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) the exercise price or prices of the Option or any installments thereof, (ii) prescribing the date or dates on which the Option becomes and/or remains exercisable, (iii) providing that the Option vests or becomes exercisable in installments over a period of time, and/or upon the attainment of certain stated standards, specifications or goals, (iv) relating an Option to the continued employment or other Continuous Service of the Participant for a specified period of time, or (v) conditions or termination events with respect to the exercisability of any Option, provided, however that such terms and conditions are not inconsistent with any of the provisions of this Plan.

(c)  The Options granted to Participants under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their Continuous Service with the Company or its Related Entities. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or other Continuous Service by the Company or its Related Entities.

(d)  The Committee or the Board shall have the discretion to grant Options that are exercisable for Restricted Stock. Should the Participant’s Continuous Service cease while holding such Restricted Stock, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those Shares of Restricted Stock. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the Award Agreement for the relevant Option.

(e)  Notwithstanding any other provision of this Plan, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of any Parent or Subsidiary of the Company at the date of grant) unless the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

6.    Exercise Price.    The exercise price per Share of any Option shall be any price determined by the Committee or the Board but shall not be less than the par value per Share; provided, however, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

7.    Exercise of Options.

(a)  An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Participant’s payment to the Company of the amount that is necessary for the Company or Related Entity employing the Participant to withhold in accordance with applicable Federal or state tax withholding requirements.

(b)  The consideration to be paid for the Shares to be issued upon exercise of an Option, as well as the method of payment of the exercise price and of any withholding and employment taxes applicable thereto, shall be determined by the Committee and may in the discretion of the Committee consist of: (1) cash, (2) certified or official bank check, (3) money order, (4) Shares that have been held by the Participant for at least six (6) months (or such other Shares as the Company determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), (5) the withholding of Shares issuable upon exercise of the Option, (6) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes, or (7) in such other consideration as the Committee deems appropriate, or by a combination of the above. In the case of an Incentive Stock Option, the permissible methods of payment shall be specified at the time the Option is granted. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid, and/or the Participant’s tax withholding obligation is satisfied, in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised.

(c)  The Committee in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, cause the Company to lend money to a Participant, guarantee a loan to a Participant, or otherwise assist a Participant to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Participant attributable to such exercise. If the exercise price is paid in whole or part with the Participant’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Participant purchases upon exercise of the Option, (iii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall reasonably require.

(d)  No Participant shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for those Shares are issued to that person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the stock certificate is issued, except as expressly provided in Section 11 hereof.

8.    Exercisability of Options.    Any Option shall become exercisable in such amounts, at such intervals, upon such events or occurrences, and upon such other terms and conditions as are provided under this Plan and as the Committee shall provide in the Award Agreement for that Option, except as otherwise provided in this Section 8:

(a)  The expiration date(s) of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

(b)  Unless otherwise expressly provided in any Award Agreement, notwithstanding the exercise schedule set forth in any Award Agreement, each outstanding Option may, in the sole discretion of the Committee, become fully exercisable upon the date of the occurrence of any Change in Control, but, unless otherwise expressly provided in any Option, no earlier than six months after the date of grant, and only if the Participant is in the Continuous Service of the Company or a Related Entity on date of the occurrence of the Change in Control.

(c)  The Committee may in its sole discretion, at any time accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

9.    Termination of Option Period.

(a)  Unless otherwise expressly provided in any Award Agreement, the unexercised portion of any Option shall automatically and without notice immediately terminate and become null and void at the time of the earliest to occur of the following:

(i)  three months after the date on which the Participant’s Continuous Service is terminated other than by reason of (A) the termination by the Company or a Related Entity for Cause, (B) the termination by the Participant following less than ninety (90) days’ prior written notice to the Company or any Related Entity of such termination (an “Improper Termination”), (C) a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) of the Participant as determined by a medical doctor satisfactory to the Committee, or (D) death of the Participant;

(ii)  immediately upon (A) the termination by the Company or a Related Entity of the Participant’s Continuous Service for Cause, or (B) an Improper Termination;

(iii)  one year after the date on which the Participant’s Continuous Service is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee or the Board; or

(iv)  (A) one year after the date of termination of the Participant’s Continuous Service by reason of the death of the Participant, or, if later, (B) three months after the date on which the Participant shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof.

(b)  To the extent not previously exercised, (i) each Option shall terminate immediately in the event of (1) the liquidation or dissolution of the Company, or (2) any reorganization, merger, consolidation or other form of corporate transaction in which either the Company does not survive or the Shares are exchanged for or converted into securities issued by another entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right pursuant to Section 11(c) hereof, and (ii) the Committee in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the occurrence of any Change in Control, any Option that remains unexercised on the effective date of that occurrence. The Committee or the Board shall give written notice of any proposed transaction referred to in this Section 9(b) reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that then are exercisable (including any Options that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Option upon the consummation of a transaction referred to in this Section 9(b).

10.    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(a)  Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, except as otherwise provided in Section 12 below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(b)  Forfeiture.    Except as otherwise determined by the Committee at the time of the Award, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s

Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(c)  Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d)  Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Shares under the Plan. Unless otherwise determined by the Committee or the Board, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

11.    Adjustment of Shares.

(a)  If at any time while this Plan is in effect or unexercised Awards are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares (other than any such exchange or issuance of Shares through which Shares are issued to effect an acquisition of another business or entity or the purchase by the Company or a Related Entity of Shares to exercise a “call” purchase option), then and in that event, the Board or the Committee shall make:

(i)  appropriate adjustment in the maximum number of Shares available for grant under the Plan, or available for grant to any person under the Plan, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned; and

(ii)  any adjustments it deems appropriate in the number of Shares and the exercise price per Share thereof then subject to any outstanding Award, so that the same percentage of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate option price.

(b)  Unless otherwise provided in any Award Agreement, the Board may change the terms of Awards outstanding under this Plan, with respect to the exercise price, in the case of Options, or the number of Shares subject to the Awards, or both, when, in the sole discretion of the Committee, such adjustments become appropriate so as to preserve benefits under the Plan.

(c)  In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, or in which the Shares are exchanged for or converted into securities issued by another entity, then the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee, assume each outstanding Award or substitute an equivalent option or right. If the successor or acquiring entity, or an affiliate thereof, does not cause such an assumption or substitution to occur, or the Committee does not consent to such an assumption or substitution, then each Award shall terminate upon consummation of the sale, merger, consolidation or other corporate transaction.

(d)  Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or under written sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, or purchase such Shares, shall be made with respect to, the number of, or exercise price in case of Options, for Shares then subject to outstanding Awards granted under this Plan.

(e)  Without limiting the generality of the foregoing, the existence of outstanding Awards granted under this Plan shall not affect in any manner the right or power of the Company or any Related Entity to make, authorize or consummate (i) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company’s or Related Entity’s capital structure or its business; (ii) any merger or consolidation of the Company or any Related Entity or to which the Company or any Related Entity is a party, (iii) any issuance by the Company or any Related Entity of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Awards; (iv) any purchase or issuance by the Company or any Related Entity of Shares or other classes of common stock or common equity securities; (v) the dissolution or liquidation of the Company or any Related Entity; (vi) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company or any Related Entity; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

12.    Transferability of Options and Shares.    No Incentive Stock Option, and unless otherwise authorized by the Board, no Shares of Restricted Stock, granted hereunder shall be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Participant other than by will or the laws of descent and distribution. Nonqualified Stock Options granted hereunder may not be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Participant other than (a) by will or the laws of descent and distribution (b) by gift to a Family Member, or (c) through a domestic relations order in settlement of marital property rights. No Option shall be exercisable during the Participant’s lifetime by any person other than the Participant or transferee permitted under this Section 12.

13.    Issuance of Shares.

(a)  Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

(b)  As a condition to any sale or issuance of Shares acquired pursuant to this Plan (including any Shares acquired upon exercise of any Option), the Committee or the Board may require such agreements or undertakings as the Committee or the Board may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

(i)  a representation and warranty by the Participant to the Company, at the time any Award is granted or exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(ii)  (A) an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable shareholders’ agreement relating to the Shares, including, without limitation, any restrictions on transferability, any rights of first refusal, any option of the Company to “call” or purchase such Shares under then applicable agreements, and any option of the Company to rescind the issuance of the Shares; and

(B)  any restrictive legend or legends, to be embossed or imprinted on Share certificates, that are, in the discretion of the Committee or the Board, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.

14.    Administration of the Plan.

(a)  The Plan shall be administered by a committee appointed by the Board. The membership of the Committee shall be constituted so as to comply at all times with the then applicable requirements for Outside Directors of Rule 16b-3 promulgated under the Securities Exchange Act and Section 162(m) of the Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.

(b)  Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

(c)  The Committee or the Board, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan.

(d)  The determinations of the Committee, and its interpretation and construction of any provision of the Plan or any Award Agreement, shall be final and binding on all persons, unless determined otherwise by the Board. The determinations of the Board, and its interpretation and construction of any provision of the Plan or any Award Agreement, shall be final and binding on all persons, including the Committee. In the event that any action taken by the Board conflicts with any action taken by the Committee, the Board action shall control.

(e)  No member of the Committee, or any Officer, Director or Employee of the Company or any Related Entity shall be personally liable for any act or omission made in good faith in connection with this Plan.

15.    Withholding or Deduction for Taxes.    If at any time specified herein for the making of any issuance or delivery of any Award or Shares to any Participant, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company or a Related Entity to withhold, or to make any deduction for, any taxes or to take any other action in connection with the issuance or delivery then to be made, the issuance or delivery shall be deferred until the withholding or deduction shall have been provided for by the Participant or beneficiary, or other appropriate action shall have been taken.

16.    Interpretation.

(a)  As it is the intent of the Company that the Plan shall comply in all respects with Rule 16b-3 promulgated under the Securities Exchange Act (“Rule 16b-3”), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Committee or the Board may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

(b)  The Plan and any Award Agreements entered into pursuant to the Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of the Plan or any Award Agreement relating to an Incentive Stock Option should be held invalid for the granting of Incentive Stock Options or illegal for any reason, that determination shall not affect the remaining provisions hereof, but instead the Plan and the Award Agreement shall be construed and enforced as if such provision had never been included in this Plan or the Award Agreement.

(c)  This Plan shall be governed by the laws of the State of Florida.

(d)  Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.

(e)  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

(f)  Time shall be of the essence with respect to all time periods specified for the giving of notices to the Company or any Related Entity hereunder, as well as all time periods for the expiration and termination of Options in accordance with Section 10 hereof (or as otherwise set forth in an Award Agreement).

17.    Cancellation and Rescission of Awards.

(a)  Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, deferred or unvested Award at any time if the Participant is not in compliance with all applicable provisions of this Plan and the individual Award Agreement evidencing such Award, or if the Participant engages in any “Detrimental Activity” (as defined in this Section 17). For purposes of this Section 17 and during the time the Participant is employed by or otherwise providing services to the Company or any Related Entity and for a period of two years from the date the Participant ceases being employed by the Company or any Related Entity (the “Restrictive Period”), without the Company’s or any Related Entity’s prior written consent, in each instance, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or any Related Entity, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Related Entity; (ii) the disclosure to anyone outside the Company or any Related Entity, or the use in other than the Company’s or any Related Entity’s business, without prior written authorization from the Company or any Related Entity, of any confidential information or material, as defined in any agreement between the Participant and the Company or any Related Entity regarding confidential information and intellectual property either during or after Continuous Service with the Company or any Related Entity; (iii) the failure or refusal to disclose promptly and to assign to the Company or any Related Entity, pursuant to the Company’s or any Related Entity’s confidentiality agreement with the Participant, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during Continuous Service with the Company or any Related Entity, relating in any manner to the actual or anticipated business, research or development work of the Company or any Related Entity or the failure or refusal to do anything reasonably necessary to enable the Company or any Related Entity to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant’s Continuous Service for Cause; (v) a material violation of any written rules, policies, procedures or guidelines of the Company or any Related Entity; (vi) any attempt directly or indirectly to induce any employee of the Company or any Related Entity to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any Related Entity; (vii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company or any Related Entity; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company or any Related Entity.

(b)  Upon exercising an Option, the Participant shall certify in a manner reasonably acceptable to the Company or any Related Entity that he or she is in compliance with the terms and conditions of the Plan. In the event an Participant fails to comply with the provisions of paragraphs (a)(i)-(viii) of this Section 17 within the Restrictive Period, the exercise of an Option or the grant of any Shares of Restricted Stock may be rescinded by the Company or Related Entity at any time within the Restrictive Period. In the event of any such rescission, the Participant shall return any and all Shares obtained upon the exercise of Options or grant of Restricted Stock if the Shares are still held by the Participant. If the Participant no longer holds the Shares, the Participant shall pay the Company or any Related Entity an amount equal to the Fair Market Value of the Shares as of the date of the rescission less the exercise price, if any, paid for the Shares, in such manner and on such terms and conditions as may reasonably be required by the Company or any Related Entity. The Company or any Related Entity shall be entitled to set-off against the foregoing amount.

18.    Amendment and Discontinuation of the Plan.    The Committee or the Board may from time to time amend, suspend or terminate the Plan or any Award; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is required by any applicable federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Code) or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or granted. Except to the extent provided in Sections 10 and 11 hereof, no amendment, suspension or termination of the Plan or any Award issued hereunder shall substantially impair the rights or benefits of any Participant pursuant to any Award previously granted without the consent of the Participant.

19.    Termination Date.    This Plan shall terminate on the 10th anniversary of the Effective Date, provided, however, that no such termination shall affect the validity of Awards granted hereunder in accordance with the terms of the Plan, which Awards shall expire in accordance with the terms of the Award Agreements for such Awards.

Annex H

March 2003

PERRY ELLIS INTERNATIONAL, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of Perry Ellis International, Inc. (the “Company”) to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, (2) the independent accountants’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent accountants, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy materials.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and regulations of the Commission and the rules and regulations of The Nasdaq Stock Market, Inc. At least one member of the Audit Committee shall be a “financial expert” as defined by the Commission. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or by an outside consultant.

The members of the Audit Committee shall be appointed by the Board and may be replaced by the Board.

No member of the Audit Committee shall serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on Committee and discloses such determination, in the Company’s annual proxy statement.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors, when established, and the independent accountants in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent accountants. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Members of the Audit Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal; they may be removed with or without cause, by a majority vote of the Board.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall regularly report to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent accountants the annual audited financial statements, including disclosures made in “management’s discussion and analysis of financial condition and results of operations” section of the Company’s Exchange Act reports, and recommend to the full Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent accountants’ review of the quarterly financial statements.

3.	Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly results from the independent accountants review procedures on:

(a)	All critical accounting policies and practices to be used, including critical and significant accounting releases.

(b)	All alternative treatments of financial information within accounting principles generally accepted in the United States of America that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

(c)	Other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet items on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Accountants

10.	Review and evaluate the lead partner of the independent accountants’ team.

11.	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and internal auditors.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least every five years, and consider whether the auditing firm should be rotated at prescribed intervals as well.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company as well as monitoring the effect any such hiring has on independence.

14.	Meet with the independent accountants prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment and replacement of the senior internal auditor.

16.	Review the significant reports to management prepared by the internal auditing department and management’s responses.
17.	Discuss with management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18.	Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act has not been implicated.

19.	Obtain reports from management, the Company’s internal audit department that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America and applicable rules and regulations. These are the responsibilities of management.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The Registrant is a Florida corporation. The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act, as amended (the “FBCA”), to indemnify its directors and officers to the extent provided for in such statute. The FBCA authorizes the Registrant to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the Registrant. Further, the Registrant is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the Registrant in a proceeding by the company, or a company shareholder.

The Registrant also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

The Registrant’s articles of incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant to the fullest extent permitted by the FBCA. The Registrant’s articles of incorporation further provide that the Registrant may insure, will indemnify and will advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law.

The Registrant’s by-laws provide that the Registrant will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he (a) is or was a director of the Registrant, (b) is or was serving at the request of the Registrant as a director of another corporation, (c) is or was an officer of the Registrant, provided that he is or was at the time a director of the Registrant, or (d) is or was serving at the request of the Registrant as an officer of another corporation, provided that he is or was at the time a director of the Registrant or a director of such other corporation, serving at the request of the Registrant.

The Registrant is also a party to indemnification agreements with each of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

2.1

Agreement and Plan of Merger, dated February 3, 2003, by and among the Registrant, Salant Corporation (“Salant”) and Connor Acquisition Corp. (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Registrant’s Amended and Restated Articles of Incorporation (5)

3.2	Registrant’s Amended and Restated Bylaws (1)

4.1	Form of Common Stock Certificate (1)

4.2	Indenture dated April 6, 1999 between the Registrant and State Street Bank and Trust Company (“State Street”), as amended (6)

4.5	Specimen Forms of 12 1/4% Senior Subordinated Notes Due April 1, 2006 (6)

4.6	Indenture dated March 22, 2002 between the Registrant and State Street, as amended (9)

4.8	Pledge and Security Agreement dated March 22, 2002 by and among the Registrant, Jantzen Apparel Corp. and State Street (9)

4.9	Specimen Forms of 9 1/2% Senior Subordinated Notes Due March 15, 2009 (9)

5.1	Opinion of Alberto de Cardenas, Esq., senior vice president and general counsel of the Registrant as to the legality of the shares of the Registrant’s common stock to be issued in the merger (21)

10.3	Form of Indemnification Agreement between the Registrant and each of the Registrant’s Directors and Officers (1)

10.9	1993 Stock Option Plan (1)(2)

10.10	Directors Stock Option (1)(2)

10.17	Amendment to Business Lease between George Feldenkreis and the Registrant relating to office facilities (3)

10.20	Profit Sharing Plan (2)(3)

10.21	Amended and Restated Employment Agreement between the Registrant and George Feldenkreis (2)(3)

10.22	Amended and Restated Employment Agreement between the Registrant and Oscar Feldenkreis (2)(3)

10.24	Lease Agreement [Land] dated as of August 28, 1997 between SUP Joint Venture, as Lessor and the Registrant, as Lessee (4)

10.25	Lease Agreement [Building] dated as of August 28, 1997 between SUP Joint Venture, as Lessor and the Registrant, as Lessee (4)

10.34	Employment agreement between Allan Zwerner and the Registrant (2)(6)

10.35	Employment agreement between Timothy B. Page and the Registrant (2)(9)

10.36	Incentive Stock Option Plan (2)(7)

10.37	Asset Purchase Agreement dated as of March 15, 2002 by and among the Registrant, Jantzen, Inc. and VF Canada, Inc. (8)

10.38	Fifth Amendment dated March 14, 2002 to Amended and Restated Loan and Security Agreement dated March 26, 1999 (9)

10.39	Fourth Amendment to Master Agreement dated March 14, 2002, by and among the Registrant, SUP Joint Venture, SunTrust Bank and Israeli Discount Bank (9)

10.40	Loan and Security Agreement dated as of October 1, 2002 (11)

10.41	Agreement and Plan of Merger, dated February 3, 2003, by and among the Registrant, Connor Acquisition Corp. and Salant (12)

10.42	Letter Agreement, dated February 3, 2003, among Michael J. Setola, Salant and the Registrant (9)

10.43	Letter Agreement, dated February 3, 2003, among Awadhesh K. Sinha, Salant and the Registrant (9)

10.44	2002 Stock Option Plan (10)

10.45	Employment agreement between Alberto de Cardenas and the registrant (2)(20)

10.46	Amended and Restated Revolving Credit and Security Agreement, dated May 11, 1999 (14)

10.47	Employment Agreement, dated February 1, 1999, between Awadhesh Sinha and Salant Corporation (2)(15)

10.48	Letter Agreement, dated July 1, 1999, amending the Employment Agreement, dated February 1, 1999, between Awadhesh Sinha and Salant Corporation (2)(15)

10.49	Letter Agreement, dated March 28, 2001, amending the Employment Agreement, February 1, 1999, as amended July 1, 1999, between Awadhesh K. Sinha and Salant Corporation (2)(16)

10.50	Second Amended and Restated Revolving Credit and Security Agreement, dated November 30, 2001 (2)(17)

10.51	Employment Agreement, dated August 24, 1999, between Howard Posner and Salant Corporation (2)(17)

10.52	Employment Agreement, dated March 13, 2000, between William O. Manzer and Salant Corporation (2)(17)

10.53	Employment Agreement, dated August 24, 1999, between Jerry Kwiatkowski and Salant Corporation (2)(17)

10.54	Amendment No. 1 dated May 11, 2002 to the Second Amended and Restated Revolving Credit and Security Agreement between the Company and The CIT Group/Commercial Services, Inc. (2)(18)

10.55	Amendment to Employment Agreement of William O. Manzer, dated as of January 31, 2003, amending the Employment Agreement, dated March 13, 2000, between William O. Manzer and Salant Corporation (2)(19)

10.56

Amendment to Employment Agreement of Awadhesh K. Sinha, dated as of December 27, 2002 and January 31, 2003 amending the Employment Agreement, dated February 1, 1999 as amended by Letter Agreements dated July 1, 1999 and March 28, 2001 (2)(19)

21.1	Subsidiaries of the Registrant (13)

23.1	Consent of Deloitte & Touche LLP, independent public accountants regarding financial statements of the Registrant (21)

23.2	Consent of Deloitte & Touche LLP, independent public accountants regarding financial statements of Salant (21)

23.3	Consent of Deloitte & Touche, LLP, independent public accountants regarding financial statements of the Jantzen Business (21)

23.4	Consent of Alberto de Cardenas, Esq., senior vice president and general counsel of the Registrant (included in Exhibit 5.1) (21)

24.1	Power of Attorney of Officers and Directors of the Registrant (set forth on the signature pages to the initial filing) (20)

99.1	Form of Letter of Transmittal, including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (20)

99.2	Form of the Registrant’s Proxy Card (21)

99.3	Form of Salant’s Proxy Card (21)

99.4	Consent of Stone Ridge Partners LLC (21)

99.5	Consent of Sawaya Segalas & Co., LLC (21)

(1)	Previously filed as an Exhibit of the same number to the Registrant’s Registration Statement on Form S-1 (File No. 33-60750) and incorporated herein by reference.
(2)	Management Contract or Compensation Plan.
(3)	Previously filed as an Exhibit of the same number to the Registrant’s Registration Statement on Form S-1 (File No. 33-96304) and incorporated herein by reference.
(4)	Previously filed as an Exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 1998 and incorporated herein by reference.
(5)	Previously filed as an Exhibit to the Registrant’s Proxy Statement for its 1998 Annual Meeting and incorporated herein by reference.
(6)	Previously filed as an Exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 33-78427) and incorporated herein by reference.
(7)	Previously filed as an Exhibit to the Registrant’s Proxy Statement for its 2000 Annual Meeting and incorporated herein by reference.
(8)	Previously filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated March 22, 2002, as amended and incorporated herein by reference.
(9)	Previously filed as an Exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2002 and incorporated herein by reference.
(10)	Previously filed as an Annex to the Registrant’s Proxy Statement for its 2002 Annual Meeting and incorporated herein by reference.
(11)	Previously filed as an Exhibit of the same number to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002 and incorporated herein by reference.
(12)	Previously filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated February 5, 2003 as amended and incorporated herein by reference.
(13)	Previously filed as an Exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2003 and incorporated herein by reference.
(14)	Previously filed as Exhibit 10.43 to Salant Corporation’s Quarterly Report on Form 10-Q for the quarter ended April 13, 1999 and incorporated herein by reference.
(15)	Previously filed as an Exhibit to Salant Corporation’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference.
(16)	Previously filed as Exhibit 10.29 to Salant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.
(17)	Previously filed as an Exhibit to Salant Corporation’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated herein by reference.
(18)	Previously filed as Exhibit 10.55 to Salant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 and incorporated herein by reference.
(19)	Previously filed as an Exhibit to Salant Corporation’s Current Report on Form 8-K dated February 3, 2003 and incorporated herein by reference.
(20)	Previously filed.
(21)	Filed herewith.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

•	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

•	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

•	that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to the Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on May 16, 2003.

PERRY ELLIS INTERNATIONAL, INC.

By:	/S/ GEORGE FELDENKREIS
George Feldenkreis Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in their capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/S/ GEORGE FELDENKREIS George Feldenkreis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 16, 2003

/S/ TIMOTHY B. PAGE* Timothy B. Page	Chief Financial Officer (Principal Financial Officer)	May 16, 2003

/S/ ANTHONY MACAIONE* Anthony Macaione	Senior Vice President and Controller (Principal Accounting Officer)	May 16, 2003

/S/ OSCAR FELDENKREIS* Oscar Feldenkreis	Director	May 16, 2003

/S/ MARC BALMUTH* Marc Balmuth	Director	May 16, 2003

SIGNATURE	TITLE	DATE

/S/ RONALD L. BUCH* Ronald L. Buch	Director	May 16, 2003

/S/ GARY DIX* Gary Dix	Director	May 16, 2003

/S/ SALOMON HANONO* Salomon Hanono	Director	May 16, 2003

/S/ JOSEPH P. LACHER* Joseph P. Lacher	Director	May 16, 2003

/S/ LEONARD MILLER* Leonard Miller	Director	May 16, 2003

/S/ ALLAN ZWERNER* Allan Zwerner	Director	May 16, 2003

*	/S/ GEORGE FELDENKREIS
George Feldenkreis
Attorney-in-Fact

EXHIBIT INDEX

2.1

Agreement and Plan of Merger, dated February 3, 2003, by and among the Registrant, Salant Corporation (“Salant”) and Connor Acquisition Corp. (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Registrant’s Amended and Restated Articles of Incorporation (5)

3.2	Registrant’s Amended and Restated Bylaws (1)

4.1	Form of Common Stock Certificate (1)

4.2	Indenture dated April 6, 1999 between the Registrant and State Street Bank and Trust Company (“State Street”), as amended (6)

4.5	Specimen Forms of 12 1/4% Senior Subordinated Notes Due April 1, 2006 (6)

4.6	Indenture dated March 22, 2002 between the Registrant and State Street, as amended (9)

4.8	Pledge and Security Agreement dated March 22, 2002 by and among the Registrant, Jantzen Apparel Corp. and State Street (9)

4.9	Specimen Forms of 9 1/2% Senior Subordinated Notes Due March 15, 2009 (9)

5.1	Opinion of Alberto de Cardenas, Esq., senior vice president and general counsel of the Registrant as to the legality of the shares of the Registrant’s common stock to be issued in the merger (21)

10.3	Form of Indemnification Agreement between the Registrant and each of the Registrant’s Directors and Officers (1)

10.9	1993 Stock Option Plan (1)(2)

10.10	Directors Stock Option (1)(2)

10.17	Amendment to Business Lease between George Feldenkreis and the Registrant relating to office facilities (3)

10.20	Profit Sharing Plan (2)(3)

10.21	Amended and Restated Employment Agreement between the Registrant and George Feldenkreis (2)(3)

10.22	Amended and Restated Employment Agreement between the Registrant and Oscar Feldenkreis (2)(3)

10.24	Lease Agreement [Land] dated as of August 28, 1997 between SUP Joint Venture, as Lessor and the Registrant, as Lessee (4)

10.25	Lease Agreement [Building] dated as of August 28, 1997 between SUP Joint Venture, as Lessor and the Registrant, as Lessee (4)

10.34	Employment agreement between Allan Zwerner and the Registrant (2)(6)

10.35	Employment agreement between Timothy B. Page and the Registrant (2)(9)

10.36	Incentive Stock Option Plan (2)(7)

10.37	Asset Purchase Agreement dated as of March 15, 2002 by and among the Registrant, Jantzen, Inc. and VF Canada, Inc. (8)

10.38	Fifth Amendment dated March 14, 2002 to Amended and Restated Loan and Security Agreement dated March 26, 1999 (9)

10.39	Fourth Amendment to Master Agreement dated March 14, 2002, by and among the Registrant, SUP Joint Venture, SunTrust Bank and Israeli Discount Bank (9)

10.40	Loan and Security Agreement dated as of October 1, 2002 (11)

10.41	Agreement and Plan of Merger, dated February 3, 2003, by and among the Registrant, Connor Acquisition Corp. and Salant (12)

10.42	Letter Agreement, dated February 3, 2003, among Michael J. Setola, Salant and the Registrant (9)

10.43	Letter Agreement, dated February 3, 2003, among Awadhesh K. Sinha, Salant and the Registrant (9)

10.44	2002 Stock Option Plan (10)

10.45	Employment agreement between Alberto de Cardenas and the registrant (2)(20)

10.46	Amended and Restated Revolving Credit and Security Agreement, dated May 11, 1999 (14)

10.47	Employment Agreement, dated February 1, 1999, between Awadhesh K. Sinha and Salant Corporation (2)(15)

10.48	Letter Agreement, dated July 1, 1999, amending the Employment Agreement, dated February 1, 1999, between Awadhesh K. Sinha and Salant Corporation (2)(15)

10.49	Letter Agreement, dated March 28, 2001, amending the ended Employment Agreement, February 1, 1999, as amended July 1, 1999, between Awadhesh K. Sinha and Salant Corporation (2)(16)

10.50	Second Amended and Restated Revolving Credit and Security Agreement, dated November 30, 2001 (2)(17)

10.51	Employment Agreement, dated August 24, 1999, between Howard Posner and Salant Corporation (2)(17)

10.52	Employment Agreement, dated March 13, 2000, between William O. Manzer and Salant Corporation (2)(17)

10.53	Employment Agreement, dated August 24, 1999, between Jerry Kwiatkowski and Salant Corporation (2)(17)

10.54	Amendment No. 1 dated May 11, 2003 to the Second Amended and Restated Revolving Credit and Security Agreement between the Company and The CIT Group/Commercial Services, Inc. (2)(18)

10.55	Amendment to Employment Agreement of William O. Manzer, dated as of January 31, 2003, amending the Employment Agreement, dated March 13, 2000, between William O. Manzer and Salant Corporation (2)(19)

10.56

Amendment to Employment Agreement of Awadhesh K. Sinha, dated as of December 27, 2002 and January 31, 2003 amending the Employment Agreement, dated February 1, 1999 as amended by Letter Agreement dated July 1, 1999 and March 28, 2001 (2)(19)

21.1	Subsidiaries of the Registrant (13)

23.1	Consent of Deloitte & Touche LLP, independent public accountants regarding financial statements of the Registrant (21)

23.2	Consent of Deloitte & Touche LLP, independent public accountants regarding financial statements of Salant (21)

23.3	Consent of Deloitte & Touche, LLP, independent public accountants regarding financial statements of the Jantzen Business (21)

23.4	Consent of Alberto de Cardenas, Esq., senior vice president and general counsel of the Registrant (included in Exhibit 5.1) (21)

24.1	Power of Attorney of Officers and Directors of the Registrant (set forth on the signature pages to the initial filing) (20)

99.1	Form of Letter of Transmittal, including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (20)

99.2	Form of the Registrant’s Proxy Card. (21)

99.3	Form of Salant’s Proxy Card (21)

99.4	Consent of Stone Ridge Partners LLC (21)

99.5	Consent of Sawaya Segalas & Co., LLC (21)

(1)	Previously filed as an Exhibit of the same number to the Registrant’s Registration Statement on Form S-1 (File No. 33-60750) and incorporated herein by reference.
(2)	Management Contract or Compensation Plan.
(3)	Previously filed as an Exhibit of the same number to the Registrant’s Registration Statement on Form S-1 (File No. 33-96304) and incorporated herein by reference.
(4)	Previously filed as an Exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 1998 and incorporated herein by reference.
(5)	Previously filed as an Exhibit to the Registrant’s Proxy Statement for its 1998 Annual Meeting and incorporated herein by reference.
(6)	Previously filed as an Exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 33-78427) and incorporated herein by reference.
(7)	Previously filed as an Exhibit to the Registrant’s Proxy Statement for its 2000 Annual Meeting and incorporated herein by reference.
(8)	Previously filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated March 22, 2002, as amended and incorporated herein by reference.
(9)	Previously filed as an Exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2002 and incorporated herein by reference.
(10)	Previously filed as an Annex to the Registrant’s Proxy Statement for its 2002 Annual Meeting and incorporated herein by reference.
(11)	Previously filed as an Exhibit of the same number to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002 and incorporated herein by reference.
(12)	Previously filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated February 5, 2003 as amended and incorporated herein by reference.
(13)	Previously filed as an Exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2003 and incorporated herein by reference.
(14)	Previously filed as Exhibit 10.43 to Salant Corporation’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 and incorporated herein by reference.
(15)	Previously filed as an Exhibit to Salant Corporation’s Annual Report on Form 10-K for fiscal year ended January 1, 2000 and incorporated herein by reference.
(16)	Previously filed as Exhibit 10.29 to Salant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.
(17)	Previously filed as an Exhibit to Salant Corporation’s Annual Report on Form 10-K for fiscal year ended December 29, 2001 and incorporated herein by reference.
(18)	Previously filed as Exhibit 10.55 to Salant Corporation’s Quarterly Report on Form 10-Q for the quarter ended on March 30, 2002 and incorporated herein by reference.
(19)	Previously filed as an Exhibit to Salant Corporation’s Current Report on Form 8-K dated February 3, 2003 and incorporated herein by reference.
(20)	Previously filed.
(21)	Filed herewith.